   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1998


                                                      REGISTRATION NO. 333-67715
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                Amendment No. 2

                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                   VERIO INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                DELAWARE                                   7375                                  84-1339720
      (State or other jurisdiction             (Primary Standard Industrial           (I.R.S. Employer Identification
   of incorporation or organization)           Classification Code Number)                        Number)

                                ---------------

                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                               JUSTIN L. JASCHKE
                            CHIEF EXECUTIVE OFFICER
                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

         GAVIN B. GROVER, ESQ.                     CARLA HAMRE DONELSON                  JACQUELINE A. DAUNT, ESQ.
        MORRISON & FOERSTER LLP                      GENERAL COUNSEL                         FENWICK & WEST LLP
           425 MARKET STREET                            VERIO INC.                          TWO PALO ALTO SQUARE
    SAN FRANCISCO, CALIFORNIA 94105        8005 SOUTH CHESTER STREET, SUITE 200         PALO ALTO, CALIFORNIA 94306
             (415) 268-7000                     ENGLEWOOD, COLORADO 80112                      (650) 494-0600
                                                      (303) 645-1900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with Best Internet Communications, Inc., a California corporation ("Best"), pursuant to the Amended and Restated Merger Agreement dated as of November 17, 1998, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all other conditions to the closing of the Merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [ ] ____________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [BEST LOGO/LETTERHEAD]


                                                               December 16, 1998


To the Shareholders of Best Internet Communications, Inc.:


     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Best Internet Communications, Inc., a California corporation ("Best"), on December 29, 1998, at 11 A.M., Pacific Time, which will be held at the corporate offices of Best, located at 401 Third Street, San Francisco, California 94107.


     The purpose of the Special Meeting is for you to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of November 17, 1998 (the "Merger Agreement"), by and among Verio Inc., a Delaware corporation ("Verio"), Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Verio ("Merger Sub"), and Best. Best recently merged with Hiway Technologies, Inc., a Florida corporation, and the resulting entity is referred to herein as "Hiway." Pursuant to the Merger Agreement, Merger Sub will be merged with and into Hiway, with Hiway as the surviving company (the "Merger").

     At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, no par value per share, of Hiway ("Hiway Common Stock") will be converted into cash and a fraction of a share of the common stock, $0.001 par value per share, of Verio ("Verio Common Stock"), as follows:

     - The total consideration to be paid or issued with respect to each share of Hiway Common Stock in connection with the Merger (the "Per Share Price") will be equal to the quotient of (i) approximately $254.72 million, adjusted as described below (the "Total Consideration Value"), divided by (ii) the number of shares of Hiway Common Stock outstanding on the date the Merger is closed (the "Closing Date"), on a fully diluted basis.

     - The amount of cash payable with respect to each share of Hiway Common Stock (the "Per Share Cash Amount") will be equal to the quotient of (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

     - The fraction of a share of Verio Common Stock issuable with respect to each share of Hiway Common Stock (the "Common Stock Exchange Ratio") will be equal to the quotient of (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

     The Total Consideration Value will be finally determined pursuant to the Merger Agreement at the Effective Time, taking into account, among other things, the amount, if any, of certain excess expenses and payments that may be incurred or made by Hiway related to the Merger and Hiway's previously proposed initial public offering ("Excess Expenses") and the proceeds that would be receivable by Hiway upon the exercise of certain options and warrants to purchase Hiway Common Stock. In addition, the actual value of the shares of Verio Common Stock to be issued in connection with the Merger will depend upon, among other things, the actual value of Verio Common Stock at the Closing Date, which may vary both before and after the Closing Date. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received" and "The Merger Agreement -- Merger Consideration" at page 15 and page 50, respectively, of the accompanying Proxy Statement/Prospectus for a more detailed discussion of the consideration to be received in the Merger. Cash will be paid in lieu of fractional shares.

     Each Hiway option or warrant will be assumed by Verio and become an option or warrant to purchase, at the same aggregate exercise price and on substantially the same terms and conditions as the Hiway option or warrant, that number of shares of Verio Common Stock which the holder thereof would have been entitled to receive had such option or warrant been exercised prior to the Effective Time and had the Total Consideration Value been paid entirely in shares of Verio Common Stock. The aggregate number of shares of Verio Common Stock subject to the resulting options and warrants (the "Option Consideration"), divided by the aggregate number of shares of Hiway Common Stock subject to the Hiway options and warrants at the Effective Time, is referred to herein as the "Option Exchange Ratio."

     The exact amount of cash and shares of Verio Common Stock payable with respect to the Hiway Common Stock and the aggregate potential Option Consideration cannot be determined until the Effective Time. However, based upon Hiway's capitalization as of November 13, 1998, and assuming that there are no Excess Expenses, (i) the Per Share Cash Amount will be approximately $4.90 and the Common Stock Exchange Ratio will be approximately 0.0875, and (ii) the Option Exchange Ratio will be approximately 0.3940. Thus, of the approximately
4.92 million shares of Verio Common Stock potentially issuable in connection with the Merger (based on such assumptions), approximately 3.14 million will be issued in connection with the conversion of outstanding shares of Hiway Common Stock and approximately 1.78 million will be reserved for issuance upon the exercise of options or warrants to purchase Hiway Common Stock assumed by Verio.

     Additional examples of how the actual amount of cash and exchange ratios will be determined are included in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully.


     The Board of Directors of Hiway has retained BT Alex. Brown Incorporated, an investment banking firm, to act as its financial advisor in connection with the Merger. BT Alex. Brown Incorporated has delivered to the Board of Directors of Hiway its written opinion, dated November 20, 1998, to the effect that, as of November 19, 1998, the Common Stock Exchange Ratio and the Per Share Cash Amount, taken together, were fair, from a financial point of view, to the holders of Hiway Common Stock.


     The Merger is subject to the approval of the shareholders of Hiway and a number of other conditions. Attached to the accompanying Proxy
Statement/Prospectus is a form of proxy relating to a proposal (the "Hiway Merger Proposal") to authorize and approve the Merger and the Merger Agreement.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE HIWAY MERGER PROPOSAL. YOUR BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HIWAY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE HIWAY MERGER PROPOSAL.

     The accompanying Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and additional information concerning Verio and Hiway, which you are urged to read carefully. The complete text of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus.

     As a holder of Hiway Common Stock, you may have certain dissenters' rights with respect to the proposed Merger. In order to exercise such rights, you must abstain from voting or vote against approval of the Hiway Merger Proposal. Your dissenters' rights are governed by specific legal provisions contained in Chapter 13 of the California General Corporation Law (the "CGCL"). A summary of certain provisions of Chapter 13 of the CGCL pertaining to the rights of dissenting shareholders in connection with the Merger is included in the enclosed Proxy Statement/Prospectus in the section entitled "Dissenters' Rights of Hiway Shareholders." The complete text of Chapter 13 of the CGCL is set forth as Appendix D to the accompanying Proxy Statement/Prospectus.

     It is important that your shares of Hiway Common Stock be represented at the Special Meeting regardless of the number of shares you hold. The required vote of Hiway shareholders to approve the Hiway Merger Proposal is based upon the number of outstanding shares of Hiway Common Stock and not the number of shares which are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, and the abstention from voting by a shareholder, will each have the same effect as a vote "AGAINST" approval of the Hiway Merger Proposal. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time prior to its exercise by filing a written notice of such revocation with the Secretary of Hiway or by signing and delivering to such Secretary a proxy bearing a later date. In addition, you may attend the Special Meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                            Sincerely yours,

                                            ------------------------------------

                                            ------------------------------------

                       BEST INTERNET COMMUNICATIONS, INC.
                           345 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Best Internet Communications, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Best Internet Communications, Inc., a California corporation ("Best"), will be held at Best's corporate offices, located at 401 Third Street, San Francisco, California 94107, on December 29, 1998, at 11 A.M., Pacific Time, for the following purposes:


     1.To approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of November 17, 1998 (the "Merger Agreement"), by and among Verio Inc., a Delaware corporation ("Verio"), Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Verio ("Merger Sub"), and Best. Best recently merged with Hiway Technologies, Inc., a Florida corporation, and the resulting entity is referred to herein as "Hiway." Pursuant to the Merger Agreement, Merger Sub will be merged with and into Hiway, with Hiway as the surviving company (the "Merger").

       At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, no par value per share, of Hiway ("Hiway Common Stock") will be converted into cash and a fraction of a share of the common stock, $0.001 par value per share, of Verio ("Verio Common Stock"), as follows:

       - The total consideration to be paid or issued with respect to each share of Hiway Common Stock in connection with the Merger (the "Per Share Price") will be equal to the quotient of (i) approximately $254.72 million, adjusted as described below (the "Total Consideration Value"), divided by (ii) the number of shares of Hiway Common Stock outstanding on the date the Merger is closed (the "Closing Date"), on a fully diluted basis.

       - The amount of cash payable with respect to each share of Hiway Common Stock (the "Per Share Cash Amount") will be equal to the quotient of
         (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

       - The fraction of a share of Verio Common Stock issuable with respect to each share of Hiway Common Stock (the "Common Stock Exchange Ratio") will be equal to the quotient of (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

       The Total Consideration Value will be finally determined pursuant to the Merger Agreement at the Effective Time, taking into account, among other things, the amount, if any, of certain excess expenses and payments that may be incurred or made by Hiway related to the Merger and Hiway's previously proposed initial public offering ("Excess Expenses") and the proceeds that would be receivable by Hiway upon the exercise of certain options and warrants to purchase Hiway Common Stock. In addition, the actual value of the shares of Verio Common Stock to be issued in connection with the Merger will depend upon, among other things, the actual value of Verio Common Stock at the Closing Date, which may vary both before and after the Closing Date. The accompanying Proxy Statement/ Prospectus describes these and other risks that you should consider. Cash will be paid in lieu of fractional shares.


       Each Hiway option or warrant will be assumed by Verio and become an option or warrant to purchase, at the same aggregate exercise price and on substantially the same terms and conditions as the Hiway option or warrant, that number of shares of Verio Common Stock which the holder thereof would have been entitled to receive had such option or warrant been exercised prior to the Effective Time and had the Total Consideration Value been paid entirely in shares of Verio Common Stock. The aggregate number of shares of Verio Common Stock subject to the resulting options and warrants (the "Option

       Consideration"), divided by the aggregate number of shares of Hiway Common Stock subject to the Hiway options and warrants at the Effective Time, is referred to herein as the "Option Exchange Ratio."

       The exact amount of cash and shares of Verio Common Stock payable with respect to the Hiway Common Stock and the aggregate potential Option Consideration cannot be determined until the Effective Time. However, based upon Hiway's capitalization as of November 13, 1998, and assuming that there are no Excess Expenses, (i) the Per Share Cash Amount will be approximately $4.90 and the Common Stock Exchange Ratio will be approximately 0.0875, and (ii) the Option Exchange Ratio will be approximately 0.3940.

       The Merger is described more completely in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Appendix A thereto. The Proxy Statement/Prospectus also contains additional examples of the determination of the actual amounts of cash and shares of Verio Common Stock to be issued in the Merger; and

     2.To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on December 3, 1998 as the record date for the determination of the holders of Hiway Common Stock entitled to notice of, and to vote at, the Special Meeting. The required vote of the Hiway shareholders to approve and adopt the Merger Agreement is based upon the number of outstanding shares of Hiway Common Stock and not the number of shares which are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting and the abstention from voting by a shareholder will each have the same effect as a vote "AGAINST" approval of the Hiway Merger Proposal. The Merger Agreement and other matters related thereto are more fully described in the accompanying Proxy Statement/Prospectus and the appendices thereto, which form a part of this Notice.


     All shareholders are cordially invited and encouraged to attend the Special Meeting. In any event, to ensure your representation at the Special Meeting, please carefully read the accompanying Proxy Statement/ Prospectus and complete, sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Special Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            David S. Buzby


                                            Executive Vice President and Chief
                                            Financial Officer


Mountain View, California

December 16, 1998

                                   VERIO INC.
                                   PROSPECTUS
                                      AND
                       BEST INTERNET COMMUNICATIONS, INC.
                                PROXY STATEMENT


     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to holders of common stock, no par value per share ("Hiway Common Stock"), of Best Internet Communications, Inc., a California corporation ("Best"), in connection with the solicitation of proxies by the Board of Directors of Best for use at a Special Meeting of Shareholders of Best to be held on December 29, 1998, at 11 A.M., Pacific Time, at the corporate offices of Best located at 401 Third Street, San Francisco, California 94107 (the "Hiway Special Meeting"). This Proxy Statement/Prospectus also is being furnished to holders of options and warrants to purchase shares of Hiway Common Stock. Best recently merged with Hiway Technologies, Inc., a Florida corporation, and the resulting entity is referred to herein as "Hiway."


     This Proxy Statement/Prospectus relates to the Amended and Restated Agreement and Plan of Merger dated as of November 17, 1998 (as the same may be amended, supplemented or modified, the "Merger Agreement"), by and among Verio Inc., a Delaware corporation ("Verio"), Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Verio ("Merger Sub"), and Hiway. The Merger Agreement amends and restates in its entirety an Agreement and Plan of Merger, dated as of July 28, 1998, by and among Verio, Merger Sub and Hiway (the "Initial Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Hiway, with Hiway as the surviving company, which will be a wholly-owned subsidiary of Verio (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

     At the effective time of the Merger (the "Effective Time"), each outstanding share of Hiway Common Stock will be converted into cash and a fraction of a share of the common stock, $0.001 par value per share ("Verio Common Stock"), of Verio, as follows:

     - The total consideration to be paid or issued with respect to each share of Hiway Common Stock in connection with the Merger (the "Per Share Price") will be equal to the quotient of (i) approximately $254.72 million, adjusted as described herein (the "Total Consideration Value"), divided by (ii) the number of shares of Hiway Common Stock outstanding on the date the Merger is closed (the "Closing Date"), on a fully diluted basis.

     - The amount of cash payable with respect to each share of Hiway Common Stock (the "Per Share Cash Amount") will be equal to the quotient of (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

     - The fraction of a share of Verio Common Stock issuable with respect to each share of Hiway Common Stock (the "Common Stock Exchange Ratio") will be equal to the quotient of (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

     The Total Consideration Value will be finally determined pursuant to the Merger Agreement at the Effective Time, taking into account, among other things, the amount, if any, of certain excess expenses and

                                                   (Continued on following page)

SEE "RISK FACTORS" AT PAGE 14 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HIWAY SHAREHOLDERS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
     STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 16, 1998.

payments that may be incurred or made by Hiway related to the Merger and Hiway's previously proposed initial public offering ("Excess Expenses") and the proceeds that would be receivable by Hiway upon the exercise of certain options and warrants to purchase Hiway Common Stock. The actual value of the shares of Verio Common Stock to be issued with respect to each share of Hiway Common Stock (and thus the actual value of the Total Consideration Value at the Effective Date) will depend upon, among other things, the actual value of Verio Common Stock at the Closing Date, which may vary both before and after the Closing Date. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received" and "The Merger Agreement -- Merger Consideration" for a more detailed discussion of the consideration to be received in the Merger. Cash will be paid in lieu of fractional shares.

     Each Hiway option or warrant will be assumed by Verio and become an option or warrant to purchase, at the same aggregate exercise price and on substantially the same terms and conditions as the Hiway option or warrant, that number of shares of Verio Common Stock which the holder thereof would have been entitled to receive had such option or warrant been exercised prior to the Effective Time and had the Total Consideration Value been paid entirely in shares of Verio Common Stock. The aggregate number of shares of Verio Common Stock subject to the resulting options and warrants (the "Option Consideration"), divided by the aggregate number of shares of Hiway Common Stock subject to the Hiway options and warrants at the Effective Time, is referred to herein as the "Option Exchange Ratio."

     The exact amount of cash and shares of Verio Common Stock payable with respect to the Hiway Common Stock and the aggregate potential Option Consideration cannot be determined until the Effective Time. However, based upon Hiway's capitalization as of November 13, 1998, and assuming that there are no Excess Expenses, (i) the Per Share Cash Amount will be approximately $4.90 and the Common Stock Exchange Ratio will be approximately 0.0875, and (ii) the Option Exchange Ratio will be approximately 0.3940.

     Additional examples of how the actual amount of cash and exchange ratios will be determined are included in this Proxy Statement/Prospectus under the heading "The Merger Agreement -- Merger Consideration," starting at page 50, which you are urged to read carefully.

     Verio has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") covering the shares of Verio Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the prospectus of Verio with respect to such shares and has been filed as part of such Registration Statement. Consummation of the Merger is subject to various conditions, including adoption of the Merger Agreement at the Hiway Special Meeting by the holders of a majority of the outstanding shares of Hiway Common Stock entitled to vote thereon.


     Verio Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "VRIO." On December 14, 1998, the closing sale price for Verio Common Stock as reported on Nasdaq was $20.25 per share.



     All information contained in this Proxy Statement/Prospectus with respect to Verio has been provided by Verio. All information contained in this Proxy Statement/Prospectus with respect to Hiway has been provided by Hiway. This Proxy Statement/Prospectus is first being mailed to shareholders of Hiway on or about December 16, 1998. Any shareholder of Hiway who has given a proxy may revoke it at any time prior to its exercise. See "The Hiway Special
Meeting -- Record Date; Voting Rights; Proxies."

                             AVAILABLE INFORMATION

     Under the rules and regulations of the Commission, the solicitation of proxies from the shareholders of Hiway to approve the Merger Agreement and the consummation of the Merger constitute an offering of the Verio Common Stock to be issued in connection with the Merger. Accordingly, Verio has filed with the Commission a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of Verio that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.

     Verio is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding Verio. Verio Common Stock is quoted on Nasdaq.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VERIO OR HIWAY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR SOLICITATION OF A PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VERIO OR HIWAY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               TABLE OF CONTENTS


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AVAILABLE INFORMATION.......................................     i

SUMMARY.....................................................     1
  The Companies.............................................     1
     Verio..................................................     1
     Hiway..................................................     2
     Merger Sub.............................................     2
  Hiway Special Meeting.....................................     3
     Time, Place and Date...................................     3
     Purpose................................................     3
     Votes Required; Record Date............................     3
  The Merger................................................     3
     General................................................     3
     Conversion of Shares; Exchange Ratios..................     3
     Conditions to the Merger...............................     5
     Termination............................................     6
     Accounting Treatment...................................     6
  Dissenters' Rights........................................     6
  Surrender of Stock Certificates...........................     6
  Recommendation of the Hiway Board of Directors............     6
  Risk Factors..............................................     7
  Opinion of Hiway Financial Advisor........................     7
  Interests of Certain Persons in the Merger................     7
  Material Federal Income Tax Consequences..................     7
  Comparison of Rights of Verio Stockholders and Hiway
     Shareholders...........................................     8
  Summary Historical and Pro Forma Financial Data of
     Verio..................................................     8
  Selected Historical Financial Data of Hiway...............    10
  Selected Unaudited Pro Forma Condensed Combined Financial
     Data...................................................    11
  Comparative Per Share Data................................    12
  Comparative Per Share Prices and Dividend Policies........    12

RISK FACTORS................................................    14
  Uncertainties Associated with the Integration of Hiway....    14
  Potential Fluctuation of Value of Consideration
     Received...............................................    15
  Limitations of Fairness Opinion...........................    15
  Financial Information Concerning Acquisitions; Integration
     Expenses...............................................    16
  Dependence Upon Channel Partners..........................    16
  Management of Growth; Integration of Acquisitions and
     Investments............................................    17
  Risks Associated with International Operations and
     Expansion..............................................    18
  Changes in the Rights of Hiway Shareholders...............    18
  Interests of Certain Persons in the Merger................    19
  Shares Eligible for Future Sale...........................    19
  History of Losses; No Assurance of Profitability..........    20
  Substantial Indebtedness; Effect of Financial Leverage....    20
  Risks Associated with Financing Arrangements..............    21
  Requirements for Additional Capital.......................    21
  Competition; Pricing Fluctuation..........................    21
  Dependence Upon Implementation of Network Infrastructure;
     Establishment and Maintenance of Peering
     Relationships..........................................    23
  Challenges of Growth by Acquisitions......................    23
  Fluctuations in Operating Results.........................    23
  Dependence on Key Personnel...............................    24

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  Risk of System Failure....................................    24
  Security Risks............................................    24
  Potential Liability for Information Disseminated Over
     Network; Regulatory Matters............................    25
  Dependence on the Internet; Risks of Technology Trends and
     Evolving Industry Standards............................    26
  Dependence Upon Suppliers; Limited Sources of Supply......    26
  Year 2000 Compliance......................................    27
  Effect of Antitakeover Provisions.........................    28
  Forward-Looking Statements................................    28

THE HIWAY SPECIAL MEETING...................................    29
  Date, Time, Place and Purpose.............................    29
  Record Date; Voting Rights; Proxies.......................    29
  Solicitation of Proxies...................................    30
  Quorum....................................................    30
  Required Vote.............................................    30

THE MERGER..................................................    32
  General...................................................    32
  Effective Time............................................    33
  Conversion of Shares; Procedures for Exchange of Stock
     Certificates...........................................    33
  Background of the Merger..................................    34
  Recommendation of the Hiway Board; Reasons for the
     Merger.................................................    37
  Opinion of Hiway Financial Advisor........................    42
  Interests of Certain Persons in the Merger................    46
  Material Federal Income Tax Consequences..................    47
  Accounting Treatment......................................    47
  Stock Ownership Following the Merger......................    47
  Regulatory Approvals......................................    48
  Resale Restrictions.......................................    48

THE MERGER AGREEMENT........................................    50
  The Merger................................................    50
  Effective Time of the Merger..............................    50
  Merger Consideration......................................    50
  Stock Options and Warrants................................    52
  Representations and Warranties............................    53
  Certain Covenants.........................................    53
  Conditions................................................    55
  Termination...............................................    55
  Amendment; Waiver.........................................    56
  Expenses..................................................    56

VOTING AGREEMENTS...........................................    56

DISSENTERS' RIGHTS OF HIWAY SHAREHOLDERS....................    57

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES..........    58

DESCRIPTION OF CAPITAL STOCK................................    59
  Verio Capital Stock.......................................    59
  Verio Warrants............................................    60
  Verio Registration Rights.................................    60
  Hiway Capital Stock.......................................    62

COMPARISON OF RIGHTS OF VERIO STOCKHOLDERS AND HIWAY
  SHAREHOLDERS..............................................    62
  General...................................................    62
  Amendment of Charter Documents............................    62

                                                               PAGE
                                                               ----
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  Election and Number of Directors; Filling Vacancies;
     Removal................................................    63
  Stockholders Meetings and Written Consents................    64
  Preferred Stock...........................................    64
  Business Combinations.....................................    65
  Limitation of Liability of Directors......................    65
  Indemnification of Directors and Officers.................    66
  Dissenters' Rights........................................    67
  Dividends.................................................    67
  Stockholder Voting........................................    68
  Inspection of Stockholder List............................    68
  Loans to Officers and Employees...........................    68
  Interested Director Transactions..........................    68
  Stockholder Derivative Suit...............................    69
  Dissolution...............................................    69

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  OF VERIO..................................................    70

BUSINESS OF VERIO...........................................    84
  Overview..................................................    84
  Industry Background.......................................    84
  The Verio Solution........................................    86
  The Verio Strategy........................................    86
  The Verio Organization....................................    88
  Products and Services.....................................    88
  Marketing.................................................    91
  Sales and Distribution....................................    92
  Technology and Network Operations.........................    93
  National Support Services.................................    96
  NTT Strategic Relationship................................    97
  Subsidiary Ownership Structure............................    97
  Competition...............................................    98
  Properties................................................    99
  Employees.................................................    99
  Trademarks and Trade Names................................    99
  Legal Proceedings.........................................   100

CAPITALIZATION OF VERIO.....................................   101

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL
  DATA OF VERIO.............................................   102

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF VERIO........................   104
  Overview..................................................   104
  Results of Operations.....................................   106
  Quarterly Results of Operations...........................   110
  Liquidity and Capital Resources...........................   111
  New Accounting Standards..................................   113
  Forward-Looking Statements................................   114

CERTAIN TRANSACTIONS OF VERIO...............................   115
  Transactions with Directors and Executive Officers........   115
  Other Transactions........................................   115

PRINCIPAL STOCKHOLDERS OF VERIO.............................   117

                                                               PAGE
                                                               ----
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MANAGEMENT OF VERIO AFTER THE MERGER........................   120
  Directors and Executive Officers of Verio.................   120
  Committees of the Verio Board.............................   125
  Directors and Executive Officers of Merger Sub............   125

COMPENSATION OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF
  VERIO.....................................................   125
  Compensation of Verio Directors...........................   125
  Executive Compensation of Verio...........................   126
  Employment Agreements.....................................   127
  Compensation Protection Agreements........................   128
  Stock Option and Incentive Plans..........................   129
     1996 Stock Option Plan.................................   129
     1997 California Stock Option Plan......................   130
     1998 Stock Incentive Plan..............................   131
     1998 Employee Stock Purchase Plan......................   132
     1998 Non-Employee Director Stock Incentive Plan........   133
  401(k) Plan...............................................   134
  Compensation Committee Interlocks and Insider
     Participation..........................................   135
  Limitation on Liability and Indemnification Matters.......   135

BUSINESS OF HIWAY...........................................   136

SELECTED CONSOLIDATED FINANCIAL DATA OF HIWAY...............   137

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF HIWAY........................   138
  Overview..................................................   138
  Quarterly Results of Operations...........................   140
  Years Ended December 31, 1995, 1996 and 1997 and Nine
     Months Ended September 30, 1997 and 1998...............   143
  Liquidity and Capital Resources...........................   144
  Factors Affecting Results of Operations and Financial
     Condition..............................................   145
  Recent Accounting Pronouncements..........................   146
  Year 2000 Issues..........................................   147

PRINCIPAL SHAREHOLDERS OF HIWAY.............................   148

OTHER MATTERS...............................................   149

LEGAL MATTERS...............................................   149

EXPERTS.....................................................   149

GLOSSARY OF TERMS...........................................   151

INDEX TO FINANCIAL STATEMENTS...............................   F-1


                                   APPENDICES

APPENDIX A -- Amended and Restated Agreement and Plan of Merger

APPENDIX B -- Form of Proxy of Hiway

APPENDIX C -- Opinion of BT Alex. Brown Incorporated

APPENDIX D -- Chapter 13 of the California General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and the Appendices hereto. This summary does not purport to contain a complete statement of all material information relating to the Merger Agreement, the Merger and the other matters discussed herein, and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained in or attached to this Proxy Statement/Prospectus. Shareholders of Hiway should carefully read this Proxy Statement/Prospectus in its entirety. Capitalized terms used in this Proxy Statement/Prospectus, which are not otherwise defined herein, have the respective meanings ascribed to them in "Glossary of Terms."

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including statements regarding Verio's and Hiway's expectations, beliefs, intentions or strategies regarding the future. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act apply only to forward-looking statements made by Verio and not Hiway. All forward-looking statements included in this Proxy Statement/ Prospectus with respect to Verio are based on information available to Verio as of the date hereof, and all forward-looking statements included in this Proxy Statement/Prospectus with respect to Hiway are based on information available to Hiway as of the date hereof. Neither Verio nor Hiway assumes any obligation to update any such forward-looking statements. It is important to note that Verio's and Hiway's actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in "Risk Factors" below.

THE COMPANIES

     Verio. Verio is a leading provider of comprehensive business Internet services -- including broadband connectivity, Web hosting solutions, virtual private networks ("VPNs"), e-commerce and other enhanced Internet services -- with an emphasis on serving the small and medium sized business market. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources and operating scale, small and medium sized businesses are increasingly looking to outsource Internet and Information Technology ("IT") functions at a reasonable cost. These businesses also typically require hands-on local support to help analyze their needs, configure solutions and provide ongoing technical support. Verio believes that these businesses currently are underserved by both the local and other national Internet service providers ("ISPs"). While the other national ISPs typically lack the local presence to provide customized hands-on support, the local ISPs often lack the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels. Verio further believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical expertise and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength.

     Since its inception in March 1996, Verio has rapidly established critical mass and a global presence through the acquisition, integration and growth of over 45 ISPs that provide a comprehensive range of business Internet services. Verio integrates the operations it acquires into regional operating units with centralized regional management, connecting their regional networks to Verio's high bandwidth, "tier one" national backbone, and providing them with Verio's national support services, in order to capture economies of scale and operational efficiencies while improving reliability, quality and scalability. Verio currently provides locally based sales and engineering support for its connectivity, Web hosting and other enhanced services in 39 of the top 50 metropolitan statistical areas ("MSAs") in the U.S., and provides Web hosting services to customers in over 100 countries.

     In addition to basic Internet connectivity, businesses are increasingly capitalizing on the power of the Internet by establishing domain-based Web sites (such as www.yourcompany.com) and adopting additional enhanced Internet services to expand their markets, increase productivity and reduce costs. With its recent acquisition (the "TABNet Acquisition") of NTX, Inc., d/b/a TABNet ("TABNet") and its proposed acquisition of Hiway in the Merger, Verio significantly accelerates and expands its ability to provide Web hosting and other value-added services to its target market. Together with its acquisition of Internet Servers, Inc. ("iServer") at the end of 1997, these acquisitions establish Verio as the largest Web hosting company in the world based on the number of domain names hosted, and significantly increase Verio's customer base. As of October 31, 1998, including all acquisitions completed as of that date, Verio served over 160,000 customer accounts, including over 80,000 hosted Web sites, with combined pro forma revenues of approximately $35.7 million for the three months ended September 30, 1998. The completion of the Merger would bring Verio's total customer accounts to over 250,000, the number of Web sites hosted to over 180,000 and its pro forma combined revenues for the three months ended September 30, 1998 to approximately $46.2 million. The consummation of the proposed Merger, together with the completed acquisitions of iServer and TABNet, would accomplish Verio's goal of deriving at least half of its total revenue from enhanced services. These acquisitions would also create in Verio a powerful sales engine, driven by preferential marketing agreements with leading Internet portal companies, private label relationships with major telecommunications companies, an established telemarketing operations, direct sales through over 200 sales professionals, and a worldwide indirect distribution channel of over 4,000 resellers in the U.S. and over 100 other countries. In addition, Verio has acquired, through the iServer and TABNet acquisitions, and expects to acquire, through the proposed Merger, key proprietary technologies that significantly differentiate Verio's Web hosting platform from other providers. See "Business of Verio."

     As used herein, the term "Verio" refers to Verio Inc., a Delaware corporation (formerly known as World-Net Access, Inc.), and its subsidiaries. Verio(TM) and the Verio logo are trademarks of Verio. This Proxy
Statement/Prospectus may contain trademarks, trade names and service marks of other parties.

     Verio's executive offices are located at 8005 South Chester Street, Suite 200, Englewood, Colorado 80112, and its telephone number at that address is
(303) 645-1900.

     Hiway. Hiway is a leading global provider of Web hosting and related enhanced Internet services to small and medium sized businesses. Hiway focuses on delivering high-quality, reliable and flexible services that are backed by 24X7 customer support and can be scaled to host millions of Web sites. Hiway's services enable its customers to deploy, expand and update Web sites more rapidly and cost-effectively than internally developed solutions. Hiway offers its solutions directly and through value-added resellers (third-party dealers that resell and support the services of another company) ("VARs") and original equipment manufacturers (large companies that offer the services of another company to their established customer bases under their own brand names) (commonly referred to as "OEMs"). Hiway's OEMs include three of the five regional Bell operating companies ("RBOCs").

     Hiway was formed in May 1998 through the merger (the "Best/Hiway Merger") of Best Internet Communications, Inc., a California corporation ("Best"), which was incorporated in September 1994, and Hiway Technologies, Inc., a Florida corporation ("Hiway Florida"), which was incorporated in April 1995. As used herein, "Hiway" refers to the entity resulting from the Best/Hiway Merger. Prior to the Best/Hiway Merger, Hiway Florida was a leading provider of shared server Web hosting domestically and, through its established network of VARs, internationally. Hiway Florida also had begun to expand its distribution channels by entering into relationships with RBOCs and other OEMs. Best was a leading provider of shared server Web hosting bundled with dial-up Internet access in the California market prior to the Best/Hiway Merger, and also offered stand-alone high-speed Internet connectivity and co-location Web hosting services. See "Business of Hiway."

     Hiway Technologies(R) and Best Internet Communications(R) are registered trademarks of Hiway. Hiway(TM), HWAY(TM), A Home For Your Page(TM) and RapidSite(TM) are trademarks of Hiway.


     Hiway's executive offices are located at (i) 5050 Blue Lake Drive, Suite 100, Boca Raton, Florida 33431, and its telephone number at that address is
(561) 989-8574, and (ii) 345 East Middlefield Road, Mountain View, California 94043, and its telephone number at that address is (650) 964-2378.


     Merger Sub. Merger Sub is a California corporation organized by Verio for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger.

Merger Sub's executive offices are located at 8005 South Chester Street, Suite 200, Englewood, Colorado 80112.

HIWAY SPECIAL MEETING


     Time, Place and Date. A special meeting of shareholders of Hiway will be held at Best's corporate offices located at 401 Third Street, San Francisco, California 94107 on December 29, 1998 at 11 A.M., Pacific Time (including any and all adjournments or postponements thereof, the "Hiway Special Meeting").


     Purpose. At the Hiway Special Meeting, holders of common stock, no par value per share, of Hiway ("Hiway Common Stock") will vote to approve a proposal (the "Hiway Merger Proposal") to approve and adopt the Merger Agreement and the Merger. Shareholders of Hiway may also vote upon any other matters that may properly come before the meeting.

     All shares of Hiway Common Stock represented by properly executed proxies will be voted at the Hiway Special Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted "FOR" the Hiway Merger Proposal. Any Hiway shareholder giving a proxy may revoke his or her proxy at any time before its exercise at the Hiway Special Meeting by (i) filing written notice of such revocation with the Secretary of Hiway or (ii) signing and delivering to such Secretary a proxy bearing a later date. However, the mere presence at the Hiway Special Meeting of a Hiway shareholder who has delivered a valid proxy will not of itself revoke that proxy. See "The Hiway Special Meeting -- Record Date; Voting Rights; Proxies."


     Votes Required; Record Date. Approval of the Hiway Merger Proposal requires the approval of the holders of a majority of the outstanding shares of Hiway Common Stock entitled to vote thereon. Only holders of Hiway Common Stock at the close of business on December 3, 1998 (the "Hiway Record Date") are entitled to notice of and to vote at the Hiway Special Meeting. As of the Hiway Record Date, directors and executive officers of Hiway and their affiliates were beneficial owners of an aggregate of 22,615,638 shares of Hiway Common Stock (exclusive of any shares issuable upon the exercise of stock options or warrants remaining unexercised as of such date), or approximately 63.0% of the 35,887,913 shares of Hiway Common Stock that were issued and outstanding as of such date. Certain shareholders of Hiway, holding in the aggregate approximately 63.0% of the shares of Hiway Common Stock outstanding as of the Hiway Record Date, have each entered into a Voting Agreement and Irrevocable Proxy with Verio pursuant to which each such shareholder has agreed to vote, and has executed an irrevocable proxy in favor of Verio to vote, all shares of Hiway Common Stock over which such shareholder has voting power for approval of the Hiway Merger Proposal. See "The Hiway Special Meeting -- Required Vote" and "Voting Agreements."


THE MERGER

     General. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time, Merger Sub will be merged with and into Hiway, with Hiway as the surviving company.


     Conversion of Shares; Exchange Ratios. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of Hiway Common Stock will be converted into cash and a fraction of a share of the common stock, $0.001 par value per share, of Verio ("Verio Common Stock"), and (ii) each outstanding option or warrant to purchase Hiway Common Stock will be assumed by Verio and become an option or warrant to purchase Verio Common Stock on substantially the same terms and conditions as the Hiway option or warrant. See "The
Merger -- General."


     At the Effective Time, each outstanding share of Hiway Common Stock will be converted into cash and a fraction of a share of Verio Common Stock, as follows:

     - The total consideration to be paid or issued with respect to each share of Hiway Common Stock in connection with the Merger (the "Per Share Price") will be equal to the quotient of (i) approximately $254.72 million, adjusted as described herein (the "Total Consideration Value"), divided by (ii) the number of shares of Hiway Common Stock outstanding on the date the Merger is closed (the "Closing Date"), on a fully diluted basis.

     - The amount of cash payable with respect to each share of Hiway Common Stock (the "Per Share Cash Amount") will be equal to the quotient of (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

     - The fraction of a share of Verio Common Stock issuable with respect to each share of Hiway Common Stock (the "Common Stock Exchange Ratio") will be equal to the quotient of (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

     The Total Consideration Value will be finally determined pursuant to the Merger Agreement at the Effective Time, taking into account, among other things, the amount, if any, of certain excess expenses and payments that may be incurred or made by Hiway related to the Merger and Hiway's previously proposed initial public offering ("Excess Expenses") and the proceeds that would be receivable by Hiway upon the exercise of certain options and warrants to purchase Hiway Common Stock. The actual value of the shares of Verio Common Stock to be issued in connection with the Merger (and thus the actual value of the Total Consideration Value at the Effective Date) will depend upon, among other things, the actual value of Verio Common Stock at the Closing Date, which may vary both before and after the Closing Date. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received" and "The Merger Agreement -- Merger Consideration" for a more detailed discussion of the consideration to be received in the Merger. Cash will be paid in lieu of fractional shares.

     Each Hiway option or warrant will be assumed by Verio and become an option or warrant to purchase, at the same aggregate exercise price and on substantially the same terms and conditions as the Hiway option or warrant, that number of shares of Verio Common Stock which the holder thereof would have been entitled to receive had such option or warrant been exercised prior to the Effective Time and had the Total Consideration Value been paid entirely in shares of Verio Common Stock. The aggregate number of shares of Verio Common Stock subject to the resulting options and warrants (the "Option Consideration"), divided by the aggregate number of shares of Hiway Common Stock subject to the Hiway options and warrants at the Effective Time, is referred to herein as the "Option Exchange Ratio."

     The exact amount of cash and shares of Verio Common Stock payable with respect to the Hiway Common Stock and the aggregate potential Option Consideration (the "Merger Consideration") cannot be determined until the Effective Time. Pursuant to the formula for determining the Total Consideration Value, as described above, the Total Consideration Value, as well as the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio, will be affected by several factors that will not be known until the Closing Date or the Effective Time. First, the Total Consideration Value will be decreased by the amount of any Excess Expenses, which will result in a decrease in the Common Stock Exchange Ratio and the Option Exchange Ratio. Second, the Total Consideration Value, and the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio, will be affected by changes in the capitalization of Hiway prior to the Closing Date. Pursuant to the Merger Agreement, Hiway generally has agreed not to issue or sell any capital stock or other securities prior to the Effective Time. However, Hiway may issue options to purchase shares of Hiway Common Stock to its employees in the ordinary course of its business, provided, that Hiway may not issue options to purchase in excess of 150,000 shares of Hiway Common Stock in the aggregate. Additionally, Hiway may issue shares of Hiway Common Stock pursuant to the exercise of option grants previously made to its employees in the ordinary course of its business that were outstanding when the Merger Agreement first was signed, as well as pursuant to the exercise of warrants that were outstanding at that time. If, for example, Hiway issues additional shares of Hiway Common Stock pursuant to the exercise of outstanding options or warrants, or grants additional options to purchase shares of Hiway Common Stock, then the Total Consideration Value will be increased to reflect the increased proceeds receivable from the exercise of such options or warrants (assuming such options or warrants remain outstanding at, or are exercised prior to, the Closing Date), and the Common Stock Exchange Ratio and the Option Exchange Ratio will be decreased to reflect the change in the Total Consideration Value and the increase in the number of shares on a fully diluted basis (provided that the average exercise price per share for such options and warrants does not exceed a certain amount). If Hiway issues additional shares of Hiway Common Stock, then the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio will be decreased.

     The following are examples of the determination of the Common Stock Exchange Ratio, the Per Share Cash Amount and the Option Exchange Ratio, based on certain specified assumptions:

        - Assuming that the capitalization of Hiway as of November 13, 1998, remains unchanged at the Closing Date, and that there are no Excess Expenses, (i) the Per Share Cash Amount will be approximately $4.90, and the Common Stock Exchange Ratio will be approximately 0.0875, and
          (ii) the Option Exchange Ratio will be approximately 0.3940.

        - Assuming that the capitalization of Hiway as of November 13, 1998 remains unchanged at the Closing Date, but that there are $2.0 million in Excess Expenses, (i) the Per Share Cash Amount would be approximately $4.90, and the Common Stock Exchange Ratio would be approximately 0.0844, and (ii) the Option Exchange Ratio would be approximately 0.3909.

        - Assuming that there are no Excess Expenses, but that Hiway issues an additional 100,000 options with an average exercise price of $6.00 per share prior to the Closing Date, but that otherwise the capitalization of Hiway as of November 13, 1998, remains unchanged as at the Closing Date, (i) the Per Share Cash Amount would be approximately $4.90, and the Common Stock Exchange Ratio would be approximately 0.0875, and
          (ii) the Option Exchange Ratio would be approximately 0.3940.

        - Assuming that there are no Excess Expenses, but that options or warrants to purchase 200,000 shares of Hiway Common Stock are exercised prior to the Closing Date, at an average exercise price of $3.05 per share, but that otherwise the capitalization of Hiway as of November 13, 1998, remains unchanged as at the Closing Date, (i) the Per Share Cash Amount would be approximately $4.88, and the Common Stock Exchange Ratio would be approximately 0.0892, and (ii) the Option Exchange Ratio would be approximately 0.3940.

     The numbers in the examples in this Proxy Statement/Prospectus have been rounded for purposes of clarity of description only. The actual Common Stock Exchange Ratio, Per Share Cash Amount and Option Exchange Ratio will be calculated in accordance with the terms of the Merger Agreement.

     For additional information regarding the determination of the Merger Consideration and the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio, see "The Merger -- General" and "The Merger
Agreement -- Merger Consideration."

     Of the approximately 4.92 million shares of Verio Common Stock potentially issuable in connection with the Merger (based on such assumptions), approximately 3.14 million will be issued in connection with the conversion of outstanding shares of Hiway Common Stock and approximately 1.78 million will be reserved for issuance upon the exercise of options or warrants to purchase Hiway Common Stock assumed by Verio, assuming the capitalization of Hiway as of November 13, 1998 remains unchanged as of the Closing Date. See "The
Merger -- General" and "-- Stock Ownership Following the Merger" and "The Merger Agreement -- Merger Consideration."

     Conditions to the Merger. The obligations of Verio and Hiway to effect the Merger are subject to the satisfaction or waiver of certain conditions, including, among others: (i) the effectiveness of the Registration Statement at the Effective Time; and (ii) approval of the Hiway Merger Proposal by Hiway's shareholders.

     The obligation of each of Verio and Merger Sub to effect the Merger is subject to the satisfaction or waiver of additional conditions specified in the Merger Agreement, including, among other things: (i) certain members of Hiway's management having executed lockup agreements; (ii) certain employees of Hiway having executed Noncompete Agreements (as defined below); (iii) there not having been any material adverse change in Hiway's business, condition, assets, liabilities, operations or financial performance since the date of the Merger Agreement; (iv) the holders of no more than 10% of the outstanding shares of Hiway Common Stock having demanded or being eligible to demand dissenters' rights; (v) the termination of the employment agreements between Hiway and certain officers of Hiway; and (vi) the receipt of various other consents from third parties. The obligation of Hiway to effect the Merger is subject to the satisfaction of additional conditions specified in the Merger Agreement, including, among other things, there not having been any material adverse change in Verio's business, condition, assets, liabilities, operations or financial performance since the date of the Merger Agreement (provided that a decrease in the trading price of Verio Common Stock shall not of itself be considered a material adverse change). The parties' obligations to close the Merger are independent of any fluctuations (including any material decline) in the amount of the Merger Consideration as a result of fluctuations in the value of the portion of the Merger Consideration payable in Verio Common Stock, and no re-solicitation of the approval of the holders of Hiway Common Stock would occur if any such fluctuation occurred following the initial solicitation and receipt of the requisite approval of the Merger. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received" and "The Merger Agreement -- Conditions."


     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Hiway, (i) by mutual consent of Verio and Hiway,
(ii) by either Verio or Hiway, if there has been any material breach of a covenant or obligation of Hiway or a shareholder of Hiway, on the one hand, or by Verio, on the other hand, (iii) by either Verio or Hiway, if the Merger has not been consummated by February 28, 1999, or (iv) by Verio, if approval of the shareholders of Hiway required for the consummation of the Merger has not been obtained at a duly held meeting of shareholders or at any adjournment thereof.



     In the event the Merger Agreement is terminated, all further obligations of Verio, Hiway and Merger Sub under the Merger Agreement shall terminate, provided, however, that each party shall remain subject to specified provisions in the Merger Agreement relating to, among other things, the payment of fees and expenses and the confidential treatment of certain information, and each party shall continue to be bound by the terms of the Nondisclosure Agreement between Verio and Hiway dated as of July 15, 1998. See "The Merger
Agreement -- Termination."


     Accounting Treatment. The Merger is expected to be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. See "The Merger -- Accounting Treatment."

DISSENTERS' RIGHTS

     Holders of Hiway Common Stock who abstain from voting to approve or adopt the Merger Agreement or vote against approval and adoption of the Merger Agreement and who comply with all other applicable requirements of Chapter 13 of the California General Corporation Law (the "CGCL") will have the right to receive payment in cash of the "fair market value" of their shares of Hiway Common Stock. The procedure for perfecting dissenters' rights is summarized under the caption "Dissenters' Rights of Hiway Shareholders," and the pertinent provisions of Chapter 13 of the CGCL are included as Appendix D to this Proxy Statement/ Prospectus.

SURRENDER OF STOCK CERTIFICATES

     Verio has authorized Norwest Shareowner Services to act as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as reasonably practical after the Effective Time, the Exchange Agent will send a letter of transmittal to each Hiway shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Hiway Common Stock to be exchanged for Verio Common Stock. See "The
Merger -- Conversion of Shares; Procedures for Exchange of Stock Certificates."

     HIWAY SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES OF HIWAY COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HIWAY SHAREHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATION OF THE HIWAY BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF HIWAY (THE "HIWAY BOARD") HAS UNANIMOUSLY APPROVED THE HIWAY MERGER PROPOSAL. THE HIWAY BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST

INTERESTS OF, HIWAY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF HIWAY COMMON STOCK VOTE "FOR" APPROVAL OF THE HIWAY MERGER PROPOSAL. See "The Merger -- Background of the Merger" and "-- Recommendation of the Hiway Board; Reasons for the Merger."

RISK FACTORS


     The Merger and the business of Verio and Hiway after the Merger will be subject to a number of risks, including: uncertainties associated with the integration of Hiway into Verio; the potential fluctuation of value of consideration received; limitations of fairness opinion; financial information concerning acquisitions and integration expenses; dependence upon channel partners; management of growth and integration of acquisitions and investments; risks associated with international operations and expansion; changes in the rights of Hiway shareholders; interests of certain persons in the Merger; the number of shares of Verio Common Stock eligible for future sale; Verio's history of losses, with no assurance of profitability; substantial indebtedness and effect of financial leverage; risks associated with financial arrangements; requirements for additional capital; competition and price fluctuation; dependence upon implementation of network infrastructure and establishment and maintenance of peering relationships; challenges of growth by acquisitions; fluctuations in operating results; dependence on key personnel; risk of system failure; security risks; potential liability for information disseminated over network and regulatory matters; dependence on the Internet and risks of technology trends and evolving industry standards; dependence upon suppliers and limited sources of supply; year 2000 compliance; and the effect of anti-takeover provisions. In considering whether to approve the Hiway Merger Proposal, Hiway shareholders should carefully review and consider the information contained in "Risk Factors."


OPINION OF HIWAY FINANCIAL ADVISOR


     BT Alex. Brown Incorporated ("BT Alex. Brown"), one of the investment banking firms retained by the Hiway Board to act as its financial advisor in connection with the Merger, has rendered its written opinion dated November 20, 1998 to the Hiway Board to the effect that as of November 19, 1998, the Common Stock Exchange Ratio and the Per Share Cash Amount, taken together, were fair, from a financial point of view, to the holders of Hiway Common Stock. The full text of the opinion of BT Alex. Brown (the "BT Alex. Brown Opinion"), which sets forth the assumptions made and matters considered, is attached as Appendix C to this Proxy Statement/Prospectus. Holders of Hiway Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger -- Opinion of Hiway Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Hiway Board with respect to the Hiway Merger Proposal, shareholders of Hiway should be aware that certain members of the management of Hiway have interests in the Merger that are in addition to the interests of shareholders of Hiway generally. These interests arise from, among things, (i) payments that Hiway will make in connection with the termination of existing employment contracts and in connection with the execution of the Noncompete Agreements, (ii) the appointment of Arthur L. Cahoon, Chairman and Chief Executive Officer of Hiway, as a director of Verio, and (iii) indemnification and insurance arrangements. Since payments to these executives, which are anticipated to total approximately $4.4 million, will be accounted for in calculating whether there are any Excess Expenses that reduce the Merger Consideration, it is possible that these payments could contribute to a reduction in the Merger Consideration. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Merger Consideration."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, the merger of Merger Sub into Hiway will be treated as a sale of Hiway Common Stock by Hiway shareholders to Verio in exchange for the Merger Consideration. Hiway shareholders will recognize gain or loss equal to the difference between their tax basis in the Hiway Common Stock surrendered and the amount of cash and the fair market value (as of the effective date of the Merger) of the Verio Common Stock received. See "The Merger -- Material Federal Income Tax Consequences."

COMPARISON OF RIGHTS OF VERIO STOCKHOLDERS AND HIWAY SHAREHOLDERS

     The rights of Hiway shareholders are currently governed by the CGCL and Hiway's Articles of Incorporation and Bylaws. Upon consummation of the Merger, Hiway shareholders will become stockholders of Verio, which is a Delaware corporation, and their rights as Verio stockholders will be governed by the Delaware General Corporate Law (the "DGCL") and Verio's Restated Certificate of Incorporation and Bylaws. For a discussion of the various differences between the rights of shareholders of Hiway and stockholders of Verio, see "Comparison of Rights of Verio Stockholders and Hiway Shareholders."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF VERIO

     The summary historical consolidated financial data of Verio as of December 31, 1997, and for the period from inception (March 1, 1996) to December 31, 1996, and the year ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of Verio included elsewhere in this Proxy Statement/Prospectus. The summary historical consolidated financial data as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been derived from unaudited Consolidated Financial Statements of Verio, also included herein.

     The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the historical Consolidated Financial Statements of Verio and the notes thereto included elsewhere in this Proxy Statement/Prospectus. Results of operations for the period from inception to December 31, 1996, the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 are not necessarily indicative of results of operations for future periods. Verio's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio."

                  SUMMARY CONSOLIDATED FINANCIAL DATA OF VERIO
                 (Amounts in Thousands, Except Per Share Data)

                                                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                             YEAR ENDED           --------------------------------------
                              PERIOD FROM INCEPTION       DECEMBER 31, 1997              HISTORICAL
                               (MARCH 1, 1996) TO     -------------------------   ------------------------    PRO FORMA
                                DECEMBER 31, 1996     HISTORICAL   PRO FORMA(1)      1997         1998         1998(1)
                              ---------------------   ----------   ------------   ----------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Total revenue...............        $  2,365          $   35,692    $   99,098    $   22,287   $    83,543   $   101,127
Total costs and expenses....           8,645              75,981       161,569        47,474       148,727       174,236
                                    --------          ----------    ----------    ----------   -----------   -----------
Loss from operations........        $ (6,280)         $  (40,289)   $  (62,471)   $  (25,187)  $   (65,184)  $   (73,109)
                                    ========          ==========    ==========    ==========   ===========   ===========
Interest expense............        $   (115)         $  (11,826)   $  (58,543)   $   (5,899)  $   (22,860)  $   (57,531)
                                    ========          ==========    ==========    ==========   ===========   ===========
Loss before extraordinary
  item......................        $ (5,122)         $  (46,069)   $ (114,858)   $  (27,022)  $   (78,118)  $  (121,036)
                                    ========          ==========    ==========    ==========   ===========   ===========
Net loss attributable to
  common stockholders.......        $ (5,145)         $  (46,329)                 $  (27,201)  $   (88,306)
                                    ========          ==========                  ==========   ===========
Loss per common
  share -- basic and
  diluted:
  Loss per common share
    before extraordinary
    item....................        $  (5.29)         $   (40.47)   $  (100.34)   $   (24.11)  $     (4.49)  $     (6.93)
                                    ========          ==========    ==========    ==========   ===========   ===========
Loss per common share.......        $  (5.29)         $   (40.47)   $  (100.34)   $   (24.11)  $     (5.06)
                                    ========          ==========    ==========    ==========   ===========
Weighted average common
  shares outstanding --basic
  and diluted...............         971,748           1,144,685     1,144,685     1,128,004    17,462,447    17,462,447
OTHER DATA:
EBITDA(2)...................        $ (5,611)         $  (29,665)   $  (30,779)   $  (18,450)  $   (38,366)  $   (40,594)
Capital expenditures (3)....           3,430              14,547                      11,002        15,327
CASH FLOW INFORMATION:
Net cash used by operating
  activities................          (2,326)            (35,323)                    (20,462)      (36,257)
Net cash used by investing
  activities................          (9,123)           (120,330)                    (89,375)     (119,312)
Net cash provided by
  financing activities......          77,916             161,772                     163,002       328,895

                                                                      THREE MONTHS ENDED
                                  ------------------------------------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                    1997        1997         1997            1997         1998        1998         1998
                                  ---------   --------   -------------   ------------   ---------   --------   -------------
QUARTERLY STATEMENT OF
  OPERATIONS DATA:
Total revenue...................   $ 4,414    $ 8,249      $  9,624        $ 13,405     $ 21,198    $ 28,541     $ 33,804
Total costs and expenses........    10,006     17,103        20,365          28,507       35,916      49,868       62,944
                                   -------    -------      --------        --------     --------    --------     --------
Loss from operations............   $(5,592)   $(8,854)     $(10,741)       $(15,102)    $(14,718)   $(21,327)    $(29,140)
                                   =======    =======      ========        ========     ========    ========     ========
Net loss attributable to common
  stockholders..................   $(4,677)   $(9,274)     $(13,250)       $(19,128)    $(28,383)   $(26,316)    $(33,606)
                                   =======    =======      ========        ========     ========    ========     ========

                                                                                    AS OF
                                                                             SEPTEMBER 30, 1998
                                                                 AS OF       -------------------
                                                              DECEMBER 31,                PRO
                                                                  1997        ACTUAL    FORMA(1)
                                                              ------------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 72,586     $245,912   $627,356
Restricted cash and securities..............................      40,554       21,397     21,397
Goodwill, net...............................................      83,216      210,047    217,000
Total assets................................................     246,471      562,329    962,787
Long-term debt and capital lease obligations, net of
  discount..................................................     142,321      274,452    674,452
Redeemable preferred stock..................................      97,249           --         --
Stockholders' equity (deficit)..............................     (27,001)     234,607    234,607

---------------

(1) Pro forma for the September 30, 1998 Completed Acquisitions (as defined in the Unaudited Pro Forma Condensed Combined Financial Statements of Verio), and the acquisition of WWW-Service Online-Dienstleistungen AG ("WWW") (the "WWW Acquisition") as if they had occurred on September 30, 1998 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. The pro forma information also includes the effects of the issuance of $400 million principal amount of 11 1/4% Senior Notes due 2008 (the "November 1998 Notes") but does not include the effects of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" and the notes thereto.

(2) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets and includes non-cash stock option compensation and severance costs of $3.0 million and $6.7 million on a historical and pro forma basis, respectively, for the nine months ended September 30, 1998. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in Verio's industry, it should not be construed as an alternative to net earnings
    (loss), determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by Verio may not be comparable to other similarly titled measures of other companies.

(3) Excludes equipment and leasehold improvements acquired in business acquisitions.

SELECTED HISTORICAL FINANCIAL DATA OF HIWAY

     The summary historical consolidated financial data of Hiway as of September 30, 1998, and for the years ended December 31, 1995, 1996 and 1997, and the nine-month periods ended September 30, 1997 and 1998 have been derived from the Consolidated Financial Statements of Hiway included elsewhere in this Proxy Statement/Prospectus.

     The information set forth below should be read in conjunction with such financial statements and the notes thereto. Results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 are not necessarily indicative of results of operations for future periods. Hiway's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hiway."

        SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA OF HIWAY (Amounts in Thousands, Except Per Share and Other Operating Data)

                                                                             NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                               ---------------------------   -----------------
                                                1995      1996      1997      1997      1998
                                               -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $ 2,011   $12,217   $26,185   $18,453   $29,073
Income (loss) from operations................  $  (539)  $   783   $ 4,871   $ 3,990   $ 2,597
Historical net income (loss).................  $  (551)  $   592   $ 4,435   $ 3,674   $ 2,473
Historical diluted net income (loss) per
  share(2)...................................  $ (0.03)  $  0.02   $  0.13   $  0.11   $  0.07
Pro forma net income (loss)(1)...............  $  (551)  $   560   $ 2,871   $ 2,379   $ 1,729
Pro forma diluted net income (loss) per
  share(2)...................................  $ (0.03)  $  0.02   $  0.08   $  0.07   $  0.05
Shares used in computing diluted net income
  (loss) per share(2)........................   16,871    28,509    34,877
OTHER OPERATING DATA:
Web hosting accounts at end of period........      N/A    35,000    68,000

                                                               SEPTEMBER 30, 1998
                                                               ------------------
                                                                     ACTUAL
                                                               ------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................        $ 3,569
Working capital.............................................            (90)
Total assets................................................         26,677
Long-term debt and capital lease obligations, less current
  portion...................................................          5,136
Total stockholders' equity..................................         12,056

---------------

(1) See Note 18 of Notes to Consolidated Financial Statements of Hiway for an explanation of the determination of pro forma net income (loss), which reflects a provision for income taxes as if Hiway Florida was a corporation subject to income taxes.

(2) See Note 19 of Notes to Consolidated Financial Statements of Hiway for an explanation of the determination of the number of shares used in computing pro forma diluted net income (loss) per share.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


     The following selected unaudited pro forma condensed combined financial data are derived from the Unaudited Pro Forma Condensed Combined Financial Statements of Verio and notes thereto appearing elsewhere herein, which give effect to the Merger as a purchase, and should be read in conjunction with such Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto and the separate historical Consolidated Financial Statements and related notes thereto of Verio and Hiway, respectively, included in or attached to this Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio." For purposes of the unaudited pro forma operating data, Verio's consolidated financial statements for the fiscal year ended December 31, 1997, and for the nine month period ended September 30, 1998, have been combined with Hiway's consolidated financial statements for the same periods. The pro forma information also includes the effects of the issuance of the November 1998 Notes.


     The unaudited pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented, nor is such information necessarily indicative of the future operating results or financial position of Verio and Hiway.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                 (Amounts in Thousands, Except Per Share Data)
                                  (Unaudited)

                                                                     PRO FORMA AS ADJUSTED(1)
                                                              --------------------------------------
                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                              -----------------   ------------------
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................     $   125,283          $  130,200
Total costs and expenses....................................         207,154             218,916
                                                                 -----------          ----------
Loss from operations........................................     $   (81,871)         $  (88,716)
                                                                 ===========          ==========
Interest expense............................................     $   (58,685)         $  (57,556)
                                                                 ===========          ==========
Loss before extraordinary item..............................     $  (134,333)         $ (136,668)
                                                                 ===========          ==========
Loss per common share before extraordinary item -- basic and
  diluted...................................................     $    (22.15)         $    (6.11)
                                                                 ===========          ==========
Weighted average common shares outstanding -- basic and
  diluted...................................................       6,064,685          22,382,447

                                                               AS OF SEPTEMBER 30, 1998
                                                               ------------------------
                                                                     PRO FORMA AS
                                                                     ADJUSTED(1)
                                                               ------------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................          $  450,925
Restricted cash and securities..............................              21,397
Goodwill, net...............................................             459,664
Total assets................................................           1,052,128
Long-term debt and capital lease obligations, net of current
  portions..................................................             680,506
Stockholders' equity........................................             309,327

---------------

(1) As adjusted to give effect to the Merger and the issuance of the November 1998 Notes as if the Merger and the issuance of the November 1998 Notes had occurred on September 30, 1998 for balance sheet purposes and as if the Merger and the issuance of the November 1998 Notes had occurred on January 1, 1997 for statement of operations data purposes. Assumes the issuance of
    4.92 million shares of Verio Common Stock on a fully-diluted basis in the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" and the notes thereto.

COMPARATIVE PER SHARE DATA

     The following table presents unaudited pro forma combined and unaudited pro forma equivalent per share data of Verio and Hiway after giving effect to the September 30, 1998 Completed Acquisitions, the WWW Acquisition and the Merger using the purchase method of accounting, assuming the acquisitions and the Merger had been effective during all periods presented. The pro forma equivalent data for Hiway have been calculated by multiplying the Verio pro forma combined amounts by an assumed Common Stock Exchange Ratio of 0.0875. The consideration to be paid by Verio in the Merger is subject to adjustment based on the amount of Excess Expenses and changes in Hiway's capitalization prior to completion of the Merger. See "The Merger Agreement -- Merger Consideration" and "Risk
Factors -- Potential Fluctuation of Value of Consideration Received." The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of Verio and Hiway incorporated by reference in this Proxy Statement/ Prospectus, and the unaudited pro forma condensed combined financial statements included elsewhere in this Proxy Statement/Prospectus.

                                                                             AS OF OR FOR
                                                        AS OF OR FOR       THE NINE MONTHS
                                                       THE YEAR ENDED           ENDED
                                                      DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                      -----------------   ------------------
HISTORICAL -- VERIO COMMON STOCK
Net income (loss) per share -- basic and diluted....       $(40.47)             $(5.06)
Book value per share(1).............................       $  3.43              $ 7.15
HISTORICAL -- HIWAY COMMON STOCK
Net income per share:
  Historical:
     Basic..........................................       $  0.15              $ 0.07
     Diluted........................................       $  0.13              $ 0.07
  Pro Forma:
     Basic..........................................       $  0.10              $ 0.05
     Diluted........................................       $  0.08              $ 0.05
Book value per share(1).............................       $  0.26              $ 0.34
PRO FORMA COMBINED NET LOSS PER SHARE
Per Verio share.....................................       $(22.15)             $(6.11)
Equivalent Hiway share(2)...........................       $ (1.94)             $(0.53)
PRO FORMA COMBINED BOOK VALUE PER SHARE(3)
Per Verio share.....................................       $  6.37              $ 8.20
Equivalent Hiway share(2)...........................       $  0.56              $ 0.72

---------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock, on an as if converted basis, outstanding at the end of the period.

(2) The Hiway equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts of Verio by the assumed Common Stock Exchange Ratio of 0.0875.

(3) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Verio Common Stock is listed and traded on Nasdaq under the symbol "VRIO." Verio Common Stock has traded under that symbol since May 12, 1998, the date of its initial public offering. Prior to that time, there was no public market for Verio Common Stock.

     The following table sets forth the high and low sale prices per share of Verio Common Stock for the periods indicated, as reported by Nasdaq. There is no public market for Hiway Common Stock.


                                                               VERIO COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
Calendar 1998:
  Second Quarter............................................  $30.00        $16.50
  Third Quarter.............................................   31.875        18.00
  Fourth Quarter (through December 14)......................   24.25         13.00



     The following table sets forth the closing sale price of Verio Common Stock on November 16, 1998, the last trading day prior to the public announcement of the Merger Agreement, and December 14, 1998, the latest practicable date preceding the mailing of this Proxy Statement/Prospectus. The "equivalent per share price" of Hiway Common Stock as of such dates equals the sum of (i) the closing sale price of Verio Common Stock on such dates multiplied by an assumed Common Stock Exchange Ratio of 0.0875 plus (ii) an assumed Per Share Cash Amount of $4.90. See "The Merger Agreement -- Merger Consideration."



                                                             VERIO       HIWAY EQUIVALENT
                                                          COMMON STOCK   PER SHARE VALUE
                                                          ------------   ----------------
November 16, 1998.......................................      $16.00           $6.30
December 14, 1998.......................................       20.25            6.68


     Because the Common Stock Exchange Ratio is determined with respect to a fixed number of shares of Verio Common Stock (subject to adjustment for certain matters, as described herein, not related to the market price of Verio Common Stock), and because the market price of Verio Common Stock is subject to fluctuation, the market value of the shares of Verio Common Stock that holders of Hiway Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. HOLDERS OF HIWAY COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF VERIO COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR VERIO COMMON STOCK. More recent market quotes may be obtained on the World Wide Web at http://www.nasdaq.com.


     Hiway Florida paid cash dividends on its shares of common stock in the amount of $125,000 in 1996 and $3.0 million in 1997. However, Hiway does not anticipate paying any cash dividends in the foreseeable future. Furthermore, Hiway's banking arrangement with Silicon Valley Bank, Hiway is not permitted to declare or pay any dividends without the bank's prior consent. Verio has never declared or paid cash dividends on shares of Verio Common Stock. Verio's ability to pay dividends is limited by covenants imposed under the indenture, dated June 24, 1997 (the "1997 Indenture"), under which the $100.0 million principal amount of 13 1/2% Senior Notes due 2004 (the "1997 Notes") were issued, the indenture, dated March 25, 1998 (the "March 1998 Indenture"), under which the $175.0 million principal amount of 10 3/8% Senior Notes due 2005 (the "March 1998 Notes") were issued, the indenture, dated November 25, 1998 (the "November 1998 Indenture"), under which the November 1998 Notes were issued, and the Bank Facility (as defined below). Neither Hiway nor Verio currently anticipates paying any dividends on their common stock in the foreseeable future. See "Comparative Per Share Prices and Dividend Policies."

                                  RISK FACTORS

     The following risk factors, as well as the other information in this Proxy Statement/Prospectus, should be considered carefully in evaluating the Hiway Merger Proposal and the acquisition of the Verio Common Stock offered hereby. This Proxy Statement/Prospectus contains statements which constitute forward-looking statements within the meaning of the Reform Act. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act apply only to forward-looking statements made by Verio and not Hiway. These statements appear in a number of places and include statements regarding the intent, belief or current expectations of Verio and Hiway and their respective directors and officers primarily with respect to the future operating performance of Verio and Hiway, respectively. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Proxy Statement/Prospectus, including the information set forth below, identifies important factors that could cause such differences. See "-- Forward-Looking Statements" below.

     For periods following the Merger, references to the services, business, financial results or financial condition of Verio, and references to the "combined company," should be considered to refer to Verio and its subsidiaries, including Hiway, unless the context otherwise requires.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF HIWAY

     The acquisition of Hiway by Verio involves a number of risks, including: assimilation of new operations and personnel into Verio; the diversion of resources from Verio's existing business to facilitate the integration; integration of Verio's and Hiway's respective equipment, service offerings, networks and technologies, financial and information systems and brand names; coordination of geographically separated facilities and work forces; management challenges associated with the integration of Verio and Hiway; coordination of their respective sales, marketing and service development efforts; assimilation of new management personnel; and maintenance of standards, controls, procedures and policies. The process of integrating Hiway's operations, including its personnel, could cause interruption of, or loss in momentum in the activities of Verio's business and operations, including those of the business acquired. Further, employees of Verio and Hiway who may be key to the integration effort or Verio's ongoing operations may choose not to continue to work for Verio or Hiway following the closing of the Merger.

     In connection with the Merger, Verio expects to incur significant expenses associated with the integration of the acquired business with its own, including costs relating to the elimination of duplicate systems and facilities, possible severance and employee relocation, and other integration costs. The aggregate amount of these expenses is not yet determinable, but could be significant. Factors that could increase such costs include delays in the completion of the Merger, any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the acquisition has been completed and the associated costs of hiring temporary employees, and any additional fees and charges to obtain consents, regulatory approvals or permits. There can be no assurance that Verio will realize the benefits and strategic objectives sought through the Merger. Additionally, Verio expects to record charges to operations for in-process research and development relating to the Merger, and these charges, which will be recorded in the period of the acquisition, also may be significant. The amounts of these charges are not presently determinable. Costs associated with the Merger, or liabilities and expenses associated with the operations of Hiway, that exceed the expectations of Verio, could have a material adverse effect on Verio's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio -- Liquidity and Capital Resources."

     In addition, Hiway itself was formed in May 1998 through the Best/Hiway Merger. Hiway is still in the early stages of integrating the operations of Best and Hiway Florida, two companies that prior to the Best/ Hiway Merger had operated independently. It is likely that this integration effort will continue after consummation of the Merger. In the course of that integration effort, it is possible that facts or circumstances may be discovered by Verio that were not known or apparent prior to the time that Verio executed the Merger Agreement or during its due diligence review of Hiway. There can be no assurance that difficulties will not be encountered in integrating the operations of Hiway, or that the specific benefits expected from the integration of Hiway Florida and Best in the Best/Hiway Merger will be achieved or that any anticipated cost savings will be realized by Verio.

POTENTIAL FLUCTUATION OF VALUE OF CONSIDERATION RECEIVED

     The Merger Consideration to be received in respect of each share of Hiway Common Stock will be comprised of both cash, in an amount equal to the Per Share Cash Amount, and a fraction of a share of Verio Common Stock, equal to the Common Stock Exchange Ratio. The actual Common Stock Exchange Ratio will be determined at the Effective Time by reference to a fixed aggregate number of shares of Verio Common Stock to be delivered to all Hiway shareholders in exchange for their shares of Hiway Common Stock (with such aggregate number of shares of Verio Common Stock subject to adjustment only in limited circumstances not related to the value of Verio Common Stock). See "The Merger
Agreement -- Merger Consideration." As a result, the value of such consideration depends largely upon the value of Verio Common Stock, which may change significantly between the date of this Proxy Statement/Prospectus and the Closing Date (and in subsequent periods). There is no minimum trading price as a condition to Hiway's obligation to consummate the Merger. The parties' obligations to close are independent of any fluctuations (including any material decline) in the amount of the Merger Consideration as a result of fluctuations in the value of the portion of the Merger Consideration payable in Verio Common Stock, and no re-solicitation of the approval of the holders of Hiway Common Stock would occur if any such fluctuation occurred following the initial solicitation and receipt of the requisite approval of the Merger.

     The market price of Verio Common Stock has fluctuated significantly in the past, and the market price of Verio Common Stock is likely to continue to be highly volatile. For example, the highest and lowest closing sale prices of Verio Common Stock for the 90 days preceding November 30, 1998 were $25.00 and $13.00, respectively. To date, the trading volume in Verio's stock has been relatively low. Significant price fluctuations can occur as a result of a small number of shares being traded and, therefore, if the low trading volumes experienced to date continue, such fluctuations could occur in the future. There can be no assurance that the sales price of Verio Common Stock will not fluctuate or decline significantly in the future. In addition, the U.S. equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of Verio Common Stock in future periods, including prior or subsequent to the consummation of the Merger. Such fluctuations and variations in the price of Verio Common Stock and the broader market may be the result of many factors, including changes in the business, operations or prospects of Verio, announcements of technological innovations and new products by competitors, new contractual relationships with strategic partners by Verio or its competitors, proposed acquisitions by Verio or its competitors, financial results that fail to meet public market analyst expectations of performance, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations and general market and economic conditions in the U.S. and throughout the world. Shareholders of Hiway are urged to obtain current market quotations for Verio Common Stock. No assurance can be given as to the market prices of Verio Common Stock at any time before or after the Effective Time.

     In addition, the actual Per Share Cash Amount and Common Stock Exchange Ratio will depend upon the actual capitalization of Hiway at the Effective Time. Thus, the actual Per Share Cash Amount and Common Stock Exchange Ratio cannot be determined at this time, and may vary from the assumed numbers used herein. See "The Merger Agreement -- Merger Consideration."

LIMITATIONS OF FAIRNESS OPINION

     The BT Alex. Brown Opinion was prepared for the use of the Hiway Board and does not constitute a recommendation to holders of Hiway Common Stock as to how they should vote in connection with the Merger. The BT Alex. Brown Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Hiway Board as alternatives to the Merger Agreement or the underlying business decision of the Hiway Board to proceed with and effect the Merger. In addition, the

BT Alex. Brown Opinion is subject to a number of additional conditions, limitations and assumptions. See "The Merger -- Opinion of Hiway Financial Advisor."

FINANCIAL INFORMATION CONCERNING ACQUISITIONS; INTEGRATION EXPENSES

     The ISPs targeted by Verio for acquisition typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. Accordingly, the pro forma and other financial information in this Proxy Statement/Prospectus includes financial information concerning certain recently completed acquisitions for which audited financial statements may not be available. In particular, this is the case with respect to the recent WWW Acquisition. There can be no assurance that a subsequent audit by Verio will not reveal matters of significance, including with respect to revenues, expenses and liabilities, contingent or otherwise, of these companies. Verio's business strategy involves the continued and potentially rapid acquisition of additional ISPs. Verio expects that, from time to time in the future, it will enter into additional acquisition agreements, the pro forma effect of which is not known and cannot be predicted. Verio's completion of additional acquisitions may have a material impact on the financial information set forth herein. To date all of Verio's business acquisitions have been accounted for under the purchase method. On a pro forma basis, after giving effect to the Merger and the WWW Acquisition, Verio has recorded gross goodwill relating to acquisitions totaling approximately $475.3 million, which generally will be amortized over a ten-year period from the date of the acquisitions. There can be no assurance as to the number, timing or size of future acquisitions, including the amount of additional goodwill that will be recorded, if any, or the effect any such acquisitions would have on Verio's operating or financial results.

     Verio is in the process of completing valuations of the assets acquired and liabilities assumed in connection with certain of Verio's acquisitions (including TABNet), including the evaluation of in-process research and development programs. Verio expects that additional such evaluations will be undertaken with respect to in-process research and development programs that are underway at Hiway, after the Merger is consummated. These valuations will be used in determining the final purchase accounting adjustments for these acquisitions. Accordingly, the purchase accounting adjustments for these acquisitions reflected in the pro forma financial statements included in this Proxy Statement/Prospectus are likely to be revised and such adjustments may be significant. Verio expects to record a charge to operations for in-process research and development relating to certain of its recently completed acquisitions, including TABNet, as well as Hiway. The amounts of such charges are not presently determinable, but could be material. Verio is aware that the Commission is reviewing the assumptions and methodologies heretofore commonly used by companies in calculating such charges. In Verio's valuation of the assets acquired and liabilities assumed and, in particular, in the valuation of in-process research and development, Verio intends to follow recent guidance published by the Commission.

     Since the completion of substantially all of the Buyouts during the first six months of 1998, Verio has focused considerable effort on, and incurred significant expense in connection with, the consolidation of the ownership and management and integration of the operations of the ISPs it has acquired to date. During the three months ended September 30, 1998, Verio recorded one-time expenses totaling approximately $3.4 million primarily in connection with Verio's network and operational consolidation and integration strategy, including approximately $1.9 million primarily related to the elimination of approximately 250 positions which are no longer necessary due to the integration of these functions into Verio's national services, and other costs associated with personnel relocation and the cancellation of Internet access contracts and the closure of redundant POP facilities of acquired ISPs. Verio continues to incur costs for system upgrades and integration of TABNet's operations onto Verio's network, customer care, billing and financial systems, and expects to incur similar expenses associated with the integration of additional ISP and Web hosting operations it acquires (including Hiway). Verio anticipates that these expenses could be significant.

DEPENDENCE UPON CHANNEL PARTNERS

     Verio uses multiple distribution channels to market its products and services, and has three partner programs that permit its regional operations to adapt a formal indirect distribution strategy to their respective markets. These partner programs include, among others, computer and telecommunications resellers, VARs,

OEMs, systems integrators, Web designers and advertising agencies (collectively, the "Channel Partners"). Verio has over 2,500 formal and informal Channel Partner relationships, and consummation of the Merger would increase Verio's worldwide indirect distribution channel to over 4,000 Channel Partners in the U.S. and over 100 other countries. Hiway has sought to develop its reseller channel through RapidSite, which manages Hiway's network of domestic and international VARs, and through the establishment and development of its OEM relationships. Verio intends to continue the development of RapidSite after the Merger and to pursue OEM relationships as an indirect sales channel.

     In markets where Verio does not focus its direct sales force, it is dependent on third parties to stimulate demand for its products and services. Although Verio attempts to provide incentives to its Channel Partners, the failure of Verio's services to be commercially accepted in certain markets, particularly the international markets, whether as a result of a Channel Partner's performance or otherwise, could cause Verio's current Channel Partners to discontinue their relationships with Verio, and Verio may not be successful in establishing additional Channel Partner relationships in the future. The loss of Channel Partners, the failure of such parties to perform under agreements with Verio, or the inability to attract other Channel Partners with the expertise and industry experience required to market Verio's products and services could have a material adverse effect on Verio's business, financial condition and results of operations. Conflicts may develop between Verio's direct sales force efforts and those of its Channel Partners as well as among different Channel Partners. Such conflicts could affect Verio's relationship with various Channel Partners. Furthermore, to the extent that Verio realizes increased sales through Channel Partners, such sales would usually be at discounted rates, and the resulting revenues and gross margin realized by Verio will be less than if Verio had sold the same services directly. See "Business of Verio -- Sales and Distribution."

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUISITIONS AND INVESTMENTS

     Verio is currently experiencing a period of rapid expansion with the acquisition and integration of its regional operations and additional ISPs. The rapid growth of Verio's business and its product and service offerings has placed, and is likely to continue to place, a significant strain on Verio's managerial, operating, financial and other resources. Verio's future performance will depend, in part, upon its ability to manage its growth effectively, which will require that Verio implement additional management information systems capabilities, further develop its operating, administrative and financial and accounting systems and controls, improve coordination between engineering, accounting, finance, marketing and operations, and hire and train additional personnel. Failure by Verio to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer care personnel could materially adversely affect Verio's ability to generate internal growth within its regional operations or integrate the ISPs it acquires. In conjunction with its efforts to integrate the operations of the ISPs it has acquired, Verio has effected the Buyout (as defined below) of all but one of the ISPs in which it did not initially acquire a 100% ownership interest (other than V-I-A Internet, Inc. ("VIANet"), in which Verio holds a minority interest and has no right to Buyout the remaining equity and no present plan of integrating with its other operations). While Verio anticipates that it will recognize various economies and efficiencies of scale as a result of the integration of the operations of the ISPs it has acquired, the process of consolidating the businesses and implementing the strategic integration of Verio and its regional operations may take a significant period of time, will place a significant strain on Verio's resources, and could subject Verio to additional expenses during the integration process. The timing and amount of expenditures related to Verio's cost-savings initiatives and integration of the operations of Verio's ISPs may be difficult to predict. Verio may increase near-term expenditures in order to accelerate the integration and consolidation of acquired operations with the goal of achieving longer-term cost savings and improved profitability. There can be no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. As a result, there can be no assurance that Verio will be able to integrate the ISPs it has acquired successfully or in a timely manner in accordance with its strategic objectives. Failure to integrate its ISPs or to manage effectively the growth of Verio would have a material adverse effect on Verio's business, financial condition and results of operations.

     Furthermore, Verio's performance will depend on the internal growth generated through ISP operations. The timing and sustainability of any such internal growth from Verio's ISP operations is difficult to predict and may depend upon a variety of factors including Verio's development of necessary operating, administrative, financial and accounting systems and controls and Verio's ability to attract and retain highly qualified management, financial, technical, sales and marketing, and customer care personnel. Failure by Verio to manage effectively these and other factors affecting internally generated growth in its ISP operations could have a material adverse effect on Verio's business, financial condition and results of operation.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

     With Verio's recent Web hosting acquisitions, Verio now provides Web hosting services to customers in over 100 countries, and one of Verio's goals is to expand its international presence. There can be no assurance that acceptance of the Internet or demand for Internet connectivity, Web hosting and other enhanced Internet services will increase significantly in any international markets. Verio however believes that, in light of substantial anticipated competition, it will be necessary to move quickly into international markets in order to effectively obtain market share, and there can be no assurance that Verio will be able to do so. Verio may experience difficulty in managing international operations as a result of difficulties in locating effective foreign partners, competition, technical problems, distance and language and cultural differences, and there can be no assurance that Verio or its international partners, if any, will be able to successfully market and operate Verio's services in foreign markets. If revenue from international operations is not adequate to cover the investments in such activities, Verio's business, results of operations and financial condition could be materially and adversely affected.

     There are certain risks inherent in doing business on an international level, such as changes in regulatory requirements, export restrictions, imposition of tariffs, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, differing technology standards, longer payment cycles, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, seasonal reductions in business activity in certain other parts of the world, potentially adverse tax consequences and general economic conditions, including inflation. In addition, 11 of the 15 member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the euro, and to adopt the euro as their common legal currency (the "Euro Conversion"), effective January 1, 1999. As Verio is only in the initial stages of entering the European markets, Verio has not commenced any assessment of the effects of the Euro Conversion, and is unsure of the potential impact that the Euro Conversion may have on Verio's business, financial condition or results of operations. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the U.S. (see "-- Potential Liability for Information Disseminated Over Network; Regulatory Matters"). There can be no assurance that one or more of such factors will not have a material adverse effect on Verio's international operations and, consequently, on Verio's business, results of operations and financial condition.

CHANGES IN THE RIGHTS OF HIWAY SHAREHOLDERS

     Hiway is incorporated in the State of California, and the rights of shareholders of Hiway are currently governed by the CGCL, the Articles of Incorporation of Hiway and the Bylaws of Hiway. Upon consummation of the Merger, holders of shares of Hiway Common Stock will become holders of Verio Common Stock, and their rights as stockholders of Verio will be governed by the DGCL, the Restated Certificate of Incorporation of Verio and the Bylaws of Verio. Verio and Hiway are both currently subject to the U.S. securities laws, and Verio is subject to the rules and regulations of Nasdaq.

     Certain differences between the rights of the shareholders of Hiway and the stockholders of Verio arise from differences between the CGCL and the DGCL, as well as from the differences between the corporate governing instruments of the two companies and the rules and regulations of the regulatory bodies governing the two companies. These differences may have a material effect on the rights of shareholders of Hiway to nominate, vote for and remove directors, approve certain corporate actions, receive dividends, and inspect corporate records, among other things. See "Comparison of Rights of Verio Stockholders and Hiway Shareholders."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Shareholders of Hiway should be aware that certain members of the management of Hiway, including members of the Hiway Board, have interests in the Merger that are in addition to the interests of shareholders of Hiway generally. In particular, the Hiway Executive Officers are entitled to receive certain payments in connection with the termination of the Hiway Employment Agreements (which provide for certain rights and payments upon any "Change of Control" of Hiway), and in consideration of their obligations under the Noncompete Agreements, as each of those terms is defined, and as more fully described, under "The Merger -- Interests of Certain Persons in the Merger." These payments, which are anticipated to total approximately $4.4 million, will be included in the determination of Excess Expenses, and so may result in a decrease in the Common Stock Exchange Ratio and the Option Exchange Ratio. See "The Merger Agreement -- Merger Consideration."


SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of Verio's initial public offering in May 1998 (the "Verio IPO"), Verio, its directors and officers, and certain stockholders agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Verio Common Stock or any securities convertible into, or exchangeable, for shares of Verio Common Stock for a period of six months from May 11, 1998, the date of the prospectus relating to the Verio IPO (the "Prospectus Date"), without the prior written consent of Smith Barney Inc., the lead underwriter in the Verio IPO. As a result, on November 12, 1998, approximately 15.6 million shares of Verio Common Stock became freely tradable without further restriction or registration under the Securities Act, subject to the limitations of Rule 144 ("Rule 144") under the Securities Act.

     In addition, in connection with the NTT Investment (as defined below), Nippon Telegraph and Telephone Corporation ("NTT") agreed not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any of the 4,493,877 shares of Verio Common Stock purchased by NTT pursuant to the NTT Investment (the "NTT Shares") for a period of six months from the Prospectus Date, without the prior written consent of Smith Barney Inc. The NTT Shares are "restricted shares" and NTT will not be entitled to sell such shares in the public securities market without registration except pursuant to Rule 144 (or Rule 145, as applicable) or any other applicable exemption under the Securities Act.


     In connection with the Buyouts and acquisitions that involved the issuance of shares of Verio Series D-1 Preferred Stock (which converted automatically into Verio Common Stock upon consummation of the Verio IPO), Verio entered into market standoff agreements with holders of the Series D-1 Preferred Stock that was issued, which restrictions expire in one-third increments on the six, twelve, and eighteen month anniversaries of the Prospectus Date. Following the six-month, twelve-month and eighteen-month lockup periods, approximately 738,171, 738,171 and 738,171 additional shares of Verio Common Stock, respectively, have or will become immediately saleable, subject to the limitations imposed by Rule 144 which could be applicable to certain holders of such Verio Common Stock.


     Verio has filed registration statements on Form S-8 to register shares of Verio Common Stock reserved for issuance under its equity incentive plans. As of September 30, 1998, options to purchase approximately 4,633,084 shares of Verio Common Stock were outstanding under Verio's stock option plans.

     Sales of substantial amounts of Verio Common Stock in the public market after consummation of the Merger could materially adversely affect prevailing market prices for Verio Common Stock. Verio has outstanding 32,941,678 shares of Verio Common Stock as of October 31, 1998. Although the exact number of shares of Verio Common Stock issuable in the Merger cannot be determined until the Effective Time, based on Hiway's capitalization as of November 13, 1998, and assuming no Excess Expenses, Verio will issue 3,141,249 additional shares of Verio Common Stock in the Merger. See "The Merger Agreement -- Merger Consideration." The shares of Verio Common Stock issued in the Merger will be eligible for immediate sale in the public market, subject to the limitations of Rule 145 applicable to affiliates and the Lockup Agreements to be entered into by the Hiway Executive Officers (as defined below) which prohibit such persons from disposing of Verio Common Stock for a period of six months following the Closing Date. See "The Merger -- Resale Restrictions."

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

     Verio was formed in March 1996. Verio has incurred net losses since its inception, and management expects to incur significant additional losses as Verio continues its investment and acquisition program as well as the building of its national network operations. For the period from inception to December 31, 1996 (the "1996 Period"), the year ended December 31, 1997, and the nine-month period ended September 30, 1998, Verio reported net losses of $5.1 million, $46.3 million, and $88.3 million, respectively. From inception through September 30, 1998, Verio reported cumulative cash used by operating activities of $73.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio." Verio expects to generate negative operating cash flow for at least the next several years while it continues to acquire, invest in and integrate the operations of ISPs. The extent to which Verio experiences negative cash flow will depend upon a number of factors, including the number and size of its acquisitions and investments, the expenses and time required to effectively integrate acquired operations and capture operating efficiency, the ability to generate increasing revenues and cash flow, the amount of expenditures incurred at the corporate and national level, and any potential adverse regulatory developments. Verio will be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that Verio will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, Verio must, among other things, develop and market products and services which are accepted on a broad commercial basis. Given Verio's limited operating history, there can be no assurance that Verio will ever achieve broad commercial acceptance or profitability. See "-- Competition; Pricing Fluctuation" and "-- Dependence on the Internet; Risks of Technology Trends and Evolving Industry Standards" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio -- Liquidity and Capital Resources." Verio's profitability also will be affected as a result of Verio's recording of compensation expense in an aggregate amount of approximately $10.6 million in connection with the granting of options subsequent to February 28, 1998, which compensation expense will be recorded over the forty-eight month vesting period of those options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio -- Results of Operations -- Stock-Based Compensation."

SUBSTANTIAL INDEBTEDNESS; EFFECT OF FINANCIAL LEVERAGE

     Verio has indebtedness that is substantial in relation to its stockholders' equity and cash flow. As of September 30, 1998, Verio had an aggregate of approximately $274.5 million of long-term indebtedness outstanding, representing 54% of total capitalization, and would have had approximately $280.5 million of long-term indebtedness outstanding after giving pro forma effect to the WWW Acquisition and the Merger, representing 48% of total pro forma capitalization. After giving effect to Verio's issuance of the November 1998 Notes, and assuming consummation of the Merger, long-term indebtedness will be approximately $680.5 million, representing approximately 69% of total pro forma capitalization. In addition, Verio has executed a credit agreement providing for $70.0 million of revolving credit facility (the "Bank Facility"), none of which has been drawn as of October 31, 1998. See "-- Requirements for Additional Capital." On a historical basis, Verio's earnings have been insufficient to cover its fixed charges, and, as a result of Verio's substantial indebtedness, Verio's fixed charges are expected to exceed its earnings for the foreseeable future. Substantial leverage poses the risk that Verio may not be able to generate sufficient cash flow to service its indebtedness, or to adequately fund its operations. Verio has experienced a substantial decrease in EBITDA, from $(5.6) million in the 1996 Period to $(29.7) million in 1997. EBITDA as a percentage of revenue improved from (237%) to (83%) from the 1996 Period to the year ended December 31, 1997. However, there can be no assurance that this trend will continue, or that Verio will be able to increase its revenue and leverage the investments it has made in national services and systems, the national network, and operating overhead, to achieve sufficient cash flow to meet its debt service obligations. In particular, there can be no assurance that Verio's operating cash flow will be sufficient to pay (i) the $13.5 million in annual interest (beginning in June 2000 following the termination of the interest escrow arrangement for the 1997 Notes) on the $100.0 million principal amount of 1997 Notes that remain outstanding after the repurchase of $50.0 million principal amount of the 1997 Notes held by Brooks Fiber Properties, Inc. ("Brooks") (the "Refinancing"),

(ii) the $18.2 million in annual interest on the March 1998 Notes, or (iii) the $45.0 million in annual interest on the November 1998 Notes, or to meet its debt service obligations under the Bank Facility, if drawn upon. The leveraged nature of Verio also could limit the ability of Verio to effect future financings or may otherwise restrict Verio's operations and growth.

RISKS ASSOCIATED WITH FINANCING ARRANGEMENTS

     Verio's Bank Facility is secured by the capital stock of Verio's operating subsidiaries. The Bank Facility requires that Verio satisfy certain financial covenants and currently prohibits the payment of dividends and the repurchase of capital stock of Verio without the lenders' consent. Verio's secured lenders would be entitled to foreclose upon those assets in the event of a default under the Bank Facility and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of Verio's capital stock in the event that Verio is liquidated. In addition, the collateral security arrangements under Verio's Bank Facility may adversely affect Verio's ability to obtain additional borrowings.

REQUIREMENTS FOR ADDITIONAL CAPITAL

     Verio's operations have required and will continue to require substantial capital for investments in regional operations, including the acquisition of or investments in additional ISPs, the deployment of Verio's national network and infrastructure and the funding of capital expenditures for expansion of services and operating losses. Verio may need additional amounts to fund its operating losses and those of its subsidiaries, which amounts cannot be determined. Over the longer term, it is likely that Verio will require substantial additional funds to continue to fund Verio's investment and acquisition program as well as product development, marketing, sales and customer support capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio -- Liquidity and Capital Resources."

     Verio expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, lease financings and sales of additional debt securities. The failure to raise and generate sufficient funds may require Verio to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on Verio's growth and its ability to compete in the Internet industry. No assurance can be given that Verio will have sufficient cash flow available to maintain its current or future growth plans or operations.

COMPETITION; PRICING FLUCTUATION

     The market for Internet connectivity and related services is extremely competitive. Verio anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers. Verio believes that a reliable national network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in Verio's targeted market, and that price is usually secondary to these factors.

     Verio's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking (formerly BBN), PSINet, Concentric Network and Intermedia/DIGEX. While Verio believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have a significantly greater market presence, brand recognition, and financial, technical and personnel resources than Verio, and have extensive coast-to-coast Internet backbones. Verio also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI/WorldCom, Cable & Wireless/InternetMCI, and Sprint, offer Internet access services and compete with Verio. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers ("LECs"), including the Regional Bell

Operating Companies ("RBOCs"), to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, Verio believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The MCI/WorldCom/MFS/UUNet consolidation, Cable & Wireless' acquisition of InternetMCI, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on Verio's ability to compete effectively with the telecommunications providers and may result in pricing pressure on Verio that would have an adverse effect on Verio's business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC that provides high-speed data through direct broadcast satellite technology; CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology; and Winstar, which currently offers high-speed Internet access to business customers over the 38 GHz spectrum.

     The predominant on-line service providers, including America Online, CompuServe, Microsoft Network and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. Verio competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the deployment and planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and various Digital Subscriber Line ("DSL") technologies. While these providers initially targeted the residential consumer, recently a number of DSL providers have also announced their intent to offer DSL services to Verio's target market of small and medium sized businesses, which may significantly affect the pricing of Verio's service offerings. Further, a number of DSL providers have recently launched their services in conjunction with ISPs (including Verio), allowing ISPs to offer Internet connectivity over DSL circuits. These DSL circuits, which provide higher speed and lower latency Internet connections than a standard dial-up phone connection, may compete with Verio's dedicated connectivity offerings.

     As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, Verio currently encounters and expects to encounter significant pricing pressure and other competition in the future. Advances in technology, as well as changes in the marketplace and the regulatory environment, are constantly occurring, and Verio cannot predict the effect that ongoing or future developments may have on Verio or the pricing of its products and services. See "-- Fluctuations in Operating Results," "-- Potential Liability for Information Disseminated Over Network; Regulatory Matters" and
"-- Dependence on the Internet; Risk of Technology Trends and Evolving Industry Standards."

     In connection with the OSP Agreement (as defined in "Business of Verio -- NTT Strategic Relationship") between Verio and NTT, further details of which have been agreed to by Verio and NTT in a subsequent Strategic Partner Services Agreement, NTT is entitled to "most favored customer" status and pricing concessions in connection with the service provided by Verio under those agreements. NTT and Verio are continuing to negotiate the specific terms of these arrangements. See "Business of Verio -- NTT Strategic Relationship" and "Certain Transactions of Verio -- Other Transactions."

DEPENDENCE UPON IMPLEMENTATION OF NETWORK INFRASTRUCTURE; ESTABLISHMENT AND MAINTENANCE OF PEERING RELATIONSHIPS

     Verio's success will depend upon its ability to complete the implementation of and to continue to expand its national network infrastructure and support services in order to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. The continued development and expansion of Verio's national network will require that it enter into additional agreements, on acceptable terms and conditions, with the various providers of infrastructure capacity and equipment and support services. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions. See "Business of Verio -- Technology and Network
Operations -- Peering Relationships."

     In addition, the establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven industry peering practice. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing requirements associated with maintaining peering with the major national ISPs develop, Verio may have to comply with those additional requirements in order to continue to maintain its peering relationships. Verio also anticipates that future expansions and adaptations of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of Verio's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that Verio will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that Verio will be able to deploy successfully any expanded and adapted network infrastructure. Failure to maintain peering relationships or establish new ones, if necessary, would cause Verio to incur additional operating expenditures which would have a material adverse effect on Verio's business, financial condition and results of operations.

CHALLENGES OF GROWTH BY ACQUISITIONS

     Verio's business strategy is dependent, in part, upon its ability to continue to successfully identify and acquire ISPs that meet Verio's acquisition criteria. Verio is continuing to seek and evaluate business-focused ISPs in order to deepen and broaden its market presence, to expand its strength in its Internet connectivity and Web hosting core service platforms, and to add additional enhanced service capabilities. Although Verio's acquisitions initially were primarily smaller local and regional independent ISPs, Verio more recently has also targeted the acquisition of larger businesses such as its acquisition of TABNet and the proposed Merger. Verio expects that competition for appropriate acquisition candidates may be significant. Verio may compete with other communications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than Verio. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and other matters. No assurance can be given that Verio will be able to identify suitable ISPs successfully or, once identified, will be able to consummate an acquisition of or an investment in those targeted ISPs on terms and conditions acceptable to Verio. See
"-- Competition; Pricing Fluctuation" and "Business of Verio -- The Verio Strategy." Further, Verio's ability to consummate transactions with ISPs that it identifies will require significant financial resources. Failure to raise and generate sufficient funds may require Verio to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on Verio's growth. See "-- Requirements for Additional Capital."

FLUCTUATIONS IN OPERATING RESULTS

     Verio's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs and the introduction of value-added enhanced services and new services by Verio. Additional factors that may contribute to the variability of Verio's operating results include: the pricing and mix of services offered by Verio; Verio's customer retention rate; changes in pricing policies and product offerings by Verio's competitors; growth in demand for network and Internet access services; the incurrence of one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. Verio has also experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. In response to competitive pressures, Verio may take certain pricing or marketing actions that could have a material adverse effect on Verio's business, financial condition and results of operations. See
"-- Competition; Pricing Fluctuation." As a result, variations in the timing and amounts of revenues could have a material adverse effect on Verio's quarterly operating results. Due to the foregoing factors, Verio believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio -- Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     Verio is highly dependent upon the efforts of its senior management team, the loss of any of whom could impede the achievement of product development and marketing objectives and could have a material adverse effect on Verio. Verio believes that its future success will depend in large part on its ability to attract and retain qualified technical and marketing personnel for whom there is intense competition in the areas of Verio's activities. There can be no assurance that Verio will be able to attract and retain the personnel necessary for the development and integration of its business. Delays in hiring such personnel could delay the achievement of development and marketing objectives. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on Verio's business, financial condition and results of operations.

RISK OF SYSTEM FAILURE

     Verio's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, power loss, telecommunications failures and similar events or to construct networks that are not vulnerable to the effects of such events. Significant portions of Verio's computer equipment, including components critical to the operation of its Internet backbone, are located at Verio's facility in Englewood, Colorado and the Network Operation Center ("NOC") of Verio located in Dallas, Texas and at the NOCs of acquired companies, including Hiway. Despite precautions taken by and planned by Verio, the occurrence of a natural disaster or other unanticipated problem at Verio's NOC or at a number of Verio's national nodes could cause interruptions in the services provided by Verio. The failure of a local point of presence ("POP") would result in interruption of service to the customers served by such POP until necessary repairs were effected or replacement equipment were installed. Additionally, failure of Verio's telecommunications providers to provide the data communications capacity required by Verio as a result of natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by Verio. Any damage or failure that causes interruptions in Verio's operations could have a material adverse effect on Verio's business, financial condition and results of operations.

     Hiway currently offers to all its customers a 99.9% service level warranty, under which Hiway guarantees that each customer's Web site would be available at least 99.9% of the time in each calendar month for as long as the customer is using Hiway's Web hosting services. If uptime falls below this level in any month, Hiway would provide Web hosting services free of charge for that month. Verio does not currently have a policy of providing a similar service warranty to its customers. There can be no assurance, however, that Verio will not adopt a service warranty policy in the future. To the extent that Verio provides such a service warranty policy in the future, it could experience a material decline in its revenues in connection with any system downtime experienced by its customers or other material charges associated with such warranty coverage.

SECURITY RISKS

     Despite the implementation of security measures by Verio, networks are vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of Verio and its customers, which may result in liability of Verio to its customers and also may deter potential subscribers. Although Verio intends generally to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by Verio will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to Verio's customers which could have a material adverse effect on Verio's business, financial condition and results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED OVER NETWORK; REGULATORY
MATTERS

     The law relating to liability of on-line service providers and ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. Although some courts have ruled that the 1996 Telecommunications Act immunizes ISPs from liability for defamatory material carried on their facilities, there can be no assurance that other courts will take a similar approach. In one case, a state court held that an on-line service provider could be found liable for defamatory materials provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that on-line service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. In October 1998, new federal legislation was enacted that requires ISPs to remove or disable access to allegedly infringing material when certain notice requirements are met. This legislation provides certain liability protections to ISPs that comply with its requirements, so long as the ISP takes certain actions prescribed in the statute. Although the Supreme Court has declared the Communications Decency Act, enacted in conjunction with the 1996 Telecommunications Act, to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, state and federal statutes continue to prohibit the on-line distribution of obscene materials. Further federal legislation was enacted in October 1998 that requires limitations be imposed on access to pornography and other material deemed "harmful to minors." Although this legislation has been challenged in court as a violation of the First Amendment, it is not possible to predict the outcome of this case. The imposition upon ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require Verio to implement measures to reduce its exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on Verio's business, operating results and financial condition. Laws relating to the regulation and liability of Internet access providers for information carried or disseminated on their networks also are being considered and implemented in other countries. Decisions, laws, regulations, and other activities regarding regulation and content liabilities in other countries may significantly impact the development and profitability of Verio's international operations.

     Although Verio is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other federal or state agency (other than regulations applicable to businesses generally), changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which Verio may sell its services. For example, proposed regulations at the FCC would require discounted Internet connectivity rates for schools and libraries. Also, the FCC is considering whether ISPs should be required to pay access charges to local telephone companies for each minute that dial up users spend connected to ISPs through telephone company switches, and some telephone companies have requested similar relief from state regulatory commissions. The imposition of access charges would affect Verio's costs of serving dial up customers and could have a material adverse effect on Verio's business, operating results and financial condition.

DEPENDENCE ON THE INTERNET; RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

     Verio's products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Verio's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that Verio will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. Verio believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that Verio will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that services or technologies developed by others will not render Verio's services or technology uncompetitive or obsolete. For example, Verio's services rely on the continued widespread commercial use of Transmission Control Protocol/ Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by Verio and its ISPs are not broadly accepted, Verio's business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by Verio. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact Verio's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; LIMITED SOURCES OF SUPPLY

     Verio relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by Verio, are available only from limited sources. For example, Verio currently relies on Cisco Systems to supply routers critical to Verio's network, and Verio could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Qwest, Sprint, MCI and MFS, which are competitors of Verio, are Verio's primary providers of data communications facilities and network capacity. Verio also is dependent upon LECs, which often are competitors of Verio, to provide telecommunications services and lease physical space to Verio for routers, modems and other equipment. Verio has from time to time experienced delays in the provisioning of telecommunications services, which can lead to the loss of customers or prospective customers. There can be no assurance that, on an ongoing basis, Verio will be able to obtain such services on the scale and within the time frames required by Verio at a commercially reasonable cost, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on Verio's business, operating results and financial condition.

YEAR 2000 COMPLIANCE

     Verio and Hiway are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. The Year 2000 problem is pervasive and complex, as virtually every company's computer operations will be affected in some way.

     Verio is currently engaged in a two-phase process to evaluate its internal status with respect to the Year 2000 issue. In the first phase, which Verio expects to complete in the fourth quarter of 1998, Verio is conducting an assessment of its national systems in Denver, Colorado, Dallas, Texas and its east operating region, including both IT systems and non-IT systems such as hardware containing embedded technology, for Year 2000 compliance. Verio has hired outside consultants and utilizes certain employees in its phase one evaluation. To date, the costs and expenses of such outside consultants and employees of Verio have not been material. While the remaining phase one costs are difficult to estimate, Verio does not currently anticipate that such costs will be material. To date, Verio has not discovered Year 2000 issues in the course of its assessment that would have a material adverse effect on the business, results of operations or financial condition of Verio. However, there can be no assurance that Verio will not discover Year 2000 issues upon completion of phase one.

     Phase two of the process, which is expected to be completed during the second quarter of 1999, will involve taking any needed corrective action to bring systems into compliance and to develop a contingency plan in the event any non-compliant critical systems remain by January 1, 2000. As part of this phase, Verio will attempt to quantify the impact, if any, of the failure to complete any necessary corrective action. Although Verio cannot currently estimate the magnitude of such impact, if systems material to Verio's operations have not been made Year 2000 compliant upon completion of this phase, the Year 2000 issue could have a material adverse effect on Verio's business, results of operations and financial condition. To date, the costs incurred by Verio with respect to phase two have not been material. Future costs will remain difficult to estimate until the completion of phase one. However, Verio does not currently anticipate that such costs will be material.

     Hiway has recently worked with an independent consultant to evaluate Hiway's applications, services, operating systems, software, servers, networking equipment and other hardware for Year 2000 compliance. This evaluation focused on whether Hiway's operations or assets, including the provision of Web hosting and Internet connectivity, accounting and customer billing, and other infrastructure would encounter any problems as a result of the occurrence of the Year 2000. The cost of this review was approximately $100,000. Hiway's total Year 2000 project cost, including the correction of any problems that are found, is expected to be less than $500,000.

     Hiway's Year 2000 project is divided into three phases -- Assessment, Remediation Planning and Remediation and Testing with progress tracked by phase and function.

     As testing for Year 2000 functionality of Verio's and Hiway's systems must occur in a simulated environment, Verio and Hiway will not be able to test fully all Year 2000 interfaces and capabilities prior to Year 2000. Failure of their central database or proprietary billing software to be Year 2000 compliant may have a material adverse impact on Verio's and Hiway's ability to provide services and collect fees, which could result in a material adverse impact on their respective business, financial condition and results of operations as early as January 1999. In the event that Hiway faces Year 2000 problems as a result of the failure of its internal systems, Hiway believes material exposure would exist with respect to its provisioning and billing systems. In such an event, Hiway's contingency plan is to resort to manual provisioning and billing systems estimated to cost $75,000 up-front plus $35,000 per month.

     Hiway and Verio are in the process of evaluating the Year 2000 preparedness of their respective telecommunications providers, on which they are critically reliant for the connectivity to the Internet crucial to their Web hosting and Internet connectivity services. If these telecommunications providers have Year 2000 problems that interfere with their ability to provide telecommunications services, this could have a material adverse impact on Verio's and Hiway's ability to provide their services. In the event of such a interruption in service, Verio and Hiway would seek alternative sources of telecommunications services. However, such services may not be available, in which case there could be a material adverse impact on Verio's and Hiway's ability to provide their services, resulting in a material adverse impact on their respective business, financial condition and results of operations.

     Similarly, Verio and Hiway are in the process of evaluating the Year 2000 preparedness of their utilities service providers. Failure of these electrical utilities to provide service to Verio or Hiway also would have a significant impact on their ability to provide services. In the event that electrical service is interrupted, Verio and Hiway would rely on backup electrical generation equipment maintained at their data centers. However, long term reliance on such backup equipment could have a significant impact on Verio's and Hiway's cost of providing services, resulting in a material adverse impact on their business, financial condition and results of operations.

     Finally, Verio and Hiway are in the process of evaluating the Year 2000 preparedness of their other significant vendors, VARs and OEMs. Failure of such vendors, VARs or OEMs, or their telecommunications services or utilities providers, to be Year 2000 compliant could have a material impact on their ability to provide services to their customers, resulting in a material adverse impact on Verio's and Hiway's business, financial condition and results of operations.

     Based on the steps being taken to address this issue and the progress to date, Verio believes that the Year 2000 compliance expenses will not have a material adverse effect on Verio's earnings. However, there can be no assurance that Year 2000 problems will not occur with respect to Verio's or Hiway's computer systems. Furthermore, the Year 2000 problem may impact other entities with which Verio and Hiway transact business, and Verio and Hiway cannot predict the effect of the Year 2000 problem on such entities or the resulting effect on Verio and Hiway. As a result, if preventative and/or corrective actions by Verio and Hiway or those with whom Verio and Hiway do business are not made in a timely manner, the Year 2000 issue could have a material adverse effect on Verio's or Hiway's business, financial condition and results of operations.

EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of Verio's Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Verio. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of Verio Common Stock. Such provisions may also inhibit fluctuations in the market price of Verio Common Stock that could result from takeover attempts. In addition, the Verio Board, without further stockholder approval, may issue Verio's Undesignated Preferred Stock, with such terms as the Verio Board may determine, that could have the effect of delaying or preventing a change in control of Verio. The issuance of Verio's Undesignated Preferred Stock could also adversely affect the voting power of the holders of Verio Common Stock, including the loss of voting control to others. Verio also is afforded the protections of Section 203 of the DGCL, which could delay or prevent a change in control of Verio or could impede a merger, consolidation, takeover or other business combination involving Verio or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Verio. See "Description of Capital Stock" and "Comparison of Rights of Verio Stockholders and Hiway Shareholders."

FORWARD-LOOKING STATEMENTS

     The statements contained in this Proxy Statement/Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the Reform Act). The safe harbor provisions provided in

Section 27A of the Securities Act and Section 21E of the Exchange Act apply to forward-looking statements made only by Verio and not Hiway. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Verio and Hiway wish to caution the reader that these forward-looking statements addressing the timing, costs and scope of Verio's acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which Verio invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs and other matters contained above and elsewhere in this Proxy Statement/Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of Verio or Hiway, as the case may be, which, although considered reasonable by Verio or Hiway, as the case may be, may not be realized. Because of the number and range of the assumptions underlying Verio's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of Verio or Hiway, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Proxy Statement/Prospectus. These forward-looking statements are based on current expectations, and neither Verio nor Hiway assumes any obligation to update this information. Therefore, the actual experience of Verio and Hiway and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by Verio, Hiway or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                           THE HIWAY SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


     The Hiway Special Meeting will be held on December 29, 1998, at 11 A.M., Pacific Time, at the corporate offices of Best, located at 401 Third Street, San Francisco, California 94107.


     At the Hiway Special Meeting, holders of Hiway Common Stock will consider and vote upon the Hiway Merger Proposal and consequently to approve and adopt the Merger Agreement and the Merger. Shareholders of Hiway will also consider and vote on any other matter that may properly come before the meeting.

     THE HIWAY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE HIWAY MERGER PROPOSAL, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HIWAY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF HIWAY COMMON STOCK VOTE "FOR" APPROVAL OF THE HIWAY MERGER PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES


     Only holders of Hiway Common Stock at the close of business on December 3, 1998 (the "Hiway Record Date") are entitled to notice of and to vote at the Hiway Special Meeting. As of the Hiway Record Date, there were approximately 176 holders of record of Hiway Common Stock, and 35,887,913 shares of Hiway Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.


     All shares of Hiway Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF HIWAY COMMON STOCK WILL BE VOTED "FOR" APPROVAL OF THE HIWAY MERGER PROPOSAL. Hiway does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Hiway Special Meeting. If any other matter or matters are properly presented for action at the Hiway Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Hiway, by signing and returning a later dated proxy or by voting in person at the Hiway Special Meeting. However, mere attendance at the Hiway Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Hiway Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Hiway Board. Hiway will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Hiway in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of Hiway Common Stock held of record by such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of all of the issued and outstanding shares of Hiway Common Stock entitled to vote is necessary to constitute a quorum at the Hiway Special Meeting. For purposes of determining whether a quorum is present, the inspector of election will include abstentions and broker non-votes.

REQUIRED VOTE

     Approval of the Hiway Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Hiway entitled to vote thereon. For purposes of determining whether the Hiway Merger Proposal has been approved, the inspector of elections will exclude abstentions and broker non-votes from the number of shares deemed to have been voted on such matter at the Hiway Special Meeting. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, and the abstention from voting by a shareholder, will each have the same effect as a vote "AGAINST" approval of the Hiway Merger Proposal.


     As of the Hiway Record Date, directors and executive officers of Hiway and their affiliates were beneficial owners of an aggregate of 22,615,638 shares of Hiway Common Stock (exclusive of any shares issuable upon the exercise of stock options or warrants remaining unexercised as of such date), or approximately 63.0% of the 35,887,913 shares of Hiway Common Stock that were issued and outstanding as of such date.



     Certain shareholders of Hiway (including each of the Hiway Executive Officers (as defined below) and one additional individual), holding in the aggregate approximately 63.0% of the Hiway Common Stock outstanding as of the Hiway Record Date, have each entered into a Voting Agreement and Irrevocable Proxy with Verio pursuant to which each has agreed to vote, and has executed an irrevocable proxy in favor of Verio to vote, all shares of Hiway Common Stock owned by such shareholder for approval of the Hiway Merger Proposal. Accordingly, approval of the Hiway Merger Proposal is virtually certain, assuming that all of the shares of Hiway Common Stock subject to such Voting Agreements and Irrevocable Proxies are voted pursuant thereto. Execution of the Voting Agreements and Irrevocable Proxies was required to induce Verio to enter into the Merger Agreement. See "Voting Agreements."


     HIWAY SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN THE PROXY WILL HAVE THE PRACTICAL EFFECT OF VOTING AGAINST THE HIWAY MERGER PROPOSAL.

     Even if the Hiway Merger Proposal is approved by Hiway shareholders, it is a condition to Verio's obligation to close the Merger that the holders of no more than 10% of the outstanding shares of Hiway Common Stock shall have demanded or be eligible to demand dissenters' rights. See "The Merger
Agreement -- Conditions" and "Dissenters' Rights of Hiway Shareholders." It thus is important that you complete, date, sign and return the enclosed proxy regardless of whether the Hiway Merger Proposal has been approved, since by doing so you will no longer be eligible to exercise dissenters' rights.

                                   THE MERGER

     This section of this Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement and the terms of the Merger, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders of Hiway are urged to read the Merger Agreement.

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approval of Hiway shareholders required therefor is obtained and all other conditions to the Merger are satisfied or waived as provided in the Merger Agreement. Upon consummation of the Merger, Merger Sub will be merged with and into Hiway, with Hiway being the surviving company.

     At the Effective Time, each outstanding share of Hiway Common Stock will be converted into cash and a fraction of a share of Verio Common Stock, as follows:

     - The Per Share Price with respect to each share of Hiway Common Stock in connection with the Merger will be equal to the quotient of (i) approximately $254.72 million, adjusted as described herein (the "Total Consideration Value"), divided by (ii) the number of shares of Hiway Common Stock outstanding on the Closing Date, on a fully diluted basis.

     - The Per Share Cash Amount payable with respect to each share of Hiway Common Stock will be equal to the quotient of (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

     - The Common Stock Exchange Ratio with respect to each share of Hiway Common Stock will be equal to the quotient of (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

     The Total Consideration Value will be finally determined pursuant to the Merger Agreement at the Effective Time, taking into account, among other things, the amount, if any, of Excess Expenses and the proceeds that would be receivable by Hiway upon the exercise of certain options and warrants to purchase Hiway Common Stock. In addition, the actual value of the shares of Verio Common Stock to be issued in connection with respect to each share of Hiway Common Stock (and thus the actual value of the Total Consideration Value at the Effective Date) will depend upon, among other things, the actual value of Verio Common Stock at the Closing Date, which may vary both before and after the Closing Date. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received" and "The Merger Agreement -- Merger Consideration" for a more detailed discussion of the consideration to be received in the Merger. Cash will be paid in lieu of fractional shares.


     Each Hiway option or warrant will be assumed by Verio and become an option or warrant to purchase, at the same aggregate exercise price and on substantially the same terms and conditions as the Hiway option or warrant, that number of shares of Verio Common Stock which the holder thereof would have been entitled to receive had such option or warrant been exercised prior to the Effective Time and had the Total Consideration Value been paid entirely in shares of Verio Common Stock.


     The exact amount of cash and shares of Verio Common Stock comprising the Merger Consideration cannot be determined until immediately prior to the Effective Time. However, based upon Hiway's capitalization as of November 13, 1998, and assuming that there are no Excess Expenses, (i) the Per Share Cash Amount will be approximately $4.90 and the Common Stock Exchange Ratio will be approximately 0.0875, and (ii) the Option Exchange Ratio will be approximately
0.3940. Additional examples of how the actual amount of cash and exchange ratios will be determined are included below in this Proxy Statement/ Prospectus. See "The Merger Agreement -- Merger Consideration."

     No fractional shares of Verio Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount equal to the product of (i) the fraction of a share of Verio Common Stock that would otherwise be issuable multiplied by (ii) $16.00.

     Notwithstanding the foregoing, all shares of Hiway Common Stock held in the treasury of Hiway, by any subsidiary of Hiway, by Verio or by any subsidiary of Verio will be cancelled and retired, without any consideration to be paid by Verio.

EFFECTIVE TIME

     The Effective Time will occur upon the filing of an agreement of merger (the "Agreement of Merger") with the Secretary of State of the State of California or at such later time as is specified in the Agreement of Merger. The filing of the Agreement of Merger will occur upon satisfaction or waiver of the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before February 28, 1999 and under certain other conditions. See "The Merger
Agreement -- Conditions" and "-- Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

     The conversion of shares of Hiway Common Stock (other than Dissenting Shares, as defined below) into the right to receive the Merger Consideration will occur automatically at the Effective Time.


     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Hiway Common Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates representing shares of Hiway Common Stock ("Hiway Stock Certificates") in exchange for cash and certificates representing shares of Verio Common Stock. Upon surrender of a Hiway Stock Certificate to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Hiway Stock Certificate will be entitled to receive in exchange therefor
(i) a certificate representing that number of whole shares of Verio Common Stock and (ii) a check representing the amount of cash, including that amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Hiway Stock Certificate so surrendered.


     If any issuance or payment of the Merger Consideration in exchange for shares of Hiway Common Stock is to be made to a person other than the Hiway shareholder in whose name the Hiway Stock Certificate is registered at the Effective Time, it will be a condition of such exchange that the Hiway Stock Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Hiway shareholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     After the Effective Time, there will be no further transfers of Hiway Common Stock on the stock transfer books of Hiway. If a Hiway Stock Certificate is presented for transfer, it will be cancelled and the Merger Consideration with respect to the shares of Hiway Common Stock represented by such Certificate will be delivered in exchange therefor.

     After the Effective Time and until surrendered, shares of Hiway Common Stock (other than Dissenting Shares) will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the Merger Consideration with respect to such shares. No dividends or other distributions, if any, payable to holders of Verio Common Stock will be paid to the holders of any Hiway Stock Certificates until such Certificates are surrendered. Upon surrender of such Certificates, all such declared dividends and distributions which shall have become payable with respect to such Verio Common Stock in respect of a record date after the Effective Time (if any) will be paid to the holder of record of the full shares of Verio Common Stock represented by the certificate issued in exchange therefor, without interest.

     Neither the Exchange Agent nor any party to the Merger Agreement is liable to a holder of shares of Hiway Common Stock for any cash or shares of Verio Common Stock, or dividends thereon, or the cash payment for fractional interests delivered to a public official pursuant to applicable escheat laws.

     In the event that any Hiway Stock Certificate has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Hiway Stock Certificate to be lost, stolen or destroyed, and (ii) if required by Verio and/or the Exchange Agent, in its discretion, the posting by such person of a bond in such sum as Verio and/or the Exchange Agent may direct as indemnity, or such other form of indemnity as Verio and/or the Exchange Agent may reasonably direct, against any claim that may be made against Verio and/or the Exchange Agent with respect to such Hiway Stock Certificate, the Exchange Agent will deliver in exchange for such Hiway Stock Certificate the Merger Consideration with respect to the shares of Hiway Common Stock represented by such Hiway Stock Certificate.

     If a Hiway shareholder dissents from the Merger and demands appraisal of any Hiway Common Stock in accordance with the provisions of Chapter 13 of the CGCL, any Dissenting Shares of such shareholder will not be converted, but will from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to the Hiway shareholder pursuant to the CGCL; provided, however, that each share of Hiway Common Stock held by a Hiway shareholder who, after the Effective Time, withdraws his demand for appraisal or loses his rights of appraisal with respect to such shares of Hiway Common Stock, in either case pursuant to the CGCL, will not be deemed to be Dissenting Shares but will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. See "Dissenters' Rights of Hiway Shareholders."

     HIWAY SHAREHOLDERS SHOULD NOT FORWARD HIWAY STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HIWAY SHAREHOLDERS SHOULD NOT RETURN HIWAY STOCK CERTIFICATES WITH THE ENCLOSED HIWAY PROXY.

BACKGROUND OF THE MERGER

     During the summer of 1997 and prior to the Best/Hiway Merger, there were informal meetings between Arthur L. Cahoon, Scott H. Adams, Steven J. Umberger and William G. Nesbitt, respectively the Chairman, President, Chief Marketing Officer and Secretary of Hiway Florida, and Justin L. Jaschke and Chris J. DeMarche, respectively the Chief Executive Officer and Vice President and Chief Technical Officer of Verio, regarding Verio's general consolidation strategy and its strategy as related to Internet Web hosting services. Other than very general discussions concerning valuation parameters, no specific discussions took place at that time regarding the terms of a possible transaction.

     In September, 1997, Best initiated discussions with prospective underwriters concerning the possibility of an initial public offering.

     In November, 1997, Hiway Florida initiated discussions with prospective underwriters concerning the possibility of an initial public offering.

     Commencing in October, 1997, representatives of Best and Hiway Florida commenced discussions concerning a possible merger. These discussions culminated in the signing of a merger agreement on April 15, 1998. The closing of the Best/Hiway Merger occurred on May 27, 1998.

     On June 10, 1998, Hiway caused a registration statement to be filed with the Commission by Hiway Technologies, Inc., a Delaware corporation ("Hiway Delaware"), with respect to a proposed initial public offering. On July 20, 1998, Hiway caused an amendment to such registration statement to be filed (such registration statement and amendment, collectively, the "Hiway Registration Statement"). Hiway Delaware is a wholly-owned subsidiary of Hiway, into which Hiway intended to merge prior to any such initial public offering.

     On June 5, 1998, Hiway engaged Bear, Stearns & Co. Inc. ("Bear Stearns") to advise it in evaluating and negotiating strategic relationships in conjunction with or as potential alternatives to an initial public offering.

     On July 7, 1998, Ken Leonard, President of TABNet (which had recently been acquired by Verio), called David S. Buzby, Chief Financial Officer of Hiway, and encouraged him to contact Mr. Jaschke regarding a possible transaction. Shortly thereafter, Mr. Jaschke called Mr. Cahoon and Mr. Buzby. Mr. Cahoon returned Mr. Jaschke's call and, during the conversation, Mr. Jaschke and Mr. Cahoon discussed the potential strategic benefits and synergies of combining Hiway and Verio, particularly considering Verio's recent acquisition of TABNet. Additionally, Mr. Cahoon described the status of Hiway's efforts to complete their proposed initial public offering, including plans for Hiway's imminent "road show," and expressed his desire to negotiate and complete any potential combination transaction with Verio prior to the "road show."

     During early July, Verio was engaged in discussions with third-party financial advisors, including Lazard Freres, regarding possible strategic acquisitions. On July 10, 1998, Verio retained Lazard Freres as its exclusive financial advisor with respect to the possible acquisition of Hiway.

     Mr. Jaschke and Sean Brophy, Vice President of Corporate Development of Verio, representing Verio, and Mr. Cahoon and Mr. Buzby, representing Hiway, met on July 14, 1998, to discuss a possible transaction between the two companies, including an acquisition, and the possible benefits that might result from such a transaction. During the meeting, Mr. Cahoon reiterated the progress of Hiway's proposed initial public offering and the need for any potential acquisition of Hiway by Verio to be completed quickly. Additionally, the parties discussed a variety of terms concerning the possible acquisition of Hiway by Verio including price, form of consideration and other material terms. No agreements were reached other than to commence a due diligence review and to continue discussions regarding possible transaction terms.

     On July 15, 1998, Hiway and Verio executed a mutual non-disclosure agreement. Representatives of Morrison & Foerster LLP, counsel to Verio, commenced legal due diligence at the offices of Fenwick & West LLP, counsel to Hiway. At the same time, representatives of Verio and Hiway and their respective financial and other advisors met to conduct financial, technical and other due diligence. Due diligence investigations continued through July 28, 1998, during which time the parties negotiated the terms and conditions of the Merger Agreement.

     On July 20, 1998, representatives of Verio, including Mr. Jaschke and Mr. Brophy, traveled to Florida to conduct operational due diligence at Hiway's executive offices, including review of Hiway's back office systems, key operational relationships and management and key technical personnel.

     On July 22, 1998, James Zarley, Chief Operating Officer of Hiway, and Mr. Adams met with Herbert Hribar, President and Chief Operating Officer of Verio, and other Verio personnel in Verio's Dallas facility to evaluate Verio's back office systems, network operation center and customer care center and to further discuss operational aspects of the proposed merger of the companies.

     On July 23, 1998, Mr. Cahoon visited Verio's Dallas facility and conducted due diligence discussions with management of Verio.

     On July 24, 1998, Verio's legal advisors circulated a preliminary draft of the Initial Merger Agreement. Representatives of Verio and Hiway and their legal, financial and other advisors met at the offices of Verio's legal advisors on July 25, 1998, and continued over the next several days to conduct their due diligence investigations, to discuss the possible terms of a combination of their companies and to finalize the Initial Merger Agreement. Throughout this period representatives of Hiway and Verio had informal discussions with the members of their respective Boards of Directors.

     On July 26, 1998, the Hiway Board met and discussed the results of Hiway's due diligence investigation, the current proposed terms of the acquisition and the advantages and disadvantages of the proposed acquisition by Verio and the possible alternative of an initial public offering.

     On July 27, 1998, Hiway retained BT Alex. Brown to provide advisory and investment banking services with respect to the Merger.

     On July 28, 1998 the Verio Board met to discuss and consider the Merger. The Verio Board reviewed the then-current draft of the Initial Merger Agreement, which had been circulated prior to the meeting. At the meeting, Lazard Freres discussed with the Verio Board its financial analysis of Hiway and the consideration to be paid by Verio in the Merger. After further discussion, the Verio Board approved the Merger and the issuance of shares of Verio Common Stock pursuant to the Initial Merger Agreement.

     On July 28, 1998 the Hiway Board met to discuss and consider the Merger. The Hiway Board reviewed the then-current draft of the Initial Merger Agreement, which had been circulated prior to the meeting. At the meeting, BT Alex. Brown made a presentation regarding Verio and the consideration to be received by Hiway shareholders in the Merger pursuant to the Initial Merger Agreement and delivered its opinion to the Hiway Board to the effect that, as of such date, the Common Stock Exchange Ratio and the Per Share Cash Amount, taken together, were fair to the Hiway shareholders, from a financial point of view. After further discussion, the Hiway Board approved the Initial Merger Agreement and the Merger.

     The Initial Merger Agreement and the Hiway Shareholder Voting Agreements (as defined below) were executed late in the evening on July 28, 1998.

     On July 29, 1998, Verio and Hiway issued a joint press release announcing the execution of the Initial Merger Agreement and the proposed Merger.

     On October 21, 1998, representatives of Hiway met with Hiway's legal advisors to discuss the timing of the Merger and the decline in the value of the consideration to be received by Hiway shareholders in the Merger under the terms of the Initial Merger Agreement.

     On October 29, 1998, the Hiway Board met to consider the value of the consideration to be received by Hiway shareholders in the Merger in light of the decline in the price of Verio Common Stock and to discuss Verio's reported operating results and the progress on integration plans for the combined companies. The Hiway Board directed Mr. Cahoon and Mr. Buzby to call Mr. Jaschke in order to explore the possibility of mutually acceptable changes to the Initial Merger Agreement.

     Between October 30, 1998 and November 5, 1998, representatives of Hiway and Verio discussed the consideration to be received by Hiway shareholders in the Merger and the potential for amending the Initial Merger Agreement. These discussions primarily addressed the value and mixture of cash and stock consideration to be received by Hiway shareholders as a result of the Merger.

     On November 5 and 6, 1998, the Hiway Board met to continue its discussion of the mixture of cash and stock consideration to be received by Hiway shareholders in the Merger.

     On November 10 and 11, 1998, representatives of Verio, including Mr. Jaschke and Mr. Brophy and Verio's legal and investment banking advisors, met in Florida with representatives of Hiway, including each of the Hiway Board members with the exception of Mr. Barry, Bear Stearns and Hiway's legal counsel, to discuss possible amendments to the Initial Merger Agreement.

     From November 13, 1998 to November 17, 1998, representatives of Verio and Hiway, including Verio's legal and investment banking advisors and Hiway's legal counsel and Bear Stearns, continued to discuss potential amendments to the Initial Merger Agreement. Throughout this period, the aforementioned representatives of Hiway and Verio had informal discussions with the members of their respective Boards of Directors.

     On November 15 and 16, 1998, the Hiway Board met to discuss the ongoing negotiations with Verio regarding the Initial Merger Agreement.

     On November 16, 1998, Hiway retained BT Alex. Brown to provide advisory and investment banking services with respect to proposed amendments to the Initial Merger Agreement.

     On November 16, 1998, the Verio Board met to discuss and consider the amendments to the Initial Merger Agrement proposed by management and reflected in a draft of the revised Merger Agreement. Modifying the allocation of cash and shares of Verio Common Stock to be paid as consideration in the Merger. At the meeting, the Verio Board reviewed with its legal and financial advisors the terms of the revised Merger Agreement, and approved the terms of the revised Merger Agreement and the consideration to be paid by Verio in the Merger.

     On November 17, 1998, the Hiway Board met to discuss and consider the terms of the revised Merger Agreement. The Hiway Board reviewed the then-current draft of the revised Merger Agreement, with its legal counsel and Bear Stearns and approved the revised Merger Agreement and the Merger and determined that it was in the best interests of the Hiway shareholders.

     The revised Merger Agreement and the amended Hiway Shareholder Voting Agreements were executed on November 17, 1998 and announced on November 18, 1998.

RECOMMENDATION OF THE HIWAY BOARD; REASONS FOR THE MERGER

     THE HIWAY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE HIWAY MERGER PROPOSAL, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HIWAY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF HIWAY COMMON STOCK VOTE "FOR" APPROVAL OF THE HIWAY MERGER PROPOSAL.

     The Hiway Board's decision to approve the Initial Merger Agreement was based in significant part upon its assessment of the trends developing in the Internet access and enhanced Internet services market, and the changes that may come about in such market as a result of increasing competition, consolidation and customer demands. The Hiway Board compared the benefits and associated risks of the Initial Merger Agreement with those of continuing with Hiway's proposed initial public offering. The Hiway Board observed that the highly fragmented market for Internet access, Web hosting and other enhanced Internet services, including Hiway's core Web hosting market, appeared to be consolidating. Verio was viewed by the Hiway Board as having many of the significant resources and expertise required to be a leader in this consolidation.

     In determining whether to approve the Initial Merger Agreement and the Merger, Hiway considered several strategic alternatives, including continuing with its initial public offering or selling the company to another bidder. The Hiway Board decided to suspend Hiway's initial public offering and approve the Initial Merger Agreement after evaluating Hiway's value based upon each transaction. Hiway considered the following five factors in weighing the value of each transaction, deciding to suspend Hiway's initial public offering in favor of the Merger and determining that the consideration to be received by shareholders was fair:

     - A comparison of the filing range for Hiway's initial public offering and the per share value of the original Merger at the time of the Hiway Board's original decision to approve the Merger;

     - The signs of weakness in the market for initial public offerings, particularly for Internet companies, in late July 1998;

     - The benefits of the Merger that Hiway would not realize as an independent company;

     - The fact that Hiway, if it remained independent, would be required to compete with Verio, a company with greater financial resources and management experience than Hiway; and

     - The fairness opinion delivered by BT Alex. Brown in connection with the Initial Merger Agreement.

     In evaluating the potential to sell Hiway to a bidder other than Verio, the Hiway Board considered the following factors. Although several potential acquirors from the Internet and telecommunications industries had approached Hiway prior to and during the registration process for Hiway's initial public offering, no entity other than Verio had made a formal written offer to acquire Hiway. In addition, the values for Hiway suggested by other potential bidders in their preliminary discussions with Hiway were below the value of Verio's offer in the original Merger and resulted in less liquidity for Hiway's shareholders.

     A potential merger with Verio was also considered to be complementary with Hiway's long-term objectives and to provide an opportunity to attain the following potential strategic benefits:

     - The combination of Hiway's experience and customer base in the Web hosting business with Verio's Internet access experience and nascent but rapidly growing Web hosting business represented a strategic fit that could allow the combined company to provide small and medium sized businesses with a broader array of Internet access and enhanced Internet services at lower costs, which could be achieved with economies of scale and a more efficient cost structure, thereby strengthening the combined company's relationships with its customers.

     - The combined entity could streamline overhead and eliminate duplicative functions.

     - The combined entity could benefit from the strength and experience of Hiway's and Verio's respective management teams and the systems and personnel that the combined entity could bring to bear in executing on the strategy of acquiring and integrating companies in the combined entity's markets and in realizing the benefits of such acquisitions.

     - The combination of Hiway and Verio would create a combined company with significantly greater resources and greater sales and marketing capabilities than those of Hiway alone, and might enable Hiway to compete more effectively with competitors in the consolidating and rapidly changing market for Internet access and Web hosting.

     - Verio's market presence, large customer base and broad sales and distribution network offer expanded sales and marketing opportunities for Hiway's products.

     - Verio's nationwide Internet backbone and relationships with data transport companies would enable Hiway to lower its data transport costs and optimize data transfer.

     - The combined entity could leverage Hiway's technological and Web hosting expertise and international distribution network to market and sell a broader array of products and services.

     - The increased customer base of the combined entity could provide it with better negotiating positions with respect to data technology and transport suppliers, including MCI, Sprint, UUNet and Cisco, with respect to the combined entity's Internet backbone and equipment.

     The Hiway Board further evaluated the merits of an investment in Verio Common Stock and concluded that Verio Common Stock has appreciation potential in the long term. Further, since Verio is a larger company that is followed by a greater number of stock analysts, it should represent a more immediately liquid investment than would be the case for Hiway Common Stock if it pursued its own public offering.

     In the course of its deliberations, the Hiway Board reviewed with Hiway's management a number of other factors relevant to the Initial Merger Agreement. In particular, the Hiway Board considered, among other things:

     - The proposed terms of the Merger.

     - The likelihood of realizing superior benefits through alternative business strategies, including continuation of Hiway's proposed initial public offering.

     - Information concerning Hiway's and Verio's respective businesses, historical financial performances, operations and products, including the following Commission filings made by, and analysts' reports regarding,
       Verio: Amendment No. 4 to Form S-4 Registration Statement filed by Verio with the Commission on July 14, 1998; Credit Suisse First Boston Corporation, report dated July 8, 1998; Salomon Smith Barney, report dated June 19, 1998; Donaldson Lufkin & Jenrette, report dated July 15, 1998.

     - Management's oral due diligence reports regarding their visit to Verio's Dallas facility, including the operations and systems related to the help desk, provisioning, accounts receivable, billing and collection functions.

     - Discussions with Verio management regarding future strategy, products, markets, and management and integration issues, for example, the potential economies of scale and potential expansion to provision of Hiway services nationwide using Verio's communications backbone.

     - The stock price of Verio and the proposed range of values that Hiway would use to begin the marketing process of its initial public offering.

     - Volatility and trading volume of Verio Common Stock and the lack of a current public market for Hiway Common Stock.

     - An analysis of the relative value that Hiway might contribute to the future business and prospects of the combined organization.

     - The compatibility of the management and businesses of Hiway and Verio and the benefits described earlier that management hopes to attain through the Merger.

     - In connection with the Initial Merger Agreement, the detailed financial analysis presented by BT Alex. Brown, including the opinion of BT Alex. Brown dated July 28, 1998 that the Common Stock Exchange Ratio and the Per Share Cash Amount, taken together, to be received by the holders of Hiway Common Stock was fair, from a financial point of view, to the holders of Hiway Common Stock, as of the date of such opinion.


     Hiway's Board valued Hiway based upon using comparable public company multiples of estimated 1998 revenues and estimated 1998 earnings, estimated 1999 revenues and estimated 1999 earnings. These comparables created a range of values, based upon multiples of revenue and EBITDA. Revenue multiples ranged from 2.6x to 12.5x, averaging 5.5x, based upon 1998 revenues, and 1.9x to 5.3x averaging 3x, based upon 1999 revenues. EBITDA multiples ranged from 17.8x to 31.6x, averaging 24.7x, based upon 1998 EBITDA, and 9.7x to 23.9x, averaging 17x, based upon 1999 EBITDA. The higher valuations were created from multiples of 1998 revenue performance and the lower valuations were generated from 1999 estimated revenue and earnings performance. When evaluating the range of valuations, the Hiway Board took into consideration that Hiway's projected revenue and earnings growth was slower than some of the estimates from the comparable public companies. At the time of signing the Initial Merger Agreement, the consideration payable under the Initial Merger Agreement represented multiples of 9.1 times Hiway's then estimated 1998 revenues (or 52.5 times Hiway's then estimated 1998 EBITDA level) and 5.7 times Hiway's then estimated 1999 revenues (or 30.8 times Hiway's then estimated 1999 EBITDA level). At the time of signing the revised Merger Agreement, the consideration payable under the revised terms represented multiples of 6.3 times Hiway's then estimated 1998 revenues (or 36.7 times Hiway's then estimated 1998 EBITDA level) and 4.0 times Hiway's then estimated 1999 revenues (or 21.5 times Hiway's then estimated 1999 EBITDA level). In evaluating the Initial Merger Agreement, the Hiway Board also considered a number of other factors including the amount and timing of liquidity available from the Verio offer compared to a public offering or other alternatives. In agreeing to the terms of the revised Merger Agreement, the Hiway Board also considered additional factors including the proportion of cash and stock to be received by Hiway's shareholders as a result of the negotiations with Verio regarding the revised transaction terms.


     The Hiway Board also considered certain risks potentially arising in connection with the Initial Merger Agreement, and the revised Merger Agreement, including:

     - The integration, management, financial and other risks associated with Verio's acquisition strategy, since Verio has recently acquired approximately 40 companies and expects to acquire additional companies in the near future, and Verio has not yet proven that it can realize the operational efficiencies and cost savings expected from these acquisitions.

     - Information concerning Hiway's and Verio's respective businesses, historical financial performances, operations and products available after the execution of the Initial Merger Agreement, including, but not limited to, the following Commission filings made by, and analysts' reports regarding, Verio: Form 10-Q filed by Verio with the Commission on November 16, 1998; Deutsche Bank Securities, reports dated August 18, 1998 and October 27, 1998; Salomon Smith Barney, report dated July 29, 1998; Donaldson Lufkin & Jenrette, reports dated July 29, 1998 and October 28, 1998; Wasserstein Perella Securities, reports dated October 19, October 28 and October 30, 1998.

     - The specific integration risks related to Verio's acquisition of Hiway, which presents certain unique integration challenges to Verio, including as a result of Hiway's international operations and the early stage of Hiway's integration efforts with respect to its own recent acquisition of Best.

     - The potential that expected operational synergies and expected cost reductions will not result from the Merger.

     - Verio's high degree of financial leverage and significant debt burden.

     - Verio's history of losses and negative cash flows from operations.

     - Verio's focus on acquisitions as a means for acquiring new products.

     - Hiway's lack of autonomy with respect to management decisions following the Merger.

     - The potential disruption of Hiway's business that might result from employee, distributor and customer uncertainty and lack of focus following announcement of the Merger in connection with integrating the operations of Hiway and Verio.

     - The possibility that the Merger might not be consummated.

     - The effects of the public announcement of the Merger on Hiway's sales and operating results and its ability to attract and retain key management, marketing and technical personnel.

     - The risk that the announcement of the Merger could result in decisions by customers to defer purchases of products or services of Hiway or Verio.

     - Given the significant volatility that the price of Verio Common Stock had experienced to date and the immaturity of the public market for Verio Common Stock due to the limited amount of time that had passed since the Verio IPO on May 12, 1998, the risk that the price of Verio Common Stock might decline prior to the Closing Date, thus reducing the value per share to be received by Hiway's shareholders.

     - The risk that the combined companies would not successfully integrate their products and operations.

     - The risk that the other benefits sought to be achieved by the Merger would not be achieved.

     - The limited trading volume of Verio Common Stock and its potential lack of liquidity.

     - The other risks set forth in Hiway's and Verio's independent filings with the Commission.

     In determining whether to approve the revised Merger Agreement and the Merger, the Hiway Board considered the following factors:

     - The volatility of the stock market in general and the price of Verio Common Stock in particular.

     - The alternatives available to Hiway in view of the existing terms and conditions of the Initial Merger Agreement.

     - The increased certainty of the value of the consideration to be received by Hiway shareholders based upon the terms of the revised Merger Agreement particularly in light of the increased cash component of the Merger Consideration.

     - The benefits of the Merger outlined in this Proxy Statement/Prospectus.

     During its deliberations on whether to approve the Initial Merger Agreement and the revised Merger Agreement, the Hiway Board considered the input of its financial advisors, Bear Stearns, with respect to both agreements, and BT Alex. Brown, with respect solely to the Initial Merger Agreement, Verio's historical financial and operational results, expected pro forma financial and operational results that might be achieved by the combined company following the Merger, and publicly available reports from several investment banking analysts with respect to the value of Verio Common Stock. In determining the value of Hiway in connection with the Initial Merger Agreement, the Hiway Board relied upon the expertise of its financial advisors and Hiway's management, who valued Hiway using multiples, derived from the trading multiples of public companies in similar industries, of estimated revenues and net income and projected revenue and earnings growth rates.

     When considering whether to approve the Initial Merger Agreement, the Hiway Board assessed the price fluctuations in the price of Verio Common Stock since Verio's IPO and concluded that the stock price would continue to be subject to significant volatility. Nevertheless, based upon, in part, the fairness opinion of BT

Alex. Brown, due diligence investigations by Hiway's management, Verio's long-term strategic plan, a review of the strategic benefits of the Merger and analyst reports with respect to the long term value of Verio Common Stock, the Hiway Board determined that the consideration to be received in the Merger was fair to its shareholders. This fairness assessment was made on July 28, 1998 in connection with the Hiway Board's approval of the Merger. In making its fairness determination, the Hiway Board considered the risk of potential declines in the price of Verio Common Stock between signing the Initial Merger Agreement and closing the Merger. The Hiway Board concluded that retaining the upside potential in the price of Verio Common Stock justified the potential downside risk, based upon the totality of information available to the Hiway Board.

     When considering whether to approve the revised Merger Agreement, the Hiway Board evaluated the continuing volatility of the price of Verio Common Stock, current analyst estimates for the future stock price performance of Verio Common Stock and the results of continuing discussions with Verio management concerning Verio's progress in implementing its business plan. The Hiway Board reviewed the potential for further declines in the price of Verio Common Stock and concluded that it was preferable to increase the cash and decrease the stock consideration to be paid in the Merger. The amended Merger Agreement fixes a larger portion of the purchase price to be paid in cash (an additional $75 million), thus insulating the Hiway shareholders from further volatility in the Verio Common Stock prior to closing, while retaining the upside potential represented by the remaining Verio Common Stock to be issued in the Merger (approximately 4.92 million shares).

     In evaluating the Initial Merger Agreement and amended Merger Agreement, the Hiway Board considered the treatment of options and warrants to purchase Hiway Common Stock in the Merger. Because the vesting period and aggregate strike price for the options and warrants would not change as a result of the Merger, the Hiway Board focused on the relative risk of Hiway Common Stock versus Verio Common Stock. The Hiway Board determined that, under the structure for the Initial Merger Agreement and amended Merger Agreement, option and warrant holders faced a similar amount of relative risk with respect to either stock given: the unproven nature of each company's business model; Verio's potential for continued growth, especially taking into account the effects of the Merger; Hiway's potential for growth and its historical profitability; Verio's current level of operating losses and plans for achieving profitability; Verio's position as a public company compared to Hiway's position as a company that had not yet completed its initial public offering; and Verio's considerably larger cash resources.

     The Hiway Employment Agreements (as defined below) provide that in connection with a termination of the officer in connection with a change of control of Hiway, Hiway is required to pay salary and bonus compensation and other benefits through the remaining term of the agreement. Verio required, as a condition to the Merger, that these employment agreements be terminated and that each officer enter into a non-competition agreement with Verio. The Hiway Board did not consider the amounts paid under these employment termination and non-competition arrangements to the officers of Hiway to be relevant to the fairness of the Merger under the Initial Merger Agreement and amended Merger Agreement. Specifically, the potential for payments in connection with the Hiway Employment Agreements would be applicable in any change of control transaction, and allowance for these payments was included in the threshold for Excess Expenses after the value of Hiway had been negotiated. In addition, the Hiway Board did not view the non-competition arrangements as impacting the fairness of the Merger to the shareholders of Hiway as a group.

     The foregoing discussion of the information and factors considered by the Hiway Board is not intended to be exhaustive but is believed to include all material factors considered by the Hiway Board. In view of the wide variety of factors, both positive and negative, considered by the Hiway Board, the Hiway Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Hiway Board believes that the Merger under the revised Merger Agreement is in the best interests of Hiway and its shareholders and recommends approval of the Hiway Merger Proposal.

OPINION OF HIWAY FINANCIAL ADVISOR

     Opinion of BT Alex. Brown. BT Alex. Brown has acted as one of the financial advisors to Hiway in connection with the Merger. On November 20, 1998, BT Alex. Brown delivered its opinion in writing that as of November 19, 1998, based upon and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Common Stock Exchange Ratio and the Per Share Cash Amount, taken together, were fair, from a financial point of view, to the holders of Hiway Common Stock. No limitations were imposed by the Hiway Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion. The Common Stock Exchange Ratio and the Per Share Cash Amount were determined through negotiations between Hiway management and Verio management. BT Alex. Brown did not recommend to Hiway that any specific consideration constituted the appropriate consideration for the Merger.

     THE FULL TEXT OF BT ALEX. BROWN'S WRITTEN OPINION, DATED NOVEMBER 20, 1998 (THE "BT ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BT ALEX. BROWN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HIWAY SHAREHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE HIWAY BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO HOLDERS OF HIWAY COMMON STOCK AS TO HOW THEY SHOULD VOTE IN CONNECTION WITH THE MERGER. THE BT ALEX. BROWN OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE HIWAY BOARD AS ALTERNATIVES TO THE MERGER AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE HIWAY BOARD TO PROCEED WITH AND EFFECT THE MERGER. THE SUMMARY OF THE BT ALEX. BROWN OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

     In connection with BT Alex. Brown's role as financial advisor to Hiway, and in arriving at its opinion, BT Alex. Brown has, among other things, reviewed certain publicly available financial information and other information concerning Hiway and Verio, and certain internal analyses and other information furnished to it by Hiway. BT Alex. Brown also held discussions with the members of the senior management of Hiway regarding the business and prospects of Hiway. In addition, BT Alex. Brown (i) compared certain financial information for Hiway with similar information for companies whose securities are publicly traded,
(ii) reviewed the financial terms of certain recent business combinations, (iii) reviewed the terms of a draft of the Merger Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Although BT Alex. Brown had been acting as lead managing underwriter in Hiway's pending initial public offering, in preparing its opinion, BT Alex. Brown did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Hiway or Verio, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, in preparing of its opinion, BT Alex. Brown assumed and relied upon the accuracy, completeness and fairness of all such information. With respect to the information relating to the prospects of Hiway, BT Alex. Brown assumed that such information reflects the best currently available judgments and estimates of the management of Hiway as to the likely future financial performance of Hiway. In addition, BT Alex. Brown neither conducted, nor was BT Alex. Brown provided with, an independent evaluation or appraisal of the assets of Hiway, nor was it furnished with any such evaluations or appraisals. BT Alex. Brown assumed, with the consent of Hiway, for purposes of BT Alex. Brown's analysis that the value of the Verio Common Stock to be received in the Merger is equal to the closing trading price of the Verio Common Stock as of November 19, 1998, and BT Alex. Brown expresses no opinion or view on the value of the Verio Common Stock. The BT Alex. Brown Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Alex. Brown as of, the date of such opinion. BT Alex. Brown expresses no opinion as to the price at which the shares of Verio Common Stock that are to be issued pursuant to the Merger will be traded in the future. In addition, BT Alex. Brown expresses no opinion as to the fair market value of Hiway Common Stock as of any date.

Although subsequent developments may affect the BT Alex. Brown Opinion, BT Alex. Brown assumes no obligation to update, revise or reaffirm such opinion.

     For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of Hiway and Verio contained in the Merger Agreement are true and correct, that Hiway and Verio will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Hiway and Verio to consummate the Merger will be satisfied without any waiver of any material terms or conditions by any party thereto. BT Alex. Brown also has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Merger Agreement will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Hiway or Verio is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Hiway or Verio or materially reduce the contemplated benefits of the Merger to Hiway.

     In connection with BT Alex. Brown's role as financial advisor to Hiway and in arriving at its opinion, BT Alex. Brown was not authorized to solicit, and did not solicit, interest from any other person with respect to the acquisition of Hiway or any of its assets.

     Set forth below is a brief summary of certain financial analyses performed by BT Alex. Brown in connection with its opinion.

     Analysis of Selected Publicly Traded Companies. BT Alex. Brown compared certain financial information and commonly used valuation measurements for Hiway to corresponding information and measurements for a group of six publicly traded enhanced Internet services companies (consisting of Concentric Network Corporation, EarthLink Network, Inc., Exodus Communications, Inc., Mindspring Enterprises, Inc., OzEmail Limited, PSINet Inc. and Verio (collectively, the "Selected Companies")). Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") and, with respect to Hiway, the Implied Enterprise Value as derived from the Common Stock Exchange Ratio and the Per Share Cash Amount (the "Implied Enterprise Value") to revenues and EBITDA; and (iv) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS") and earnings, respectively. To calculate the trading multiples for the Selected Companies and the Equity Value for Hiway, BT Alex. Brown used publicly available information concerning historical and projected financial performance for the Selected Companies, and earnings estimates provided by the management of Hiway for its baseline projected performance (the "Baseline Estimates") and its alternate projected performance (the "Alternate Estimates"). The Alternate Estimates, according to the management of Hiway, assume for calendar year 1999 a lower rate of acquisition of new customers, higher customer acquisition costs, higher connectivity and related telecommunications expenses and higher general and administrative expense, all as compared to correlative assumptions used for the Baseline Estimates. Unless specified otherwise, the Baseline Estimates were used in the analyses that follow. BT Alex. Brown calculated that, on a trailing twelve month basis, the multiple of Implied Enterprise Value to revenue was 7.0x for Hiway, compared to a range of 3.8x to 22.8x, with a mean of 10.7x, for the Selected Companies; the multiple of Implied Enterprise Value to calendar year 1998 revenue was 6.4x for Hiway, compared to a range of 3.4x to 16.5x, with a mean of 8.6x, for the Selected Companies; the multiple of Implied Enterprise Value to calendar year 1999 revenue was 4.1x for Hiway based on the Baseline Estimates ("Hiway Baseline") and 4.9x for Hiway based on the Alternate Estimates ("Hiway Alternate"), compared to a range of 2.5x to 6.9x, with a mean of 4.4x, for the Selected Companies; and the multiple of Implied Enterprise Value to calendar year 1999 EBITDA was 21.7x for Hiway Baseline and 26.7x for Hiway Alternate, compared to a range of 16.1x to 73.1x, with a mean of 24.1x, for the Selected Companies. Based on the foregoing ranges of multiples, BT Alex. Brown computed a range of valuations for Hiway of approximately $132 million to $864 million.

     None of the Selected Companies utilized as a comparison is identical to Hiway. Accordingly, BT Alex. Brown believes an analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the BT Alex. Brown Opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the Selected Companies.


     Analysis of Selected Precedent Transactions. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of eight proposed, pending or completed mergers and acquisition transactions since February 7, 1995 involving companies in the Internet service provider industry (the "Selected Transactions"). The transactions reviewed were: iServer/Verio Inc. (announced on December 31, 1997), Internex Information Services, Inc./Concentric Networks (announced on February 2, 1998), TABNet/Verio Inc. (announced on July 8, 1998), Global Center/Frontier (announced on March 2, 1998), NETCOM On-Line Communications Services, Inc./ICG Communications (announced on October 13,
1997), CompuServe Corporation/ WorldCom Incorporated (announced on September 8,
1997), DIGEX, Incorporated/Intermedia Communications Inc. (announced on June 5,
1997), BBN Corporation/GTE Corporation (announced on May 6, 1997), CERFnet Services, Inc./Teleport Communications Group, Inc. (announced on January 13,
1997), UUNET Technologies/MFS Communications Co., Inc. (announced on April 30,
1996), and The Pipeline Network Inc./Performance Systems International (PSINet) (announced on February 7, 1995). BT Alex. Brown calculated various financial multiples and premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Merger, based on the Common Stock Exchange Ratio and the Per Share Cash Amount. BT Alex. Brown calculated that, on a trailing twelve month basis, the multiple of Implied Enterprise Value to revenue was 7.0x for Hiway, compared to a range of 1.3x to 16.8x, with a mean of 5.6x, for the Selected Transactions; the multiple of Implied Enterprise Value to calendar year 1998 revenue was 6.4x for Hiway, compared to a range of 1.2x to 5.8x, with a mean of 2.6x, for a comparable period for the Selected Transactions; the multiple of Implied Enterprise Value to calendar year 1999 revenue was 4.1x for Hiway Baseline and 4.9x for Hiway Alternate, compared to a range of 1.1x to 3.9x, with a mean of 1.7x, for a comparable period for the Selected Transactions; and the multiple of Implied Enterprise Value to calendar year 1999 EBITDA was 21.7x for Hiway Baseline and 26.7x for Hiway Alternate, compared to a range of 9.2x to 17.5x, with a mean of 12.1x, for a comparable period for the Selected Transactions. Based on the foregoing ranges of multiples, BT Alex. Brown computed a range of valuations for Hiway of approximately $44 million to $615 million. All multiples for the Selected Transactions were based on public information without taking into account differing market and other conditions during the three-year period during which the Selected Transactions occurred.


     Because the reasons for, and circumstances surrounding, each of the Selected Transactions were so diverse, and due to the inherent differences between the operations and financial conditions of Hiway and the companies involved in the Selected Transactions, BT Alex. Brown believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the BT Alex. Brown Opinion, concerning differences between the characteristics of these transactions and the Merger that could affect the value of the subject companies and their businesses and Hiway.

     Pro Forma Contribution Analysis. BT Alex. Brown analyzed the relative contribution of Hiway and Verio to the pro forma income statement of the combined company, based on Hiway's management projections, in order to derive an implied enterprise value for Hiway. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) non-recurring expenses relating to the Merger), based on the calendar year ending December 31, 1999 for Hiway and Verio, Hiway and Verio would account for approximately 22.2% and 77.8%, respectively, assuming Hiway Baseline and 19.2% and 80.8%, respectively, assuming Hiway Alternate, of the combined company's pro forma calendar year 1998 revenue, resulting in a range of valuations for Hiway of approximately $220 million to $263 million.

     Historical Financial Position. BT Alex. Brown reviewed and analyzed the historical and current financial condition of Hiway and Verio, which included
(i) an assessment of each of Hiway's and Verio's recent financial statements;
(ii) an analysis of each of Hiway's and Verio's revenue, growth and operating performance trends; and (iii) an assessment of each of Hiway's and Verio's margin changes and leverage.

     Pro Forma Merger Analysis. BT Alex. Brown analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Verio for calendar year 1999, based on internal estimates of the management of Hiway. The results of the pro forma merger analysis, which was performed using a variety of assumed levels of write-off relating to acquired in-process research and development, suggested that the Merger would be generally dilutive to the fully diluted EPS of Verio in calendar year 1999, not taking into account any potential synergies which may result from the Merger. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     The foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in preparing the BT Alex. Brown Opinion, but is not a comprehensive description of all analyses performed and factors considered by BT Alex. Brown in connection with preparing the BT Alex. Brown Opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the BT Alex. Brown Opinion. In arriving at its fairness determination, BT Alex. Brown did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, BT Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling BT Alex. Brown to provide its opinion to the Hiway Board as to the fairness to the holders of Hiway Common Stock of the Common Stock Exchange Ratio and the Per Share Cash Amount and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BT Alex. Brown made, and was provided by Hiway management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Hiway's or Verio's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Hiway, Verio or their advisors, none of Hiway, BT Alex. Brown or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     Hiway selected BT Alex. Brown as financial advisor in connection with the Merger based on BT Alex. Brown having served as the lead managing underwriter in Hiway's proposed IPO which constituted an alternative to the Merger, and based upon BT Alex. Brown's qualifications, expertise, reputation and experience in mergers and acquisitions. Hiway retained BT Alex. Brown in connection with the Initial Merger Agreement. In connection with the revised Merger Agreement, Hiway retained BT Alex. Brown pursuant to a letter agreement dated November 16, 1998 which supersedes the terms of the prior engagement. As compensation for BT Alex. Brown's services in connection with the Merger, Hiway has agreed under the revised engagement terms to pay BT Alex. Brown a fairness opinion fee of $550,000 after delivery of the November 20, 1998 fairness opinion, has agreed to reimburse BT Alex. Brown in connection with Hiway's initial public offering effort, and has agreed to pay an additional cash fee of $1,000,000 if the Merger is consummated. Hiway has also agreed to indemnify BT Alex. Brown and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Merger.

     BT Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. BT Alex. Brown regularly publishes research reports regarding the Internet service provider industry, and the businesses and securities of publicly-owned companies in the Internet service provider industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade securities of Verio for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Hiway Board with respect to the Merger Agreement and the transactions contemplated thereby, shareholders of Hiway should be aware that certain members of the management of Hiway, including members of the Hiway Board, have interests in the Merger that are in addition to the interests of shareholders of Hiway generally.

     Termination of Employment Agreements. In July 1998, Hiway entered into employment agreements (the "Hiway Employment Agreements") with each of Arthur L. Cahoon, the Chief Executive Officer of Hiway, David S. Buzby, the Chief Financial Officer of Hiway, Scott H. Adams, the President of Hiway, William G. Nesbitt, the Chief Technical Officer of Hiway, Steven J. Umberger, the Chief Marketing Officer of Hiway, and James R. Zarley, the Chief Operating Officer of Hiway (the "Hiway Executive Officers"). Pursuant to the Hiway Employment Agreements, among other things, each executive officer was to receive an annual salary in the initial amount of $160,000 and an annual bonus equal to five percent of Hiway's EBITDA (calculated before such bonuses), up to a maximum bonus of $140,000. The Hiway Employment Agreements were to be in effect for three years, terminating December 31, 2000. The Hiway Employment Agreements provided that each executive officer may terminate his employment with Hiway following a "change in control" of Hiway (defined therein in a manner that would include the Merger), and that in the event of any such termination Hiway would continue to pay to the executive officer the salary and bonus provided in the Hiway Employment Agreement throughout the remaining term of the Hiway Employment Agreement, as well as other benefits.

     Pursuant to the Merger Agreement, Hiway agreed to cause the termination of each of the Hiway Employment Agreements. See "The Merger Agreement -- Certain Covenants." In connection with terminating these Hiway Employment Agreements, Hiway will be required to make payments to the Hiway Executive Officers in an aggregate amount of approximately $2.1 million in consideration of their agreements to terminate their respective Hiway Employment Agreements. All amounts paid or payable or expenses otherwise incurred by Hiway in consideration of such termination will be deemed to be expenses of Hiway in connection with the Merger and will be included in the determination of Excess Expenses, and so may result in a decrease in the Common Stock Exchange Ratio and the Option Exchange Ratio. See "The Merger Agreement -- Merger Consideration."

     Noncompetition and Nonsolicitation. It is a condition to Verio's obligation to close the Merger that each Hiway Executive Officer enter into a Noncompetition, Nonsolicitation and Proprietary Information and Inventions Agreement (each, a "Noncompete Agreement") with Verio. See "The Merger
Agreement -- Conditions." Pursuant to the Noncompete Agreements each Hiway Executive Officer will agree, among other things, not to engage or participate in any business that is in competition with the business of Verio or Hiway at the time the Noncompete Agreement is signed or such other related businesses or industries as are specifically set forth in each Noncompete Agreement (subject to certain limitations), during any period of employment by Hiway or for a period of three years following the Effective Time, whichever is longer. Hiway will be required to make certain payments to the Hiway Executive Officers in an aggregate amount of approximately $2.3 million in consideration of their execution of the Noncompete Agreements. Any amounts paid or payable by Hiway in connection with the Noncompete Agreements will be deemed to be expenses of Hiway in connection with the Merger and will be included in the determination of Excess Expenses, and so may result in a decrease in the Common Stock Exchange Ratio and the Option Exchange Ratio. See "The Merger Agreement -- Merger Consideration."

     Liability Insurance. Pursuant to the Merger Agreement, Verio will maintain for a period of three years after the Effective Time, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the directors and officers of Hiway who were covered (in their capacities as officers and directors of Hiway or any of its subsidiaries) as of the date of the Merger Agreement by Hiway's existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance, subject to certain limitations. See "The Merger Agreement -- Certain Covenants."

     Verio Board. Verio has agreed to take all action necessary to cause Arthur
L. Cahoon, the Chairman and Chief Executive Officer of Hiway, to be appointed as a member of the Verio Board as of the Effective Time. See "The Merger
Agreement -- Certain Covenants."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, the merger of Merger Sub into Hiway will be treated as a sale of Hiway Common Stock by Hiway shareholders to Verio in exchange for the Merger Consideration. Hiway shareholders will recognize gain or loss equal to the difference between their tax basis in the Hiway Common Stock surrendered and the amount of cash and the fair market value (as of the effective date of the Merger) of the Verio Common Stock received. Such gain or loss will be a capital gain or loss provided the Hiway shareholder held the Hiway shares as a capital asset on the effective date of the Merger, and will be a long-term capital gain or loss if the Hiway shares were held for more than one year on that date. Verio Common Stock received by a Hiway shareholder as part of the Merger Consideration will have a tax basis equal to its fair market value on the Effective Date, and the holding period for the Verio Common Stock in the hands of the Hiway shareholder will commence as of the day following the effective date of the Merger.

     None of Verio, Merger Sub, or Hiway will recognize gain or loss as a result of the Merger.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax considerations that may be relevant to particular Hiway shareholders in light of their particular circumstances, such as shareholders who are dealers in securities; shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"); shareholders who are foreign persons; shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and shareholders who otherwise hold convertible securities, warrants or options. Furthermore, no foreign, state or local tax considerations are addressed in this discussion.

     The foregoing discussion is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement/Prospectus. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Verio, Hiway and the Hiway shareholders. The parties have not requested and will not request a ruling from the IRS as to the tax consequences of the Merger.

     Hiway shareholders are urged to consult their own tax advisors as to the specific tax considerations of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the purchase method of accounting, in accordance with GAAP. Under the purchase method of accounting, the purchase price of Hiway will be allocated to the net assets acquired based upon their estimated relative fair values and in-process research and development technology received at the Effective Time, with the excess of the purchase price over the fair value of the net identifiable assets and in-process research and development technology received allocated to goodwill, if any.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based on the capitalization of Hiway as of November 13, 1998 and of Verio as of October 31, 1998, and assuming there are no Excess Expenses, an aggregate of approximately 3.14 million shares of Verio Common Stock will be issued to Hiway shareholders in the Merger. Accordingly (and based on the foregoing capitalization), the former holders of Hiway Common Stock will hold approximately 8.71% of the shares of Verio Common Stock issued and outstanding immediately after the Merger. In addition, an aggregate of approximately 1.78 million shares of Verio Common Stock will be issuable upon the exercise of Hiway Stock

Options or Hiway Warrants (each as defined below) assumed by Verio in the Merger. See "The Merger -- General" and "The Merger Agreement -- Merger Consideration."

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period requirements have been satisfied. Verio, Hiway and certain shareholders of Hiway who may be deemed acquirers of Verio by virtue of their ownership of Hiway Common Stock filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The first of these filings was made on September 8, 1998 and the second made on September 18, 1998. Accordingly, the waiting period under the HSR Act with respect to such filings expired at 11:59 p.m., New York City time, on October 8, 1998 and October 10, 1998, respectively.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Verio and Hiway. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period may have expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Hiway or businesses of Verio. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Verio and Hiway believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Verio and Hiway would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

     The obligations of Verio and Hiway to consummate the Merger are subject to the conditions that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prohibits consummation of the Merger, and that there be no statute, rule, regulation, executive order, stay, decree or judgment enacted, entered, issued or promulgated by any court or governmental authority that prohibits or restricts the consummation of the Merger. See "The Merger
Agreement -- Conditions." Either Verio or Hiway may terminate the Merger Agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement for such reason shall have used all reasonable efforts to remove such order, decree or ruling. See "The Merger Agreement -- Termination."

RESALE RESTRICTIONS

     Subject to the restrictions imposed by the Lockup Agreements (as defined below), all shares of Verio Common Stock received by Hiway shareholders in the Merger will be freely transferable, except that shares of Verio Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Hiway may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Verio) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Hiway or Verio generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. Hiway has indicated to Verio that its affiliates for purposes of the Securities Act are Messrs. Cahoon, Adams, Buzby, Zarley, Nesbitt, Umberger and Barry (the "Hiway Affiliates").

     Lockup Agreements. It is a condition to Verio's obligation to close the Merger that Verio receive an executed lockup agreement (each, a "Lockup Agreement") from each Hiway Executive Officer. See "The Merger
Agreement -- Conditions." Pursuant to the Lockup Agreements, each Hiway Executive Officer has agreed that, for a period of six months from the Closing Date, he shall not, without the prior written consent of Verio, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer any shares of Verio Common Stock (whether outstanding on the date thereof or thereafter acquired) or any securities convertible into or exchangeable or exercisable for shares of Verio Common Stock, whether owned on the date thereof or thereafter acquired or with respect to which the shareholder acquires the power of disposition, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of shares of Verio Common Stock, whether any such swap transaction is to be settled by delivery of shares of Verio Common Stock or other securities, in cash or otherwise. The Hiway Executive Officers collectively hold legal title to approximately 50.6% of the outstanding shares of Hiway Common Stock as of the Hiway Record Date.


     Affiliate Agreements and Registration Rights. The Merger Agreement requires Hiway to use its best efforts to cause each of the Hiway Affiliates to execute a written agreement (an "Affiliate Agreement") acknowledging such person's status as an affiliate and agreeing not to dispose of any shares of Verio Common Stock except as permitted by Rule 145 promulgated under the Securities Act. It is a condition to Verio's obligation to consummate the Merger that each Hiway Affiliate deliver such an agreement. See "The Merger Agreement -- Conditions."

     It is a condition to Hiway's obligation to close the Merger that Verio enter into a Registration Rights Agreement (the "Hiway Registration Rights Agreement") with the Hiway Specified Shareholders (as defined below). See "The Merger Agreement -- Conditions." Pursuant to the Hiway Registration Rights Agreement, the Hiway Specified Shareholders will be entitled to certain piggyback registration rights with respect to registration of certain Registrable Securities (as defined in the Hiway Registration Rights Agreement) under the Securities Act, subject to certain conditions and limitations, including the Verio Board's right to defer such registration for a period of up to 90 days. See "Description of Capital Stock -- Verio Registration Rights."

     Verio is entitled to place appropriate legends, describing the restrictions on transfer, on the certificates evidencing shares of Verio Common Stock subject to the Lockup Agreements or any agreement with persons deemed to be "affiliates" of Hiway, and to issue appropriate stop transfer instructions to Norwest Bank Minnesota, National Association, the transfer agent and registrar for Verio Common Stock.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

     Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time Merger Sub will be merged with and into Hiway, with Hiway as the surviving company (the "Surviving Company"). The Merger will have the effects specified in Section 1107 of the CGCL.

     Hiway's Articles of Incorporation and Bylaws will be the Articles of Incorporation and Bylaws of the Surviving Corporation, except that, effective as of the Effective Time, Hiway's Articles of Incorporation and Bylaws will be amended in their entirety to conform to the Articles of Incorporation and Bylaws of Merger Sub (other than with respect to the name of the Surviving Corporation), and shall continue thereafter as the Articles of Incorporation and Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the CGCL. Merger Sub's officers and directors will be the initial officers and directors of the Surviving Company.

EFFECTIVE TIME OF THE MERGER

     The Closing Date will be the later of (i) January 1, 1999, or as soon thereafter as is reasonably practical, or (ii) the first business day following the date on which the Hiway shareholders have given any requisite approvals in connection with the Merger Agreement and the Merger, and on which all of the other conditions to the Merger are satisfied or waived, or at such other date as Verio and Hiway shall agree. See "-- Conditions."

     As soon as practicable after the closing of the Merger, the Agreement of Merger will be filed with the Secretary of State of the State of California in accordance with Section 1108 of the CGCL. The Effective Time will be the time at which the Agreement of Merger is so filed (or such later time as may be specified in the Agreement of Merger).

MERGER CONSIDERATION

     As a result of the Merger and without any action on the part of the holders thereof, each share of Hiway Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive (i) a fraction of a share of Verio Common Stock equal to the Common Stock Exchange Ratio, and (ii) the Per Share Cash Amount determined pursuant to the formula set forth in the Merger Agreement, as described below.

          A. The Total Consideration Value will be equal to the sum of (i) $241.54 million plus (ii) the proceeds that would be receivable by Hiway upon exercise of any options and warrants to purchase Hiway Common Stock which were outstanding at July 28, 1998 (the date of the Initial Merger Agreement) or were issued subsequent to such date and prior to the Closing Date, and in any such case which remain outstanding on, or are exercised prior to, the Closing Date, less (iii) any Excess Expenses.

          Excess Expenses, for purposes of the above formula and all other purposes under the Merger Agreement, will be equal to the amount in excess of $9.338 million of all expenses that are incurred or paid by Hiway, or which Hiway may be legally obligated to pay or reimburse, in connection with or related to the Merger and the related transactions (including, without limitation, the transactions contemplated by the Noncompete Agreements, the Hiway Shareholder Voting Agreements, the Affiliate Agreements, the Hiway Registration Rights Agreement, the Lockup Agreements and any Proprietary Information and Inventions Agreement between Hiway and its employees or consultants) or Hiway's proposed initial public offering, in each case whether before or after the closing of the Merger (other than amounts actually paid prior to June 30, 1998), including, without limitation, (i) all legal, printing, investment banking and accounting fees, (ii) all payments that may be made in respect of noncompeti-tion covenants or agreements (including without limitation the Noncompete Agreements) (other than performance bonuses earned prior to the date of the Merger Agreement), and (iii) all payments that may be made in respect of the termination of the Hiway Employment Agreements or that would constitute "parachute payments" within the meaning of Section 280G of the Code made to the Hiway Executive Officers.

          B. The Per Share Price will be equal to the quotient of (i) the Total Consideration Value, divided by (ii) the number of shares of Hiway Common Stock outstanding on the Closing Date, on a fully diluted basis.

          C. The Per Share Cash Amount will be equal to (i) $176.0 million, divided by (ii) the total number of shares of Hiway Common Stock outstanding on the Closing Date.

          D. The Common Stock Exchange Ratio will be equal to the quotient of
     (i) the amount by which the Per Share Price exceeds the Per Share Cash Amount, divided by (ii) $16.00.

     The Total Consideration Value, Common Stock Exchange Ratio, the Per Share Cash Amount and the Option Exchange Ratio cannot be determined until the Effective Time, given the factors considered in their determination. Pursuant to the formula for determining the Total Consideration Value, as described above, the Total Consideration Value, as well as the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio, will be affected by several factors that will not be known until the Closing Date or the Effective Time. First, the Total Consideration Value will be decreased by the amount of any Excess Expenses, which will result in a decrease in the Common Stock Exchange Ratio and the Option Exchange Ratio. Second, the Total Consideration Value, and the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio, will be affected by changes in the capitalization of Hiway prior to the Closing Date. Pursuant to the Merger Agreement, Hiway generally has agreed not to issue or sell any capital stock or other securities prior to the Effective Time. However, Hiway may issue options to purchase shares of Hiway Common Stock to its employees in the ordinary course of its business, provided, that Hiway may not issue options to purchase in excess of 150,000 shares of Hiway Common Stock in the aggregate. Additionally, Hiway may issue shares of Hiway Common Stock pursuant to the exercise of option grants previously made to its employees in the ordinary course of its business that were outstanding when the Merger Agreement first was signed, as well as pursuant to the exercise of warrants that were outstanding at that time. If, for example, Hiway issues additional shares of Hiway Common Stock pursuant to the exercise of outstanding options or warrants, or grants additional options to purchase shares of Hiway Common Stock, then the Total Consideration Value will be increased to reflect the increased proceeds receivable from the exercise of such options or warrants (assuming such options or warrants remain outstanding at, or are exercised prior to, the Closing Date), and the Common Stock Exchange Ratio and the Option Exchange Ratio will be decreased to reflect the change in the Total Consideration Value and the increase in the number of shares on a fully diluted basis (provided that the average exercise price per share for such options and warrants does not exceed a certain amount). If Hiway issues additional shares of Hiway Common Stock (including upon the exercise of options or warrants to purchase Hiway Common Stock), then the Total Consideration Value will be decreased to reflect the decrease in proceeds receivable from the exercise of options and warrants, if applicable, and the Per Share Cash Amount, the Common Stock Exchange Ratio and the Option Exchange Ratio will be decreased.

     The following are examples of the determination of the Common Stock Exchange Ratio, the Per Share Cash Amount and the Option Exchange Ratio based on certain specified assumptions:

     - Based on the capitalization of Hiway as of November 13, 1998 (including the amount of proceeds receivable by Hiway upon exercise of outstanding options and warrants), and assuming that there are no Excess Expenses,
       (i) the Per Share Cash Amount will be approximately $4.90, and the Common Stock Exchange Ratio will be approximately 0.0875, and (ii) the Option Exchange Ratio will be approximately 0.3940.

     - Assuming that the capitalization of Hiway as of November 13, 1998 remains unchanged at the Closing Date, but that there are $2.0 million in Excess Expenses, (i) the Per Share Cash Amount would be unchanged (i.e., approximately $4.90), and the Common Stock Exchange Ratio would be approximately 0.0844, and (ii) the Option Exchange Ratio would be approximately 0.3909.

     - Assuming that there are no Excess Expenses, but that Hiway issues an additional 100,000 options with an average exercise price of $6.00 per share prior to the Closing Date, but that the capitalization of Hiway as of November 13, 1998 otherwise remains unchanged at the Closing Date, (i) the Per Share Cash Amount would be unchanged (i.e., approximately $4.90), and the Common Stock Exchange Ratio would be approximately 0.0875, and
       (ii) the Option Exchange Ratio would be approximately 0.3940.

     - Assuming that there are no Excess Expenses, but that options or warrants to purchase 200,000 shares of Hiway Common Stock are exercised prior to the Closing Date, at an average exercise price of $3.05 per share, but that the capitalization of Hiway as of November 13, 1998 otherwise remains unchanged as at the Closing Date, (i) the Per Share Cash Amount would be approximately $4.88, and the Common Stock Exchange Ratio would be approximately 0.0892, and (ii) the Option Exchange Ratio would be approximately 0.3940.

     The numbers in the examples in this Proxy Statement/Prospectus have been rounded for purposes of clarity of description only. The actual Common Stock Exchange Ratio, Per Share Cash Amount and Option Exchange Ratio will be calculated in accordance with the terms of the Merger Agreement.

     Each holder of a Hiway Stock Certificate, other than such a Certificate representing Dissenting Shares, will, upon consummation of the Merger, cease to have any rights with respect to such Hiway Common Stock, except the right to receive, without interest, the Merger Consideration in respect of the shares of Hiway Common Stock represented by such Certificate upon the surrender of such Certificate (see "The Merger -- Conversion of Shares; Procedures for Exchange of Stock Certificates"). If, prior to the Effective Time, Verio should split or combine the shares of Verio Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of, shares of Verio Common Stock, or engage in any similar transaction, then the Common Stock Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     Hiway currently expects that there will be Excess Expenses of approximately $250,000, although there can be no assurance that additional Excess Expenses will not be incurred prior to the Effective Time.

     Fluctuations in the value of Verio Common Stock will not affect the determination of the Common Stock Exchange Ratio or the Option Exchange Ratio, except to the extent that such fluctuations cause an increase in the aggregate value of the consideration to be paid in the Merger, which in turn would increase the aggregate fees payable by Hiway to its financial advisors and would be included in the determination of Excess Expenses. In general, the value of the fraction of a share of Verio Common Stock to be delivered as part of the Merger Consideration for each share of Hiway Common Stock may change between the date hereof and the Closing Date. There can be no assurance as to the market price of Verio Common Stock at any time before or after the Effective Time. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received."


     As of December 14, 1998, the closing sale price for Verio Common Stock as reported on Nasdaq was $20.25 per share.


STOCK OPTIONS AND WARRANTS

     Each of the options and warrants to acquire Hiway Common Stock (each, a "Hiway Stock Option" or "Hiway Warrant") outstanding and not expired as of the Effective Time will be assumed by Verio and converted into an option or warrant to purchase such number of shares of Verio Common Stock as the holder would have received in the Merger had such option or warrant been exercised prior to the Effective Time (and had the entire Per Share Price for the Hiway Common Stock resulting from such exercise been paid in the form of Verio Common Stock based upon a Verio Common Stock Price of $16.00), at an aggregate purchase price equal to the aggregate purchase price applicable prior to such exercise; provided that in the case of any Hiway Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. For examples of the determination of the Option Exchange Ratio, see "-- Merger Consideration." Except as provided above, the converted or substituted Hiway Stock Options or Warrants will be subject to substantially the same terms and conditions (including expiration date and vesting) as were applicable to Hiway Stock Options or Warrants immediately prior to the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties by Hiway relating to, among other things: (i) due organization and good standing of Hiway; (ii) authorization, execution, delivery and enforceability of the Merger Agreement and related agreements; (iii) Hiway's Articles of Incorporation and Bylaws; (iv) capitalization of and ownership of stock by Hiway and the solvency of Hiway; (v) the accuracy and completeness of financial statements delivered by Hiway; (vi) absence of certain changes since the date of the Unaudited Balance Sheet (as defined in the Merger Agreement); (vii) title to assets, real property, leases and inventory; (viii) accounts receivable and accounts payable;
(ix) major customers and major suppliers; (x) the identity of Hiway's proprietary assets; (xi) certain contracts and agreements; (xii) compliance with applicable legal requirements; (xiii) necessary governmental authorizations;
(iv) tax matters; (xv) employment and labor matters; (xvi) employee benefit plans; (xvii) compliance with environmental laws; (xviii) liability arising from sales of products or performance of services; (xix) adequacy and enforceability of insurance; (xx) pending or threatened proceedings or orders; (xxi) non-contravention of the Merger Agreement and related agreements; (xxii) required consents; (xxiii) brokers fees; (xxiv) full disclosure; (xxv) powers of attorney; (xxvi) compliance with federal and state securities laws; (xxvii) takeover statutes; (xxviii) outstanding voting arrangements relating to the capital stock of Hiway; (xxix) financial projections by Hiway; and (xxx) ownership of Verio Common Stock.

     The Merger Agreement also contains certain representations and warranties by Verio and Merger Sub relating to, among other things: (i) due organization and good standing of Verio and Merger Sub; (ii) authorization, execution, delivery and enforceability of the Merger Agreement and related agreements;
(iii) pending or threatened proceedings or orders; (iv) non-contravention of the Merger Agreement and related agreements; (v) required consents; (vi) brokers fees; (vii) financial capacity (subject to certain conditions); (viii) full disclosure; and (ix) required Commission reports.

CERTAIN COVENANTS

     General. Hiway agreed that, prior to the Effective Time, it will, among other things: (i) provide Verio with access to Hiway's assets and premises at reasonable times and upon reasonable notice, and confer regularly with Verio concerning Hiway's operations and financial performance; (ii) conduct its business only in the ordinary and usual course, consistent with past practices;
(iii) use its best efforts to preserve intact its business organization, to retain its present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; (iv) not declare, accrue, set aside or pay any dividend or other distribution, except as provided in the Merger Agreement; (v) not issue or sell (or grant any warrants, options or other rights to purchase) any stock or any other securities (except issuance of Hiway Common Stock pursuant to option grants to employees made in the ordinary course of business); (vi) except as provided in the Merger Agreement, not form any subsidiary or acquire an equity interest in any other entity; (vii) not adopt any employee benefit plan and not pay any bonus or similar payment or increase any compensation payable to any of its directors, officers or employees, except pursuant to existing agreements; (viii) not change its methods of accounting or make any tax election; (ix) not enter into or amend any agreements pursuant to which any other party is granted exclusive distribution, marketing or other exclusive rights with respect to its services, products or technology; (x) not pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, other than those reserved against in its financial statements or to which Verio has consented in writing; (xi) not hire any new director level or officer level employee; (xii) give any notices or information required to be given to employees of Hiway and any other government entity under the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act or other applicable law; (xiii) cause all indebtedness and other liabilities of any related party to Hiway to be discharged and paid in full prior to closing of the Merger; (xiv) enter into a Proprietary Information and Inventions Agreement, in one of the forms attached to the Merger Agreement, with all of its employees and consultants, other than those already party to such an agreement in a form reasonably satisfactory to Verio; and (xv) use its best efforts to cause to be delivered to Verio a letter from its independent auditors in connection with the Registration Statement.

     Verio and Hiway agreed that, among other things: (i) each will promptly notify the other of the discovery of any event or circumstance that occurred or existed prior to or arises after the date of the Merger Agreement that constitutes (a) a breach by such party of any representation, warranty, covenant or obligation in the Merger Agreement or (b) any condition that may make satisfaction of any condition in the Merger Agreement impossible or unlikely; and (ii) each will use its commercially reasonable best efforts to cause the timely satisfaction of the conditions to closing the Merger as provided in the Merger Agreement, so that the closing can take place on January 1, 1999 or as soon thereafter as is reasonably practical.

     Termination of Employment Agreements. Hiway agreed that, prior to the Effective Time, it would cause the termination of each of the Hiway Employment Agreements, in each case in such a manner that Hiway will not be required to make any payments or bear any liability, prior to and after consummation of the Merger, with respect to "excess parachute payments" within the meaning of
Section 280G of the Code. See "The Merger -- Interests of Certain Persons in the Merger."

     Securities Matters. Verio agreed to use reasonable efforts to take any action required by state securities or blue sky laws in connection with the issuance of the shares of Verio Common Stock pursuant to the Merger Agreement. Hiway agreed to furnish Verio with all information concerning Hiway and the holders of its capital stock and take such other action as Verio may reasonably request in connection with the Registration Statement and such issuance of shares of Verio Common Stock.

     Hiway Shareholder Approval. Hiway agreed to recommend approval and adoption of the Merger Agreement by its shareholders and to use its best efforts to obtain such approval and that, if requested by Verio, it will seek the approval and adoption of the Hiway Merger Proposal by written consent promptly following the effectiveness of the Registration Statement.

     Nasdaq. Verio has agreed to notify Nasdaq of the listing of the shares of Verio Common Stock to be issued pursuant to the Merger.

     No Solicitation. Until the termination of the Merger Agreement, Hiway may not, and will ensure that its representatives do not, solicit, encourage or engage or participate in negotiations concerning any acquisition, tender offer, merger, consolidation, business combination or similar transaction, other than the Merger (such proposals being referred to as "Acquisition Proposals"). Hiway has agreed to notify Verio in writing of any such Acquisition Proposals. The Hiway Specified Shareholders each agreed to similar restrictions in their Hiway Shareholder Voting Agreements. See "Voting Agreements."

     Director and Officer Indemnification. Verio agreed, for a period of three years after the Effective Time, to maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the officers and directors of Hiway who were covered as of the date of the Merger Agreement by Hiway's then existing officers' and directors' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance. See "The Merger -- Interests of Certain Persons in the Merger."

     Verio Board. Verio agreed to take such action necessary to cause a designee of Hiway to serve on the Verio Board. See "The Merger -- Interests of Certain Persons in the Merger."

     Integration Issues. Pursuant to the Merger Agreement, Verio and Hiway have agreed to cooperate in good faith to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, and the retention of other employees of Hiway who will remain after the Closing Date.

CONDITIONS

     The obligations of Verio and Hiway to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall be effective at the Effective Time;
(ii) all necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of Verio Common Stock to be issued in the Merger shall have been obtained; (iii) the Verio Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq; (iv) the Hiway Merger Proposal shall have been approved by Hiway's shareholders; (v) the absence of any injunction prohibiting consummation of the Merger; and (vi) the absence of any action by any federal or state governmental entity that imposes any condition upon Verio or Hiway that would so impact the Merger as to render the Merger inadvisable.

     The obligation of each of Verio and Merger Sub to effect the Merger is subject to the satisfaction of additional conditions, including, among other things: (i) all of the representations and warranties made by Hiway and each shareholder of Hiway in the Merger Agreement and related agreements are accurate in all material respects as of the Effective Time; (ii) each Hiway Executive Officer shall have executed a Lockup Agreement; (iii) each Hiway Executive Officer shall have executed a Noncompete Agreement; (iv) Hiway and shareholders of Hiway shall have satisfied all covenants and obligations that each is required to comply with or perform in the Merger Agreement and any related agreement; (v) Hiway shall have obtained all required consents; (vi) there not having been any material adverse change in Hiway's business, condition, assets, liabilities, operations or financial performance since the date of the Merger Agreement; (vii) receipt of an opinion of Hiway's counsel; (viii) there shall not have been commenced or threatened against Verio any proceeding challenging or seeking damages in connection with the Merger, or which may interfere with the Merger or have a material adverse effect on Hiway; (ix) no person shall have made or threatened any claim relating to his or her right to acquire securities or capital stock of Hiway or be entitled to any portion of the consideration to be issued in the Merger; (x) the holders of no more than 10% of the outstanding shares of Hiway Common Stock shall have demanded or shall be eligible to demand dissenters' rights; (xi) each of Hiway's employees and consultants have entered into a Proprietary Information and Inventions Agreement, in one of the forms attached to the Merger Agreement or in another form approved by Verio; (xii) each of the Hiway Employment Agreements shall have been terminated and Verio shall be satisfied that there are no arrangements that would, in connection with the Merger, constitute "excess parachute payments" within the meaning of Section 280G of the Code; and (xiii) receipt of various other consents from third parties.

     The obligation of Hiway to effect the Merger is subject to the satisfaction of additional conditions, including, among other things: (i) all of the representations and warranties made by Verio and Merger Sub in the Merger Agreement are accurate in all material respects as of the Effective Time; (ii) Verio and Merger Sub shall have satisfied all covenants and obligations that each is required to comply with or perform in the Merger Agreement; (iii) Verio shall have executed and delivered a Hiway Registration Rights Agreement to each of the Hiway Specified Shareholders; (iv) there not having been any material adverse change in Verio's business, condition, assets, liabilities, operations or financial performance since the date of the Merger Agreement (provided that a decrease in the trading price of Verio Common Stock shall not of itself be considered a material adverse change); and (v) the person designated by Hiway as a member of the Verio Board shall have been appointed to the Verio Board effective at the Effective Time. The parties' obligations to close the Merger are independent of any fluctuations (including any material decline) in the amount of the Merger Consideration as a result of fluctuations in the value of the portion of the Merger Consideration payable in Verio Common Stock, and no re-solicitation of the approval of the holders of Hiway Common Stock would occur if any such fluctuation occurred following the initial solicitation and receipt of the requisite approval of the Merger.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Hiway: (i) by mutual consent of Verio and Hiway; (ii) by Verio, if there has been any material breach of a covenant or obligation of Hiway or a shareholder of Hiway or if Verio reasonably determines that timely satisfaction of a condition to closing the

Merger is impossible or impracticable (other than as a result of any failure on the part of Verio to comply with or perform its covenants and obligations);
(iii) by Hiway, if there has been any material breach of a covenant or obligation by Verio or Merger Sub or if Hiway reasonably determines that timely satisfaction of a condition to closing the Merger is impossible or impracticable (other than as a result of any failure on the part of Hiway or any shareholder of Hiway to comply with or perform its covenants and obligations); (iv) by Verio, if the Merger has not been consummated on or before February 28, 1999 (other than as a result of any failure on the part of Verio or Merger Sub to comply with or perform its covenants or obligations under the Merger Agreement);
(v) by Hiway, if the Merger has not been consummated on or before February 28, 1999 (other than as a result of any failure on the part of Hiway or any shareholder to comply with or perform its covenants or obligations under the Merger Agreement or any related agreement); (vi) by either Verio or Hiway, if any court of competent jurisdiction in the United States or other United States governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action has become final and non-appealable; or (vii) by Verio, if approval of the shareholders of Hiway required for the consummation of the Merger submitted for approval has not been obtained at a duly held meeting of shareholders or at any adjournment thereof.

     In the event the Merger Agreement is terminated, all further obligations of Verio, Hiway and Merger Sub under the Merger Agreement shall terminate; provided, however, that the parties shall remain subject to specified provisions in the Merger Agreement relating to, among other things, the payment of fees and expenses and the confidential treatment of certain information, and to the terms of the Nondisclosure Agreement between Verio and Hiway dated as of July 15, 1998.

AMENDMENT; WAIVER

     The Merger Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Verio and Hiway.

     No failure on the part of Verio, Hiway or Merger Sub to exercise any power, right, privilege or remedy ("Rights") under the Merger Agreement (and no such delay in any such exercise) shall operate as a waiver of such Right and no single or partial waiver of any such Right shall preclude any further exercise thereof or of any other Right. A waiver of any claim or Right must be in writing duly executed and delivered on behalf of such person seeking such waiver.

EXPENSES

     In general, all costs and expenses incurred by Hiway in connection with the Merger Agreement and the transactions contemplated thereby will be paid by Hiway, and all costs and expenses incurred by Verio or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby will be paid by Verio. However, in the event Hiway incurs any Excess Expenses, the Common Stock Exchange Ratio and the Option Exchange Ratio will be reduced. See
" -- Merger Consideration" and "The Merger -- General."

                               VOTING AGREEMENTS

     As a condition to the willingness of Verio to enter into the Merger Agreement, the Hiway Executive Officers and Thomas C. Barry, a member of the Hiway Board, and certain entities holding of record shares of Hiway Common Stock owned beneficially by such Hiway Executive Officers and director (the "Hiway Specified Shareholders"), representing approximately 63.0% of the capital stock of Hiway outstanding as of November 13, 1998, each entered into a Voting Agreement and Irrevocable Proxy (the "Hiway Shareholder Voting Agreements") with Verio dated as of November 17, 1998.

     Pursuant to the Hiway Shareholder Voting Agreements, each Hiway Specified Shareholder has agreed to vote, and irrevocably granted to Verio and appointed Verio such shareholder's proxy to vote, all shares of Hiway Common Stock then owned or thereafter acquired by such shareholder in favor of the Merger, approval of the Merger Agreement and any matters contemplated by the Merger Agreement or incidental to the Merger, at any meeting of Hiway's shareholders (or in any written consent in lieu thereof). In addition, each

Hiway Specified Shareholder has (i) waived all rights of first refusal and other rights to acquire securities issued or sold by Hiway and all rights of co-sale that may arise from the Merger Agreement, (ii) agreed not to sell or otherwise dispose of any shares of Hiway Common Stock, and (iii) agreed not to initiate, solicit, encourage or engage or participate in negotiations concerning any Acquisition Proposals. The Hiway Shareholder Voting Agreements will terminate upon the earlier of the Effective Time or the termination of the Merger Agreement.


                    DISSENTERS' RIGHTS OF HIWAY SHAREHOLDERS

     The rights of Hiway shareholders who dissent in connection with the Merger are governed by specific legal provisions contained in Chapter 13 of the CGCL ("Chapter 13"). The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached to this Proxy Statement/ Prospectus as Appendix D and is incorporated herein by reference. FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Under Chapter 13, if the Merger is completed, any shares of Hiway Common Stock as to which dissenters' rights are properly exercised ("Dissenting Shares") will not be converted by virtue of the Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement, but instead will be converted into the right to receive in cash the "fair market value" of such shares, determined as of the day before the first announcement of the terms of the Merger, and excluding any appreciation or depreciation in consequence of the Merger. For shares of Hiway Common Stock to qualify as Dissenting Shares, (i) the holders of such shares must not have voted in favor of approval of the Hiway Merger Proposal and (ii) the holder of such shares must submit stock certificates for endorsement (as described below).

     If the Merger is approved at the Hiway Special Meeting, Hiway will, within ten days after such approval, mail to any shareholder who may have a right to require Hiway to purchase his, her or its shares for cash as a result of making a demand (as described below), a notice that the required shareholder approval of the Hiway Merger Proposal was obtained (the "Notice of Approval"), accompanied by a copy of Chapter 13. The Notice of Approval will set forth the price determined by Hiway to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by Hiway to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.


     Within 30 days after the date on which the Notice of Approval was mailed,
(i) Hiway must receive the demand of the dissenting shareholder, which is required by law to contain a statement concerning the number and class of shares of Hiway Common Stock held of record by such dissenting shareholder and what the shareholder claims to be the fair market value of the Dissenting Shares as of the close of business on the day immediately prior to the announcement of the Merger (the statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the Dissenting Shares at such price), and (ii) the dissenting shareholder must submit Hiway Stock Certificate(s) representing the Dissenting Shares to Hiway at Hiway's principal office. The Hiway Stock Certificate(s) will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for Hiway Stock Certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. This would constitute an acceptance of the offer by Hiway to purchase the dissenting shareholder's stock at the price stated in the Notice of Approval.


     If Hiway and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares, upon the dissenting shareholder's surrender of the Hiway Stock Certificates representing the Dissenting Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Hiway and the dissenting shareholder) is required by law to be paid to the dissenting shareholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the Hiway Stock Certificates therefor.

     If Hiway and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by another dissenting shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against Hiway if the appraised value determined by the court exceeds the price offered by Hiway.

     The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the Merger. Furthermore, no shareholder who is entitled to assert dissenters' rights under Chapter 13 shall have any right to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger has been legally voted in favor of the Merger.


     Dissenting Shares may lose their status as such and the right to demand payment will terminate, among other reasons, if (i) the Merger is abandoned,
(ii) the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class, (iii) the dissenting shareholder and Hiway do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting shareholders fails to file suit against Hiway or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder, or (iv) the dissenting shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of Hiway.


     It is a condition precedent to Verio's obligation to close the Merger that less than 10% of the outstanding shares of Hiway Common Stock be, or be eligible to be, Dissenting Shares. See "The Merger Agreement -- Conditions."

               COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Verio Common Stock is listed and traded on Nasdaq under the symbol "VRIO." Verio Common Stock has traded under that symbol since May 12, 1998, the date of the Verio IPO. Prior to that time, there was no public market for Verio Common Stock.

     The following table sets forth the high and low sale prices per share of Verio Common Stock for the periods indicated, as reported by Nasdaq. There is no public market for Hiway Common Stock.


                                                          VERIO COMMON STOCK
                                                          -------------------
                                                           HIGH         LOW
                                                          -------      ------
Calendar 1998:
  Second Quarter........................................  $30.00       $16.50
  Third Quarter.........................................   31.875       18.00
  Fourth Quarter (through December 14)..................   24.25        13.00



     The following table sets forth the closing sale price of Verio Common Stock on November 16, 1998, the last trading day prior to the public announcement of the Merger Agreement, and December 14, 1998, the latest practicable date preceding the mailing of this Proxy Statement/Prospectus. The "equivalent per share price" of Hiway Common Stock as of such dates equals the sum of (i) the closing sale price of Verio Common Stock on such dates multiplied by the assumed Common Stock Exchange Ratio of 0.0875 plus (ii) the assumed Per Share Cash Amount of $4.90. See "The Merger Agreement -- Merger Consideration."



                                                     VERIO       HIWAY EQUIVALENT
                                                  COMMON STOCK   PER SHARE VALUE
                                                  ------------   ----------------
November 16, 1998...............................    $ 16.00           $6.30
December 14, 1998...............................      20.25            6.68

     Because the Common Stock Exchange Ratio is determined with respect to a fixed number of shares of Verio Common Stock (subject to adjustment for certain matters, as described herein, not related to the market price of Verio Common Stock), and because the market price of Verio Common Stock is subject to fluctuation, the market value of the shares of Verio Common Stock that holders of Hiway Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. HOLDERS OF VERIO COMMON STOCK AND HOLDERS OF HIWAY COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR VERIO COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR VERIO COMMON STOCK. See "Risk Factors -- Potential Fluctuation of Value of Consideration Received." More recent market quotes may be obtained on the World Wide Web at http://www.nasdaq.com.


     Verio has never declared or paid any dividends on shares of Verio Common Stock and does not expect to pay dividends in the foreseeable future. Verio's current policy is to retain all of its earnings to finance future growth and acquisitions. Furthermore, the terms of the 1997 Indenture, the March 1998 Indenture, the November 1998 Indenture and the Bank Facility place limitations on Verio's ability to pay dividends. Future dividends, if any, will be at the discretion of the Verio Board and will depend upon, among other things, Verio's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Verio Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio." Hiway Florida paid cash dividends on its shares of common stock in the amount of $125,000 in 1996 and $3.0 million in 1997. However, Hiway does not anticipate paying any cash dividends in the foreseeable future. Furthermore, under Hiway's banking arrangements with Silicon Valley Bank, Hiway is not permitted to declare or pay any dividends without the bank's prior written consent.


                          DESCRIPTION OF CAPITAL STOCK

VERIO CAPITAL STOCK


     The authorized capital stock of Verio consists of 137,500,000 shares, consisting of 125,000,000 shares of common stock, par value $0.001 per share, and 12,500,000 shares of preferred stock, par value $0.001 per share (the "Verio Undesignated Preferred Stock"). As of October 31, 1998, there were 32,941,678 shares of Verio Common Stock outstanding and no shares of Verio Undesignated Preferred Stock outstanding.



     Holders of Verio Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Verio Preferred Stock, holders of Verio Common Stock are entitled to receive ratably such dividends as may be declared by the Verio Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Verio, holders of Verio Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of preferences of any outstanding shares of Verio Preferred Stock, if any. Holders of Verio Common Stock have no preemptive rights or rights to convert their Verio Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Verio Common Stock. All outstanding shares of Verio Common Stock are fully paid and nonassessable. The rights of holders of Verio Common Stock are subject to, and may be adversely affected by, the rights of any series of preferred stock which Verio may issue in the future.


     The Verio Board has the authority to issue from time to time up to 12,500,000 shares of Undesignated Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences (any or all of which may be greater than the rights of the Verio Common Stock) and the number of shares constituting each such series, without any further vote or action by Verio's stockholders.

     Certain features of Verio's capital stock may have the effect of delaying or preventing a change in control of Verio. See "Risk Factors -- Effect of Anti-Takeover Provisions" and "Comparison of Rights of Verio Stockholders and Hiway Shareholders -- Election and Number of Directors; Filling Vacancies; Removal," "-- Stockholders Meetings and Written Consents," "-- Preferred Stock" and "-- Business Combinations."

VERIO WARRANTS

     As of October 31, 1998, Verio had warrants outstanding to purchase an aggregate of 1,547,032 shares of Verio Common Stock at an exercise price per share of $0.01 (the "Verio Warrants"). The Verio Warrants were issued in connection with the issuance of the 1997 Notes and are currently exercisable by the holders of the Verio Warrants. Holders of the Verio Warrants also are entitled to certain registration rights. See " -- Verio Registration Rights."

VERIO REGISTRATION RIGHTS

     Pursuant to a Stockholders Agreement (the "Stockholders Agreement") between Verio and certain of its initial investors (the "Investors"), the Investors are entitled to certain demand and piggyback registration rights with respect to the registration of certain Registrable Securities (as defined in the Stockholders Agreement) under the Securities Act. Investors owning 25% or more of the Registrable Securities may require Verio to effect registration under the Securities Act of their Registrable Securities, subject to the right of the Verio Board to defer such registration for a period of up to 180 days. In addition, if Verio proposes to register securities under the Securities Act (other than a registration statement on Form S-8 or S-4), whether or not for its own account, then any of the Investors has a right (subject to quantity limitations determined by underwriters if the offering involves an underwriting) to request that Verio register such Investor's Registrable Securities. All registration expenses incurred in connection with up to two long-form and all short-form and piggyback registrations will be borne by Verio. Each Investor will pay for its own Selling Expenses (as defined in the Stockholders Agreement) on a pro rata basis. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

     In connection with the Buyouts and the acquisitions of certain ISPs, Verio entered into certain investment agreements (the "Investment Agreements") with the recipients of shares of its Series D-1 Preferred Stock (which were automatically converted into shares of Verio Common Stock upon the closing of the Verio IPO) (the "Holders"). Pursuant to the Investment Agreements, some of the Holders are entitled to certain piggyback registration rights with respect to the registration of certain Registrable Securities (as defined in the Investment Agreements) under the Securities Act. At any time after a Lock-Up Termination Date (as defined in the Investment Agreements), if Verio proposes to register any of its securities under the Securities Act (other than a registration statement on Form S-8 or S-4), whether or not for its own account, such Holders are entitled to notice of such registration and are entitled to include such Holder's Registrable Securities therein. All such rights granted under the Investment Agreements shall terminate with respect to the Registrable Securities of a Holder upon the earliest to occur of (i) the second anniversary of the Verio IPO, (ii) such time as all such Registrable Securities may be immediately sold pursuant to Rule 144 within any 90-day period, or (iii) upon any sale of such Registrable Securities pursuant to a registration statement or Rule 144. Verio is required to bear all registration expenses (other than underwriting discounts and commissions) incurred in connection with any such registrations. Verio is not responsible for any expenses of any counsel retained to act on behalf of any Holder participating in such registration. All of these registration rights are subject to certain conditions and limitations, including, in particular, that if the underwriters of an offering seek to limit the number of shares included in such offering, all holders of demand and piggyback registration rights (other than the piggyback registration rights held by the Holders) shall include their shares in such offering in priority to the Holders.


     In connection with the issuance of the 1997 Notes, the holders of a number of the Warrants, Warrant Shares and Registrable Securities (as defined in a registration rights agreement (the "Common Stock Registration Rights Agreement") entered into in connection with the issuance of the 1997 Notes) (the "Subject Equity") equivalent to a majority of the Warrant Shares subject to the originally issued Warrants, will be entitled to require Verio to effect one registration under the Securities Act of the Subject Equity, subject to certain limitations. Holders of such Registrable Securities also will have the right to include such Registrable Securities in any registration statement under the Securities Act filed by Verio (other than (i) a registration statement on Form S-8 or S-4, (ii) a registration statement filed in connection with an offer of securities solely to existing security holders, or (iii) a Demand Registration (as defined therein)), whether or not for its own account. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.


     Pursuant to the NTT Investment Agreement (as defined below), after the first anniversary of the consummation of the Verio IPO, NTT and any transferee of NTT's rights may require, on up to three occasions, that Verio effect a registration statement under the Securities Act with respect to (i) at least 25% of the NTT Shares (including any securities issued or issuable by way of a distribution, stock split or the like, the "NTT Registrable Securities"), or
(ii) NTT Registrable Securities with an anticipated aggregate net offering price of at least $25.0 million, unless Verio is eligible at such time to effect a registration statement on Form S-3, in which case the aggregate net offering price must be at least $15.0 million. Verio must effect any such registration as promptly as practicable, subject, in certain circumstances, to Verio's right to defer such demand for registration for specified periods. In addition, if Verio proposes to register its securities under the Securities Act, or another holder of Verio Common Stock exercises its demand registration rights, then NTT has a right (subject to certain cutbacks determined by the underwriters in the event of an underwritten offering) to include the NTT Registrable Securities in any such offering. All registration expenses will be borne by Verio, subject to certain exceptions, other than selling expenses which must be paid by NTT. In the event that any NTT Shares are included in a registration statement, Verio has agreed to indemnify NTT against certain losses for which NTT may become liable under the Securities Act.



     It is a condition to Hiway's obligation to close the Merger that Verio enter the Hiway Registration Rights Agreement with the Hiway Specified Shareholders. See "The Merger Agreement -- Conditions." Pursuant to the Hiway Registration Rights Agreement, the Hiway Specified Shareholders are entitled to certain piggyback registration rights with respect to the registration of certain Registrable Securities (as defined in the Hiway Registration Rights Agreement) under the Securities Act. If at any time Verio proposes to register any Verio Common Stock under the Securities Act (other than a registration statement on Form S-8 or S-4, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) in connection with an offering of Verio Common Stock, then each Hiway Specified Shareholder has the right (subject to customary terms and limitations, including the specific limitations addressed below) to request that Verio register such Hiway Specified Shareholder's Registrable Securities. Subject to certain limitations, Verio may delay the filing or effectiveness of, or suspend, the applicable registration statement, and require that all Hiway Specified Shareholders immediately cease sale of Verio Common Stock pursuant to the registration statement, in any period during which Verio is engaged in any activity or transaction required to be disclosed by Verio pursuant to the Securities Act. All these piggyback registration rights terminate with respect to any Registrable Securities upon the earlier to occur of (i) such time as all such Registrable Securities may be immediately sold pursuant to Rule 144 and/or Rule 145 under the Securities Act within any 90-day period, or (ii) upon any sale of such Registrable Securities pursuant to a registration statement or Rule 144 and/or Rule 145 under the Securities Act. Verio will bear all registration expenses (other than underwriting discounts and commissions) incurred in connection with any such registrations, except for any expenses of any counsel retained by any Hiway Specified Shareholder in connection with such registration. These registration rights are subject to certain limitations and conditions, including, in particular, that if the underwriters of an offering seek to limit the number of shares included in such offering, then the underwriters will apportion the shares sought to be registered as follows: (i) first, Verio and any holders of demand registration rights shall be entitled to register all securities that Verio or such holders propose to sell for their own account; (ii) second, any holders of piggyback registration rights as and to the extent that such registration rights have priority over the registration rights granted to the Hiway Specified Shareholders; and (iii) lastly, any Hiway Specified Shareholder, together with any holders of other piggyback registration rights as and to the extent that such piggyback registration rights rank pari passu with the piggyback registration rights granted to the Hiway Specified Shareholders, shall be entitled to register, on a pro rata basis (subject to any conflicting cut-back priority provided pursuant to the Common Stock Registration Rights Agreement dated June 17, 1997 and based on the number of shares of Verio Common Stock owned by each Hiway Specified Shareholder), up to that number of Registrable Securities and other shares of Verio Common Stock that is equal to the remaining shares of Verio Common Stock that the lead managing underwriter will permit to be registered after giving effect to the apportionment set forth in clauses (i) and (ii) above, in connection with such offering.

HIWAY CAPITAL STOCK


     The authorized capital stock of Hiway consists of 60,000,000 shares of Hiway Common Stock and 10,000,000 shares of preferred stock. As of November 13, 1998, there were outstanding 35,887,913 shares of Hiway Common Stock, warrants to purchase 3,115,123 shares of Hiway Common Stock and options to purchase 1,399,205 shares of Hiway Common Stock. Of the 10,000,000 authorized shares of preferred stock, 500,000 shares are designated Series A Preferred Stock, 4,000,000 shares are designated Series B Preferred Stock and the remaining shares of preferred stock may be issued from time to time in one or more series, as determined by the Hiway Board (all such preferred stock shall hereinafter be designated, collectively, the "Hiway Preferred Stock"). Currently, no shares of Hiway Preferred Stock are issued and outstanding and Hiway has no current plan to issue any shares of Hiway Preferred Stock.


     As of November 13, 1998, Hiway had outstanding options to purchase 1,399,205 shares of Hiway Common Stock at a weighted average per share exercise price of $3.433, and outstanding warrants to purchase 3,115,123 shares of Hiway Common Stock at a weighted average per share exercise price of $2.689. These warrants expire in 2001 and 2002.

       COMPARISON OF RIGHTS OF VERIO STOCKHOLDERS AND HIWAY SHAREHOLDERS

GENERAL

     As a result of the Merger, holders of Hiway Common Stock will become stockholders of Verio and the rights of all such former Hiway shareholders will thereafter be governed by Verio's Restated Certificate of Incorporation (the "Verio Certificate"), Verio's Bylaws (the "Verio Bylaws") and the DGCL. The rights of the holders of Hiway Common Stock are currently governed by Hiway's Amended and Restated Articles of Incorporation (the "Hiway Articles"), Hiway's Bylaws (the "Hiway Bylaws") and the CGCL. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Verio and the shareholders of Hiway, sets forth certain differences between the Verio Certificate, the Verio Bylaws and the DGCL, and the Hiway Articles, the Hiway Bylaws and the CGCL. Accordingly, Hiway's shareholders should carefully review the following summary, which Verio and Hiway believe addresses all material differences in the rights of Hiway shareholders upon consummation of the Merger, to understand how certain of their rights as shareholders will be affected upon completion of the Merger. This summary is qualified in its entirety by reference to the full text of each of such documents, the DGCL and the CGCL.

     In addition, upon completion of the Merger, the percentage ownership of Verio by each former Hiway shareholder will be substantially lower than his, her or its current percentage ownership of Hiway. See "The Merger -- Stock Ownership Following the Merger." Accordingly, former Hiway shareholders will have a significantly smaller voting influence over the affairs of Verio than they currently have over the affairs of Hiway.

AMENDMENT OF CHARTER DOCUMENTS

     The DGCL provides that approval of a majority of the outstanding shares entitled to vote thereon is required to amend a certificate of incorporation. The Verio Certificate provides that an amendment of certain provisions (described below) must be approved by the affirmative vote, at a stockholders' meeting, of at least 80% of the then-outstanding stock entitled to vote thereon. Under the CGCL, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares of each class. The Hiway Articles make no provision to the contrary.

     Under the DGCL, bylaws may be amended by stockholders; however, a corporation may confer, in its certificate of incorporation, the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the bylaws. The Verio Certificate expressly provides that the Verio Board may make, alter or repeal the Verio Bylaws, and the Verio Bylaws state that they may be amended by the affirmative vote of a majority of the stock entitled to vote at any meeting of the stockholders, unless a larger vote is required by the Verio Certificate or Bylaws (described more fully below). Under the CGCL and the Hiway Bylaws, amendments may be made only by approval of a majority of the outstanding shares entitled to vote, except as described below.

ELECTION AND NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The Verio Certificate and Bylaws do not provide for cumulative voting rights in elections of directors. The Hiway Articles and Bylaws provide for cumulative voting rights in elections for directors, subject to specified procedural requirements.

     The Verio Bylaws state that the number of directors is to be no less than five and no more than 11, with the exact number being fixed within such limits by an amendment to the Verio Bylaws duly adopted by the stockholders or the Verio Board. Subject to revision within the foregoing limits, the Verio Board set the number of directors at 11.

     The Hiway Bylaws state that the number of directors is to be no less than five and no more than nine, with the exact number being fixed within such limits by an amendment to the Bylaws duly adopted by the shareholders or the Hiway Board of Directors. An amendment reducing the fixed number of directors to less than five cannot be adopted if the votes cast against such an amendment exceed 16 2/3% of the outstanding shares. Subject to revision within the foregoing limits, the Hiway Bylaws, as currently in effect, set the number of directors at seven.

     Under the DGCL, a corporation may have a classified board of directors, divided into as many as three classes. The Verio Certificate and Bylaws provide for the division of Verio directors into three classes, serving staggered three-year terms. Any amendment to the Verio Certificate or Bylaws which would have the effect of circumventing or modifying such provisions relating to the staggered board of directors requires the favorable vote of at least 80% of the then-outstanding shares of stock of Verio entitled to vote.


     The CGCL generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under the CGCL as one which (i) is listed on the New York Stock Exchange or American Stock Exchange, or (ii) with a class of securities designated as a national market systems security on Nasdaq (or any successor national market system) if the corporation has at least 800 holders of its equity securities. If eligible for the classes, the CGCL permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the stockholders. The Hiway Bylaws do not provide for a classified board.


     The Verio Certificate and Bylaws provide that any vacancies (including newly created directorships) may be filled by a majority of the remaining directors, though less than a quorum. The Hiway Bylaws contain a comparable provision, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of the majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote.

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, directors of a corporation with a classified board may be removed only for cause. The Verio Certificate does not so otherwise provide.

     Under the CGCL, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

STOCKHOLDERS MEETINGS AND WRITTEN CONSENTS

     The Verio Bylaws provide that special meetings of Verio stockholders may be called only by Verio's President or, at the direction of the Verio Board, the Secretary of Verio; special meetings of stockholders may not be called by any other person or persons. Any amendment, change or repeal of this provision requires the favorable vote at a stockholders' meeting of the holders of at least 80% of the then-outstanding shares of stock of Verio entitled to vote.

     Under the CGCL and the Hiway Bylaws, special meetings of Hiway shareholders may be called by the Chairman of the Hiway Board, the Hiway Board or the President, or by one or more shareholders holding not less than 10% of the shares entitled to vote at the meeting. The Hiway Bylaws provide certain procedures regarding special meetings called by any person other than the Hiway Board, including, among other things, the requirement that the meeting be held not less than 35 nor more than 60 days after receipt of the request for the special meeting.

     The Verio Bylaws provide a procedure for nominating persons to be elected to the Verio Board including, among other things, the requirement of not less than 30 nor more than 60 days' notice prior to the scheduled meeting and the provision of certain information about the nominee and the stockholder. The Hiway Bylaws do not provide a procedure for nominating directors.

     The Verio Certificate and Bylaws provide that any action required by the provisions of the DGCL to be taken by the stockholders of Verio must be taken at a stockholders' meeting and not by written consent or consents without a meeting. Any amendment of this provision of the Verio Certificate and Bylaws requires the favorable vote, at a stockholders' meeting, of the holders of at least 80% of the then-outstanding shares of stock of Verio entitled to vote.

     Under the CGCL (unless otherwise provided in a corporation's articles of incorporation), any action which may be taken at an annual or special meeting of shareholders may also be taken by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Hiway Articles contain a similar provision, except that, in the case of election of directors, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, provided, however, that a director may be elected at any time to fill a vacancy not filled by the directors by the written consent of the holders of a majority of the outstanding stock entitled to vote for the election of directors.

PREFERRED STOCK

     Pursuant to the Verio Certificate, the Verio Board is authorized, subject to the limitations prescribed by law and the Verio Certificate, to provide for the issuance of shares of Verio Undesignated Preferred Stock in one or more series. Similarly, the Hiway Articles provide that the Hiway Board is authorized, subject to the limitations prescribed by the Hiway Articles and the CGCL, to provide for the issuance of shares of Hiway Preferred Stock in one or more series, including several pre-defined series.

     Verio believes that the ability of the Verio Board to issue one or more series of Undesignated Preferred Stock provides Verio with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Verio Undesignated Preferred Stock are available for issuance without further action by Verio stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Verio securities may be listed or traded.

     Although the Verio Board has no intention at the present time of doing so, it could issue a series of Verio Undesignated Preferred Stock that could, depending on the terms of such series, delay or prevent the completion of a merger, tender offer or other takeover attempt. The Verio Board will make any determination to issue such shares based on its judgment as to the best interests of Verio and its stockholders. The Verio Board, in so acting, could issue Verio Undesignated Preferred Stock having terms that discourage an acquisition attempt through which an acquirer may be able to change the composition of the Verio Board, including a tender offer or other transaction that some, or a majority, of Verio's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATIONS


     Section 203 of the DGCL provides that, subject to certain exceptions, a corporation may not engage in any business combination with any "interested stockholder" for a three year period following the date that such stockholder becomes an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (b) the affiliates and associates of any such person.


     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three year period. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Verio to negotiate in advance with the Verio Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     There is no provision in the CGCL equivalent to Section 203 of the DGCL. However, under the CGCL, if a party that makes a tender offer or proposes to acquire a corporation by a reorganization or certain sales of assets is controlled by such corporation or is or is controlled by an officer or director of such corporation, or if a director or executive officer of such corporation has a material financial interest in such party (each an "Interested Party Proposal"), (i) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation, and (ii) such shareholders must be (x) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons, and (y) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. The CGCL also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of each class consents.

LIMITATION OF LIABILITY OF DIRECTORS


     Both the DGCL and the CGCL permit a corporation to include a provision in its charter or articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders or its shareholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Verio Certificate includes such a provision, eliminating liability to the maximum extent permitted by the DGCL.

     The CGCL does not permit the elimination of monetary liability of a director where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of any improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director, in which a director has a material financial interest; or (vii) improper distributions, loans or guarantees. The Hiway Articles provide for the elimination of directors' liability for monetary damages to the fullest extent permissible under California law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful, as determined by a majority vote of the disinterested directors, by a committee of such directors designated by majority vote of the disinterested directors, by independent legal counsel in a written opinion (if there are no independent directors or such independent directors so direct) or by the stockholders. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The CGCL permits indemnification of expenses in a derivative or third party action, except that with respect to derivative actions (i) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that a court determines that the person is fairly and reasonably entitled to indemnity for expenses, and (ii) no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action without court approval or expenses incurred in an action settled or disposed of without court approval. Indemnification is permitted by the CGCL only for acts taken in good faith and reasonably believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action and, in the case of a criminal proceeding, indemnification is permitted if the indemnified party had no reasonable cause to believe his or her conduct was unlawful. The CGCL requires indemnification when the individual being indemnified has successfully defended the action on the merits, and provides that a corporation may advance expenses of defense upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate.

     The Verio Certificate and Bylaws provide that Verio shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended or interpreted, but, in the case of alleged occurrences of actions or omissions preceding any such amendment or interpretation, only to the extent that such amendment permits Verio to provide broader indemnification rights then permitted prior to such amendment. The Verio Bylaws further provide that Verio shall advance, in the case of an officer or director, and may advance, in the case of employees or other agents, expenses incurred in defense of any proceedings, provided, however, that, in the case of a director or officer, such expenses shall be advanced only upon delivery to Verio of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by Verio.

     The indemnification and advancement rights conferred by the Verio Bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, provision of the Verio Certificate or Bylaws, agreement, or vote of the stockholders or disinterested directors. In addition, the Verio Bylaws state specifically that the indemnification right is a contract right. Finally, the Verio Bylaws authorize Verio, upon approval of the Verio Board, to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to such Bylaws.

     The Hiway Articles and Bylaws provide that Hiway will indemnify any officer or director to the fullest extent permitted by the provisions of the CGCL. The Hiway Bylaws additionally provide that expenses incurred by any officer or director in defending any proceeding may be advanced to the maximum extent permitted by law. Finally, the Hiway Bylaws provide that the Hiway Board may in its discretion provide by resolution for such indemnification of, or advance of expenses to, other agents of Hiway under the provisions of the CGCL. The indemnification and advancement rights conferred by the Hiway Articles and Bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, or vote of the stockholders or disinterested directors.

DISSENTERS' RIGHTS

     Under the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation, provided, however, that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national securities exchange or Nasdaq, or (ii) held of record by more than 2,000 holders, and further provided that no appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval. Appraisal rights are, however, available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof which at the effective date of the merger or consolidation is either listed on a national securities exchange or Nasdaq or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the foregoing.

     Under the CGCL, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. No such rights are available, however, if the shares are listed on a national securities exchange certified by the California Commissioner of Corporations or appear on the Federal Reserve Board list of over-the-counter margin stocks unless (i) such shares are subject to certain restrictions on transfer, or (ii) the holders of at least five percent of such shares elect dissenter's rights. In connection with the Merger, holders of Hiway Common Stock may, by complying with required procedures, be entitled to dissenters' rights under the CGCL. See "Dissenters' Rights of Hiway Shareholders."

DIVIDENDS

     Generally, under the CGCL a California corporation may pay dividends out of retained earnings or if, after giving effect thereto, (i) the assets (excluding goodwill and certain other assets) of the corporation are at least equal to 1.25 times its liabilities (excluding certain deferred credits), and (ii) the current assets of such corporation are at least equal to (x) its current liabilities or
(y) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1.25 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

     The Hiway Articles provide that dividends shall be paid only when, as and if declared by the Hiway Board out of any assets legally available therefor, provided, however, that holders of any Hiway Preferred Stock shall be given certain preferences, as set forth in the Hiway Articles, over holders of Hiway Common Stock in the payment of any dividends.

     Under the DGCL, a corporation may pay dividends out of surplus or out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The Verio Bylaws provide that the Verio Board may declare dividends pursuant to law.

STOCKHOLDER VOTING

     With certain exceptions, the CGCL requires that a merger, sale of assets or similar transaction be approved by a majority vote of each class of shares outstanding. The DGCL does not require such class voting.

INSPECTION OF STOCKHOLDER LIST

     The CGCL provides for an absolute right of inspection of the shareholder list for persons holding five percent or more of a corporation's voting shares or persons holding one percent or more of such shares who have filed a Schedule 14A with the Commission relating to the election of directors. Both the CGCL and the DGCL allow any stockholder or shareholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder or shareholder. However, the DGCL contains no provision comparable to the absolute right of inspection provided by the CGCL to certain shareholders.

LOANS TO OFFICERS AND EMPLOYEES

     Under the DGCL, a corporation may make loans to or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the CGCL, such loans or guaranties, including pursuant to employee benefit plans, may be made only with shareholder approval, provided, however, that, if the company has 100 or more shareholders and a bylaw permitting such loans or guarantees to be approved by the board of directors, the board of directors alone may approve such loans to or guarantees on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guaranties by a vote sufficient, without counting the vote of any interested director or directors, if the board of directors determines that any such loans, guarantees or plans may reasonably be expected to benefit the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under the laws of both California and Delaware, contracts or transactions between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the CGCL and the DGCL. Under the CGCL and the DGCL, either (i) the stockholders or shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, the CGCL requires that the contract or transaction must also be "just and reasonable" to the corporation), or (ii) the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. The CGCL explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

     Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

STOCKHOLDER DERIVATIVE SUIT

     Under the DGCL, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The CGCL also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The DGCL does not have a similar bonding requirement.

DISSOLUTION

     Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution and this right may not be modified by the articles of incorporation. Under the DGCL, if the dissolution is initiated by the board of directors, it may be approved by the holders of a majority of the corporation's stock. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon.

      UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF VERIO

     During the period from August 1, 1996 through September 30, 1998, Verio completed numerous business combinations, whereby Verio acquired newly authorized redeemable, convertible preferred stock, shares of common stock, or certain net assets of entities operating in the Internet industry (ISPs), and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position (collectively, the "September 30, 1998 Completed Acquisitions"). Business combinations, which are acquisitions of a 100% ownership interest in the target business or of a majority ownership interest (upon conversion of the preferred shares to common stock) on a fully diluted basis, are accounted for using the purchase method of accounting. Acquisitions of minority interests represented by preferred stock are accounted for using the equity method of accounting, as described in Note 1 to the Consolidated Financial Statements. The September 30, 1998 Completed Acquisitions are described in Note A to the accompanying pro forma condensed combined financial statements. Verio also has completed the acquisitions of PacketWorks, Inc., TerraNet, Inc. and Smart.Connect (a division of FiberServices, Inc.) which were not considered to be significant and, accordingly, have not been included in the accompanying pro forma financial statements.

     In addition, subsequent to September 30, 1998, Verio completed the acquisition of an approximate 80% interest in the outstanding common stock of WWW, and entered into the Merger Agreement relating to the potential acquisition of Hiway. These acquisitions have been, or will be, accounted for using the purchase method of accounting. The WWW Acquisition and the Merger are also described in Note A to the pro forma condensed combined financial statements.

     While Verio now seeks to acquire 100% of new ISPs, Verio's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where Verio acquired less than 100% of an ISP initially, it obtained the right to Buyout the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, Verio has effected the Buyouts of all but one ISP in which it did not initially acquire a 100% interest, through the use of cash on hand and the issuance of equity. During the six months ended June 30, 1998, Verio consummated the Buyout of the following fifteen ISPs; On-Ramp Technologies, Inc.; NorthWestNet, Inc.; National Knowledge Networks, Inc.; Access One, Inc.; Signet Partners, Inc.; Surf Network, Inc.; Pacific Rim Network, Inc.; Internet Engineering Associates, Inc.; AimNet Corporation; West Coast Online, Inc.; ServiceTech, Inc., Clark Internet Services, Inc., Compute Intensive Inc., Structured Network Systems, Inc. and Internet Online, Inc. With respect to the Buyout that has not yet been completed, Verio has contractual rights to effect this Buyout and expects to complete the Buyout during 1998. However, there can be no assurance that Verio will be able to complete this Buyout at the time, or in accordance with the terms and conditions, that it currently contemplates. This acquisition will also be accounted for using the purchase method of accounting.


     The unaudited pro forma condensed combined balance sheet assumes that the WWW Acquisition and the Merger occurred on September 30, 1998 and includes the September 30, 1998 historical consolidated balance sheets of Verio, WWW and Hiway adjusted for the pro forma effects of these acquisitions. The assets and liabilities of the September 30, 1998 Completed Acquisitions, adjusted for the application of the purchase method of accounting, are included in the September 30, 1998 historical Verio consolidated balance sheet. The pro forma balance sheet information also includes the effects of the November 1998 Notes. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 assume that the September 30, 1998 Completed Acquisitions, the WWW Acquisition and the Merger had occurred on January 1, 1997 and include the historical consolidated statements of operations of Verio and the acquired businesses for the year ended December 31, 1997 and the nine months ended September 30, 1998, adjusted for the pro forma effects of the WWW Acquisition and the Merger. The pro forma statements of operations also includes the effects of the November 1998 Notes.


     The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1997 and are not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Verio, and certain acquired businesses, included herein.


     Verio is in the process of completing valuations of the assets acquired and liabilities assumed in connection with certain of Verio's more significant acquisitions. These valuations will be utilized in determining the final purchase accounting adjustments for these acquisitions. Accordingly, the purchase accounting adjustments reflected in the accompanying pro forma balance sheet will be revised and such revisions may be significant. Specifically, Verio expects to record charges to operations for in-process research and development relating to its acquisition of TABNet, and these charges, which will be recorded as an immediate charge to operations in the period of the acquisitions. The projects under development at TABNet at the time of acquisition included credit card processing software, web site development tools, the Star Page product, as well as various application and database management tools which make the TABNet domain name registration product faster to use, optimize search routines for customers seeking a domain name, and enable TABNet to more effectively master and capture the "on-hold" database of domain names, so that they can be sold to new customers as soon as they are released. Management of Verio has identified the foregoing technology projects as potential candidates for allocation of a portion of the purchase price it paid in the TABNet acquisition to in-process research and development. However, management is not yet able to determine or estimate the remaining efforts that may be necessary to complete the development of the acquired technology, nor determine whether the development of such technology will be completed. These determinations and estimates depend, in part, on assessments of certain technologies being developed or already developed at Hiway, the acquisition of which has not yet closed. Nonetheless, management of Verio does not anticipate that the amount of the purchase price of TABNet which may be allocated to in-process research and development would be significant. There are a number of projects under development at Hiway (i) to address scalability of Hiway's Web hosting technology platform in order to serve increasing numbers of customers, and (ii) to develop new product offerings and to support advanced Web-enabled products and services. A number of these projects may be potential candidates for allocation of a portion of the purchase price to be paid in the Hiway acquisition to in-process research and development.


     Verio is aware that the Commission is reviewing the assumptions and methodologies heretofore commonly used by companies in calculating such charges. Verio intends to follow recent guidance published by the Commission in its valuation of the assets acquired and liabilities assumed and, in particular, in the valuation of in-process research and development.

                                   VERIO INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                         SEPTEMBER 30, 1998 (UNAUDITED)
                              AMOUNTS IN THOUSANDS

                                     ASSETS

                                                                      PRO FORMA
                                     HISTORICAL        PRO FORMA     COMBINED --                 PRO FORMA     PRO FORMA
                                 ------------------   ADJUSTMENTS     VERIO AND    HISTORICAL   ADJUSTMENTS     COMBINED
                                   VERIO      WWW      (NOTE C)          WWW         HIWAY       (NOTE C)        VERIO
                                 ---------   ------   -----------    -----------   ----------   -----------    ----------
Current assets:
  Cash and cash equivalents....  $ 245,912   $ 884     $ (8,440)(1)   $627,356      $ 3,569      $(180,000)(2) $  450,925
                                                        389,000(9)
  Restricted cash and
    securities.................     14,159      --           --         14,159           --             --         14,159
  Receivables, net.............     13,687     403           --         14,090        3,669             --         17,759
  Prepaid expenses and other...      6,590     392           --          6,982        1,239             --          8,221
                                 ---------   ------    --------       --------      -------      ---------     ----------
        Total current assets...    280,348   1,679      380,560        662,587        8,477       (180,000)       491,064
Investments in affiliates......      8,298      --           --          8,298          464             --          8,762
Restricted cash and
  securities...................      7,238      --           --          7,238           --             --          7,238
Equipment and leasehold
  improvements, net............     43,213       4           --         43,217       15,351             --         58,568
Other assets:
  Goodwill, net................    210,047      --        6,953(1)     217,000           --        242,664(2)     459,664
  Other, net...................     13,185     262       11,000(9)      24,447        2,385             --         26,832
                                 ---------   ------    --------       --------      -------      ---------     ----------
        Total assets...........  $ 562,329   $1,945    $398,513       $962,787      $26,677      $  62,664     $1,052,128
                                 =========   ======    ========       ========      =======      =========     ==========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued
    expenses...................  $  37,774   $ 263     $     --       $ 38,037      $ 3,980      $      --     $   42,017
  Lines of credit, notes
    payable and current portion
    of long-term debt and
    capital lease
    obligations................      4,726     195           --          4,921          382             --          5,303
  Deferred revenue.............     10,770      --           --         10,770        4,205             --         14,975
                                 ---------   ------    --------       --------      -------      ---------     ----------
        Total current
          liabilities..........     53,270     458           --         53,728        8,567             --         62,295
Long-term debt and capital
  lease obligations, less
  current portion..............    274,452      --      400,000(9)     674,452        6,054             --        680,506
                                 ---------   ------    --------       --------      -------      ---------     ----------
        Total liabilities......    327,722     458      400,000        728,180       14,621             --        742,801
Stockholders' deficit:
  Common stock and additional
    paid-in capital............    361,712     604         (604)(3)    361,712        8,206         (8,206)(3)    436,432
                                                                                                    74,720(2)
  Warrants.....................     12,675      --           --         12,675           --             --         12,675
  Retained earnings
    (deficit)..................   (139,780)    883         (883)(3)   (139,780)       3,850         (3,850)(3)   (139,780)
                                 ---------   ------    --------       --------      -------      ---------     ----------
                                   234,607   1,487       (1,487)       234,607       12,056         62,664        309,327
                                 ---------   ------    --------       --------      -------      ---------     ----------
        Total liabilities and
          stockholders' equity
          (deficit)............  $ 562,329   $1,945    $398,513       $962,787      $26,677      $  62,664     $1,052,128
                                 =========   ======    ========       ========      =======      =========     ==========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                              PRO FORMA
                             COMBINED --
                              VERIO AND
                            SEPTEMBER 30,                                PRO FORMA
                                1998                      PRO FORMA     COMBINED --                 PRO FORMA       PRO FORMA
                              COMPLETED     HISTORICAL   ADJUSTMENTS     VERIO AND    HISTORICAL   ADJUSTMENTS      COMBINED
                            ACQUISITIONS       WWW        (NOTE C)          WWW         HIWAY       (NOTE C)          VERIO
                            -------------   ----------   -----------    -----------   ----------   -----------     -----------
Revenue:
  Internet connectivity...   $    59,267     $    --      $     --      $   59,267     $ 5,203     $       --      $    64,470
  Enhanced services and
    other.................        37,235       4,625            --          41,860      23,870             --           65,730
                             -----------     -------      --------      -----------    -------     ----------      -----------
        Total revenue.....        96,502       4,625            --         101,127      29,073             --          130,200
                             -----------     -------      --------      -----------    -------     ----------      -----------
Costs and expenses:
  Internet services
    operating costs.......        40,683       1,423            --          42,106       7,088             --           49,194
  Selling, general and
    administrative and
    other.................        90,871       2,064            --          92,935      18,365             --          111,300
  Stock option related
    compensation and
    severance costs.......         6,680          --            --           6,680          --             --            6,680
  Depreciation and
    amortization..........        31,930          64           521(6)       32,515       1,023         18,204(6)        51,742
                             -----------     -------      --------      -----------    -------     ----------      -----------
        Total costs and
          expenses........       170,164       3,551           521         174,236      26,476         18,204          218,916
                             -----------     -------      --------      -----------    -------     ----------      -----------
    Earnings (loss) from
      operations..........       (73,662)      1,074          (521)        (73,109)      2,597        (18,204)         (88,716)
Other income (expense):
  Interest income.........         9,397          23            --           9,420          --             --            9,420
  Interest expense........       (22,954)         (2)      (34,575)(9)     (57,531)        (25)            --          (57,556)
    Earnings (loss) before
      minority interests,
      income taxes, and
      extraordinary
      item................       (87,219)      1,095       (35,096)       (121,220)      2,572        (18,204)        (136,852)
Minority interests........           184          --            --             184          --             --              184
Income taxes..............            --        (222)          222(8)           --         (99)            99(8)            --
                             -----------     -------      --------      -----------    -------     ----------      -----------
Earnings (loss) before
  extraordinary item......   $   (87,035)    $   873      $(34,874)     $ (121,036)    $ 2,473     $  (18,105)     $  (136,668)
                             ===========     =======      ========      ===========    =======     ==========      ===========
Weighted average shares
  outstanding -- basic and
  diluted.................    17,462,447                                17,462,447                  4,920,000(10)   22,382,447
                             ===========                                ===========                ==========      ===========
Loss per common share
  before extraordinary
  item -- basic and
  diluted.................   $     (4.98)                               $    (6.93)                                $     (6.11)
                             ===========                                ===========                                ===========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                              HISTORICAL                                  PRO FORMA
                                   --------------------------------                      COMBINED --
                                                 SEPTEMBER 30, 1998                       VERIO AND
                                                     COMPLETED         PRO FORMA      SEPTEMBER 30, 1998
                                                    ACQUISITIONS      ADJUSTMENTS         COMPLETED
                                      VERIO           (NOTE B)         (NOTE C)          ACQUISITIONS
                                   -----------   ------------------   -----------     ------------------
Revenue:
  Internet connectivity..........  $    53,196        $ 6,071         $       --         $    59,267
  Enhanced services and other....       30,347          7,030               (142)(4)          37,235
                                   -----------        -------         ----------         -----------
          Total revenue..........       83,543         13,101               (142)             96,502
                                   -----------        -------         ----------         -----------
Costs and expenses:
  Internet services operating
     costs.......................       37,928          2,837                (82)(4)          40,683
  Selling, general and
     administrative and other....       80,941          9,990                (60)(4)          90,871
  Stock option related
     compensation and severance
     costs.......................        3,040          3,640                 --               6,680
  Depreciation and
     amortization................       26,818            456              4,656(5)           31,930
                                   -----------        -------         ----------         -----------
          Total costs and
            expenses.............      148,727         16,923              4,514             170,164
                                   -----------        -------         ----------         -----------
     Loss from operations........      (65,184)        (3,822)            (4,656)            (73,662)
Other income (expense):
  Interest income................        9,381             16                 --               9,397
  Interest expense...............      (22,860)           (94)                --             (22,954)
                                   -----------        -------         ----------         -----------
     Loss before minority
       interests, income taxes,
       and extraordinary item....      (78,663)        (3,900)            (4,656)            (87,219)
Minority interests...............          545             --               (361)(7)             184
Income taxes.....................           --           (100)               100(8)               --
                                   -----------        -------         ----------         -----------
  Loss before extraordinary
     item........................      (78,118)        (4,000)            (4,917)            (87,035)
Accretion of preferred stock to
  liquidation value..............          (87)            --                 87(3)               --
                                   -----------        -------         ----------         -----------
Loss attributable to common
  stockholders before
  extraordinary item.............  $   (78,205)       $(4,000)        $   (4,830)        $   (87,035)
                                   ===========        =======         ==========         ===========
Weighted average shares
  outstanding -- basic and
  diluted........................   17,462,447                                            17,462,447
                                   ===========                                           ===========
Loss per common share before
  extraordinary item -- basic and
  diluted........................  $     (4.49)                                          $     (4.98)
                                   ===========                                           ===========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                             PRO FORMA
                            COMBINED --
                             VERIO AND                                    PRO FORMA
                         SEPTEMBER 30, 1998                 PRO FORMA    COMBINED --                 PRO FORMA      PRO FORMA
                             COMPLETED        HISTORICAL   ADJUSTMENTS    VERIO AND    HISTORICAL   ADJUSTMENTS      COMBINED
                            ACQUISITIONS         WWW        (NOTE C)         WWW         HIWAY       (NOTE C)         VERIO
                         ------------------   ----------   -----------   -----------   ----------   -----------     ----------
Revenue:
  Internet
    connectivity.......      $   64,938         $   --      $     --     $   64,938     $ 7,231     $       --      $   72,169
  Enhanced services and
    other..............          30,448          3,712            --         34,160      18,954             --          53,114
                             ----------         ------      --------     ----------     -------     ----------      ----------
        Total Revenue..          95,386          3,712            --         99,098      26,185             --         125,283
                             ----------         ------      --------     ----------     -------     ----------      ----------
Costs and expenses:
  Internet services
    operating costs....          39,946          1,234            --         41,180       5,842             --          47,022
  Selling, general and
    administrative and
    other..............          87,291          1,406            --         88,697      14,101             --         102,798
  Depreciation and
    amortization.......          30,997             --           695(6)      31,692       1,371         24,271(6)       57,334
                             ----------         ------      --------     ----------     -------     ----------      ----------
        Total costs and
          expenses.....         158,234          2,640           695        161,569      21,314         24,271         207,154
                             ----------         ------      --------     ----------     -------     ----------      ----------
    Earnings (loss)
      from
      operations.......         (62,848)         1,072          (695)       (62,471)      4,871        (24,271)        (81,871)
Other income (expense):
  Interest income......           6,156             --            --          6,156          67             --           6,223
  Interest expense.....         (12,433)           (10)       46,100(9)     (58,543)       (142)            --         (58,685)
                             ----------         ------      --------     ----------     -------     ----------      ----------
      Earnings (loss)
        before income
        taxes..........         (69,125)         1,062       (46,795)      (114,858)      4,796        (24,271)       (134,333)
Income taxes...........              --           (319)          319(8)          --        (361)           361(8)           --
                             ----------         ------      --------     ----------     -------     ----------      ----------
Net earnings (loss)....      $  (69,125)        $  743      $(46,476)    $ (114,858)    $ 4,435     $  (23,910)     $ (134,333)
                             ==========         ======      ========     ==========     =======     ==========      ==========
Weighted average shares
  outstanding -- basic
  and diluted..........       1,144,685                                   1,144,685                  4,920,000(10)   6,064,685
                             ==========                                  ==========                 ==========      ==========
Loss per common share
   -- basic and
  diluted..............      $   (60.37)                                 $  (100.34)                                $   (22.15)
                             ==========                                  ==========                                 ==========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                  HISTORICAL
                                          --------------------------                       PRO FORMA
                                                       SEPTEMBER 30,                      COMBINED --
                                                           1998                            VERIO AND
                                                         COMPLETED      PRO FORMA      SEPTEMBER 30, 1998
                                                       ACQUISITIONS    ADJUSTMENTS         COMPLETED
                                            VERIO        (NOTE B)       (NOTE C)          ACQUISITIONS
                                          ----------   -------------   -----------     ------------------
Revenue:
  Internet connectivity.................  $   23,476      $41,560      $      (98)(4)      $   64,938
  Enhanced services and other...........      12,216       18,232              --              30,448
                                          ----------      -------      ----------          ----------
          Total revenue.................      35,692       59,792             (98)             95,386
                                          ----------      -------      ----------          ----------
Costs and expenses:
  Internet services operating costs.....      15,974       24,048             (76)(4)          39,946
  Selling, general and administrative
     and other..........................      49,383       37,908              --              87,291
  Depreciation and amortization.........      10,624        3,436          16,937(5)           30,997
                                          ----------      -------      ----------          ----------
          Total costs and expenses......      75,981       65,392          16,861             158,234
                                          ----------      -------      ----------          ----------
     Loss from operations...............     (40,289)      (5,600)        (16,959)            (62,848)
Other income (expense):
  Interest income.......................       6,080           76              --               6,156
  Interest expense......................     (11,826)        (607)             --             (12,433)
  Equity in losses of affiliates........      (1,958)          --           1,958(7)               --
                                          ----------      -------      ----------          ----------
     Loss before minority interests and
       income taxes.....................     (47,993)      (6,131)        (15,001)            (69,125)
Minority interests......................       1,924           --          (1,924)(7)              --
Income taxes............................          --       (1,321)          1,321(8)               --
                                          ----------      -------      ----------          ----------
          Net loss......................     (46,069)      (7,452)        (15,604)            (69,125)
Accretion of preferred stock to
  liquidation value.....................        (260)          --             260(3)               --
                                          ----------      -------      ----------          ----------
Net loss attributable to common
  stockholders..........................  $  (46,329)     $(7,452)     $  (15,344)         $  (69,125)
                                          ==========      =======      ==========          ==========
Weighted average shares
  outstanding -- basic and diluted......   1,144,685                                        1,144,685
                                          ==========                                       ==========
Loss per common share -- basic and
  diluted...............................  $   (40.47)                                      $   (60.37)
                                          ==========                                       ==========

                                   VERIO INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) BASIS OF PRESENTATION

     During the period from inception (March 1, 1996) to September 30, 1998, Verio completed numerous business combinations, and completed the Buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position. In addition, subsequent to September 30, 1998, Verio completed the acquisition of an 80% interest in WWW. On July 28, 1998, Verio entered into a definitive agreement to acquire Hiway. All of the acquisitions have been or will be accounted for using the purchase method of accounting. Summary information regarding substantially all of the September 30, 1998 Completed Acquisitions, the WWW Acquisition and the Merger is as follows:

                                                                                      CONSIDERATION (IN THOUSANDS)
                                                                                     -------------------------------
                                                                                                PREFERRED
               SEPTEMBER 30, 1998                     ACQUISITION       OWNERSHIP    CASH AND   OR COMMON
             COMPLETED ACQUISITIONS                     DATE(S)         PERCENTAGE    NOTES     STOCK(B)    TOTAL(C)
             ----------------------               -------------------   ----------   --------   ---------   --------
On-Ramp Technologies, Inc.......................  August 1, 1996            51%
                                                  October 4, 1996            4%
                                                  February 26, 1998         45%      $13,639    $  6,985    $ 20,624
National Knowledge Networks, Inc................  August 2, 1996            26%
                                                  November 7, 1997          15%
                                                  February 27, 1998         59%        2,991          --       2,991
RAINet, Inc.....................................  August 2, 1996           100%        2,000          --       2,000
Access One, Inc.................................  December 12, 1996         20%
                                                  February 27, 1998         80%        6,107          --       6,107
CCnet, Inc......................................  December 19, 1996        100%        1,800          --       1,800
Signet Partners, Inc............................  December 19, 1996         25%
                                                  November 20, 1997         16%
                                                  February 26, 1998         59%        1,459       1,283       2,742
Global Enterprise Services -- Network
  Division......................................  January 17, 1997         100%        2,350          --       2,350
Surf Network, Inc...............................  January 31, 1997          25%
                                                  December 22, 1997         75%          603          --         603
Pacific Rim Network, Inc........................  February 4, 1997          27%
                                                  February 16, 1998         73%          880          --         880
Pioneer Global Telecommunications, Inc..........  February 6, 1997         100%        1,011          --       1,011
Compute Intensive Inc...........................  February 18, 1997         55%
                                                  April 24, 1998            45%        7,505      11,655      19,160
NorthWestNet, Inc...............................  February 28, 1997         85%
                                                  March 6, 1998             15%       12,330       1,937      14,267
Internet Engineering Associates, Inc............  March 4, 1997             20%
                                                  February 25, 1998         80%          207       1,607       1,814
Internet Online, Inc............................  March 5, 1997             35%
                                                  June 30, 1998             65%        5,250          --       5,250
Structured Network Systems, Inc.................  March 6, 1997             20%
                                                  April 16, 1998            80%        1,400          --       1,400
RustNet, Inc....................................  March 14, 1997           100%        1,703          --       1,703
AimNet Corporation..............................  May 19, 1997              55%
                                                  September 22, 1997        45%        7,613          --       7,613
West Coast Online, Inc..........................  July 26, 1996             20%
                                                  April 29, 1997            12%
                                                  September 30, 1997        68%        2,000          --       2,000
ServiceTech, Inc. ..............................  August 1, 1997            40%
                                                  December 31, 1997         60%        2,055          --       2,055
Branch Information Services, Inc................  September 17, 1997       100%        1,687          --       1,687
Communique, Inc.................................  October 2, 1997          100%        3,000          --       3,000
Clark Internet Services, Inc....................  October 17, 1997          51%
                                                  February 25, 1998         49%        3,952       3,431       7,383
ATMnet..........................................  November 5, 1997         100%        5,522          --       5,522
Global Internet Network Services, Inc...........  December 1, 1997         100%        6,000          --       6,000
Sesquinet.......................................  December 24, 1997        100%(a)       732          --         732
PREPnet.........................................  December 24, 1997        100%        1,405          --       1,405

                                   VERIO INC.

                                                                                      CONSIDERATION (IN THOUSANDS)
                                                                                     -------------------------------
                                                                                                PREFERRED
               SEPTEMBER 30, 1998                     ACQUISITION       OWNERSHIP    CASH AND   OR COMMON
             COMPLETED ACQUISITIONS                     DATE(S)         PERCENTAGE    NOTES     STOCK(B)    TOTAL(C)
             ----------------------               -------------------   ----------   --------   ---------   --------
Monumental Network Systems, Inc.................  December 31, 1997        100%      $ 3,962          --    $  3,962
Internet Servers, Inc...........................  December 31, 1997        100%        9,800    $ 10,200      20,000
NSNet, Inc......................................  February 27, 1998        100%        1,896       1,765       3,661
LI Net, Inc.....................................  April 9, 1998            100%        6,500          --       6,500
STARnet, L.L.C..................................  April 14, 1998           100%        3,500          --       3,500
Computing Engineers Inc.........................  April 15, 1998           100%        9,000          --       9,000
Florida Internet Corporation....................  April 15, 1998           100%        2,200          --       2,200
Matrix Online Media, Inc........................  May 5, 1998              100%        4,000          --       4,000
NTX, Inc........................................  July 7, 1998             100%       45,500          --    $ 45,500
Magic Net, Inc..................................  July 23, 1998            100%        3,300          --       3,300
                                                                                                            --------
        Total...................................                                                            $223,722
                                                                                                            ========
WWW.............................................  October 21, 1998          80%        8,440          --    $  8,440
                                                                                                            ========
Hiway...........................................  --                       100%      180,000      74,720    $254,720
                                                                                                            ========

     The total consideration, exclusive of acquisition costs of approximately $9.4 million, for the above acquisitions has been allocated as follows:

                                                           SEPTEMBER 30, 1998
                                                               COMPLETED
                                                              ACQUISITIONS       WWW      HIWAY
                                                           ------------------   ------   --------
Equipment................................................       $ 17,966        $    4   $ 15,351
Goodwill.................................................        219,470         6,953    242,664
Net current assets (liabilities).........................        (13,714)        1,483     (3,295)
                                                                --------        ------   --------
          Total..........................................       $223,722        $8,440   $254,720
                                                                ========        ======   ========

---------------

(a)  Assets of this entity were purchased by On-Ramp Technologies, Inc.

(b) Represents shares of Series D-1 Preferred Stock valued at $15 per share prior to February 28, 1998 or $22 per share after February 28, 1998. For NorthWestNet, Inc., the amount represents options to purchase Preferred Stock at $15 per share. Such per share values for preferred or common stock or options, were determined by the Verio Board based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows and arms-length negotiated values.

(c)  Total consideration does not include acquisition costs.

     The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 1998 includes historical balances of Verio and the businesses acquired including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, adjusted for the pro forma effects of the WWW Acquisition and the Merger. All acquisitions are assumed to have been completed for cash, debt or the issuance of preferred or common stock of Verio. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 include the historical results of operations of Verio and the businesses acquired, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, the WWW Acquisition and the Merger, adjusted for the pro forma effects of the acquisitions.

                                   VERIO INC.

(B) HISTORICAL CONDENSED STATEMENTS OF OPERATIONS INFORMATION -- SEPTEMBER 30, 1998 COMPLETED ACQUISITIONS

     Historical condensed statement of operations information for the September 30, 1998 Completed Acquisitions for the year ended December 31, 1997 including the periods from January 1, 1997 to the dates of consolidation is as follows:

                                                                                                                  WEST
                                                                                              PIONEER GLOBAL      COAST
            YEAR ENDED                 AIMNET      RUSTNET,            COMPUTE    NORTHWEST    TELECOMMUNI-      ONLINE,
         DECEMBER 31, 1997           CORPORATION     INC.      GES    INTENSIVE      NET      CATIONS, INC.       INC.
         -----------------           -----------   --------   -----   ---------   ---------   --------------   -----------
Revenue:
  Internet connectivity............    $1,068       $ 310     $ 112     $ 468      $  709          $ 62          $1,192
  Enhanced services and other......       101          69        --       326         351             7             457
                                       ------       -----     -----     -----      ------          ----          ------
        Total revenue..............     1,169         379       112       794       1,060            69           1,649
Operating costs and expenses:
  Internet services operating
    costs..........................       444         147        94       301         113            33             735
  Selling, general and
    administrative and other.......       978         319       133       673       1,661            37             981
  Depreciation and amortization....       248          17        --        16         136             4              77
                                       ------       -----     -----     -----      ------          ----          ------
        Total costs and expenses...     1,670         483       227       990       1,910            74           1,793
                                       ------       -----     -----     -----      ------          ----          ------
  Earnings (loss) from
    operations.....................      (501)       (104)     (115)     (196)       (850)           (5)           (144)
Interest income....................         8                                                        --              --
Interest expense...................        --          (8)       --        (8)         --            (2)             --
                                       ------       -----     -----     -----      ------          ----          ------
    Earnings (loss) before income
      taxes........................      (493)       (112)     (115)     (204)       (850)           (7)           (144)
Income taxes.......................        --          --        --        --         118            (5)             --
                                       ------       -----     -----     -----      ------          ----          ------
        Net earnings (loss)........    $ (493)      $(112)    $(115)    $(204)     $ (732)         $(12)         $ (144)
                                       ======       =====     =====     =====      ======          ====          ======


                                         BRANCH
            YEAR ENDED                INFORMATION
         DECEMBER 31, 1997           SERVICES, INC.
         -----------------           --------------
Revenue:
  Internet connectivity............      $ 588
  Enhanced services and other......         84
                                         -----
        Total revenue..............        672
Operating costs and expenses:
  Internet services operating
    costs..........................         84
  Selling, general and
    administrative and other.......        298
  Depreciation and amortization....          2
                                         -----
        Total costs and expenses...        384
                                         -----
  Earnings (loss) from
    operations.....................        288
Interest income....................         --
Interest expense...................         --
                                         -----
    Earnings (loss) before income
      taxes........................        288
Income taxes.......................       (101)
                                         -----
        Net earnings (loss)........      $ 187
                                         =====

                                                                                                               GLOBAL
                                                                   CLARK                                      INTERNET
                                                                 INTERNET      SURF                            NETWORK
                                                   COMMUNIQUE,   SERVICES,   NETWORK,                         SERVICES,
                                                      INC.         INC.        INC.     SESQUINET   ATMNET      INC.      PREPNET
                                                   -----------   ---------   --------   ---------   -------   ---------   -------
Revenue
  Internet connectivity..........................    $1,454       $2,582      $  585     $1,124     $ 2,754    $2,501     $2,026
  Enhanced services and other....................       764          562         190         --          73     1,284        121
                                                     ------       ------      ------     ------     -------    ------     ------
        Total revenue............................     2,218        3,144         775      1,124       2,827     3,785      2,147
Operating costs and expenses:
  Internet services operating costs..............       690        1,394         431        538       2,976     2,679        793
  Selling, general and administrative and
    other........................................     1,159        1,784         981        367       1,786     1,019        773
  Depreciation and amortization..................         5          116          76         54          40       280        121
                                                     ------       ------      ------     ------     -------    ------     ------
    Total costs and expenses.....................     1,854        3,294       1,488        959       4,802     3,978      1,687
                                                     ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) from operations..............       364         (150)       (713)       165      (1,975)     (193)       460
Interest income..................................        --            2          --         --          --        --         --
Interest expense.................................        --          (25)        (33)        --        (171)       (8)       (11)
                                                     ------       ------      ------     ------     -------    ------     ------
    Earnings (loss) before income taxes..........       364         (173)       (746)       165      (2,146)     (201)       449
Income taxes.....................................      (127)          --          --        (58)         --        --       (171)
                                                     ------       ------      ------     ------     -------    ------     ------
        Net earnings (loss)......................    $  237       $ (173)     $ (746)    $  107     $(2,146)   $ (201)    $  278
                                                     ======       ======      ======     ======     =======    ======     ======

                                   VERIO INC.

                                                                                                       INTERNET
                                              INTERNET   SERVICE   PACIFIC RIM    SIGNET              ENGINEERING    STRUCTURED
                                MONUMENTAL,   SERVERS,    TECH,     NETWORK,     PARTNERS,   NSNET,   ASSOCIATES,      NETWORK
                                   INC.         INC.      INC.        INC.         INC.       INC.       INC.       SYSTEMS, INC.
                                -----------   --------   -------   -----------   ---------   ------   -----------   -------------
Revenue:
  Internet connectivity.......    $2,425       $  704    $ 1,536     $  472       $1,133     $1,832     $  831          $ 859
  Enhanced services and
    other.....................        47        3,688        627        337          518        15         303             27
                                  ------       ------    -------     ------       ------     ------     ------          -----
        Total revenue.........     2,472        4,392      2,163        809        1,651     1,847       1,134            886
Operating costs and expenses:
  Internet services operating
    costs.....................     1,162          536      1,229        385          336       471         323            473
  Selling, general and
    administrative and
    other.....................     1,757        2,006      1,814        674        1,977       939         678            511
  Depreciation and
    amortization..............       172          260        197         69           10       126          63             --
                                  ------       ------    -------     ------       ------     ------     ------          -----
        Total costs and
          expenses............     3,091        2,802      3,240      1,128        2,323     1,536       1,064            984
                                  ------       ------    -------     ------       ------     ------     ------          -----
    Earnings (loss) from
      operations..............      (619)       1,590     (1,077)      (319)        (672)      311          70            (98)
Interest income...............        --           26         --         --           --        --          14             --
Interest expense..............       (16)          --        (42)       (15)          (5)       (6)         --            (17)
                                  ------       ------    -------     ------       ------     ------     ------          -----
    Earnings (loss) before
      income taxes............      (635)       1,616     (1,119)      (334)        (677)      305          84           (115)
Income taxes..................        --         (602)        33        (15)          --      (116)        (29)            --
                                  ------       ------    -------     ------       ------     ------     ------          -----
      Net earnings (loss).....    $ (635)      $1,014    $(1,086)    $ (349)      $ (677)    $ 189      $   55          $(115)
                                  ======       ======    =======     ======       ======     ======     ======          =====

                                              NATIONAL             FLORIDA     COMPU-                MATRIX
                                              KNOWLEDGE     LI     INTERNET     TING                 ONLINE
                                 ACCESSONE,   NETWORKS,    NET,     CORPO-    ENGINEERS   STARNET,   MEDIA,    NTX,    MAGICNET,
                                    INC.        INC.       INC.     RATION      INC.       L.L.C.     INC.     INC.      INC.
                                 ----------   ---------   ------   --------   ---------   --------   ------   ------   ---------
Revenue:
  Internet connectivity........    $2,484      $1,169     $1,907    $1,172     $3,322      $1,202    $1,094   $  --     $1,883
  Enhanced services and
    other......................     1,035         234        120       264        758         399       233   4,944        294
                                   ------      ------     ------    ------     ------      ------    ------   ------    ------
        Total revenue..........     3,519       1,403      2,027     1,436      4,080       1,601     1,327   4,944      2,177
Operating costs and expenses:
  Internet services operating
    costs......................     1,510         669        792       773      1,026         717       393   1,006        795
  Selling, general and
    administrative and other...     2,251       1,282      1,573       578      2,341         570       787   4,192      1,029
  Depreciation and
    amortization...............       245          55        135       121        329         156       127      86         93
                                   ------      ------     ------    ------     ------      ------    ------   ------    ------
        Total costs and
          expenses.............     4,006       2,006      2,500     1,472      3,696       1,443     1,307   5,284      1,917
                                   ------      ------     ------    ------     ------      ------    ------   ------    ------
    Earnings (loss) from
      operations...............      (487)       (603)      (473)      (36)       384         158        20    (340)       260
Interest income................        --           6         --        --         --           9         2       6          3
Interest expense...............       (26)        (26)       (39)      (12)       (96)         (6)      (19)     --        (16)
                                   ------      ------     ------    ------     ------      ------    ------   ------    ------
    Earnings (loss) before
      income taxes.............      (513)       (623)      (512)      (48)       288         161         3    (334)       247
Income taxes...................        --          (3)        --        --       (110)        (61)       --      --        (74)
                                   ------      ------     ------    ------     ------      ------    ------   ------    ------
        Net earnings (loss)....    $ (513)     $ (626)    $ (512)   $  (48)    $  178      $  100    $    3   $(334)    $  173
                                   ======      ======     ======    ======     ======      ======    ======   ======    ======


                                  TOTAL
                                 -------
Revenue:
  Internet connectivity........  $41,560
  Enhanced services and
    other......................   18,232
                                 -------
        Total revenue..........   59,792
Operating costs and expenses:
  Internet services operating
    costs......................   24,048
  Selling, general and
    administrative and other...   37,908
  Depreciation and
    amortization...............    3,436
                                 -------
        Total costs and
          expenses.............   65,392
                                 -------
    Earnings (loss) from
      operations...............   (5,600)
Interest income................       76
Interest expense...............     (607)
                                 -------
    Earnings (loss) before
      income taxes.............   (6,131)
Income taxes...................   (1,321)
                                 -------
        Net earnings (loss)....  $(7,452)
                                 =======

                                   VERIO INC.

     Historical condensed statement of operations information for the September 30, 1998 Completed Acquisitions for the nine months ended September 30, 1998 including the periods from January 1, 1998 to the dates of consolidation is as follows:

                                                                                       INTERNET
                                                   PACIFIC RIM    SIGNET              ENGINEERING    STRUCTURED
                                                    NETWORK,     PARTNERS,   NSNET,   ASSOCIATES,      NETWORK      ACCESSONE,
NINE MONTHS ENDED SEPTEMBER 30, 1998                  INC.         INC.       INC.       INC.       SYSTEMS, INC.      INC.
------------------------------------               -----------   ---------   ------   -----------   -------------   ----------
Revenue:
  Internet connectivity..........................     $ 73         $122       $275       $152           $318          $ 643
  Enhanced services and other....................       31           50         75         41             25            108
                                                      ----         ----       ----       ----           ----          -----
        Total Revenue............................      104          172        350        193            343            751
Operating costs and expenses:
  Internet services operating costs..............       43           45        126         61            178            268
  Selling, general and administrative and
    other........................................       88          142        287        124            240            535
  Depreciation and amortization..................       10            4         27         13              7             53
                                                      ----         ----       ----       ----           ----          -----
        Total costs and expenses.................      141          191        440        198            425            856
                                                      ----         ----       ----       ----           ----          -----
    Earnings (loss) from operations..............      (37)         (19)       (90)        (5)           (82)          (105)
Interest income..................................       --           --         --          1              2             --
Interest expense.................................       (2)          (1)        --         --             (2)           (11)
                                                      ----         ----       ----       ----           ----          -----
    Earnings (loss) before income taxes..........      (39)         (20)       (90)        (4)           (82)          (116)
Income taxes.....................................       --           --         --         --             --             --
                                                      ----         ----       ----       ----           ----          -----
      Net earnings (loss)........................     $(39)        $(20)      $(90)      $ (4)          $(82)         $(116)
                                                      ====         ====       ====       ====           ====          =====

                              NATIONAL                                                     MATRIX
                              KNOWLEDGE                 FLORIDA     COMPUTING              ONLINE
                              NETWORKS,      LI        INTERNET     ENGINEERS   STARNET,   MEDIA,    NTX,     MAGICNET,
                                INC.      NET, INC.   CORPORATION     INC.       L.L.C.     INC.     INC.        INC       TOTAL
                              ---------   ---------   -----------   ---------   --------   ------   -------   ---------   -------
Revenue:
 Internet connectivity......    $265        $554         $435        $  914       $472      $546    $    --    $ 1,302    $ 6,071
 Enhanced services and
   other....................      68         147          180           491         26       155      5,430        203      7,030
                                ----        ----         ----        ------       ----      ----    -------    -------    -------
       Total revenue........     333         701          615         1,405        498       701      5,430      1,505     13,101
Operating costs and
 expenses:
 Internet services operating
   costs....................     147         299          158           373         89       187        289        574      2,837
 Selling, general and
   administrative and
   other....................     246         408          415           873        326       437      8,781        728     13,630
 Depreciation and
   amortization.............       9          39           27            54         15        44         99         55        456
                                ----        ----         ----        ------       ----      ----    -------    -------    -------
       Total costs and
        expenses............     402         746          600         1,300        430       668      9,169      1,357     16,923
                                ----        ----         ----        ------       ----      ----    -------    -------    -------
   Earnings (loss) from
     operations.............     (69)        (45)          15           105         68        33     (3,739)       148     (3,822)
Interest income.............      --          --           --             9         --         1          3         --         16
Interest expense............      --         (34)          (3)          (20)        --       (18)        --         (3)       (94)
                                ----        ----         ----        ------       ----      ----    -------    -------    -------
   Earnings (loss) before
     income taxes...........     (69)        (79)          12            94         68        16     (3,736)       145     (3,900)
Income taxes................      --          --           (4)          (28)       (20)       (5)        --        (43)      (100)
                                ----        ----         ----        ------       ----      ----    -------    -------    -------
       Net earnings
        (loss)..............    $(69)       $(79)        $  8        $   66       $ 48      $ 11    $(3,736)   $   102    $(4,000)
                                ====        ====         ====        ======       ====      ====    =======    =======    =======

(C) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the condensed combined balance sheet as of September 30, 1998 and the condensed combined statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998. The purchase accounting adjustments relating to the September 30, 1998 Completed Acquisitions are included in the historical consolidated balance sheet of Verio as of September 30, 1998.

          (1) To reflect cash of $8,440,000 used in connection with the acquisition of an 80% interest in WWW, and the allocation of the excess purchase price to goodwill in the amount of $6,953,000.

                                   VERIO INC.

          (2) To reflect cash of $180.0 million, including estimated acquisition costs of $4.0 million, and the issuance of 4.92 million shares of common stock (including 1.78 million shares to be issued for outstanding options and warrants) valued at approximately $74.7 million in connection with the Merger, and the allocation of the excess purchase price to goodwill in the amount of approximately $242.7 million. The assumed value of the common stock, options and warrants is based on the quoted price per share on November 16, 1998, one day prior to the date of the Merger Agreement, less the estimated exercise price of the options and warrants. It is anticipated that Verio will record a charge to operations for in-process research and development in connection with the Merger and such charge may be significant. However, such amount is not presently determinable.

          The consideration to be paid by Verio in the Merger is subject to adjustment based on the amount of Excess Expenses and changes in Hiway's capitalization prior to completion of the Merger as discussed in "The Merger -- Merger Consideration." However, management does not believe such adjustments will be significant with respect to the accompanying pro forma financial statements.

          (3) To eliminate the equity accounts of the acquisitions and the accretion of preferred stock to liquidation value.

          (4) To eliminate intercompany revenue, expenses, receivables and payables.

          (5) To adjust amortization expense due to increase in carrying value of goodwill resulting from the September 30, 1998 Completed Acquisitions, using a ten-year life, and additional amortization of goodwill on 1997 acquisitions for the period from January 1, 1997 through the date of acquisition as if the acquisitions had occurred as of January 1, 1997 and amortization of goodwill on 1998 acquisitions for the period from January 1, 1998 through the date of acquisition as if the acquisitions had occurred as of January 1, 1997.

          (6) To adjust amortization expense due to increase in carrying value of goodwill resulting from the WWW Acquisition and the Merger, using a ten-year life, as follows (in thousands):

                                                                    NINE MONTHS
                                                    YEAR ENDED         ENDED
                                                   DECEMBER 31,    SEPTEMBER 30,
                                                       1997             1998
                                                   ------------   ----------------
WWW..............................................    $   695          $   521
                                                     =======          =======
Hiway............................................    $24,271          $18,204
                                                     =======          =======

          The above amounts do not include the effect of the potential allocation of a portion of the Hiway purchase price to in-process research and development (IPR&D), which will result in an immediate charge to operations. Such amount is not presently determinable.

                                   VERIO INC.

          The impact on goodwill and net loss of the allocation of a portion of the Hiway purchase price to IPR&D is as follows (in thousands):

                                                 PERCENTAGE OF PURCHASE PRICE
                                                      ALLOCATED TO IPR&D
                                                 ----------------------------
                                                   10%       20%       50%
                                                 -------   -------   --------
Decrease in goodwill as of September 30,
  1998.........................................  $25,472   $50,944   $127,360
                                                 =======   =======   ========
Increase in net loss:
  Nine months ended September 30, 1998:
     IPR&D.....................................  $25,472   $50,944   $127,306
     Decrease in amortization expense..........   (1,910)   (3,820)    (9,550)
                                                 -------   -------   --------
          Net increase.........................  $23,562   $47,124   $117,756
                                                 =======   =======   ========
  Year ended December 31, 1997:
     IPR&D.....................................  $25,472   $50,944   $127,360
     Decrease in amortization expense..........   (2,547)   (5,094)   (12,736)
                                                 -------   -------   --------
          Net increase.........................  $22,925   $45,850   $114,624
                                                 =======   =======   ========

          (7) To eliminate minority interests share of equity and equity in losses of affiliates upon acquisition of 100% ownership interests.

          (8) To eliminate income tax expense or benefit of acquired businesses due to consolidated net operating loss for the year ended December 31, 1997 and the nine months ended September 30, 1998.

          (9) To adjust for the effects of the issuance of the November 1998 Notes, including net cash proceeds of $389.0 million, deferred financing costs of $11.0 million and long-term debt of $400.0 million, and additional interest expense (including amortization of debt issuance costs) of $46.1 million and $34.6 million for the year ended December 31, 1997 and nine months ended September 30, 1998, respectively.

          (10) To reflect the issuance of 4.92 million shares of common stock in connection with the Merger.

                               BUSINESS OF VERIO

OVERVIEW

     Verio is a leading provider of comprehensive business Internet services -- including broadband connectivity, Web hosting solutions, VPNs, e-commerce and other enhanced Internet services -- with an emphasis on serving the small and medium sized business market. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn rates, and the expanding Internet needs of these businesses. Because of their limited internal technical resources and operating scale, small and medium sized businesses are increasingly looking to outsource Internet and IT functions at a reasonable cost. These businesses also typically require hands-on local support to help analyze their needs, configure solutions and provide ongoing technical support. Verio believes that these businesses currently are underserved by both the local and other national ISPs. While the national ISPs typically lack the local presence to provide customized hands-on support, the local ISPs often lack the requisite scale and resources to provide a full range of services at acceptable quality and pricing levels. Verio further believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical expertise and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength.

     Since its inception in March 1996, Verio has rapidly established critical mass and a national presence through the acquisition, integration and growth of over 45 ISPs that provide a comprehensive range of business Internet services. Verio integrates the operations it acquires into regional operating units with centralized regional management, connecting their regional networks to Verio's high bandwidth, "tier one" national backbone, and providing them with Verio's national support services, in order to capture economies of scale and operational efficiencies while improving reliability, quality, and scalability. Verio currently provides locally based sales and engineering support for its connectivity, Web hosting and other enhanced services in 39 of the top 50 MSAs in the U.S., and provides Web hosting services to customers in over 100 countries.

     In addition to basic Internet connectivity, businesses are increasingly capitalizing on the power of the Internet by establishing domain-based Web sites (such as www.yourcompany.com) and adopting additional enhanced Internet services to expand their markets, increase productivity and reduce costs. With its recent acquisition of TABNet and the proposed Merger, Verio significantly accelerates and expands its ability to provide Web hosting and other value-added services to its target market. Together with its acquisition of iServer at the end of 1997, these acquisitions establish Verio as the largest Web hosting company in the world based on the number of domain names hosted, and significantly increase Verio's customer base. As of October 31, 1998, including all acquisitions completed as of that date, Verio served over 160,000 customer accounts, including over 80,000 hosted Web sites, with combined pro forma revenues of approximately $35.7 million for the three months ended September 30, 1998. The completion of the Merger would bring Verio's total customer accounts to over 250,000, the number of Web sites hosted to over 180,000, and its pro forma combined revenues for the three months ended September 30, 1998 to approximately $46.2 million. The consummation of the Merger, together with the completed acquisitions of iServer and TABNet, would accomplish Verio's goal of deriving at least half of its total revenue from enhanced services. These acquisitions would also create in Verio a powerful sales engine, driven by preferential marketing agreements with leading Internet portal companies, private label relationships with major telecommunications companies, an established telemarketing operations, direct sales through over 200 sales professionals, and a worldwide indirect distribution channel of over 4,000 resellers in the U.S. and over 100 other countries. In addition, Verio has acquired through the iServer and TABNet acquisitions, and expects to acquire, through the announced Merger, key proprietary technologies that significantly differentiate Verio's Web hosting platform from other providers.

INDUSTRY BACKGROUND

     Internet connectivity and enhanced Internet services (including Web hosting) represent two of the fastest growing segments of the telecommunications services market. Total ISP revenues in the United States are projected to grow from $4.6 billion in 1997 to $18.3 billion in 2000, according to IDC, an independent company that prepares market studies relating to the Internet. The availability of Internet connectivity, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of users. Businesses are increasingly recognizing that the Internet can significantly enhance communications among geographically distributed offices and employees as well as with customers and suppliers. In addition, the Internet presents a compelling profit opportunity for businesses as it enables them to reduce operating costs, access valuable information and reach new markets. As a result, businesses increasingly are utilizing the Internet for mission critical applications such as sales, customer service and project coordination.

     In order to capitalize on the power of the Internet, businesses must adopt one or both of the fundamental Internet service platforms, Internet connectivity and Internet Web site presence. Internet connectivity provides a company with its basic gateway to the Internet, allowing it to transfer e-mail, access information, and connect with employees, customers and suppliers, and provides the foundation for VPNs. A Web site provides a company with a tangible identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service. Businesses are increasingly seeking a variety of enhanced services and applications that can be enabled from the basic connectivity and Web site platforms. For example, by connecting each of the company's office locations and providing front-end security for data encryption, businesses can implement a secured VPN over the Internet far more economically than the traditional dedicated private wide area network approach. Similarly, by adding security, shopping cart and transactions support to its Web site, a company can offer electronic commerce, expanding its market reach and reducing its cost of sales. According to IDC, enhanced services (including Web hosting) is the fastest growing segment of the Internet services market, growing from approximately $352 million in 1997 to over $7 billion by the year 2000. As business users of the Internet adopt enhanced services, they also require additional bandwidth and Web site functionality to support their expanded use of the Internet. Verio expects this trend to continue as high-bandwidth, high functionality enhanced services continue to be developed, improve and proliferate and as Internet usage continues to expand.

     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S., and use of the Internet by this market segment is expected to grow substantially from its current low level of market penetration. IDC predicts that dedicated connections to the Internet for small and medium sized businesses will grow from approximately 122,000 in 1997 to just under 800,000 in 2000, representing an 87% compounded annual growth rate. In addition, these businesses are moving rapidly to establish a presence on the Internet through Web sites, enabling them to more effectively communicate company information, expand distribution, and improve productivity through back-office automation. IDC estimates Web hosting revenues from small and medium sized businesses will grow from approximately $217 million in 1997 to over $3.4 billion, representing 95% of the total Web hosting market, by the year 2000. Often these companies find an outsourced solution more cost-effective, because they typically lack the technology expertise, IT resources, capital, personnel, or ability to bear the time-to-market and operational risks required to install, maintain and monitor their own Web servers and Internet connectivity. Small and medium sized businesses generally seek an ISP with locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship.

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,000 national and local ISPs in the United States, with no dominant ISP serving the needs of small and medium sized businesses. The other large national ISPs have primarily focused on the large business or consumer markets and lack the local presence to provide the customized, hands-on service required by small and medium sized businesses. Verio believes that independent local and regional ISPs generally have been more adept at serving small and medium sized businesses, and that these ISPs often have been the source of innovative Internet products and services. As a result, independent regional and local ISPs have successfully captured approximately one-half of this market, despite the substantially greater resources of the national providers. However, rising costs and increasing demands from business customers are increasing the importance of scale and making it more difficult for the small ISP to meet its customer's demands on a cost-effective basis. Facing these competitive pressures, Verio believes that independent ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio.

THE VERIO SOLUTION

     Verio is a leading provider of Internet connectivity, Web hosting, VPNs, e-commerce and other enhanced Internet services to small and medium sized businesses. Verio's business strategy of combining national scale with local presence was specifically developed to serve the needs of this market sector. Verio has taken a leading role in consolidating the fragmented, independent ISP industry, rapidly establishing its national presence through the acquisition, integration, and growth of established, well-regarded national, regional and local ISPs with a business customer focus. Verio believes it has a unique competitive advantage in serving small and medium sized business customers. Verio's combination of national scale with local presence provides distinct and significant value to these customers, which Verio expects will result in long-term customer loyalty and an expanding customer base. Verio's national scale in both Internet connectivity and Web hosting allows it to provide robust, scalable, high-quality service platforms for the full range of business Internet solutions. Verio intends to further enhance the value of these platforms by developing, both internally and through strategic vendor relationships, a further array of enhanced, higher margin product and service offerings to continue to address the evolving business needs of its customers. Verio plans to leverage its local direct sales and technical support, as well as its increasing number of distribution partners, to configure Internet connectivity, Web hosting, VPNs, e-commerce and other enhanced service solutions for its customers. Verio further believes that the small and medium sized business market is more attractive than the consumer or large business market segments for Internet services, in large part due to the stability of the customer relationship resulting from the customer's reliance on its service provider's hands-on technical support and ability to provide a turnkey Internet solution tailored to the customer's particular business needs. Verio's market research indicates that Verio's local presence, 24x7 hands-on technical support and tailored Internet service solutions combined with its high speed, highly reliable national backbone, will be significant factors in the purchase decision for the small and medium sized business customer, as well as being a critical factor driving customer loyalty.

THE VERIO STRATEGY


     Verio's goal is to be the premier, full-service provider of Internet connectivity, Web hosting, VPNs, e-commerce and other enhanced Internet services to small and medium sized businesses. Key elements of Verio's strategy in accomplishing this goal are to: (i) continue to build scale and expand market presence and service offerings through acquisitions; (ii) drive cost savings and quality of service improvements by integrating the operations of its acquired companies and leveraging its national network, infrastructure and support services; (iii) generate internal growth and customer loyalty by building national Verio brand name recognition, expanding distribution and leveraging its local sales and technical support capability; and (iv) leverage its connectivity and Web hosting core service platforms to develop and offer additional high-margin enhanced services to increase revenues from existing and future customers.


     Build Scale, Market Presence and Service Offerings through
Acquisitions. Verio has rapidly established a national presence and critical customer mass by acquiring the stock or assets of, or making significant investments in, established, well-regarded independent ISPs throughout the U.S. Verio intends to continue its consolidation strategy, acquiring additional business-focused ISPs to deepen and broaden its market presence, to expand its strength in its Internet connectivity and Web hosting core service platforms, and to add additional enhanced service capabilities. Given the increasing competitive pressures facing independent ISPs, Verio believes that these ISPs will continue to be attracted to and benefit from the consolidation opportunity provided by Verio. As part of its integration strategy, Verio now seeks to acquire 100% of new ISP affiliates and has effected the Buyouts of all but one of the ISPs in which it did not initially acquire 100% ownership. See
"-- Subsidiary Ownership Structure." Given Verio's large customer base, broad distribution channels and core service strengths in connectivity and Web hosting, Verio believes it is also an attractive acquiror and strategic partner for other related enhanced product and service companies.

     Drive Cost Savings and Quality Improvements by Integrating Operations and Leveraging National Infrastructure. Verio believes it can capture significant economies of scale and operational efficiencies while improving service reliability, quality and scalability by integrating the operations of the entities it acquires into core national service platforms for Internet connectivity and Web hosting, focusing regional operations on sales, distribution and customer support and leveraging a common set of leading edge national systems and support services. Verio integrates the networks of the ISPs it acquires into common regional networks connected to Verio's high-speed, highly reliable national backbone with network management and monitoring services provided by Verio's 7-day by 24-hour ("24X7") Network Operations Center
(NOC). Integration of the regional networks allows Verio to consolidate POPs, aggregate traffic on higher capacity, lower per unit cost telco links, consolidate engineering and network operations staffs, increase network redundancy and ensure consistency of network operations. Similarly, Verio is in the process of integrating its Web hosting operations into a single national Web hosting operating unit with regional data centers connected to Verio's national backbone and monitored 24X7 by Verio's NOC. Verio has developed national support services backed by leading edge systems for network management, billing, customer service and financial and accounting information. Verio is in the process of integrating all of its operations onto these common national services in order to capture further economies of scale, drive operations efficiency, ensure operational control and improve quality, consistency and scalability of its services. Finally, Verio has leveraged its scale to negotiate advantageous national volume purchase agreements with key vendors such as Cisco, Qwest and Raptor.

     Drive Growth by Building Brand Recognition, Expanding Distribution Channels and Leveraging Local Support. Verio believes that brand recognition will be an increasingly important decision factor among small and medium sized businesses in choosing an Internet solutions provider. In conjunction with the integration of its acquired ISPs, Verio has branded its consolidated regional operations under the Verio name. Verio is building national Verio brand recognition by aggressively marketing its full range of services through a national advertising campaign using traditional media, online campaigns and trade shows and by leveraging a coordinated public relations program. Verio intends to leverage its strong local sales, distribution and technical customer support capabilities to provide superior hands-on support to customers, further enhancing its brand image and driving customer loyalty and sales. Verio currently has over 200 local direct sales executives, over 300 local engineers and customer support technicians, and over 2,500 resellers and referral partners. Verio expects to continue to expand this local sales and distribution force and to increase its effectiveness through national training, sales support, advertising and marketing programs. Verio also markets its services nationally through direct mail, telemarketing and online marketing campaigns, as well as through national reseller arrangements. In addition, Verio has expanded the marketing of its services through OEM-like relationships with major telecommunications carriers, such as NTT, who can offer Verio's services on a private-label or co-branded basis to their customer base. NTT America has recently launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand. Completion of the proposed Merger would add another 1,500 resellers and a number of additional "OEM" relationships to Verio's existing distribution channels.

     Develop and Offer Enhanced Products and Services to Increase
Revenues. While basic Internet connectivity and Web hosting constitute the predominant services offered by Verio today, small and medium sized businesses are increasingly looking for enhanced products and services that allow them to further leverage the power of the Internet to expand markets, increase productivity and reduce costs. Verio believes that its large existing customer base and strong, balanced position in both the Internet connectivity and Web hosting service platforms give it a competitive advantage in offering related high-margin enhanced Internet services and bundled packages to meet the more complex needs of its current and future customers. As a result, Verio believes that it will be able to derive incremental revenue from these customers and increase profitability by selling an expanding array of enhanced services, as well as higher functionality Web sites and additional bandwidth to support these services. Web-based enhanced services would include electronic commerce, Web-based faxing and email, unified messaging, office and business process automation capabilities, audio and video applications, automated Web site authoring tools and templates and redundant "hot" sites across multiple national and international data centers. Verio also plans to offer alternative connectivity options such as DSL, as well as intranets and extranets incorporating both connectivity and Web-hosting capabilities with enhanced security measures. Verio also offers enhanced Internet security capabilities and professional consulting services to support all of its Internet solutions. Verio expects to provide these further
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enhanced services through a combination of internal development and packaging, acquisitions and relationships with selected Internet hardware, software and service companies.

THE VERIO ORGANIZATION

     Verio conducts its operations with both a national and regional approach. Initially, Verio pursued a regional acquisition strategy, acquiring independent, locally based ISPs to establish critical mass and a pervasive market presence in selected geographic regions. Having established its presence in each of its initially targeted regions, Verio expanded its target markets to encompass all of the top 50 MSAs and is continuing to add incrementally to its presence within its existing regions. In order to provide enhanced services such as Web hosting on a national basis, Verio more recently has sought to acquire national operations that can add strength to Verio's core service capabilities. Both the iServer and TABNet acquisitions brought Verio national Web hosting operations which added significantly to Verio's technical, marketing and operational strength, and Verio expects that the proposed Merger will considerably expand those capabilities.

     As of October 31, 1998, Verio had acquired the stock or assets of, or invested in, over 45 ISPs, including the funding of a start-up operation which is in the early stages of establishing a presence in the Rocky Mountain region. Verio is in the process of consolidating the ownership and management of these ISPs into five geographic operating regions, and integrating their network operations, customer support, marketing efforts, financial and accounting systems, and other back-office functions onto Verio's national systems, in order to maximize operating synergies and efficiencies. Through these regional operations, Verio provides locally based sales and engineering support in 39 of the top 50 MSAs in the country. Verio is now focusing its acquisition efforts on deepening and broadening its market presence, expanding its strength in its Internet connectivity and Web hosting core service platforms, and adding additional enhanced service capabilities. Verio has executed non-binding letters of intent to acquire a number of additional ISPs and continues to evaluate, and is in various stages of negotiations with, a number of additional potential acquisition candidates.

PRODUCTS AND SERVICES

     Verio currently offers, through its regional ISP operations, a comprehensive range of Internet connectivity, Web hosting, VPNs, e-commerce and other enhanced products and services. Verio plans to offer a core suite of products and services nationally, with additional specific products offered in each market based on the needs of the market and local telco tariffs. Verio intends to continue to develop a broad range of enhanced products and services independently, through acquisition, and through strategic relationships with key vendors.

     Connectivity Services. Verio offers a variety of connectivity solutions, including Internet access, third-party software and hardware implementations and configuration services, which are offered in bundled and unbundled packages. Internet access currently includes dial-up, ISDN, xDSL, frame relay and leased line connectivity at speeds ranging from 28.8 kbps to 155 Mbps. Verio is participating in trials for the deployment of new access technologies, such as wireless access, and expects to deploy additional connectivity-related enhanced services, such as Internet fax, Internet telephony and Internet video conferencing, as and when they become commercially viable. Verio also offers a full range of customer premise equipment ("CPE") hardware required to connect to the Internet, including routers, servers and other products as needed. Verio's national purchasing and leasing relationships with a variety of partners provide improved hardware pricing, lower cost leasing arrangements and bundled service offerings. Verio also offers a selection of software products including browsers, electronic mail, news and other solutions that permit customers to navigate and utilize the Internet. Additionally, Verio provides turnkey configuration solutions encompassing such services as domain name server ("DNS") support, telco line provisioning, IP address space assignment, router set-up, e-mail configuration, router security configuration and other set-up services.

  Web Hosting Services.

     - Shared Server Web Hosting. Verio offers a series of shared server Web hosting plans that allow individuals and businesses to establish a sophisticated presence on the Internet at a reasonable cost, leveraging the expertise and equipment of Verio to deploy an effective Web site.

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      The basic standardized Web hosting option offers 6,000 megabytes of data transfer per month and 30 megabytes of disk storage. This service level allows customers to store HTML, graphics, video and sound files on a Web site and generally satisfies customers' bandwidth and disk storage requirements. A majority of Verio's current shared server Web hosting customers use the entry-level service. In order to allow customers to use their Web site as an effective interface for communication, Verio provides additional services bundled into its various shared server hosting plans. For example, customers are provided various Web-based e-mail options, support for Microsoft FrontPage(TM) extensions and a variety of unique Web site development tools as part of the basic Web hosting account. The higher tier shared server Web hosting offerings, including the proprietary Virtual Server technology developed by iServer, provide customers enhanced services, functionality and resources. Each successive tier allocates the customer more disk storage and increases the monthly data transfer limit. In addition, the more advanced plans offer Real Audio(TM), Real Video(TM) and mSQL(TM) database support and support for electronic commerce-enabled Web sites.

      Verio also has implemented a variety of tools to allow its customers to manage and enhance their sites more effectively and update their Web sites remotely. Typically, the Web hosting plans feature detailed Web statistics and access to raw log files, giving customers the ability to track the performance and evaluate the effectiveness of their Web sites. Higher tier plans offer customers their own configuration files, POP server and SMTP gateway. In addition, Verio provides a number of popular CGI scripts that allow customers to deploy hit counters, guest books, mail forms and other useful graphics easily, and also supports custom CGI scripts that enable customers to build additional functionality into their Web sites. Verio offers numerous tools which increase the control a customer has over Web site management, allowing them to change passwords, set e-mail forwarding options, view Web site statistics and check account and billing information. Additionally, all shared servers have regular back-up procedures to protect customer files.

     - Dedicated Server Web Hosting. Verio also offers dedicated server Web hosting solutions for larger customers that prefer not to host their Web sites on a shared server, providing the customer substantially more server and network resources than available under shared server Web hosting plans. The dedicated server Web hosting solutions provide the customer with an NT or UNIX-based Verio-owned dedicated server that is maintained by Verio in one of its data centers and monitored on a 24X7 basis. This solution gives customers the ability to run complex applications without the additional IT administration costs and considerations that customers would experience if they managed their own servers and Web sites internally. Verio maintains spare equipment and backs up data regularly. Verio offers the dedicated server service at various prices depending upon the specific hardware configuration, level of service and data transfer rates required by the customer.

     - Co-location. Verio offers co-location services for customers that require the resources of a dedicated server, prefer to retain physical access to and ownership of their server, and have the expertise to maintain the Web site and the server. Verio's co-location facilities offer customers a secure location, environmental control, monitoring and a high-speed connection to the Internet. The co-location facilities typically are designed to provide an uninterruptible power source, a back-up diesel generator, climate control and 24X7 monitoring.

     - Domain Name Reservation. Each business or individual that desires a personalized Web address must first reserve a domain name (such as www.yourcompany.com). As more individuals and businesses establish a Web presence, desirable domain names, like trade or service marks, become more difficult to secure. With its acquisition of TABNet, Verio became the world leader in providing this important service, registering more domain names on a daily basis than any other company. For a one-time fee, Verio will register and maintain a domain name for two years or until the customer decides to use the domain name to host an active Web site. Domain name registration typically generates a one-time fee for Verio, but more importantly provides Verio a marketing advantage when these domain name registration customers select a Web hosting provider. Verio has built its leading position in this service through online marketing campaigns which leverage preferred banner ad positions on the leading search engines and Internet portals. Verio then actively telemarkets to new customers registering a
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       domain name and has a high conversion rate of these customers to recurring revenue Web hosting services.

     Virtual Private Networks ("VPNs"). Many companies today have private data communication networks, which are often referred to as wide area networks ("WANs") and built on expensive leased lines, to transfer proprietary data between office locations. The Internet offers companies a cost-effective replacement alternative to WANs through VPNs, which are meant to provide secure transmission of private Internet Protocol ("IP") traffic through the Internet. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling. VPN products are available in hardware, software, and firewall formats. VPN products, often in combination with a Web site, are also the basis for offering intranet and extranet services. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices and secure access to company data. Extranets expand the network to selected business partners through secured links on the Internet. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems. Verio currently offers its customers a number of VPN solutions, including Raptor's Firewall, IRE's SafeNet(TM), and Watchguard's Firebox II(TM), and continues to evaluate additional products to meet the needs of customers.

     Electronic Commerce Solutions. Electronic commerce provides users the ability to sell products and services on the Internet. Verio currently provides e-commerce capability to its customers by providing one or more of the three principle functions of electronic commerce: secure socket layer, shopping cart support, and transaction processing capability. Secure socket layer ("SSL") is provided through its Premier Business Partner relationship with Verisign for digital certificates. Verio supports a large variety of shopping carts, including Shop Site(TM) by Icentral, and provides support for third party transaction processing through ICVerify(TM), Cybercash(TM) and AuthorizeNet(TM). The e-commerce solutions are packaged according to the complexity of the individual customer's needs. Verio also provides fully integrated, turnkey e-commerce applications that simplify and facilitate online commerce for small and medium sized businesses without the need for sophisticated IT support.

     Other Enhanced Services. Verio believes that its small and medium sized business customers will continue to increase their use of the Internet as a business tool and, as a result, will require an expanding range of enhanced services. Verio currently offers a variety of enhanced services. In addition, Verio's national marketing group is focused on developing new enhanced services through both internal development, acquisition and strategic relationships with software, hardware and content providers. Verio's current and planned enhanced services offerings include the following:

     - Security. Security solutions are a vital component for most businesses connected to the Internet. These solutions, which include firewalls, packet filter and proxy servers, give the customer (i) an ability to prevent intruders from accessing its corporate network, (ii) authentication of users attempting to gain access to the customer's local area network ("LAN") or Web site, and (iii) encryption services, providing secured transmission of company data through the Internet. Verio currently offers a comprehensive set of firewall products from Raptor, including the sophisticated Eagle Firewall(TM) and the more simplified product known as The Wall(TM). Additionally, Verio offers a "managed" security solution that provides ongoing detection and prevention of intrusions. Verio plans to expand its security product line with new solutions that simplify, reduce cost, or offer greater functionality as they become commercially available.

     - National Roaming. Employees of small and medium businesses are increasingly dependent on accessing their e-mail while on the road. Currently, many users either cannot do so because of the limitations of their local ISP, or they are required to pay expensive long distance access charges. Verio is in the process of implementing a national dial-up access roaming product to enable dial-up business customers to access the Internet locally as they travel throughout the country and abroad.

     - Professional Services. Verio's target customers typically do not have the internal resources or personnel to design and maintain Internet services. As more businesses utilize the Internet for mission critical applications, Verio expects its customers to rely on their ISP for support of many of their IT
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       applications. As a result, Verio believes it will be increasingly important for ISPs to offer onsite, technical consulting to customers. Verio currently offers a full complement of professional services to its customers, including network and system design, Web content creation, security system needs analysis and implementation, virtual private network design and implementation, and other Internet-related consulting projects. Verio plans to invest in additional professional services capabilities as they are required to provide customers with turnkey Internet solutions.

     - Future Enhanced Connectivity Enabled Services. Customers are increasingly seeking to utilize the Internet for an expanding array of telecommunication services. Verio plans to serve these needs through the packaging and configuration of third party applications, such as IP telephony (which permits users to make voice calls on the Internet), Internet faxing, Internet audio and video conferencing solutions, and other applications that may be developed.

     - Future Enhanced Web Enabled Services. Verio is exploring other Web-based services through internal development and third-party licensing arrangements to serve the evolving needs of small and medium size businesses. Verio has focused its efforts on select areas, including expanded electronic commerce capabilities, Web-based faxing and e-mail, unified messaging and "virtual offices," audio and video appliances, automated Web site authoring tools and templates, basic automated marketing tools, and redundant "hot" sites across multiple national and international data centers.

     As businesses commit to using the Internet, Verio believes that the advanced applications product category will continue to expand, offering additional revenue opportunities. Verio strives to be market driven, assessing potential opportunities to extend new offerings as they become available and evaluating its ability to implement these solutions in a cost-effective way while maintaining quality of service for its customers.

     Verio has and intends to continue to enter into agreements with other Internet companies to leverage their products, brand names, distribution channels and other assets. Verio believes that its existing Internet product and service partners have been attracted to Verio because of its broad geographic coverage, ability to influence purchase decisions of its business customers, and the ability of the Verio sales forces to sell complex Internet solutions. Verio has established strategic relationships with software providers such as Microsoft, Oracle and Raptor, and equipment providers such as Cisco and Farallon, and intends to expand its strategic relationships with additional providers of key products and services. These relationships provide Verio with benefits including preferred pricing, access to the latest products, co-marketing with the vendors, tailored product training and access to the vendor's distribution channels to generate leads for new customers.

MARKETING

     Verio's marketing organization is responsible for services management, advertising, marketing communications and public relations, and focuses on stimulating demand for Verio's services and extending Verio's brands. Verio stimulates demand for its services and seeks to extend its brands through a broad range of advertising, marketing communications and public relations activities. Verio relies on a combination of traditional media and online advertising, and recently has launched a national advertising campaign. Verio focuses its traditional media efforts on advertisements in major business and technical publications, radio spots and direct mail. Verio's online marketing program consists of general rotation and keyword-specific Web banner advertisements. With the recent TABNet acquisition, Verio now hosts more than 80,000 Web sites, and anticipates that total Web sites hosted will increase to over 180,000 with the completion of the Merger. TABNet became one of the world's largest Internet domain name registrars and Web hosting companies by pioneering domain name registration services and establishing preferential Web-based marketing relationships with leading Internet search engine and portal companies including Netscape, Yahoo, Excite, Infoseek, and others. Verio intends to leverage TABNet's marketing relationships and systems to build brand recognition and expand these marketing opportunities to Verio's full suite of product offerings. Other marketing vehicles include collateral materials, trade shows, direct response programs and management of Verio's Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of Verio.

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     Verio has consolidated the operations and marketing efforts of its acquired operations under the Verio brand name. Verio has undertaken national public relations efforts to raise the awareness and visibility of Verio in its target market, and its recently launched national advertising campaign is designed to further build Verio brand awareness. In certain instances, where an acquired operation has established particularly strong brand identity (such as Hiway and its RapidSite(TM) product offering), Verio may continue to market particular products and services under that name.

SALES AND DISTRIBUTION

     Verio utilizes multiple distribution channels in order to extend its reach and leverage the service capabilities and brand names of its channel partners. Verio uses a combination of direct sales, telemarketing, VARs and private label resellers.

     Direct Sales. Verio has a direct sales force of more than 200 professionals. These local sales representatives have a strong Internet technical background and understand the local telecommunications tariffs as well as the needs of their local business community. Additionally, these representatives are familiar with local companies to assist in implementing tailored solutions such as Web page content development. Because they are locally based, these sales representatives are able to meet face-to-face with prospective customers to discuss their Internet needs and technical requirements and develop tailored solutions. Verio has developed programs at the national level to attract and train high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical sales training, consultative selling techniques, sales compensation plan development, and sales representative recruiting profile identification. Through the effective use of these initiatives, Verio plans to continue to expand its direct sales force. At the local level, direct marketing techniques are being employed to target customer segments that would achieve substantial benefit from the business applications afforded by the Internet. Some direct marketing tactics include direct mail, telemarketing, seminars and trade show participation. Verio works with key vendors to assist in these direct marketing efforts. Verio co-markets with these vendors through direct mail programs, joint seminar development and joint trade show involvement. Through the TABNet acquisition, Verio has gained a centralized outbound and inbound telemarketing sales capability targeted at offering Web hosting services.

     Resellers and Indirect Sales. Verio has three primary partner programs that permit the regional operations to adapt a formal indirect distribution strategy to their markets. Verio believes indirect sales channels are a significant contributor to its growth, and already has over 2,500 formal and informal channel partner relationships. Completion of the proposed Merger would increase Verio's worldwide indirect distribution channel to over 4,000 resellers in the U.S. and over 100 other countries. The Authorized Solutions Partner ("ASP") program offers partners the ability to share in the ongoing revenue stream of customers they bring to Verio. ASPs include computer resellers, VARs, systems integrators and other organizations focused on providing IT hardware, software, and services to the business community, who typically have an established relationship with the prospective customer base, and a sales force capable of selling Internet services as part of the partner's suite of services. Referral partners, including organizations such as Web designers, advertising agencies, and telco resellers, are another source of customer leads. Verio's Referral Partner program targets organizations that are less capable of, or interested in, selling Internet services, or where Internet services fall outside their core business interests. The Private Label Partner program is a wholesale program which allows qualifying organizations to resell Verio services under their own brand. The benefits of these programs to Verio include greater market reach without fixed overhead costs, and the ability to use partners to assist in the delivery of complete solutions to meet customer needs. In addition to local partnerships, Verio is working with several national companies to expand its indirect sales capability. Verio also intends to pursue additional private label OEM-like relationships with major telecommunications carriers such as NTT. NTT America recently has launched its branded ArcStar Internet service in the U.S., and will resell the full range of Verio services under this brand. Hiway also is party to this sort of agreement with three of the RBOCs and a large European telecommunications company, and has a number of letters of intent with additional potential OEM-type partners, all of which, upon completion of the Merger, would be brought to Verio.

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TECHNOLOGY AND NETWORK OPERATIONS

     Overview. Verio owns and operates a national network, providing a high bandwidth, highly reliable data transmission path connecting Verio's customers to the Internet, which Verio believes is adequate for the provision of current and future planned access and enhanced services needs. Verio's national network interconnects more than 22 national nodes and over 180 local POPs across the United States. Verio believes that aggregating the bandwidth and capacity requirements of its regional operations onto one national network provides operational control and efficiency, reduces costs, provides redundancy, and results in a higher quality service, thereby addressing some of the most significant challenges that an ISP faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, including a high capacity and reliable national network, peering relationships with other regional, national and international ISPs, sophisticated network management tools and engineering support services. The reliability of the national network is the result of many factors, including redundant routers and other critical hardware, carrier class facilities at POP locations (such as back up power, fire suppression and climate control), and redundant telecommunications lines.

     National Network. As of October 31, 1998, the national network carried traffic for 35 of the ISPs acquired to date. The remaining ISPs' traffic will be added as growth drives the need for additional capacity, as private and public peering is implemented and as their current transit contracts expire.

     Following is a diagram of Verio's national network as of October 1, 1998:

                                     [MAP]

     Currently, the national network architecture includes a presence at selected national exchange points and redundant network nodes to link Verio's regional networks to the national network. As of October 1, 1998, Verio's network included connectivity at MAE West, MAE East and the NY NAP, each of which is a major public national exchange point for ISPs. Verio also has a presence at the Palo Alto Internet Exchange
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(PAIX), NASA Ames and a number of other regional connecting points, including
Seattle, Washington; Portland, Oregon; Irvine, Sacramento and San Diego, California; Denver, Colorado; Orem, Utah; New Orleans, Louisiana; Dallas and Houston, Texas; Chicago, Illinois; Ann Arbor, Michigan; Harrisburg, Philadelphia and Pittsburgh, Pennsylvania; Baltimore, Maryland; and Boston, Massachusetts. Each of these Verio locations features leading router technology. The equipment is located in facilities leased from a variety of telecommunications providers, including MCI, Sprint, MFS and others. These access points are linked, using a nationwide, high-speed ATM and DS-3 (45 Mbps), OC-3 (155 Mbps) and OC-12 (622
Mbps) clear line network infrastructure, utilizing capacity leased from a variety of national telco providers, including Sprint, MCI, WorldCom and Qwest. This combination of clear channel circuits, ATM and router architecture provides reliability to the network through path diversity and redundancy. Verio's regional operating units either co-locate at these access nodes or lease connectivity from a local service provider such as an RBOC or other LEC to connect to the Verio equipment.

     Work has begun to add national access nodes to serve additional parts of the Midwest, Southern California, Texas and the Northeast, all of which Verio currently plans to put on-line during the remainder of 1998. Expansion into the Southeast is currently targeted for the first quarter of 1999. Multiple national access nodes facilitate connection to Verio's national network by its regional operations. Verio continues to add additional private peering points and access nodes as it acquires more ISPs and expands operations, and to further increase network capacity as the need for additional bandwidth arises.

     The national network is planned to allow for rapid expansion of bandwidth through scaleable design supported by multiple local access and interexchange carriers to provide the required bandwidth. Verio has begun the migration of selected links from ATM to clear line. It is anticipated that Verio will have implemented nationwide OC-3 capacity and selected OC-12 links in late 1998 to handle its projected traffic requirements.

     On March 31, 1998, Verio entered into a 15-year Capacity and Services Agreement (the "Capacity Agreement") with Qwest Communications Corporation ("Qwest"), under which Verio will have access to long haul capacity and ancillary services on Qwest's planned 16,285 mile MacroCapacity(sm) Fiber Network. Over the first seven years of the term of the Capacity Agreement (the "Commitment Term"), Verio must purchase, and Qwest must provide, not less than $100.0 million, in the aggregate, of such capacity and services (the "Commitment"), at agreed upon prices. The amount of capacity represented by the Commitment would satisfy less than 50% of Verio's currently projected long haul capacity requirements over the Commitment Term. However, Verio has the right to order capacity and services in excess of the Commitment, and after the expiration of the Commitment Term, at the same agreed upon prices. Verio also currently is party to a number of other long haul capacity agreements with additional telecommunication providers. These agreements are for various terms (of up to 5 years), and have varied pricing. Verio anticipates that it will satisfy a substantial portion of its capacity and ancillary services needs under the Capacity Agreement, because it believes that the agreed upon pricing levels will significantly reduce the per unit costs that it otherwise would pay under its other existing long haul capacity agreements.

     Verio believes that the currently installed Cisco and Juniper Networks routers will be sufficient to support its traffic routing needs up to and including OC-3 and OC-12 speeds. Verio is investigating and testing various options to support higher than OC-12 speeds and bandwidth requirements. Verio's options include switching, higher capacity and faster routers, or hybrid routing and switching solutions.

     Peering Relationships. By implementing its own national network and establishing peering relationships with other national ISPs, Verio believes it can lower the cost of its Internet transit and increase the performance and reliability of its network operations. Peering is the Internet practice under which ISPs exchange each other's traffic without the payment of settlement charges. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national ISPs has driven industry peering practice. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Verio believes that substantial traffic volume and national scale will continue to be the focal criteria necessary to establish and maintain

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peering relationships. As a result, it has become increasingly important for companies seeking to take advantage of peering to have significant traffic, a national network and monitoring capability.

     Verio has established public or private peering relationships with all of the major national ISPs, as well as with many smaller domestic and international networks, and continues to evaluate additional private peering proposals. With over 100 peering partners, Verio's network is considered a "tier one" national network. Some large network providers now prefer to peer at private exchange points rather than at national exchange points. This preference represents the desire to accomplish the exchange of high bandwidth traffic in a more efficient manner rather than to risk congestion and equipment failure at public exchange points. Verio currently anticipates that, as Verio's traffic grows, more peering relationships can be obtained. However, no assurance can be given that peering relationships will continue to be made available to Verio. Even if these relationships are not maintained or established, Verio believes that it will be more economical for Verio to maintain an exchange point transit agreement than to pay other national ISPs for transit. See "Risk Factors -- Dependence upon Implementation of Network Infrastructure; Establishment and Maintenance of Peering Relationships."

     Web Hosting Operations. Through the iServer and TABNet acquisitions, Verio has developed high-performance, reliable, secure and scalable Web hosting solutions, which Verio believes provide it with a significant competitive advantage. These solutions are comprised of multiple proprietary Web hosting platforms that incorporate automated functionality and a highly reliable network infrastructure that includes multiple data centers monitored on a 24X7 basis. Verio expects to substantially increase these capabilities through the pending Merger. Verio's strategy in developing its Web hosting solutions focuses on utilizing proprietary technological innovations that it integrates with third-party software and hardware.

     Web Hosting Platform. Also through its acquisitions, Verio has established multiple proprietary Web hosting platforms that permit efficient hosting of up to two thousand Web sites on a single server. Although industry-standard Web servers can enable Web hosting, Verio believes that efficiently managing large numbers of Web sites and users on a single shared server is technically difficult and requires significant technological innovations. Accordingly, Verio has focused its technology development efforts on creating various proprietary operating system level tools to facilitate a high-density customer to server ratio. Verio has also customized or developed Web server applications designed to improve performance in a shared server environment and resource monitoring tools designed to report and address scarcity of shared CPU and memory resources. Verio's solution can scale easily, allowing server groups to be added seamlessly and to be monitored centrally wherever they are located. To address the diverse requirements of its customers, Verio offers Web hosting services on a range of operating systems and computing platforms.

     Verio also has developed proprietary software that allows Verio to provide its services on an efficient and cost-effective basis by automating the following back-end functions: (i) order-taking and processing; (ii) customer billing via credit cards, check, bank transfer and accounts receivable; (iii) account provisioning and activation; (iv) server management and monitoring; (v) coordination of the e-mail subsystem to integrate e-mail forwarding, multiple e-mail accounts on a single Web site and autoresponders; (vi) inherent distributor-dealer-customer hierarchy of all data; and (vii) support for third-party feature "plug-ins." In addition, Verio provides a front-end interface that allows a customer to set up accounts, change account parameters, check Web site statistics quickly and easily and verify billing information. "TQ software" was engineered to maximize automation to achieve high levels of scalability, and the modular design allows additional server groups to be supported easily. Language and branding independence enables international VARs and OEMs to localize for foreign languages and customize the interface quickly and with minimal effort.

     Data Centers. Verio currently has data centers located in Orem, Utah; San Francisco, California; Seattle, Washington; and Dallas, Texas; and is finishing the implementation of a new center in Washington, D.C. An upgraded data center in the San Francisco Bay Area is planned for 1999. All of Verio's data centers are fitted with environmental controls, back-up generators, Cisco routers and switches, and continuous monitoring capabilities to ensure high-quality service with minimal interruptions. Completion of the Merger would add additional telco class data centers in Mountain View, California and Boca Raton, Florida.

     National Network Management. Verio considers world-class network management an essential capability for network monitoring and expansion, maintaining high customer satisfaction and improving network quality. Verio has established a 24X7 NOC to allow continuous monitoring of the network and to provide a single point of contact for real-time network status information and customer technical problem resolution. The NOC is designed to provide real-time alarming, event correlation, traffic management and forecasting, and distributed notification of the network events and network status. Verio utilizes many leading edge systems to provide the NOC capabilities. As of October 31, 1998, Verio monitored the national network and the local networks of approximately 27 of the ISPs it had acquired as of such time. Verio plans to provide national and regional network monitoring throughout its regional operations by the end of 1998.

     Engineering Support Services. Verio has negotiated national level telecommunications contracts with LECs, such as MFS/WorldCom, providing favorable terms for local transport. Verio plans to expand national purchasing and leasing benefits as well as technical planning and support to improve the performance, reliability and economics of its regional networks. National level purchasing benefits include both cost and vendor performance issues as well as the provisioning of spare equipment and additional technical support from suppliers. National level distribution agreements have been negotiated with a number of additional national-scope suppliers. Co-location agreements have also been established with companies such as Sprint, MCI, MFS/WorldCom and Digital Equipment Corporation. Verio is pursuing additional vendor and telecommunication relationships in an effort to reduce the cost of equipment and improve network quality.

     Technical Planning and Support. The national engineering team provides engineering support for routing configurations, telecommunications management and pricing, development of local networks and purchasing and contract negotiation. The national engineering team also works with the regional engineering teams to nationalize certain network elements, improve performance and reduce network costs. Support includes Internet protocol addressing support, training and technology. This effort of sharing ideas and best practices among the national team and the regions is intended to enhance the engineering talent available locally and to share best practices nationally.

NATIONAL SUPPORT SERVICES

     In addition to its national network and network monitoring capability, Verio has developed and implemented three critical national support services designed to increase operational efficiencies and enhance the quality, consistency and scalability of Verio's services. These support services include 24X7 customer technical support and service, financial information management through a central, standardized accounting system and a sophisticated billing and collections system. The strategy of creating a partnership between local support teams and Verio's established national support services enables Verio to capture economies of scale, improve quality and responsiveness, and increase productivity, while allowing local personnel to focus on relationships with customers.

     Customer Technical Support. Verio's customer care combines the responsiveness and on-site capabilities of local ISP presence with the scale economies of a national customer support center in order to deliver customer care to businesses. While local, independent ISPs bring the benefits of understanding customer needs and providing hands-on support demanded by their customers, they lack the ability to cost-effectively scale internal resources to independently support their growing customer base. Verio's national customer support center (located in Dallas, Texas) enables Verio to provide 24X7 responsiveness while maintaining the ability to provide on-site installation assistance, hands-on troubleshooting and access to local experts who understand the customer's business. As of October 31, 1998, Verio was providing customer care services to 33 of the ISPs it had acquired as of such time and will offer services to all of the Verio regional operations as the national customer support center continues to expand throughout 1998. The support center team is utilizing a leading customer support trouble ticketing and workflow management system offered by Vantive Corporation. The system offers Verio the ability to track, route, and report on customer issues and provides significant benefit in ensuring quality and timely care to customers. Based on information received through the trouble ticketing system, as well as through the centralized billing and collections system, Verio is able to monitor network reliability and outage experiences. To date, this information, as well as the low churn rates among Verio's dedicated connectivity customers, reflects that the outages experienced by Verio's customers, for the most part, are minor and attributable to expected, ordinary course of business service interruptions, telco capacity demands, and the customer's hardware and software functionality issues. While Verio does not provide general service warranties and has not instituted a uniform policy relating to the provision or extent of service credits, Verio provides credits for outages resulting from network failures in certain circumstances. To date, these credits have been immaterial. Verio will continue to monitor outage experiences, and would expect to record appropriate reserves if the level of outage credits becomes material.

     Financial Information Management. Verio is in the process of converting all of its acquired ISP operations to the PeopleSoft(TM) financial reporting system and the ADP payroll/human resources system, in order to provide a central, standardized accounting system. As of October 31, 1998, 36 of the ISPs acquired were utilizing the financial reporting system and 33 were utilizing the payroll human resources system. These systems enable Verio to cost effectively increase the productivity and quality of administrative support by standardizing operational systems such as payroll, payables, purchasing and financial reporting. These enhancements are part of Verio's initiative to implement continuous improvement methodology and to create a learning organization.

     Billing and Collections. Verio has implemented the Kenan Systems' EC Arbor billing solution which offers high quality, flexibility, cost-effectiveness and scalability. Kenan is a leading billing solutions provider to the telecommunications industry, providing accurate, timely, and easy-to-understand invoicing. As of October 31, 1998, this system served 26 of Verio's acquired ISPs. Verio is aggressively rolling out this billing platform to all of its regional operations and will continue on the path toward centralized management of billing operations.

NTT STRATEGIC RELATIONSHIP

     On April 7, 1998, Verio entered into agreements establishing a strategic relationship with NTT. Under these agreements, upon the consummation of the IPO, NTT acquired 4,493,877 shares of Common Stock for approximately $100.0 million in aggregate consideration and is entitled to designate one member to serve on Verio's Board of Directors. See "Certain Transactions of Verio -- Other Transactions."

     In addition, Verio and NTT's U.S. affiliate, NTT America, Inc. ("NTT America"), entered into a three year Outside Service Provider Agreement (the "OSP Agreement"), which took effect upon the closing of the NTT Investment. Pursuant to the OSP Agreement, Verio was designated as the preferred provider of Internet access and related services to customers of NTT America on a reseller basis. Verio and NTT also will connect their backbones and establish a peering and transit relationship. During the term of the OSP Agreement, NTT America will pay Verio for the services provided by Verio at predetermined rates reflective of the strategic relationship between the parties, under which NTT is entitled to "most favored customer" status and pricing concessions. Under the OSP Agreement, NTT and Verio agreed to continue to negotiate the specific terms of these arrangements. Recently, NTT America and Verio have executed a further Strategic Partner Services Agreement setting forth the details for implementation of the specific technical and administrative aspects arising under the OSP Agreement. NTT America has now launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand. Verio will also provide NTT America with full back-office and engineering support.

SUBSIDIARY OWNERSHIP STRUCTURE

     While Verio now typically seeks to acquire 100% of new ISPs' operations, Verio's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where Verio acquired less than 100% of an ISP initially, it obtained the right to Buyout the remaining equity in the future. As part of its integration strategy, Verio has effected the Buyouts of all but one of the ISPs in which it did not initially acquire 100% ownership (other than VIANet, as discussed below). With the recent completion of these Buyouts, Verio is now consolidating its ISP operations into five integrated regional operating units and a national Web hosting division. While Verio continues to own 100% of a number of operating subsidiaries, it is continuing to consolidate the ownership of those subsidiaries in order to minimize administrative costs.

     Verio currently holds an approximately 16% equity position in VIANet, which was formed in 1997 to pursue a strategy similar to that of Verio's outside of the U.S. and Canada. See "Certain Transactions of Verio -- Other Transactions." Verio has no contractual right to acquire the remaining equity of VIANet, and has no present plan to integrate the operations of VIANet with those of its own. Hiway also owns minority and majority interests in certain entities that provide Web hosting and other enhanced Internet services in various foreign countries. Upon consummation of the Merger, Verio would acquire the remaining majority and minority equity positions held by Hiway at that time, and may seek to acquire the remaining equity in those entities in the future. Verio has recently completed the acquisition of the remaining equity in one of these entities, a German Web hosting company. If the Merger is not consummated, Hiway has an option to purchase from Verio the 80% equity position in that entity that Verio acquired, and Verio has a corresponding option to require Hiway to purchase that 80% interest from Verio.


COMPETITION

     The market for Internet connectivity and related services is extremely competitive. Verio anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and wireless communications providers, and on-line service providers. Verio believes that a reliable national network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in Verio's target market, and that price is usually secondary to these factors. See "Risk Factors -- Competition; Pricing Fluctuation."

     ISPs. According to Boardwatch magazine's directory of Internet Service Providers, there are currently over 4,000 ISPs in the United States, consisting of national, regional and local providers. Verio's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet, GTE Internetworking (formerly BBN), PSINet, Concentric Network and Intermedia/DIGEX. While Verio believes that its level of local service and support and target market focus distinguish it from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than Verio, and have extensive coast-to-coast Internet backbones. Verio also competes with unaffiliated regional and local ISPs in its targeted geographic regions.

     Telecommunications Carriers. All of the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCI/WorldCom, Cable & Wireless/InternetMCI, and Sprint, offer Internet access services and compete with Verio. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for LECs, including the RBOCs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, Verio believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The MCI/WorldCom/MFS/UUNet consolidation, Cable & Wireless' acquisition of InternetMCI, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, Verio expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, telecommunications providers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on Verio's ability to compete effectively with the telecommunications providers and may result in pricing pressure on Verio that would have an adverse effect on Verio's business, financial condition and results of operations. Verio believes that its local presence and its strong technical and data-oriented sales force is an important feature distinguishing it from the centralized voice-oriented sales approach typified by the current Internet connectivity services offered by the IXCs and LECs.

     Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. MediaOne Group and TCI have recently announced trials to provide Internet cable service to their residential customers in select areas. However, the cable companies are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network System's DirecPC product that provides high-speed data through direct broadcast satellite technology, CAI Wireless System's announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology, Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology, and Winstar, which currently offers high-speed Internet access to business customers over the 38 GHz spectrum.

     On-line Service Providers. The predominant on-line service providers, including America Online, CompuServe, Microsoft Network, and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. Verio competes to a lesser extent with these on-line service providers.

     Recently, there have been several announcements regarding the deployment and planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and various DSL technologies. While these providers initially targeted the residential consumer, recently a number of DSL providers have also announced their intent to offer DSL services to Verio's target market of small and medium sized businesses, which may significantly affect the pricing of Verio's service offerings. Further, a number of DSL providers have recently launched their services in conjunction with ISPs (including Verio), allowing ISPs to offer Internet connectivity over DSL circuits. These DSL circuits, which provide higher speed and lower latency Internet connections than a standard dial-up phone connection, may compete with Verio's dedicated connectivity offerings.

PROPERTIES

     Verio's corporate headquarters is located in Englewood, Colorado where Verio leases approximately 43,400 square feet of office space. Verio's lease agreement, which commenced February 1, 1998, is for a term of five years. Verio also has executed a lease covering 20,700 square feet of space in the InfoMart in Dallas, Texas, where Verio maintains its network operations center and customer support center. That lease expires on June 30, 2002. Verio also leases space, typically less than 200 square feet, in various geographic locations to house network infrastructure and telecommunications equipment. Operational functions are principally located in the offices of its regional operations, where Verio typically is party to lease agreements for administrative office space sufficient for locally based personnel, as well as smaller site leases to house network equipment.

EMPLOYEES

     As of October 31, 1998, Verio employed approximately 1,200 people, including full-time and part-time employees at its corporate headquarters in Colorado, its network operations and customer support center in Texas and at its controlled ISPs. Verio considers its employee relations to be good. None of the employees of Verio is covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

     Verio filed for federal trademark protection of "Verio" on November 29, 1996. This application is pending and Verio has no assurance that it will be granted. Trademark protections for the Verio mark also have been applied for in the European Economic Community, as well as in Japan. Additionally, corporate name reservations for the name "Verio Inc." have been filed in all fifty states. In conjunction with the consolidation of its ISPs into regional operating entities, the ISPs have migrated to the Verio brand name, with a regional or local geographical identifier appended.

LEGAL PROCEEDINGS

     Verio is not currently party to any material legal proceedings.

                            CAPITALIZATION OF VERIO
                             (Amounts in Thousands)

     The following table sets forth at September 30, 1998 (i) the actual capitalization of Verio, (ii) the pro forma capitalization adjusted for the September 30, 1998 Completed Acquisitions, the WWW Acquisition and the effects of the November 1998 Notes, and (iii) the pro forma capitalization adjusted to reflect the Merger. This table should be read in conjunction with the Selected Consolidated Financial Data of Verio, the Unaudited Pro Forma Condensed Combined Financial Statements of Verio and the Historical Consolidated Financial Statements of Verio and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                  AS OF SEPTEMBER 30, 1998
                                                         ------------------------------------------
                                                                                       PRO FORMA
                                                         HISTORICAL   PRO FORMA(1)   AS ADJUSTED(2)
                                                         ----------   ------------   --------------
Cash and cash equivalents..............................  $ 245,912     $ 627,357       $ 450,925
Restricted cash and securities.........................     21,397        21,397          21,397
                                                         =========     =========       =========
Long-term debt and capital lease obligations, net of
  current portions.....................................    274,452       674,452         680,506
                                                         ---------     ---------       ---------
Stockholders equity:
  Common stock, par value $0.001 per share; 125,000,000
     shares authorized; 32,789,776 shares outstanding
     historical and pro forma; 37,709,776 shares pro
     forma as adjusted; and additional paid in
     capital(3)........................................    374,387       374,387         449,107
  Accumulated deficit..................................   (139,780)     (139,780)       (139,780)
                                                         ---------     ---------       ---------
          Total stockholders' equity...................    234,607       234,607         309,327
                                                         ---------     ---------       ---------
          Total capitalization.........................  $ 509,059     $ 909,059       $ 989,833
                                                         =========     =========       =========

---------------

(1) Pro forma for the September 30, 1998 Completed Acquisitions, the WWW Acquisition and the effects of the November 1998 Notes, as if they had occurred on September 30, 1998. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" and the notes thereto.

(2) As adjusted to give effect to the $176.0 million in cash payable to holders of Hiway Common Stock outstanding as of the Effective Time and 4.92 million shares of Verio Common Stock issuable to holders of Hiway Common Stock outstanding as of the Effective Time or upon the exercise of Hiway Options or Warrants outstanding as of the Effective Time. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" and the notes thereto.

(3) Does not include 4,633,084 shares of Verio Common Stock reserved for issuance pursuant to outstanding stock options or 1,697,019 shares issuable upon exercise of outstanding warrants, each as of September 30, 1998.

     SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA OF VERIO

    The selected historical consolidated financial data of Verio as of December 31, 1997, and for the period from inception (March 1, 1996) to December 31, 1996, and the year ended December 31, 1997 have been derived from the audited Consolidated Financial Statements of Verio included elsewhere in this Proxy Statement/Prospectus. The selected historical consolidated financial data as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been derived from unaudited Consolidated Financial Statements of Verio, also included herein.

    The information set forth below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements of Verio and the historical Consolidated Financial Statements of Verio and the notes thereto included elsewhere in this Proxy Statement/Prospectus. Results of operations for the period from inception to December 31, 1996, year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 are not necessarily indicative of results of operations for future periods. Verio's development and expansion activities, including acquisitions, during the periods shown below significantly affect the comparability of this data from one period to another. All significant adjustments, consisting of only normal recurring adjustments, which, in the opinion of Verio's management, are necessary for a fair presentation of Verio's financial position and results of operations as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been included. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Verio."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                             PERIOD FROM
                                              INCEPTION
                                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                                    YEAR ENDED           --------------------------------------
                                           (MARCH 1, 1996)       DECEMBER 31, 1997             HISTORICAL          PRO FORMA(1)
                                           TO DECEMBER 31,   -------------------------   -----------------------   ------------
                                                1996         HISTORICAL   PRO FORMA(1)     1997          1998          1998
                                           ---------------   ----------   ------------   ---------    ----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Dedicated connectivity.................      $ 1,100       $  16,383     $   47,714    $  10,120    $   36,924    $   40,486
  Dial-up connectivity...................        1,139           7,093         17,224        4,314        16,272        18,781
  Enhanced services and other............          126          12,216         34,160        7,853        30,347        41,860
                                               -------       ---------     ----------    ---------    ----------    ----------
        Total revenue....................        2,365          35,692         99,098       22,287        83,543       101,127
Costs and expenses:
  Internet services operating costs......          974          15,974         41,180        9,504        37,928        42,106
  Selling, general and administrative and
    other................................        7,002          49,383         88,697       31,233        80,941        92,935
  Stock option related compensation and
    severance costs......................           --              --             --           --         3,040         6,680
  Depreciation and amortization..........          669          10,624         31,692        6,737        26,818        32,515
                                               -------       ---------     ----------    ---------    ----------    ----------
        Total costs and expenses.........        8,645          75,981        161,569       47,474       148,727       174,236
                                               -------       ---------     ----------    ---------    ----------    ----------
Loss from operations.....................       (6,280)        (40,289)       (62,471)     (25,187)      (65,184)      (73,109)
Other income (expense):
  Interest income........................          593           6,080          6,156        4,068         9,381         9,420
  Interest expense.......................         (115)        (11,826)       (58,543)      (5,899)      (22,860)      (57,531)
  Equity in losses of affiliates.........           --          (1,958)            --       (1,642)           --            --
  Minority interests.....................          680           1,924             --        1,638           545           184
                                               -------       ---------     ----------    ---------    ----------    ----------
  Loss before extraordinary item.........       (5,122)        (46,069)    $ (114,858)     (27,022)      (78,118)   $( 121,036)
                                                                           ==========                               ==========
  Extraordinary item -- loss related to
    debt repurchase......................           --              --                          --       (10,101)
                                               -------       ---------                   ---------    ----------
        Net loss.........................       (5,122)        (46,069)                    (27,022)      (88,219)
Accretion of preferred stock to
  liquidation value......................          (23)           (260)                       (179)          (87)
                                               -------       ---------                   ---------    ----------
Net loss attributable to common
  stockholders...........................      $(5,145)      $ (46,329)                  $ (27,201)   $  (88,306)
                                               =======       =========                   =========    ==========
Loss per common share -- basic and
  diluted(2):
  Loss per common share before
    extraordinary item...................      $ (5.29)      $  (40.47)    $  (100.34)   $  (24.11)   $    (4.49)   $    (6.93)
                                               =======       =========     ==========    =========    ==========    ==========
  Loss per common share..................      $ (5.29)      $  (40.47)    $  (100.34)   $  (24.11)   $    (5.06)
                                               =======       =========                   =========    ==========
Weighted average common shares
  outstanding -- basic and diluted.......      971,748       1,144,685      1,144,685    1,128,004    17,462,447    17,462,447
                                               =======       =========     ==========    =========    ==========    ==========
OTHER DATA:
EBITDA(3)................................      $(5,611)      $ (29,665)    $  (30,779)   $ (18,450)   $  (38,366)   $  (40,594)
Capital expenditures(4)..................        3,430          14,547                      11,002        15,327
Cash flows information:
  Net cash used by operating
    activities...........................       (2,326)        (35,323)                    (20,462)      (36,257)
  Net cash used by investing
    activities...........................       (9,123)       (120,330)                    (89,375)     (119,312)
  Net cash provided by financing
    activities...........................       77,916         161,772                     163,002       328,895

                                                               AS OF DECEMBER 31,        AS OF SEPTEMBER 30, 1998
                                                              ---------------------      -------------------------
                                                               1996          1997        HISTORICAL   PRO FORMA(1)
                                                              -------      --------      ----------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $66,467      $ 72,586       $245,912      $627,356
Restricted cash and securities..............................       --        40,554         21,397        21,397
Goodwill, net...............................................    8,736        83,216        210,067       217,000
Total assets................................................   82,628       246,471        562,329       962,787
Long-term debt and capital lease obligations, net of
  discount..................................................      106       142,321        274,452       674,452
Redeemable preferred stock..................................   76,877        97,249             --            --
Stockholders' equity (deficit)..............................   (4,055)      (27,001)       234,607       234,607

---------------

(1) Pro forma for the September 30, 1998 Completed Acquisitions and the WWW Acquisition as if they had occurred on September 30, 1998 for balance sheet purposes and on January 1, 1997 for statement of operations data purposes. The pro forma information also includes the effects of the November 1998 Notes, but does not include the effects of the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" and the notes thereto.

(2) Verio paid no cash dividends on Verio Common Stock during the period from inception (March 1, 1996) to December 31, 1996, the year ended December 31, 1997, and the nine months ended September 30, 1998.

(3) EBITDA represents earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in ISPs and fixed assets and includes non-cash stock option compensation and severance costs of $3.0 million and $6.7 million on a historical and pro forma basis, respectively, for the nine months ended September 30, 1998. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in Verio's industry, it should not be construed as an alternative to net earnings
    (loss), determined in accordance with GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA presented herein by Verio may not be comparable to other similarly titled measures of other companies.

(4) Excludes equipment and leasehold improvements acquired in business acquisitions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF VERIO

     The following discussion and analysis is based on the historical and pro forma results of Verio and includes a number of ISPs acquired at various times. See "Unaudited Pro Forma Condensed Combined Financial Statements of Verio" for the basis of presentation and those business acquisitions included therein. Investments in ISP affiliates in which Verio acquires a minority interest are accounted for at cost. Investments in ISP affiliates in which Verio acquires a majority interest through the acquisition of net assets, common stock or convertible preferred stock, and exercises significant control over the operations, are accounted for using the purchase method of accounting and, accordingly, the financial results of these ISPs have been consolidated with those of Verio. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Verio, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk
Factors -- Forward-Looking Statements."

OVERVIEW

     Verio is a leading provider of Internet connectivity, Web hosting, virtual private networks ("VPNs"), e-commerce and other enhanced Internet services with an emphasis on serving small and medium sized businesses. Since its inception in March 1996, Verio has rapidly established a global presence through the acquisition, integration, and growth of local Internet service providers ("ISPs") with a business customer focus. Verio believes that small and medium sized businesses represent an attractive target market for the provision of Internet services due to this market's low current penetration levels and customer churn, and the expanding Internet needs of these businesses. Verio believes it has a unique competitive advantage in serving small and medium sized business customers through the combination of the technical competency and hands-on support provided through its local sales and engineering personnel with the quality and economic efficiency of Verio's national network, operational infrastructure and financial strength. Verio has quickly built critical mass by acquiring the stock or assets of, or making significant investments in, over 45 ISPs that provide a comprehensive range of Internet connectivity, Web hosting and other enhanced products and services to over 160,000 customer accounts providing locally based sales and engineering support in 39 of the top 50 MSAs in the U.S. under the Verio brand name and providing Web hosting services to customers in over 100 countries. Verio and its consolidated subsidiaries had total revenue of approximately $33.8 million for the three-month period ended September 30, 1998. Taking into account the combined revenue of all ISP operations acquired as of October 31, 1998, the pro forma combined revenue for the three-month period ended September 30, 1998 would have been approximately $35.7 million. Combined revenue includes the revenue of all of the ISPs that were owned 51% or more on or before October 31, 1998. The completion of the Merger, which Verio currently expects to complete in the first week of 1999 (subject to the satisfaction of various closing conditions) would increase Verio's pro forma combined revenue for the three months ended September 30, 1998 to approximately $46.2 million.

     Initially, Verio's strategy was to acquire 51% to 100% of a large regional ISP, and a minority interest in smaller ISPs within designated geographic regions. Verio now generally seeks to acquire 100% of new ISPs and, during the second quarter of 1998, Verio completed the buyout of the remaining equity interests (each, a "Buyout") in all but one of the ISPs in which Verio initially acquired less than a 100% interest. Since that time, Verio has undertaken to consolidate the ownership and management of the acquired ISPs into five geographic operating regions, and to integrate the network operations, customer support, marketing efforts, financial and accounting systems, and other back-office functions onto Verio's national systems, in order to capture scale and operating efficiencies. Verio has incurred significant one-time costs in these consolidation efforts, but expects to recognize substantial long-term cost savings as a result of these expenditures. Verio has the contractual right to effect the Buyout of the one remaining ISP in which it does not currently hold 100% ownership (not including V-I-A Internet, Inc. ("VIANet") in which Verio holds an approximately 16% equity position). From January 1, 1998 through September 30, 1998, Verio incurred costs of approximately $52.2 million, in the aggregate, in connection with a total of 11 Buyouts, and approximately $84.8 million for acquisitions, which amounts were paid with a combination of cash, shares of Verio stock and options to acquire stock. As a result of its acquisitions, and the limited amount of fixed assets required to operate an ISP, Verio has recorded significant amounts of goodwill, and expects goodwill to increase significantly during 1998.

     During July 1998, Verio announced its two largest acquisitions to date: The acquisition of NTX, Inc. d/b/a TABNet ("TABNet") was consummated on July 7, 1998 (the "TABNet Acquisition). In the TABNet Acquisition, Verio paid an initial purchase price of $45.5 million in cash to TABNet's shareholders. While the TABNet Acquisition Agreement provided for additional contingent payments to be paid based on TABNet's performance through the end of 1998, Verio does not currently anticipate that any material amount of additional consideration will be required to be paid. In connection with the Merger, Verio has agreed to pay total consideration of approximately $176.0 million in cash and 4.92 million fully diluted shares of Verio's Verio Common Stock to Hiway's shareholders, option holders and warrant holders.

     To fund its acquisitions and operations, through September 30, 1998, Verio had raised approximately $320.5 million of equity capital, including approximately $115.7 million (after deduction of underwriting discounts, commissions and expenses) in connection with its initial public offering of Verio Common Stock ("the IPO") and approximately $100.0 million in connection with its sale of Verio Common Stock to an affiliate of Nippon Telegraph and Telephone Corporation ("NTT"), both of which occurred in May 1998. On June 15, 1998, pursuant to the partial exercise, at the request of the managing underwriters, of the over-allotment option granted to the underwriters in the IPO, Verio raised an additional $5.1 million after deduction of underwriting discounts and commissions (the "Over-Allotment Offering"). Verio also issued $150.0 million principal amount of 13 1/2% Senior Notes due 2004 ("the 1997 Notes") to a group of institutional investors and Brooks Fiber Properties, Inc. ("Brooks"), $100.0 million of which remain outstanding following the repurchase of $50.0 million principal amount of the 1997 Notes previously held by Brooks (the "Refinancing"). On March 25, 1998, Verio consummated the sale of $175.0 million principal amount of 10 3/8% Senior Notes due 2005 (the "March 1998 Notes"), a portion of the proceeds of which was used to effect the Refinancing. Subsequent to September 30, 1998, on November 25, 1998, Verio issued the November 1998 Notes with an aggregate principal amount of $400 million, and resulting in net proceeds to the Company of approximately $389 million after deducting the initial purchasers' discount and expenses. See "-- Liquidity and Capital Resources."

     Verio has incurred net losses since its inception, and management expects to incur significant additional losses as Verio continues its acquisition program, the development of its national network, the implementation of its national services and systems, and the integration of the operations it acquires. For the period from inception to December 31, 1996, the year ended December 31, 1997, and the nine-month period ended September 30, 1998, Verio reported net losses of $5.1 million, $46.3 million, and $88.3 million, respectively. The extent to which Verio continues to experience negative cash flow will depend upon a number of factors, including the number and size of its further acquisitions, the expenses and time required to integrate acquired operations and capture operating efficiencies, and the ability to generate increasing revenue and cash flow. While Verio anticipates that it will recognize various economies and efficiencies of scale as a result of the integration of the operations of the ISPs it has acquired and continues to acquire, the process of consolidating the businesses and implementing the strategic integration of Verio and its acquired operations may take a significant period of time, will place a significant strain on Verio's resources, and could subject Verio to additional expenses during the integration process. The timing and amount of expenditures related to Verio's cost-saving initiatives and integration efforts may be difficult to predict. Verio may increase near-term expenditures in order to accelerate the integration and consolidation of acquired operations with the goal of achieving longer-term cost savings and improved profitability.

RESULTS OF OPERATIONS

  REVENUE

     Verio derives the majority of its revenue from business customers who purchase dedicated Internet connections and enhanced services such as Web hosting. Verio's subsidiaries offer a broad range of connectivity options to their customers including dedicated, dial-up, Integrated Services Digital Network ("ISDN"), frame relay and point-to-point connections. Dedicated connection customers typically sign a contract for one to three years of service that provides for fixed, recurring monthly service charges, and pay a one-time setup fee. These charges vary depending on the type of service, the length of the contract, and local market conditions. Dial-up customers also typically pay a one-time setup fee and recurring monthly service charges. Fees and service charges for enhanced services vary from product to product. For example, Web hosting customers typically pay a one-time setup fee and fixed monthly service charges that vary depending on the amount of disk space and bandwidth required. In contrast, domain name registration customers pay a one-time fee. Additional sources of enhanced services and other revenue include e-commerce, virtual private networks, security services, co-location services, consulting and the sales of equipment and customer circuits. Revenue related to Internet connectivity and enhanced services is recognized as the services are provided. Amounts billed relating to future periods are recorded as deferred revenue and amortized monthly as services are rendered.

     Currently, connectivity services provide a majority of total revenue. However, revenue from enhanced services, especially Web hosting, is expected to represent an increasing percentage of total revenue in future periods. With the TABNet Acquisition and the proposed Merger, Verio expects that revenue from enhanced services and other revenue, including Web hosting, will exceed 50% of its total revenue. Revenue from business customers currently represents approximately 90% of total revenue. In addition to the growth that Verio has achieved through acquisitions, revenue is also expected to increase due to internal growth. In the past, Verio has experienced some seasonality in its internal revenue growth, with the period of higher growth being the fall and winter.

  Nine months ended September 30, 1997 compared to the nine months ended September 30, 1998

     Total consolidated revenue increased 275% from $22.3 million for the nine months ended September 30, 1997, to $83.5 million for the nine months ended September 30, 1998. Internet connectivity represented 65% and 64% of total revenue for the nine months ended September 30, 1997 and the nine months ended September 30, 1998, respectively, with the balance derived from enhanced services and other. The increase in enhanced services and other revenue as a percentage of total revenue is due to acquisitions and increased sales of enhanced services. The increase in revenue from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 was primarily due to the acquisitions of ISPs subsequent to September 30, 1997. Revenue attributable to acquisitions completed subsequent to September 30, 1997 accounted for $42.2 million or 50% of total revenue for the nine months ended September 30, 1998. The larger acquisitions completed subsequent to September 30, 1997 contributed the following revenue amounts for the nine months ended September 30, 1998: $7.9 million from Clark Internet Services, Inc. and Monumental Network System, Inc. (whose operations have been consolidated); $4.7 million from Internet Servers, Inc.; and $3.4 million from TABNet.

  Period from Inception to December 31, 1996 compared to the Year Ended December 31, 1997

     Total consolidated revenues increased from $2.4 million for the period from inception (March 1, 1996) to December 31, 1996 (the "1996 Period"), to $35.7 million for the year ended December 31, 1997. Internet connectivity decreased from 95% of total revenue for the 1996 Period to 66% for the year ended December 31, 1997, with the balance derived from enhanced services and other, which include Web hosting, consulting, sales of equipment and customer circuits. The increase in enhanced services and other revenues as a percentage of total revenues is because of a change in the revenue mix resulting from acquisitions and increased sales of enhanced services. The increase in dedicated and dial-up revenues and enhanced services and other revenues for the 1996 Period compared to the year ended December 31, 1997 was primarily due to the acquisitions of ISPs subsequent to December 31, 1996 and the longer period covered. Revenues attributable to acquisitions completed in 1996 accounted for $2.4 million or 100% of total revenues for the 1996 Period. Of these acquisitions, revenues from material acquisitions were $1.8 million from On-Ramp Technologies, Inc. and $.5 million from RAINet, Inc. Revenues attributable to material acquisitions completed in 1997 accounted for $23.8 million or 67% of total revenues for the year ended December 31, 1997. Of these acquisitions, revenues from material acquisitions were $7.7 million from NorthWestNet, Inc. ($4.4 million in connectivity revenue and $3.3 million in enhanced services and other revenue), and $3.6 million from Global Enterprise Services ($2.3 million in connectivity revenue and $1.3 million in enhanced services and other revenue). Revenues attributable to ISPs consolidated for the entire year were 31% of total revenues for the year ended December 31, 1997.

  COSTS OF SERVICE AND OPERATING EXPENSES

     Internet services operating costs consist primarily of local telecommunication expense, Internet access expense and the cost of equipment and customer circuits sold. Local telecommunications expense represents the cost of transporting data between Verio's Points of Presence ("POPs") and a transit provider, or circuits from the customer's location to one of the POPs. As of September 30, 1998, 35 of the ISPs acquired prior thereto were utilizing the Verio national network for their Internet access. In March 1998, Verio signed a long-term long haul capacity agreement with Qwest Communications Corporation ("Qwest") (the "Capacity Agreement") in order to reduce the per unit costs of such services. There will not be a significant effect on the results for 1998 from this agreement due to the time required to convert from existing circuits; however, Verio expects that the pricing advantages provided by this agreement will substantially reduce the cost of these services in future years. Additionally, Verio has the right to prepay its minimum commitment, which would allow the capitalization of costs (to the extent prepaid) under this contract. Such capitalized costs would be amortized to operations over the term of the agreement. The amount of the prepayment at September 30, 1998 would have been approximately $60.0 million. Verio has incurred certain one-time expenses in connection with the cancellation of Internet access contracts of acquired ISPs and the consolidation of duplicate POPs that resulted from overlapping acquisitions, closing a total of 31 POPs during the first nine months of 1998.

     Selling, general and administrative and other expenses consist primarily of salaries and related employment expenses, consulting, travel and entertainment, rent, and utilities. During the three months ended September 30, 1998, Verio incurred approximately $3.5 million in higher sales and marketing expenses compared to the immediately prior three-month period, reflecting Verio's increase in quota-carrying salespeople, a national advertising and marketing campaign, and other sales-related efforts. In addition, Verio recorded a one-time charge relating to integration activities of approximately $1.9 million in connection with the elimination of approximately 250 positions, which are no longer necessary due to the integration of these functions onto Verio's national services.

     Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period.

  Nine months ended September 30, 1997 compared to the nine months ended September 30, 1998

     Internet services operating costs were 43% and 45% of total revenue for the nine months ended September 30, 1997 and the nine months ended September 30, 1998, respectively. Total consolidated Internet services operating costs increased $28.4 million from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 primarily due to the acquisitions of ISPs subsequent to September 30, 1997. Internet services operating costs attributable to corporate operations were 14% of total Internet services operating costs for the nine months ended September 30, 1997, compared to 21% of total Internet services operating costs for the nine months ended September 30, 1998. This increase is primarily due to the conversion of acquired ISPs onto Verio's national network. Verio expects Internet services operating costs to increase in absolute dollars but to decrease as a percentage of total revenue over time as additional acquired

ISPs are integrated onto Verio's national network, as enhanced services become a larger percentage of total revenue, and as the Capacity Agreement with Qwest is implemented.

     Selling, general and administrative and other expenses decreased from 140% to 97% of total revenue from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Total selling, general and administrative and other expenses increased $49.7 million or 159% from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 primarily due to acquisitions completed subsequent to September 30, 1997. In addition, Verio incurred $3.4 million in one-time charges in connection with Verio's network and operational consolidation and the associated integration of a number of its previously acquired ISP operations. These expenses include approximately $1.9 million primarily related to severance costs in connection with the elimination of approximately 250 positions which are no longer necessary due to the integration of these functions on to Verio's national services. These terminations have begun and will continue for approximately nine months. The remaining liability for unpaid severance costs totaled approximately $1.7 million at September 30, 1998. The balance of the one-time integration expenses were primarily related to personnel relocation costs and costs associated with the cancellation of Internet access contracts and the closure of redundant POP facilities of acquired ISPs. Corporate selling, general and administrative expenses including the one-time expenses decreased from 59% of total revenue for the nine months ended September 30, 1997 to 29% for the nine months ended September 30, 1998. Consolidated sales and marketing expenses decreased from 32% of total revenue for the nine months ended September 30, 1997 to 27% for the nine months ended September 30, 1998, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions.

     Verio expects selling, general and administrative expenses to continue to increase in absolute dollars but to decrease as a percentage of total revenue as Verio acquires additional Internet businesses, allowing it to spread its corporate overhead over a larger revenue base, as its scaleable systems reduce the incremental costs of supporting additional revenue, as sales force productivity increases with experience, and as indirect selling channels are expanded. Verio anticipates that increases in absolute dollar terms will be primarily due to increased personnel resulting from acquisitions and additional expenditures in sales and marketing. Depreciation and goodwill amortization are expected to continue to increase significantly as a result of Verio's acquisition and investment strategies. Also, Verio expects that it will continue to incur significant one-time integration expenses related to its strategy of acquiring and regionalizing ISP operations, and integrating those operations onto Verio's national systems.

  Period from Inception to December 31, 1996 compared to the Year Ended December 31, 1997

     Internet services operating costs increased from 41% to 45% of total revenues from the 1996 Period to the year ended December 31, 1997. Internet services operating costs attributable to acquisitions completed in 1996 accounted for $0.7 million, or 69%, of total Internet services operating costs for the 1996 Period. Total consolidated Internet services operating costs increased $15.0 million from the 1996 Period to the year ended December 31, 1997, primarily due to the acquisitions of ISPs subsequent to December 31, 1996. Of these acquisitions, the costs from material acquisitions were $0.4 million from On-Ramp Technologies, Inc. and $.2 million from RAINet, Inc. Internet services operating costs attributable to acquisitions completed in 1997 accounted for $8.3 million, or 52%, of total Internet services operating costs for the year ended December 31, 1997. Of these acquisitions, the costs from material acquisitions were $2.5 million from Global Enterprise Services, $1.2 million from NorthWestNet, Inc. and $1.1 million from Compute Intensive Inc. Internet services operating costs attributable to ISPs consolidated for the entire year were 26% of total Internet services operating costs for the year ended December 31, 1997. Internet services operating costs attributable to corporate operations were 33% of total Internet services operating costs for the 1996 Period, compared to 22% of total Internet services operating costs for the year ended December 31, 1997. This decrease is primarily the result of acquisitions in late 1997 that had not yet converted to Verio's national network.

     Selling, general and administrative and other expenses declined from 296% to 138% of total revenues from the 1996 Period to the year ended December 31, 1997. Total selling, general and administrative and other expenses increased $42.4 million from the 1996 Period to the year ended December 31, 1997, primarily due to the acquisitions of ISPs subsequent to December 31, 1996. Selling, general and administrative and other expenses attributable to acquisitions completed in 1996 accounted for $3.1 million or 44% of total selling, general and administrative and other expenses for the 1996 Period. Corporate, selling, general and administrative expenses accounted for 167% of total revenue for the 1996 Period compared to 54% for the year ended December 31, 1997. Selling, general and administrative and other expenses attributable to acquisitions completed in 1997 accounted for $19.7 million or 40% of total selling, general and administrative and other expenses for the year ended December 31, 1997. Of these acquisitions, the expenses from material acquisitions were $4.9 million from NorthWestNet, Inc., $4.3 million from Compute Intensive Inc., and $3.2 million from Global Enterprise Services. Selling, general and administrative and other expenses attributable to ISPs consolidated for the entire year, and to corporate expenses, were 22% and 38% of total selling, general and administrative and other expenses for the year ended December 31, 1997, respectively. For the 1996 Period, selling, general and administrative and other expenses relating to operations, engineering and customer care were 63% of total selling, general and administrative and other expenses compared to 66% for the year ended December 31, 1997, as a result of Verio's decision to emphasize the quality of its engineering and technical support for its customers. Sales and marketing expenses decreased from 49% of total revenue for the 1996 Period to 30% for the year ended December 31, 1997, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions. Executive and finance expenses were 59% of total revenue for the 1996 Period compared to 17% for the year ended December 31, 1997.

  OTHER EXPENSES

  Nine months ended September 30, 1997 compared to the nine months ended September 30, 1998

     Interest expense increased from $5.9 million for the nine months ended September 30, 1997 to $22.9 million for the nine months ended September 30, 1998, primarily as a result of the issuance of the 1997 Notes in June 1997 and the issuance of the March 1998 Notes in March 1998. Interest income increased from $4.1 million for the nine months ended September 30, 1997 to $9.4 million for the nine months ended September 30, 1998 due to the increased cash balance related to the debt and equity offerings. See "-- Liquidity and Capital Resources."

     Verio incurred an extraordinary expense of $10.1 million related to the Refinancing. See "-- Liquidity and Capital Resources."

  Period from inception to December 31, 1996 compared to the Year Ended December 31, 1997

     During the year ended December 31, 1997, Verio recognized equity in losses of affiliates in the amount of $1,958,000, representing losses of those affiliates in excess of the equity of the common shareholders of the affiliates. See Note 1 to the Consolidated Financial Statements of Verio.

     Interest expense increased from $115,000 in the 1996 Period to $11.8 million for the year ended December 31, 1997 primarily as a result of the completion of the $150.0 million placement of the 1997 Notes on June 24, 1997. Interest expense is expected to increase in 1998, reflecting a full year's interest on the 1997 Notes that remain outstanding and interest on the March 1998 Notes.

  INCOME TAXES

     As of December 31, 1997, Verio had a net operating loss carryforward for federal income tax purposes of approximately $49.9 million which is available to offset future federal taxable income, if any, through 2012. The utilization of a portion of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. No tax benefit for such losses has been recorded by Verio in fiscal 1997 or 1998 due to uncertainties regarding the utilization of the loss carryforward.

  STOCK-BASED COMPENSATION

     Verio accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. Since inception, Verio has granted stock options with exercise prices equal to the fair value of the underlying Verio Common

Stock, as determined by Verio's Board of Directors and based on Verio's other equity transactions. Accordingly, Verio has not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, and prior to the IPO, Verio granted options to employees with exercise prices which were less than $22 per share which was the low end of the IPO filing range immediately prior to the IPO. Verio will record compensation expense totaling approximately $10.6 million, representing the difference between the strike prices of the options granted and $22 per share, pro rata over the forty-eight month vesting period of the options. This compensation expense will total approximately $2.0 million for the year ended December 31, 1998 and was $1.3 million for the nine months ended September 30, 1998. Additionally, Verio incurred $1.4 million in compensation expense during the quarter ended June 30, 1998 primarily related to the accelerated vesting of options issued to Mark Johnson, Verio's former president who passed away in March 1998, and approximately $0.4 million in compensation expense during the quarter ended September 30, 1998, related to options issued to Verio's new president.

QUARTERLY RESULTS OF OPERATIONS

                                                                      THREE MONTHS ENDED
                                  ------------------------------------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                    1997        1997         1997            1997         1998        1998         1998
                                  ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Revenue:
  Dedicated connectivity........   $ 1,954    $ 3,852      $  4,314        $  6,263     $  9,900    $ 12,644     $ 14,380
  Dial-up connectivity..........     1,106      1,564         1,644           2,779        4,147       5,739        6,386
  Enhanced services and other...     1,354      2,833         3,666           4,363        7,151      10,158       13,038
                                   -------    -------      --------        --------     --------    --------     --------
    Total revenue...............     4,414      8,249         9,624          13,405       21,198      28,541       33,804
Costs and expenses:
  Internet services operating
    costs.......................     2,042      3,433         4,029           6,470        9,536      13,318       15,074
  Selling, general and
    administrative and other....     6,718     11,122        13,393          18,150       19,999      25,851       35,091
  Stock option related
    compensation and severance
    costs.......................        --         --            --              --           --       2,001        1,039
  Depreciation and
    amortization................     1,246      2,548         2,943           3,887        6,381       8,698       11,740
                                   -------    -------      --------        --------     --------    --------     --------
    Total costs and expenses....    10,006     17,103        20,365          28,507       35,916      49,868       62,944
                                   -------    -------      --------        --------     --------    --------     --------
    Loss from operations........   $(5,592)   $(8,854)     $(10,741)       $(15,102)    $(14,718)   $(21,327)    $(29,140)
                                   =======    =======      ========        ========     ========    ========     ========

                                                                          THREE MONTHS ENDED
                                      ------------------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                        1997        1997         1997            1997         1998        1998         1998
                                      ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                  (AS A PERCENTAGE OF TOTAL REVENUE)
Total revenue.......................     100%       100%          100%           100%         100%        100%         100%
Costs and expenses:
  Internet services operating
    costs...........................      46%        42%           42%            48%          45%         47%          45%
  Selling, general and
    administrative and other........     152%       135%          139%           135%          94%         91%         104%
  Stock option related compensation
    and severance costs.............       --         --            --             --           --          7%           3%
  Depreciation and amortization.....      28%        31%           31%            29%          30%         30%          35%
    Total costs and expenses........     227%       207%          212%           213%         169%        175%         186%
Loss from operations................    (127%)     (107%)        (112%)         (113%)        (69%)       (75%)        (86%)

     Verio's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the incurrence of capital costs, costs associated with the integration of acquired operations, and the introduction of value-added enhanced services and new services by Verio. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by Verio; customer retention rate; changes in pricing policies and product offerings by Verio's competitors; growth in demand for network and Internet access services; one-time costs associated with regional consolidation; and general telecommunications services' performance and availability. Verio also has experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. As a result, variations in the timing and amounts of revenues could have a material adverse effect on Verio's quarterly operating results. Due to the foregoing factors, Verio believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Verio's business and acquisition strategy has required and will continue to require substantial capital for investments in Internet businesses, capital expenditures for expansion of services, operating losses and working capital. Net cash used by operating activities was $36.3 million during the nine months ended September 30, 1998, which includes an increase in cash of $12.5 million related to working capital items.

     Net cash used by investing activities was $119.3 million during the nine months ended September 30, 1998, primarily related to purchases of fixed assets of $15.3 million and approximately $121.4 million for acquisitions, which was partially offset by $19.7 million provided from the release of the restricted cash related to the Refinancing, which includes $6.5 million of net interest payments on the 1997 Notes. Net cash provided by financing activities was $328.9 million during the nine months ended September 30, 1998, primarily from the IPO, the March 1998 Notes, and the NTT investment.

     Until the completion of the IPO in May 1998, Verio financed its operations primarily through the private sale of Preferred Stock, debt, and to a lesser extent Verio Common Stock. In 1996, Verio raised approximately $78.1 million from the sale of Series A and B Preferred Stock and approximately $1.1 million from the sale of Verio Common Stock. In 1997, Verio sold Series C Preferred Stock for gross proceeds of approximately $20.0 million. Upon the effectiveness of Verio's IPO on May 12, 1998, all outstanding shares of Series A, B, C and D-1 Preferred Stock automatically converted to an equivalent number of shares of Verio Common Stock.

     On June 24, 1997, Verio completed the placement of $150.0 million principal amount of the 1997 Notes and attached warrants (the "Warrants"). One hundred fifty thousand units were issued, each consisting of $1,000 principal amount of the 1997 Notes and eight Warrants, with each Warrant entitling the holder thereof to purchase 1.76 shares of Verio's Common Stock at a price of $.01 per share, for a total of 2,112,480 shares of Verio Common Stock. The Warrants and the 1997 Notes were separated on December 15, 1997. The 1997 Notes mature on June 15, 2004. Interest on the 1997 Notes, at the annual rate of 13 1/2%, is payable semi-annually in arrears on June 15 and December 15 of each year. Concurrent with the completion of the sale of the 1997 Notes, Verio was required to deposit funds into an escrow account in an amount that together with interest would be sufficient to fund the first five interest payments on the 1997 Notes. Upon consummation of the sale of the March 1998 Notes and the Refinancing, that portion of the escrowed amount attributable to the principal amount of the 1997 Notes refinanced was released to Verio. The 1997 Notes are redeemable at the option of Verio commencing June 15, 2002. The 1997 Notes are senior unsecured obligations of Verio ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness. The 1997 Notes impose significant limitations on Verio's ability to incur additional indebtedness unless Verio's Consolidated Pro Forma Interest Coverage Ratio (as defined) is greater than or equal to 1.8 to 1.0 prior to June 30, 1999, or 2.5 to 1.0 on or after that date. Verio is also limited in its ability to pay dividends or make Restricted Payments (as defined in the Indenture, dated as of June 24, 1997, relating to the 1997 Notes (the "1997 Indenture")), to engage in businesses other than the Internet service business, and to place liens on its assets for the benefit of persons other than the noteholders, among other restrictions. If a Change of Control (as defined in the 1997 Indenture) occurs, Verio is required to make an offer to purchase all of the 1997 Notes then outstanding at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

     On March 25, 1998, Verio completed the placement of $175.0 million principal amount of the March 1998 Notes. The March 1998 Notes are senior unsecured obligations of Verio ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness and mature on April 1, 2005. Interest on the March 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are redeemable at the option of Verio commencing April 1, 2002. The March 1998 Notes contain terms that are substantially similar to the 1997 Notes. Verio used approximately $54.5 million of the proceeds plus accrued interest to effect the repurchase of $50.0 million principal amount of 1997 Notes from Brooks Fiber Properties, Inc. ("Brooks")

(the "Refinancing"). As a result of the Refinancing, Verio was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of 1997 Notes repurchased from Brooks.

     On April 6, 1998, Verio entered into a credit facility ("the Bank Facility") with a group of commercial lending institutions that committed to provide a $57.5 million revolving credit facility secured by the stock of the ISPs that Verio owns currently or may own in the future and the Capacity Agreement with Qwest. During the three months ended September 30, 1998, the Bank Facility was increased to $70.0 million. The Chase Manhattan Bank serves as agent for the Bank Facility. The Bank Facility requires no payments of principal until its maturity on December 31, 1999. The terms of the Bank Facility provide for borrowings at LIBOR + 2%. There is a commitment fee of 1/2% per annum on the undrawn amount of the Bank Facility and a one-time fee of 1/2% on any amounts drawn. The last $3.0 million of the Bank Facility can only be drawn for the payment of interest. As of October 31, 1998, Verio had made no borrowings under the Bank Facility.

     The Bank Facility sets forth covenants restricting, among other things, Verio's ability to borrow, to guarantee the debt of others, and to make borrowings at the subsidiary level. Verio is also limited in its ability to enter into transactions with affiliates, create liens on its assets, and make certain investments. In particular, Indebtedness (less cash), as defined in the Bank Facility, may not exceed 2.35 times annualized pro forma revenue for the most recent fiscal quarter. Verio's current indebtedness incurrence capacity is approximately 2.35 times its annualized pro forma revenue. Dividends and certain types of investments are prohibited, as are liens incurred for borrowed money. Borrowings under the Bank Facility are required to be paid down with the proceeds of new Indebtedness, certain asset sales, Excess Cash Flow (as defined in the Bank Facility), or the net proceeds from insurance claims. As of October 31, 1998, Verio is in compliance with the provisions of each of the material agreements under which it has incurred indebtedness.

     On May 12, 1998, Verio effected its IPO, selling 5,500,000 shares of Verio Common Stock for net proceeds of approximately $115.7 million after deducting underwriting discounts, commissions and expenses. Concurrently with the IPO, Verio completed the sale of 4,493,877 shares of Verio Common Stock to an affiliate of NTT for net proceeds of approximately $100.0 million. On June 15, 1998, pursuant to the partial exercise, at the request of the managing underwriters, of the over-allotment option granted to the underwriters in the IPO, Verio sold an additional 235,000 shares in the Over-Allotment Offering. The net proceeds from the Over-Allotment Offering were approximately $5.1 million after deducting underwriting discounts and commissions.

     As of September 30, 1998, Verio had approximately $245.9 million in cash and cash equivalents (excluding restricted cash). Subsequent to September 30, 1998, on November 25, 1998, Verio issued the November 1998 Notes, for net proceeds of approximately $389 million after deducting the initial purchasers' discount and expenses. Verio's business plan currently anticipates investments of approximately $325.0 million over the next 12 months for capital expenditures, currently anticipated acquisitions, operating losses and working capital, including approximately $176.0 million for the Merger. EBITDA losses increased from $(18.5) million for the nine months ended September 30, 1997 to $(38.4) million for the nine months ended September 30, 1998 despite an increase in revenue from $22.3 million for the nine months ended September 30, 1997 to $83.5 million for the nine months ended September 30, 1998. EBITDA as a percentage of revenue improved from (83%) to (46%) for the nine months ended September 30, 1997 and the nine months ended September 30, 1998, respectively. Cash flows from operations declined from $(20.5) million for the nine months ended September 30, 1997 to $(36.3) million for the nine months ended September 30, 1998. Cash flows from operations as a percentage of revenue improved from (92%) to (43%) from the nine months ended September 30, 1997 and 1998, respectively. Verio incurred $80.9 million in selling, general and administrative expenses during the nine months ended September 30, 1998 as it invested in scaleable systems, hiring and sales training, and network improvements, that it expects will result in incremental revenue at reduced incremental costs. Although Verio is seeking to reduce EBITDA losses as a percentage of revenue over time, there can be no assurance that Verio will be able to do so, or that the rate of any reduction in EBITDA losses will be as rapid as is being sought by Verio.

     Since the completion of substantially all of the Buyouts during the first six months of 1998, Verio has focused considerable effort on, and incurred significant expense in connection with, the consolidation of the ownership and management and integration of the operations of the ISPs it has acquired to date. During the three months ended September 30, 1998, Verio recorded one-time expenses totaling approximately $3.4 million primarily in connection with Verio's network and operational consolidation and integration strategy, including approximately $1.9 million primarily related to the elimination of approximately 250 positions which are no longer necessary due to the integration of these functions into Verio's national services, and other costs associated with personnel relocation and the cancellation of Internet access contracts and the closure of redundant POP facilities of acquired ISPs. Verio continues to incur costs for system upgrades and integration of TABNet's operations onto Verio's network, customer care, billing and financial systems, and expects to incur similar expenses associated with the integration of additional ISP and Web hosting operations it acquires (including Hiway). While Verio anticipates that these expenses could be significant, it also expects to derive significant long-term savings as a result of synergies resulting from telco and transit cost reductions, shared data centers, joint product development, shared infrastructure and increased economies of scale made possible by the consolidation and integration of its operations.

     Verio's anticipated expenditures are inherently uncertain and will vary widely based on many factors including operating performance and working capital requirements, the cost of additional acquisitions and investments, the requirements for capital equipment to operate Verio's business, and Verio's ability to raise additional funds. Accordingly, Verio may need significant amounts of cash in excess of its plan, and no assurance can be given as to the actual amounts of Verio's expenditures and additional capital requirements. Verio is constantly evaluating potential acquisition and other strategic transaction opportunities, which could significantly affect Verio's business plan and cash needs. Verio intends to use a significant portion of its cash for acquisitions, and will have to increase revenue without a commensurate increase in costs to generate sufficient cash to enable it to meet its debt service obligations as described above. There can be no assurance that Verio will have sufficient resources to fund its continued acquisition efforts, particularly if operating losses continue to increase or additional acquisition or other strategic opportunities become available, or that Verio will be able to successfully raise additional capital.

     Verio expects to meet its capital needs with cash on hand, proceeds from the sale, or issuance of capital stock, credit facilities (including the Bank Facility), lease financing, and additional debt. In the near term, Verio intends to use its excess cash and the Bank Facility, which provides for up to $70.0 million in credit until it matures on December 31, 1999. Over the longer term, Verio will be dependent on increased operating cash flows, and, to the extent cash flow is not sufficient, the availability of additional financing, to meet its debt service obligations. As an ongoing matter, Verio evaluates the potential sources of capital that may be available to it, including public and private sales of equity, the issuance of debt securities, bank financing, and other sources, taking into account market conditions, available terms, the current trading price of its stock, and other factors. There can be no assurance that Verio will be able to service its indebtedness. Insufficient funding may require Verio to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on Verio's growth and its ability to realize economies of scale. In addition, Verio's operating flexibility with respect to certain business activities is limited by covenants associated with its indebtedness. There can be no assurance that such covenants will not adversely affect Verio's ability to finance its future operations or capital needs or to engage in business activities that may be in the interest of Verio.

NEW ACCOUNTING STANDARDS

     During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130), No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131), and No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. During 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities (SOP 97-5) and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of these pronouncements did not and are not expected to have a significant effect on Verio's financial position or results of operations.

FORWARD-LOOKING STATEMENTS

     The statements included in the discussion and analysis above that are not historical fact are "forward-looking statements" (as such term is defined in the Reform Act). The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act apply to forward-looking statements made by Verio. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements addressing the timing, costs and scope of its acquisition of, or investments in, existing ISPs, the revenue and profitability levels of the ISPs in which it invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other statements regarding matters that are not historical facts, are only predictions. No assurance can be given that future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of Verio, which, although considered reasonable by Verio, may not be realized. Because of the number and range of the assumptions underlying Verio's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of Verio, some of the assumptions will not materialize and unanticipated events and circumstances may occur subsequent to the date of this report. These forward-looking statements are based on current expectations, and Verio assumes no obligation to update this information. Therefore, the actual experience of Verio and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by Verio, or any other person, that these estimates and projections will be realized and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                         CERTAIN TRANSACTIONS OF VERIO

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     On June 16, 1997, Verio made a loan in the amount of $100,000 to Peter Fritzinger, which Mr. Fritzinger repaid on July 21, 1997 with interest at the then current market rate.

OTHER TRANSACTIONS

     Brooks. On March 18, 1998, in response to an offer by Brooks, Verio and Brooks reached an agreement pursuant to which Verio agreed to repurchase the $50.0 million principal amount of Verio's 1997 Notes held by Brooks for an aggregate net purchase price of approximately $54.5 million, plus accrued interest. A portion of the proceeds from the sale of the 1998 Notes was used to effect the Refinancing.

     NTT. On May 15, 1998 (the date of the closing of the Verio IPO), pursuant to a Stock Purchase and Master Strategic Relationship Agreement, dated as of April 7, 1998, between Verio and NTT (the "NTT Stock Purchase Agreement"), NTT purchased 4,493,877 shares of Verio Common Stock from Verio for proceeds of approximately $100.0 million (the "NTT Investment"). Verio granted NTT certain registration rights with respect to the Verio Common Stock it had acquired. See "Description of Capital Stock -- Verio Registration Rights."


     Verio and NTT also entered into an Investment Agreement, dated as of April 7, 1998 (the "NTT Investment Agreement"), providing for certain arrangements effective from and after the consummation of the NTT Investment, some or all of which could have the effect of delaying, deferring or preventing a change of control of Verio. In particular, so long as NTT continues to hold at least 50% of the aggregate number of shares of Verio Common Stock acquired by it in connection with the NTT Investment, Verio has agreed to appoint an individual designated by NTT to the Verio Board. The initial NTT designee, Yukimasa Ito, will serve for an initial term ending as of the third annual stockholder meeting following the closing of the Verio IPO. Thereafter, for so long as NTT continues to meet the share ownership requirement, Verio has agreed, subject to certain exceptions, to nominate as a member of the Verio Board at each subsequent election of the applicable class of directors a person designated by NTT who will be subject to election by the stockholders of Verio. In addition, NTT has agreed on behalf of itself and its affiliates to certain "standstill" restrictions pursuant to which NTT and its affiliates may only make open market or privately negotiated purchases of additional voting securities (including Verio Common Stock) so long as the total holdings of NTT and its affiliates do not exceed 17.5% of Verio's fully diluted Verio Common Stock after taking into account such acquisition. The "standstill" obligations terminate five years after the consummation of the NTT Investment. NTT has also agreed, among other things, that it will not (i) solicit proxies or participate in a proxy solicitation or otherwise seek to influence voting with respect to Verio, (ii) call a stockholders meeting, or (iii) make any announcement or proposal for a tender offer that would result in NTT owning more than 17.5% of Verio Common Stock on a fully diluted basis. In addition, NTT has agreed that in connection with any offer or agreement by a third party to acquire over 30% of the voting power of Verio or over 50% of the assets or earning power of Verio (an "NTT Acquisition Proposal"), it will not transfer any securities of Verio in connection with an NTT Acquisition Proposal, unless such NTT Acquisition Proposal has been recommended by the Verio Board or the Verio Board has not publicly recommended against such NTT Acquisition Proposal within three months of the public announcement or presentation to the Verio Board of such NTT Acquisition Proposal.


     The NTT Investment Agreement also imposes certain limitations on NTT's ability to dispose of the shares of Verio Common Stock that it has acquired. NTT has granted to Verio certain rights of first offer and rights of first refusal which apply, under certain circumstances, in the event that NTT proposes to sell some or all of the shares that it has acquired. The specific terms of these rights vary depending upon the quantity of shares proposed to be sold and other terms of the proposed sale. The NTT Investment Agreement also precludes NTT from transferring Verio Common Stock to certain parties specified by Verio (which list may include no more than 15 specified parties at any one time) that are or are likely to become competitors of Verio or, subject to certain conditions, to any person that as a result of such transfer would beneficially own more than 10% of Verio Common Stock.

     In connection with the NTT Investment Agreement, Verio and NTT also entered into the OSP Agreement, under which Verio was designated as the preferred provider of Internet access and related services to customers of NTT America on a reseller basis, and Verio and NTT agreed to connect their backbones and establish a peering and transit relationship, and that Verio would provide NTT America with full back-office and engineering support. NTT America has agreed to pay Verio for the services provided by Verio at predetermined rates reflective of the strategic relationship between the parties, under which NTT is entitled to "most favored customer" status and pricing concessions. Under the OSP Agreement, NTT and Verio agreed to continue to negotiate the specific terms of these arrangements. See "Business of Verio -- NTT Strategic Relationship." Recently, NTT America and Verio have executed a further Strategic Partner Services Agreement setting forth the details for implementation of the specific technical and administrative aspects arising under the OSP Agreement. NTT America recently has launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand. Under the NTT Investment Agreement, NTT has designated three individuals to be employed by Verio in corporate development, technical and marketing positions to assist in implementing and carrying out the commercial relationship between Verio and NTT.

     VIANet. In May 1998, Verio consummated an additional equity investment in VIANet in which it purchased shares of VIANet's Series B Preferred Stock for an aggregate purchase price of $8.0 million, resulting in Verio's owning an approximately 16% equity position in VIANet. Verio has no right to acquire the remaining equity of VIANet. Although, with the iServer Acquisition and TABNet Acquisition, Verio gained a substantial international Web hosting presence, which would be considerably expanded with the consummation of the Merger, the Verio Board has determined that its investment in VIANet currently will be the primary component of its international expansion strategy in the Internet connectivity market in the near term. However, Verio also may pursue direct investments in certain international markets where appropriate opportunities exist. Verio believes that its indirect strategy through VIANet currently is the most effective means to leverage Verio's resources in pursuing Internet connectivity business internationally.

     A number of Verio's significant stockholders (including certain of The Centennial Funds and Norwest) are investors in VIANet. Mr. Jaschke serves as the Chairman of the Board of Directors of VIANet and Mr. Halstedt is a member of VIANet's Board of Directors.

                        PRINCIPAL STOCKHOLDERS OF VERIO


     The following table sets forth certain information as of October 31, 1998 with respect to the beneficial ownership of Verio Common Stock by (i) each stockholder known by Verio to own beneficially more than five percent, in the aggregate, of the outstanding shares of Verio Common Stock, (ii) each director and Named Executive Officer of Verio (as defined below), and (iii) all executive officers and directors as a group.


                                                                                          PERCENTAGE
                                                                NUMBER OF SHARES         BENEFICIALLY
                                                              BENEFICIALLY OWNED(1)        OWNED(1)
                                                              ---------------------   -------------------
                                                              PRIOR TO    ASSUMING    PRIOR TO   ASSUMING
HOLDERS                                                        MERGER      MERGER      MERGER     MERGER
-------                                                       ---------   ---------   --------   --------
Brooks Fiber Properties, Inc.(2)............................  5,369,131   5,369,131    15.96%     14.60%
425 Woods Mill Road South
Suite 300
Town & Country, Missouri 63017
Nippon Telegraph and Telephone Corporation(3)...............  4,493,877   4,493,877    13.64%     12.45%
Global Communications Headquarters
Tokyo Opera City Tower
20-2 Nishi-Shinjuku 3-chrome
Shinjuku-ku
Tokyo 163-14, Japan
Norwest Equity Partners V, L.P. ............................  4,301,250   4,301,250    13.06%     11.92%
245 Lytton Avenue
Palo Alto, California 94301
Providence Equity Partners, L.P. ...........................  3,055,693   3,055,693     9.28%      8.47%
50 Kennedy Plaza
Providence, Rhode Island 02903
Centennial Fund V, L.P.(4)..................................  2,302,303   2,302,303     6.99%      6.38%
1428 Fifteenth Street
Denver, Colorado 80202
Centennial Fund IV, L.P.(4).................................  2,159,105   2,159,105     6.55%      5.98%
1428 Fifteenth Street
Denver, Colorado 80202
Steven C. Halstedt(5).......................................         --         --        --         --
Herbert R. Hribar...........................................         --         --        --         --
Justin L. Jaschke(6)........................................    240,182    240,182      *          *
Estate of Mark D. Johnson(7)................................    130,000    130,000      *          *
James C. Allen(8)...........................................     30,435     30,435      *          *
Trygve E. Myhren(9).........................................     20,000     20,000      *          *
Paul J. Salem(10)...........................................      2,174      2,174      *          *
Stephen W. Schovee(11)......................................         --         --        --         --
George J. Still, Jr.(12)....................................         --         --        --         --
Arthur L. Cahoon(13)........................................         --    186,813        --       *
Yukimasa Ito(14)............................................         --         --        --         --
Chris J. DeMarche(15).......................................    102,819    102,819      *          *
Carla Hamre Donelson(16)....................................     55,250     55,250      *          *
Peter B. Fritzinger(17).....................................     42,174     42,174      *          *
All executive officers and directors as a group (13 persons
  prior to Merger, 14 persons after Merger)(18).............    559,121    745,934      1.69%      2.06%

---------------

  *  Less than 1%

 (1) Percentage of beneficial ownership is based on 32,941,678 total shares of Verio Common Stock outstanding as of October 31, 1998. Percentage of beneficial ownership after the Merger is based on 36,082,927 shares of Verio Common Stock outstanding, which includes the shares outstanding prior to the Merger identified above plus 3,141,249 shares of Verio Common Stock to be issued pursuant to the Merger, but excludes 1,778,820 shares of Verio Common Stock reserved for issuance relating to the assumption by Verio of options or warrants to acquire Hiway Common Stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Verio Common Stock subject to options or warrants owned by such person that are currently exercisable or exercisable within 60 days of October 31, 1998 are deemed outstanding; provided, that such shares are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

 (2) Includes warrants to acquire 704,160 shares of Verio Common Stock exercisable within 60 days. As a result of the acquisition of Brooks by WorldCom, which resulted in Brooks becoming a wholly owned subsidiary of WorldCom, WorldCom may be deemed to indirectly beneficially own the shares owned by Brooks.

 (3) Because the percentage of beneficial ownership following the Verio IPO reflected in this table is based on outstanding (not fully diluted) shares (see footnote 1), the ownership percentage shown for NTT is higher than the maximum percentage of fully diluted shares that NTT was permitted to purchase in the NTT Investment.

 (4) Does not include 71,205 shares of Verio Common Stock held by Centennial Entrepreneurs Fund V, L.P. ("Centennial Entrepreneurs"). Centennial Holdings V, L.P. ("Holdings V") is the sole general partner of Centennial Entrepreneurs and may be deemed to indirectly beneficially own such shares by virtue of its authority to make decisions regarding the voting and disposition of shares beneficially owned by Centennial Entrepreneurs. Centennial Fund V, L.P. ("Centennial V") disclaims beneficial ownership of the shares held by Centennial Entrepreneurs, and Centennial Entrepreneurs disclaims beneficial ownership of the shares held by Centennial V. In addition, Centennial V disclaims beneficial ownership of the shares held by Centennial Fund IV, L.P. ("Centennial IV"), and Centennial IV disclaims beneficial ownership of the shares held by Centennial V.

 (5) The sole General Partner of Centennial IV is Centennial Holdings IV, L.P. ("Holdings IV") and the sole General Partner of Centennial V is Holdings V. Holdings IV and Holdings V may be deemed to indirectly beneficially own the shares owned by Centennial IV and Centennial V, respectively. Mr. Halstedt is a general partner of Holdings IV and Holdings V and may be deemed to be the indirect beneficial owner of the shares owned by Centennial IV and Centennial V. Mr. Halstedt disclaims beneficial ownership of shares held by Centennial IV and Centennial V. In addition, this amount does not include 141,265 shares of Verio Common Stock held by Centennial Holdings I, L.L.C. ("Holdings LLC"), of which Mr. Halstedt is a unit holder. Centennial Holdings, Inc. ("Holdings Inc."), of which Mr. Halstedt is an officer and director, is the sole Managing Member of Holdings LLC and may be deemed to beneficially own shares directly beneficially owned by Holdings LLC. However, Mr. Halstedt, acting alone, does not have voting or investment power with respect to any of the shares directly held by either Holdings Inc. or Holdings LLC, and, as a result, Mr. Halstedt disclaims beneficial ownership of the shares held by Holdings LLC.

 (6) Includes options for 70,000 shares of Verio Common Stock exercisable within 60 days.

 (7) Includes options for 70,000 shares of Verio Common Stock exercisable within 60 days.

 (8) On April 6, 1998, Mr. Allen transferred 25,000 of his shares of Verio Common Stock to the James C. Allen Revocable Trust. In accordance with the rules of the Exchange Act, Mr. Allen is deemed to be the beneficial owner of such shares.

 (9) Includes options for 10,000 shares of Verio Common Stock exercisable within 60 days.

(10) Mr. Salem holds 2,174 shares of Verio Common Stock personally. The sole general partner of Providence Equity Partners L.P. ("Providence") is Providence Equity Partners LLC ("PEPLLC"). Mr. Salem is a member of PEPLLC and may be deemed to indirectly beneficially own the shares owned by Providence. Mr. Salem disclaims beneficial ownership of these shares.

(11) Telecom Partners L.P. ("Telecom") holds 936,666 shares of Verio Common Stock. Mr. Schovee is a general partner of Telecom and may be deemed to be the indirect beneficial owner of the shares owned by Telecom. Mr. Schovee disclaims beneficial ownership of shares held by Telecom.

(12) The sole general partner of Norwest Equity Partners V, L.P. ("Norwest") is Itasca Partners V ("Itasca"). Mr. Still is a general partner of Itasca and may be deemed to indirectly beneficially own the shares owned by Norwest. Mr. Still disclaims beneficial ownership of these shares.

(13) Includes the shares held of record by Pam Fitch as Trustee of the Arthur Logan Cahoon Grantor Retained Annuity Trust dated May 29, 1998 (see footnote (7) of "Principal Shareholders of Hiway") and assumes that Mr. Cahoon exercises his warrants to acquire Hiway Common Stock prior to the closing of the Merger. In the event that Mr. Cahoon exercises such warrants (which are to be assumed by Verio at the Effective Time) after the closing of the Merger, he will own 542,403 shares of Verio Common Stock (including 457,105 shares of Verio Common Stock issuable upon exercise of such warrants at the Option Exchange Ratio of 0.3940) representing 1.48% of Verio Common Stock.

(14) On September 11, 1998, options to purchase 30,000 shares of Verio Common Stock were issued to Mr. Ito. Mr. Ito assigned these options to NTT Rocky, Inc. on October 14, 1998. Mr. Ito disclaims beneficial ownership of these options. NTT Rocky, Inc. is affiliated with NTT, and NTT may be deemed to indirectly beneficially own these options.

(15) Includes options for 41,334 shares of Common Stock exercisable within 60 days.

(16) Includes options for 37,333 shares of Common Stock exercisable within 60 days.

(17) Includes options for 15,000 shares of Common Stock exercisable within 60 days.

(18) Includes options exercisable for 196,334 shares of Verio Common Stock (not including options held by Mr. Johnson's estate) for the calculation prior to the Merger. For the calculation after the Merger, also includes the shares held of record by Pam Fitch as Trustee of the Arthur Logan Cahoon Grantor Retained Annuity Trust dated May 29, 1998 (see footnote (13) above) and assumes that Mr. Cahoon exercises his warrants to acquire Hiway Common Stock prior to the closing of the Merger. In the event that Mr. Cahoon exercises such warrants (which are to be assumed by Verio at the Effective
     Time) after the closing of the Merger, all executive officers and directors as a group will beneficially own 1,101,524 shares of Verio Common Stock (including 457,105 shares of Verio Common Stock issuable upon exercise of such warrants at the Option Exchange Ratio of 0.3940 to Mr. Cahoon, and options exercisable for 196,334 shares of Verio Common Stock) representing 3.00% of Verio Common Stock.

                      MANAGEMENT OF VERIO AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS OF VERIO

     The directors and certain officers (including all executive officers) of Verio following consummation of the Merger are anticipated to be:

NAME                                 AGE                     POSITION(S)
----                                 ---                     -----------
Steven C. Halstedt(3)(4)...........  52    Chairman of the Board
Justin L. Jaschke(3)(4)............  40    Chief Executive Officer, Director
Herbert R. Hribar(3)...............  46    President and Chief Operating Officer, Director
James C. Allen(2)..................  52    Director
Trygve E. Myhren(1)(2)(4)..........  61    Director
Paul J. Salem......................  34    Director
Stephen W. Schovee(1)(2)...........  38    Director
George J. Still, Jr.(4)............  40    Director
Yukimasa Ito.......................  43    Director
Arthur L. Cahoon...................  42    Director
Sean G. Brophy.....................  39    Vice President of Corporate Development
James E. Cunningham................  41    Vice President of Sales and Marketing
Chris J. DeMarche..................  41    Chief Technical Officer
Carla Hamre Donelson...............  42    Vice President, General Counsel and Secretary
Peter B. Fritzinger................  40    Chief Financial Officer
Deb Mayfield Gahan.................  43    Vice President of Human Resources and
                                           Organizational Development
James M. Kieffer...................  37    Vice President of Customer Operations
Eric S. Hood.......................  45    Vice President of Engineering and Operations
Edward R. Milstein.................  40    Vice President and Chief Information Officer

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Executive Committee

(4) Member of Finance Committee

     All of the officers identified above serve at the discretion of the Verio Board. There are no family relationships between any persons identified above. There are currently two vacancies on the Verio Board. One vacancy is being reserved for the designee of Hiway pursuant to the Merger Agreement, which is expected to be filled by Arthur L. Cahoon at the Effective Time. See "The Merger Agreement -- Certain Covenants." The following are brief biographies of these individuals.

     Steven C. Halstedt has served as Chairman of the Board of Directors of Verio since Verio's inception in March 1996. Mr. Halstedt is a co-founder of The Centennial Funds. Mr. Halstedt has 17 years of direct venture capital experience and serves as a general partner of each of the Centennial Holdings' partnerships. Prior to co-founding The Centennial Funds in 1981, he was Executive Vice President and Director of Daniels & Associates, Inc., a private communications service company involved in cable television system operations. Mr. Halstedt is a member of the Board of Directors of Formus Communications, Inc., VIANet and WLL International, Inc. Mr. Halstedt was recently a director of Pluto Technologies International, Inc., Centennial Communications Corp., Masada Security Holdings, Inc. and Triax Communications Corp. He is also former Chairman of the Board of OneComm Corporation ("OneComm"), PageAmerica Group, Inc. and Orion Network Systems, Inc., all publicly traded telecommunications companies. Mr. Halstedt received a Bachelor of Science with distinction in management engineering from Worcester Polytechnic Institute, and earned a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth

College, where he was named an Edward Tuck Scholar. He attended the University of Connecticut School of Law. He was a Platoon Leader and Battalion Operations Officer in a U.S. Army Combat Engineer Battalion in Vietnam.

     Justin L. Jaschke has served as Chief Executive Officer of Verio since Verio's inception in March 1996. He is also a member of Verio's Board of Directors. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer for Nextel Communications ("Nextel") following its merger with OneComm in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from the time that he joined that company in April 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the Board of Directors of VIANet and also serves on the Board of Directors of Metricom, a leading wireless data communications provider, and on the Board of Directors of Dobson Communications, a rural cellular and local exchange provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions for PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke received a Bachelor of Science degree summa cum laude in mathematics from the University of Puget Sound and a Master of Science degree in management from the Sloan School of Management at MIT.

     Herbert R. Hribar has served as President and Chief Operating Officer of Verio since July 1998. Mr. Hribar joined Verio from Ameritech Corporation, where he served as President of Ameritech Corporation's cellular services business unit and was responsible for all aspects of the business, including strategy, marketing, sales, network, customer service, IT and business development. He was promoted to that position in 1997 after working for Ameritech for two years, first as Vice President of International Operations beginning in early 1995, and later as Managing Director of Ameritech Europe. He also served as Chairman and Chief Executive Officer of ADSB Telecommunications, a consortium of international telecommunications companies headed by Ameritech. Before joining Ameritech, Mr. Hribar served in various capacities with Sprint Corporation from 1988 to 1995, including as Vice President and General Manager at Sprint International, where he was responsible for the off-shore network planning, design, operations and information systems planning for Sprint's international voice, data, messaging and fax services as well as private data network systems. Mr. Hribar previously worked in senior management positions at GTE Telenet and served in the U.S. Navy. Mr. Hribar holds a Bachelor of Science degree in Ocean Engineering from the U.S. Naval Academy, a Master of Science degree in Civil Engineering from the University of Illinois, a Master of Business Administration from George Washington University and a Master of Science degree in Computer Science from Johns Hopkins University.

     James C. Allen has served as a director of Verio since May 1996. Mr. Allen served as CEO of Brooks Fiber Properties, Inc. until its recent acquisition by WorldCom. Mr. Allen has 25 years of experience as an entrepreneur, operator, financier, expert witness and advisor in cable television and broadband telecommunications. Prior to joining Brooks, he served as Chief Financial Officer and Chief Operating Officer of David Lipscomb University from which he holds a Bachelor of Science degree. Mr. Allen was a founder and former President, CFO and COO of Cencom Cable Associates, which was purchased by a subsidiary of Hallmark Cards, and a former Vice President of Operations of Telecom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries. Mr. Allen previously held positions as Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President of Finance for National Communications Service Corporation. Mr. Allen also is a director of MetroNet Communications Corp. ("MetroNet"), an LEC.

     Trygve E. Myhren has served as a director of Verio since April 1997. Mr. Myhren is President of Myhren Media, Inc., a private investment firm concentrating in media, telecommunications, software and Internet related and consumer products companies. From 1990 to 1996, Mr. Myhren was President and a director of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was an officer of American Television and Communications Corporation (ATC), the cable television subsidiary of Time, Inc. (now Time/Warner Cable), serving as Chairman and CEO from 1980 to 1988. Mr. Myhren also serves on the boards of The Providence Journal Company, Advanced Marketing Services, Peapod, Inc., CableLabs, J.D. Edwards, Inc., WNP, Inc., Founders Funds and The University of Denver. Previously, Mr. Myhren served as chairman of the

National Cable Television Association (NCTA), and also served on the boards of Turner Broadcasting Systems, Continental Cablevision, Inc., Citizens Bank and several internal Time, Inc. boards, including Home Box Office, Temple-Eastex and Time Magazine Group. He also served on the FCC's Advisory Committee on High Definition TV. Mr. Myhren has an undergraduate degree in political science and philosophy from Dartmouth and a Master of Business Administration from the Amos Tuck Graduate School at Dartmouth. He served three and one-half years as a naval officer with the U.S. Pacific Fleet.

     Paul J. Salem has served as a director of Verio since December 1996. Mr. Salem is a Managing Director of Providence Equity Partners, Inc., and is a partner of the general partner of Providence's private equity funds. Providence manages over $500 million in equity and specializes in communications and media investments. Mr. Salem has been responsible for many of Providence's investment activities, including its investments in competitive local exchange companies, enhanced specialized mobile radio, wireless data networks, radio representation, telecommunications infrastructure and other areas. He is currently a director of Interep National Radio Sales, Inc., MetroNet, Wired Ventures, Inc. and UniSite, Inc. Prior to joining Providence, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Previously, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included private placement financings, leveraged buyout transactions and establishing Prudential's European investment office. Mr. Salem received a Bachelor of Arts in business from Brown University and a Master of Business Administration from Harvard Business School.

     Stephen W. Schovee has been a director of Verio since Verio's inception in March 1996. Mr. Schovee serves as Managing Member of Telecom Partners, L.P. and Telecom Partners II, L.P. Mr. Schovee was previously co-founder, Chief Executive Officer and a director of OneComm from its inception until its merger with Nextel. Prior to that, Mr. Schovee was a Vice President of Centennial Holdings, the manager of The Centennial Funds, a Denver based venture capital fund with over $400 million of subscribed capital. Mr. Schovee was a partner in two of The Centennial Funds where he focused on telecommunications investments. Mr. Schovee is a special limited partner of Centennial Fund IV, L.P. and Centennial Fund V, L.P. He is a director of SMR Direct, WLL International, Inc., and Infobeat. Mr. Schovee received a Bachelor of Science degree in mechanical engineering from Bucknell University and a Master of Business Administration from The Wharton School.

     George J. Still, Jr. has been a director of Verio since Verio's inception in March 1996. Mr. Still, based in Palo Alto, California, is a Managing Partner of various Norwest Venture capital partnerships. From July 1984 until October 1989, he was a General Partner with The Centennial Funds based in Denver, Colorado. Prior to Centennial, Mr. Still was with Ernst & Whinney (now Ernst & Young) in San Francisco. Currently, he is a director of PeopleSoft, Inc. and 3Dfx Interactive, Inc., both public companies. In addition, he serves on the board of several private companies, including Metapath Software Corporation, Software Technologies Corp., ObjectStream, Inc., and Chordiant Software. Further, Mr. Still serves as a director of the National Venture Capital Association. He holds a Bachelor of Science degree in business administration from Pennsylvania State University and a Master of Business Administration from the Amos Tuck School at Dartmouth College.

     Yukimasa Ito has been a director of Verio since September 11, 1998. Mr. Ito is Vice President, Service Planning of NTT Worldwide Telecommunications Inc., a corporation specializing in providing various international telecommunications services to end-users. NTT Worldwide Telecommunications Inc. is a subsidiary of NTT which, in turn, is an affiliate of Verio. Mr. Ito has held his current position at NTT Worldwide Telecommunications Inc. since 1997, prior to which he was Vice President, Service Planning of NTTPC Communications, Inc. from 1994 to 1997 and Director, Corporate Planning of NTT America, Inc. from 1991 until 1994. Mr. Ito has worked for NTT or its subsidiaries since 1980. Mr. Ito holds a Bachelor of Engineering degree from Waseda University and a Master of Business Administration from the University of Washington. In 1990, Mr. Ito was a M.Sc. Sloan Fellow at Stanford University.

     Arthur L. Cahoon will be appointed to the Verio Board upon consummation of the Merger. Mr. Cahoon served as Chairman of the Hiway Board, CEO and a director of Hiway since May 1998. From October 1997 to May 1998, he was Chairman of Hiway Florida. Since March 1993, he has served as general partner of Rock Creek Partners, Ltd., an investment company, and executive vice president of James Dahl & Co., an

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

investment banking company. Since January 1995, Mr. Cahoon also has served as Executive Vice President of Timberland Investment Services, LLP, an investment management company, which he co-founded. In addition, from June 1995 to June 1996, he served as President of QuinStone Industries, inc., a manufacturing company. Prior to March 1993, Mr. Cahoon served as Executive Vice President and CFO of Cain & Bultman, Inc., a wholesale distributor. Mr. Cahoon holds a B.B.A. in accounting and finance from Stetson University.

     Sean G. Brophy has served as Vice President of Corporate Development since November 1997, and prior to that served as Vice President of Marketing and Business Development for Verio since joining Verio in May 1996. Mr. Brophy served as Vice President of Marketing for OneComm and then Nextel from 1994 to 1996. He worked at Northern Telecom from 1990 through 1994 in a variety of capacities, including strategic planning and product management, where he had global responsibilities for new products for Personal Communications Services. Prior to that he worked at Bell Northern Research, the research and development arm of Northern Telecom, designing telephone equipment and services ranging from the DMS-100 to key systems. While there he was awarded patent and design excellence awards. Mr. Brophy holds a Bachelor of Science degree in computer engineering from McMaster University, a Master of Science degree in electrical engineering from Carleton University and a Master of Science degree in management from the Sloan School of Management at MIT.

     James E. Cunningham was appointed as Verio's Vice President of Sales and Marketing in June 1998, after serving as the President of Verio's Northeast regional operations since December 1997. He assumed that role after acting as the President of Global Enterprise Services, Inc. (one of Verio's acquired ISPs) beginning in May 1997. Mr. Cunningham has 17 years of sales, marketing and general management experience with both established and early stage telecommunications companies. Mr. Cunningham most recently served as Senior Vice President of Sales and Marketing at U.S. One Communications, Inc. overseeing its eastern United States sales and service organization. Prior to joining U.S. One Communications in 1996, Mr. Cunningham spent 10 years with MCI. From 1995 to 1996, he served as Vice President, Sales & Marketing for network MCI Digital Imaging where he directed its Campus MCI program which provided Internet access and enhanced services for universities and local governments around the country. Mr. Cunningham holds a Bachelor of Science degree in Business Administration from Livingston University in Alabama.

     Chris J. DeMarche has been Chief Technical Officer of Verio since joining Verio in May 1996. From 1995 to 1996, Mr. DeMarche was CTO and Senior Vice President of Nextel, where he was credited with addressing many critical technology issues. From 1993 to 1995, he was Senior Vice President of Engineering and Technology at OneComm, where he was responsible for building a national engineering team and designing and implementing wireless communication networks. Mr. DeMarche also worked in advanced technology areas at PacTel Corporation and Hughes Aircraft Corporation and served in the U.S. Naval Submarine Force. Mr. DeMarche received his Master of Business Administration from UCLA in 1990, his Master of System Management from University of Southern California in 1986, and his Bachelor of Science from the United States Naval Academy in 1978.

     Carla Hamre Donelson has served as Vice President, General Counsel and Secretary of Verio since joining Verio in October 1996 from the law firm of Morrison & Foerster LLP, where she had practiced law since March 1987. She served as a partner in that firm's business department from 1990 and as head of the Denver business practice from 1993. While in private practice, Ms. Donelson was engaged in a general corporate and transactional practice, focused primarily on the communications and related technology industries, representing domestic and foreign entities in numerous financing, merger, acquisition, investment, and licensing transactions. She served as regular outside corporate counsel to OneComm and represented OneComm in connection with a variety of its SMR acquisitions as well as its merger with Nextel. Ms. Donelson received her Bachelor of Arts degree in molecular biology from the University of Colorado, her Juris Doctor degree from the University of Denver College of Law, and is a member of the Colorado Bar Association.

     Peter B. Fritzinger has served as Chief Financial Officer of Verio since June 1997. From September 1993 until June 1997, Mr. Fritzinger served as Chief Financial Officer of Louis Dreyfus Natural Gas Corp., an independent, publicly held oil and gas company headquartered in Oklahoma City. From 1991 to 1993, he was Vice President-Finance and Treasurer of Louis Dreyfus Energy Corp., a diversified, global enterprise with investments in oil and gas reserves and other petroleum-related industries. Mr. Fritzinger joined Louis Dreyfus Energy Corp. from J.P. Morgan, where he was a Vice President in its corporate finance group, having held various positions with Morgan Guaranty Trust Company of New York since 1980. Mr. Fritzinger received his Bachelor of Arts degree in math and psychology from Amherst College.

     Deb Mayfield Gahan has served as Vice President of Human Resources and Organizational Development for Verio since September 3, 1998. Prior to that, Ms. Gahan served as Vice President of Finance and Administration since joining Verio in May 1996. She brings with her ten years of extensive start-up and telecommunications experience. From 1994 to 1996, Ms. Gahan served as Vice President of Business Services and Controller for OneComm and then for Nextel following its acquisition of OneComm. From 1987 to 1994, she was Director of Business Operations and Controller for American Cellular Communications and then BellSouth Cellular Corp., a leading provider of cellular service in 15 states. In these positions, she was responsible for implementing cost-effective financial control systems, asset protection, revenue assurance, financial reporting, treasury and business process development. Ms. Gahan is a Certified Public Accountant and holds a Master of Business Administration from Mississippi College, as well as a Bachelor of Science in accounting from Mississippi State University.

     James M. Kieffer has served as Vice President of Customer Operations for Verio since joining Verio in July 1996. Previously, Mr. Kieffer served as Nextel's Vice President of Customer Operations responsible for customer care, billing, accounts receivable, and inventory management from August 1996. Prior to OneComm's merger with Nextel, Mr. Kieffer led the development of OneComm's customer care as Director of Customer Operations from January 1994 to August 1995. Prior to that, Mr. Kieffer served as National Customer Service Manager for Motorola's Land Mobile Products Sector. During his six years with Motorola, he held several key roles while developing a consolidated national customer care organization from March 1990 until January 1994. Prior to joining Motorola, Mr. Kieffer managed customer relations and accounts receivable for IBM. He received his Master of Business Administration from DePaul University and holds a Bachelor of Science in management from Illinois State University.

     Eric S. Hood has served as Vice President of Engineering and Operations since September 3, 1998, having previously served as President and CEO of NorthWestNet, Inc. Dr. Hood sits on the advisory board for several Internet industry organizations, including Trustworthy Systems/Computer Emergency Response Team (CERT), the top-level, international Internet security organization; the U.S. Department of Justice Working Group on Internet Security; and eCOMM Northwest, a regional consortium of businesses including Intel, Sequent, BC Tel and Nike, promoting Internet commerce in the Northwest. From 1992 through 1994, Dr. Hood served as President of FARNET, the national association of Internet service providers, telecommunications companies and network equipment manufacturers, and from 1993 through 1995, he served on the Steering Board for the U.S. Department of Energy's ESNet. Dr. Hood's research and development programs in science, computing and network communications have received funding support from the National Science Foundation, the U.S. Department of Energy, the U.S. Department of Education, US West and Digital Equipment Corporation, among others. Dr. Hood received his doctoral degree in Theoretical Chemistry from the University of California at Santa Barbara in 1983. He also held the research positions of Bantrell Fellow at the California Institute of Technology and Visiting Scientist at IBM's Thomas J. Watson Research Center.

     Edward R. Milstein has served as Vice President and Chief Information Officer since September 3, 1998. Mr. Milstein previously served as President and CEO of Compute Intensive d/b/a Network Intensive. Founded in 1991, Mr. Milstein oversaw the growth of Network Intensive into a leading, full service, business Internet access provider with customers throughout Southern California. Prior to 1991, Mr. Milstein served as area systems engineer for Sun Microsystems Computer Corporation, a leading provider of high performance UNIX hardware and software. From 1985 to 1987, Mr. Milstein was a software engineer for Hughes Aircraft, where he developed a training business focused on the UNIX and Networking industry. While earning his Bachelor of Science degree from the New Jersey Institute of Technology in 1984, Mr. Milstein began his first business venture as an independent consultant.

COMMITTEES OF THE VERIO BOARD

     The Verio Board has established an Executive Committee, a Finance Committee, a Compensation Committee and an Audit Committee. The Executive Committee is responsible for reviewing and, where appropriate, authorizing corporate action with respect to the conduct of the business of Verio between Board meetings. Actions taken by the Executive Committee must be submitted to the Board for review and ratification at the next meeting, except in those cases when the Verio Board has specifically delegated final decision-making authority to the Executive Committee. The Executive Committee is composed of Messrs. Halstedt, Jaschke and Hribar. The Finance Committee is responsible for reviewing and, where appropriate, authorizing certain corporate actions with respect to the finances of Verio and certain acquisitions of ISPs not involving the issuance of stock. The Finance Committee is composed of Messrs. Halstedt, Jaschke, Still and Myhren. The Compensation Committee is responsible for reviewing and establishing the compensation structure for Verio's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation. The Compensation Committee is composed of Messrs. Allen, Myhren and Schovee.

     The Verio Board also has established an Audit Committee consisting of Messrs. Myhren and Schovee. The Audit Committee will be comprised solely of independent directors and will be responsible for recommending the firm to be appointed as independent accountants to audit Verio's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of Verio's management and independent accountants with respect to Verio's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Verio Board.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

     The sole director of Merger Sub immediately prior to the Effective Time will become the sole director of the Surviving Company at the Effective Time until her successor has been duly elected and qualified or until her earlier resignation or removal. As a result, the current directors of Hiway will not be directors of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Company at the Effective Time until their respective successors have been duly appointed and qualified or until their earlier resignation or removal.

                     COMPENSATION OF DIRECTORS AND CERTAIN
                          EXECUTIVE OFFICERS OF VERIO

COMPENSATION OF VERIO DIRECTORS

     Each non-employee director of Verio receives an annual retainer fee of $5,000 and a fee of $1,000 for each meeting of the Verio Board attended in person or $500 for each meeting attended by telephone. The fee for Verio Board committee meetings is $500 per meeting. A director may elect to receive these payments in the form of Verio Common Stock. Upon consummation of the Verio IPO, each non-employee director was automatically granted an option to acquire 30,000 shares of Verio Common Stock at an exercise price per share equal to the fair market value of the Verio Common Stock at the date of grant. Such options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors elected or appointed to the Verio Board will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of Verio Common Stock with the same terms and conditions at an exercise price equal to the then fair market value of the Verio Common Stock. After the initial three year vesting period for such options, non-employee directors will receive automatic annual grants of options to acquire an additional 3,000 shares of Verio Common Stock at an exercise price equal to the fair market value of the Verio Common Stock at the date of grant. Such options will vest and become exercisable on the first anniversary of the grant date. In April 1998, Verio adopted a separate stock incentive plan under which options may be granted and shares of Verio Common Stock may be issued to non-employee directors in

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

accordance with these compensation arrangements. See "-- Stock Option and Incentive Plans -- 1998 Non-Employee Director Stock Incentive Plan."

EXECUTIVE COMPENSATION OF VERIO

     The following table sets forth certain summary information for the years ended December 31, 1997 and 1996, respectively, concerning the compensation paid and awarded to: (a) Verio's Chief Executive Officer and (b) Verio's four most highly compensated executive officers whose salaries and bonuses exceeded $100,000 who were serving as executive officers as of December 31, 1997 (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                       ANNUAL COMPENSATION          -----------------------
                                 --------------------------------   RESTRICTED   SECURITIES
                                 FISCAL                               STOCK      UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR(1)   SALARY($)     BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATIONS($)
  ---------------------------    -------   ---------     --------   ----------   ----------   ----------------
Justin L. Jaschke..............   1997      175,003       66,500      85,000           --              --
  Chief Executive Officer         1996      124,631(2)    44,867          --      240,000              --
Mark D. Johnson................   1997      113,337       50,603          --      200,000              --
  President and Chief             1996           --           --          --           --              --
  Operating Officer(3)
Chris J. DeMarche..............   1997      160,004       60,800      25,000       20,000              --
  Chief Technical Officer         1996      106,666(4)    38,215          --       70,000              --
Carla Hamre Donelson...........   1997      160,004       57,760          --       20,000              --
  Vice President, General         1996       26,320(5)    13,680      50,000       60,000          42,678(7)
  Counsel and Secretary
Peter B. Fritzinger............   1997       89,443(6)    31,287          --       75,000          70,267(8)
  Chief Financial Officer         1996           --           --          --           --              --

---------------

(1) Fiscal year 1996 covers the period from inception (March 1, 1996) to December 31, 1996.

(2) Reflects compensation paid to Mr. Jaschke commencing with his appointment as Chief Executive Officer in April 1996.

(3) Mr. Johnson, who served as Verio's President and Chief Operating Officer beginning in March 1997, died on March 9, 1998.

(4) Reflects compensation paid to Mr. DeMarche commencing with his appointment as Chief Technical Officer in May 1996.

(5) Reflects compensation paid to Ms. Donelson commencing with her appointment as Vice President, General Counsel and Secretary in October 1996.

(6) Reflects compensation paid to Mr. Fritzinger commencing with his appointment as Chief Financial Officer in June 1997.

(7) Represents the cost to Verio of tax reimbursements.

(8) Represents the cost to Verio of providing relocation benefits.

                         STOCK OPTIONS GRANTED IN 1997

     The following table contains information concerning the grant of stock options by Verio under Verio's stock option plans to the Named Executive Officers during the year ended December 31, 1997.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                            NUMBER OF     PERCENT OF                                     ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO       EXERCISE                        OPTION TERM($)(2)
                             OPTIONS     EMPLOYEES IN        PRICE        EXPIRATION     ----------------------
           NAME             GRANTED(#)    FISCAL YEAR    ($/SHARE)(1)        DATE           5%          10%
           ----             ----------   -------------   -------------   -------------   --------    ----------
Justin L. Jaschke.........        --            --             --             --              --            --
Mark D. Johnson...........   200,000         13.28%          6.00        May 11, 2007    754,674     1,912,491
Chris J. DeMarche.........    20,000          1.38%          6.75        Nov. 24, 2007    84,901       215,155
Carla Hamre Donelson......    20,000          1.38%          6.75        Nov. 24, 2007    84,901       215,155
Peter B. Fritzinger.......    75,000          5.18%          6.00        May 21, 2007    283,003       717,184

---------------

(1) All options were granted at an exercise price per share equal to at least the fair market value of the Verio Common Stock on the date of grant, as determined by the Verio Board.

(2) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent Verio's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Verio Common Stock holdings are dependent on the future performance of the Verio Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding the stock options exercised during the last fiscal year, the aggregate number of unexercised options to purchase Verio Common Stock granted in all years and held by them as of December 31, 1997, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Verio Common Stock) as of December 31, 1997:

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS
                                SHARES                        FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Justin L. Jaschke...........    60,000       1,280,000          --         180,000        380,000       3,600,000
Mark D. Johnson.............        --              --          --         200,000             --       3,400,000
Chris J. DeMarche...........        --              --      14,000          76,000        280,000       1,445,000
Carla Hamre Donelson........        --              --      12,000          68,000        240,000       1,285,000
Peter B. Fritzinger.........        --              --          --          75,000             --       1,275,000

---------------

(1) The value of options at year-end is based on an assumed fair market value of $23.00 per share of Verio Common Stock.

EMPLOYMENT AGREEMENTS

     As a general matter, Verio does not enter into employment agreements, and has not entered into employment agreements with any of its officers. Rather, the employment relationships with each officer are "at will." However, in connection with the initial employment of each officer, Verio and the officer executed an offer letter, in which the general compensation and benefits provided to the officer are outlined, including base salary, targeted annual bonus, option grants, employee benefits and severance. The amounts outlined in such offer letters are subject to change from time to time.

COMPENSATION PROTECTION AGREEMENTS

     Verio has entered into compensation protection agreements (the "Compensation Protection Agreements") with each of the Named Executive Officers and certain additional officers (collectively, the "Protected Officers") of Verio. Each of the Compensation Protection Agreements contain substantially similar terms. The form of Compensation Protection Agreement has been filed as an exhibit to Verio's Registration Statement of which this Proxy Statement/Prospectus is a part. The Compensation Protection Agreements are for a term of three years, subject to automatic yearly extensions. In no event will the Compensation Protection Agreements terminate within 12 months of a Change in Control of Verio. "Change in Control" includes the following:

          (a) An acquisition (other than directly from Verio) of any voting securities of Verio (the "Voting Securities") by any Person (as defined in the Exchange Act) immediately after which such Person has Beneficial Ownership (as defined in the Exchange Act) of 40% or more of the combined voting power of Verio's then outstanding Voting Securities. In determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition," as defined in the Compensation Protection Agreements, do not constitute an acquisition which would cause a Change in Control;

          (b) The individuals who, as of the date the Compensation Protection Agreements were approved by the Verio Board, are members of the Verio Board (the "Incumbent Verio Board"), cease for any reason to constitute at least a majority of the Verio Board (subject to certain provisos);

          (c) Approval by stockholders of Verio of a merger, consolidation or reorganization involving Verio, unless such merger, consolidation or reorganization (each, an "event") satisfies certain specified conditions;

          (d) Any other event that at least two-thirds of the Incumbent Verio Board determines constitutes a Change in Control; and

          (e) If a Protected Officer's employment is terminated prior to a Change in Control and the Verio Board determines that such termination was at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who subsequently effectuates a Change in Control, or occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then a Change in Control is considered to have occurred with respect to that Protected Officer.

     Upon termination within 12 months following a Change in Control, each Protected Officer will receive the following compensation and benefits:

          (i) If a Protected Officer's employment with Verio is terminated within 12 months following a Change in Control by Verio for Cause (as defined in the Compensation Protection Agreements) or by reason of the Protected Officer's Disability (as defined in the Compensation Protection Agreements), death or retirement, or by the Protected Officer other than for Good Reason (as defined in the Compensation Protection Agreements), then Verio must pay to the Protected Officer the Accrued Compensation (as defined below) due through the date of termination (the "Termination Date"). "Accrued Compensation" includes base salary, reimbursement for reasonable and necessary expenses incurred by the Protected Officer on behalf of Verio during the period ending on the Termination Date, and vacation pay.

          (ii) If a Protected Officer's employment is terminated within 12 months of a Change in Control for any other reason than specified above, the Protected Officer will receive:

             (A) his or her Accrued Compensation;

             (B) an amount equal to the product of a fraction, the numerator of which is the number of days in Verio's fiscal year through the Termination Date and the denominator of which is 365, and the bonus amount, which will be the greater of 100% of the last annual incentive payment paid or payable to the Protected Officer prior to the Termination Date, and the Protected Officer's incentive target for the fiscal year in which the Change in Control occurs (the "Bonus Amount");

             (C) an amount equal to two times the sum of the Protected Officer's annual base salary in effect immediately prior to the Change in Control, plus the Bonus Amount. However, the amount paid to Mr. Jaschke will be three times that sum;

             (D) until the third anniversary of the Termination Date, the same rights with respect to benefits provided by Verio, as were provided to the Protected Officer as of the Effective Date, or, if greater, at any time within 90 days preceding the date of the Change in Control; and

             (E) the immediate vesting and removal of all restrictions on any outstanding incentive awards granted to the Protected Officer under Verio's stock option and other stock incentive plans or arrangement.

     The Compensation Protection Agreements further provide that the Protected Officers are not required to mitigate the amount of any payment by seeking employment or otherwise. Protected Officers may be entitled to additional compensation or benefits in accordance with Verio's employee benefit plans and other applicable programs, policies and practices then in effect. The Compensation Protection Agreements contain a "gross-up" provision pursuant to which any Severance Payment, which would be subject to certain excise taxes occurring as a result of Change in Control, would include an additional gross-up payment resulting in the Protected Officer retaining an additional amount equal to excise tax.

STOCK OPTION AND INCENTIVE PLANS

  1996 Stock Option Plan

     The 1996 Stock Option Plan was adopted and approved by the Verio Board in May 1996 and by the stockholders of Verio in June 1996. In February 1998, the 1996 Stock Option Plan was amended, with the approval of the Verio Board, to reserve a total of 2,205,300 shares of Verio Common Stock for issuance under this plan. As of October 31, 1998, options to purchase 157,547 shares of Verio Common Stock granted under the 1996 Stock Option Plan had been exercised, options to purchase 1,743,158 shares of Verio Common Stock were outstanding and no additional options to purchase shares of Verio Common Stock remained available for grant. All options forfeited after the amendment to the 1996 Stock Option Plan was implemented in February 1998 result in availability under the 1998 Stock Incentive Plan and are no longer available for grant under the 1996 Stock Option Plan. The outstanding options were exercisable at a weighted average exercise price of $6.31 per share. Outstanding options to purchase an aggregate of 1,051,334 shares were held by employees who are not officers or directors of Verio. Of the 157,547 shares issued upon exercise of options, a total of 48,250 were issued upon exercise prior to their respective exercise vesting dates, as permitted by the terms of the 1996 Stock Option Plan. As a result, these shares are subject to repurchase by Verio at their respective exercise prices, until the date on which they would have become exercisable. The 1996 Stock Option Plan will terminate in 2006, unless sooner terminated by the Verio Board.


     The Verio Board has delegated administration of the 1996 Stock Option Plan to its Compensation Committee. The Compensation Committee is constituted to comply with the rules under Rule 16b-3 of the Exchange Act. Awards under the 1996 Stock Option Plan may consist of (i) options to purchase Verio Common Stock that are designed to qualify, under Section 422 of the Code, as "incentive stock options" ("Incentive Stock Options"), or (ii) options to purchase Verio Common Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").


     The Compensation Committee has discretion to grant Incentive Stock Options to employees and officers (including directors who are employees) of Verio or any Affiliate (as defined in the 1996 Stock Option Plan) of Verio and Non-Qualified Stock Options to employees, officers, directors or consultants of Verio and its Affiliates. The Compensation Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of Verio or an Affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the exercise price may not be less than 85% of the fair market value of the underlying shares on the grant date. As of October 31, 1998, no such below-market grant has been made.

     During an optionee's lifetime, an Incentive Stock Option is exercisable only by the optionee and no Incentive Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution. During an optionee's lifetime (or a transferee pursuant to a qualified domestic relation order), a Non-Qualified Stock Option is exercisable only by the optionee and no Non-Qualified Stock Option may be transferred by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relation order satisfying the requirements of the prior version of Rule 16b-3 under the Exchange Act. An optionee whose continuous status as an employee, director or consultant of Verio terminates for any reason (other than termination because of death or disability) may exercise, in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or such longer or shorter period as specified in the Option, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee becomes disabled, the Options vested as of the date of disability may be exercised prior to the earlier of such Option's specified expiration date or 12 months from the date of the optionee's disability, or such longer or shorter period as specified in the Option. In the event the optionee dies, the Options vested as of the date of death may be exercised prior to the earlier of such Option's specified expiration date or 18 months from the date of the optionee's death, or such longer or shorter period as specified in the Option.

     In the event of (i) a dissolution or liquidation of Verio, (ii) a merger or consolidation in which Verio is not the surviving corporation, (iii) a reverse merger in which Verio is the surviving corporation but the shares of Verio's outstanding Verio Common Stock immediately prior to such merger are converted into other property, whether in the form of securities, cash or otherwise, or
(iv) any other capital reorganization in which Verio's stockholders receive less than 50% of the outstanding voting shares of the surviving corporation: (a) any surviving corporation shall assume any Options outstanding under the 1996 Stock Option Plan; (b) such Options shall continue in full force and effect; or (c) the Options shall terminate if not exercised prior to such event.

  1997 California Stock Option Plan

     Verio's 1997 California Stock Option Plan (the "1997 California Plan") was adopted by the Verio Board in February 1997, and approved by Verio's stockholders in April 1997. In February 1998, the 1997 California Plan was amended, with the approval of the Verio Board, to reserve a total of 795,400 shares of Verio Common Stock for issuance under this plan. This amendment has been approved by Verio's stockholders. As of October 31, 1998, options to purchase 320 shares of Verio Common Stock had been exercised under the 1997 California Plan, options to purchase 542,751 shares of Verio Common Stock were outstanding and there were no options available for grant as the remaining options were transferred to the 1998 Stock Incentive Plan (as defined below). The outstanding options were exercisable at a weighted average exercise price of $12.10 per share. Outstanding options to purchase an aggregate of 515,251 shares were held by employees who are not officers or directors of Verio, and the remaining outstanding options to purchase 70,000 shares are held by Mr. Johnson's estate.

     The 1997 California Plan may be administered by the Verio Board or the Compensation Committee (either, the "1997 Plan Administrator"). The 1997 California Plan provides for the granting to employees of Verio and of its subsidiaries or parent corporations of Incentive Stock Options, and for the granting to employees and independent contractors of Non-Qualified Stock Options. The 1997 Plan Administrator has the power to determine the terms of the Options granted, including the exercise price, number of shares subject to the Option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 California Plan are not transferable by the optionee other than by will or by the laws of descent or distribution, and each Option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all Incentive Stock Options granted under the 1997 California Plan must be at least equal to the fair market value, as determined by the Verio Board, of the Verio Common Stock on the grant date. The exercise price of all Non-Qualified Stock Options granted under the 1997 California Plan must be at least 85% of the fair market value, as determined by the 1997 Plan Administrator, of the Verio Common Stock on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power or value of all classes of Verio's outstanding capital stock, the exercise price of any Incentive Stock Option or Non-Qualified Stock Option granted must equal at least 110% of the fair market value of the Verio Common Stock on the grant date and the term of the Option must not exceed five years. The term of all other Options granted under the 1997 California Plan may not exceed ten years. The consideration for exercising any Option may consist of cash, check, shares of Verio Common Stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the Options or any combination thereof as specified in the agreement evidencing the Option.

     The 1997 California Plan provides that in the event of a merger of Verio with or into another corporation or a consolidation, sale of substantially all of Verio's assets or like transaction involving Verio in which Verio's stockholders before the transaction do not retain a majority interest in Verio, each Option may be assumed or an equivalent Option may be substituted by a successor corporation. If the successor corporation chooses not to assume the Options under the 1997 California Plan, the Options not otherwise exercisable will terminate immediately prior to the consummation of the transaction.

     Unless terminated sooner, the 1997 California Plan will terminate automatically in 2007. The Verio Board has the authority to amend, suspend or terminate the 1997 California Plan, subject to stockholder approval of certain amendments, and provided no such action may affect any share of Verio Common Stock previously issued and sold or any Option previously granted under the 1997 California Plan without the optionee's consent.

  1998 Stock Incentive Plan


     Verio's 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"), which was adopted by the Verio Board in February 1998, was amended and restated as of March 19, 1998 and has been approved by Verio's stockholders to reserve 6,199,300 shares of Verio Common Stock for issuance under the 1998 Stock Incentive Plan, together with (i) any shares of Verio Common Stock available for future awards under the 1997 California Plan as of the Verio IPO, and (ii) any shares of Verio Common Stock represented by Awards under the 1996 Stock Option Plan and the 1997 California Plan (the "Prior Plans"), that are forfeited, expire or are cancelled following the Verio IPO. In connection with the adoption of the 1998 Stock Incentive Plan, the Verio Board determined that Verio will limit the issuance of 1998 Awards (as defined below) under the 1998 Stock Incentive Plan such that the aggregate number of shares subject to 1998 Awards granted under the 1998 Stock Incentive Plan and the Prior Plans will not at any time exceed 15% of the Verio's outstanding fully-diluted equity. From and after Verio's IPO, all further option grants, including the Hiway Options assumed by Verio in the Merger, will be made solely under the 1998 Stock Incentive Plan.


     As of October 31, 1998, options to purchase 34,968 shares of Verio Common Stock had been exercised under the 1998 Stock Incentive Plan, options to purchase 2,280,807 shares of Verio Common Stock were outstanding, and options to purchase an additional 3,883,525 shares of Verio Common Stock remained available for grant. The outstanding options were exercisable at a weighted average exercise price of $16.75 per share. Outstanding options to purchase an aggregate of 1,372,103 shares were held by employees who are not officers or directors of Verio.

     The purpose of the 1998 Stock Incentive Plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants of Verio and its related entities and to promote the success of Verio's business. The 1998 Stock Incentive Plan provides for the granting to employees of Incentive Stock Options and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights ("1998 Awards") to employees, directors and consultants of Verio and its related entities.

     With respect to 1998 Awards granted to directors or officers, the 1998 Stock Incentive Plan is administered by the Verio Board or a committee designated by the Verio Board constituted to permit such 1998 Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. With respect to 1998 Awards granted to other participants, the 1998 Stock Incentive Plan is administered by the Verio Board or a committee designated by the Verio Board. In each case, the respective plan administrator shall determine the provisions, terms and conditions of each 1998 Award, including, but not limited to, the 1998 Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of Verio Common Stock or other consideration) upon settlement of the 1998 Award, payment contingencies and satisfaction of any performance criteria.

     Incentive Stock Options are not transferable by the optionee other than by will or the laws of descent or distribution, and each Incentive Stock Option is exercisable during the lifetime of the optionee only by such optionee. Other 1998 Awards shall be transferable to the extent provided in the agreement evidencing the 1998 Award.

     The exercise price of Incentive Stock Options must be at least equal to the fair market value of the Verio Common Stock on the date of grant, and the term of the option must not exceed ten years. The term of other 1998 Awards will be determined by the respective plan administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of Verio's outstanding capital stock, the exercise price of any Incentive Stock Option must equal at least 110% of the fair market value of the Verio Common Stock on the grant date and the term of the option must not exceed five years. The exercise price or purchase price, if any, of other 1998 Awards will be such price as determined by the respective plan administrator, but not less than 85% of the fair market value of the stock. The consideration to be paid for the shares of Verio Common Stock upon exercise or purchase of a 1998 Award will be determined by the respective plan administrator and may include cash, check, shares of Verio Common Stock or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the 1998 Award.

     Where the 1998 Award agreement permits the exercise or purchase of a 1998 Award for a certain period of time following the recipient's termination of service with Verio, disability or death, such 1998 Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of such 1998 Award, whichever occurs first.

     Unless terminated sooner, the 1998 Stock Incentive Plan will terminate automatically in 2008. The Verio Board has the authority to amend, suspend or terminate the 1998 Stock Incentive Plan, subject to stockholder approval of certain amendments, and provided no such action may affect 1998 Awards previously granted under the 1998 Stock Incentive Plan unless agreed to by the affected grantees.

  1998 Employee Stock Purchase Plan

     Verio's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Verio Board in February 1998 and has been approved by Verio's stockholders. The Stock Purchase Plan was subsequently amended and restated as of April 13, 1998. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of Verio with an opportunity to purchase Verio Common Stock through payroll deductions. An aggregate of 3,000,000 shares of Verio Common Stock has been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Verio Common Stock or the capital structure of Verio. All employees of Verio (and employees of "subsidiary corporations" and "parent corporations" of Verio (as defined by the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees of Verio are eligible to participate in the Stock Purchase Plan, subject to a six-month waiting period after hiring. Non-employee directors, consultants and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 12 months. The initial Purchase Period begins on the effective date of the Stock Purchase Plan, which is the effective date of Verio's Registration Statement relating to the Verio IPO, and ends on May 14, 1999. Additional Purchase Periods will commence each May 15 and November 15. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on November 14, 1998. Thereafter, Accrual Periods will commence each May 15 and November 15. Exercise Dates are the last day of each Accrual Period. In the event of a merger of Verio with or into another corporation, the sale of all or substantially all of the assets of Verio, or certain other transactions in which the stockholders of Verio before the transaction own less than 50% of the total combined voting power of Verio's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.


     On the first day of each Purchase Period, a participating employee is granted a purchase right, which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period, during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Verio Common Stock. The price per share at which shares of Verio Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (i) 85% of the fair market value of the Verio Common Stock on the date of the grant of the option (the commencement of the Purchase Period), or (ii) 85% of the fair market value of the Verio Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on both Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Verio Common Stock is lower than the fair market value of the Verio Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.


     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay and bonuses, exclusive of overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Verio Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 1,250 shares. Certain additional limitations on the amount of Verio Common Stock which may be purchased during any calendar year are imposed by the Code.

     The Stock Purchase Plan will be administered by the Verio Board or a committee designated by the Verio Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

  1998 Non-Employee Director Stock Incentive Plan

     In April 1998, the Verio Board adopted the 1998 Non-Employee Director Stock Incentive Plan (the "1998 Non-Employee Director Plan"), under which the total number of shares available for grant is equal to 550,000 shares of Verio Common Stock, in order to provide for option grants and stock issuances to members of the Verio Board who are not employees of Verio in accordance with the compensation guidelines described in "-- Compensation of Verio Directors." The 1998 Non-Employee Director Plan has been approved by Verio's stockholders. Options to purchase 210,000 shares of Verio Common Stock were granted to non-employee directors. As of October 31, 1998, options to purchase an additional 340,000 shares of Verio Common Stock remained available for grant.

     The purposes of the 1998 Non-Employee Director Plan are to attract and retain the best available non-employee directors, to provide them additional incentives, and to promote the success of Verio's business. The 1998 Non-Employee Director Plan establishes two programs for the grant of awards to non-employee directors: the Automatic Option Grant Program and the Stock Fee Program (the "Non-Employee Director Awards").

     Under the Automatic Option Grant Program, each of the six non-employee directors serving on the Verio Board automatically at the time of the Verio IPO were granted an option to acquire 30,000 shares of Verio Common Stock at an exercise price per share equal to the fair market value of the Verio Common Stock at the date of grant. These options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors appointed to the Verio Board also will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of Verio Common Stock with the same terms and conditions at an exercise price equal to the then fair market value of the Verio Common Stock. After the initial three year vesting period for such options, each non-employee director will receive automatic annual grants of options to acquire an additional 3,000 shares of Verio Common Stock at an exercise price equal to the fair market value of the Verio Common Stock at the date of grant. Such options will vest and become fully exercisable on the first anniversary of the grant date.

     Each automatic option grant will have a term of eight years and will be transferable to the extent provided in the agreement evidencing the option. The consideration for exercising an option may consist of cash, check, shares of Verio Common Stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option or any combination thereof. In the event of a merger of Verio with or into another corporation, a sale of substantially all of Verio's assets, a person becoming more than a 50% owner of Verio or a like transaction involving Verio in which Verio's stockholders before the transaction do not retain a majority interest in Verio, immediately prior to the transaction, one-third of the shares subject to the options to purchase 30,000 shares of Verio Common Stock will vest and become exercisable and all of the shares subject to the options to purchase 3,000 shares of Verio Common Stock will vest and become exercisable. Upon consummation of such transaction all such options will terminate, unless they are assumed by the successor company. In the event of a hostile takeover of Verio or change in the majority of the Verio Board through contested elections, the vesting of all such options will likewise accelerate as described above, but the options will remain exercisable according to their terms.

     Under the Stock Fee Program, each non-employee director will be eligible to apply all or any portion of the annual retainer and meeting fees otherwise payable in cash to the non-employee director to the acquisition of shares of Verio Common Stock. The non-employee director must make the stock purchase election prior to the start of the calendar year for which the election is to be in effect. The first year for which such elections may be made is 1999. On the first trading day following the due date for payment of a portion of the annual retainer fee or the date of any meeting in a calendar year for which the election is effective, the portion of the annual retainer or meeting fee subject to such election automatically will be applied to the acquisition of shares of Verio Common Stock by dividing the selected dollar amount by the then fair market value per share of the Verio Common Stock. The number of issuable shares will be rounded down to the next whole share.

     The 1998 Non-Employee Director Plan is administered by the Verio Board or a committee designated by the Verio Board (either, the "1998 Plan Administrator") constituted to permit Non-Employee Director Awards to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 thereunder. The 1998 Plan Administrator shall approve forms of the Non-Employee Director Award agreement for use under the Plan, determine the terms and conditions of Non-Employee Director Awards, and construe and interpret the terms of the 1998 Non-Employee Director Plan and Non-Employee Director Awards granted pursuant thereto.

     Unless terminated sooner, the 1998 Non-Employee Director Plan will terminate automatically in 2008. The Verio Board has the authority to amend, suspend or terminate the 1998 Non-Employee Director Plan, subject to stockholder approval of certain amendments, and provided no such action may affect Non-Employee Director Awards previously granted under the 1998 Non-Employee Director Plan unless agreed to by the affected non-employee directors.

401(k) PLAN

     In January 1997, Verio implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of Verio's employees who have at least one month of service with Verio and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. Verio may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 20% vested in these Verio contributions after one year of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Verio to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Verio, if any, will be deductible by Verio when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options. Verio made no contributions to the 401(k) Plan in 1996 or in 1997. Verio does not presently expect to make any contributions to the 401(k) Plan during fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Chairman of the Compensation Committee is Mr. Schovee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 1997, or at any other time, an officer or employee of Verio. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Verio Board or the Compensation Committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Verio Certificate and Bylaws provide that Verio shall indemnify to the fullest extent permitted by Section 145 of the DGCL, as it now exists or as amended, all directors and officers pursuant thereto. The Verio Certificate and Bylaws also authorize Verio to indemnify its employees and other agents, at its option, to the fullest extent permitted by Section 145, as it now exists or as amended. Verio entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in Verio's charter documents. These agreements, among other things, provide for the indemnification of Verio's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Verio, arising out of such person's services as a director or officer of Verio, any subsidiary of Verio or any other company or enterprise to which such person provides services at the request of Verio to the fullest extent permitted by applicable law. Verio believes that these provisions and agreements will assist Verio in attracting and retaining qualified persons to serve as directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. The Verio Certificate provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Verio pursuant to the provisions contained in the Verio Certificate and Bylaws, the DGCL or otherwise, Verio has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Verio of expenses incurred or paid by a director, officer or controlling person of Verio in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Verio Common Stock being registered hereunder, Verio will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Verio has purchased and maintains insurance on behalf of the officers and directors insuring them against liabilities that they may incur in such capacities or arising out of such status.

                               BUSINESS OF HIWAY

     Hiway is a leading global provider of Web hosting and related enhanced Internet services to small and medium sized businesses. With over 91,000 Web hosting accounts worldwide, Hiway believes that it is currently the largest provider of business Web hosting services, as measured by number of Web hosting accounts. Hiway focuses on delivering high-quality, reliable and flexible services that are backed by 24x7 customer support and can be scaled to host millions of Web sites. Hiway's services enable its customers to deploy, expand and update Web sites more rapidly and cost-effectively than internally developed solutions. Hiway offers its solutions directly, through VARs and through OEMs. Hiway's OEMs include three of the five RBOCs.

     Hiway's services are designed to provide small to medium sized businesses with the high performance, scalability, flexibility and expertise they need to deploy a Web presence or expand its functionality cost effectively. Hiway's services utilize a redundant, high-speed, secure, proprietary network architecture and a fault tolerant hosting platform, monitored on a 24x7 basis through two Hiway NOCs. This enables Hiway to offer its customers a 99.9% uptime service level warranty. In addition, Hiway has developed various proprietary operating system level tools to facilitate a high customer to server ratio, allowing Hiway to host over 2,000 Web sites on a single server. Hiway also utilizes various proprietary technologies to improve the back-end processing and customer interface components of its solutions, allowing customers to order, change and manage their Web hosting accounts easily and flexibly, regardless of their level of technical expertise. To meet its customers' needs, Hiway offers Web hosting services on a range of operating systems and computing platforms:
Silicon Graphics, Intel and Sun Microsystems. Hiway expects to offer Windows NT-based Web hosting services commencing in the fourth quarter of 1998.

     Hiway seeks to maximize market share by utilizing three distribution channels -- direct sales, VARs and OEM partnerships. In addition to driving direct sales through the use of traditional media and online marketing campaigns, Hiway has developed a global VAR network consisting of over 1,800 value-added resellers that resell Hiway's services to customers located in more than 100 countries. Hiway has also recently commenced the distribution of its services through OEM partners, which include three of the five RBOCs. Hiway believes that these relationships present a significant opportunity to penetrate the large, established customer bases of these OEMs.

     Hiway was formed in May 1998 through the merger of Best, which was incorporated in September 1994, and Hiway Florida, which was incorporated in April 1995. Prior to the Best/Hiway Merger, Hiway Florida was a leading provider of shared server Web hosting domestically and, through its established network of VARs, internationally. Hiway Florida had also begun to expand its distribution channels by entering into relationships with RBOCs and other OEMs. Best was a leading provider of shared server Web hosting bundled with dial-up Internet access in the California market prior to such merger, and also offered stand-alone high-speed Internet connectivity and co-location Web hosting services. The Best/Hiway Merger was accounted for as a pooling of interests. Primarily as a direct or indirect result of the Best/Hiway Merger, Hiway wrote off approximately $395,000 of related merger costs in the second quarter of 1998, including approximately $204,000 of legal costs, $89,000 of accounting costs and $102,000 of travel and miscellaneous costs. In 1997 and the first quarter of 1998, Hiway Florida had revenues of $10.4 million and $4.3 million, respectively, and Best had revenues of $15.8 million and $4.5 million, respectively. At March 31, 1998, Hiway Florida had approximately 49,000 Web hosting accounts and Best had approximately 29,000 Web hosting accounts.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF HIWAY

    The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of Hiway and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hiway" included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1997, and the consolidated balance sheet data as of December 31, 1996 and 1997, are derived from consolidated financial statements of Hiway that, except as they relate to the financial statements of Hiway Florida for the period from April 6, 1995 (date of inception) to December 31, 1995 and for the year ended December 31, 1996, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to the financial statements of Hiway Florida for the period from April 6, 1995 (date of inception) to December 31, 1995 and for the year ended December 31, 1996, have been audited by De Meo, Young, McGrath & Company, P.A., independent accountants, and are included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of operations data for the three months ended March 31, June 30, September 30 and December 31, 1997, and March 31, June 30 and September 30, 1998, and the consolidated balance sheet data as of December 31, 1995 and September 30, 1998, are derived from unaudited consolidated financial statements that are not included herein. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of Hiway's management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly, in all material respects, the financial condition and results of operations for such periods and as of such dates. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results to be expected for the entire year.

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,     -------------------
                                                --------------------------   MAR. 31,   JUNE 30,
                                                 1995     1996      1997       1997       1997
                                                ------   -------   -------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues......................................  $2,011   $12,217   $26,185    $5,371     $6,164
                                                ------   -------   -------    ------     ------
Operating costs and expenses:
 Cost of revenues.............................     231     3,233     7,213     1,577      1,789
 Sales and marketing..........................     154     2,555     3,589       626        756
 Product development and systems
   engineering................................      97     1,005     2,112       353        485
 General and administrative...................   2,068     4,641     8,400     1,579      1,814
                                                ------   -------   -------    ------     ------
       Total operating costs and expenses.....   2,550    11,434    21,314     4,135      4,844
                                                ------   -------   -------    ------     ------
Income (loss) from operations.................    (539)      783     4,871     1,236      1,320
Interest and other income (expense), net......     (11)     (190)      (75)      (18)         9
                                                ------   -------   -------    ------     ------
Income (loss) before provision (benefit) for
 income taxes.................................    (550)      593     4,796     1,218      1,329
Provision (benefit) for income taxes..........       1         1       361        91        103
                                                ------   -------   -------    ------     ------
       Net income (loss)......................  $ (551)  $   592   $ 4,435    $1,127     $1,226
                                                ======   =======   =======    ======     ======
       Pro forma net income (loss)(1).........  $ (551)  $   560   $ 2,871    $  737     $  794
                                                ======   =======   =======    ======     ======
Historical net income (loss) per share(2)
 -- Basic.....................................  $(0.03)  $  0.02   $  0.15    $ 0.04     $ 0.04
 -- Diluted...................................  $(0.03)  $  0.02   $  0.13    $ 0.03     $ 0.04
Pro forma net income (loss) per share(2)
 -- Basic.....................................  $(0.03)  $  0.02   $  0.10    $ 0.02     $ 0.03
 -- Diluted...................................  $(0.03)  $  0.02   $  0.08    $ 0.02     $ 0.02
Shares used in computing basic net income
 (loss) per share(2)..........................  16,871    25,878    30,020    29,599     29,966
Shares used in computing diluted net income
 (loss) per share(2)..........................  16,871    28,509    34,877    33,529     34,816

                                                                  THREE MONTHS ENDED
                                                ------------------------------------------------------
                                                SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                                  1997        1997       1998       1998       1998
                                                ---------   --------   --------   --------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues......................................   $6,918      $7,732     $8,844     $9,666     $10,563
                                                 ------      ------     ------     ------     -------
Operating costs and expenses:
 Cost of revenues.............................    1,766       2,081      2,475      2,813       2,951
 Sales and marketing..........................      898       1,309      1,365      1,396       1,990
 Product development and systems
   engineering................................      581         693        717        639         758
 General and administrative...................    2,239       2,768      3,027      4,001       4,344
                                                 ------      ------     ------     ------     -------
       Total operating costs and expenses.....    5,484       6,851      7,584      8,849      10,043
                                                 ------      ------     ------     ------     -------
Income (loss) from operations.................    1,434         881      1,260        817         520
Interest and other income (expense), net......       (6)        (60)        62        (40)        (47)
                                                 ------      ------     ------     ------     -------
Income (loss) before provision (benefit) for
 income taxes.................................    1,428         821      1,322        777         473
Provision (benefit) for income taxes..........      107          60        176        (77)         --
                                                 ------      ------     ------     ------     -------
       Net income (loss)......................   $1,321      $  761     $1,146     $  854     $   473
                                                 ======      ======     ======     ======     =======
       Pro forma net income (loss)(1).........   $  848      $  492     $  792     $  464     $   473
                                                 ======      ======     ======     ======     =======
Historical net income (loss) per share(2)
 -- Basic.....................................   $ 0.04      $ 0.03     $ 0.04     $ 0.02     $  0.01
 -- Diluted...................................   $ 0.04      $ 0.02     $ 0.03     $ 0.03     $  0.01
Pro forma net income (loss) per share(2)
 -- Basic.....................................   $ 0.03      $ 0.02     $ 0.03     $ 0.01     $  0.01
 -- Diluted...................................   $ 0.02      $ 0.02     $ 0.03     $ 0.01     $  0.01
Shares used in computing basic net income
 (loss) per share(2)..........................   29,968      30,549     31,156     33,447      35,809
Shares used in computing diluted net income
 (loss) per share(2)..........................   35,155      35,675     36,063     36,537      37,776

                                                                    DECEMBER 31,
                                                              -------------------------   SEPT. 30,
                                                               1995     1996     1997       1998
                                                              ------   ------   -------   ---------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   55   $1,588   $ 5,672    $ 3,569
Working capital (deficiency)................................    (503)     389     4,169        (90)
       Total assets.........................................   1,243    9,539    19,467     26,677
Long-term debt and capital lease obligations, less current
 portion....................................................      22      778     5,197      5,136
       Total stockholders' equity...........................     487    4,969     8,957     12,056

---------------

(1) See Note 18 of Notes to Consolidated Financial Statements of Hiway for an explanation of the determination of pro forma net income (loss), which reflects a provision for income taxes as if Hiway Florida was a corporation subject to income taxes.

(2) See Note 19 of Notes to Consolidated Financial Statements of Hiway for an explanation of the computation of per share data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF HIWAY

     The following discussion and analysis is based on the historical and pro forma results of Hiway. See "Consolidated Financial Statements of Hiway" for the basis of presentation. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made by Hiway. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Hiway, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors -- Forward-Looking Statements."

OVERVIEW

     Hiway is a leading global provider of Web hosting and related enhanced Internet services to small and medium sized businesses. With over 108,000 Web hosting accounts worldwide, Hiway believes that it is currently the largest provider of business Web hosting services, as measured by number of Web hosting accounts. Hiway focuses on delivering high-quality, reliable and flexible services that are backed by 24X7 customer support and can be scaled to host millions of Web sites.

     Hiway was formed in May 1998 through the merger of Best, which was incorporated in September 1994, and Hiway Florida, which was incorporated in April 1995. Prior to the Best/Hiway Merger, Hiway Florida was a leading provider of shared server Web hosting domestically and, through its established network of VARs, internationally. Hiway Florida had also begun to expand its distribution channels by entering into relationships with RBOCs and other OEMs. Best was a leading provider of shared server Web hosting bundled with dial-up Internet access in the California market prior to such merger, and also offered stand-alone high-speed Internet connectivity and co-location Web hosting services. In 1997 and the first quarter of 1998, Hiway Florida had revenues of $10.4 million and $4.3 million, respectively, and Best had revenues of $15.8 million and $4.5 million, respectively. At March 31, 1998, Hiway Florida had approximately 49,000 Web hosting accounts and Best had approximately 29,000 Web hosting accounts. Hiway currently expects to focus on shared server Web hosting, both stand-alone and bundled with dial-up Internet access, and to de-emphasize stand-alone high-speed Internet connectivity and co-location Web hosting services. The Best/Hiway Merger was accounted for as a pooling of interests, and accordingly all prior financial statements have been restated to combine the results of Best and Hiway Florida. Primarily as a direct or indirect result of the Best/Hiway Merger, Hiway wrote off approximately $395,000 of related merger costs in the second quarter of 1998, including approximately $204,000 of legal costs, $89,000 of accounting costs and $102,000 of travel and miscellaneous costs. See Notes 1 and 4 of Notes to Consolidated Financial Statements of Hiway included elsewhere in this Proxy Statement/Prospectus.

     Hiway is in the process of completing leasehold improvements in a 70,000 square foot state-of-the-art data center and headquarters facility in Boca Raton, Florida, which will replace its existing facility in Boca Raton. Leasehold improvements, equipment and other capital expenditures for this facility are expected to aggregate up to $5.5 million, of which approximately $4.5 million had been spent by September 30, 1998. Following the completion of this facility, Hiway will maintain two NOCs, one in Boca Raton and one in Mountain View, California. Hiway believes that its two data centers will be adequate to scale its domestic business for at least the next two years. Rather than build international data centers, Hiway expects to lease data center space in Europe, Japan and South America as Hiway's customer base grows in these geographic regions. As a result, Hiway expects that future capital expenditures will occur only incrementally as Hiway's business expands.

     Hiway derived approximately 18.7% of its revenues internationally in the first nine months of 1998 and expects that this percentage will increase over the next several years. Although a portion of international customers purchase services online directly from Hiway, Hiway markets and sells shared server Web hosting to international customers and services these customers primarily through its indirect distribution channel comprised of Premier Partners and VARs. Premier Partners are VARs that are responsible for building Hiway's brand in their local markets through marketing programs and by establishing a network of additional VARs. Hiway has ownership stakes in five of its 11 Premier Partners -- Germany (20%), Japan (35%), France (25%), Spain (20%) and the United Kingdom
(60%) -- for which it has paid an aggregate of $370,000. Hiway grants its Premier Partners and VARs substantial discounts from Hiway's retail prices on the services they resell to their customers, and the Premier Partners and VARs are responsible for localizing Hiway's services and providing technical support and other services to their customers. Hiway denominates its sales to VARs and Premier Partners in U.S. dollars. Thus, fluctuations in the value of the U.S. dollar relative to the currency of a given country may make Hiway's services more or less profitable and therefore more or less attractive to VARs selling in that country.

     Hiway derives its revenues primarily from ongoing monthly fees and one-time setup fees for Web hosting and, to a lesser extent, from similar fees for high-speed Internet connectivity and enhanced Internet services. Hiway advertises in traditional and online media to attract potential customers. As a result, to date, Hiway has derived a significant majority of its accounts from inbound requests from potential customers. Hiway also markets its services through over 1,800 international and domestic VARs and through OEMs, including three RBOCs and SwissCom (a European telecommunications company), which offer Hiway an opportunity to derive revenue from the large established customer bases of these companies. In addition, Hiway is in discussions with a number of other telecommunications companies regarding possible establishment of distribution relationships. Although Hiway contemplates significant increases in advertising in order to attempt to grow sales through its direct sales channel, Hiway anticipates that an increasing percentage of its revenues will be derived from sales through its VARs and OEMs. Because sales to VARs and OEMs are made at a discount to Hiway's retail prices for similar services, they result in lower gross margins to Hiway than direct sales; however, sales and marketing expenses for these reseller channels are significantly less than such expenses for direct sales. As a result, Hiway expects that, to the extent the portion of its new customer base from these indirect reseller channels increases, this increase will have a positive effect on its operating margin.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain selected items in Hiway's consolidated statements of operations as a percentage of revenues for the periods indicated. This information has been derived from Hiway's unaudited consolidated financial statements, which, in the opinion of Hiway's management, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements of Hiway and Notes thereto included elsewhere in this Statement/Prospectus. The operating results in any quarter are not necessarily indicative of the results for any future period.

                                                               THREE MONTHS ENDED
                                  ----------------------------------------------------------------------------
                                  MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                    1997       1997       1997        1997       1998       1998       1998
                                  --------   --------   ---------   --------   --------   --------   ---------
Revenues........................   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
                                   -----      -----       -----      -----      -----      -----       -----
Operating costs and expenses:
  Cost of revenues..............    29.3       29.0        25.5       26.9       28.0       29.1        27.9
  Sales and marketing...........    11.7       12.3        13.0       16.9       15.5       14.5        18.8
  Product development and
     systems engineering........     6.6        7.9         8.4        9.0        8.1        6.6         7.2
  General and administrative....    29.4       29.4        32.4       35.8       34.2       41.4        41.2
                                   -----      -----       -----      -----      -----      -----       -----
          Total operating costs
            and expenses........    77.0       78.6        79.3       88.6       85.8       91.6        95.1
                                   -----      -----       -----      -----      -----      -----       -----
Income from operations..........    23.0       21.4        20.7       11.4       14.2        8.4         4.9
Interest and other income
  (expense), net................    (0.3)       0.2        (0.1)      (0.8)       0.7       (0.4)       (0.4)
                                   -----      -----       -----      -----      -----      -----       -----
Income before provision
  (benefit) for income taxes....    22.7       21.6        20.6       10.6       14.9        8.0         4.5
Provision (benefit) for income
  taxes.........................     1.7        1.7         1.5        0.8        2.0       (0.8)         --
                                   -----      -----       -----      -----      -----      -----       -----
Net income......................    21.0%      19.9%       19.1%       9.8%      12.9%       8.8%        4.5%
                                   =====      =====       =====      =====      =====      =====       =====

     Revenues. Revenues consist primarily of customer fees for Web hosting and, to a lesser extent, customer fees for high-speed Internet connectivity and enhanced Internet services. Customers typically pay recurring monthly fees and one-time set-up fees for Web hosting and enhanced Internet services and for high-speed Internet connectivity. Monthly fees are generally billed for, and recognized ratably over, the one or three-month billing period selected by a customer, and one-time set-up fees are typically recognized at the time the set-up services are performed.

     Hiway's revenues increased sequentially each quarter from $5.4 million to $6.2 million to $6.9 million to $7.7 million to $8.8 million to $9.7 million and to $10.6 million in the quarters ended March 31, June 30, September 30, and December 31, 1997 and March 31, June 30, and September 30, 1998, respectively. International revenues increased sequentially each quarter from $809,000 to $952,000 to $1.2 million to $1.3 million to $1.6 million to $1.9 million and to $2.0 million, a compound quarterly growth rate of 13.8%, while domestic revenues increased sequentially from $4.6 million to $5.2 million to $5.7 million to $6.4 million to $7.2 million to $7.8 million and to $8.6 million, a compound quarterly growth rate of 9.4%. As a result, the percentage of Hiway's revenues derived internationally increased from 15.1% to 15.4% to 17.7% to 17.5% to 18.5% to 21.0% then decreasing to 18.7% during the comparison periods.

     Substantially all of this growth in revenues resulted from increases in the number of Hiway's Web hosting accounts, which totaled approximately 44,000, 52,000, 59,000, 68,000, 78,000, 91,000 and 108,000 at March 31, June 30,
September 30, and December 31, 1997 and March 31, June 30, and September 30, 1998, respectively. Hiway did not materially alter the pricing of its various Web hosting or high-speed Internet connectivity services during the comparison periods; however, certain shifts in distribution and service mix served to reduce Hiway's overall average selling price. During these periods, shared server Web hosting

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

revenues from direct sales, which are made at Hiway's retail prices, grew less rapidly than shared server Web hosting sales to VARs and OEMs, which are made at a significant discount from Hiway's retail prices. Sales to VARs and OEMs represented 10.5%, 13.0%, 15.3%, 18.7%, 19.1%, 20.4% and 23.7% of Hiway's
revenues in the quarters ended March 31, June 30, September 30, and December 31, 1997 and March 31, June 30, and September 30, 1998, respectively, while revenues from direct sales represented 89.5%, 87.0%, 84.7%, 81.3%, 80.9%, 79.6% and 76.8%
respectively. Sales to OEMs, although growing, represent only 3.3% of revenues in the quarter ended September 30, 1998. Overall average selling price during the comparison periods was also reduced by the fact that revenues from shared server Web hosting (with or without dial-up access) grew more rapidly than revenues from high-speed Internet connectivity, which have higher monthly fees. Shared server Web hosting revenues increased from 73.3% of Hiway's revenues in the first quarter of 1997 to 86.9% of its revenues in the third quarter of 1998, while high-speed Internet connectivity revenues decreased from 17.8% of Hiway's revenues in the first quarter of 1997 to 13.1% of its revenues in the third quarter of 1998. Hiway does not plan to devote significant resources to marketing stand-alone high-speed Internet connectivity services.

     In the future, as competition for Web hosting services becomes more intense, Hiway may find that competitive pressures will force it to reduce the prices of its services, although Hiway may be able to mitigate such pressures by incorporating more features into those services. Also, if OEMs and VARs, as expected, continue to represent an increasing percentage of Hiway's revenues, Hiway's average revenues per shared server Web hosting account will decline.

     Cost of Revenues. Hiway's cost of revenues is comprised primarily of Hiway's Internet connectivity costs, salaries and benefits for Hiway personnel responsible for provisioning customer accounts and providing customer service and technical support, depreciation of Hiway's servers and network equipment, the cost of third-party equipment sold by Hiway and merchant fees on credit card transactions. Hiway's cost of revenues increased from $1.6 million to $1.8 million to $1.8 million to $2.1 million to $2.5 million to $2.8 million and to $3.0 million in the quarters ended March 31, June 30, September 30 and December 31, 1997 and March 31, June 30, and September 30, 1998, respectively, and represented 29.3%, 29.0%, 25.5%, 26.9%, 28.0%, 29.1% and 27.9% of revenues, respectively. The increases in cost of revenues in absolute dollars were primarily the result of increased Internet connectivity costs, increased salaries and benefits for customer support personnel and increased depreciation of server and network equipment, all of which tend to grow as revenues grow. Hiway's cost of revenues remained relatively constant as a percentage of revenues during the comparison periods. The increase in percentage from the third quarter of 1997 to the second quarter of 1998 was primarily the result of increased headcount in the customer support organization in anticipation of growth in the number of Web hosting accounts and increased Internet connectivity costs related to Hiway's expansion into the Los Angeles Basin. Hiway expects that its cost of revenues may continue to increase as a percentage of revenues to the extent competitive pressures cause it to reduce prices or increase features and as Hiway derives a greater percentage of its revenues from OEMs and VARs, which purchase at discounts from Hiway's retail prices. The decreases in gross margin that would result may be offset in part by the fact that the depreciation on Hiway's leasehold improvements and equipment at its new data center and headquarters in Boca Raton, Florida will decrease as a percentage of revenues as revenues grow and that, if Hiway develops significantly more Internet traffic, it may be able to negotiate lower costs for certain types of Internet connectivity.

     Sales and Marketing. Hiway's sales and marketing expenses are comprised primarily of salaries and benefits for Hiway's sales and marketing personnel, print and online advertising costs associated with Hiway's marketing efforts and costs for trade shows. After increasing gradually in absolute dollar terms in the quarters ended March 31, June 30 and September 30, 1997, Hiway's sales and marketing expenses jumped significantly in the quarter ended December 31, 1997 both in absolute dollars and as a percentage of total revenues as a result of increased advertising designed to accelerate the rate of customer growth. Hiway's sales and marketing expenses continued to increase minimally in absolute dollars in the first two quarters of 1998 and increased in absolute dollars and as a percentage of sales in the third quarter of 1998 as Hiway began a more aggressive advertising program. Hiway's cost of acquiring new direct sales customers increased each quarter in 1997 as it sought to attract not only technologically sophisticated "early adopters" but also more mainstream small and medium sized businesses, but decreased in each of the first two quarters of 1998 as a result of more efficient

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

marketing campaigns. Hiway's cost of acquiring customers then increased again in the third quarter of 1998 as the result of a more broad based advertising campaign designed to build brand identity and accelerate growth. Hiway expects sales and marketing expenses to continue to increase significantly in absolute dollar terms and, at least through the end of 1998, as a percentage of revenues, as Hiway continues to focus on customer growth and to advertise more heavily and in more expensive broad based publications and online. To the extent revenue growth does not justify continued increases in advertising and promotion expenses, Hiway may elect to reduce the rate of growth of such expenses.

     Product Development and Systems Engineering. Hiway's product development and systems engineering expenses are comprised almost entirely of salaries and benefits for Hiway's product development and systems engineering organizations, which focus on enhancing and administering the functionality and breadth of Hiway's Web hosting platforms and enhanced Internet service offerings. Product development and systems engineering expenses increased each quarter through the first quarter of 1998 in absolute dollars, primarily as a result of hiring additional personnel, and also increased as a percentage of revenues from the first quarter of 1997 through the fourth quarter of 1997. Product development and systems engineering expenses decreased as a percentage of revenues in the first and second quarters of 1998 and in absolute dollars in the second quarter of 1998, although Hiway also capitalized approximately $108,000 of costs in the second quarter of 1998 in connection with the development of a Windows NT Web hosting platform. Product development costs increased again in the third quarter of 1998 in absolute dollars and as a percentage of sales as a result of increased headcount. Hiway expects that product development and systems engineering expenses will increase in absolute dollars as Hiway continues to develop new service offerings and enhance its network infrastructure and operations but will not increase significantly as a percentage of revenues if revenues increase at the rate expected.

     General and Administrative. Hiway's general and administrative expenses are comprised primarily of salaries and benefits for Hiway's executive, administrative, human resources, financial and accounting personnel, Hiway's occupancy costs and other overhead, depreciation on Hiway's leasehold improvements, furniture and fixtures, fees for Hiway's outside professional advisers and the allowance for bad debts. The increases in general and administrative expenses in absolute dollars and as a percentage of revenues during 1997 were primarily the result of increased salaries and benefits for personnel as well as increases in fees for outside professional advisers and depreciation. In the first quarter of 1998, Hiway experienced a significant increase in rent as a result of its new Blue Lake facility, but general and administrative expenses still declined as a percentage of revenues. In the second quarter of 1998, general and administrative expenses again increased in absolute dollars and as a percentage of revenues due to the first full quarter of occupancy costs at Hiway's new Florida facilities, an increase in salaries and benefits for personnel, fees for outside professional advisers, and charges relating to the merger with Hiway Florida. General and administrative expenses increased in the third quarter of 1998 due to a slight increase in headcount and charges relating to the sale of the company to Verio. Hiway expects that general and administrative expenses will increase in absolute dollars but will begin to decline as a percentage of revenues if revenues increase at the rate expected.

     Provision for Income Taxes. Best's effective income tax rate during 1997 approximated 7.5%. The effective income tax rate differed from the statutory federal rate of 34% as Hiway Florida did not pay taxes at the corporate level during the comparison periods because it operated as a Subchapter S corporation. Best had an effective tax rate of 18.0% throughout 1997, which differed from the statutory rate primarily as a result of a change in the deferred tax valuation allowance. In the first quarter of 1998, Best's effective tax rate was 13.3%, which differed from the federal statutory rate primarily as a result of the use of net operating loss carryforwards. In the second quarter of 1998, Best's effective tax rate was a credit of 10%, which differed from the federal statutory rate primarily as a result of a tax benefit that resulted from Hiway Florida's conversion from a Subchapter S corporation to a Subchapter C corporation. Hiway did not record a provision for income taxes in the third quarter of 1998 as Hiway anticipates accruing one-time initial public offering ("Hiway IPO") expenses and expenses related to the Merger of approximately $7.0 million in the fourth quarter of 1998, thereby reducing fiscal 1998 tax liability.

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

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

     Revenues. Hiway's revenues increased 508% from $2.0 million in 1995 to $12.2 million in 1996 and increased an additional 114% to $26.2 million in 1997. The rapid revenue increases from 1995 to 1997 resulted primarily from Hiway's success in increasing its number of Web hosting accounts, which totaled approximately 35,000 and 68,000 at the end of 1996 and 1997, respectively. Hiway also acquired the assets and ongoing operations of two Internet service providers in July 1996, which resulted in incremental revenues of approximately $900,000 in 1996. Price and service mix changes did not have significant effects on revenues between the comparison periods. Hiway's revenues increased 57.3% from $18.5 million in the first nine months of 1997 to $29.1 million in the first nine months of 1998 primarily as a result of Hiway's success in increasing its number of Web hosting accounts, which totaled approximately 59,000 and 108,000 at September 30, 1997 and 1998, respectively.

     Cost of Revenues. Cost of revenues increased from $231,000 in 1995 to $3.2 million in 1996 and to $7.2 million in 1997. The rapid increase in costs of revenues from 1995 to 1996 resulted primarily from (a) increased connectivity costs of approximately $1.3 million necessary to support a rapidly growing customer base and implement redundancy in Hiway's network connectivity, (b) increased depreciation of servers and network equipment and (c) increased technical support personnel. In 1997, Hiway continued to increase its connectivity and support costs in absolute dollars (to approximately $3.1 million) but began to experience a slight decrease in such costs as a percentage of revenues as Hiway achieved some operating leverage in its support personnel. Cost of revenues increased 58.8% from $5.1 million in the first nine months of 1997 to $8.1 million in the first six months of 1998 primarily due to increases in Internet connectivity costs, technical support salaries and benefits and depreciation of servers and network equipment.

     Sales and Marketing. Hiway's sales and marketing expenses increased from $154,000 in 1995 to $2.6 million in 1996 and $3.6 million in 1997. These increases were primarily the result of hiring additional sales and marketing personnel, which contributed approximately $41,000, $1.6 million and $2.0 million to sales and marketing expenses in 1995, 1996 and 1997, respectively, and expanding marketing and advertising programs in connection with Hiway's efforts to create national, international and regional brands, which contributed approximately $113,000, $1.0 million and $1.6 million to sales and marketing expenses in 1995, 1996 and 1997, respectively. The decline in sales and marketing expenses as a percentage of revenues from 20.9% in 1996 to 13.7% in 1997 was primarily a result of a slowing in the growth rate of Hiway's advertising and promotion expenses. Hiway's sales and marketing expenses increased 113.0% from $2.3 million in the first nine months of 1997 to $4.9 million in the first nine months of 1998 primarily as a result of increases in expenditures for sales and marketing personnel and marketing and advertising expenditures.

     Product Development and Systems Engineering. Product development and systems engineering expenses increased from $97,000 in 1995 to $1.0 million in 1996 and $2.1 million in 1997. These increases were primarily the result of payroll increases. Product development and systems engineering expenses increased as a percentage of revenues from 4.8% in 1995 to 8.2% in 1996 and then remained relatively constant at 8.1% in 1997. Product development and systems engineering expenses increased from $1.4 million in the first nine months of 1997 to $2.1 million in the first nine months of 1998 as a result of increased expenditures for product development and systems engineering personnel.

     General and Administrative. General and administrative expenses increased from $2.1 million in 1995 to $4.6 million in 1996 to $8.4 million in 1997. These increases were primarily the result of increases in headcount, occupancy costs and the provision for bad debts, which generally increases as a percentage of revenues. Occupancy costs contributed approximately $155,000, $346,000 and $856,000 to general and administrative expenses in 1995, 1996 and 1997, respectively, and the provision for bad debts contributed approximately $8,000, $423,000 and $1.5 million to general and administrative expenses in 1995, 1996 and 1997, respectively. The significant increase in Hiway's provision for bad debts corresponds with the increase in revenues from $2 million in 1995 to $26.2 million in 1997. Hiway's provision reflects the proportion of accounts which are expected to be bad debts based on past experience and is calculated using a percentage of revenues that is consistent with historical results and is updated monthly. General and administrative expenses decreased as a percentage of revenues from 102.8% in 1995 to 38.0% in 1996 and 32.1% in 1997. General and

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

administrative expenses increased from $5.6 million in the first nine months of 1997 to $11.4 million in the first nine months of 1998, primarily as a result of increased expenditures on salaries and benefits for an increased number of administrative personnel, occupancy costs, provision for bad debts, and charges relating to the merger with Hiway Florida and the sale of the company to Verio.

     Provision for Income Taxes. Hiway recorded a $1,000 tax provision for both 1995 and 1996 for minimum state income taxes. No other income taxes were payable since Best incurred losses during these periods and Hiway Florida operated as a Subchapter S corporation. During 1997, Hiway Florida continued to operate as a Subchapter S corporation and therefore paid no tax at the corporate level. In 1997, Best had a provision for income taxes of $361,000, which represented an effective tax rate of 18.0% for Best and 7.5% for Hiway as a combined company. The effective tax rate differed from the federal statutory rate of 34.0% primarily as a result of a change in Hiway's deferred tax valuation allowance. During the first nine months of 1998, Hiway had a provision for income taxes of $99,000, which represented an effective tax rate of 3.4%. The effective tax rate differed from the federal statutory rate of 34.0% primarily as a result of the use of net operating loss carryforwards and the tax benefit that resulted from Hiway Florida's conversion from a Subchapter S corporation to a Subchapter C corporation and from Hiway anticipating the accrual of $7.0 million of one-time Hiway IPO costs and costs related to the Merger in the fourth quarter of 1998, thereby reducing fiscal 1998 tax liability.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Hiway has financed its operations primarily through private sales of equity securities and debt issuances, cash generated from operating activities and various types of equipment loans and lease lines.

     Hiway generated $92,000, $1.9 million, $6.5 million and $6.1 million in cash from operations in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. Net cash provided by operations in 1995 resulted primarily from increases in accounts payable and other liabilities mostly offset by Hiway's net loss for the year. For each of the other periods, net cash provided by operations resulted primarily from Hiway's net income plus non-cash depreciation, amortization and doubtful accounts expenses, coupled with increases in deferred revenue, partially offset by increases in accounts receivable.

     Net cash used in investing activities in 1995, 1996, 1997 and the nine months ended September 30, 1998 was $1.0 million, $4.8 million, $5.5 million and $8.3 million, respectively. Net cash used for investing activities in these periods resulted almost entirely from expenditures for network and computer equipment and leasehold improvements and investments in Hiway's network infrastructure and, in 1996, cash used to acquire two Internet service providers and in 1998 from expenditures to build out Hiway's Blue Lake facility.

     Cash provided by financing activities in 1995, 1996 and 1997 was $1.0 million, $4.4 million and $3.1 million, respectively, and was almost entirely the result of private sales of equity securities and, in 1996 and 1997, $0.8 million and $5.9 million, respectively, of net debt issuances, offset in 1996 and 1997 by distributions to shareholders of Hiway Florida, a Subchapter S corporation, of $125,000 and $3.0 million, respectively. Hiway did not have any material financing activities in the nine months ended September 30, 1998.

     At September 30, 1998, the principal source of liquidity for Hiway was $3.6 million of cash and cash equivalents. As of that date, Hiway also had aggregate principal amount of $5 million in 5% Senior Unsecured Notes (the "Notes") outstanding. The Notes bear interest at 5% until January 1, 2000 and then bear interest at 9% through maturity at December 31, 2002. Interest payments on the Notes are due quarterly, and the outstanding principal balance is due at maturity. The Notes may be prepaid at the option of Hiway after December 1999, subject to certain conditions, at a premium of ten percent. At September 30, 1998, Hiway had no material commitments for capital expenditures but expects such expenditures to be approximately $1.0 million in the remainder of 1998. Hiway also has minimum lease obligations of between $800,000 and $1.2 million annually for the next five years. Hiway believes that its existing cash and cash equivalents, and any cash generated from operations will be sufficient to fund its operating activities, capital expenditures and other obligations through at least the next 18 months. Hiway may not be successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts on terms acceptable to Hiway. The failure of Hiway to raise capital when needed could have a material adverse effect on Hiway's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current shareholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Hiway Common Stock.

FACTORS AFFECTING RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Hiway has experienced significant fluctuations in its results of operations on a quarterly and an annual basis. Hiway expects to continue to experience significant fluctuations in its quarterly and annual results of operations due to a variety of factors, many of which are outside Hiway's control. These factors include: (a) demand for and market acceptance of Hiway's services; (b) introductions of products or services by Hiway and its competitors; (c) reliable continuity of service and network availability; (d) the ability to increase bandwidth as necessary; (e) the mix of services sold by Hiway; (f) provisions for customer discounts and credits; (g) customer retention; (h) the timing and success of marketing efforts and service introductions by Hiway and its VARs and OEMs; (i) the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations; (j) the introduction by third parties of new Internet and networking technologies; (k) increased competition in Hiway's markets; (l) changes in the pricing policies of Hiway and its competitors; (m) fluctuations in bandwidth used by customers; (n) the timing and magnitude of expenditures on advertising and promotion; (o) economic conditions specific to the Internet industry; and (p) other general economic factors. In addition, a relatively large portion of Hiway's expenses are fixed in the short-term, and therefore Hiway's results of operations are particularly sensitive to fluctuations in revenues. Also, if Hiway were unable to continue using third-party products in Hiway's services offerings, Hiway's service development costs could increase significantly. Although Hiway has not encountered significant difficulties in collecting accounts receivable in the past, many of Hiway's customers are individuals and small businesses, and Hiway may not be able to collect accounts receivable on a timely basis. For these and other reasons, in some future quarters, Hiway's results of operations may not meet or exceed the expectations of securities analysts or investors, which could have a material adverse effect on the market price of Hiway Common Stock.

     The market for Web hosting and related enhanced Internet services has only recently begun to develop and is evolving rapidly. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, whether it will grow. Hiway's future growth, if any, will depend upon the willingness of businesses and consumers to outsource Web hosting services and Hiway's ability to market its services in a cost-effective manner to a sufficiently large number of customers. The market for Hiway's services may not develop further, Hiway's services may not be more widely adopted, and significant numbers of businesses, organizations or consumers may not use the Internet for commerce and communication. If this market fails to develop further or develops more slowly than expected, or if Hiway's services do not achieve broader market acceptance, Hiway's business, results of operations and financial condition would be materially and adversely affected. In addition, to be successful in this emerging market, Hiway must be able to differentiate itself from its competition through its service offerings and brand recognition. Hiway may not be successful in differentiating itself or achieving market acceptance of its services, and Hiway may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If Hiway incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or products or enhancements to existing services in a timely manner, or if new services do not achieve market acceptance in a timely manner or at all, Hiway's business, results of operations and financial condition could be materially adversely affected.

     An important element of Hiway's strategy for growth is to continue to develop its reseller channel through RapidSite, which manages Hiway's network of over 1,800 domestic and international VARs, and through Hiway's OEM relationships. Hiway's VARs typically are Web development or Web consulting companies that also sell Hiway's Web hosting services but that do not generally have established customer bases to which they can market Hiway's services. Therefore, in those markets, primarily international, where Hiway does not focus its direct marketing efforts, Hiway is dependent on third parties to stimulate demand for Hiway's services. Although Hiway attempts to incentivize its VARs by providing them with price discounts on Hiway's services

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

that the VARs seek to resell at a profit, the failure of Hiway's services to be commercially accepted in certain markets, whether as a result of a VAR's performance or otherwise, could cause Hiway's current channel partners to discontinue their relationships with Hiway, and Hiway may not be successful in establishing additional channel partner relationships as required. Hiway has also developed strategic relationships with certain of its international VARs through its "Premier Partner" program. Each of Hiway's Premier Partners is responsible for building and supporting a VAR channel, which allows Hiway to leverage the Premier Partner's local marketing and distribution expertise, and for helping Hiway build the RapidSite brand internationally. In addition, Hiway recently has established OEM relationships with several large companies and is pursuing OEM relationships with additional companies. Hiway's OEM relationships have not generated a material amount of revenue to date, and, in order for Hiway to be successful, revenues generated by OEMs must increase significantly. OEMs and VARs have no obligation to market or resell Hiway's Web hosting services, and OEMs can terminate their relationships with Hiway with limited or no penalty with as little as 30 days' notice. The loss of Premier Partners, other VARs or OEMs, the failure of such parties to perform under agreements with Hiway or the Premier Partner or the inability of Hiway to attract and retain new Premier Partners, VARs or OEMs with the industry experience required to market Hiway's Web hosting services successfully in the future could have a material adverse effect on Hiway's business, results of operations and financial condition. Hiway's direct sales efforts may conflict with the efforts of its indirect channel partners, which may adversely affect Hiway's relationships with such partners. In addition, to the extent that Hiway succeeds in increasing its sales through indirect channels such as Premier Partners, VARs or OEMs, those sales will be at discounted rates, and revenue and gross margin to Hiway for each such sale will be less than if Hiway had sold the same services to the customer directly.

     In 1996, 1997 and the first nine months of 1998, revenues derived from customers outside the United States, primarily in Europe and Asia, represented approximately 9.5%, 14.0% and 18.7%, respectively, of Hiway's revenues. Hiway's success is dependent in part on expanding its international presence, primarily through Hiway's VARs and RapidSite's Premier Partners and their VARs. As a result, Hiway will depend upon its VAR network to market and sell its services and manage the accounts of customers internationally. Hiway's VARs may not be able to continue to market and sell Hiway's Web hosting services successfully. Hiway denominates its sales to VARs and Premier Partners in U.S. dollars. Thus, fluctuations in the value of the U.S. dollar relative to the currency of a given country may make Hiway's services more or less profitable and therefore more or less attractive to VARs selling in that country. In addition, there are certain risks inherent in conducting business internationally, such as changes in regulatory requirements, export restrictions, tariffs and other trade barriers, differing technology standards, longer payment cycles, political and economic instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity, increased difficulty in enforcing contracts and potentially adverse tax consequences, any of which could adversely affect Hiway's international operations. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. One or more of these factors could have a material adverse effect on Hiway's current or future international operations and, consequently, on Hiway's business, results of operations and financial condition. To the extent that Hiway does business in foreign markets directly, Hiway will also be subject to risks such as challenges in staffing and managing foreign operations, employment laws and practices in foreign countries and problems in collecting accounts receivable. In addition, Hiway or its channel partners may not be able to compete effectively in international markets.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards ("SFAS No. 131"), Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Hiway has determined that it does not have any separately reportable business segments.

     In March 1998, the AICPA issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Hiway is reviewing the impact of SOP 98-1, which will be effective for the year ending December 31, 1999.

YEAR 2000 ISSUES

     Hiway recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the dates on or after Year 2000 are a known risk. Hiway has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its systems are Year 2000 compliant. Hiway currently anticipates hiring an independent consultant to review Hiway's systems and certify that they are Year 2000 compliant in order to satisfy inquiries from customers. The cost of this review could exceed $100,000, and, were it to uncover Year 2000 problems, Hiway could incur significant operating expenses or be required to invest in improved computer systems to be Year 2000 compliant. Such expenditures could have a material adverse effect on Hiway's business, results of operations and financial condition. In addition, Hiway maintains most of its customers' Web pages on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of such servers could have a material adverse effect on Hiway's customers, which in turn could have a material adverse effect on Hiway's business, results of operations and financial condition.

                        PRINCIPAL SHAREHOLDERS OF HIWAY

     Except as otherwise noted, the following table sets forth certain information known to Hiway with respect to beneficial ownership of the Hiway Common Stock as of November 13, 1998 by (a) each shareholder known by Hiway to be the beneficial owner of more that five percent, in the aggregate, of the outstanding shares of Hiway Common Stock, (b) each director of Hiway, (c) Hiway's current Chief Executive Officer and four most highly compensated executive officers whose salaries and bonuses exceeded $100,000, and (d) all current executive officers and directors as a group. The information in the table was obtained from the books and records of Hiway or, where applicable, supplied to Hiway by the beneficial owners below.

                                                             BENEFICIAL OWNERSHIP(1)(2)
                                                       ---------------------------------------
                                                        NUMBER OF SHARES         PERCENT
NAME OF BENEFICIAL OWNER                               BENEFICIALLY OWNED   BENEFICIALLY OWNED
------------------------                               ------------------   ------------------
William G. Nesbitt(3)................................       7,861,070              21.9%
Scott H. Adams(3)(4).................................       7,237,174              20.2
Steven J. Umberger(3)(5).............................       3,930,535              11.0
Robert D. Leppo(6)...................................       2,943,047               8.2
Arthur L. Cahoon(3)(7)...............................       2,135,003               5.8
James R. Zarley(8)...................................       1,250,150               3.5
David S. Buzby(9)....................................         841,871               2.3
Thomas C. Barry/BI Partners, LLC(10).................         630,716               1.8
Robert E. Tomasi, Jr.(11)............................         422,917               1.2
All current executive officers and directors as a
  group (7 persons)(12)..............................      23,886,519              64.3

---------------

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Percentage ownership is based on 35,887,913 shares outstanding as of November 13, 1998. Shares of Hiway Common Stock subject to options or warrants granted as of November 13, 1998 that are currently exercisable or exercisable within 60 days of November 13, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (3) The address of Messrs. Nesbitt, Adams, Umberger and Cahoon is c/o Hiway Technologies, Inc., 5050 Blue Lake Drive, Suite 100, Boca Raton, Florida, 33431.

 (4) Represents 6,237,174 shares held of record by Mr. Adams and 1,000,000 shares held of record by Franklin H. Adams as Trustee of the Scott H. Adams Grantor Retained Annuity Trust dated May 29, 1998.

 (5) Represents 3,180,535 shares held of record by Mr. Umberger, 500,000 shares held of record by Margaret Norine Davis as Trustee of the Steven J. Umberger Grantor Retained Annuity Trust III dated May 29, 1998, 175,000 shares held of record by Timothy D. Umberger as Trustee of the Steven J. Umberger Grantor Retained Annuity Trust I dated May 29, 1998 and 75,000 shares held of record by Carolyn Davis Oates as Trustee of the Steven J. Umberger Grantor Retained Annuity Trust II dated May 29, 1998.

 (6) The address of Mr. Leppo is 5655 College Ave., #250, Oakland, California 94618.

 (7) Represents 724,838 shares held of record by Arthur L. Cahoon, 250,000 shares held of record by Pam Fitch as Trustee of the Arthur Logan Cahoon Grantor Retained Annuity Trust dated May 29, 1998 and 1,160,165 shares subject to immediately exercisable warrants held of record by Mr. Cahoon.

 (8) Represents 1,040,000 shares held of record by The Zarley Family Trust dated May 1, 1994, 148,150 shares held of record by Mr. Zarley and 62,000 shares held of record by Quantech Investment Co., which was founded by Mr. Zarley.

 (9) Represents 841,871 shares held of record by David S. Buzby and Susheela D. Vasan, Trustees of the Buzby-Vasan 1997 Trust.

(10) Represents 520,000 shares and 100,000 shares subject to a warrant held of record by BI Partners, LLC, of which Mr. Barry is the founder, general partner and manager. In addition, on July 7, 1998, options to acquire 20,000 shares of Hiway Common Stock, of which 10,716 of such options have vested or will vest and be exercisable within 60 days of November 13, 1998, have been granted to Mr. Barry.

(11) Represents 412,917 shares held of record by Mr. Tomasi and 10,000 shares held of record by Mr. Tomasi's children.

(12) Includes the shares subject to warrants and options that are identified in footnotes (7) and (10).

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Hiway Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote such proxies in accordance with their respective discretion.

     It is expected that representatives of PricewaterhouseCoopers LLP, Hiway's independent public accountants, will be present at the Hiway Special Meeting, where they will have an opportunity to respond to appropriate questions of shareholders of Hiway and to make statements if they so desire.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Verio by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Verio Inc. and subsidiaries as of December 31, 1996 and 1997 and for the period from inception (March 1, 1996) to December 31, 1996, and the year ended December 31, 1997 and the financial statements of On-Ramp Technologies, Inc. as of and for the nine months ended July 31, 1996; Global Enterprise Services -- Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997; Compute Intensive Inc. as of December 31, 1995 and 1996, and for each of the years in the two-year period ended December 31, 1996, and the period ended February 18, 1997; NorthWestNet, Inc. as of and for the six months ended June 30, 1996 and the eight months ended February 28, 1997, Northwest Academic Computing Consortium, Inc. as of and for the year ended June 30, 1995 and the six months ended December 31, 1995; Aimnet Corporation as of and for the year ended March 31, 1997 and for the period ended May 19, 1997; West Coast Online, Inc. as of and for the nine months ended September 30, 1997; Clark Internet Services, Inc. as of and for the year ended September 30, 1997 and for the period ended October 17, 1997; ATMnet as of and for the years ended October 31, 1996 and 1997; Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and for the year and period then ended; Pennsylvania Research Partnership Network as of and for the years ended November 30, 1996 and 1997 and for the period ended December 24, 1997; Monumental Network Systems, Inc. as of and for the years ended December 31, 1996 and 1997; Internet Servers, Inc. as of December 31, 1996 and 1997 and for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997; NSNet, Inc. as of and for the years ended December 31, 1996 and 1997; Access One, Inc. as of and for the year ended December 31, 1997; STARnet, L.L.C. as of and for the year ended December 31, 1997; Computing Engineers Inc. as of and for the years ended December 31, 1996 and 1997; LI Net, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998; and NTX, Inc. as of and for the nine months ended June 30, 1998, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Hiway Technologies, Inc. and subsidiaries included in this Proxy Statement/Prospectus as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, except as they relate to the financial statements of Hiway Florida as of December 31, 1996, for the period from April 6, 1995 (date of incorporation) to December 31, 1995 and for the year ended December 31, 1996, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and, insofar as they relate to the financial statements of Hiway Florida as of and for the periods indicated, by DeMeo, Young, McGrath & Company, P.A., independent accountants, whose reports thereon appear herein. Such financial statements have been included in reliance on the reports of such independent accountants given on the authority of said firms as experts in accounting and auditing.

                               GLOSSARY OF TERMS

ATM........................  Asynchronous Transfer Mode. An information transfer standard for routing traffic which uses packets (cells) of a fixed length.

Backbone...................  A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth..................  The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in kbps and Mbps.

Caching....................  Temporary storage or replication of a Web server content at one or more locations throughout the Internet to provide a quicker response to a browser request.

CGI........................  Custom Gateway Interface.

CPE........................  Customer Premise Equipment.

DNS........................  Domain Name Server.

DS-3 or T-3................  A data communications circuit capable of transmitting data at 45 Mbps. Equivalent to 28 T-1's of data capacity. Currently used only by businesses/institutions and carriers for high end applications.

Firewall...................  A system placed between networks that filters data passing through it and prevents unauthorized traffic, thereby enhancing the security of the network.

Frame Relay................  An information transfer standard for relaying traffic based on an address contained in the six-byte header of a variable length packet that is up to 2,106 bytes long.

Hertz......................  The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. KHz (KiloHertz) stands for thousands of Hertz; MHz (MegaHertz) stands for millions of Hertz; GHz (GigaHertz) stands for billions of Hertz.

Internet...................  A global collection of interconnected computer networks which use a specific communications protocol.

IP.........................  Internet Protocol. Network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

ISDN.......................  Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

ISPs.......................  Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

IXC........................  Interexchange Carrier. A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

Kbps.......................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN........................  Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Leased Line................  Telecommunications line dedicated to a particular customer along predetermined routes.

LEC........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges. LECs include both RBOCs and competitive local exchange carriers.

LMDS.......................  Local Multipoint Distribution Service. Two blocks of spectrum with total bandwidth of 1150 MHz and 150 MHz to be auctioned and used for various wireless services.

Mbps.......................  Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

MMDS.......................  Microwave Multipoint Distribution Service.

Modem......................  A device for transmitting digital information over an analog telephone line.

MSAs.......................  Metropolitan Statistical Areas. A designation by the U.S. Census Bureau for metropolitan areas with a central city or an urbanized area having a minimum population of 50,000 with a total metropolitan population of at least 100,000 and including all counties that have strong economic and social ties to the central city.

NAP........................  Network Access Point. A location at which ISPs exchange each other's traffic.

National Node..............  National network access point where IP traffic is exchanged between network links and where regional networks access the national network.

NOC........................  Network Operations Center. Facility where the
                             Company monitors and manages the Company's network.

OC-3.......................  A data communications circuit consisting of three
                             DS-3s capable of transmitting data at 155 Mbps.

OC-12......................  A data communications circuit capable of transmitting data at 622 Mbps (4 X OC-3).

Peering....................  The commercial practice under which ISPs exchange each other's traffic without the payment of settlement charges. Peering occurs at both public and private exchange points.

POP........................  Point of Presence. Telecommunications facility where the Company locates network equipment used to connect customers to its network backbone.

Proxy Server...............  A server that acts on behalf of one or more other servers, usually for screening, firewall, caching, or a combination of these purposes. Typically, a proxy server is used within a company to gather all Internet requests, forward them out to Internet servers, and then receive the responses and in turn forward them to the original requestor within the company.

Router.....................  Equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

SMTP.......................  Simple Mail Transfer Protocol.

TCP/IP.....................  Transmission Control Protocol/Internet Protocol. A
                             suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

VPN........................  Virtual Private Network. A network capable of providing the tailored services of a private network (i.e. low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e. ubiquity and economies of scale).

WAN........................  Wide Area Network. A data communications network designed to interconnect personal computers, workstations, mini computers, file servers and other communications and computing devices across a broad geographic region.

Web Site...................  A server connected to the Internet from which
                             Internet users can obtain information.

World Wide Web or Web......  A collection of computer systems supporting a communications protocol that permits multi-media presentation of information over the Internet.

xDSL.......................  A term referring to a variety of new Digital
                             Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kbps (or "SDSL") to 1.5-8 Mbps (or "ASDL").

                         INDEX TO FINANCIAL STATEMENTS

Best Internet Communications, Inc. and Subsidiaries  --
  Financial Statements:
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-5
  Report of De Meo, Young, McGrath & Company, P.A.,
     Independent Accountants................................    F-6
  Consolidated Balance Sheets as of December 31, 1996 and
     1997 and September 30, 1998 (unaudited)................    F-7
  Consolidated Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997 and the Nine Months
     Ended September 30, 1997 and 1998 (unaudited)..........    F-8
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31 1995, 1996 and 1997 and Nine
     Months Ended September 30, 1998 (unaudited)............    F-9
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997 and the Nine Months
     Ended September 30, 1997 and 1998 (unaudited)..........   F-10
  Notes to Consolidated Financial Statements................   F-11
Verio Inc. and Subsidiaries -- Consolidated Financial
  Statements:
  Independent Auditors' Report..............................   F-24
  Consolidated Balance Sheets as of December 31, 1996 and
     1997 and September 30, 1998 (unaudited)................   F-25
  Consolidated Statements of Operations for the Period from
     Inception (March 1, 1996) to December 31, 1996, the
     Year Ended December 31, 1997 and the Nine Months Ended
     September 30, 1998 and 1997 (unaudited)................   F-26
  Consolidated Statements of Stockholders' Deficit for the
     Period from Inception (March 1, 1996) to December 31,
     1996, the Year Ended December 31, 1997 and the Nine
     Months Ended September 30, 1998 (unaudited)............   F-27
  Consolidated Statements of Cash Flows for the Period from
     Inception (March 1, 1996) to December 31, 1996, the
     Year Ended December 31, 1997 and the Nine Months Ended
     September 30, 1998 and 1997 (unaudited)................   F-28
  Notes to Consolidated Financial Statements................   F-29
On-Ramp Technologies, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-43
  Balance Sheet as of July 31, 1996.........................   F-44
  Statement of Operations for the Nine Months Ended July 31,
     1996...................................................   F-45
  Statement of Stockholders' Deficit for the Nine Months
     Ended July 31, 1996....................................   F-46
  Statement of Cash Flows for the Nine Months Ended July 31,
     1996...................................................   F-47
  Notes to Financial Statements.............................   F-48
Global Enterprises Services -- Network Division -- Financial
  Statements:
  Independent Auditors' Report..............................   F-51
  Balance Sheets as of December 31, 1995 and 1996...........   F-52
  Statements of Operations and Owner's Deficit for the Years
     Ended December 31, 1994, 1995, 1996 and Period Ended
     January 17, 1997.......................................   F-53
  Statements of Cash Flows for the Years Ended December 31,
     1994, 1995 and 1996 and Period Ended January 17,
     1997...................................................   F-54
  Notes to Financial Statements.............................   F-55

Compute Intensive, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-58
  Balance Sheets as of December 31, 1995 and 1996...........   F-59
  Statements of Operations for the Years Ended December 31,
     1995 and 1996 and Period Ended February 18, 1997.......   F-60
  Statements of Stockholders' Equity (Deficit) for the Years
     Ended December 31, 1995 and 1996 and Period Ended
     February 18, 1997......................................   F-61
  Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996 and Period Ended February 18, 1997.......   F-62
  Notes to Financial Statements.............................   F-63
NorthWestNet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-68
  Balance Sheets as of June 30, 1995 and 1996...............   F-69
  Statements of Operations for the Year Ended June 30, 1995
     and the Six Months Ended December 31, 1995 and Six
     Months Ended June 30, 1996 and the Eight Months Ended
     February 28, 1997......................................   F-70
  Statements of Stockholders' Equity and Fund Balance for
     the Year Ended June 30, 1995 and the Six Months Ended
     December 31, 1995 and Six Months Ended June 30, 1996
     and the Eight Months Ended February 28, 1997...........   F-71
  Statements of Cash Flows for the Year Ended June 30, 1995
     and the Six Months Ended December 31, 1995, and the Six
     Months Ended June 30, 1996 and the Eight Months Ended
     February 28, 1997......................................   F-72
  Notes to Financial Statements.............................   F-73
Aimnet Corporation -- Financial Statements:
  Independent Auditors' Report..............................   F-80
  Balance Sheet as of March 31, 1997........................   F-81
  Statement of Operations for the Year Ended March 31, 1997
     and Period Ended May 19, 1997..........................   F-82
  Statements of Stockholders' Equity for the Year Ended
     March 31, 1997 and Period Ended May 19, 1997...........   F-83
  Statements of Cash Flows for the Year Ended March 31, 1997
     and Period Ended May 19, 1997..........................   F-84
  Notes to Financial Statements.............................   F-85
West Coast Online, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-88
  Balance Sheet as of September 30, 1997....................   F-89
  Statement of Operations and Accumulated Deficit for the
     Nine Months Ended September 30, 1997...................   F-90
  Statement of Cash Flows for the Nine Months Ended
     September 30, 1997.....................................   F-91
  Notes to Financial Statements.............................   F-92
Clark Internet Services, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-95
  Balance Sheet as of September 30, 1997....................   F-96
  Statements of Operations and Retained Earnings for the
     Year Ended September 30, 1997 and Period Ended October
     17, 1997...............................................   F-97
  Statements of Cash Flows for the Year Ended September 30,
     1997 and Period Ended October 17, 1997.................   F-98
  Notes to Financial Statements.............................   F-99

ATMnet -- Financial Statements:
  Independent Auditors' Report..............................  F-101
  Balance Sheets as of October 31, 1996 and 1997............  F-102
  Statements of Operations for the Years Ended October 31,
     1996 and 1997..........................................  F-103
  Statements of Stockholders' Deficit for the Years Ended
     October 31, 1996 and 1997..............................  F-104
  Statements of Cash Flows for the Years Ended October 31,
     1996 and 1997..........................................  F-105
  Notes to Financial Statements.............................  F-106
Global Internet Network Services, Inc. -- Financial
  Statements:
  Independent Auditors' Report..............................  F-110
  Balance Sheets as of December 31, 1996 and November 26,
     1997...................................................  F-111
  Statements of Operations for the Year Ended December 31,
     1996 and the Period Ended November 26, 1997............  F-112
  Statements of Stockholders' Equity (Deficit) for the Year
     Ended December 31, 1996 and the Period Ended November
     26, 1997...............................................  F-113
  Statements of Cash Flows for the Year Ended December 31,
     1996 and the Period Ended November 26, 1997............  F-114
  Notes to Financial Statements.............................  F-115
Pennsylvania Research Partnership Network
  (PREPnet) -- Financial Statements:
  Independent Auditors' Report..............................  F-118
  Balance Sheets as of November 30, 1996 and 1997...........  F-119
  Statements of Operations and Owner's Deficit for the Years
     Ended November 30, 1996 and 1997 and the Period Ended
     December 24, 1997......................................  F-120
  Statements of Cash Flows for the Years Ended November 30,
     1996 and 1997 and the Period Ended December 24, 1997...  F-121
  Notes to Financial Statements.............................  F-122
Monumental Network Systems, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-125
  Balance Sheets as of December 31, 1996 and 1997...........  F-126
  Statements of Operations for the Years Ended December 31,
     1996 and 1997..........................................  F-127
  Statements of Stockholders' Deficit for the Years Ended
     December 31, 1996 and 1997.............................  F-128
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1997..........................................  F-129
  Notes to Financial Statements.............................  F-130
Internet Servers, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-134
  Balance Sheets as of December 31, 1996 and 1997...........  F-135
  Statements of Operations for the Period from Inception
     (August 23, 1995) to December 31, 1995 and Years Ended
     December 31, 1996 and 1997.............................  F-136
  Statements of Stockholders' Equity for the Period from
     Inception (August 23, 1995) to December 31, 1995 and
     Years ended December 31, 1996 and 1997.................  F-137
  Statements of Cash Flows for the Period from Inception
     (August 23, 1995) to December 31, 1995 and Years Ended
     December 31, 1996 and 1997.............................  F-138
  Notes to Financial Statements.............................  F-139
NSNet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-142
  Balance Sheets as of December 31, 1996 and 1997...........  F-143
  Statements of Operations for the Years Ended December 31,
     1996 and 1997..........................................  F-144
  Statements of Owner's and Stockholder's Equity for the
     Years Ended December 31, 1996 and 1997.................  F-145
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1997..........................................  F-146
  Notes to Financial Statements.............................  F-147

Access One, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-150
  Balance Sheet as of December 31, 1997.....................  F-151
  Statement of Operations and Accumulated Deficit for the
     Year Ended December 31, 1997...........................  F-152
  Statement of Cash Flows for the Year Ended December 31,
     1997...................................................  F-153
  Notes to Financial Statements.............................  F-154
STARnet, L.L.C. -- Financial Statements:
  Independent Auditors' Report..............................  F-158
  Balance Sheet as of December 31, 1997.....................  F-159
  Statement of Operations for the Year Ended December 31,
     1997...................................................  F-160
  Statement of Members' Equity for the Year Ended December
     31, 1997...............................................  F-161
  Statement of Cash Flows for the Year Ended December 31,
     1997...................................................  F-162
  Notes to Financial Statements.............................  F-163
Computing Engineers Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-165
  Balance Sheets as of December 31, 1996 and 1997...........  F-166
  Statements of Operations for the Years Ended December 31,
     1996 and 1997..........................................  F-167
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1996 and 1997.............................  F-168
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1997..........................................  F-169
  Notes to Financial Statements.............................  F-170
LI Net, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-172
  Balance Sheets as of April 30, 1997 and January 31,
     1998...................................................  F-173
  Statements of Operations for the Years Ended April 30,
     1996 and 1997 and the Nine Months Ended January 31,
     1998...................................................  F-174
  Statements of Stockholders' Equity (Deficit) for the Years
     Ended April 30, 1996 and 1997 and the Nine Months Ended
     January 31, 1998.......................................  F-175
  Statements of Cash Flows for the Years Ended April 30,
     1996 and 1997 and the Nine Months Ended January 31,
     1998...................................................  F-176
  Notes to Financial Statements.............................  F-177
NTX, Inc. -- Financial Statements:
  Independent Auditors' Report..............................  F-181
  Balance Sheet as of June 30, 1998.........................  F-182
  Statement of Operations for the Nine Months Ended June 30,
     1998...................................................  F-183
  Statement of Stockholders' Deficit for the Nine Months
     Ended June 30, 1998....................................  F-184
  Statement of Cash Flows for the Nine Months Ended June 30,
     1998...................................................  F-185
  Notes to Financial Statements.............................  F-186

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Best Internet Communications, Inc.

     In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Best Internet Communications, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above. We did not audit the financial statements of Hiway Technologies, Inc. (Hiway Florida) for 1995 and 1996, which statements reflect total assets of $2,150,000 at December 31, 1996 and revenues of $2,700,000 and $10,400,000, respectively, for the years ended 1995 and 1996. Those statements were audited by other auditors whose unqualified reports have been furnished to us and our opinion, insofar as it relates to amounts included for Hiway Florida for such periods, is based solely on the report of the other auditors.

                                            PricewaterhouseCoopers LLP

San Jose, California
May 27, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Hiway Technologies, Inc. Boca Raton, Florida

     We have audited the accompanying balance sheet of Hiway Technologies, Inc. as of December 31, 1996 and the related statements of income, retained earnings and cash flows for the period from April 6, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of Hiway Technologies, Inc.'s management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hiway Technologies, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period from April 6, 1995 (date of inception) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            De Meo, Young, McGrath & Company,
                                            P.A.

September 17, 1997
Fort Lauderdale, Florida

                       BEST INTERNET COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------   SEPTEMBER 30,
                                                               1996     1997         1998
                                                              ------   -------   -------------
                                                                                  (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents...................................  $1,588   $ 5,672      $ 3,569
Accounts receivable, net of allowance for doubtful accounts
  of $373, $1,072 and $1,063, respectively..................   1,380     2,550        3,669
Note receivable.............................................      --       160           --
Inventory -- equipment held for resale......................      71        35           14
Prepaid expenses and other current assets...................     237       297          565
Deferred taxes..............................................      --       342          660
                                                              ------   -------      -------
          Total current assets..............................   3,276     9,056        8,477
Property and equipment, net.................................   4,813     8,706       15,351
Deposits and other..........................................      68       196        1,354
Investments.................................................      --       344          464
Intangible assets, net of accumulated amortization of $101,
  $318 and $458, respectively...............................   1,382     1,165        1,031
                                                              ------   -------      -------
          Total assets......................................  $9,539   $19,467      $26,677
                                                              ======   =======      =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $1,165   $ 1,234      $ 2,353
Accrued payroll and related liabilities.....................     265       458        1,137
Other accrued liabilities...................................     201       141          490
Deferred revenue............................................     981     2,578        4,205
Current portion of notes payable............................     140       225           91
Current portion of capital lease obligations................     135       251          291
                                                              ------   -------      -------
          Total current liabilities.........................   2,887     4,887        8,567
Deferred rent...............................................     105       119          564
Deferred taxes..............................................      --       307          354
Notes payable, less current portion.........................     541     4,944        4,904
Capital lease obligations, less current portion.............     237       253          232
Convertible note payable....................................     800        --           --
                                                              ------   -------      -------
          Total liabilities.................................   4,570    10,510       14,621
                                                              ------   -------      -------
Commitments (Note 8)
SHAREHOLDERS' EQUITY:
Preferred stock, convertible and redeemable, $0.001 par
  value per share: Authorized: 10,000,000 shares;
Series B: Authorized: 4,000,000 shares; Issued and
  outstanding: 2,822,000, 3,462,000 and no shares,
  respectively..............................................   3,441     4,229           --
Liquidation preference: $3,528, $4,328 and $0, respectively
Common stock, $0.001 par value per share: Authorized:
  60,000,000 shares; Issued and outstanding: 27,776,620,
  31,120,237 and 35,886,113 shares, respectively............      14        16           36
Additional paid-in capital..................................   1,598     4,224        9,528
Notes receivable from shareholders..........................      --      (889)      (1,358)
Retained earnings (accumulated deficit).....................     (84)    1,377        3,850
                                                              ------   -------      -------
          Total shareholders' equity........................   4,969     8,957       12,056
                                                              ------   -------      -------
          Total liabilities and shareholders' equity........  $9,539   $19,467      $26,677
                                                              ======   =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            --------------------------   -------------------------
                                             1995     1996      1997        1997          1998
                                            ------   -------   -------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Revenues..................................  $2,011   $12,217   $26,185     $18,453       $29,073
                                            ------   -------   -------     -------       -------
Operating costs and expenses:
  Cost of revenues........................     231     3,233     7,213       5,132         8,112
  Sales and marketing.....................     154     2,555     3,589       2,280         4,878
  Product development and systems
     engineering..........................      97     1,005     2,112       1,419         2,114
  General and administrative..............   2,068     4,641     8,400       5,632        11,372
                                            ------   -------   -------     -------       -------
          Total operating costs and
            expenses......................   2,550    11,434    21,314      14,463        26,476
                                            ------   -------   -------     -------       -------
Income (loss) from operations.............    (539)      783     4,871       3,990         2,597
Other income (expense)....................      (7)       --        67          54           269
Interest expense, net.....................      (4)     (190)     (142)        (69)         (294)
                                            ------   -------   -------     -------       -------
Income (loss) before provision for income
  taxes...................................    (550)      593     4,796       3,975         2,572
Provision for income taxes................       1         1       361         301            99
                                            ------   -------   -------     -------       -------
Net income (loss).........................  $ (551)  $   592   $ 4,435     $ 3,674       $ 2,473
                                            ======   =======   =======     =======       =======
Basic net income (loss) per share.........  $(0.03)  $  0.02   $  0.15     $  0.12       $  0.07
                                            ======   =======   =======     =======       =======
Diluted net income (loss) per share.......  $(0.03)  $  0.02   $  0.13     $  0.11       $  0.07
                                            ======   =======   =======     =======       =======
Pro forma net income data (unaudited)
  (Note 18):
  Income (loss) before provision for
     income taxes.........................  $ (550)  $   593   $ 4,796     $ 3,975       $ 2,572
  Pro forma provision for income taxes....       1        33     1,925       1,596           843
                                            ------   -------   -------     -------       -------
Pro forma net income (loss)...............  $ (551)  $   560   $ 2,871     $ 2,379       $ 1,729
                                            ======   =======   =======     =======       =======
Pro forma basic net income (loss) per
  share...................................  $(0.03)  $  0.02   $  0.10     $  0.08       $  0.05
                                            ======   =======   =======     =======       =======
Pro forma diluted net income (loss) per
  share...................................  $(0.03)  $  0.02   $  0.08     $  0.07       $  0.05
                                            ======   =======   =======     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 1997 AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  SERIES B                                               NOTES         RETAINED
                              PREFERRED STOCK         COMMON STOCK       ADDITIONAL    RECEIVABLE      EARNINGS         TOTAL
                            --------------------   -------------------    PAID-IN         FROM       (ACCUMULATED   SHAREHOLDERS'
                              SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL     SHAREHOLDERS     DEFICIT)        EQUITY
                            ----------   -------   ----------   ------   ----------   ------------   ------------   -------------
BALANCES, JANUARY 1,
  1995....................          --   $    --           --    $--       $   --       $    --        $    --         $    --
Issuance of common stock
  for cash, net of
  issuance costs of $7....          --        --   22,622,141     22          990            --             --           1,012
Issuance of common stock
  for services rendered...          --        --      510,000      1           25            --             --              26
Net loss..................          --        --           --     --           --            --           (551)           (551)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1995....................          --        --   23,132,141     23        1,015            --           (551)            487
Issuance of common stock
  and exercise of stock
  options for cash, net of
  issuance costs of $3....          --        --    4,509,479      5          430            --             --             435
Issuance of common stock
  for acquisitions........          --        --      135,000     --           67            --             --              67
Issuance of warrants......          --        --           --     --           72            --             --              72
Issuance of preferred
  stock for cash, net of
  issuance costs
  of $86..................   2,822,000     3,441           --     --           --            --             --           3,441
Net income................          --        --           --     --           --            --            592             592
Distributions by Hiway
  Florida (a Subchapter S
  corporation)............          --        --           --     --           --            --           (125)           (125)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1996....................   2,822,000     3,441   27,776,620     28        1,584            --            (84)          4,969
Issuance of common stock
  and exercise of stock
  options for
  cash....................          --        --    2,279,503      2          544            --             --             546
Issuance of common stock
  and exercise of stock
  options for
  notes...................          --        --    1,084,114      1          608          (609)            --              --
Repurchase of common
  stock...................          --        --      (20,000)    --          (40)           --             --             (40)
Issuance of warrants for
  note....................          --        --           --     --          280          (280)            --              --
Issuance of warrant.......          --        --           --     --        1,233            --             --           1,233
Issuance of preferred
  stock for cash, net of
  issuance costs
  of $12..................     640,000       788           --     --           --            --             --             788
Net income................          --        --           --     --           --            --          4,435           4,435
Distributions by Hiway
  Florida (a Subchapter S
  corporation)............          --        --           --     --           --            --         (2,974)         (2,974)
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, DECEMBER 31,
  1997....................   3,462,000     4,229   31,120,237     31        4,209          (889)         1,377           8,957
Exercise of stock options
  for cash................          --        --      683,161      1          445            --             --             446
Exercise of stock options
  for
  notes...................          --        --      620,715      1          468          (469)            --              --
Conversion of preferred
  stock...................  (3,462,000)   (4,229)   3,462,000      3        4,226            --             --              --
Contribution from
  shareholders............          --        --           --     --          180            --             --             180
Net income................          --        --           --     --           --            --          2,473           2,473
                            ----------   -------   ----------    ---       ------       -------        -------         -------
BALANCES, SEPTEMBER 30,
  1998
  (unaudited).............          --   $    --   35,886,113    $36       $9,528       $(1,358)       $ 3,850         $12,056
                            ==========   =======   ==========    ===       ======       =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                   ---------------------------   -------------------------
                                                    1995      1996      1997        1997          1998
                                                   -------   -------   -------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................  $  (551)  $   592   $ 4,435     $ 3,674       $ 2,473
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization..................       87       608     1,371         916         1,962
  Amortization of intangibles....................       --       101       217         146           134
  Services rendered in exchange for common
    stock........................................       26        --        --          --            --
  Provision for doubtful accounts................        8       365       699         423            (9)
  Loss (gain) on sale and trade-in of property
    and equipment................................       --        39         2          (2)         (134)
  Equity in earnings of foreign resellers........       --        --        --          --           (13)
  Amortization of discount on convertible debt...       --        72        --          --           224
  Deferred taxes.................................       --        --       (35)         --          (443)
  Changes in operating assets and liabilities:
    Accounts receivable..........................      (92)   (1,660)   (1,869)     (1,215)       (1,110)
    Inventory....................................      (30)      (41)       36          32            21
    Prepaid expenses and other current assets....       (4)     (233)      (60)         81          (268)
    Deposits.....................................      (34)      (15)     (128)        (96)       (1,158)
    Accounts payable.............................      360       804        69          (2)        1,119
    Accrued liabilities..........................      150       316       133         225         1,199
    Deferred revenue.............................      115       866     1,597       1,193         1,627
    Deferred rent................................       57        48        14          10           445
                                                   -------   -------   -------     -------       -------
         Net cash provided by operating
           activities............................       92     1,862     6,481       5,385         6,069
                                                   -------   -------   -------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment.....       --        47         7          --             2
Purchases of property and equipment..............   (1,047)   (3,491)   (4,955)     (3,417)       (8,277)
Repayment (issuance) of note receivable..........       --        --      (160)       (160)          160
Purchase of investments..........................       --        --      (344)       (120)         (158)
Acquisitions.....................................       --    (1,312)       --          --            --
                                                   -------   -------   -------     -------       -------
         Net cash used in investing activities...   (1,047)   (4,756)   (5,452)     (3,697)       (8,273)
                                                   -------   -------   -------     -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock...........    1,012       422       500         500            --
Proceeds from exercise of stock options..........       --        13        46          22           446
Proceeds from issuance of preferred stock........       --     3,441       788         788            --
Repurchase of common stock.......................       --        --       (40)         --            --
Proceeds from (repayment of) convertible notes...       --       800      (800)       (590)           --
Proceeds from notes payable......................       --        43     5,912          --            --
Principal payments on notes payable..............       --       (79)     (190)       (127)         (346)
Proceeds from shareholder loans..................        9        --       105         105            --
Repayment of shareholder loans...................       (8)      (21)     (105)         --            --
Loans to shareholder.............................       --        --        --        (250)           --
Principal payment on capital lease obligations...       (3)      (67)     (187)       (126)         (179)
Distributions to shareholders....................       --      (125)   (2,974)     (1,219)           --
Contribution from shareholders...................       --        --        --          --           180
                                                   -------   -------   -------     -------       -------
         Net cash provided by (used in) financing
           activities............................    1,010     4,427     3,055        (897)          101
                                                   -------   -------   -------     -------       -------
Net increase (decrease) in cash and cash
  equivalents....................................       55     1,533     4,084         791        (2,103)
Cash and cash equivalents, beginning of period...       --        55     1,588       1,588         5,672
                                                   -------   -------   -------     -------       -------
Cash and cash equivalents, end of period.........  $    55   $ 1,588   $ 5,672     $ 2,379       $ 3,569
                                                   =======   =======   =======     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE SIX MONTHS ENDED JUNE 30,
                          1997 AND 1998 IS UNAUDITED)
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

1. COMPANY BACKGROUND

     Best Internet Communications, Inc. (the Company), was incorporated in California on September 21, 1994. Activity from September 21, 1994 (date of inception) to December 31, 1994 resulted in revenues of $20 and a net loss of $46, which have been included in the results for the year ended December 31, 1995. On May 27, 1998, the Company merged with Hiway Technologies, Inc. (Hiway Florida), a company based in Florida. Hiway Florida was formed on April 6, 1995 and operated as a Subchapter S corporation.

     The Company is a leading global provider of Web hosting and related enhanced Internet services to small and medium sized businesses. The Company focuses on delivering high-quality, reliable and flexible services that are backed by 24 X 7 customer support.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     The Company has minority investments in certain of its foreign resellers. The activities of these entities are not significant.

  Management Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value.

  Fair Value of Financial Instruments:

     Carrying amounts of certain financial instruments held by the Company including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable and capital lease obligations approximates fair value.

  Inventory:

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market, and consists primarily of third party equipment for resale.

  Property and Equipment:

     Property and equipment is stated at cost and is depreciated on a straight line basis over their estimated useful lives of five to seven years. Leasehold improvements are amortized over the length of the lease or

                       BEST INTERNET COMMUNICATIONS, INC.

estimated useful life, whichever is less. Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

  Intangible Assets:

     Intangible assets consist of goodwill which arose from the acquisition of two Internet service providers in 1996 (see Note 4) and is being amortized on a straight-line basis over seven years. The Company reviews the carrying value of goodwill for impairment whenever events or changes in circumstance indicate that the carrying amount may not be recoverable.

  Revenue Recognition:

     Revenues consist primarily of Web hosting and Internet service fees, set-up fees and equipment sales. The Company generally sells its Web hosting services for contractual periods ranging from one to three months. Revenues from these services are recognized ratably over the contractual period. The fee charged for domain name reservations is recognized over the two year name reservation period and any unrecognized portion of the revenue is booked upon any termination of the reservation. Internet service fees consist of fixed monthly amounts that are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Set-up fees and equipment sales are recognized when the set-up services are performed. The Company offers a 30-day money-back guarantee for Web hosting services. Refunds made by the Company have been insignificant.

  Advertising:

     The Company charges advertising costs to expense as they are incurred. Advertising expense for the years ended December 31, 1995, 1996 and 1997 was $113, $988 and $1,353, respectively.

  Product Development:

     Product development expenses are charged to operations as incurred.

  Income Taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income. Valuation allowances are established when, in management's estimate, there is uncertainty over the recovery of deferred tax assets. The provision for income tax is comprised of taxes payable for the current period, plus the net change in deferred tax amounts during the period.

     Income taxes are recognized in these consolidated financial statements for the operations of the Company which was a C Corporation during all periods presented. Because Hiway Florida was a Subchapter S corporation during all periods presented, the income taxes for Hiway Florida's operations were the responsibility of that company's stockholders. Pro forma income tax expenses, as though both the Company and Hiway Florida reported on a combined basis as a C corporation is disclosed in Note 18.

                       BEST INTERNET COMMUNICATIONS, INC.

  Unaudited Interim Financial Information:

     The accompanying interim balance sheet as of September 30, 1998 and the statements of operations and cash flows for the nine months ended September 30, 1997 and 1998 together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the financial position, as of September 30, 1998 and the results of operations and cash flows for the nine months ended September 30, 1997 and 1998. Results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of results for an entire year.

  Recent Accounting Pronouncements:

     In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for the year ending December 31, 1998.

     In March 1998, the AICPA issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company is reviewing the impact of SOP 98-1, which will be effective for the year ending December 31, 1999.

3. BUSINESS RISKS AND CREDIT CONCENTRATION

     The Company operates in the intensely competitive Internet industry which is characterized by rapid technological change, short product life cycles, and heightened competition. Significant technological changes in the industry could affect operating results adversely.

     Financial instruments that potentially subject the Company to concentrations of credit risk comprise principally cash and cash equivalents, trade accounts receivable, and other receivables and deposits. As of December 31, 1997, the Company's cash and cash equivalents are deposited with numerous domestic financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many different geographic areas. The Company monitors customers' payment history and establishes reserves for bad debt as warranted. In addition to individual customers, the Company also provides Web hosting services to resellers who in turn provide services to their own customers.

4. MERGERS AND ACQUISITIONS

  Merger with Hiway Florida:

     On May 27, 1998, the Company merged with Hiway Florida, a provider of Web hosting services. Under the terms of the merger agreement, each share of Hiway Florida common stock was exchanged for 4.1374 shares of the Company's common stock. The Company issued approximately 21.8 million shares of common stock in exchange for all the outstanding shares of Hiway Florida. The Company also assumed and exchanged all options and warrants to purchase Hiway Florida stock for options and warrants to purchase approximately 3 million shares of the Company's common stock. The transaction was accounted for as a pooling of interest and accordingly the Company's financial statements have been restated to include the results of Hiway Florida for all periods presented.

                       BEST INTERNET COMMUNICATIONS, INC.

     Separate and combined results of operations for the periods prior to the merger are as follows:

                                                                               NINE
                                                                              MONTHS
                                               YEAR ENDED DECEMBER 31,         ENDED
                                              --------------------------   SEPTEMBER 30,
                                               1995     1996      1997         1998
                                              ------   -------   -------   -------------
Revenues:
  Best......................................  $1,965   $ 9,517   $15,785      $14,312
  Hiway Florida.............................      46     2,700    10,400       14,761
                                              ------   -------   -------      -------
  Combined..................................  $2,011   $12,217   $26,185      $29,073
                                              ======   =======   =======      =======
Net income (loss) -- historical:
  Best......................................  $ (566)  $  (474)  $ 1,662      $   320
  Hiway Florida.............................      15     1,138     2,773        2,153
                                              ------   -------   -------      -------
  Combined..................................  $ (551)  $   664   $ 4,435      $ 2,473
                                              ======   =======   =======      =======

  Other Acquisitions:

     In July 1996, the Company acquired certain assets and the ongoing operations of two Internet service providers for a total of $2,076. The aggregate purchase price comprised $1,312 in cash, $697 in notes payable to sellers, and 135,000 shares of common stock valued at $67. The purchase price was allocated to the net tangible assets acquired ($593) and to goodwill ($1,483). The value of the common stock was determined by the Board of Directors.

5. NOTE RECEIVABLE

     The note receivable is due from one of the Company's partners in a foreign reseller. The note is uncollateralized, bears interest at the rate of 12% and is due on demand.

6. PROPERTY AND EQUIPMENT

                                                          DECEMBER 31,
                                                         ---------------   SEPTEMBER 30,
                                                          1996     1997        1998
                                                         ------   ------   -------------
Network, computer equipment and software...............  $4,661   $8,841      $12,860
Furniture and fixtures.................................     124      471          841
Leasehold improvements.................................     566    1,199        5,317
Other..................................................     148      252          127
                                                         ------   ------      -------
                                                          5,499   10,763       19,145
Less accumulated depreciation and amortization.........     686    2,057        3,794
                                                         ------   ------      -------
                                                         $4,813   $8,706      $15,351
                                                         ======   ======      =======

     Included in network and computer equipment are $490, $776 and $799 of equipment acquired under capital leases at December 31, 1996 and 1997 and September 30, 1998, respectively. Accumulated amortization related to such capital leases was $40, $158 and $325 at December 31, 1996 and 1997 and September 30, 1998, respectively. Network and computer equipment also includes $1,064 and $328 of equipment not yet placed in service at December 31, 1997 and September 30, 1998, respectively.

                       BEST INTERNET COMMUNICATIONS, INC.

7. CAPITAL LEASE OBLIGATIONS

     The Company leases network equipment under several capital leases. The agreements require the Company to maintain liability and property insurance. Capital leases at December 31, 1997 expire at various dates through September 2000 and bear interest ranging from 5.8% to 18.5%. Future minimum lease payments as of December 31, 1997 are as follows:

1998........................................................   $284
1999........................................................    209
2000........................................................     58
                                                               ----
                                                                551
Less amount representing interest...........................     47
                                                               ----
Present value of minimum lease payments.....................    504
Less current portion........................................    251
                                                               ----
                                                               $253
                                                               ====

8. COMMITMENTS

     The Company rents office facilities and equipment under several operating leases which expire at various times through May 2005. Rent expense charged to operations was $155, $345 and $670 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

1998........................................................   $  786
1999........................................................      861
2000........................................................    1,148
2001........................................................    1,140
2002........................................................      977
Thereafter..................................................    1,818
                                                               ------
          Total commitments.................................   $6,730
                                                               ======

9. NOTES PAYABLE

     Notes payable comprise the following:

                                                              DECEMBER 31,
                                                              -------------
                                                              1996    1997
                                                              ----   ------
Seller notes................................................  $649   $  475
Bank notes..................................................    32      927
Senior unsecured notes......................................    --    3,767
                                                              ----   ------
                                                               681    5,169
Less current portion........................................   140      225
                                                              ----   ------
                                                              $541   $4,944
                                                              ====   ======

     The seller notes bear interest at 8% per annum and are repayable in monthly equal installments through July 2001. These notes resulted from the acquisitions made in 1996 (see Note 4).

                       BEST INTERNET COMMUNICATIONS, INC.

     The bank notes bear interest at 9.75% to 10% per annum and are repayable in equal monthly installments through October 2001. The bank notes are collateralized by the Company's assets and require the Company to comply with certain covenants including a minimum quick ratio, a minimum tangible net worth, a maximum ratio of total liabilities to tangible net worth, a minimum monthly subscriber additions to disconnections ratio, and minimum cash requirements. The Company also has an unused line of credit with this bank in the amount of $500. The line of credit bears interest at 1% above the bank's prime rate, and advances are limited to 75% of eligible accounts receivable.

     On December 19, 1997, the Company issued $5,000 of 5% Senior Unsecured Notes (the Notes) with detachable warrants to purchase 1,654,962 shares of common stock. The warrants can be exercised for $3.02 per share, at any time after December 19, 1997. The Notes are uncollateralized and bear interest at 5% from December 19, 1997 until January 1, 2000 and then bear interest at 9% through maturity on December 31, 2002. Quarterly payments of interest only are due beginning March 31, 1998 with the outstanding principal balance due on December 31, 2002. The notes may be prepaid at the option of the Company, subject to certain conditions, at a premium of ten percent.

     In connection with the issuance of the Notes and warrants, the Company attributed a portion of the proceeds to the warrants, which has been recorded as additional paid in capital and as a reduction to the face amount of the Notes, thereby increasing effective interest to 13.895% and increasing interest expense for the year ended December 31, 1997 to $42. The value of the warrants was determined by discounting the debt using an assumed interest rate of 12%.

     Future payments of the notes payable as of December 31, 1997 are as follows:

1998........................................................   $  225
1999........................................................      437
2000........................................................      448
2001........................................................      292
2002........................................................    3,767
                                                               ------
                                                               $5,169
                                                               ======

10. CONVERTIBLE NOTE

     In January 1996, the Company issued two convertible notes in the amounts of $200,000 and $800,000. In connection with the $200,000 note, the Company issued a warrant to purchase 100,000 shares of common stock at $0.50 per share to the noteholder. In connection with the $800,000 note, the Company issued warrants to purchase 266,667 and 133,333 shares of common stock at $0.50 per share to the noteholder and the guarantor of the note, respectively.

     In July 1996, the Company repaid the $200,000 convertible note. The $800,000 convertible note was repaid in March 1997 and the warrant issued to the noteholder to purchase 266,667 shares of common stock was replaced by a warrant to purchase 200,000 shares of common stock at $0.50 per share. In addition, the warrant held by the guarantor of the note was canceled.

     The Company recorded the fair value of the warrants as a discount against the related convertible notes with a corresponding amount credited to additional paid-in capital. Amortization of the debt discount totalled $72 in 1996 and was insignificant in 1997.

11. NOTES RECEIVABLE FROM SHAREHOLDERS

     Notes receivable from shareholders comprise loans made to shareholders in connection with the exercise of options for the Company's common stock or to purchase the Company's common stock. The loans are with full recourse and bear interest at rates from 2% above prime to 8.5%. The loans are due between 1998 to 2000.

                       BEST INTERNET COMMUNICATIONS, INC.

     The Company also issued a warrant to purchase 1,160,166 shares of common stock at $2.78 per share to a shareholder, as an incentive to the shareholder to become Chairman of the Board of Directors, in return for a promissory note in the amount of $280. The note bears interest at prime and is due in 2000. There was no compensation element relating to the warrant since the exercise price was in excess of the fair market value of the Company's common stock at the date of issuance, as determined by other equity transactions and an independent valuation.

12. SHAREHOLDERS' EQUITY

  Preferred Stock

     In connection with the issuance of convertible promissory notes in 1996, the Board of Directors designated 500,000 shares of the Serial preferred stock as Series A preferred stock. As at December 31, 1997, the convertible promissory notes had been repaid by the Company and there were no conversions into the Series A preferred stock.

     In 1996, the Board of Directors designated 4,000,000 shares of the Serial preferred stock as Series B preferred stock. These shares were issued and sold by the Company in July 1996 and March 1997 to independent third party investors. Effective May 27, 1998, all of the outstanding shares of Series B preferred stock were converted into 3,462,000 shares of common stock.

  Warrants

     In 1996 and 1997, the Company issued warrants to purchase common stock to investors and lenders. At December 31, 1997 such warrants were as follows:

SHARES OF     EXERCISE    EXPIRATION
COMMON STOCK   PRICE         DATE                           PURPOSE OF WARRANT
------------  --------    ----------                        ------------------
   100,000     $0.50      January 2001   Issued in connection with $200 convertible note
   200,000     $0.50      January 2001   Issued in connection with $800 convertible note
 1,160,166     $2.78     December 2000   Issued to stockholder in return for $280 promissory note
 1,654,952     $3.02     December 2002   Issued in connection with $5,000 senior unsecured notes

13. STOCK OPTION PLANS

     Under the Company's 1996 Stock Option Plan, as amended, (the Plan) the Company could issue incentive options to employees at prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Supplemental stock options (options that do not qualify as incentive stock option) could be granted to employees, directors and consultants, at prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also had the authority to set the term of the options (no longer than ten years from date of grant). Options granted generally vest over three to four years. Unexercised options expire at least 30 days after termination of employment with the Company.

     In April 1998, the Board of Directors and the shareholders approved the adoption of a 1998 Equity Incentive Plan (the 1998 Plan) which serves as the successor of the 1996 Stock Option Plan. As amended through July 1998, the Company has reserved, subject to shareholder approval, a total of 4,000,000 shares of common stock. In June 1998, the Board also adopted the 1998 Directors Stock Option Plan and reserved a total of 600,000 shares of common stock for issuance thereunder. The amended and restated 1998 Plan and the 1998 Directors Stock Option Plan are subject to the shareholders' approval.

                       BEST INTERNET COMMUNICATIONS, INC.

     Activity under the Plans is as follows:

                                                         OUTSTANDING OPTIONS
                                 --------------------------------------------------------------------
                                   SHARES       NUMBER                                    WEIGHTED
                                 AVAILABLE        OF         EXERCISE     AGGREGATE       AVERAGE
                                 FOR GRANT      SHARES        PRICE         PRICE      EXERCISE PRICE
                                 ----------   ----------   ------------   ----------   --------------
Options reserved at Plan
  inception....................   4,000,000           --
Options granted................  (1,156,500)   1,156,500   $ 0.05-$0.50   $  149,564       $ 0.13
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1995....   2,843,500    1,156,500                     149,564       $ 0.13
Options granted................  (2,721,500)   2,721,500   $ 0.50-$0.75    1,549,955       $ 0.57
Options exercised..............          --     (178,944)  $ 0.05-$0.50      (20,012)      $ 0.11
Options canceled...............     592,832     (592,832)  $ 0.10-$0.50     (214,015)      $ 0.36
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1996....     714,832    3,106,224                   1,465,492       $ 0.47
Options granted................  (1,508,156)   1,508,156   $ 0.36-$3.00    1,459,085       $ 0.97
Options exercised..............          --   (1,079,986)  $ 0.05-$1.25     (444,347)      $ 0.41
Options canceled...............   1,419,330   (1,419,350)  $ 0.50-$1.25     (727,566)      $ 0.51
                                 ----------   ----------   ------------   ----------       ------
Balances, December 31, 1997....     626,006    2,115,044                   1,752,664       $ 0.83
Options reserved under new
  Plan.........................   4,000,000           --
Cancellation of shares
  available for grant under old
  Plan.........................    (578,506)          --
Options granted................    (851,150)     851,150   $ 3.00-$6.00    4,936,663       $ 5.80
Options exercised..............          --   (1,303,862)  $ 0.25-$3.00     (908,636)      $ 0.70
Options canceled...............          --     (230,321)  $ 0.50-$6.00     (811,887)      $ 3.53
                                 ----------   ----------   ------------   ----------       ------
Balances, June 30, 1998........   3,196,350    1,432,011                  $4,968,804       $ 3.47
                                 ==========   ==========                  ==========       ======

     The following table summarizes information with respect to stock options outstanding at December 31, 1997:

                                              OPTIONS OUTSTANDING                        OPTIONS CURRENTLY
                               --------------------------------------------------           EXERCISABLE
                                                 WEIGHTED                           ----------------------------
                                                 AVERAGE            WEIGHTED                         WEIGHTED
                                NUMBER OF       REMAINING            AVERAGE          NUMBER         AVERAGE
EXERCISE PRICE                 OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE   EXERCISE PRICE
--------------                 -----------   ----------------   -----------------   -----------   --------------
$0.10........................     140,000          7.07               $0.10           140,000         $0.10
$0.25........................      46,000          7.50               $0.25            46,000         $0.25
$0.36........................     206,865          9.45               $0.36            68,958         $0.36
$0.50........................     240,116          8.62               $0.50            81,200         $0.50
$0.75........................   1,054,318          9.04               $0.75           212,034         $0.75
$1.25........................     108,750          9.47               $1.25            10,680         $1.25
$1.75........................     172,495          9.84               $1.75             1,980         $1.75
$2.00........................     128,000          9.84               $2.00                --            --
$3.00........................      18,500          9.92               $3.00                --            --
                                ---------                                             -------         -----
                                2,115,044                                             560,852         $0.48
                                =========                                             =======         =====

                       BEST INTERNET COMMUNICATIONS, INC.

     The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The Company accounts for the plan in accordance with APB No. 25 and related Interpretations.

     The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                               1996      1997
                                                              -------   -------
Risk-free interest rates....................................     6.55%     6.25%
Expected volatility.........................................        0%        0%
Expected life...............................................  5 years   5 years
Dividends...................................................     None      None

     The weighted average fair value of the options granted in 1996 and 1997 was $0.42 and $0.77, respectively.

     The following pro forma net income (loss) information has been prepared as if the Company had followed the provisions of SFAS No. 123:

                                                              1996    1997
                                                              ----   ------
Net income:
  As reported (pro forma)...................................  $560   $2,871
  Pro forma.................................................  $494   $2,600

     These pro forma amounts may not be representative of the effects on reported net income (loss) for future years as options vest over several years and additional awards are generally made each year.

14. MERGER COSTS

     General and administrative expense for the nine months ended September 30, 1998 includes approximately $1.2 million in costs related to the merger with Hiway Florida and the sale of the Company to Verio. The Company expenses such costs as they are incurred.

15. INCOME TAXES

     The Company's provision for income taxes for the year ended December 31, 1997 is as follows:

Current provision:
  Federal...................................................   $(314)
  State.....................................................     (81)
                                                               -----
                                                                (395)
                                                               -----
Deferred benefit:
  Federal...................................................      33
  State.....................................................       1
                                                               -----
                                                                  34
                                                               -----
Provision for income taxes..................................   $(361)
                                                               =====

     The Company recorded a $1 tax provision for both years ended December 31, 1995 and 1996 for minimum state income tax. No other income taxes were payable since the Company incurred losses during these periods and Hiway Florida operated as a Subchapter S corporation (see Note 17 for pro forma provision for income tax).

                       BEST INTERNET COMMUNICATIONS, INC.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Since the Company underwent a change in ownership during 1996 as defined in the Internal Revenue Code, the net operating loss carryforwards of $995 and $940 at December 31, 1996 for Federal and California purposes, respectively, could not be fully utilized in 1997. At December 31, 1997 the Company had net operating loss carryforwards of approximately $49 and $47 for Federal and California purposes, respectively. These carryforwards expire in 2003 through 2012 if not utilized beforehand.

     The Company's deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1996    1997
                                                              -----   -----
Deferred tax assets (current):
  Net operating losses......................................  $ 426   $  21
  Allowance for doubtful accounts...........................    144     208
  Deferred rent.............................................     45      51
  Accrued liabilities.......................................     33      35
  Other.....................................................      1      28
Deferred tax assets (non-current):
  Amortization..............................................     30      72
                                                              -----   -----
  Deferred tax assets.......................................    679     415
Deferred tax liabilities (non-current):
  Depreciation..............................................   (239)   (380)
  Other.....................................................    (30)     --
                                                              -----   -----
Deferred tax liabilities....................................   (269)   (380)
Valuation allowance.........................................   (410)     --
                                                              -----   -----
          Net deferred tax asset............................  $  --   $  35
                                                              =====   =====

     The deferred tax valuation allowance decreased by $410 in 1997 as management determined that the net deferred tax asset as of December 31, 1997 was more likely to be realized than not.

     The following schedule reconciles the differences between the federal income tax rate and the effective income tax rate for the year ended December 31, 1997:

Statutory rate..............................................    34.0%
State taxes, net............................................     1.1
Change in valuation allowance...............................    (8.5)
Effect of income not subject to income taxes due to Hiway
  Florida's Subchapter S status.............................   (19.7)
Other.......................................................     0.6
                                                               -----
Effective tax rate..........................................     7.5%
                                                               =====

16. EMPLOYEE BENEFIT PLAN

     In September 1995, the Company adopted a 401(k) Plan which qualifies under
Section 401(k) of the Internal Revenue Code of 1986. The Plan provides retirement benefits through tax deferred salary deductions for all eligible employees meeting certain age and service requirements. The Company may make discretionary matching contributions on behalf of employees. All employee contributions are 100% vested. The Company did not make any contribution to the Plan during the years ended December 31, 1995, 1996 or 1997.

                       BEST INTERNET COMMUNICATIONS, INC.

17. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995     1996      1997
                                                              -----    -----    -------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Taxes paid................................................   $ 1     $ 56     $  283
  Interest paid.............................................     4      103        122
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITY:
  Note payable issued for rent deposit......................    18      406         --
  Equipment purchased under capital lease...................    36      490        286
  Common stock issued in acquisitions.......................    --       67         --
  Note issued in acquisitions...............................    --      697         --
  Shareholders contributions of equipment in exchange for
     shareholder loans payable..............................    21       --         --
  Allowances on trade in of equipment.......................    --       34         --
  Exercise of stock options for notes.......................    --       --        409
  Issuance of common stock for note.........................    --       --        200
  Issuance of warrant for note..............................    --       --        280
  Issuance of warrant.......................................    --       72      1,233

18. UNAUDITED PRO FORMA DATA

     The statement of operations includes a pro forma provision for income taxes to reflect income tax expense as if both entities in the merged company, the Company and Hiway Florida (which operated as a Subchapter S corporation), had been a C corporation on a combined basis for all periods presented. The components of the pro forma provision for income taxes consisted of:

                                                                            NINE MONTHS
                                                                               ENDED
                                                 YEAR ENDED DECEMBER 31,   SEPTEMBER 30,
                                                 -----------------------   -------------
                                                 1995    1996     1997      1997    1998
                                                 -----   -----   -------   ------   ----
Current provision:
  Federal......................................   $--    $ 79    $1,636    $1,380   $641
  State........................................     1      22       428       321    204
                                                  ---    ----    ------    ------   ----
                                                    1     101     2,064     1,701    845
                                                  ---    ----    ------    ------   ----
Deferred provision (benefit):
  Federal......................................    --     (58)     (138)     (104)    15
  State........................................    --     (10)       (1)       (1)   (17)
                                                  ---    ----    ------    ------   ----
                                                   --     (68)     (139)     (105)    (2)
                                                  ---    ----    ------    ------   ----
Pro forma provision for income taxes...........   $ 1    $ 33    $1,925    $1,596   $843
                                                  ===    ====    ======    ======   ====

                       BEST INTERNET COMMUNICATIONS, INC.

19. EARNINGS PER SHARE (EPS) DISCLOSURES

     In accordance with the requirements of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows.

                                                                             NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                               --------------------------------------    --------------------------
                                  1995         1996          1997           1997           1998
                               ----------   -----------   -----------    -----------    -----------
Numerator-Basic EPS
Historical net income
  (loss).....................  $     (551)  $       592   $     4,435    $     3,674    $     2,473
                               ==========   ===========   ===========    ===========    ===========
Pro forma net income (loss)
  (unaudited)................  $     (551)  $       560   $     2,871    $     2,379    $     1,729
                               ==========   ===========   ===========    ===========    ===========
Denominator-Basic EPS
  Weighted average common
     stock outstanding.......  16,871,100    25,877,800    30,020,460     29,844,420     33,470,450
                               ==========   ===========   ===========    ===========    ===========
Basic earnings (loss) per
  share -- Historical........  $    (0.03)  $      0.02   $      0.15    $      0.12    $      0.07
                               ==========   ===========   ===========    ===========    ===========
        -- Pro forma.........  $    (0.03)  $      0.02   $      0.10    $      0.08    $      0.05
                               ==========   ===========   ===========    ===========    ===========
Numerator -- Diluted EPS
Historical net income
  (loss).....................  $     (551)  $       592   $     4,435    $     3,674    $     2,473
  Interest on convertible
     debt (net of related tax
     effect).................          --            28             6             --             --
                               ----------   -----------   -----------    -----------    -----------
Historical net income
  (loss).....................  $     (551)  $       620   $     4,441    $     3,674    $     2,473
                               ==========   ===========   ===========    ===========    ===========
  Pro forma net income (loss)
     (unaudited).............  $     (551)  $       560   $     2,871    $     2,379    $     1,729
  Interest on convertible
     debt (net of related tax
     effect).................          --            28             6             --             --
                               ----------   -----------   -----------    -----------    -----------
Pro forma net income (loss)
  (unaudited)................  $     (551)  $       588   $     2,877    $     2,379    $     1,729
                               ==========   ===========   ===========    ===========    ===========
Denominator-Diluted EPS
Denominator -- Basic EPS.....  16,871,100    25,877,800    30,020,460     29,844,420     33,470,450
Effect of Dilutive
  Securities:
  Common stock options.......          --       885,680     1,419,380      1,378,340        755,700
  Warrants...................          --        68,460       142,100        137,620        834,770
  Convertible preferred
     stock...................          --     1,293,420     3,212,000      3,139,780      1,731,000
  Convertible debt...........          --       383,340        83,340             --             --
                               ----------   -----------   -----------    -----------    -----------
                               16,871,100    28,508,700    34,877,280     34,500,160     36,791,920
                               ==========   ===========   ===========    ===========    ===========
Diluted earnings (loss) per
  share -- Historical........  $    (0.03)  $      0.02   $      0.13    $      0.11    $      0.07
                               ==========   ===========   ===========    ===========    ===========
        -- Pro forma.........  $    (0.03)  $      0.02   $      0.08    $      0.07    $      0.05
                               ==========   ===========   ===========    ===========    ===========

     For the years ended December 31, 1995, stock options, preferred stock, convertible debt and warrants and in 1996 and 1997, convertible debt and certain warrants were excluded from the determination of the diluted EPS since their effect would have been antidilutive.

                       BEST INTERNET COMMUNICATIONS, INC.

20. SEGMENT REPORTING

     The Company operates in one industry segment.

     The distribution of revenues by geographic area was as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1995     1996      1997
                                                           ------   -------   -------
North America............................................  $2,011   $11,052   $22,507
Europe...................................................      --       593     2,194
Rest of the world........................................      --       572     1,484
                                                           ------   -------   -------
                                                           $2,011   $12,217   $26,185
                                                           ======   =======   =======

21. SUBSEQUENT EVENTS (UNAUDITED)

     In June 1998, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission relating to a public offering of the Company's common stock.

     In July 1998, the Board of Directors approved the sale of the Company to Verio, a leading provider of Internet services. As a result of this transaction, the Company suspended its public offering of common stock and the Company anticipates formally withdrawing the offering in December 1998. Accordingly, the Company will expense approximately $1 million of deferred costs relating to the public offering in the fiscal quarter ending December 31, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verio Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                          VERIO INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------   SEPTEMBER 30,
                                                               1996       1997         1998
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $66,467   $ 72,586     $ 245,912
  Restricted cash and securities (notes 3 and 4)............       --     21,015        14,159
  Receivables:
    Trade, net of allowance for doubtful accounts of $117,
      $1,233, and $3,698....................................      611      7,565        13,687
    Affiliates..............................................      119        735            --
  Prepaid expenses and other................................      410      3,921         6,590
                                                              -------   --------     ---------
         Total current assets...............................   67,607    105,822       280,348
Restricted cash and securities (notes 3 and 4)..............       --     19,539         7,238
Investments in affiliates, at cost (note 2).................    1,536      2,378         8,298
Equipment and leasehold improvements:
  Internet access and computer equipment....................    4,485     30,535        54,858
  Furniture, fixtures and computer software.................      220      3,301         4,930
  Leasehold improvements....................................      141      1,596         3,780
                                                              -------   --------     ---------
                                                                4,846     35,432        63,568
  Less accumulated depreciation and amortization............     (359)    (7,219)      (20,355)
                                                              -------   --------     ---------
      Net equipment and leasehold improvements..............    4,487     28,213        43,213
Other assets:
  Goodwill, net of accumulated amortization of $303, $3,595,
    and $15,670 (note 2)....................................    8,736     83,216       210,047
  Debt issuance costs, net of accumulated amortization of
    $330, and $1,169........................................       --      4,858         8,796
  Organization costs and other, net.........................      262      2,445         4,389
                                                              -------   --------     ---------
         Total assets.......................................  $82,628   $246,471     $ 562,329
                                                              =======   ========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 2,132   $  7,389     $   9,263
  Accrued expenses..........................................      931     11,401        15,402
  Accrued interest payable..................................       --        844        13,109
  Accrued preferred stock issuance costs....................    1,110         --            --
  Lines of credit, notes payable and current portion of
    long-term debt (note 3).................................    2,573      2,751           774
  Current portion of capital lease obligations (note 4).....       64      1,575         3,952
  Deferred revenue..........................................      659      7,177        10,770
                                                              -------   --------     ---------
         Total current liabilities..........................    7,469     31,137        53,270
Long-term debt, less current portion, net of discount (note
  3)........................................................       20    139,376       268,440
Capital lease obligations, less current portion (note 4)....       86      2,945         6,012
                                                              -------   --------     ---------
         Total liabilities..................................    7,575    173,458       327,722
                                                              -------   --------     ---------
Minority interests in subsidiaries (note 2).................    2,231      2,765            --
Redeemable preferred stock (converted to common stock in
  1998)(note 5):
  Series A, convertible, $.001 par value; 6,100,000 shares
    authorized; 6,033,333 shares issued and outstanding at
    December 31, 1996 and 1997..............................   18,078     18,080            --
  Series B, convertible, $.001 par value; 10,117,000 shares
    authorized; 10,000,000 and 10,028,334 shares issued and
    outstanding at December 31, 1996 and 1997...............   58,799     59,193            --
  Series C, convertible, $.001 par value; 2,500,000 shares
    authorized; issued and outstanding at December 31,
    1997....................................................       --     19,976            --
                                                              -------   --------     ---------
                                                               76,877     97,249            --
                                                              -------   --------     ---------
Stockholders' equity (deficit) (note 6):
  Preferred stock, Series D-1, convertible, $.001 par value;
    3,000,000 shares authorized; 680,000 shares issued and
    outstanding at December 31, 1997 (converted to common
    stock in 1998)(note 5)..................................       --     10,200            --
  Common stock, $.001 par value; 125,000,000 shares
    authorized; 1,090,000, 1,254,533 and, 32,789,776 shares
    issued and outstanding at December 31, 1996 and 1997 and
    September 30, 1998......................................        1          1            33
  Additional paid-in capital................................    1,089     14,272       374,354
  Accumulated deficit.......................................   (5,145)   (51,474)     (139,780)
                                                              -------   --------     ---------
         Total stockholders' equity (deficit)...............   (4,055)   (27,001)      234,607
                                                              -------   --------     ---------
Commitments (notes 2, 4 and 5)
         Total liabilities and stockholders' equity
           (deficit)........................................  $82,628   $246,471     $ 562,329
                                                              =======   ========     =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 PERIOD FROM
                                                  INCEPTION          YEAR        NINE MONTHS ENDED
                                               (MARCH 1, 1996)      ENDED          SEPTEMBER 30,
                                               TO DECEMBER 31,   DECEMBER 31,   -------------------
                                                    1996             1997         1997       1998
                                               ---------------   ------------   --------   --------
                                                                                    (UNAUDITED)
Revenue:
  Internet connectivity:
     Dedicated...............................      $ 1,100         $ 16,383     $ 10,120   $ 36,924
     Dial-up.................................        1,139            7,093        4,314     16,272
  Enhanced services and other................          126           12,216        7,853     30,347
                                                   -------         --------     --------   --------
          Total revenue......................        2,365           35,692       22,287     83,543
Costs and expenses:
  Internet services operating costs..........          974           15,974        9,504     37,928
  Selling, general and administrative and
     other...................................        7,002           49,383       31,233     80,941
  Stock option related compensation and
     severance costs (note 6)................           --               --           --      3,040
  Depreciation and amortization..............          669           10,624        6,737     26,818
                                                   -------         --------     --------   --------
          Total costs and expenses...........        8,645           75,981       47,474    148,727
                                                   -------         --------     --------   --------
          Loss from operations...............       (6,280)         (40,289)     (25,187)   (65,184)
Other income (expense):
  Interest income............................          593            6,080        4,068      9,381
  Interest expense...........................         (115)         (11,826)      (5,899)   (22,860)
  Equity in losses of affiliates.............           --           (1,958)      (1,642)        --
                                                   -------         --------     --------   --------
          Loss before minority interests and
            extraordinary item...............       (5,802)         (47,993)     (28,660)   (78,663)
Minority interests...........................          680            1,924        1,638        545
                                                   -------         --------     --------   --------
          Loss before extraordinary item.....       (5,122)         (46,069)     (27,022)   (78,118)
Extraordinary item -- loss related to debt
  repurchase (note 3)........................           --               --           --    (10,101)
                                                   -------         --------     --------   --------
          Net loss...........................       (5,122)         (46,069)     (27,022)   (88,219)
Accretion of preferred stock to liquidation
  value......................................          (23)            (260)        (179)       (87)
                                                   -------         --------     --------   --------
          Net loss attributable to common
            stockholders.....................      $(5,145)        $(46,329)    $(27,201)  $(88,306)
                                                   =======         ========     ========   ========
Weighted average number of common shares
  outstanding -- basic and diluted...........          972            1,145        1,128     17,462
                                                   =======         ========     ========   ========
Loss per common share -- basic and diluted:
  Loss per common share before extraordinary
     item....................................        (5.29)          (40.47)      (24.11)     (4.49)
  Extraordinary item.........................           --               --           --      (0.57)
                                                   -------         --------     --------   --------
          Loss per common share..............      $ (5.29)        $ (40.47)    $ (24.11)  $  (5.06)
                                                   =======         ========     ========   ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                    COMMON STOCK       ADDITIONAL
                                     PREFERRED   -------------------    PAID-IN     ACCUMULATED
                                       STOCK       SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                     ---------   ----------   ------   ----------   -----------   --------
BALANCES AT INCEPTION..............  $     --            --    $--      $     --     $      --    $     --
Issuance of common stock for
  cash.............................        --     1,090,000      1         1,089            --       1,090
Accretion of redeemable preferred
  stock to liquidation value.......        --            --     --            --           (23)        (23)
Net loss...........................        --            --     --            --        (5,122)     (5,122)
                                     --------    ----------    ---      --------     ---------    --------
BALANCES AT DECEMBER 31, 1996......        --     1,090,000      1         1,089        (5,145)     (4,055)
Issuance of common stock for
  exercise of options..............        --        76,200                  148            --         148
Issuance of common stock for
  cash.............................        --        88,333                  360            --         360
Warrants issued in connection with
  debt offering (note 3)...........        --            --     --        12,675            --      12,675
Issuance of preferred stock in
  business combination (note 5)....    10,200            --     --            --            --      10,200
Accretion of redeemable preferred
  stock to liquidation value.......        --            --                   --          (260)       (260)
Net loss...........................        --            --     --                     (46,069)    (46,069)
                                     --------    ----------    ---      --------     ---------    --------
BALANCES AT DECEMBER 31, 1997......    10,200     1,254,533      1        14,272       (51,474)    (27,001)
Issuance of common stock for
  exercise of options..............        --       114,725     --           485            --         485
Issuance of common stock for
  exercise of warrants.............        --       415,461      1            --            --           1
Issuance of common stock in initial
  public offering, net of expenses
  (note 6).........................        --     5,735,000      6       120,814            --     120,820
Issuance of common stock to private
  investor (note 6)................        --     4,493,877      4        99,995            --      99,999
Issuance of Series D-1 preferred
  stock in business combinations
  (notes 2 and 5)..................    26,726            --     --            --            --      26,726
Accretion of redeemable preferred
  stock to liquidation value.......        --            --     --            --           (87)        (87)
Issuance of common stock pursuant
  to conversion of Series D-1
  preferred stock (note 5).........   (36,926)    2,214,513      2        36,924            --          --
Issuance of common stock pursuant
  to conversion of Series A, B and
  C redeemable preferred stock
  (note 5).........................        --    18,561,667     19        97,287            --      97,306
Issuance of common stock options in
  business combinations............        --            --     --         1,937            --       1,937
Stock option related compensation
  and severance costs (note 6).....        --            --     --         2,640            --       2,640
Net loss...........................                                                    (88,219)    (88,219)
                                     --------    ----------    ---      --------     ---------    --------
BALANCE AT SEPTEMBER 30, 1998
  (UNAUDITED)......................  $     --    32,789,776    $33      $374,354     $(139,780)   $234,607
                                     ========    ==========    ===      ========     =========    ========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                          PERIOD FROM
                                                           INCEPTION                      NINE MONTHS ENDED
                                                        (MARCH 1, 1996)    YEAR ENDED       SEPTEMBER 30,
                                                        TO DECEMBER 31,   DECEMBER 31,   --------------------
                                                             1996             1997         1997       1998
                                                        ---------------   ------------   --------   ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss............................................      $(5,122)       $ (46,069)    $(27,022)  $ (88,219)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization.....................          669           10,624        6,737      26,818
    Minority interests' share of losses...............         (680)          (1,924)      (1,638)       (545)
    Stock option related compensation and severance
      costs...........................................           --               --           --       3,040
    Equity in losses of affiliates....................           --            1,958        1,642          --
    Extraordinary item -- loss related to the
      repurchase of debt..............................           --               --           --      10,101
    Changes in operating assets and liabilities,
      excluding effects of business combinations:
      Receivables.....................................         (265)          (1,561)      (2,110)     (1,979)
      Prepaid expenses and other current assets.......         (284)          (2,305)      (2,593)       (899)
      Accounts payable................................        1,439           (1,656)        (359)       (889)
      Accrued expenses................................        1,910            3,082       (1,531)      3,720
      Accrued interest payable........................           --              844        5,400      13,040
      Deferred revenue................................            7            1,684        1,012        (445)
                                                            -------        ---------     --------   ---------
         Net cash used by operating activities........       (2,326)         (35,323)     (20,462)    (36,257)
                                                            -------        ---------     --------   ---------
Cash flows from investing activities:
  Acquisition of equipment and leasehold
    improvements......................................       (3,430)         (14,547)     (11,002)    (15,327)
  Acquisition of net assets in business combinations
    and investments in affiliates, net of cash
    acquired..........................................       (5,627)         (64,023)     (28,796)   (121,432)
  Change in restricted cash and securities............                       (40,554)     (48,532)     19,689
  Other...............................................          (66)          (1,206)      (1,045)     (2,242)
                                                            -------        ---------     --------   ---------
         Net cash used by investing activities........       (9,123)        (120,330)     (89,375)   (119,312)
                                                            -------        ---------     --------   ---------
Cash flows from financing activities:
  Proceeds from lines of credit, notes payable and
    long-term debt....................................           --          145,512      145,478     168,827
  Repayments of lines of credit and notes payable.....          (20)          (3,468)      (2,566)    (58,784)
  Repayments of capital lease obligations.............           (8)            (950)        (440)     (2,452)
  Proceeds from issuance of common and preferred
    stock, net of issuance costs......................       77,944           20,678       20,530     221,304
                                                            -------        ---------     --------   ---------
         Net cash provided by financing activities....       77,916          161,772      163,002     328,895
                                                            -------        ---------     --------   ---------
         Net increase in cash and cash equivalents....       66,467            6,119       53,165     173,326
Cash and cash equivalents:
  Beginning of period.................................           --           66,467       66,467      72,586
                                                            -------        ---------     --------   ---------
  End of period.......................................      $66,467        $  72,586     $119,632   $ 245,912
                                                            =======        =========     ========   =========
Supplemental disclosures of cash flow information:
  Cash paid for interest..............................      $    --        $  10,982     $     --   $  10,393
                                                            =======        =========     ========   =========
Supplemental disclosures of non-cash investing and
  financing activities:
  Equipment acquired through capital lease
    obligations.......................................      $    58        $   3,301     $  1,923   $   7,209
                                                            =======        =========     ========   =========
  Acquisition of net assets in business combination
    through issuance of notes payable.................      $ 6,675        $   4,718     $     --   $      --
                                                            =======        =========     ========   =========
  Acquisition of net assets in business combination
    through issuance of preferred stock and preferred
    stock options.....................................      $    --        $  10,200     $     --   $  28,663
                                                            =======        =========     ========   =========
  Warrants issued in connection with debt offering....      $    --        $  12,675     $ 12,675   $      --
                                                            =======        =========     ========   =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
    INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE SIX-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Verio Inc. (Verio or the Company) was incorporated on March 1, 1996 to capitalize on the growing demand for Internet access and enhanced services by business users through the acquisition, integration, and growth of existing independent Internet service providers with a business customer focus in targeted geographic regions. The goal of the Company is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. The Company commenced operations in April 1996 and had no activity other than the sale of common stock to founders prior to April 1, 1996.

     The accompanying unaudited financial information as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the nine months ended September 30, 1997 and 1998 have been included. Operating results for the nine-month period ending September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

     The accompanying consolidated financial statements include the accounts of Verio and its majority owned subsidiaries, as described in Note 2. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents and Restricted Cash

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Included in cash equivalents as of December 31, 1996, December 31, 1997 and September 30, 1998 are U.S. government, municipal and corporate debt securities, money market accounts and commercial paper, totaling $61,769,000, $75,442,000 (exclusive of cash overdraft in the amount of $11,228,000) and $233,975,000, respectively, with maturities ranging from thirty to ninety days.

     Restricted cash and securities include U.S. government securities which are classified as securities held to maturity and recorded at cost. At December 31, 1997 and September 30, 1998, cost approximated market value.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

  (d) Investments in Affiliates and Consolidation of Subsidiaries

     Investments in affiliates represent newly issued preferred shares of various affiliates. The preferred shares are convertible at the option of the Company into common shares on a one-for-one basis and represent future common stock ownership interests, upon conversion, of less than 50%. As the Company did not acquire a

                          VERIO INC. AND SUBSIDIARIES
common stock ownership interest, these investments are recorded at cost until such time as the preferred shares are converted to common. In addition, if these entities incur losses resulting in the equity of the common shareholders being reduced to zero, the Company will utilize the equity method of accounting for these investments and will generally recognize 100% of all losses of the affiliates from that date, up to the amount of the Company's investment, based on the inability of the majority common shareholders to fund additional losses. During the year ended December 31, 1997, the Company recognized equity in losses of affiliates of $1,958,000 under this method of accounting. Such losses were not significant for the nine months ended September 30, 1998.

     The Company has also acquired preferred shares in certain entities which are convertible into future common stock ownership interests of greater than 50%. In these situations, the Company has majority representation on the Board of Directors and majority voting rights, exercises significant control over the entities' operations, and intends to acquire a 100% common ownership interest in the future. Accordingly, the accounts of these investees have been consolidated with those of the Company in the accompanying consolidated financial statements from the dates of acquisition (see note 2).

     As of September 30, 1998, the Company had acquired a 100% ownership interest in all but one affiliate. Accordingly, the accounts of these investees are consolidated with those of the Company as of September 30, 1998.

  (e) Other Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a 10-year period. Other intangibles are amortized using the straight-line method over periods ranging from three to seven years.

  (f) Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lives Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  (g) Revenue Recognition

     Revenue related to Internet and enhanced services is recognized as the services are provided, and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set-up fees are recognized upon completion of the services. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  (h) Peering Relationships

     The Company does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than the culmination of an earnings process. Accordingly, these arrangements are appropriately not reflected in the operations of the Company.

                          VERIO INC. AND SUBSIDIARIES

  (i) Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  (j) Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has provided pro forma disclosures of net loss and loss per share as if the fair value based method of accounting for the plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the period and year ended December 31, 1996 and 1997.

  (k) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128). SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1996, 1997 and 1998, as all potential common stock instruments are antidilutive.

                          VERIO INC. AND SUBSIDIARIES

(2) BUSINESS COMBINATIONS AND INVESTMENTS IN AFFILIATES

     During the period from inception (March 1, 1996) to December 31, 1996, the Company completed seven business combinations and investments for cash and notes payable. All of the acquisitions were accounted for using the purchase method of accounting, and represent the acquisition of stock or net assets. Outstanding stock options of acquired businesses were included in the determination of the purchase prices based on fair values. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1996:

                                                                        TOTAL
                                                                      OWNERSHIP
                                                     OWNERSHIP       INTEREST AT     APPROXIMATE
                                                      INTEREST      DECEMBER 31,      PURCHASE
         BUSINESS NAME           ACQUISITION DATE   PURCHASED(a)       1996(a)          PRICE
         -------------           -----------------  ------------   ---------------   -----------
                                                                                     (AMOUNTS IN
                                                                                     THOUSANDS)
On-Ramp Technologies, Inc......  August 1, 1996          51%
                                 October 4, 1996          4%             55%(b)        $ 8,775
RAINet, Inc....................  August 2, 1996         100%            100%(c)          2,000
CCnet Inc......................  December 19, 1996      100%            100%(c)          1,800
                                                                                       -------
                                                                                       $12,575
Acquisition costs..............                                                            284
                                                                                       -------
                                                                                       $12,859
                                                                                       =======

     The aggregate purchase price, including acquisition costs was allocated based upon fair value as follows:

Equipment..................................................  $ 1,359
Goodwill...................................................    9,039
Net current assets.........................................    2,461
                                                             -------
          Total purchase price.............................  $12,859
                                                             =======

  Unconsolidated investments in 1996:

                                                                   TOTAL
                                                                 OWNERSHIP
                                                OWNERSHIP       INTEREST AT       APPROXIMATE
                                                 INTEREST      DECEMBER 31,        PURCHASE
      BUSINESS NAME        ACQUISITION DATE    PURCHASED(a)       1996(a)            PRICE
      -------------        -----------------   ------------   ---------------     -----------
                                                                                  (AMOUNTS IN
                                                                                  THOUSANDS)
West Coast Online,         July 26, 1996            20%             20%(b)          $   225
  Inc....................
National Knowledge         August 2, 1996           26%             26%(b)              300
  Networks, Inc..........
Access One, Inc..........  December 12, 1996        20%             20%(b)              506
Signet Partners, Inc.....  December 19, 1996        25%             25%(b)              403
                                                                                    -------
                                                                                    $ 1,434
Acquisition costs........                                                               102
                                                                                    -------
                                                                                    $ 1,536
                                                                                    =======

                          VERIO INC. AND SUBSIDIARIES

     During the year ended December 31, 1997, the Company completed 23 business combinations and investments for cash, notes payable and preferred stock. All of the acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Seventeen subsidiaries were acquired and newly consolidated during 1997. In addition, the Company formed two new start-up subsidiaries. Summary information regarding these acquisitions is as follows:

  Consolidated acquisitions in 1997:

                                                                        TOTAL
                                                                      OWNERSHIP
                                                     OWNERSHIP       INTEREST AT     APPROXIMATE
                                                      INTEREST      DECEMBER 31,      PURCHASE
        BUSINESS NAME            ACQUISITION DATE   PURCHASED(a)       1997(a)        PRICE(e)
        -------------           ------------------  ------------   ---------------   -----------
                                                                                     (AMOUNTS IN
                                                                                     THOUSANDS)
Global Enterprise Services --
  Network Division............  January 17, 1997        100%            100%(d)        $ 2,350
Pioneer Global
  Telecommunications, Inc.....  February 6, 1997        100%            100%(c)          1,011
Compute Intensive Inc.........  February 18, 1997        55%             55%(b)          4,900
NorthWestNet, Inc.............  February 28, 1997        85%             85%(c)          9,464
RUSTnet, Inc..................  March 14, 1997          100%            100%(c)          1,703
Aimnet Corporation............  May 19, 1997             55%
                                September 22, 1997       45%            100%(c)          7,613
Branch Information Services,
  Inc.........................  September 17, 1997      100%            100%(c)          1,687
West Coast Online, Inc........  April 29, 1997           12%
                                September 30, 1997       68%            100%(b)          1,775
Communique, Inc...............  October 2, 1997         100%            100%(c)          3,000
Clark Internet Services,
  Inc.........................  October 17, 1997         51%             51%(b)          3,520
ATMnet........................  November 5, 1997        100%            100%(d)          5,522
Global Internet Network
  Services, Inc...............  December 1, 1997        100%            100%(c)          6,000
Surf Network, Inc.............  January 31, 1997         25%
                                December 22, 1997        75%            100%(b)            603
PREPnet.......................  December 24, 1997       100%            100%(d)          1,405
Sesquinet.....................  December 24, 1997       100%            100%(d)            732
Service Tech, Inc.............  August 1, 1997           40%
                                December 31, 1997        60%            100%(b)          2,055
Monumental Network Systems,
  Inc.........................  December 31, 1997       100%            100%(c)          3,962
Internet Servers, Inc.........  December 31, 1997       100%            100%(c)         20,000
                                                                                       -------
                                                                                       $77,302
Acquisition costs.............                                                           3,396
                                                                                       -------
                                                                                       $80,698
                                                                                       =======

                          VERIO INC. AND SUBSIDIARIES

     The aggregate purchase price, including acquisition costs was allocated based upon fair values as follows:

Equipment..................................................  $12,378
Goodwill...................................................   77,772
Net current liabilities....................................   (9,452)
                                                             -------
          Total purchase price.............................  $80,698
                                                             =======

  Unconsolidated investments in 1997:

                                                                 TOTAL OWNERSHIP
                                                   OWNERSHIP       INTEREST AT     APPROXIMATE
                                                    INTEREST      DECEMBER 31,      PURCHASE
        BUSINESS NAME          ACQUISITION DATE   PURCHASED(a)       1997(a)        PRICE(e)
        -------------          -----------------  ------------   ---------------   -----------
                                                                                   (AMOUNTS IN
                                                                                   THOUSANDS)
Pacific Rim Network, Inc.....  February 4, 1997        27%             27%(b)        $  150
Internet Engineering
  Associates, Inc............  March 4, 1997           20%             20%(b)           206
Internet Online, Inc.........  March 5, 1997           35%             35%(b)         1,050
Structured Network Systems,
  Inc........................  March 6, 1997           20%             20%(b)           150
National Knowledge Networks,
  Inc........................  November 7, 1997        15%             41%(b)           599
Signet Partners, Inc.........  November 20, 1997       16%             41%(b)           414
                                                                                     ------
                                                                                     $2,569
Acquisition costs............                                                           253
                                                                                     ------
                                                                                     $2,822
                                                                                     ======

     During the nine months ended September 30, 1998, the Company purchased additional investments in eleven of the Company's affiliates and acquired 10 new internet service providers for a combination of cash and Series D-1 Preferred Stock. All acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in the Company's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1998:

                                                                   TOTAL OWNERSHIP
                                                     OWNERSHIP       INTEREST AT     APPROXIMATE
                                                      INTEREST        JUNE 30,        PURCHASE
         BUSINESS NAME           ACQUISITION DATE   PURCHASED(a)       1998(a)        PRICE(e)
         -------------           -----------------  ------------   ---------------   -----------
                                                                                     (AMOUNTS IN
                                                                                     THOUSANDS)
Signet Partners, Inc...........  January 30, 1998        14%              --                --
                                 February 26, 1998       45%            100%          $  1,925
Pacific Rim Network, Inc.......  February 16, 1998       73%            100%               730
Clark Internet Services,
  Inc..........................  February 25, 1998       49%            100%             3,863
Internet Engineering
  Associates, Inc..............  February 25, 1998       80%            100%             1,608
On-Ramp Technologies, Inc......  February 26, 1998       45%            100%            11,849
National Knowledge Networks,
  Inc..........................  February 27, 1998       59%            100%             2,092

                          VERIO INC. AND SUBSIDIARIES

                                                                   TOTAL OWNERSHIP
                                                     OWNERSHIP       INTEREST AT     APPROXIMATE
                                                      INTEREST        JUNE 30,        PURCHASE
         BUSINESS NAME           ACQUISITION DATE   PURCHASED(a)       1998(a)        PRICE(e)
         -------------           -----------------  ------------   ---------------   -----------
                                                                                     (AMOUNTS IN
                                                                                     THOUSANDS)
Access One, Inc................  February 27, 1998       80%            100%             5,601
NSNet, Inc.....................  February 27, 1998      100%            100%             3,661
NorthWestNet, Inc..............  March 6, 1998           15%            100%             4,803
LI Net, Inc....................  April 9, 1998          100%            100%             6,500
STARnet, L.L.C.................  April 14, 1998         100%            100%             3,500
Computing Engineers Inc........  April 15, 1998         100%            100%             9,000
Florida Internet Corporation...  April 15, 1998         100%            100%             2,200
Structured Network Systems,
  Inc..........................  April 16, 1998          80%            100%             1,250
Compute Intensive Inc..........  April 24, 1998          45%            100%            14,260
Matrix Online Media, Inc.......  May 5, 1998            100%            100%             4,000
PacketWorks, Inc...............  June 19, 1998          100%            100%               852
Internet Online, Inc...........  June 30, 1998           65%            100%             4,200
NTX, Inc. (TABNet).............  July 7, 1998           100%            100%            45,500
MagicNet, Inc. ................  July 23, 1998          100%            100%             3,300
TerraNet.......................  August 7, 1998         100%            100%             4,271
                                                                                      --------
                                                                                       134,965
Acquisition costs..............                                                          5,314
                                                                                      --------
                                                                                      $140,279
                                                                                      ========

     The aggregate purchase price, including acquisition costs was allocated based upon fair values as follows:

Equipment................................................   $  5,506
Goodwill.................................................    137,863
Net current liabilities..................................     (3,090)
                                                            --------
          Total purchase price...........................   $140,279
                                                            ========

---------------

(a) Represents existing ownership interest or, in the case of investments in preferred stock, ownership upon conversion of preferred shares to common, on a fully diluted basis.

(b)  Represents ownership of preferred stock of affiliate or subsidiary.

(c)  Represents ownership of common stock of affiliate or subsidiary.

(d)  Represents acquisition of net assets.

(e) Purchase prices are comprised of cash, notes payable, the issuance of shares of Series D-1 preferred stock, and the granting of an option to purchase shares of Series D-1 preferred stock. The value of such shares, which were converted to common stock of the Company in May 1998, as described in note 5, was generally determined by the Company's Board of Directors based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows, and arms-length negotiated values.

                          VERIO INC. AND SUBSIDIARIES

     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if substantially all of the above consolidated acquisitions had occurred on January 1, 1996:

                                                                        NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                             -----------------------   -------------------
                                                1996         1997        1997       1998
                                             ----------   ----------   --------   --------
                                                        (AMOUNTS IN THOUSANDS,
                                                      EXCEPT FOR PER SHARE DATA)
Revenue....................................   $ 57,712     $ 95,386    $ 68,286   $ 96,502
Loss before extraordinary item and
  accretion of preferred stock.............    (42,469)     (69,125)    (43,297)   (87,035)
Net loss attributable to common
  stockholders.............................    (42,492)     (69,125)    (43,476)   (97,223)
Loss per common share -- basic and
  diluted..................................   $ (43.73)    $ (60.37)   $ (38.54)  $  (5.57)

     The pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had taken place as of January 1, 1996 nor are they necessarily indicative of the results of future operations.

     Subsequent to September 30, 1998, the Company completed one acquisition for total consideration of approximately $8.4 million in cash. In addition, in August 1998, the Company entered into a definitive agreement to purchase Hiway for total consideration of $254.7 million, consisting of cash of $176.0 million and approximately 4.92 million fully diluted shares of Verio Inc. Common Stock.

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following:

                                                         DECEMBER 31,
                                                      ------------------   SEPTEMBER 30,
                                                       1996       1997         1998
                                                      -------   --------   -------------
                                                                            (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
10 3/8% Senior Notes due 2005(b)...................   $    --   $     --     $175,000
13 1/2% Senior Notes due in 2004, net of
  unamortized discount of $12,130,136 and 7,900,515
  as of December 31, 1997 and September 30, 1998,
  respectively(a)..................................        --    137,870       92,494
Revolving lines of credit, bearing interest at .5%
  to 2.00% above prime, (9.0% to 10.5% at December
  31, 1997) due primarily on demand, secured by
  restricted cash of $765,000......................        --        788           --
Unsecured notes payable bearing interest primarily
  at 7%, due in 1998 and 1999......................     2,500      2,809        1,418
Other..............................................        93        660          302
                                                      -------   --------     --------
                                                        2,593    142,127      269,214
Less current portion...............................    (2,573)    (2,751)        (774)
                                                      =======   ========     ========
Long-term debt, less current portion...............   $    20   $139,376     $268,440
                                                      =======   ========     ========

---------------

(a) In June 1997, the Company completed a debt offering of $150.0 million, 13 1/2% Senior Notes due 2004 (the "1997 Notes") and warrants to purchase 2,112,480 shares of common stock at $.01 per share, which were valued at approximately $12,675,000 based on the Company's most recent equity offering. Interest on the 1997 Notes is payable semi-annually on June 15 and December 15 of each year. The value attributed to the warrants has been recorded as debt discount and is being amortized to interest expense using the interest method over the term of the 1997 Notes. Upon closing, the Company deposited U.S.

                          VERIO INC. AND SUBSIDIARIES

     Treasury securities in an escrow account in an amount that, together with interest on the securities, will be sufficient to fund the first five interest payments (through December 1999) on the 1997 Notes. This restricted cash and securities balance totaled $38,195,404 at December 31, 1997. The 1997 Notes are redeemable on or after June 15, 2002 at 103% of the face value.

     The indenture covering the 1997 Notes includes various covenants restricting the payment of dividends, additional indebtedness, disposition of assets, and transactions with affiliates.

(b) On March 25, 1998, the Company completed the private placement of $175.0 million principal amount of senior notes (the "March 1998 Notes"). The March 1998 Notes are redeemable at the option of the Company commencing April 1, 2002. The March 1998 Notes mature on April 1, 2005. Interest on the March 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsecured and senior indebtedness. The March 1998 Notes contain terms that are substantially similar to the 1997 Notes. The Company used approximately $54.5 million of the proceeds plus accrued interest to repurchase $50.0 million principal amount of the $150,000,000 13 1/2% Senior Notes due 2004. As a result, the Company was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest on the $50.0 million principal amount of 1997 Notes repurchased from Brooks Fiber Properties, Inc. This transaction resulted in an extraordinary loss of $10.1 million.

     Maturities of lines of credit, notes payable and long-term debt are as follows (in thousands):

1998.....................................................   $  2,751
1999.....................................................      1,032
2000.....................................................        474
2001.....................................................         --
2002.....................................................         --
Thereafter...............................................    137,870
                                                            --------
                                                            $142,127
                                                            ========

     The Company has received commitments from a group of commercial lending institutions to provide an aggregate of up to $70.0 million pursuant to a two-year revolving credit financing facility. No borrowings are outstanding under this facility as of September 30, 1998.

                          VERIO INC. AND SUBSIDIARIES

(4) LEASES AND COMMITMENTS

     The Company leases office space, certain facilities storing internet points of presence and certain computer and office equipment under capital and operating leases expiring at various dates through 2003. Future minimum annual lease payments under these leases as of December 31, 1997 are as follows:

                                                              CAPITAL     OPERATING
                                                              LEASES       LEASES
                                                              -------     ---------
                                                                   (AMOUNTS IN
                                                                   THOUSANDS)
1998........................................................  $ 2,279      $ 5,786
1999........................................................    1,840        5,178
2000........................................................    1,128        3,485
2001........................................................       42        1,393
2002........................................................        9          487
Thereafter..................................................       --          172
                                                              -------      -------
          Total minimum payments............................  $ 5,298      $16,501
                                                                           =======
Less amount representing interest...........................     (778)
                                                              -------
          Present value of net minimum lease payments.......    4,520
Less current portion........................................   (1,575)
                                                              -------
                                                              $ 2,945
                                                              =======

     Rent expense for the period from inception (March 31, 1996) to December 31, 1996 and the year ended December 31, 1997 and the nine months ended September 30, 1998 was $128,000, $1,856,000, and $3,036,000, respectively.

     In addition, the Company has entered into agreements with two telecommunications companies to provide the Company with products and services to be used in its operations. Under one agreement, the minimum payments as of September 30, 1998 are as follows (in thousands):

1998........................................................  $1,200
1999........................................................   1,900
2000........................................................   2,400
2001........................................................     800
                                                              ------
          Total minimum payments............................  $6,300
                                                              ======

     Under the second agreement, the Company is obligated to spend a total of $39 million between June 16, 1997 and June 16, 2002 of which approximately $3,300,000 had been paid as of September 30, 1998. Annual payments will be based on actual usage by the Company.

     On March 31, 1998, the Company entered into a 15-year Capacity and Services Agreement (the "Capacity Agreement") with Qwest Communications Corporation ("Qwest"), under which the Company will have access to long haul capacity and ancillary services on Qwest's planned 16,285 mile MacroCapacity(sm) Fiber Network. Over the first seven years of the term of the Capacity Agreement (the "Commitment Term"), the Company must purchase, and Qwest must provide, not less than $100.0 million, in the aggregate, of such capacity and services (the "Commitment"), at agreed upon prices. The amount of capacity represented by the Commitment would satisfy less than 50% of the Company's currently projected long haul capacity requirements over the Commitment Term. However, the Company has the right to order capacity and services in excess of the Commitment, and after the expiration of the Commitment Term, at the same agreed upon prices.

     The Company had an outstanding irrevocable letter of credit in the amount of $1.4 million as of September 30, 1998. This letter of credit, which is automatically renewed after one year at the discretion of the bank, not to be extended beyond January 31, 2003, is to collateralize the Company's lease obligation to a

                          VERIO INC. AND SUBSIDIARIES
third party. The fair value of this letter of credit approximates contract value which is fixed over the life of the commitment. Restricted cash in the amount of $1,500,000 secures the letter of credit.

(5) PREFERRED STOCK

     Series A, B and C preferred shares were issued in 1996 and 1997 at $3, $6 and $8 per share, respectively, for total proceeds of $18,100,001, $60,170,004 and $20,000,000, respectively. The Series A, B, and C preferred shares were subject to mandatory redemption and were convertible into common stock initially on a one-for-one basis. In December 1997, the Company also issued 680,000 shares of Series D-1 preferred stock at $15 per share in connection with an acquisition. The Series D-1 preferred shares were not redeemable. From January 1, 1998 through April 30, 1998, the Company issued 1,534,513 additional shares of Series D-1 preferred stock ranging from $15 to $22 per share in connection with business combinations. The preferred shares were entitled to receive dividends equal, on an as-converted basis, to any amount paid to common stockholders. In the event of any liquidation or dissolution of the Company, including certain mergers, consolidations and asset sales, holders of the preferred shares were entitled to receive an amount equal to the original issuance price, plus any declared and unpaid dividends. In connection with the Company's initial public offering of common stock discussed in note 6, all outstanding preferred shares were converted to common stock in May 1998.

(6) STOCKHOLDERS' EQUITY

  Common Stock Offerings

     On May 15, 1998, the Company completed its initial public offering of common stock. The Company issued 5,500,000 shares for net proceeds, after offering costs, of approximately $115.7 million.

     Concurrently with the above offering, the Company also sold an additional 4,493,877 shares to a strategic investor for total proceeds of approximately $100 million.

     Subsequent to the above offering, the Company sold an additional 235,000 shares, in connection with the underwriters exercise of their over-allotment option, for net proceeds of approximately $5.1 million.

  Stock-Based Compensation Plans

     The Company has established Incentive Stock Option Plans (the Plans) whereby, at the discretion of the Board of Directors (the Board), the Company may grant stock options to employees of the Company and its controlled subsidiaries. As of September 30, 1998, the Company had reserved 4,633,084 shares for issuance under the Plans. The option price is determined by the Board at the time the option is granted, but generally such price is not less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. As of December 31, 1996 and December 31, 1997, options had been granted entitling the holders to purchase 707,200 and 2,237,050 shares of the Company's common stock, respectively, at exercise prices of $1, $3, $6, $6.75 and $8.50 per share. Options granted on or before December 19, 1997, vest over a five year period, and expire ten years from the date of grant. Options granted December 20, 1997, or later, vest over a four year period, and expire eight years from the date of grant. In certain circumstances, options vest earlier or later based upon the fair value of the Company's common shares or upon reaching certain performance targets, as defined, and in the case that such performance targets are not met, such performance-based options vest seven years from the date of grant. Performance based options granted on or before December 19, 1997, expire ten years from the date of grant, and performance based options granted December 20, 1997, or later, expire eight years from the date of grant. As of December 31, 1997, 54,700 options, in total, were vested and exercisable. Options may be exercised prior to their scheduled vesting date, but are subject to a repurchase by the Company at the exercise price until the scheduled vesting date. The weighted average contractual term of outstanding options was approximately 5 years at December 31, 1997.

                          VERIO INC. AND SUBSIDIARIES

     The following table summarizes option activity for the period from inception (March 1, 1996) through September 30, 1998:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Options granted at the following exercise prices:
  $1 per share..............................................     60,000
  $3 per share..............................................    647,700
                                                              ---------
Options outstanding at December 31, 1996....................    707,700     $ 2.83
Options granted at the following exercise prices:
  $3 per share..............................................      6,000
  $6 per share..............................................    924,550
  $6.75 per share...........................................    635,450
  $8.50 per share...........................................    191,250
  Options forfeited.........................................   (151,700)    $ 5.95
  Options exercised.........................................    (76,200)    $ 1.95
                                                              ---------     ------
Options outstanding at December 31, 1997....................  2,237,050     $ 5.55
Options granted at the following exercise prices:
  $12.75 per share..........................................    467,150
  $13.50 per share..........................................  1,042,284
  $17.00 per share..........................................     18,500
  $17.38 per share..........................................    180,750
  $17.75 per share..........................................    250,000
  $19.00 per share..........................................    555,187
  $20.50 per share..........................................     30,000
  $20.81 per share..........................................     70,000
  $21.13 per share..........................................    177,700
  $22.75 per share..........................................      7,750
  $23.00 per share..........................................    180,000
  $27.25 per share..........................................    104,350
  $29.13 per share..........................................    104,900
  $30.03 per share..........................................     39,500
  Options forfeited.........................................   (751,650)    $10.72
  Options exercised.........................................    (80,387)    $ 4.65
                                                              ---------     ------
Options outstanding at September 30, 1998 (unaudited).......  4,633,084     $12.90
                                                              =========     ======

     Options outstanding does not include approximately 165,000 options assumed in connection with the Buyout of NorthWestNet.

     During the period and year ended December 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.46 and $1.08, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends or volatility, risk-free interest rate of 6%, and expected life of three years. If the Company had recorded compensation expense for the period and year ended December 31, 1996 and 1997, based on the fair value of the options at the grant date under SFAS No. 123, net loss available to common stockholders would increase to $5,210,000 and $46,737,000, respectively, and basic and diluted net loss per common share would increase to $4.78 and $40.83, respectively.

                          VERIO INC. AND SUBSIDIARIES

     Since inception, the Company has generally granted stock options with exercise prices equal to the fair value of the underlying common stock, as determined by the Company's Board of Directors and based on the Company's other equity transactions. Accordingly, the Company has not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, the Company granted options to employees with exercise prices less than the fair value per share based upon the Company's estimated price per share in the initial public offering. Accordingly the Company will record compensation expense totaling approximately $10.6 million. Such compensation expense will be recognized pro rata over the forty-eight month vesting period of the options. This compensation expense totaled approximately $1,269,000 for the nine months ended September 30, 1998. It is the intention of the Company to generally grant future stock options with exercise prices equal to the fair value of the underlying Common Stock at the date of grant. In addition, the Company incurred $1.4 million in compensation expense during the nine-months ended September 30, 1998 related to accelerated vesting of options and approximately $0.4 million in compensation expense related to options issued to the Company's new president.

(7) INCOME TAXES

     Income tax benefit for the period and year ended December 31, 1996 and 1997, differs from the amounts that would result from applying the federal statutory rate of 34% as follows in thousands:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
Expected tax benefit........................................  $(1,749)  $(15,752)
State income taxes, net of federal benefit..................     (180)    (1,622)
Nondeductible goodwill amortization.........................       26        820
Change in valuation allowance for deferred tax assets,
  exclusive of effect of acquired net operating losses......    1,877     16,472
Other.......................................................       26         82
                                                              -------   --------
  Actual income tax benefit.................................  $    --   $     --
                                                              =======   ========

     No tax benefit was recorded for the nine months ended September 30, 1997 and 1998 due to the increase in the valuation allowance for deferred tax assets, relating primarily to net operating loss carryforwards.

     Temporary differences that give rise to the components of deferred tax assets as of December 31, 1996 and 1997 and June 30, 1998 are as follows in thousands:

                                                         DECEMBER 31,
                                                      ------------------   SEPTEMBER 30,
                                                       1996       1997         1998
                                                      -------   --------   -------------
                                                                            (UNAUDITED)
Net operating loss carryforwards, including
  acquisitions......................................  $ 2,238   $ 18,586     $ 52,500
Other, net..........................................       39        163          250
                                                      -------   --------     --------
          Gross deferred tax asset..................    2,277     18,749       52,750
Valuation allowance.................................   (2,277)   (18,749)     (52,750)
                                                      -------   --------     --------
          Net deferred tax asset....................  $    --   $     --     $     --
                                                      =======   ========     ========

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of approximately $49.9 million, of which $5.9 million and $44.0 million is available to offset future federal taxable income, if any, through 2011 and 2012, respectively. As a result of various preferred stock transactions during 1996 and 1997, management believes the Company has undergone an "ownership change"

                          VERIO INC. AND SUBSIDIARIES
as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by the Company in 1996, 1997 and 1998, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(8) CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1996 and 1997 and September 30, 1998, the Company had no concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1996 and 1997 and September 30, 1998, the fair value of the Company's financial instruments approximate their carrying value, based on their terms and interest rates.

(9) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Plan (the Plan) for all full time employees of the Company. The Company may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during 1996, 1997 or 1998.

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summary quarterly financial information for the Company is as follows. The second quarter of 1996 represents the period from inception (March 1, 1996) to June 30, 1996 (Amounts in Thousands Except Per Share Data).

                                                      THREE MONTHS ENDED
                                  ----------------------------------------------------------
1996                              MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
----                              --------   -------   ------------   -----------   --------
Revenue.........................  $    --    $    --     $    678      $  1,687     $  2,365
Loss from operations............       --       (329)      (1,395)       (4,556)      (6,280)
Net loss........................       --       (329)      (1,442)       (3,374)      (5,145)
Loss per common share -- basic
  and diluted...................       --      (0.34)       (1.48)        (3.47)       (5.29)

                                                      THREE MONTHS ENDED
                                  ----------------------------------------------------------
1997                              MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
----                              --------   -------   ------------   -----------   --------
Revenue.........................  $ 4,414    $ 8,249     $  9,624      $ 13,405     $ 35,692
Loss from operations............   (5,592)    (8,854)     (10,741)      (15,102)     (40,289)
Net loss........................   (4,677)    (9,274)     (13,250)      (19,128)     (46,329)
Loss per common share -- basic
  and diluted...................    (4.29)     (8.32)      (11.26)       (16.63)      (40.47)

                                                       THREE MONTHS ENDED
                                        ------------------------------------------------
1998                                    MARCH 31    JUNE 30     SEPTEMBER 30     TOTAL
----                                    --------    --------    ------------    --------
Revenue...............................  $ 21,198    $ 28,541      $ 33,804      $ 83,543
Loss from operations..................   (14,717)    (21,327)      (29,140)      (65,184)
Net loss..............................   (28,384)    (26,316)      (33,606)      (88,306)
Loss per common share -- basic and
  diluted.............................    (22.44)      (1.44)        (1.03)        (5.06)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of On-Ramp Technologies, Inc. as of July 31, 1996, and the related statements of operations, stockholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On-Ramp Technologies, Inc. as of July 31, 1996, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
April 11, 1997

                           ON-RAMP TECHNOLOGIES, INC.

                                 BALANCE SHEET
                                 JULY 31, 1996

                                     ASSETS

Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of $80,812.............................................  $   433,075
  Prepaid expenses and other................................       25,079
                                                              -----------
          Total current assets..............................      458,154
Equipment, net (note 2).....................................      867,388
                                                              -----------
          Total assets......................................  $ 1,325,542
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft............................................  $    91,342
  Accounts payable..........................................      448,460
  Accrued liabilities.......................................       61,750
  Current portion of note payable (note 3)..................       55,003
  Deferred revenue..........................................      652,965
                                                              -----------
          Total current liabilities.........................    1,309,520
Note payable, less current portion (note 3).................       58,692
                                                              -----------
          Total liabilities.................................    1,368,212
                                                              -----------
Stockholders' equity (deficit) (note 5):
  Common stock, $0.001 par value, 40,000,000 shares
     authorized, 1,079,000 shares issued....................        1,079
  Additional paid-in capital................................    1,804,871
  Accumulated deficit.......................................   (1,822,620)
  Treasury stock -- 689,971 shares at cost..................      (26,000)
                                                              -----------
          Total stockholders' deficit.......................      (42,670)
                                                              -----------
Commitments and contingencies (note 4):
          Total liabilities and stockholders' deficit.......  $ 1,325,542
                                                              ===========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1996

Revenue:
  Internet services.........................................  $2,959,650
  Computer hardware and software sales......................     312,487
  Consulting services.......................................      92,881
                                                              ----------
          Total revenue.....................................   3,365,018
                                                              ----------
Cost and expenses:
  Internet services operating costs.........................     606,249
  Cost of hardware and software sales.......................     249,990
  Selling, general and administrative.......................   2,210,706
  Provision for bad debts...................................     497,742
  Depreciation..............................................     260,194
                                                              ----------
          Total operating expenses..........................   3,824,881
                                                              ----------
          Loss from operations..............................    (459,863)
Other income (expense):
  Interest income...........................................       8,035
  Interest expense..........................................      (7,991)
                                                              ----------
          Net loss..........................................  $ (459,819)
                                                              ==========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JULY 31, 1996

                                                                                              TOTAL
                                                    ADDITIONAL                            STOCKHOLDERS'
                                          COMMON     PAID-IN     ACCUMULATED   TREASURY      EQUITY
                                           STOCK     CAPITAL       DEFICIT      STOCK       (DEFICIT)
                                          -------   ----------   -----------   --------   -------------
BALANCES AT NOVEMBER 1, 1995............   1,079    1,799,699    (1,362,801)   (26,000)      411,977
Capital contribution....................      --        5,172            --         --         5,172
Net loss................................      --           --      (459,819)        --      (459,819)
                                          ------    ---------    ----------    -------      --------
BALANCES AT JULY 31, 1996...............  $1,079    1,804,871    (1,822,620)   (26,000)      (42,670)
                                          ======    =========    ==========    =======      ========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                            STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JULY 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $(459,819)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................    260,194
     Provision for bad debts................................    497,742
     Changes in operating assets and liabilities:
       Trade receivables....................................   (375,867)
       Prepaid expenses.....................................      6,103
       Accounts payable.....................................   (170,123)
       Accrued liabilities..................................      4,891
       Deferred revenue.....................................    227,140
                                                              ---------
          Net cash used by operating activities.............     (9,739)
                                                              ---------
Cash flows from investing activities --
  purchases of equipment....................................   (222,564)
                                                              ---------
Cash flows from financing activities:
  Increase in cash overdraft................................     91,342
  Principal payments on note payable........................    (26,919)
  Capital contribution......................................      5,172
                                                              ---------
          Net cash used by financing activities.............     69,595
                                                              ---------
          Decrease in cash..................................   (162,708)
Cash at beginning of period.................................    162,708
                                                              ---------
Cash at end of period.......................................  $      --
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   7,991
                                                              =========

                See accompanying notes to financial statements.

                           ON-RAMP TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Basis of Presentation

     On-Ramp Technologies, Inc. (the Company) was incorporated in the State of Texas on December 27, 1993. The Company's business consists of providing regional internet access services, and hardware and software sales and consulting, to customers in Texas and Georgia.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful life of the related assets of three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 as of November 1, 1995 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair

                           ON-RAMP TECHNOLOGIES, INC.

value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

(2) EQUIPMENT

     Equipment consisted of the following at July 31, 1996:

Internet and computer equipment.............................  $1,155,370
Furniture and office equipment..............................     119,973
Leasehold improvements......................................       6,668
                                                              ----------
                                                               1,282,011
Less accumulated depreciation...............................    (414,623)
                                                              ----------
                                                              $  867,388
                                                              ==========

(3) DEBT

     Debt as of July 31, 1996 consists of the following:

Note payable bearing interest at 18%, monthly principal and
  interest payments of $7,020 through April 1, 1998.........  $113,695
  Less current portion......................................   (55,003)
                                                              --------
                                                              $ 58,692
                                                              ========

(4) COMMITMENTS AND CONTINGENCIES

     Future minimum annual lease payments under operating leases for each of the years ending July 31, are as follows:

1997........................................................  $129,377
1998........................................................   326,781
1999........................................................   324,755
2000........................................................   211,920
                                                              --------
                                                              $992,833
                                                              ========

     Rent expense for the nine months ended July 31, 1996 totaled $90,999.

  Concentration of Credit Risk and Financial Instruments

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company does not have any customers that represent greater than 5% of total revenue at July 31, 1996.

     The Company conducts business in Texas and Georgia. Customers who operate in Texas represent approximately 97% of the Company's customer base and accounts receivable.

     At July 31, 1996, the fair values of the Company's financial instruments approximate their carrying values based on their terms and interest rates.

                           ON-RAMP TECHNOLOGIES, INC.

(5) STOCKHOLDERS' EQUITY

     Effective August 1, 1996, the Company issued 1,250,000 shares of newly authorized redeemable, convertible preferred stock to Verio Inc. (Verio) for cash consideration of $2,336,816, cancellation of indebtedness in the amount of $1,663,184, and a note receivable of $4,175,000. The preferred shares are convertible into common shares on a one for one basis and represent a 50.82% interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and have a liquidation preference equal to the issuance price. On October 4, 1996, Verio purchased 100,000 shares of common stock from two Company shareholders for cash consideration of $600,000, representing an additional 4.07% interest in the Company. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

     The Company established a stock option plan (the Plan) which provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the Board of Directors, be granted options to purchase shares of common stock. 130,560 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 59,878 shares were granted during the nine months ended July 31, 1996, with an exercise price of $6.34 per share. There were no options exercised or canceled during the nine months ended July 31, 1996. As of July 31, 1996, 11,976 options were exercisable.

     Generally, options vest 20% or 25% on the date of grant of the option and the balance vests thereafter over a 4 or 3 year period.

     During the nine months ended July 31, 1996, the per share weighted-average fair values of stock options granted was $.71 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of four years. If the Company determined compensation expense for the nine months ended July 31, 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss would have been approximately $468,000.

(6) INCOME TAXES

     At December 31, 1995, the Company has a net operating loss carryforward for federal income tax purposes of $534,000 which is available to offset future federal taxable income, if any, through 2010. Management believes the Company has undergone an ownership change under section 382 of the Internal Revenue Code and, accordingly, the utilization of the net operating loss carryforward incurred prior to this ownership change is limited. Due to this limitation and the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Enterprise Services -- Network Division (a Division of Global Enterprise Services, Inc.) as of December 31, 1995 and 1996, and the related statements of operations and owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996 and the period ended January 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Enterprise
Services -- Network Division (a Division of Global Enterprises Services, Inc.) as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the period ended January 17, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                 1995           1996
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    31,072         33,018
  Accounts receivable, net of allowance for doubtful
     accounts of $67,247 in 1995 and $84,510 in 1996........      843,980        822,823
  Prepaid expenses and other assets.........................       26,286         10,424
                                                              -----------    -----------
          Total current assets..............................      901,338        866,265
Equipment, net (note 2).....................................    1,672,045      2,388,509
Other assets................................................       43,487        118,888
                                                              -----------    -----------
          Total assets......................................  $ 2,616,870      3,373,662
                                                              ===========    ===========
                            LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 1,223,510      2,450,316
  Accrued expenses..........................................      378,400        449,270
  Deferred revenue..........................................    1,293,360      1,545,884
  Current portion of capital lease obligations (note 6).....      213,041        548,608
  Due to related party (note 3).............................      866,840      2,183,256
                                                              -----------    -----------
          Total current liabilities.........................    3,975,151      7,177,334
Capital lease obligations, less current portion (note 6)....      454,122        824,034
                                                              -----------    -----------
          Total liabilities.................................    4,429,273      8,001,368
Owner's deficit.............................................   (1,812,403)    (4,627,706)
                                                              -----------    -----------
          Total liabilities and owner's deficit.............  $ 2,616,870      3,373,662
                                                              ===========    ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  STATEMENTS OF OPERATIONS AND OWNER'S DEFICIT
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                      PERIOD ENDED
                                              1994         1995          1996       JANUARY 17, 1997
                                           ----------   -----------   -----------   ----------------
Internet services revenue, net...........  $3,386,621     3,642,063     3,958,049         155,170
Costs and expenses:
  Internet services operating costs......   1,965,110     2,484,276     3,227,766         163,076
  Selling, general and administrative....   1,716,853     1,953,712     2,847,300         107,179
  Depreciation and amortization..........     191,983       291,541       556,112          33,126
                                           ----------   -----------   -----------     -----------
          Total operating costs and
            expenses.....................   3,873,946     4,729,529     6,631,178         303,381
                                           ----------   -----------   -----------     -----------
          Loss from operations...........    (487,325)   (1,087,466)   (2,673,129)       (148,211)
Interest expense, net....................      (6,479)      (39,960)     (142,174)         (6,622)
                                           ----------   -----------   -----------     -----------
          Net loss.......................    (493,804)   (1,127,426)   (2,815,303)       (154,833)
Owner's deficit at beginning of period...    (191,173)     (684,977)   (1,812,403)     (4,627,706)
                                           ----------   -----------   -----------     -----------
Owner's deficit at end of period.........  $ (684,977)   (1,812,403)   (4,627,706)     (4,782,539)
                                           ==========   ===========   ===========     ===========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND PERIOD ENDED JANUARY 17, 1997

                                                                                   PERIOD ENDED
                                                                                   JANUARY 17,
                                            1994         1995          1996            1997
                                          --------    ----------    -----------    ------------
Cash flows from operating activities:
  Net loss..............................  (493,804)   (1,127,426)    (2,815,303)    $(154,833)
  Adjustments to reconcile net loss to
     net cash provided (used) by
     operating activities:
     Depreciation and amortization......   191,983       291,541        556,112        33,126
     Provision for doubtful accounts....    30,644        31,714         25,993            --
     Changes in operating assets and
       liabilities:
       Accounts receivable..............   170,528      (291,457)        (4,836)      148,984
       Prepaid expenses and other
          current assets................   (26,819)       11,404         15,862        (9,636)
       Other assets.....................   (27,258)        3,771        (75,401)       60,000
       Accounts payable.................   286,981       766,581      1,226,806       (52,610)
       Accrued expenses.................    63,273        (3,735)        70,870       116,785
       Deferred revenue.................   297,900      (387,288)       252,524      (155,171)
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            operating activities........   493,428      (704,895)      (747,373)      (13,355)
                                          --------    ----------    -----------     ---------
Cash flows from investing
  activities -- purchases of
  equipment.............................  (321,399)     (497,168)      (345,436)           --
                                          --------    ----------    -----------     ---------
Cash flows from financing activities:
  Net change in due to related party....  (142,215)    1,318,772      1,316,416      (153,663)
  Proceeds from debt....................        --            --             --       134,000
  Principal repayments on capital lease
     obligations........................   (22,739)      (93,738)      (221,661)           --
                                          --------    ----------    -----------     ---------
          Net cash provided (used) by
            financing activities........  (164,954)    1,225,034      1,094,755       (19,663)
                                          --------    ----------    -----------     ---------
Net increase (decrease) in cash.........     7,075        22,971          1,946       (33,018)
Cash at beginning of period.............     1,026         8,101         31,072        33,018
                                          --------    ----------    -----------     ---------
Cash at end of period...................     8,101        31,072         33,018     $      --
                                          ========    ==========    ===========     =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for
     interest...........................     6,073        35,249         70,535     $   6,622
                                          ========    ==========    ===========     =========
Supplemental disclosure of non-cash
  investing activities -- equipment
  acquired through capital leases.......    10,908       735,088        927,140     $      --
                                          ========    ==========    ===========     =========

                See accompanying notes to financial statements.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  Business and Basis of Presentation

     Global Enterprise Services, Inc. (GES) was formed in August 1992 to provide internet services to subscribers on a national and international basis through a high performance telecommunications network. The accompanying financial statements include the accounts of the domestic operations (Network Division), assuming that the Network Division had been operated separately as of January 1, 1994 and thereafter.

     In preparing the accompanying financial statements, management has allocated certain assets, liabilities, revenue and expenses based upon the characteristics of the accounts and the business divisions to which they relate. Expenses which are not directly related to a particular division are allocated based upon revenue or payroll expense of the division which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     Effective January 17, 1997, the net assets of the Network Division were acquired by Verio Inc.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Network Division records deferred revenue for amounts billed and/or collected in advance.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The operations of the Network Division are included in the income tax returns of GES, which was treated as a subchapter S Corporation in 1994 and through August 14, 1995, and a C Corporation beginning on August 15, 1995.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Network Division in 1994, 1995 and 1996 or for the period ended January 17, 1997, due to losses at the GES level for which no tax benefit has been provided for financial statement purposes.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     The Network Division provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Network Division does not have any customers that represent greater than 5% of total revenue for the years ended December 31, 1994, 1995 and 1996 or for the period ended January 17, 1997.

     At December 31, 1996, the fair values of the Network Division's financial instruments approximate their carrying values based on their terms and interest rates.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective January 1, 1996 did not have a significant effect on the Network Division's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                 1995         1996
                                                              ----------   -----------
Internet and computer equipment.............................  $2,277,949     3,286,929
Furniture and office equipment..............................       5,889        64,709
Leasehold improvements......................................      27,165       204,624
                                                              ----------   -----------
                                                               2,311,003     3,556,262
Less accumulated depreciation and amortization..............    (638,958)   (1,167,753)
                                                              ----------   -----------
                                                              $1,672,045     2,388,509
                                                              ==========   ===========

(3) RELATED PARTY TRANSACTIONS

     Amounts due to related party represent net cash transfers between the Network Division and the other divisions of GES, and are non interest bearing.

(4) EMPLOYEE BENEFIT PLAN

     GES has established a defined contribution savings plan which provides for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the plan, as defined, with GES and the Network Division matching 25% of a participant's contribution up to a maximum of 10% of gross salary, as defined. Employee contributions are immediately vested. Contributions to the savings plan on behalf of the Network Division employees for the years ended December 31, 1994, 1995 and 1996 were $3,253, $1,697 and $6,838, respectively.

                 GLOBAL ENTERPRISE SERVICES -- NETWORK DIVISION
                (A DIVISION OF GLOBAL ENTERPRISE SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) NATIONAL SCIENCE FOUNDATION GRANTS

     The Network Division receives grant revenue from the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Funding is received on a per entity basis. The grant revenue is recognized ratably over the term of the contract with the not-for-profit educational institution, which is generally twelve months. Grant revenue amounted to $131,166, $99,487 and $47,112, in 1994, 1995 and 1996,
respectively. Total amounts receivable at December 31, 1994, 1995 and 1996 were $34,990, $72,199 and $23,243, respectively.

     In September 1994, GES and the Network Division entered into a four year cooperative agreement with the NSF to provide for interregional connectivity for the Network Division's United States research and educational customers in the aggregate amount of $625,115. Pursuant to the agreement, the Network Division will be reimbursed by the NSF for costs associated with upgrading the Network Division's existing telecommunications network. The level of funding for each year will be determined based upon a progress review of the Network Division by the NSF and the availability of NSF funds. The Network Division is required to submit an annual plan to the NSF. For the years ended December 31, 1995 and 1996, respectively, the Network Division recognized $154,344 and $196,169 as a reduction to internet services operating costs. No amounts were recognized for the year ended December 31, 1994. Total amounts receivable were $30,904 and $10,326 as of December 31, 1995 and 1996, respectively.

(6) LEASES

     The Network Division has entered into capital and operating leases for telecommunications equipment and office space. Future minimum lease commitments under all leases at December 31, 1996 are as follows:

                                                                CAPITAL      OPERATING
                 YEAR ENDING DECEMBER 31,                        LEASES       LEASES
                 ------------------------                      ----------    ---------
                    1997...................................    $  650,731      344,562
                    1998...................................       468,940      360,623
                    1999...................................       392,382      360,830
                    2000...................................        89,056      372,295
                    2001...................................            --      191,466
                                                               ----------    ---------
  Total minimum lease payments.............................     1,601,109    1,629,776
                                                                             =========
Less amount representing interest..........................      (228,467)
                                                               ----------
  Present value of minimum lease payments..................    $1,372,642
Less current portion.......................................      (548,608)
                                                               ----------
                                                               $  824,034
                                                               ==========

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was $193,904, $218,408 and $455,936, respectively.

     The Network Division has guaranteed monthly usage levels with its primary communications vendors at December 31, 1996 as follows:

                                                          YEAR ENDING
                                                          DECEMBER 31,
                                                          ------------
1997....................................................    $205,000
1998....................................................     205,000
1999....................................................      51,250
                                                            --------
     Total..............................................    $461,250
                                                            ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Compute Intensive, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compute Intensive, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1996 and for the period ended February 18, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                             COMPUTE INTENSIVE INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                1995       1996
                                                              --------   ---------
Current assets:
  Cash......................................................  $ 20,335      44,328
  Trade receivables, net of allowance for doubtful accounts
     of $35,033 and $105,858 in 1995 and 1996,
     respectively...........................................   455,148     506,017
  Income taxes receivable...................................     9,612      15,510
  Deferred income taxes (note 7)............................    16,362          --
  Prepaid expenses and other................................     5,937     183,834
                                                              --------   ---------
          Total current assets..............................   507,394     749,689
Equipment, net (note 2).....................................   344,988     604,358
Other assets................................................    15,408      48,587
                                                              --------   ---------
          Total assets......................................  $867,790   1,402,634
                                                              ========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Revolving lines of credit (note 3)........................  $ 28,193     207,115
  Current portion of note payable to related party (note
     3).....................................................    18,341          --
  Current portion of obligations under capital leases (note
     4).....................................................    60,220     121,535
  Accounts payable..........................................   373,146     809,791
  Accrued liabilities.......................................   113,218     142,235
  Deferred revenue..........................................    43,343      53,295
                                                              --------   ---------
          Total current liabilities.........................   636,461   1,333,971
Note payable to related party, less current portion (note
  3)........................................................    70,384          --
Capital lease obligations, less current portion (note 4)....   104,048     169,476
Deferred income taxes (note 7)..............................    27,790          --
                                                              --------   ---------
          Total liabilities.................................   838,683   1,503,447
Stockholders' equity (deficit):
  Common stock, no par value, 1,000,000 shares authorized,
     900,000 shares issued and outstanding..................       900         900
  Additional paid-in capital................................    41,112     106,266
  Accumulated deficit.......................................   (12,905)   (207,979)
                                                              --------   ---------
          Total stockholders' equity (deficit)..............    29,107    (100,813)
                                                              --------   ---------
Commitments and contingencies (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $867,790   1,402,634
                                                              ========   =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF OPERATIONS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                         PERIOD
                                                                                         ENDED
                                                                                      FEBRUARY 18,
                                                               1995        1996           1997
                                                            ----------   ---------    ------------
Revenue:
  Internet services.......................................  $  584,174   2,013,098       519,127
  Consulting services.....................................   1,562,814   1,878,336       187,812
  Computer hardware sales.................................     263,924     387,215        44,540
  Computer software sales.................................       5,345      37,881        17,375
  Other...................................................      69,145      60,037        24,736
                                                            ----------   ---------      --------
          Total revenue...................................   2,485,402   4,376,567       793,590
                                                            ----------   ---------      --------
Operating expenses:
  Cost of consulting services.............................     503,454     537,000       107,604
  Cost of internet services...............................     317,768     670,158       144,457
  Cost of hardware sales..................................     227,913     292,941        26,394
  Cost of software sales..................................       5,859      28,043        15,032
  Marketing and selling...................................     348,006     541,426       137,449
  General and administrative..............................   1,001,736   2,331,945       544,350
  Depreciation and amortization...........................      46,174     133,280        15,954
                                                            ----------   ---------      --------
          Total operating expenses........................   2,450,910   4,534,793       991,240
                                                            ----------   ---------      --------
          Earnings (loss) from operations.................      34,492    (158,226)     (197,650)
Interest expense..........................................     (23,319)    (54,174)       (7,254)
                                                            ----------   ---------      --------
          Earnings (loss) before income taxes.............      11,173    (212,400)     (204,904)
Income tax benefit (expense) (note 7).....................      (7,308)     17,326            --
                                                            ----------   ---------      --------
          Net earnings (loss).............................  $    3,865    (195,074)     (204,904)
                                                            ==========   =========      ========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                              TOTAL
                                                 COMMON      ADDITIONAL                   STOCKHOLDERS'
                                     COMMON      STOCK        PAID-IN      ACCUMULATED       EQUITY
                                     STOCK     SUBSCRIBED     CAPITAL        DEFICIT        (DEFICIT)
                                     ------    ----------    ----------    -----------    -------------
BALANCES AT JANUARY 1, 1995........   $ --         900         41,112        (16,770)          25,242
Issuance of common stock...........    900        (900)            --             --               --
Net earnings.......................     --          --             --          3,865            3,865
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1995......    900          --         41,112        (12,905)          29,107
Capital contribution (note 3)......     --          --         65,154             --           65,154
Net loss...........................     --          --             --       (195,074)        (195,074)
                                      ----        ----        -------       --------        ---------
BALANCES AT DECEMBER 31, 1996......    900          --        106,266       (207,979)        (100,813)
Net loss...........................     --          --             --       (204,904)        (204,904)
                                      ----        ----        -------       --------        ---------
BALANCES AT FEBRUARY 18, 1997......   $900          --        106,266       (412,883)        (305,717)
                                      ====        ====        =======       ========        =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED FEBRUARY 18, 1997

                                                                                       PERIOD
                                                                                       ENDED
                                                                                    FEBRUARY 18,
                                                             1995         1996          1997
                                                           ---------    --------    ------------
Cash flows from operating activities:
  Net earnings (loss)....................................  $   3,865    (195,074)     (204,904)
  Adjustments to reconcile net earnings (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization.......................     46,174     133,280        15,954
     Deferred income tax expense (benefit)...............     11,972     (11,428)           --
     Provision for bad debts.............................     35,015     135,593         5,580
     Changes in operating assets and liabilities:
       Increase in receivables...........................   (306,539)   (186,462)      (64,719)
       Decrease (increase) in prepaid expenses and
          other..........................................      4,463    (117,897)      (33,368)
       Increase in other assets..........................     (7,678)    (35,191)       (2,251)
       Increase in accounts payable......................    306,005     372,637        78,036
       Increase in accrued liabilities...................     22,478      29,017        49,219
       Increase in income tax receivable.................    (17,064)     (5,898)       15,510
       Increase in deferred revenue......................     34,358       9,952       (18,215)
                                                           ---------    --------     ---------
          Net cash provided (used) by operating
            activities...................................    133,049     128,529      (159,428)
                                                           ---------    --------     ---------
Cash flows from investing activities -- Purchases of
  equipment..............................................   (131,193)   (158,549)     (119,999)
                                                           ---------    --------     ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit.............     19,000     305,258        66,057
  Repayments of revolving lines of credit................     (1,808)   (126,336)      (98,225)
  Borrowings (payments) on note payable to related
     party...............................................    (11,275)    (19,563)      200,000
  Principal payments on capital lease obligations........    (24,880)   (105,346)      (12,717)
  Cash overdraft.........................................         --          --        79,984
                                                           ---------    --------     ---------
          Net cash provided (used) by financing
            activities...................................    (18,963)     54,013       235,099
                                                           ---------    --------     ---------
          Increase (decrease) in cash....................    (17,107)     23,993       (44,328)
Cash, beginning of period................................     37,442      20,335        44,328
                                                           ---------    --------     ---------
Cash, end of period......................................  $  20,335      44,328            --
                                                           =========    ========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Income taxes........................................  $  10,800          --     $      --
                                                           =========    ========     =========
     Interest............................................  $  21,571      54,175     $   7,253
                                                           =========    ========     =========
Noncash investing and financing activities -- Equipment
  acquired through capital lease obligations.............  $ 158,006     232,089     $      --
                                                           =========    ========     =========

                See accompanying notes to financial statements.

                             COMPUTE INTENSIVE INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Compute Intensive, Inc. (the Company) was incorporated in the State of California on December 31, 1993. The Company has three distinct areas of business; providing regional internet access services to customers in California and New Mexico, software and hardware consulting and sales, and software development and implementation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered. On fixed price contracts, revenue is recognized over the course of the contract using the percentage-of-completion method. The Company provides for any anticipated losses on such contracts in the period in which such losses are first determinable.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company has no significant future obligations and collectibility is probable.

  Equipment

     Equipment, including any assets under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets on the lease term, which range from five to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1995 and 1996 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

                             COMPUTE INTENSIVE INC.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 in 1996 did not have a significant effect on the Company's financial position or results of operations.

  Stock Based Compensation

     In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), which establishes a fair value-based method of accounting for stock-based compensation plans. Companies are encouraged to adopt all provisions of SFAS No. 123 and are required to comply with the disclosure requirements of SFAS No. 123, which was effective for fiscal years beginning after December 15, 1995. The Company will continue to account for stock based compensation under the provisions of APB Opinion No. 25 and will provide the pro forma disclosures required by SFAS 123.

  Reclassifications

     Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1995        1996
                                                              --------    --------
Internet and computer equipment.............................  $342,407     730,143
Furniture and office equipment..............................    55,016      57,718
Leasehold improvements......................................     1,892       2,092
                                                              --------    --------
                                                               399,315     789,953
Less accumulated depreciation and amortization..............   (54,327)   (185,595)
                                                              --------    --------
                                                              $344,988     604,358
                                                              ========    ========

     Equipment includes assets owned under capital leases with a net book value of $173,607 and $315,303 at December 31, 1995 and 1996, respectively.

(3) DEBT

     At December 31, 1995 and 1996, the Company had an $100,000 unsecured revolving line of credit agreement with a bank, under which $28,193 and $32,167 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 4.75% or 4.5%, based on an average daily balance, payable monthly (12.75% at December 31, 1996) and are due in 1997.

                             COMPUTE INTENSIVE INC.

     On October 16, 1996, the Company entered into an additional $200,000 revolving line of credit agreement with a bank, under which $174,948 was outstanding at December 31, 1996. Borrowings under the line bear interest at the bank's prime lending rate plus 2%, based on an average daily balance, payable monthly (10.25% at December 31, 1996) and are due in 1997.

     Note payable to related party at December 31, 1995 bore interest at 7.5% and was due in monthly installments through 2000. During 1996, the unpaid balance of $65,154 was assumed by the Company's majority stockholder and was forgiven and recorded as a capital contribution. The Company borrowed $200,000 from Verio Inc. (Verio) (See note 6), during the period ended February 18, 1997. Such amount was non interest bearing and was repaid in connection with Verio's investment in the Company.

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1997.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1997........................................................  $ 166,477      200,490
1998........................................................    123,363      269,220
1999........................................................     50,815      281,820
2000........................................................     24,352      307,020
2001........................................................     11,823      313,320
                                                              ---------    ---------
  Total minimum payments....................................    376,830    1,371,870
                                                                           =========
Less amount representing interest...........................    (85,819)
                                                              ---------
  Present value of net minimum lease payments...............    291,011
Less current portion........................................   (121,535)
                                                              ---------
                                                              $ 169,476
                                                              =========

     Rent expense for the years ended December 31, 1995 and 1996 and the period ended February 18, 1997 was $83,148, $128,130 and $27,800, respectively.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company's largest customer represented approximately 32% and 20% of total revenues for the years ended December 31, 1995 and 1996, respectively.

     The Company conducts business in California and New Mexico. Customers who operate in California represent at least 75% of the Company's customer base and accounts receivable.

(5) EMPLOYEE BENEFIT PLAN

     The Company has a Simplified Employee Pension Plan (the Plan) covering all employees who meet certain eligibility requirements. The Company may make discretionary contributions to the Plan on behalf of

                             COMPUTE INTENSIVE INC.

employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during 1995 or 1996.

(6) STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     On February 18, 1997, the Company issued 770,234 shares of newly authorized redeemable, convertible preferred stock to Verio for cash consideration of $4,899,998. The preferred shares are convertible into common shares on a 1.000 for 1.0017 basis and represent a 55% ownership interest in the Company upon conversion. The preferred shares are redeemable at the option of the holder at any time, vote on an as-converted basis, and include a liquidation preference equal to the issuance price. In addition, Verio acquired an option to acquire a 100% common stock ownership in the Company which it may exercise at any time on or after one year following the issuance date of the preferred shares. Upon the initial public offering of Verio common stock or a significant strategic investor in Verio, Verio is required to exercise the option.

     The Company's 1995 Stock Option/Stock Issuance Plan (the Plan) was adopted by the Board of Directors and approved by the shareholders of the Company in March 1995. The Plan provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of common stock. 250,000 shares of the Company's Common Stock have been authorized for issuance under the Plan, of which 131,000 and 29,500 nonqualified options were granted in 1995 and 1996, respectively, with an exercise price of $.05 and $.001 per share, respectively. All options were granted at fair value at the date of grant, as determined by the Company's Board of Directors. There were no options exercised and 18,176 were canceled during 1996.

     Generally, options vest 25% on the first anniversary of the option grant date and the balance vests thereafter in equal successive monthly installments over the next 36 months of service. Option grants to nonemployee directors must be approved by the Board.

     During 1995 and 1996, the per share weighted-average fair values of stock options granted was $.01 and $.65, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for both years; expected dividend yield 0%, risk-free interest rate of 6%, and expected life of three years. If the Company determined compensation expense in 1995 and 1996 based on the fair value of the options at the grant date under SFAS No. 123, net loss and net earnings would not have been significantly different than the historical results of operations.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following for the years ended December 31:

                                                              1995      1996
                                                             -------   -------
Current:
  Federal..................................................  $(3,838)   (6,698)
  State....................................................     (826)      800
                                                             -------   -------
                                                              (4,664)   (5,898)
                                                             -------   -------
Deferred:
  Federal..................................................    9,261    (8,717)
  State....................................................    2,711    (2,711)
                                                             -------   -------
                                                              11,972   (11,428)
                                                             -------   -------
                                                             $ 7,308   (17,326)
                                                             =======   =======

     No tax benefit was recorded for the period ended February 18, 1997 due to uncertainty as to realization of the net operating loss for the period.

                             COMPUTE INTENSIVE INC.

     Income taxes expense (benefit) for the years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                               1995      1996
                                                              ------    -------
Expected tax expense (benefit)..............................  $3,798    (72,216)
State income taxes, net of federal benefit..................     335     (6,373)
Nondeductible expenses......................................   3,175      7,142
Increase in valuation allowance for deferred tax assets.....      --     41,066
Other.......................................................      --     13,055
                                                              ------    -------
     Actual income tax expense (benefit)....................  $7,308    (17,326)
                                                              ======    =======

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of December 31 are as follows:

                                                                1995       1996
                                                              --------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $     --     50,231
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    15,169     37,983
  Other.....................................................     1,193         --
                                                              --------    -------
          Gross deferred tax asset..........................    16,362     88,214
Valuation allowance.........................................        --    (41,066)
                                                              --------    -------
          Net deferred tax asset............................    16,362     47,148
                                                              --------    -------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (23,696)   (43,054)
  Other.....................................................    (4,094)    (4,094)
                                                              --------    -------
          Total deferred tax liability......................   (27,790)   (47,148)
                                                              --------    -------
          Net deferred tax liability........................  $ 11,428         --
                                                              ========    =======

     As of December 31, 1996, the Company has a net operating loss carryforward of approximately $132,000 for federal income tax purposes which will expire in 2011, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the entire net operating loss carryforward in the future.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NorthWestNet, Inc.:

     We have audited the accompanying balance sheet of NorthWestNet, Inc. as of June 30, 1996, and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1996 and the eight months ended February 28, 1997. We have also audited the accompanying balance sheet of Northwest Academic Computing Consortium, Inc. (Predecessor Company) as of June 30, 1995 and the related statements of operations, fund balance and cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthWestNet, Inc. as of June 30, 1996, and the results of its operations and its cash flows for the six months ended June 30, 1996, and the eight months ended February 28, 1997 and the financial position of Northwest Academic Computing Consortium, Inc. as of June 30, 1995 and the results of its operations and its cash flows for the year ended June 30, 1995 and the six months ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Seattle, Washington
January 31, 1998

                               NORTHWESTNET, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              PREDECESSOR
                                                                COMPANY      NORTHWESTNET, INC.
                                                              -----------    ------------------
                                                               JUNE 30,           JUNE 30,
                                                                 1995               1996
                                                              -----------    ------------------
Cash and cash equivalents...................................  $  563,952           277,284
Accounts receivable, net....................................     842,753         1,243,981
Prepaids and other assets...................................      29,605            32,505
                                                              ----------         ---------
          Total current assets..............................   1,436,310         1,553,770
Equipment, furniture and leasehold improvements, net........   1,246,180         1,613,981
Deferred income taxes.......................................          --            46,000
                                                              ----------         ---------
          Total assets......................................  $2,682,490         3,213,751
                                                              ==========         =========

                      LIABILITIES, STOCKHOLDERS' EQUITY AND FUND BALANCE

Accounts payable............................................  $  108,297           165,606
Accrued liabilities.........................................     102,010           340,677
Deferred revenues and customer advances.....................     965,589         1,374,708
                                                              ----------         ---------
          Total current liabilities.........................   1,175,896         1,880,991
                                                              ----------         ---------
Stockholders' equity:
  Common stock, $.01 par value. Authorized 10,000,000
     shares; issued and outstanding 4,000,000 shares and
     4,000,100 shares at June 30, 1995 and June 30, 1996,
     respectively...........................................          --            40,000
  Additional paid-in capital................................          --         1,193,402
  Retained earnings.........................................          --            99,358
                                                              ----------         ---------
          Total stockholders' equity........................          --         1,332,760
                                                              ----------         ---------
Fund balance................................................   1,506,594                --
                                                              ----------         ---------
          Total liabilities and stockholders' equity........  $2,682,490         3,213,751
                                                              ==========         =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF OPERATIONS

                                               PREDECESSOR COMPANY            NORTHWESTNET, INC.
                                            --------------------------    --------------------------
                                                           SIX MONTHS     SIX MONTHS    EIGHT MONTHS
                                            YEAR ENDED       ENDED          ENDED          ENDED
                                             JUNE 30,     DECEMBER 31,     JUNE 30,     FEBRUARY 28,
                                               1995           1995           1996           1997
                                            ----------    ------------    ----------    ------------
Revenue:
  Internet access and connection fees.....  $2,218,354     1,197,690      1,655,211      2,572,917
  Online information service fees.........     430,031       310,430        380,522        976,404
  Grants..................................      10,000       146,734         78,342         85,795
  Other...................................     117,835        15,407         16,949         47,019
                                            ----------     ---------      ---------      ---------
          Total revenue...................   2,776,220     1,670,261      2,131,024      3,682,135
Operating expenses:
  Salaries and employee benefits..........   1,145,224       770,215        886,958      2,728,589
  Network operations and circuits.........     225,570       356,711        320,396        547,031
  Professional fees.......................     254,982       126,789         39,307         61,047
  Marketing and advertising...............      55,222        32,460         66,209        114,544
  General and administrative..............     624,314       309,961        364,418        673,541
  Depreciation and amortization...........     507,693       248,770        311,261        509,122
                                            ----------     ---------      ---------      ---------
          Total operating expenses........   2,813,005     1,844,906      1,988,549      4,633,874
                                            ----------     ---------      ---------      ---------
Operating income (loss)...................     (36,785)     (174,645)       142,475       (951,739)
Interest income...........................      46,108        25,639         15,883         25,083
                                            ----------     ---------      ---------      ---------
          Earnings (loss) before income
            taxes.........................       9,323      (149,006)       158,358       (926,656)
                                            ----------     ---------      ---------      ---------
Income tax expense (benefit)..............          --            --         59,000       (135,000)
                                            ----------     ---------      ---------      ---------
          Net earnings (loss).............  $    9,323      (149,006)        99,358       (791,656)
                                            ==========     =========      =========      =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

              STATEMENTS OF STOCKHOLDERS' EQUITY AND FUND BALANCE

                                                                                 RETAINED
                                                                  ADDITIONAL     EARNINGS         TOTAL
                                             FUND       COMMON     PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                            BALANCE      STOCK     CAPITAL       DEFICIT)        EQUITY
                                          -----------   -------   ----------   ------------   -------------
BALANCES AT JUNE 30, 1994...............  $ 1,497,271       --           --            --              --
Net earnings............................        9,323       --           --            --              --
                                          -----------   ------    ---------      --------       ---------
BALANCES AT JUNE 30, 1995...............    1,506,594       --           --            --              --
Net loss for the six months ended
  December 31, 1995.....................     (149,006)      --           --            --              --
Distribution to stockholder.............     (124,186)      --           --            --              --
                                          -----------   ------    ---------      --------       ---------
BALANCES AT DECEMBER 31, 1995...........    1,233,402       --           --            --              --
Issuance of common stock to effect
  corporate reorganization..............   (1,233,402)  40,000    1,193,402            --       1,233,402
Net earnings for the six months ended
  June 30, 1996.........................           --       --           --        99,358          99,358
                                          -----------   ------    ---------      --------       ---------
BALANCES AT JUNE 30, 1996...............           --   40,000    1,193,402        99,358       1,332,760
Exercise of stock options...............           --        1           86            --              87
Contingent stock compensation expense...           --       --      451,696            --         451,696
Net loss for the eight months ended
  February 28, 1997.....................           --       --           --      (791,656)       (791,656)
                                          -----------   ------    ---------      --------       ---------
BALANCES AT FEBRUARY 28, 1997...........  $        --   40,001    1,645,184      (692,298)        992,887
                                          ===========   ======    =========      ========       =========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                            STATEMENTS OF CASH FLOWS
                  JUNE 30, 1995 AND 1996 AND DECEMBER 31, 1996

                                             PREDECESSOR COMPANY         NORTHWESTNET, INC.
                                          -------------------------   -------------------------
                                                        SIX MONTHS    SIX MONTHS   EIGHT MONTHS
                                          YEAR ENDED      ENDED         ENDED         ENDED
                                           JUNE 30,    DECEMBER 31,    JUNE 30,    FEBRUARY 28,
                                             1995          1995          1996          1997
                                          ----------   ------------   ----------   ------------
Cash flows from operating activities:
  Net earnings (loss)...................  $   9,323       (149,006)      99,358       (791,656)
  Adjustments to reconcile net earnings
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization......    507,693        248,770      311,261        509,122
     Contingent stock option
       compensation.....................         --             --           --        451,696
     Loss on disposition of equipment...         --             --           --         10,526
     Deferred tax benefit...............         --             --      (46,000)       (74,000)
     Increases and decreases in:
       Accounts receivable..............   (272,151)       418,635     (819,863)       624,707
       Prepaids and other assets........    (18,841)       (28,347)      25,447     (1,396,570)
       Accounts payable.................    (73,064)       (48,302)     (37,056)       304,296
       Accrued liabilities..............     (9,079)       110,275      128,392      1,069,605
       Deferred revenue.................    331,904         76,759      332,360       (599,775)
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            operating activities........    475,785        628,784       (6,101)       107,951
                                          ---------     ----------    ---------    -----------
Cash flows from investing activities:
  Purchase of equipment, furniture and
     leasehold improvements.............   (760,922)      (260,850)    (524,315)    (1,047,283)
  Disposition of equipment..............         --             --           --         22,678
                                          ---------     ----------    ---------    -----------
          Net cash used in investing
            activities..................   (760,922)      (260,850)    (524,315)    (1,024,605)
                                          ---------     ----------    ---------    -----------
Cash flows from financing activities:
  Advances from Verio, Inc. ............         --             --           --      2,560,294
  Distribution to stockholder...........         --             --     (124,186)            --
  Exercise of stock options.............         --             --           --             87
                                          ---------     ----------    ---------    -----------
          Net cash provided by (used in)
            financing activities........         --             --     (124,186)     2,560,381
                                          ---------     ----------    ---------    -----------
          Increase (decrease) in cash
            and cash equivalents........   (285,137)       367,934     (654,602)     1,643,727
Cash and cash equivalents at beginning
  of period.............................    849,089        563,952      931,886        277,284
                                          ---------     ----------    ---------    -----------
Cash and cash equivalents at end of
  period................................  $ 563,952        931,886      277,284      1,921,011
                                          =========     ==========    =========    ===========
Supplemental disclosures of cash flow
  information -- cash paid during the
  period for income taxes...............  $     900             --       82,000        118,000
                                          =========     ==========    =========    ===========
Supplemental schedule of noncash
  financing and investing activities:
  Accounts payable related to purchase
     of equipment.......................  $  15,140         13,523      129,144             --
                                          =========     ==========    =========    ===========
  Issuance of common stock to effect
     corporate reorganization...........  $      --      1,233,402           --             --
                                          =========     ==========    =========    ===========

                See accompanying notes to financial statements.

                               NORTHWESTNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  JUNE 30, 1995 AND 1996 AND FEBRUARY 28, 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     NorthWestNet, Inc. (NorthWestNet), a for-profit corporation incorporated in the state of Oregon, is a subsidiary of Northwest Academic Computing Consortium, Inc. (NWACC). NorthWestNet provides Internet access and related on-line information services to businesses, educational institutions and other organizations located principally in the Northwest.

  (b) Corporate Reorganization

     NWACC, a nonprofit corporation organized to promote research, education and economic development in the Northwest, had been providing Internet access to businesses and organizations in the Northwest since 1991.

     On January 1, 1996, NWACC completed a transaction that included the creation of NorthWestNet. The transaction consisted of the transfer of substantially all of NWACC's operating assets and liabilities to NorthWestNet in exchange for 4,000,000 shares of common stock, which represented all of the outstanding common stock of NorthWestNet. This transaction represented a tax-free transfer pursuant to the Internal Revenue Code (IRC) section 351. In connection with the transaction, all NWACC employees became NorthWestNet employees.

     NWACC's relationship to NorthWestNet, is now that of a stockholder, currently the majority stockholder. NWACC intends to maintain its tax-exempt status under IRC section 501(c)(3); however, its activities are independent of NorthWestNet and its employees.

  (c) Basis of Presentation

     There was no change in the carrying amounts of assets and liabilities transferred from NWACC to NorthWestNet effective January 1, 1996. The accompanying financial statements include the accounts of NWACC through December 31, 1995, presented as Predecessor Company.

     The carrying amounts of net assets transferred from NWACC to NorthWestNet effective January 1, 1996 are summarized as follows:

Cash and cash equivalents...................................  $  807,700
Accounts receivable, net....................................     424,118
Prepaids and other assets...................................      57,952
Equipment, furniture and leasehold improvements, net........   1,271,783
                                                              ----------
          Total assets......................................   2,561,553
                                                              ----------
Accounts payable............................................      73,518
Accrued expenses............................................     212,285
Deferred revenue............................................   1,042,348
                                                              ----------
          Total liabilities.................................   1,328,151
                                                              ----------
          Net assets........................................  $1,233,402
                                                              ==========

  (d) Cash Equivalents

     All short-term investments with original maturities of three months or less at date of purchase are considered to be cash equivalents.

                               NORTHWESTNET, INC.

  (e) Concentrations of Credit Risk

     Financial instruments that potentially subject NorthWestNet to concentrations of credit risk consist principally of cash equivalents and accounts receivable. NorthWestNet's cash equivalents represent investments in money market funds which are readily convertible to cash. Accounts receivable are principally from NorthWestNet's customers located throughout the Northwest.

  (f) Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 effective July 1, 1996 did not have a significant effect on the NorthWestNet's financial position or results of operations.

  (g) Revenue Recognition

     Revenues consist primarily of Internet access fees, connection fees and on-line information service fees. Internet access fees consist of fixed monthly amounts and are recognized ratably over the terms of the service contracts. Connection fees, representing customer site equipment and installation charges, are recognized upon installation of a customer's Internet connectivity. Fixed on-line information service fees are recognized ratably over the terms of the service contracts. Volume-based on-line information service fees are recognized as such services are delivered. Payments received in advance of providing services are deferred until the period such services are provided.

  (h) Advertising Costs

     Advertising costs are expensed as incurred.

  (i) Depreciation and Amortization

     Equipment, furniture and leasehold improvements are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, or the lease term, if shorter. The estimated useful lives of the assets are as follows:

Network equipment...........................................  3 - 4 years
Computer and office equipment...............................  2 - 3 years
Furniture and fixtures......................................      7 years
Leasehold improvements......................................      5 years

  (j) Use of Estimates

     NorthWestNet management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                               NORTHWESTNET, INC.

  (k) Income Taxes

     NorthWestNet accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

     NWACC was exempt from the payment of Federal income taxes under IRC section 501(c)(3). Therefore, no provision for income taxes was required through December 31, 1995.

  (l) Stock-Based Compensation

     Prior to July 1, 1996, NorthWestNet accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, NorthWestNet adopted Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. NorthWestNet has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2) EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

     Equipment, furniture and leasehold improvements and related accumulated depreciation and amortization consist of the following:

                                                                      JUNE 30
                                                              ------------------------
                                                                 1995          1996
                                                              -----------    ---------
Network equipment...........................................  $ 1,645,558    1,878,787
Computer and office equipment...............................      603,051      586,653
Furniture and fixtures......................................      102,010       77,011
Leasehold improvements......................................       50,301       50,301
                                                              -----------    ---------
          Total cost........................................    2,400,920    2,592,752
Less accumulated depreciation and amortization..............   (1,154,740)    (978,771)
                                                              -----------    ---------
                                                              $ 1,246,180    1,613,981
                                                              ===========    =========

(3) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                1995       1996
                                                              --------    -------
Accrued compensation and benefits...........................  $102,010    153,447
Network operations and circuits.............................        --    129,080
Other.......................................................        --     58,150
                                                              --------    -------
                                                              $102,010    340,677
                                                              ========    =======

                               NORTHWESTNET, INC.

(4) BORROWING AGREEMENT

     NorthWestNet had a borrowing agreement with a commercial bank, which expired in June 1997, that provided for a $400,000 operating line of credit (Line of Credit) and a $600,000 equipment term loan (Term Loan). Borrowings under the Line of Credit were limited to 75% of eligible accounts receivable and bear interest at the bank's prime rate plus 1.75%. The Term Loan bore interest at the bank's prime rate plus 2%. Borrowings under this agreement were secured by substantially all of NorthWestNet's assets. There were no borrowings under the Line of Credit or Term Loan as of June 30, 1996.

(5) INCOME TAXES

     The components of NorthWestNet's income tax expense (benefit) for the six months ended June 30, 1996 and the eight months ended February 28, 1997 are as follows:

                                                                SIX          EIGHT
                                                               MONTHS        MONTHS
                                                               ENDED         ENDED
                                                              JUNE 30,    FEBRUARY 28,
                                                                1996          1997
                                                              --------    ------------
Current:
Federal.....................................................  $100,000       (66,000)
State.......................................................     5,000         5,000
Deferred -- Federal.........................................   (46,000)      (74,000)
                                                              --------      --------
                                                              $ 59,000      (135,000)
                                                              ========      ========

     Deferred income taxes result from temporary differences in the recognition of income and expense between financial statement and income tax reporting. Temporary differences at June 30, 1996 are primarily attributable to depreciation and amortization of equipment, furniture and leasehold improvements. The tax effects of these temporary differences result in deferred tax assets which are classified as noncurrent on the accompanying June 30, 1996 balance sheet. Actual tax expense for the six months ended June 30, 1996 approximates the amount calculated using the Federal statutory rate of 34%, plus the provision for state taxes. The tax benefit for the eight months ended February 28, 1997 differs from the expected benefit, calculated using the Federal statutory rate of 34%, primarily due to non-deductible stock option compensation.

(6) STOCKHOLDERS' EQUITY -- EMPLOYEE STOCK OPTION PLAN

     NorthWestNet adopted a stock option plan (Plan) in January 1996 to compensate its employees for future services and has reserved 1.5 million shares of common stock for option grants under the Plan. Of the reserved shares, 500,000 are for options which are exercisable, upon reaching defined corporate objectives (Contingent Options), at an exercise price of $.875 per share. The date the defined corporate objectives are met, any excess of fair market value per share over the exercise price per share of the outstanding options would be charged to salaries and benefits expense in the statement of operations with a corresponding increase in stockholder's equity. As of December 31, 1996, 370,000 contingent shares were outstanding. The remaining 1 million reserved shares are for options which generally vest, based on continued employment, over periods ranging from three to four years in equal monthly increments beginning the month after the grant (Noncontingent Options). All options expire ten years from the date of grant and are exercisable at the fair market value of the common stock at the grant date.

                               NORTHWESTNET, INC.

     A summary of stock option activity under the Plan follows:

                                                                     OUTSTANDING OPTIONS
                                                             -----------------------------------
                                                                                       WEIGHTED-
                                                  SHARES                                AVERAGE
                                                 AVAILABLE      NON-                   EXERCISE
                                                 FOR GRANT   CONTINGENT   CONTINGENT     PRICE
                                                 ---------   ----------   ----------   ---------
Authorization of Plan..........................  1,500,000          --          --      $   --
Options granted................................   (988,000)    583,000     405,000       0.875
Options relinquished...........................     76,771     (41,771)    (35,000)      0.875
Balances at June 30, 1996......................    588,771     541,229     370,000       0.875
Options granted................................    (54,000)     54,000          --       1.956
Options exercised..............................         --        (100)         --       0.875
Options relinquished...........................      3,229      (3,229)         --       0.875
Options surrendered for cash...................         --    (192,265)         --       0.875
Balances at February 28, 1997..................    538,000     399,635     370,000      $0.951

     NorthWestNet applies APB Opinion No. 25 in accounting for its Plans, and, because the Company grants options at fair value, as determined by the Company's Board of Directors, no compensation cost has been recognized for its employee stock options in the financial statements. Had NorthWestNet determined compensation cost of employee stock options based on the fair value at the grant date for its stock options under SFAS No. 123, NorthWestNet's net earnings would have been reported as the pro forma amounts indicated below:

                                                                SIX          EIGHT
                                                               MONTHS        MONTHS
                                                               ENDED         ENDED
                                                              JUNE 30,    FEBRUARY 28,
                                                                1996          1997
                                                              --------    ------------
Net earnings (loss):
  As reported...............................................  $99,359       (791,656)
  Pro forma.................................................   26,469       (892,205)

     The per share weighted-average fair value of stock options granted during the six months ended June 30, 1996 and the eight months ended February 28, 1997 was $0.28 and $0.70 respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: six months ended June 30, 1996 -- expected dividend yield 0%, risk-free interest rate of 5.51% and an expected life of 7 years; eight months ended February 28, 1997 -- expected dividend yield 0%, risk-free interest rate of 6.55%, and an expected life of 7 years.

                               NORTHWESTNET, INC.

     The following table summarizes information about stock options outstanding under the Plan at June 30, 1996 and February 28, 1997:

                                                                 OPTIONS OUTSTANDING
                                                         ------------------------------------
                                                                          WEIGHTED-AVERAGE
                                                           NUMBER             REMAINING
                    EXERCISE PRICES                      OUTSTANDING      CONTRACTUAL LIFE
                    ---------------                      -----------    ---------------------
June 30, 1996:
  $0.875...............................................    911,229            9.5 years
                                                           -------
February 28, 1997:
  $0.875...............................................    715,635
   1.375...............................................      6,000
   2.000...............................................     34,500
  $2.10................................................     13,500
                                                           -------
  $0.875-2.000.........................................    769,635            9.5 years
                                                           -------

     All options became vested and exercisable upon completion of the ownership change described in note 10.

(7) LEASES

     NorthWestNet leases its office and certain network operations facilities under operating leases which expire in 2002. NorthWestNet subleases a portion of its office space as sublessor under operating leases which expire in 1996 and 1997. Rental expense, net of sublease income, is included in general and administrative expenses and is comprised of the following:

                                                          MINIMUM     SUBLEASE
                                                          RENTALS      INCOME     TOTAL
                                                          --------    --------   -------
Year ended June 30, 1995................................  $142,318     34,665    107,653
Six months ended December 31, 1995......................    88,960     28,623     60,337
Six months ended June 30, 1996..........................    88,795     24,423     64,372
Eight months ended February 28, 1997....................   119,696     25,455     94,241

     NorthWestNet leases circuit lines from various vendors under month-to-month operating leases. Rent expense on these circuit line leases amounted to $225,570, $316,712, $270,395, and $413,697 for fiscal year ended 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively, and is included in network operations and circuits in the statements of operations.

     In November 1996, NorthWestNet amended its existing operating lease for its office facilities. The amendment increased the space leased by NorthWestNet by approximately 9,000 square feet, beginning in February 1997, and extended the lease term of existing space to February 2002. Additionally, in December 1996, NorthWestNet entered into an operating lease for network operations facilities. The initial term of the lease is five years, beginning in March 1997, with two three-year extensions available at NorthWestNet's option.

(8) DEFINED CONTRIBUTION PLAN

     NorthWestNet and NWACC both sponsor defined contribution plans. For the NorthWestNet plan, employees who have worked a minimum of three months and attained age 20 are eligible to participate and employee contributions are matched by NorthWestNet up to certain limits. Sponsor contributions to the plans

                               NORTHWESTNET, INC.

totaled $35,765, $17,589, $26,781, and $68,855 for the year ended June 30, 1995 and the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively.

(9) BUSINESS CONCENTRATION

     One customer accounted for approximately 25%, 23%, 27%, and 23% of revenues for the year ended June 30, 1995, the six months ended December 31, 1995 and June 30, 1996, and the eight months ended February 28, 1997, respectively. Such customer had account receivable balance of $227,662 at June 30, 1996.

     Additionally, another customer accounted for approximately 14% of revenues for the eight months ended February 28, 1997.

(10) OWNERSHIP CHANGE

     On January 22, 1997, NorthWestNet, NWACC and Verio Inc. (Verio) executed a Stock Purchase Agreement (Agreement) pursuant to which Verio acquired all of the common stock of NorthWestNet owned by NWACC. Under the Agreement, Verio also agreed to contribute at least $3.4 million to NorthWestNet, of which approximately $2.3 million was funded in February 1997. The transaction closed on February 28, 1997.

     In connection with the sale to Verio, 370,000 contingent options became exercisable and $451,696 of compensation expense was recorded by NorthWestNet in February 1997 which was funded by Verio in addition to the $3.4 million. (See note 6). In addition, the Plan was amended to provide for Verio's right to acquire all of the securities outstanding under that plan.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
VERIO INC.:

     We have audited the accompanying balance sheet of Aimnet Corporation (wholly-owned by Aimquest Corporation) as of March 31, 1997 and the related statements of operations, stockholder's equity, and cash flows for the year ended March 31, 1997 and the period ended May 19, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aimnet Corporation as of March 31, 1997, and the results of its operations and its cash flows for the year ended March 31, 1997 and the period ended May 19, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                                 BALANCE SHEET
                                 MARCH 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $   201,074
  Trade receivables, net of allowance for doubtful accounts
     of $52,770.............................................      460,611
  Inventory.................................................       39,344
  Prepaid expenses and other................................       44,867
                                                              -----------
          Total current assets..............................      745,896
Equipment, net (note 2).....................................      880,224
                                                              -----------
          Total assets......................................  $ 1,626,120
                                                              ===========
                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable..........................................  $   141,680
  Accrued expenses..........................................       31,260
  Deferred revenue..........................................       19,251
  Due to parent (note 3)....................................      514,122
  Current portion of obligations under capital lease
     obligations (note 4)...................................        8,153
                                                              -----------
          Total current liabilities.........................      714,466
Capital lease obligations, less current portion (note 4)....       17,409
                                                              -----------
          Total liabilities.................................      731,875
Stockholder's equity (note 6):
  Common stock, no par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................    2,307,640
  Accumulated deficit.......................................   (1,413,395)
                                                              -----------
          Total stockholder's equity........................      894,245
Commitments (note 4)
                                                              -----------
          Total liabilities and stockholder's equity........  $ 1,626,120
                                                              ===========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF OPERATIONS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                            PERIOD ENDED
                                                                              MAY 19,
                                                                 1997           1997
                                                              -----------   ------------
Revenue:
  Internet services.........................................  $ 2,649,839      303,600
  Other (note 3)............................................      215,279       87,788
                                                              -----------     --------
          Total revenue.....................................    2,865,118      391,388
                                                              -----------     --------
Operating expenses:
  Internet services and other operating costs...............    1,225,329      124,275
  Selling, general and administrative.......................    2,098,958      437,292
  Provision for bad debts...................................      425,295           --
  Depreciation..............................................      528,931       94,801
                                                              -----------     --------
          Total operating expenses..........................    4,278,513      656,368
                                                              -----------     --------
          Net loss..........................................  $(1,413,395)    (264,980)
                                                              ===========     ========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                       STATEMENT OF STOCKHOLDER'S EQUITY
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                           INTERCOMPANY
                                                COMMON       ACCOUNT      ACCUMULATED
                                                STOCK      WITH PARENT      DEFICIT       TOTAL
                                              ----------   ------------   -----------   ----------
Balance as of March 31, 1996................  $       --     1,592,490            --     1,592,490
Incorporation as wholly owned subsidiary and
  additional capital contribution by
  parent....................................   2,307,640    (1,592,490)           --       715,150
Net loss....................................          --            --    (1,413,395)   (1,413,395)
                                              ----------    ----------    ----------    ----------
Balances as of March 31, 1997...............  $2,307,640            --    (1,413,395)      894,245
Net loss....................................          --            --      (264,980)     (264,980)
                                              ----------    ----------    ----------    ----------
Balances as of May 19, 1997.................  $2,307,640            --    (1,678,375)      629,265
                                              ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                            STATEMENT OF CASH FLOWS
            YEAR ENDED MARCH 31, 1997 AND PERIOD ENDED MAY 19, 1997

                                                                             PERIOD ENDED
                                                                               MAY 19,
                                                                 1997            1997
                                                              -----------    ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,413,395)     (264,980)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................      528,931        94,801
     Provision for bad debts................................      425,295            --
     Changes in operating assets and liabilities:
       Decrease (increase) in trade receivables.............     (375,042)       40,670
       Decrease (increase) in inventory.....................       (5,423)       13,107
       Decrease in prepaid expenses and other...............        7,047         4,416
       Decrease in accounts payable.........................      (44,692)       (7,459)
       Increase (decrease) in accrued expenses..............      (15,248)       18,522
       Increase (decrease) in deferred revenue..............       10,968        (5,171)
                                                              -----------      --------
          Net cash used by operating activities.............     (881,559)     (106,094)
                                                              -----------      --------
Cash flows from investing activities -- purchases of
  equipment.................................................     (320,809)      (54,458)
                                                              -----------      --------
Cash flows from financing activities:
  Cash capital contribution by parent.......................      715,150            --
  Increase in due to related party..........................      514,122        55,264
  Principal payments on capital lease obligations...........       (3,255)       (1,548)
                                                              -----------      --------
          Net cash provided by financing activities.........    1,226,017        53,716
                                                              -----------      --------
          Increase (decrease) in cash.......................       23,649      (106,836)
Cash, beginning of period...................................      177,425       201,074
                                                              -----------      --------
Cash, end of period.........................................  $   201,074        94,238
                                                              ===========      ========
Noncash investing and financing activities --
  Equipment acquired through capital lease obligations......  $    28,817            --
                                                              ===========      ========

                See accompanying notes to financial statements.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Aimnet Corporation (the Company) was incorporated in the State of California on September 26, 1996 as a wholly owned subsidiary of Aimquest Corporation (Aimquest). Prior to incorporation, the Company's assets, liabilities, and operations were included in the financial statements of Aimquest. The Company provides regional internet access services, and hardware and software sales to customers in California. The accompanying financial statements include the operations of the Company assuming that the Company had been operated separately as of April 1, 1996 and thereafter.

     Effective May 19, 1997, Verio Inc. acquired a 55% ownership interest in the Company (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of Aimquest. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     No tax benefit has been allocated to the Company due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of Aimquest. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the Company's net loss.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of March 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended March 31, 1997 or the period ended May 19, 1997.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. The adoption of SFAS 121 effective April 1, 1996 did not have a significant effect on the Company's financial position or results of operations.

(2) EQUIPMENT

     Equipment consisted of the following at March 31, 1997:

Internet and computer equipment..........................  $1,712,000
Furniture................................................      29,144
                                                           ----------
                                                            1,741,144
Less accumulated depreciation............................    (860,920)
                                                           ----------
                                                           $  880,224
                                                           ==========

     Equipment includes assets owned under capital leases with a net book value of $25,562 at March 31, 1997.

(3) RELATED PARTY TRANSACTIONS

     The Company provides internet services to Aimquest which totaled $5,924 for the year ended March 31, 1997 and $20,386 for the period ended May 19, 1997.

     Amounts due to parent represent cash transfers from Aimquest which are noninterest bearing.

                               AIMNET CORPORATION
                     (WHOLLY-OWNED BY AIMQUEST CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending March 31 are as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES       LEASES
                                                          -------    ----------
1998....................................................  $12,396     327,146
1999....................................................   12,396     283,916
2000....................................................    8,780     279,810
2001....................................................       --     109,488
Less future minimum payments to be received under
  noncancelable subleases...............................       --     (31,059)
                                                          -------     -------
  Total minimum payments................................   33,572     969,301
                                                                      =======
Less amount representing interest.......................   (8,010)
                                                          -------
  Present value of net minimum lease payments...........   25,562
Less current portion....................................   (8,153)
                                                          -------
                                                          $17,409
                                                          =======

     Rent expense for the year ended March 31, 1997 and the period ended May 19, 1997 totaled $314,890 and $38,203, respectively.

(5) EMPLOYEE BENEFIT PLAN

     Aimquest has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Company did not make any contributions to the Plan during the year ended March 31, 1997 or the period ended May 19, 1997.

(6) SUBSEQUENT EVENT

     Effective May 19, 1997, Verio Inc. (Verio) acquired 77 shares of the Company's series A preferred stock for cash consideration of approximately $4,171,000. The preferred shares represent a 55% ownership interest in the Company, on a fully diluted basis, and are convertible into common shares on a one for one basis. In addition, the preferred shares have a liquidation preference equal to the issuance price. Verio also acquired an option to acquire a 100% ownership in the Company in the future upon the occurrence of certain events, including an initial public offering of Verio common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of West Coast Online, Inc. as of September 30, 1997 and the related statements of operations and accumulated deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Coast Online, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
November 21, 1997

                            WEST COAST ONLINE, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  25,907
  Trade receivables, net of allowance for doubtful accounts
     of $3,588..............................................     96,659
  Prepaid expenses and other................................      4,933
                                                              ---------
          Total current assets..............................    127,499
Equipment, net (note 2).....................................    524,474
Other assets................................................      7,148
                                                              ---------
          Total assets......................................  $ 659,121
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable:
     Trade..................................................  $  41,270
     Related party (note 5).................................     27,009
  Accrued liabilities.......................................    105,487
  Deferred revenue..........................................     99,679
  Current portion of capital lease obligations (note 3).....     57,874
                                                              ---------
          Total current liabilities.........................    331,319
Capital lease obligations, less current portion (note 3)....     69,994
          Total liabilities.................................    401,313
                                                              ---------
Redeemable preferred stock, 2,000,000 shares authorized
  (note 4):
  Series A, 60,000 shares issued and outstanding............    225,000
  Series B, 50,710 shares issued and outstanding............    250,000
                                                              ---------
          Total redeemable preferred stock..................    475,000
                                                              ---------
Stockholders' deficit (note 4):
  Common stock, no par value, 1,000,000 shares authorized,
     246,000 shares issued and outstanding..................     79,775
  Accumulated deficit.......................................   (296,967)
                                                              ---------
          Total stockholders' deficit.......................   (217,192)
Commitments (note 3)
          Total liabilities and stockholders' deficit.......  $ 659,121
                                                              =========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

Revenue:
  Internet services.........................................  $1,354,911
  Computer hardware sales...................................     171,818
  Other.....................................................     126,394
                                                              ----------
          Total revenue.....................................   1,653,123
                                                              ----------
Operating expenses:
  Internet services operating costs.........................     641,106
  Cost of hardware sales....................................     136,978
  Selling, general and administrative.......................     913,743
  Depreciation..............................................     106,185
                                                              ----------
          Total operating expenses..........................   1,798,012
                                                              ----------
          Loss from operations..............................    (144,889)
Interest expense............................................     (22,772)
                                                              ----------
          Net loss..........................................    (167,661)
Accumulated deficit at beginning of period..................    (129,306)
                                                              ----------
Accumulated deficit at end of period........................  $ (296,967)
                                                              ==========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                            STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

Cash flows from operating activities:
  Net loss..................................................  $(167,661)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................    106,185
     Provision for bad debts................................      3,588
     Changes in operating assets and liabilities:
       Receivables..........................................    (39,945)
       Prepaid expenses and other current assets............      5,197
       Other assets.........................................     (7,148)
       Accounts payable and accrued liabilities.............     12,802
       Deferred revenue.....................................     35,944
                                                              ---------
          Net cash used by operating activities.............    (51,038)
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (154,301)
                                                              ---------
Cash flows from financing activities:
  Proceeds from issuance of redeemable preferred stock......    250,000
  Principal payments under capital lease obligations........    (36,541)
                                                              ---------
          Net cash provided by financing activities.........    213,459
                                                              ---------
          Net increase in cash..............................      8,120
Cash at beginning of period.................................     17,787
                                                              ---------
Cash at end of period.......................................  $  25,907
                                                              =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  22,772
                                                              =========
Noncash investing and finance activities -- equipment
  acquired through capital lease obligations................  $  67,064
                                                              =========

                See accompanying notes to financial statements.

                            WEST COAST ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     West Coast Online, Inc. (the Company) was incorporated in the State of California on January 30, 1996. The Company provides internet access services and computer hardware sales to customers primarily in California.

     As of September 30, 1997, Verio Inc. (Verio) acquired all of the outstanding common stock of the Company, resulting in 100% ownership.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which range from three to five years. Costs of normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at September 30, 1997 based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company has a net operating loss carryforward of approximately $181,000 which expires in 2012. No tax benefit has been recorded by the Company for the nine months ended September 30, 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. A valuation allowance has been

                            WEST COAST ONLINE, INC.

recorded for the entire balance of the deferred tax asset related to the carryforward. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base. However, no single customer comprised more than 10% of accounts receivable or total revenue for the nine months ended September 30, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at September 30, 1997:

Internet and computer equipment.............................   $ 733,411
Furniture and office equipment..............................      21,312
                                                               ---------
                                                                 754,723
Less accumulated depreciation and amortization..............    (230,249)
                                                               ---------
                                                               $ 524,474
                                                               =========

     Equipment includes assets held under capital leases with a net book value of $134,362 at September 30, 1997.

(3) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable leases expiring at various dates through 2001. Future minimum annual lease payments under noncancelable operating leases for each of the years ending September 30 are as follows:

                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                         --------    ---------
1998...................................................  $ 70,104    $ 72,160
1999...................................................    63,728      36,342
2000...................................................    18,974      10,743
2001...................................................        --       7,162
                                                         --------    --------
  Total minimum payments...............................  $152,806    $126,407
                                                                     ========
Less amount representing interest......................   (24,938)
                                                         --------
  Present value of net minimum lease payments..........   127,868
Less current portion...................................   (57,874)
                                                         --------
                                                         $ 69,994
                                                         ========

     Rent expense for the nine months ended September 30, 1997 totaled $64,820.

                            WEST COAST ONLINE, INC.

(4) REDEEMABLE PREFERRED STOCK

     The Company issued 60,000 Series A and 50,710 Series B shares of redeemable, convertible preferred stock in 1996 and 1997, respectively, to Verio. The preferred shares were convertible into common shares on a one for one basis and were mandatorily redeemable in 2000. On September 30, 1997, in connection with the Verio Acquisition, as described in Note 1, Verio converted these preferred shares to common stock.

(5) TRANSACTIONS WITH RELATED PARTY

     During the nine months ended September 30, 1997, the Company received certain network services from Verio Inc. The entire cost of these services remain in Accounts Payable-Related Party at September 30, 1997 and is included in internet services and network operating costs.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of Clark Internet Services, Inc. as of September 30, 1997, and the related statements of operations and retained earnings, and cash flows for the year ended September 30, 1997 and the period ended October 17, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clark Internet Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year ended September 30, 1997 and the period ended October 17, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                         CLARK INTERNET SERVICES, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $   54,293
  Trade accounts receivable, net of allowance for doubtful
     accounts of $28,154....................................     438,186
  Related party receivable (note 5).........................      42,104
  Prepaid expenses and other................................     122,894
                                                              ----------
          Total current assets..............................     657,477
Equipment, net (note 2).....................................     650,001
Other assets, net...........................................     112,475
                                                              ----------
          Total assets......................................  $1,419,953
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  261,194
  Accrued liabilities.......................................      91,474
  Salaries and commissions payable..........................      98,220
  Deferred revenue and customer advances....................     514,555
  Current portion of long-term debt (note 3)................     175,800
                                                              ----------
          Total current liabilities.........................   1,141,243
Long-term debt, net of current portion (note 3).............     264,950
          Total liabilities.................................   1,406,193
Stockholders' equity:
  Common stock, no par value, 1,000,000 shares authorized,
     860,000 shares issued and outstanding..................       4,000
  Retained earnings.........................................       9,760
                                                              ----------
          Total stockholders' equity........................      13,760
                                                              ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,419,953
                                                              ==========

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                           PERIOD ENDED
                                                                           OCTOBER 17,
                                                                 1997          1997
                                                              ----------   ------------
Revenue:
  Internet services.........................................  $3,601,491     159,079
  Other.....................................................     114,193      48,917
                                                              ----------     -------
          Total revenue.....................................   3,715,684     207,996
                                                              ----------     -------
Operating expenses:
  Internet services.........................................   1,672,046      48,346
  Selling, general and administrative.......................   2,053,619     195,610
  Depreciation and amortization.............................     139,379       9,547
                                                              ----------     -------
          Total operating expenses..........................   3,865,044     253,503
                                                              ----------     -------
          Loss from operations..............................    (149,360)    (45,507)
Other income (expense):
  Interest income...........................................       2,702      (1,054)
  Interest expense..........................................     (26,929)         --
                                                              ----------     -------
          Net loss..........................................    (173,587)    (46,561)
Retained earnings (deficit):
  Beginning of period.......................................     183,347       9,760
                                                              ----------     -------
  End of period.............................................  $    9,760     (36,801)
                                                              ==========     =======

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
        YEAR ENDED SEPTEMBER 30, 1997 AND PERIOD ENDED OCTOBER 17, 1997

                                                                          PERIOD ENDED
                                                                          OCTOBER 17,
                                                                1997          1997
                                                              ---------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(173,587)    (46,561)
  Adjustments to reconcile net loss to net cash provided by
     operating activities -- depreciation and
     amortization...........................................    139,379       9,547
     Changes in operating assets and liabilities:
     Trade and related party accounts receivable, net.......   (362,396)      2,483
     Prepaid expenses and other.............................    (19,671)     32,793
     Accounts payable.......................................    157,360     (78,954)
     Accrued liabilities, and salaries and commissions
      payable...............................................     92,849      30,677
     Deferred revenue and customer advances.................    245,114      30,809
     Other assets, net......................................    (61,263)     12,179
                                                              ---------     -------
          Net cash provided (used) by operating
            activities......................................     17,785      (7,027)
Cash flows used by investing activities --
  purchases of equipment....................................   (425,477)         --
                                                              ---------     -------
Cash flows used by financing activities:
  Proceeds from bank lines of credit........................     90,000          --
  Proceeds from bank loan...................................    375,000          --
  Repayment of bank loan....................................    (51,929)         --
                                                              ---------     -------
          Net cash provided by financing activities.........    413,071          --
                                                              ---------     -------
          Net increase (decrease) in cash and cash
            equivalents.....................................      5,379      (7,027)
Cash and cash equivalents, at beginning of period...........     48,914      54,293
                                                              ---------     -------
Cash and cash equivalents, at end of period.................  $  54,293      47,266
                                                              =========     =======
Supplemental disclosures of cash flow information --
  cash paid during year for interest........................  $  26,929       1,053
                                                              =========     =======

                See accompanying notes to financial statements.

                         CLARK INTERNET SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Clark Internet Services, Inc. (the Company) is a provider of internet access services to businesses and individuals, primarily in the Maryland, Washington DC, and Northern Virginia regions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Effective October 17, 1997, Verio Inc. acquired 51% of the outstanding common stock of the Company.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Equipment

     Equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services revenue is recognized as the services are provided. Installation charges and set-up fees are recognized when installation is completed. The Company records deferred revenue for accounts billed and/or collected in advance.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     At December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of $235,000 which is available to offset future federal taxable income, if any, through 2012. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward a valuation allowance

                         CLARK INTERNET SERVICES, INC.

has been recorded for the full amount of the deferred tax asset related to the net operating loss carryforward, which represents the only significant temporary difference as of September 30, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statements purposes. Management estimates that the fair values of all financial instruments as of September 30, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at September 30, 1997:


Furniture and fixtures......................................  $ 337,163
Computer and equipment......................................    656,496
                                                              ---------
                                                                993,659
Less accumulated depreciation...............................   (343,658)
                                                              ---------
                                                              $ 650,001
                                                              =========

     Depreciation expense for the year ended September 30, 1997 and the period ended October 17, 1997 totaled $138,054 and $9,547, respectively.

(3) BANK LINE OF CREDIT AND NOTES PAYABLE

     In April 1997, the Company entered into a $200,000 line of credit agreement with a bank, with interest at the prime rate plus 1.5% (10.0% at September 30, 1997). Borrowings under the line of credit are due in April 1998.

     In addition, the Company also borrowed $375,000 from a bank under a loan secured by the Small Business Administration with interest at the prime rate plus 2% (10.5% at September 30, 1997). Monthly principal payments of $6,250 are due through April 2002.

(4) LEASES

     The Company leases its facilities under long-term operating leases expiring at various dates through 2002. Future minimum lease payments consist of the following at September 30:


1998........................................................  $363,000
1999........................................................   182,155
2000........................................................    42,926
2001........................................................    25,320
2002........................................................    13,811
                                                              --------
          Total minimum lease payments......................  $627,212
                                                              ========

     Rent expense totaled $484,162 for the year ended September 30, 1997.

(5) TRANSACTION WITH RELATED PARTY

     The related party receivable at September 30, 1997 is due from an entity owned by the Company's Chief Executive Officer, for whom the Company provides general accounting and administrative services. These amounts were repaid subsequent to September 30, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of ATMnet as of October 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATMnet as of October 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
December 13, 1997

                                     ATMNET

                                 BALANCE SHEETS
                           OCTOBER 31, 1996 AND 1997

                                     ASSETS

                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash......................................................  $    76,037         11,739
  Trade receivables, net of allowance for doubtful accounts
     of $30,000 and $25,981.................................      279,871        192,726
  Other receivables.........................................       13,646             --
  Other.....................................................       56,607         65,886
                                                              -----------    -----------
          Total current assets..............................      426,161        270,351
Equipment and leasehold improvements, net (note 2)..........    1,404,863      1,120,396
Investment in affiliate (note 3)............................       87,500             --
Intangible assets, net of accumulated amortization of
  $99,758 and $52,952.......................................      181,081        134,273
                                                              -----------    -----------
          Total assets......................................  $ 2,099,605      1,525,020
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,736,880      2,738,070
  Accrued liabilities.......................................      162,381        589,794
  Due to related parties (note 6)...........................       16,235         41,209
  Deferred revenue..........................................      176,481        115,393
  Subordinated notes payable to stockholders and related
     parties (note 4).......................................           --        908,979
  Current portion of capital lease obligations (note 7).....      140,223        150,134
                                                              -----------    -----------
          Total current liabilities.........................    2,232,200      4,543,579
Capital lease obligations, less current portion.............      164,514         14,379
                                                              -----------    -----------
          Total liabilities.................................    2,396,714      4,557,958
Stockholders' deficit (note 5):
  Common stock, no par value, 83,000,000 shares authorized;
     29,100,000 shares issued and outstanding...............    1,158,532      1,158,532
  Accumulated deficit.......................................   (1,455,641)    (4,191,470)
                                                              -----------    -----------
          Total stockholders' deficit.......................     (297,109)    (3,032,938)
Commitments (note 7)........................................
                                                              -----------    -----------
          Total liabilities and stockholders' deficit.......  $ 2,099,605      1,525,020
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Revenue:
  Internet services (note 6)................................  $ 1,236,478    $ 2,730,732
  Equipment sales...........................................      440,315        513,941
                                                              -----------    -----------
          Total revenue.....................................    1,676,793      3,244,673
                                                              -----------    -----------
Operating expenses:
  Cost of internet services.................................      845,465      1,963,858
  Cost of equipment sold....................................      258,517        381,043
  Other operating expenses..................................      645,710        721,012
  Selling, general and administrative.......................      957,253      1,927,589
  Depreciation and amortization.............................      343,682        649,510
                                                              -----------    -----------
          Total operating expenses..........................    3,050,627      5,643,012
                                                              -----------    -----------
  Loss from operations......................................   (1,373,834)    (2,398,339)
Other expenses:
  Interest expense..........................................      (36,203)      (167,864)
  Other.....................................................      (21,000)      (169,626)
                                                              -----------    -----------
          Net loss..........................................  $(1,431,037)   $(2,735,829)
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                         COMMON      ACCUMULATED
                                                         STOCK         DEFICIT         TOTAL
                                                       ----------    -----------    -----------
BALANCE AS OF NOVEMBER 1, 1995.......................  $  458,200    $   (24,604)   $   433,596
Issuance of common stock for cash....................     700,332             --        700,332
Net loss.............................................          --     (1,431,037)    (1,431,037)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1996......................   1,158,532     (1,455,641)      (297,109)
Net loss.............................................          --     (2,735,829)    (2,735,829)
                                                       ----------    -----------    -----------
BALANCES AS OF OCTOBER 31, 1997......................  $1,158,532    $(4,191,470)   $(3,032,938)
                                                       ==========    ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED OCTOBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,431,037)   $(2,735,829)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Depreciation and amortization..........................      343,682        649,510
     Provision for doubtful accounts........................       62,000         58,686
     Loss on write-off of investment........................           --         87,500
     Changes in operating assets and liabilities:
       Trade receivables....................................     (302,792)        28,459
       Other receivables....................................       46,354         13,646
       Other current assets.................................      (51,943)        (9,279)
       Accounts payable.....................................    1,710,981      1,001,190
       Accrued liabilities and due to related parties.......      172,852        452,387
       Deferred revenue.....................................      171,898        (61,088)
                                                              -----------    -----------
          Net cash provided (used) by operating
             activities.....................................      721,995       (514,818)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..........   (1,235,719)      (318,235)
  Investment in affiliates, at cost.........................      (87,500)            --
                                                              -----------    -----------
          Net cash used by investing activities.............   (1,323,219)      (318,235)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of subordinated debt...............           --      1,018,979
  Proceeds from issuance of common stock....................      700,332             --
  Principal payments on subordinated debt...................           --       (110,000)
  Principal payments on capital lease obligations...........     (114,166)      (140,224)
                                                              -----------    -----------
          Net cash provided by financing activities.........      586,166        768,755
                                                              -----------    -----------
          Net decrease in cash..............................      (15,058)       (64,298)
Cash, beginning of year.....................................       91,095         76,037
                                                              -----------    -----------
Cash, end of year...........................................  $    76,037    $    11,739
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $    36,203    $    25,765
                                                              ===========    ===========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $   345,046    $        --
                                                              ===========    ===========

                See accompanying notes to financial statements.

                                     ATMNET

                         NOTES TO FINANCIAL STATEMENTS
                           OCTOBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     ATMnet (the Company) was incorporated in the State of California on February 26, 1997. The Company provides regional internet access services, and hardware sales to customers mainly in California.

     Effective November 5, 1997, Verio Inc. acquired substantially all of the net assets of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from hardware sales is recognized upon shipment of the respective products.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements, including assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which are two or three years. Costs for normal repairs and maintenance are expensed as incurred.

  Investment in Affiliates

     Investment in affiliate represents common stock of an affiliate representing less than a 20% ownership interest which is accounted for using the cost method.

  Intangible Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, and organization costs are amortized using the straight-line method over five years.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward for income tax purposes of approximately $3,883,000 which expires in 2012. No tax benefit has been recorded by the Company in fiscal 1996 and 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of October 31, 1997 and 1996 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 5% of accounts receivable or total revenue as of or for the year ended October 31, 1997 or 1996.

  Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

  Stock-Based Compensation

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock compensation plan. Accordingly, since the Company grants stock options with exercise prices equal to fair value at the date of grant, no compensation expense has been recognized in 1996 or 1997. Under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), entities are permitted to adopt the fair value method of accounting for employee stock-based compensation plans. However, SFAS 123 allows an entity to continue using the intrinsic value method under APB Opinion No. 25, but requires the entity to make pro forma disclosures of net income or loss as if the fair value method of accounting had been applied.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment consisted of the following at October 31, 1996 and 1997:

                                                                 1996         1997
                                                              ----------    ---------
Internet and computer equipment.............................  $1,613,305    1,786,575
Furniture and fixtures......................................      77,668      133,730
Leasehold improvements......................................      12,080      100,983
                                                              ----------    ---------
                                                               1,703,053    2,021,288
Less accumulated depreciation...............................    (298,190)    (900,892)
                                                              ----------    ---------
                                                              $1,404,863    1,120,396
                                                              ==========    =========

     Equipment and leasehold improvements includes assets owned under capital leases with a net book value of $195,294 and $333,079 at October 31, 1996 and 1997, respectively.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

(3) INVESTMENT IN AFFILIATE

     During fiscal 1996, the Company acquired a 10% interest in Turpike Corporation for a purchase price of $87,500. The investment was written off in fiscal 1997.

(4) SUBORDINATED NOTES PAYABLE

     Subordinated notes payable as of October 31, 1997 consists of notes payable to stockholders and related parties, with interest at rates varying from prime plus 2% (10.5% at October 31, 1997) to 18%, due in June 1998. The notes are subordinate to all other senior indebtedness of the Company. Interest expense related to the subordinated notes totaled $104,130 in 1997.

(5) STOCK COMPENSATION PLANS

     The Company established a Stock Option Plan in March 1996, whereby. at the discretion of the Board of Directors (the Board), the Company may grant stock options to certain key employees of the Company. The option price is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as determined by the Board. The options vest over a five year period or, in certain circumstances, earlier based on the fair value of the Company's common shares, as defined, and expire ten years from the date of grant. As of October 31, 1997, no options had been exercised or are exercisable. The weighted-average contractual life of outstanding options as of October 31, 1997 is approximately two years.

     The following table summarizes option activity for two years ended October 31, 1997:

     Options granted during fiscal 1996 at the following exercise price:

Options granted during fiscal 1996 at the following exercise price:
  $0.30 per share...........................................     4,410,000
  $0.33 per share...........................................     1,000,000
                                                                ----------
Options outstanding at October 31, 1996.....................     5,410,000
  Options cancelled.........................................    (1,545,000)
                                                                ----------
Options outstanding at October 31, 1997.....................     3,865,000
                                                                ==========
Weighted average exercise price of outstanding options......          $.31
                                                                ==========

     During the years ended October 31, 1996 and 1997, the per share weighted-average fair value of stock options granted was $.03 on the date of grant using the Black-Scholes opinion-pricing model with the following weighted-average assumptions; no dividends or volatility, risk-free interest rate of 6%, and expected life of two years. If the Company had determined compensation expense for the years ended October 31, 1996 and 1997 based on the fair value of the options at the grant dates under SFAS No. 123, net loss would increase to $1,595,000 and $2,854,000, respectively.

(6) RELATED PARTY TRANSACTIONS

     The Company provides internet services to a company whose founder and CEO is a shareholder of ATMnet. Revenue earned by ATMnet from this company totaled $15,523 and $22,581 during the years ended October 31, 1996 and 1997, respectively.

     Amounts due to related parties are for services provided, are non-interest bearing and are due within one year.

                                     ATMNET

                           OCTOBER 31, 1996 AND 1997

(7) LEASES

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2000. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending October 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 161,028     173,868
1999........................................................     22,524     142,068
2000........................................................         --      26,209
                                                              ---------     -------
  Total minimum payments....................................    183,552     342,145
                                                                            =======
Less amount representing interest...........................    (19,039)
                                                              ---------
  Present value of net minimum lease payments...............    164,513
Less current portion........................................   (150,134)
                                                              ---------
                                                              $  14,379
                                                              =========

     Rent expense for the years ended October 31, 1996 and 1997 totaled $72,686 and $168,410, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Global Internet Network Services, Inc. (wholly-owned by Global Internet.Com Inc.) as of December 31, 1996 and November 26, 1997, and the related statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996 and the period ended November 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Internet Network Services, Inc. as of December 31, 1996 and November 26, 1997 and, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period ended November 26, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

                                     ASSETS

                                                                 1996         1997
                                                              ----------    ---------
Current assets:
  Cash......................................................  $  132,118       30,681
  Trade receivables, net of allowance for doubtful accounts
     of $59,777 in 1996 and $86,166 in 1997.................     935,979      449,959
  Receivables from affiliates (note 3)......................      40,497       53,542
  Inventory.................................................     126,020      102,801
  Prepaid expenses and other................................      60,869       83,323
                                                              ----------    ---------
          Total current assets..............................   1,295,483      720,306
Equipment, net (note 2).....................................     557,142      799,179
Other assets................................................       3,864        3,723
                                                              ----------    ---------
          Total assets......................................  $1,856,489    1,523,208
                                                              ==========    =========

                   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..........................................  $  631,660      109,651
  Accrued liabilities.......................................      17,996       18,168
  Deferred revenue..........................................     486,167      418,885
  Current portion of obligations under capital leases (note
     4).....................................................      37,828      106,720
  Due to parent (note 3)....................................     942,098           --
                                                              ----------    ---------
          Total current liabilities.........................   2,115,749      653,424
Capital lease obligations, less current portion (note 4)....      31,687      193,630
                                                              ----------    ---------
          Total liabilities.................................   2,147,436      847,054
                                                              ----------    ---------
Stockholder's equity (deficit):
  Common stock, $1.00 par value, 10,000 shares authorized,
     5,000 shares issued and outstanding....................       5,000        5,000
  Additional paid-in capital................................     245,000    1,412,849
  Accumulated deficit.......................................    (540,947)    (741,695)
                                                              ----------    ---------
     Total stockholder's equity (deficit)...................    (290,947)     676,154
                                                              ----------    ---------
Commitments (note 4)
     Total liabilities and stockholder's equity (deficit)...  $1,856,489    1,523,208
                                                              ==========    =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $1,979,201     2,501,037
  Consulting services (note 3)..............................     344,233       564,150
  Computer hardware and software sales (note 3).............     853,396       355,731
  National Science Foundation revenue (note 7)..............     440,119       114,982
  Other.....................................................      80,401       248,816
                                                              ----------    ----------
          Total revenue.....................................   3,697,350     3,784,716
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................   1,530,020     1,960,653
  Cost of hardware and software sales.......................     591,227       292,874
  Engineering and network...................................     507,843       425,430
  Marketing and selling.....................................     248,986       238,982
  General and administrative................................     956,052       785,960
  Depreciation and amortization.............................     259,956       280,445
                                                              ----------    ----------
          Total operating expenses..........................   4,094,084     3,984,344
                                                              ----------    ----------
          Loss from operations..............................    (396,734)     (199,628)
Other income (expense):
  Interest expense..........................................      (9,897)       (8,229)
  Other, net................................................      43,577         7,109
                                                              ----------    ----------
          Net loss..........................................  $ (363,054)     (200,748)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                                          TOTAL
                                                           ADDITIONAL                 STOCKHOLDER'S
                                                  COMMON    PAID-IN     ACCUMULATED      EQUITY
                                                  STOCK     CAPITAL       DEFICIT       (DEFICIT)
                                                  ------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 1996.....................  $5,000     245,000     (177,893)        72,107
Net loss........................................     --           --     (363,054)      (363,054)
                                                  ------   ---------     --------       --------
BALANCES AT DECEMBER 31, 1996...................  5,000      245,000     (540,947)      (290,947)
Transfer of net assets to parent (note 6).......     --     (101,088)          --       (101,088)
Conversion of note payable to parent to equity
  (note 6)......................................     --    1,156,437           --      1,156,437
Capital contribution by parent (note 6).........     --      112,500           --        112,500
Net loss........................................     --           --     (200,748)      (200,748)
                                                  ------   ---------     --------       --------
BALANCES AT NOVEMBER 26, 1997...................  $5,000   1,412,849     (741,695)       676,154
                                                  ======   =========     ========       ========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                            STATEMENTS OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 1996 AND
                         PERIOD ENDED NOVEMBER 26, 1997

                                                                1996        1997
                                                              ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $(363,054)   (200,748)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................    259,956     280,445
     Provision for bad debts................................     70,445      95,913
     Changes in operating assets and liabilities:
       Trade receivables....................................   (231,005)    377,062
       Inventory............................................    (43,335)     23,219
       Other current assets.................................    (26,954)    (22,454)
       Accounts payable.....................................    575,188    (522,009)
       Accrued liabilities..................................   (382,897)        172
       Deferred revenue.....................................     58,277     (67,282)
       Other................................................     (3,241)         --
                                                              ---------   ---------
          Net cash used by operating activities.............    (86,620)    (35,682)
                                                              ---------   ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (336,795)   (334,161)
                                                              ---------   ---------
Cash flows from financing activities:
  Capital contribution by parent............................         --     112,500
  Advances by parent........................................    544,707     214,339
  Principal payments made under capital lease obligations...    (39,720)    (58,433)
                                                              ---------   ---------
          Net cash provided by financing activities.........    504,987     268,406
                                                              ---------   ---------
          Increase (decrease) in cash.......................     81,572    (101,437)
Cash, beginning of year.....................................     50,546     132,118
                                                              ---------   ---------
Cash, end of year...........................................  $ 132,118      30,681
                                                              =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  10,095      15,681
                                                              =========   =========
  Noncash investing and financing activities:
     Equipment acquired through capital lease obligations...  $      --     299,940
                                                              =========   =========
     Transfer of assets to parent...........................  $      --     101,088
                                                              =========   =========

                See accompanying notes to financial statements.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND NOVEMBER 26, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Global Internet Network Services, Inc. (the Company) is engaged in providing regional internet access services, software and hardware consulting and sales to customers in a ten state region. The Company was incorporated in Nebraska in September 1987, as Midnet Inc., a nonprofit corporation organized to promote research, education and economic development. On July 15, 1994, Midnet Inc. became a for profit corporation and was purchased by Global Internet.Com Inc. (Parent) on August 8, 1994. On March 12, 1997, the Company changed its corporate name from Midnet Inc. to Global Internet Network Services, Inc.

     Effective November 26, 1997, Verio Inc. (Verio) acquired a 100% ownership interest in the Company. (see note 6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from consulting services is recognized when services have been rendered. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  Inventory

     Inventory, consisting of systems hardware and software and maintenance parts and supplies is recorded at the lower of cost (first-in, first-out) or market.

  Equipment

     Equipment, including any assets held under capital leases, is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Income Taxes

     The Company is included in the tax returns of the Parent. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has a net operating loss carryforward of approximately $518,000, which expires in 2012. No tax benefit has been recorded by the Company for 1996 or 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss in the consolidated income tax returns of the Parent. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's net loss. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk

     The Company provides unsecured credit to customers in the normal course of business. Failure of the customers to pay could result in losses up to the recorded receivable balances. The Company did not have any customers that represent greater than 5% of total revenue for the year ended December 31, 1996 and the period ended November 26, 1997, respectively.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement was effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell. SFAS 121 did not have a significant effect on the Company's financial position or results of operations in 1997 and 1996.

(2) EQUIPMENT

     Equipment is comprised of the following:

                                                             DECEMBER 31,    NOVEMBER 26,
                                                                 1996            1997
                                                             ------------    ------------
Internet and computer equipment............................    $821,921       1,342,321
Furniture and office equipment.............................     137,847         150,254
Leasehold improvements.....................................       1,228           2,001
                                                               --------       ---------
                                                                960,996       1,494,576
Less accumulated depreciation and amortization.............    (403,854)       (695,397)
                                                               --------       ---------
                                                               $557,142         799,179
                                                               ========       =========

(3) TRANSACTIONS WITH PARENT

     Amounts due to Parent represent noninterest bearing cash transfers from the Parent (see note 6).

     Hardware and software sales and consulting revenue from affiliates of the Parent for the year ended December 31, 1996 and the period ended November 27, 1997 were $92,273 and $561,438, respectively.

(4) LEASES

     The Company leases certain internet and computer equipment under capital leases. At December 31, 1996 and November 26, 1997, leased equipment was included in internet and computer equipment with net book values of $80,117 and $367,003, respectively. The Company also leases office space under a noncancelable operating lease expiring in November 2002.

                     GLOBAL INTERNET NETWORK SERVICES, INC.
                   (WHOLLY-OWNED BY GLOBAL INTERNET.COM INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual lease payments under capital and noncancelable operating leases for years ending November 30 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              ---------    ---------
1998........................................................  $ 131,748      47,634
1999........................................................    116,448      50,016
2000........................................................     95,435      52,516
2001........................................................         --      55,142
2002........................................................         --      57,899
                                                              ---------     -------
  Total minimum payments....................................    343,631     263,207
                                                                            =======
Less amount representing interest...........................    (43,281)
                                                              ---------
  Present value of net minimum lease payments...............    300,350
Less current portion........................................   (106,720)
                                                              ---------
                                                              $ 193,630
                                                              =========

     Rent expense for the year ended December 31, 1996 and the period ended November 26, 1997 was $71,738 and $63,724, respectively.

(5) EMPLOYEE BENEFIT PLAN

     The Parent has a 401(k) (the Plan) covering all employees of the Company who meet certain eligibility requirements. Employer contributions are not required and the Parent did not make any contributions to the Plan during the year ended December 31, 1996 and the period ended November 26, 1997.

(6) STOCKHOLDER'S EQUITY

     In connection with the acquisition of common stock of the Company by Verio Inc. (Verio) amounts due to parent totaling $1,156,437 were converted to equity and the Parent made a cash contribution to the Company in the amount of $112,500.

     Prior to the Verio acquisition in November 1997, the Company transferred certain net assets of a division to the Parent in the amount of $101,088, which division was not acquired by Verio.

(7) NATIONAL SCIENCE FOUNDATION GRANTS

     The Company receives grant revenue under contracts with the National Science Foundation (NSF) to provide network connections to certain not-for-profit educational institutions. Grant revenue is recognized ratably over the term of the contract, which is generally twelve months. Grant revenue amounted to $440,119 and $114,982 for the year ended December 31, 1996 and the period ended November 26, 1997, respectively. Total amounts receivable at December 31, 1996 and November 26, 1997 were $65,858 and $16,439, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of the Pennsylvania Research Partnership Network (PREPnet) as of November 30, 1996 and 1997, and the related statements of operations and owners' deficit, and cash flows for the years then ended and the period ended December 24, 1997. These financial statements are the responsibility of PREPnet's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Pennsylvania Research Partnership Network (PREPnet) as of November 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended and for the period ended December 24, 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                                 BALANCE SHEETS
                           NOVEMBER 30, 1996 AND 1997

                                     ASSETS

                                                                 1996          1997
                                                              -----------    ---------
Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of $14,631 and $13,313, respectively...................  $    73,943    $ 102,041
  Prepaid expenses and other................................        1,769       15,409
                                                              -----------    ---------
          Total current assets..............................       75,712      117,450
Equipment, net (note 2).....................................      200,538      138,008
                                                              -----------    ---------
          Total assets......................................  $   276,250    $ 255,458
                                                              ===========    =========

                           LIABILITIES AND OWNER'S DEFICIT

Current liabilities:
  Accounts payable..........................................  $    88,639    $ 132,039
  Accrued liabilities.......................................       44,555        3,020
  Current portion of obligations under capital leases (note
     3).....................................................       57,468       56,262
  Deferred revenue..........................................    1,084,501      683,371
                                                              -----------    ---------
          Total current liabilities.........................    1,275,163      874,692
Capital lease obligations, less current portion (note 3)....       55,502           --
                                                              -----------    ---------
          Total liabilities.................................    1,330,665      874,692
Owners' deficit.............................................   (1,054,415)    (619,234)
Commitments (note 3)
                                                              -----------    ---------
          Total liabilities and owner's deficit.............  $   276,250    $ 255,458
                                                              ===========    =========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  STATEMENTS OF OPERATIONS AND OWNERS' DEFICIT
   YEARS ENDED NOVEMBER 30, 1996 AND 1997 AND PERIOD ENDED DECEMBER 24, 1997

                                                                                     PERIOD ENDED
                                                                                     DECEMBER 24,
                                                            1996          1997           1997
                                                         -----------   -----------   ------------
Revenue:
  Internet services....................................  $ 2,027,682   $ 2,026,439    $  156,459
  Grant revenue (note 4)...............................      194,343        98,711            --
  Other................................................        6,309        22,477            --
                                                         -----------   -----------    ----------
          Total revenue................................    2,228,334     2,147,627       156,459
                                                         -----------   -----------    ----------
Costs and expenses:
  Internet services operating costs....................      588,543       792,684        80,972
  Selling, general and administrative (note 5).........      831,230       773,174        64,625
  Depreciation.........................................       92,251       121,192         8,285
                                                         -----------   -----------    ----------
          Total costs and expenses.....................    1,512,024     1,687,050       153,882
                                                         -----------   -----------    ----------
          Earnings from operations.....................      716,310       460,577         2,577
Interest expense, net..................................      (18,331)      (11,261)         (938)
                                                         -----------   -----------    ----------
          Net earnings.................................      697,979       449,316         1,639
Owners' deficit at beginning of period.................     (726,569)   (1,054,415)     (619,234)
Net advances to owners.................................   (1,025,825)      (14,135)      (23,911)
                                                         -----------   -----------    ----------
Owners' deficit at end of period.......................  $(1,054,415)  $  (619,234)   $ (641,506)
                                                         ===========   ===========    ==========
Pro forma information:
  Historical net earnings..............................  $   697,979   $   449,316    $    1,639
  Pro forma adjustment for income tax expense..........     (265,000)     (171,000)         (600)
                                                         -----------   -----------    ----------
          Pro forma net earnings.......................  $   432,979   $   278,316    $    1,039
                                                         ===========   ===========    ==========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED NOVEMBER 30, 1996 AND 1997 AND PERIOD ENDED DECEMBER 24, 1997

                                                                                    PERIOD ENDED
                                                                                    DECEMBER 24,
                                                           1996          1997           1997
                                                        -----------    ---------    ------------
Cash flows from operating activities:
  Net earnings........................................  $   697,979    $ 449,316     $   1,639
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation.....................................       92,251      121,192         8,285
     Provision for bad debts..........................       14,631       13,313            --
     Changes in operating assets and liabilities:
       Trade receivables..............................       58,406      (41,411)      (38,747)
       Prepaid expenses and other assets..............           --      (13,640)        6,294
       Accounts payable and accrued liabilities.......      100,318        1,865        (5,400)
       Deferred revenue...............................      178,313     (401,130)       57,131
                                                        -----------    ---------     ---------
          Net cash provided by operating activities...    1,141,898      129,505        29,202
                                                        -----------    ---------     ---------
Cash flows from investing activities -- purchase of
  equipment...........................................      (61,987)     (58,662)           --
                                                        -----------    ---------     ---------
Cash flows from financing activities:
  Repayments of capital lease obligations.............      (54,086)     (56,708)       (5,291)
  Net advances to owners..............................   (1,025,825)     (14,135)      (23,911)
                                                        -----------    ---------     ---------
          Net cash used by financing activities.......   (1,079,911)     (70,843)      (29,202)
                                                        -----------    ---------     ---------
          Net change in cash and cash at beginning and
            end of period.............................  $        --    $      --     $      --
                                                        ===========    =========     =========
Supplemental disclosure of cash flow
  information -- cash paid for interest...............  $    18,331    $  11,261     $     938
                                                        ===========    =========     =========

                See accompanying notes to financial statements.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                         NOTES TO FINANCIAL STATEMENTS
                           NOVEMBER 30, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     The accompanying financial statements include the accounts of the Pennsylvania Research Partnership Network (PREPnet), the data communications network of a consortium of research institutions in Pennsylvania. A joint venture between Carnegie Mellon University and the University of Pittsburgh serves as the legal entity and coordinator of the consortium. The accompanying financial statements have been prepared assuming that PREPnet had been operated separately as of December 1, 1995 and thereafter. PREPnet provides internet services to businesses, educational institutions, not-for-profit organizations, and individual subscribers.

     Effective December 24, 1997, the net assets of PREPnet were acquired by Verio Inc. in a purchase business combination.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. PREPnet records deferred revenue for amounts billed and/or collected in advance.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets or the lease term, which is 3 years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     PREPnet evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Income Taxes

     The operations of PREPnet are included in the income tax returns of the joint venture, which is a non-profit entity and is exempt from income taxes. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if PREPnet had been a separate taxable entity subject to federal and state income taxes for all periods presented.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statements purposes. Management estimates that the fair values of all financial instruments as of November 30, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at November 30:

                                                                 1996         1997
                                                               ---------    ---------
Internet and computer equipment.............................   $ 321,434    $ 376,014
Furniture and office equipment..............................       5,854        9,936
                                                               ---------    ---------
                                                                 327,288      385,950
Less accumulated depreciation and amortization..............    (126,750)    (247,942)
                                                               ---------    ---------
                                                               $ 200,538    $ 138,008
                                                               =========    =========

(3) COMMITMENTS

     PREPnet leases certain computer and office equipment under capital leases. PREPnet also leases office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending November 30 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  $ 58,810    $ 50,731
1999........................................................        --      50,341
2000........................................................        --      27,867
2001........................................................        --      49,171
                                                              --------    --------
  Total minimum payments....................................    58,810    $178,110
                                                                          ========
Less amount representing interest...........................    (2,548)
                                                              --------
  Present value of net minimum lease payments...............    56,262
Less current portion........................................   (56,262)
                                                              --------
                                                              $     --
                                                              ========

     Rent expense for the years ended November 30, 1996 and 1997 and the period ended December 24, 1997 was $47,674, $73,218 and $6,102, respectively.

(4) GRANT REVENUE

     PREPnet receives grant revenue from the National Science Foundation and other government agencies to provide network connections to certain not-for-profit educational institutions. Grant revenue is recognized ratably over the term of the contract, which is generally twelve months. Total deferred grant revenue at November 30, 1996 was $71,667.

                 THE PENNSYLVANIA RESEARCH PARTNERSHIP NETWORK
                                   (PREPNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) RELATED PARTY TRANSACTIONS

     Carnegie Mellon University provides administrative support and use of facilities to PREPnet and allocates the cost of these services to the entity. Such allocations totalled approximately $69,188 and $81,886 for the years ended November 30, 1996 and 1997, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Monumental Network Systems, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monumental Network Systems, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
February 25, 1998

                        MONUMENTAL NETWORK SYSTEMS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                1996          1997
                                                              ---------    -----------
Current assets:
  Cash......................................................  $  63,693    $        --
  Trade receivables, net of allowance for doubtful accounts
     of $15,363 and $41,207.................................    138,263        214,440
                                                              ---------    -----------
          Total current assets..............................    201,956        214,440
Equipment, net (note 2).....................................    359,327        440,406
Other assets, net...........................................     17,664         66,562
                                                              ---------    -----------
          Total assets......................................  $ 578,947    $   721,408
                                                              =========    ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $ 186,526    $   258,319
  Accrued liabilities.......................................     23,052        163,436
  Current portion of notes payable (note 3):
     Related party..........................................     30,025        132,954
     Other..................................................      9,789         49,694
  Current portion of obligations under capital lease (note
     4).....................................................     70,736         82,194
  Deferred revenue..........................................    326,924        573,057
  Cash overdraft............................................         --        166,157
                                                              ---------    -----------
          Total current liabilities.........................    647,052      1,425,811
Notes payable, less current portion (note 3)................      8,915         21,067
Capital lease obligations, less current portion (note 4)....    114,764         97,208
                                                              ---------    -----------
          Total liabilities.................................    770,731      1,544,086
Stockholders' deficit:
  Common stock, $1.00 par value, 500,000 shares authorized,
     300,944 and 302,779 shares issued and outstanding as of
     December 31, 1996 and 1997.............................    300,944        302,779
  Additional paid-in capital................................    197,494        199,329
  Accumulated deficit.......................................   (690,222)    (1,324,786)
                                                              ---------    -----------
          Total stockholders' deficit.......................   (191,784)      (822,678)
Commitments (note 4)
                                                              ---------    -----------
          Total liabilities and stockholders' deficit.......  $ 578,947    $   721,408
                                                              =========    ===========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $1,250,789    $2,425,121
  Computer hardware and software sales......................      95,557        41,733
  Other.....................................................      24,197         4,653
                                                              ----------    ----------
          Total revenue.....................................   1,370,543     2,471,507
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................     385,439       743,524
  Cost of hardware and software sales.......................     198,486       417,559
  Selling, general and administrative.......................   1,246,716     1,756,956
  Depreciation..............................................      74,607       172,092
                                                              ----------    ----------
          Total operating expenses..........................   1,905,248     3,090,131
                                                              ----------    ----------
          Loss from operations..............................    (534,705)     (618,624)
Interest expense, net.......................................      18,448        15,940
                                                              ----------    ----------
          Net loss..........................................  $ (553,153)   $ (634,564)
                                                              ==========    ==========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                               TOTAL
                                              COMMON STOCK      ADDITIONAL                 STOCKHOLDERS'
                                           ------------------    PAID-IN     ACCUMULATED      EQUITY
                                           SHARES     AMOUNT     CAPITAL       DEFICIT       (DEFICIT)
                                           -------   --------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 1996..............  114,015   $114,015    $     --    $  (137,069)    $ (23,054)
Issuance of common shares for cash.......  100,000    100,000     100,000             --       200,000
Issuance of common shares for services or
  equipment..............................   86,929     86,929      97,494             --       184,423
Net loss.................................       --         --          --       (553,153)     (553,153)
                                           -------   --------    --------    -----------     ---------
BALANCES AT DECEMBER 31, 1996............  300,944    300,944     197,494       (690,222)     (191,784)
Issuance of common shares for cash.......    1,000      1,000       1,000             --         2,000
Issuance of common shares for services...      835        835         835             --         1,670
Net loss.................................       --         --          --       (634,564)     (634,564)
                                           -------   --------    --------    -----------     ---------
BALANCES AT DECEMBER 31, 1997............  302,779   $302,779    $199,329    $(1,324,786)    $(822,678)
                                           =======   ========    ========    ===========     =========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(553,153)   $(634,564)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation...........................................     74,607      172,092
     Provision for bad debts................................     15,363      170,634
     Changes in operating assets and liabilities:
       Trade receivables....................................   (127,442)    (246,811)
       Other assets.........................................    (15,691)     (48,898)
       Accounts payable.....................................    120,414       71,793
       Accrued liabilities..................................     13,704      140,384
       Deferred revenue.....................................    278,172      246,133
                                                              ---------    ---------
          Net cash used by operating activities.............   (194,026)    (129,237)
                                                              ---------    ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (142,367)    (178,377)
                                                              ---------    ---------
Cash flows from financing activities:
  Net change in cash overdraft..............................         --      166,157
  Borrowings under note payable to related parties..........     30,848      130,000
  Principal payments on note payable to related parties.....       (823)     (27,071)
  Borrowings under notes payable............................     18,704       66,229
  Repayments of notes payable...............................         --      (14,172)
  Principal payments on capital lease obligations...........    (36,824)     (80,892)
  Issuance of common stock..................................    384,423        3,670
                                                              ---------    ---------
          Net cash provided by financing activities.........    396,328      243,921
                                                              ---------    ---------
          Increase (decrease) in cash.......................     59,935      (63,693)
Cash at beginning of year...................................      3,758       63,693
                                                              ---------    ---------
Cash at end of year.........................................  $  63,693    $      --
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  18,739    $  16,508
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $ 219,242    $  74,794
                                                              =========    =========

                See accompanying notes to financial statements.

                        MONUMENTAL NETWORK SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Monumental Network Systems, Inc. (the Company) was incorporated in the State of Virginia on April 13, 1994. The Company's business consists of providing regional internet access services, hardware and software sales, and consulting to customers in Virginia, Maryland and the Washington D.C. area.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective December 31, 1997, Verio Inc. acquired all of the outstanding common stock of the Company.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, or over the lease term, which range from three to seven years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered.

     Revenue from hardware and software sales is recognized upon shipment of the respective products, if significant future vendor obligations do not exist and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                        MONUMENTAL NETWORK SYSTEMS, INC.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Virginia, Maryland and the Washington D.C. area represent substantially all of the Company's customer base. No single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1996 or 1997.

  Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has provided pro forma disclosures of net loss as if the fair value based method of accounting for the plan, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the years ended December 31, 1996 and 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996        1997
                                                              --------    ---------
Equipment...................................................  $413,615    $ 642,498
Furniture and office equipment..............................    39,310       55,505
Leasehold improvements......................................        --        8,093
                                                              --------    ---------
                                                               452,925      706,096
Less accumulated depreciation...............................   (93,598)    (265,690)
                                                              --------    ---------
                                                              $359,327    $ 440,406
                                                              ========    =========

     Equipment includes assets held under capital leases with a net book value of $198,445 and $201,745 at December 31, 1996 and 1997, respectively. Depreciation expense totaled $74,607 and $172,092 for the years ended December 31, 1996 and 1997, respectively.

(3) DEBT

     Notes payable consists of the following as of December 31, 1996 and 1997:

                                                               1996        1997
                                                              -------    --------
Notes payable with interest rates ranging from 8.25% to
  8.39%, secured by vehicles due through 2002...............  $14,319    $ 34,625
Unsecured notes payable to vendors with interest at 15% due
  in 1998...................................................    4,385      36,136
                                                              -------    --------
                                                               18,704      70,761
Less current portion........................................   (9,789)    (49,694)
                                                              -------    --------
                                                              $ 8,915    $ 21,067
                                                              =======    ========

                        MONUMENTAL NETWORK SYSTEMS, INC.

     During 1996, the Company issued notes payable to stockholders of the Company in the amount of $30,848, with interest at 6%, and monthly payments of principal and interest due in various dates through 1998. The total unpaid balance as of December 31, 1997 was $30,025.

     During 1997, the Company issued additional notes payable to stockholders of the Company totaling $130,000, which bear interest at 9%, with interest payable annually, and are due on demand.

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
1998........................................................  $103,978    $29,132
1999........................................................    66,919      5,736
2000........................................................    39,031      1,710
2001........................................................     3,818         --
                                                              --------    -------
  Total minimum payments....................................   213,746    $36,578
                                                                          =======
Less amount representing interest...........................   (34,344)
                                                              --------
  Present value of net minimum lease payments...............   179,402
Less current portion........................................   (82,194)
                                                              --------
                                                              $ 97,208
                                                              ========

     Rent expense for the years ended December 31, 1996 and 1997 was $38,967 and $53,084, respectively.

(5) INCOME TAXES

     As of December 31, 1997, the Company has a net operating loss carryforward of approximately $470,000 which will expire in 2012, if not utilized. A valuation allowance has been recorded for the entire deferred tax asset related primarily to the net operating loss carryforward due to the uncertainty relating to the realization of the benefit of the deferred tax asset in the future.

(6) STOCK OPTION PLAN

     The Company's 1997 Option Plan (the Plan) was adopted by the Board of Directors and approved by the stockholders of the Company on January 1, 1997. The Plan provides that salaried officers or key employees, non-employee directors, and consultants who provide services to the Company may, at the discretion of the plan administrator, be granted Incentive or Non-statutory stock options to purchase shares of common stock. 200,000 shares of the Company's common stock have been authorized for issuance under the Plan, of which 11,872 incentive stock options were granted in 1997, with an exercise price of $2.00 per share. None of the options were exercised or canceled during 1997.

     Options vest 25% on the first anniversary of the option grant date and 25% on each of the following three anniversary dates. As of December 31, 1997, no options were vested or exercisable. The weighted average contractual term of outstanding options was approximately 9 years at December 31, 1997.

     The per share weighted-average fair value of stock options granted was $.33 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; expected dividend yield

                        MONUMENTAL NETWORK SYSTEMS, INC.

0%, risk-free interest rate of 6%, and expected life of three years. If the Company determined compensation expense in 1997 based on the fair value of the options at the grant date under SFAS No. 123, net loss would not have been significantly different from the historical results of operations other than for compensation expense recognized for options granted at less than fair value, as discussed below.

     None of the incentive stock option shares were exercisable or vested as of December 31, 1997. However, in accordance with the acquisition agreement between the Company and Verio Inc., Monumental Network Systems, Inc. purchased the 11,872 options outstanding as of December 31,1997 at fair market value, less the exercise price per share, and recorded a charge to operations of $84,152.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Internet Servers, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Servers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (August 23, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 2, 1998

                             INTERNET SERVERS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                1996         1997
                                                              --------    ----------
Current assets:
  Cash and cash equivalents.................................  $ 18,021    $1,161,510
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $11,029 in 1997.......................................    98,675       220,571
     Employees..............................................        --        67,000
  Prepaid expenses and other................................        --        85,478
                                                              --------    ----------
          Total current assets..............................   116,696     1,534,559
Equipment, net (note 2).....................................   484,240       714,205
                                                              --------    ----------
          Total assets......................................  $600,936    $2,248,764
                                                              ========    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 35,061    $  118,241
  Accrued liabilities.......................................    11,731       159,366
  Income taxes payable......................................   111,314       316,456
  Deferred revenue..........................................        --        14,388
                                                              --------    ----------
          Total current liabilities.........................   158,106       608,451
Stockholders' equity (note 5):
  Common stock, no par value, 100,000 shares authorized,
     10,895 and 11,092 shares issued and outstanding........    70,918       426,129
  Retained earnings.........................................   371,912     1,214,184
                                                              --------    ----------
          Total stockholders' equity........................   442,830     1,640,313
Commitments (note 4)
                                                              --------    ----------
          Total liabilities and stockholders' equity........  $600,936    $2,248,764
                                                              ========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                            STATEMENTS OF OPERATIONS
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                        PERIOD FROM
                                                         INCEPTION
                                                        (AUGUST 23,
                                                          1995) TO
                                                        DECEMBER 31,
                                                            1995           1996          1997
                                                        ------------    ----------    ----------
Revenue:
  Enhanced services...................................    $48,380       $1,507,875    $3,476,045
  Internet services...................................         --               --       704,187
  Other...............................................      2,520               --       211,962
                                                          -------       ----------    ----------
          Total revenue...............................     50,900        1,507,875     4,392,194
                                                          =======       ==========    ==========
Operating costs and expenses:
  Enhanced and internet services operating costs......      8,240          631,111     1,820,757
  Selling, general and administrative.................     35,698          166,751       721,337
  Depreciation........................................      5,728           90,343       259,984
                                                          -------       ----------    ----------
          Total costs and expenses....................     49,666          888,205     2,802,078
                                                          -------       ----------    ----------
          Earnings from operations....................      1,234          619,670     1,590,116
Other income, net.....................................         --              322        26,215
                                                          -------       ----------    ----------
          Earnings before income taxes................      1,234          619,992     1,616,331
Income tax expense (note 3)...........................         --         (111,314)     (602,059)
                                                          -------       ----------    ----------
          Net earnings................................    $ 1,234       $  508,678    $1,014,272
                                                          =======       ==========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                    COMMON STOCK
                                                 ------------------     RETAINED
                                                 SHARES     AMOUNT      EARNINGS       TOTAL
                                                 ------    --------    ----------    ----------
BALANCES AT INCEPTION.........................       --    $     --    $       --    $       --
Issuances of common stock for cash............    9,800      13,000            --        13,000
Net earnings..................................       --          --         1,234         1,234
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1995.................    9,800      13,000         1,234        14,234
Issuance of common stock for services.........    1,095      57,918            --        57,918
Dividends paid in cash........................       --          --      (138,000)     (138,000)
Net earnings..................................       --          --       508,678       508,678
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1996.................   10,895      70,918       371,912       442,830
Issuance of common stock for services.........      197     355,211            --       355,211
Dividends paid in cash........................       --          --      (172,000)     (172,000)
Net earnings..................................       --          --     1,014,272     1,014,272
                                                 ------    --------    ----------    ----------
BALANCES AT DECEMBER 31, 1997.................   11,092    $426,129    $1,214,184    $1,640,313
                                                 ======    ========    ==========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                            STATEMENTS OF CASH FLOWS
        PERIOD FROM INCEPTION (AUGUST 23, 1995) TO DECEMBER 31, 1995 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                         PERIOD FROM
                                                          INCEPTION
                                                         (AUGUST 23,
                                                           1995) TO
                                                         DECEMBER 31,
                                                             1995          1996          1997
                                                         ------------    ---------    ----------
Cash flows from operating activities:
  Net earnings.........................................    $  1,234      $ 508,678    $1,014,272
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation......................................       5,728         90,343       259,984
     Provision for bad debts...........................          --             --        58,371
     Common stock issued for services..................          --         57,918       355,211
     Changes in operating assets and liabilities:
       Receivables.....................................     (12,611)       (86,064)     (247,267)
       Prepaid expenses and other......................          --             --       (85,478)
       Accounts payable................................      13,224         21,837        83,180
       Accrued liabilities.............................       4,896          6,835       147,635
       Income taxes payable............................          --        111,314       205,142
       Deferred revenue................................          --             --        14,388
                                                           --------      ---------    ----------
          Net cash provided by operating activities....      12,471        710,861     1,805,438
                                                           --------      ---------    ----------
Cash flows from investing activities -- purchases of
  equipment............................................     (35,144)      (545,167)     (489,949)
                                                           --------      ---------    ----------
Cash flows from financing activities:
  Borrowings on debt...................................       7,000             --            --
  Repayments of debt...................................          --         (7,000)           --
  Proceeds from issuance of common stock...............      13,000             --            --
  Dividends............................................          --       (138,000)     (172,000)
  Net change in cash overdraft.........................       2,673         (2,673)           --
                                                           --------      ---------    ----------
          Net cash provided (used) by financing
            activities.................................      22,673       (147,673)     (172,000)
                                                           --------      ---------    ----------
          Increase in cash and cash equivalents........          --         18,021     1,143,489
Cash and cash equivalents at beginning of period.......          --             --        18,021
                                                           --------      ---------    ----------
Cash and cash equivalents at end of period.............    $     --      $  18,021    $1,161,510
                                                           ========      =========    ==========
Supplemental disclosure of cash flow information --
  cash paid during the year for income taxes...........    $     --      $  40,000    $  349,743
                                                           ========      =========    ==========

                See accompanying notes to financial statements.

                             INTERNET SERVERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Internet Servers, Inc. (the Company) was incorporated in the State of Utah on August 23, 1995. The Company's business consists of providing regional internet enhanced services and consulting to customers in Utah and throughout the Western states.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective December 31, 1997, Verio Inc. acquired 100% of the outstanding common stock of the Company.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue related to enhanced and internet services is recognized as the services are provided. Enhanced services consists primarily of web hosting services to customers. The Company records deferred revenue for accounts billed and/or collected in advance.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets ranging from three to seven years using the straight-line method. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations including goodwill when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

  Income Taxes

     From inception to September 1, 1996, the Company elected to be treated as a subchapter S Corporation for income tax purposes. Accordingly, taxable income through September 1, 1996 was included in the income tax returns of the shareholders. On September 1, 1996, the Company converted to a C Corporation.

                             INTERNET SERVERS, INC.

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Utah represent substantially all of the Company's customer base and accounts receivable. However, no single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1995, 1996 or 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996         1997
                                                              --------    ----------
Internet and computer equipment.............................  $561,296    $1,044,691
Furniture and office equipment..............................    19,015        25,569
                                                              --------    ----------
                                                               580,311     1,070,260
Less accumulated depreciation and amortization..............   (96,071)     (356,055)
                                                              --------    ----------
                                                              $484,240    $  714,205
                                                              ========    ==========

(3) INCOME TAXES

     Income tax expense consists of the following for the years ended December
31:

                                                   1996        1997
                                                 --------    --------
Current:
  Federal......................................  $ 91,314    $548,794
  State........................................    20,000      53,265
                                                 --------    --------
                                                 $111,314    $602,059
                                                 ========    ========

     Income tax expense for the years ended December 31 differs from the amounts computed using the federal statutory tax rate of 34% to earnings before income taxes as follows:

                                                                1996         1997
                                                              ---------    --------
Expected tax expense........................................  $ 210,797    $549,553
State income taxes, net of federal benefit..................     20,460      53,341
S Corporation taxable income................................   (120,693)         --
Other.......................................................        750        (835)
                                                              ---------    --------
          Actual income tax expense.........................  $ 111,314    $602,059
                                                              =========    ========

                             INTERNET SERVERS, INC.

     Temporary differences in the bases of assets and liabilities for financial statement and income tax purposes are not significant as of December 31, 1996 and 1997.

(4) COMMITMENTS

     The Company leases certain computer equipment and office space under noncancelable operating leases expiring at various dates through 2000. Future minimum annual lease payments under noncancelable operating leases for each of the years ending December 31 are as follows:

1998..............................................  $359,139
1999..............................................   345,684
2000..............................................   148,654
                                                    --------
Total minimum payments............................  $853,477
                                                    ========

     Rent expense for the years ended December 31, 1996 and 1997 was $14,500 and $241,402, respectively.

(5) STOCKHOLDERS' EQUITY

     On October 21, 1996, the Company entered into an employment agreement with an officer. The agreement included a compensation and benefit package which also included a long-term incentive provision consisting of the granting of shares of the Company's common stock equal to two percent of the total common shares outstanding. As of December 31, 1996, 25 shares had been issued resulting in compensation expense of $45,078 based on the estimated fair value of the stock, as determined by the Company's Board of Directors.

     In accordance with the acquisition agreement between the Company and Verio Inc., the unvested shares under the employment agreement were fully vested at December 31, 1997. An additional 197 shares were issued as of December 31, 1997 and compensation expense of $355,211 was recognized by the Company based on the estimated fair value of the stock using the acquisition price in the Verio Inc. transaction.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of NSNet, Inc. as of December 31, 1996 and 1997, and the related statements of operations, owner's and stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSNet, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 13, 1998

                                  NSNET, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash......................................................  $  4,188    $ 20,169
  Receivables:
     Trade, net of allowance for doubtful accounts of $3,133
      and $12,158 in 1996 and 1997, respectively............    27,494      85,881
     Other..................................................        --      20,377
  Prepaid expenses and other................................   124,829     333,130
                                                              --------    --------
          Total current assets..............................   156,511     459,557
Equipment, net (note 2).....................................   177,410     378,874
Other assets................................................        --      67,665
                                                              --------    --------
          Total assets......................................  $333,921    $906,096
                                                              ========    ========

LIABILITIES AND OWNER'S AND STOCKHOLDER'S EQUITY

Current liabilities:
  Cash overdraft............................................  $ 41,057    $     --
  Accounts payable..........................................     7,614      94,252
  Accrued liabilities.......................................    37,778      44,866
  Revolving lines of credit (note 3)........................        --     200,000
  Current portion of capital lease obligations (note 4).....        --      34,231
  Deferred revenue and customer advances....................    42,827      82,699
                                                              --------    --------
          Total current liabilities.........................   129,276     456,048
Capital lease obligations, less current portion (note 4)....        --      61,636
                                                              --------    --------
          Total liabilities.................................   129,276     517,684
Owner's and Stockholder's equity:
  Owner's equity............................................   204,645          --
  Common stock, no par value, 2,000,000 shares authorized,
     100,000 shares issued and outstanding at December 31,
     1997...................................................        --     204,645
  Retained earnings.........................................        --     183,767
                                                              --------    --------
          Total owner's and stockholder's equity............   204,645     388,412
Commitments (note 4)
                                                              --------    --------
          Total liabilities and owner's and stockholder's
            equity..........................................  $333,921    $906,096
                                                              ========    ========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996         1997
                                                               --------    ----------
Revenue:
  Internet services.........................................   $887,939    $1,832,374
  Other.....................................................         --        14,550
                                                               --------    ----------
          Total revenue.....................................    887,939     1,846,924
                                                               --------    ----------
Operating expenses:
  Internet services operating costs.........................    210,517       471,247
  Selling, general and administrative.......................    485,128       938,523
  Depreciation..............................................     61,106       126,301
                                                               --------    ----------
          Total operating expenses..........................    756,751     1,536,071
                                                               --------    ----------
          Earnings from operations..........................    131,188       310,853
Other income (expense), net.................................      1,885        (5,508)
                                                               --------    ----------
          Net earnings......................................   $133,073       305,345
                                                               ========    ==========
Pro forma information:
  Historical net earnings...................................    133,073       305,345
  Pro forma adjustment for income tax expense...............    (51,000)     (116,000)
                                                               --------    ----------
          Pro forma net earnings............................   $ 82,073    $  189,345
                                                               ========    ==========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                 STATEMENTS OF OWNER'S AND STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                         TOTAL
                                                   OWNER'S     COMMON    RETAINED    STOCKHOLDER'S
                                                   EQUITY      STOCK     EARNINGS       EQUITY
                                                  ---------   --------   ---------   -------------
BALANCES AT JANUARY 1, 1996.....................  $  75,037   $     --   $      --     $  75,037
  Distributions.................................     (3,465)        --          --        (3,465)
  Net earnings..................................    133,073         --          --       133,073
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1996...................    204,645         --          --       204,645
  Issuance of common stock upon incorporation
     (note 1)...................................   (204,645)   204,645          --            --
  Distributions.................................         --         --    (121,578)     (121,578)
  Net earnings..................................         --         --     305,345       305,345
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1997...................  $      --   $204,645   $ 183,767     $ 388,412
                                                  =========   ========   =========     =========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net earnings..............................................  $ 133,073    $ 305,345
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................     61,106      126,301
     Provision for bad debts................................      3,133       24,334
     Changes in operating assets and liabilities:
       Receivables..........................................    (17,073)    (103,098)
       Prepaid expenses and other...........................   (124,829)    (208,301)
       Accounts payable and accrued liabilities.............     26,911       93,726
       Deferred revenue and customer advances...............     25,647       39,872
                                                              ---------    ---------
          Net cash provided by operating activities.........    107,968      278,179
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of equipment....................................   (141,372)    (217,958)
  Increase in other assets..................................         --      (67,665)
                                                              ---------    ---------
          Net cash used by investing activities.............   (141,372)    (285,623)
                                                              ---------    ---------
Cash flows from financing activities:
  Cash overdraft............................................     41,057      (41,057)
  Borrowings under revolving lines of credit................         --      240,000
  Repayments under revolving lines of credit................         --      (40,000)
  Principal payments under capital lease obligations........         --      (13,940)
  Distributions.............................................     (3,465)    (121,578)
                                                              ---------    ---------
          Net cash provided by financing activities.........     37,592       23,425
                                                              ---------    ---------
          Increase in cash..................................      4,188       15,981
Cash at beginning of year...................................         --        4,188
                                                              ---------    ---------
Cash at end of year.........................................  $   4,188    $  20,169
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $      --    $   5,508
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $      --    $ 109,807
                                                              =========    =========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     NSNet, Inc. (the Company) was incorporated as a subchapter S Corporation in the State of California on January 1, 1997. Prior to incorporation, the Company was operating as NextGen Systems Internet Services, a sole proprietorship formed in 1992. All assets and liabilities of the sole proprietorship were contributed to the Company upon incorporation and recorded at historical cost. The Company provides internet access services to customers in California.

     Effective February 27, 1998, Verio Inc. acquired 100% of the outstanding common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for accounts billed and/or collected in advance.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statement for 1996 or 1997 due to the Company's status as a sole proprietorship and subchapter S Corporation. Accordingly, net earnings as of December 31, 1996 were included in owner's equity and taxable income has been included in the tax returns of the owner and stockholder. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for both years presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair

                                  NSNET, INC.

values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base. No single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1996 or 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996        1997
                                                              --------    ---------
Internet and computer equipment.............................  $255,112    $ 568,239
Furniture...................................................    10,000       24,638
                                                              --------    ---------
                                                               265,112      592,877
Less accumulated depreciation...............................   (87,702)    (214,003)
                                                              --------    ---------
                                                              $177,410    $ 378,874
                                                              ========    =========

     Equipment includes assets held under capital leases with a net book value of $94,248 at December 31, 1997.

(3) DEBT

     At December 31, 1997, the Company had a $150,000 unsecured revolving line of credit agreement with a bank, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 2.975% (11.475% at December 31, 1997), and are due in 1998. The agreement included various restrictive covenants including limitations on indebtedness and payment of dividends. As of December 31, 1997, the Company was not in compliance with the restrictions on additional indebtedness. All borrowings under this line were paid in full subsequent to the acquisition by Verio, Inc.

     At December 31, 1997, the Company had an additional $125,000 revolving line of credit agreement with a second bank, secured by substantially all of the assets of the Company, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 1.5% (10% at December 31, 1997), and are due in 1998.

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002. Future

                                  NSNET, INC.

minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  $ 43,434    $ 95,767
1999........................................................    43,434     110,092
2000........................................................    23,227     114,004
2001........................................................        --     118,862
2002........................................................        --     108,956
                                                              --------    --------
  Total minimum payments....................................   110,095    $547,681
                                                                          ========
Less amount representing interest...........................   (14,228)
                                                              --------
  Present value of net minimum lease payments...............    95,867
Less current portion........................................   (34,231)
                                                              --------
                                                              $ 61,636
                                                              ========

     Rent expense for the years ended December 31, 1996 and 1997 totaled $19,801 and $34,082, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of Access One, Inc. as of December 31, 1997 and the related statements of operations and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access One, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
April 9, 1998

                                ACCESS ONE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  259,144
  Trade receivables, net of allowance for doubtful accounts
     of $148,040 (note 3)...................................     344,773
  Inventory.................................................      40,635
  Prepaid expenses and other................................     105,365
                                                              ----------
          Total current assets..............................     749,917
Equipment, net (notes 2 and 3)..............................     678,752
Other assets................................................       9,853
                                                              ----------
          Total assets......................................  $1,438,522
                                                              ==========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Revolving line of credit..................................  $  110,000
  Accounts payable:
     Trade..................................................     144,297
     Related party (note 5).................................     273,306
  Accrued liabilities.......................................     376,330
  Notes payable (note 3)....................................      88,550
  Current portion of capital lease obligations (note 4).....       8,858
  Note payable to related party (note 5)....................      32,194
  Deferred revenue..........................................     294,266
                                                              ----------
          Total current liabilities.........................   1,327,801
Capital lease obligations, less current portion (note 4)....       6,812
                                                              ----------
          Total liabilities.................................   1,334,613
Redeemable preferred stock, $0.01 par value, 500,000 shares
  authorized, 200,000 shares issued and outstanding (note
  6)........................................................     508,748
Stockholders' deficit (note 6):
  Common stock, $0.01 par value, 2,000,000 shares
     authorized, 800,000 shares issued and outstanding......       8,000
  Additional paid-in capital................................      85,476
  Accumulated deficit.......................................    (498,315)
                                                              ----------
          Total stockholders' deficit.......................    (404,839)
Commitments (note 4)
                                                              ----------
          Total liabilities and stockholders' deficit.......  $1,438,522
                                                              ==========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Internet services.........................................  $2,485,583
  Enhanced services.........................................     702,639
  Computer hardware and software sales......................     303,465
  Other.....................................................      27,019
                                                              ----------
          Total revenue.....................................   3,518,706
                                                              ----------
Operating expenses:
  Internet and enhanced services operating costs (note 5)...     613,084
  Cost of hardware and software sales.......................     226,205
  Selling, general and administrative (note 5)..............   2,922,073
  Depreciation..............................................     245,003
                                                              ----------
          Total operating expenses..........................   4,006,365
                                                              ----------
          Loss from operations..............................    (487,659)
Other expense:
  Interest expense..........................................     (21,833)
  Other, net................................................      (3,808)
                                                              ----------
          Net loss..........................................  $ (513,300)
                                                              ==========
Retained earnings at beginning of year......................      14,985
Accumulated deficit at end of year..........................    (498,315)
                                                              ==========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net loss..................................................  $(513,300)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation.........................................    245,003
       Provision for bad debts..............................    386,983
       Changes in operating assets and liabilities:
          Receivables.......................................   (445,284)
          Inventory.........................................    (40,635)
          Prepaid expenses and other current assets.........    (96,000)
          Other assets......................................     (9,708)
          Accounts payable and accrued liabilities..........    541,280
          Deferred revenue..................................    148,798
                                                              ---------
               Net cash provided by operating activities....    217,137
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (559,530)
                                                              ---------
Cash flows from financing activities:
  Borrowings under revolving line of credit.................    110,000
  Borrowings under note payable.............................    127,916
  Principal payments on note payable........................    (39,366)
  Borrowings under notes to related parties.................      6,965
  Principal payments under capital lease obligations........    (15,501)
                                                              ---------
               Net cash provided by financing activities....    190,014
                                                              ---------
               Net decrease in cash.........................   (152,379)
Cash at beginning of year...................................    411,523
                                                              ---------
Cash at end of year.........................................  $ 259,144
                                                              =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  21,822
                                                              =========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Access One, Inc. (the Company) was originally organized as a limited liability company on July 1, 1994. The Company reincorporated on December 9, 1996 as a C corporation in the state of Washington. The Company provides internet access and enhanced services and computer hardware and software sales to customers primarily in Washington.

     Effective February 27, 1998, Verio Inc. (Verio) acquired all of the outstanding common stock of the Company, resulting in 100% ownership (see Note
6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet and enhanced services are recognized as the services are provided. Enhanced services consist primarily of web hosting and collocation services to customers. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                ACCESS ONE, INC.

     The Company has a net operating loss carryforward for income tax purposes of approximately $337,000 which expires in 2012. No tax benefit has been recorded by the Company in 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. The Company also has a deferred tax asset related to the allowance for doubtful accounts of approximately $56,000. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward and the allowance for doubtful accounts. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Washington represent substantially all of the Company's customer base. No single customer comprised more than 10% of revenue or accounts receivable as of or for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

  Internet and computer equipment...........................   $ 926,175
  Furniture and office equipment............................     120,657
                                                               ---------
                                                               1,046,832
Less accumulated depreciation and amortization..............    (368,080)
                                                               ---------
                                                               $ 678,752
                                                               =========

     Equipment includes assets held under capital lease with a net book value of $12,990 at December 31, 1997.

(3) DEBT

     Lines of credit and notes payable consist of the following as of December 31, 1997:

Revolving line of credit, maximum credit available of
  $300,000, bearing interest at 1.5% above the bank's prime
  lending rate, (10% at December 31, 1997), due in 1998, and secured by accounts receivable............................  $ 110,000
Notes payable, bearing interest at 10.25%, due on demand, or if no demand is made, in monthly payments of principal and interest of $5,945 through April, 1999, and secured by
  certain equipment of the Company..........................     88,550
                                                              ---------
                                                                198,550
Less current portion........................................   (198,550)
                                                              ---------
  Long-term debt, less current portion......................  $      --
                                                              =========

     The Company's revolving line of credit includes various restrictive covenants including limitations on indebtedness and maintaining a specified debt to equity ratio. As of December 31, 1997, the Company was not

                                ACCESS ONE, INC.

in compliance with limitations placed by the debt to equity ratio. All borrowings under the line were repaid upon completion of the buyout by Verio Inc. in February 1998.

(4) COMMITMENTS

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1999. Future minimum annual lease payments under noncancelable capital and operating leases for each of the years ending December 31 are as follows:

                                          CAPITAL    OPERATING
                                          LEASES      LEASES
                                          -------    ---------
1998....................................  $ 8,280     $80,808
1999....................................    7,589       1,512
                                          -------     -------
  Total minimum payments................  $15,869     $82,320
                                          =======     =======
Less amount representing interest.......     (199)
                                          -------
  Present value of net minimum lease
  payments..............................   15,670
Less current portion....................   (8,858)
                                          -------
                                          $ 6,812
                                          =======

     Rent expense for the year ended December 31, 1997 totaled $219,500.

     The Company has commitments with two different telecommunications companies to receive future services from such companies. Future payments under these agreements total $8,200 per month through September 1999.

(5) TRANSACTIONS WITH RELATED PARTIES

     During 1997, the Company received customer service, technical support, and backbone transport services provided by Verio. Total amounts charged to the Company by Verio in this manner were $79,421 included in internet and enhanced services operating costs and $178,969 included in selling, general, and administrative expenses. Verio also purchased approximately $14,916 of equipment on behalf of the Company. Amounts due to related party at December 31, 1997 relate to these services and purchases of equipment and are non interest bearing.

     Note payable to related party is a non interest bearing, unsecured note payable to the majority stockholder of the Company.

(6) REDEEMABLE PREFERRED STOCK

     During 1996, the Company issued 200,000 shares of redeemable, convertible Series A preferred stock to Verio. The preferred shares are convertible into common shares on a one for one basis and are mandatorily redeemable in 2002. In connection with the Verio acquisition disclosed in note 1, the preferred shares were converted to common stock.

                                ACCESS ONE, INC.

(7) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) Plan (the Plan) for all full time employees. The Company makes matching contributions of 25% of employee contributions up to 6% of the respective employee's salary. During 1997 the Company made contributions to the Plan totaling $11,876.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of STARnet, L.L.C. as of December 31, 1997 and the related statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARnet, L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                                STARNET, L.L.C.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $210,089
  Trade receivables, net of allowance for doubtful accounts
     of $22,944.............................................   111,541
  Inventory.................................................    69,089
  Prepaid expenses and other................................    18,779
                                                              --------
          Total current assets..............................   409,498
Equipment, net (note 2).....................................   208,336
Other assets................................................     4,583
                                                              --------
          Total assets......................................  $622,417
                                                              ========
                   LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 31,371
  Accrued liabilities.......................................    12,895
  Deferred revenue..........................................   371,608
                                                              --------
          Total current liabilities.........................   415,874
Members' equity.............................................   206,543
Commitments (note 3)
                                                              --------
          Total liabilities and members' equity.............  $622,417
                                                              ========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

Revenue:
  Internet services.........................................  $1,201,504
  Computer hardware sales...................................     386,376
  Other.....................................................      13,094
                                                              ----------
          Total revenue.....................................   1,600,974
                                                              ----------
Operating expenses:
  Internet services operating costs.........................     397,019
  Cost of hardware sales....................................     319,486
  Selling, general and administrative.......................     570,461
  Depreciation..............................................     155,968
                                                              ----------
          Total operating expenses..........................   1,442,934
                                                              ----------
          Earnings from operations..........................     158,040
Other income (expense):
  Interest income...........................................       9,411
  Other, net................................................      (6,282)
                                                              ----------
          Net earnings......................................  $  161,169
                                                              ==========
Pro forma information:
  Historical net earnings...................................     161,169
  Pro forma adjustment for income tax expense...............     (61,000)
                                                              ----------
          Pro forma net earnings............................  $  100,169
                                                              ==========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1997

Balance at January 1, 1997..................................  $ 290,109
Distributions to members....................................   (244,735)
Net earnings................................................    161,169
                                                              ---------
Balance at December 31, 1997................................  $ 206,543
                                                              =========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net earnings..............................................  $ 161,169
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................    155,968
     Provision for bad debts................................     44,484
     Loss on sale of assets.................................      6,282
     Changes in operating assets and liabilities:
       Receivables..........................................    (40,725)
       Inventory............................................     50,205
       Prepaid expenses and other current assets............    (13,944)
       Other assets.........................................        834
       Accounts payable and accrued liabilities.............    (54,304)
       Deferred revenue.....................................     (3,346)
                                                              ---------
          Net cash provided by operating activities.........    306,623
                                                              ---------
Cash flows from investing activities -- purchase of
  equipment.................................................   (117,202)
                                                              ---------
Cash flows from financing activities -- distributions to
  members...................................................   (244,735)
                                                              ---------
          Net decrease in cash..............................    (55,314)
Cash at beginning of year...................................    265,403
                                                              ---------
Cash at end of year.........................................  $ 210,089
                                                              =========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     STARnet, L.L.C. (the Company) was originally organized as a limited liability company in the State of Missouri as Internetix, L.L.C. on June 21, 1994. On August 18, 1997, the Company changed its name to STARnet, L.L.C. The Company provides internet access services and computer hardware sales to customers primarily in Missouri and Illinois.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using a method that estimates the straight-line method over the estimated useful lives of the related assets, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements due to the Company's status as a limited liability corporation. Accordingly, taxable income has been included in the tax returns of the members. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for the year ended December 31, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their

                                STARNET, L.L.C.

terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Missouri and Illinois represent substantially all of the Company's customer base. Three customers comprised approximately 38% of accounts receivable as of December 31, 1997. However, no single customer comprised more than 10% of revenue for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

Internet and computer equipment.............................   $ 503,324
Furniture and office equipment..............................       2,750
                                                               ---------
                                                                 506,074
Less accumulated depreciation and amortization..............    (297,738)
                                                               ---------
                                                               $ 208,336
                                                               =========

(3) COMMITMENTS

     The Company leases office space and equipment under noncancelable leases expiring at various dates through 2002. Future minimum annual lease payments under noncancelable operating leases for each of the years ending December 31 are as follows:

1998...............................................  $32,873
1999...............................................   26,236
2000...............................................    2,716
2001...............................................      870
2002...............................................      400
                                                     -------
          Total minimum payments...................  $63,095
                                                     =======

     Rent expense for the year ended December 31, 1997 totaled $39,630.

     In addition, the Company has a verbal agreement to guarantee certain obligations of a related party with a telecommunications company for one year in the amount of $250,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheets of Computing Engineers Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computing Engineers Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                            COMPUTING ENGINEERS INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash......................................................  $       --    $   15,995
  Trade receivables, net of allowance for doubtful accounts
     of $133,739 and $62,085 in 1996 and 1997,
     respectively...........................................     340,799       429,171
  Inventory.................................................          --        37,411
  Prepaid expenses and other................................       2,014         2,014
                                                              ----------    ----------
          Total current assets..............................     342,813       484,591
Equipment, net (note 2).....................................     821,637     1,049,662
Other assets, net...........................................          --        20,420
                                                              ----------    ----------
          Total assets......................................  $1,164,450    $1,554,673
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft............................................  $   54,352    $       --
  Accounts payable..........................................     355,223       225,153
  Accrued liabilities.......................................       5,252        33,373
  Current portion of note payable (note 3)..................          --        84,352
  Current portion of obligations under capital leases (note
     4).....................................................     193,873       223,826
  Deferred revenue..........................................     146,010       249,817
                                                              ----------    ----------
          Total current liabilities.........................     754,710       816,521
Note payable, less current portion (note 3).................          --       585,002
Capital lease obligations, less current portion (note 4)....      49,776        28,811
                                                              ----------    ----------
          Total liabilities.................................     804,486     1,430,334
Stockholders' equity:
  Common stock, $10 par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................       1,000         1,000
  Additional paid-in capital................................       5,000         5,000
  Retained earnings.........................................     353,964       118,339
                                                              ----------    ----------
          Total stockholders' equity........................     359,964       124,339
                                                              ----------    ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,164,450    $1,554,673
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenue:
  Internet services.........................................  $2,326,898    $3,321,562
  Consulting services.......................................          --       162,683
  Computer hardware and software sales......................      88,664       537,057
  Other.....................................................          --        58,176
                                                              ----------    ----------
          Total revenue.....................................   2,415,562     4,079,478
                                                              ----------    ----------
Operating expenses:
  Internet services operating costs.........................     606,522       632,653
  Costs of hardware and software sales......................     148,770       392,676
  Marketing and selling.....................................      47,155       299,990
  General and administrative................................   1,179,149     2,041,265
  Depreciation and amortization.............................     144,953       329,296
                                                              ----------    ----------
          Total operating expenses..........................   2,126,549     3,695,880
                                                              ----------    ----------
          Earnings from operations..........................     289,013       383,598
Interest expense............................................     (19,254)      (95,223)
                                                              ----------    ----------
          Net earnings......................................  $  269,759    $  288,375
                                                              ==========    ==========
Pro forma information:
  Historical net earnings...................................  $  269,759    $  288,375
  Pro forma adjustment for income tax expense...............    (103,000)     (110,000)
                                                              ----------    ----------
          Pro forma net earnings............................  $  166,759    $  178,375
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                           COMMON STOCK      ADDITIONAL                     TOTAL
                                         ----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                         SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                         ------    ------    ----------    ---------    -------------
BALANCES AT JANUARY 1, 1996............   100      $1,000      $5,000      $ 207,104      $ 213,104
Distributions to stockholders..........    --          --          --       (122,899)      (122,899)
Net earnings...........................    --          --          --        269,759        269,759
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1996..........   100       1,000       5,000        353,964        359,964
Distributions to stockholders..........    --          --          --       (524,000)      (524,000)
Net earnings...........................    --          --          --        288,375        288,375
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1997..........   100      $1,000      $5,000      $ 118,339      $ 124,339
                                          ===      ======      ======      =========      =========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net earnings..............................................  $ 269,759    $ 288,375
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    144,953      329,296
     Provision for bad debts................................    133,739      165,153
     Changes in operating assets and liabilities:
       Trade receivables....................................   (472,524)    (253,525)
       Inventory............................................         --      (37,411)
       Prepaid expenses and other...........................        142           --
       Accounts payable.....................................    355,223     (130,070)
       Accrued liabilities..................................        238       28,121
       Deferred revenue.....................................    146,010      103,807
                                                              ---------    ---------
          Net cash provided by operating activities.........    577,540      493,746
                                                              ---------    ---------
Cash flows from investing activities -- purchases of
  equipment.................................................   (336,776)    (228,892)
                                                              ---------    ---------
Cash flows from financing activities:
  Net change in cash overdraft..............................    (15,314)     (54,352)
  Borrowings under note payable.............................         --      700,000
  Debt issuance costs.......................................         --      (20,420)
  Principal payments on note payable........................         --      (30,646)
  Principal payments on capital lease obligations...........   (102,551)    (319,441)
  Distributions to shareholders.............................   (122,899)    (524,000)
                                                              ---------    ---------
          Net cash used by financing activities.............   (240,764)    (248,859)
                                                              ---------    ---------
          Increase in cash..................................         --       15,995
Cash at beginning of year...................................         --           --
                                                              ---------    ---------
Cash at end of year.........................................  $      --    $  15,995
                                                              =========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  19,254    $  95,223
                                                              =========    =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations................  $ 346,200    $ 328,429
                                                              =========    =========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Computing Engineers Inc. (the Company) was incorporated in the State of Illinois on November 1, 1993. The Company is a provider of internet access services to businesses and individuals, primarily in Illinois.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements for 1996 or 1997 due to the Company's status as a subchapter S corporation. Accordingly, taxable income has been included in the tax returns of the stockholders. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for all periods presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based

                            COMPUTING ENGINEERS INC.

on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                               1996           1997
                                                             ---------     ----------
Internet and computer equipment............................  $ 973,392     $1,522,201
Furniture and office equipment.............................     22,048         30,560
                                                             ---------     ----------
                                                               995,440      1,552,761
Less accumulated depreciation and amortization.............   (173,803)      (503,099)
                                                             ---------     ----------
                                                             $ 821,637     $1,049,662
                                                             =========     ==========

     Equipment includes assets owned under capital leases with a net book value of $305,530 and $474,893 at December 31, 1996 and 1997, respectively.

(3) DEBT

     Debt consists of the following as of December 31, 1997:

Note payable bearing interest at prime plus 2.75% (11.25% at
  December 31, 1997), monthly principal and interest
  payments of $11,986 through May 12, 2004, secured by
  substantially all the assets of the Company...............  $669,354
Less current portion........................................   (84,352)
                                                              --------
                                                              $585,002
                                                              ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2005. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES        LEASES
                                                              ---------    ----------
1998........................................................  $ 252,242    $  234,353
1999........................................................     29,695       219,153
2000........................................................         --       192,161
2001........................................................         --       197,120
2002........................................................         --       202,079
Thereafter..................................................         --       472,345
                                                              ---------    ----------
  Total minimum payments....................................    281,937    $1,517,211
                                                                           ==========
Less amount representing interest...........................    (29,300)
                                                              ---------
  Present value of net minimum lease payments...............    252,637
Less current portion........................................   (223,826)
                                                              ---------
                                                              $  28,811
                                                              =========

     Rent expense for the years ended December 31, 1996 and 1997 was $93,501 and $134,777, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
LI Net, Inc.:

     We have audited the accompanying balance sheets of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the results of its operations and its cash flows for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1998

                                  LI NET, INC.

                                 BALANCE SHEETS
                      APRIL 30, 1997 AND JANUARY 31, 1998

                                     ASSETS

                                                                1997        1998
                                                              --------    ---------
Current assets:
  Cash......................................................  $ 49,036    $  24,575
  Receivables (note 3):
     Trade, net of all allowance for doubtful accounts of
      $28,948 and $50,000, respectively.....................   157,643      225,148
     Other..................................................        --        6,000
  Prepaid expenses and other................................     3,850        3,850
                                                              --------    ---------
          Total current assets..............................   210,529      259,573
Equipment, net (notes 2 and 3)..............................   355,906      500,654
Other assets................................................    25,057       28,708
                                                              --------    ---------
          Total assets......................................  $591,492    $ 788,935
                                                              ========    =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $171,038    $ 245,777
  Accrued liabilities.......................................    13,942       22,521
  Current portion of notes payable (note 3):
     Bank...................................................        --       22,476
     Related party (note 6).................................     9,038        8,885
  Revolving line of credit (note 3).........................    15,265       39,993
  Current portion of obligations under capital leases (note
     4).....................................................    52,090       81,652
  Deferred revenue..........................................    77,766      158,740
                                                              --------    ---------
          Total current liabilities.........................   339,139      580,044
Notes payable, less current portion (note 3):
  Bank......................................................        --       93,542
  Related party (note 6)....................................   126,052      114,029
Capital lease obligations, less current portion (note 4)....    87,826       62,453
                                                              --------    ---------
          Total liabilities.................................   553,017      850,068
Stockholders' equity (deficit):
  Common stock, no par value, 100 shares authorized and
     issued.................................................    44,000       44,000
  Additional paid-in capital................................        --      273,100
  Retained earnings (deficit)...............................     6,375     (378,233)
  Treasury stock -- 5 shares at April 30, 1997, at cost.....   (11,900)          --
                                                              --------    ---------
          Total stockholders' equity (deficit)..............    38,475      (61,133)
                                                              --------    ---------
Commitments (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $591,492    $ 788,935
                                                              ========    =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF OPERATIONS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                            1996         1997          1998
                                                          --------    ----------    ----------
Revenue:
  Internet services.....................................  $608,714    $1,033,595    $1,430,480
  Computer hardware sales...............................   152,854       325,723        90,233
                                                          --------    ----------    ----------
          Total revenue.................................   761,568     1,359,318     1,520,713
                                                          --------    ----------    ----------
Operating expenses:
  Internet services operating costs.....................   197,025       317,225       551,993
  Costs of hardware sold................................    73,370       156,347        42,987
  Selling, general and administrative expenses(note
     7).................................................   358,627       769,898     1,180,146
  Depreciation..........................................    64,470        77,762       100,902
                                                          --------    ----------    ----------
          Total operating expenses......................   693,492     1,321,232     1,876,028
          Earnings (loss) from operations...............    68,076        38,086      (355,315)
Interest expense........................................   (10,596)      (55,325)      (29,293)
                                                          --------    ----------    ----------
          Earnings (loss) before income taxes...........    57,480       (17,239)     (384,608)
Income tax expense (note 5).............................    (7,600)           --            --
                                                          --------    ----------    ----------
          Net earnings (loss)...........................  $ 49,880    $  (17,239)   $ (384,608)
                                                          ========    ==========    ==========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                                                           TOTAL
                                                ADDITIONAL    RETAINED                 STOCKHOLDERS'
                                     COMMON      PAID-IN      EARNINGS     TREASURY       EQUITY
                                      STOCK      CAPITAL      (DEFICIT)     STOCK        (DEFICIT)
                                     -------    ----------    ---------    --------    -------------
BALANCES AT MAY 1, 1995............  $44,000     $     --     $ (26,266)   $     --      $  17,734
Purchase of treasury stock.........       --           --            --     (10,000)       (10,000)
Net earnings.......................       --           --        49,880          --         49,880
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1996.........   44,000           --        23,614     (10,000)        57,614
Purchase of treasury stock.........       --           --            --     (13,800)       (13,800)
Issuance of treasury stock for
  services (note 7)................       --           --            --      11,900         11,900
Net loss...........................       --           --       (17,239)         --        (17,239)
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1997.........   44,000           --         6,375     (11,900)        38,475
Issuance of treasury stock for
  services (note 7)................       --      273,100            --      11,900        285,000
Net loss...........................       --           --      (384,608)         --       (384,608)
                                     -------     --------     ---------    --------      ---------
BALANCES AT JANUARY 31, 1998.......  $44,000     $273,100     $(378,233)   $     --      $ (61,133)
                                     =======     ========     =========    ========      =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF CASH FLOWS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

                                                              1996        1997        1998
                                                            ---------   ---------   ---------
Cash flows from operating activities:
  Net earnings (loss).....................................  $  49,880   $ (17,239)  $(384,608)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Depreciation.........................................     64,470      77,762     100,902
     Provision for bad debts..............................         --      28,948      50,000
     Issuance of treasury stock for services..............         --      11,900     285,000
     Changes in operating assets and liabilities:
       Receivables........................................    (66,218)   (103,079)   (123,505)
       Prepaid expenses and other current assets..........         --      (3,850)         --
       Other assets.......................................    (13,602)     (6,580)     (3,651)
       Accounts payable and accrued liabilities...........     88,042      67,313      83,318
       Deferred revenue...................................         --      77,766      80,974
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    122,572     132,941      88,430
                                                            ---------   ---------   ---------
Cash flows from investing activities -- purchases of
  equipment...............................................   (149,667)    (94,633)   (182,471)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit..............         --      15,265      24,728
  Proceeds from borrowings from bank......................         --          --     130,000
  Principal payments on notes payable to bank.............         --          --     (13,982)
  Proceeds from borrowings from related parties...........    107,713          --          --
  Principal payments on notes payable to related party....    (21,128)    (13,677)    (12,176)
  Principal payments on capital lease obligations.........         --     (39,872)    (58,990)
  Purchase of treasury stock..............................    (10,000)    (13,800)         --
                                                            ---------   ---------   ---------
          Net cash provided (used) by financing
            activities....................................     76,585     (52,084)     69,580
                                                            ---------   ---------   ---------
          Net increase (decrease) in cash.................     49,490     (13,776)    (24,461)
Cash at beginning of year.................................     13,322      62,812      49,036
                                                            ---------   ---------   ---------
Cash at end of year.......................................  $  62,812   $  49,036   $  24,575
                                                            =========   =========   =========
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.......................  $  10,596   $  39,621   $  22,593
                                                            =========   =========   =========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations..............  $  32,876   $ 146,912   $  63,179
                                                            =========   =========   =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
   YEARS ENDED APRIL 30, 1996 AND 1997 AND NINE MONTHS ENDED JANUARY 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     LI Net, Inc. (the Company) was incorporated in the State of New York and provides regional internet access services to customers in New York.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of April 30, 1997 and January 31, 1998, approximate their carrying values

                                  LI NET, INC.

based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at April 30, 1997 and January 31, 1998:

                                                                1997          1998
                                                              ---------     ---------
Internet and computer equipment.............................  $ 409,376     $ 641,881
Furniture and office equipment..............................     67,532        80,677
Leasehold improvements......................................     32,297        32,297
                                                              ---------     ---------
                                                                509,205       754,855
Less accumulated depreciation and amortization..............   (153,299)     (254,201)
                                                              ---------     ---------
                                                              $ 355,906     $ 500,654
                                                              =========     =========

     Equipment includes assets held under capital leases with a net book value of approximately $139,000 and $155,000 at April 30, 1997 and January 31, 1998, respectively.

(3) DEBT

     During fiscal 1998, the Company entered into a loan agreement with a bank and borrowed $130,000. The loan is secured by the Company's equipment, and bears interest at 8.75%. Principal and interest payments of $2,683 are due monthly through 2002. At January 31, 1998, the outstanding balance was $116,018.

     At April 30, 1997 and January 31, 1998, the Company had a $50,000 revolving line of credit agreement with a bank, secured by receivables, under which $15,265 and $39,993 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 2% (10.5% at January 31, 1997) and are due in 1998.

     Maturities of the line of credit and note payable for each of the years ending January 31 are as follows:

1999..............................................  $ 62,469
2000..............................................    25,384
2001..............................................    27,247
2002..............................................    29,732
2003..............................................    11,179
                                                    --------
                                                    $156,011
                                                    ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002.

                                  LI NET, INC.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending January 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1999........................................................  $100,042    $ 63,879
2000........................................................    53,085      47,121
2001........................................................    17,937      23,386
2002........................................................    10,060       5,459
                                                              --------    --------
  Total minimum payments....................................   181,124    $139,845
                                                                          ========
Less amount representing interest...........................   (37,019)
                                                              --------
  Present value of net minimum lease payments...............   144,105
Less current portion........................................   (81,652)
                                                              --------
                                                              $ 62,453
                                                              ========

     Rent expense for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998, was $25,335, $35,353, and $52,779 respectively.

(5) INCOME TAXES

     Income tax expense (benefit) for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                       1996       1997        1998
                                                      -------    -------    ---------
Expected tax expense (benefit)......................  $19,543    $(5,861)   $(130,777)
State income taxes, net of federal benefit..........    2,300       (690)     (15,374)
Nondeductible expenses..............................       --        622        1,653
Change in valuation allowance for deferred tax
  assets............................................  (14,243)     5,929      144,498
                                                      -------    -------    ---------
          Actual income tax expense.................  $ 7,600    $    --    $      --
                                                      =======    =======    =========

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of April 30, 1997 and January 31, 1998 are as follows:

                                                                1997        1998
                                                              --------    ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 12,738    $ 148,824
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    11,000       30,000
  Other.....................................................       173          140
                                                              --------    ---------
          Total deferred tax assets.........................    23,911      178,964
  Valuation allowance.......................................    (5,929)    (150,427)
                                                              --------    ---------
          Net deferred tax assets...........................    17,982       28,537
                                                              --------    ---------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (17,982)     (28,537)
                                                              --------    ---------
          Net deferred tax asset (liability)................  $     --    $      --
                                                              ========    =========

                                  LI NET, INC.

     As of January 31, 1998, the Company has a net operating loss carryforward of approximately $392,000 for federal income tax purposes which will expire in 2013, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the net operating loss carryforward in the future.

(6) TRANSACTIONS WITH RELATED PARTIES

     Notes payable to related party at April 30, 1997 and January 31, 1998 included $93,917 and $89,334, respectively, of unsecured notes due to stockholders of the Company. The loans bear interest at 10% with the principal and interest due in total on July 1, 1999 or upon sale of 50% or more of the stock of the stockholders.

     Also included in notes payable to related party at April 30, 1997 and January 31, 1998 was an unsecured note due to a relative of a stockholder of the Company. Principal outstanding on the note was $41,176 and $33,580 at April 30, 1997 and January 31, 1998, respectively. The note bears interest at 10% and is payable in monthly principal and interest payments of $1,062 until 2001.

     Maturities of notes payable to related parties for each of the years ending January 31 are as follows:

1999..............................................  $  8,885
2000..............................................   100,087
2001..............................................    11,878
2002..............................................     2,064
                                                    --------
                                                    $122,914
                                                    ========

(7) STOCKHOLDERS' EQUITY

     During the year ended April 30, 1997 and the nine months ended January 31, 1998, the Company issued treasury shares to an officer as compensation for services. The Company recorded compensation expense of $11,900 and $285,000, respectively, which, in the opinion of the Company's Board of Directors, represented fair value of the shares at the date of issuance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Verio Inc.:

     We have audited the accompanying balance sheet of NTX, Inc. as of June 30, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NTX, Inc. as of June 30, 1998, and the results of its operations and its cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Denver, Colorado
August 5, 1998

                                   NTX, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1998

                                     ASSETS


Current assets:
  Cash......................................................   $    91,373
  Restricted cash...........................................       537,572
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $337,063..............................................     1,080,965
     Other..................................................        25,000
  Prepaid expenses and other................................        20,523
                                                               -----------
          Total current assets..............................     1,755,433
Equipment and leasehold improvements, net (note 2)..........       525,942
Other assets, net...........................................        21,231
                                                               -----------
          Total assets......................................   $ 2,302,606
                                                               ===========

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................   $   721,248
  Accrued liabilities.......................................       346,370
  Deferred revenue..........................................     1,904,564
                                                               -----------
          Total current liabilities.........................     2,972,182
                                                               -----------
Stockholders' deficit (note 3):
  Common stock, no par value, 4,210,524 shares authorized,
     issued and outstanding.................................     3,640,000
  Accumulated deficit.......................................    (4,309,576)
                                                               -----------
          Total stockholders' deficit.......................      (669,576)
                                                               -----------
Commitments (note 4)
          Total liabilities and stockholders' deficit.......   $ 2,302,606
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1998

Revenue:
  Web hosting...............................................   $ 3,552,716
  Domain name registration..................................     2,733,506
  Other.....................................................       316,320
                                                               -----------
          Total revenue.....................................     6,602,542
                                                               -----------
Costs and expenses:
  Operating.................................................     1,315,039
  Selling, general and administrative.......................     5,750,785
  Stock-based compensation (note 3).........................     3,640,000
  Depreciation and amortization.............................       124,818
                                                               -----------
          Total costs and expenses..........................    10,830,642
                                                               -----------
          Loss from operations..............................    (4,228,100)
                                                               -----------
Other income (expense):
  Interest income...........................................         6,131
  Interest expense..........................................          (380)
                                                               -----------
          Net loss..........................................   $(4,222,349)
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JUNE 30, 1998

                                                                                        TOTAL
                                              MEMBERS'     COMMON     ACCUMULATED   STOCKHOLDERS'
                                               DEFICIT      STOCK       DEFICIT        DEFICIT
                                              ---------   ---------   -----------   -------------
BALANCES AT OCTOBER 1, 1997.................  $(160,936)         --   $        --    $  (160,936)
Contributions from members..................     73,709          --            --         73,709
Issuance of common stock in connection with
  reincorporation...........................     87,227          --       (87,227)            --
Stock-based compensation expense (note 3)...         --   3,640,000            --      3,640,000
Net loss....................................         --          --    (4,222,349)    (4,222,349)
                                              ---------   ---------   -----------    -----------
BALANCE AT JUNE 30, 1998....................  $      --   3,640,000   $(4,309,576)   $  (669,576)
                                              =========   =========   ===========    ===========

                See accompanying notes to financial statements.

                                    NTX, INC.

                             STATEMENT OF CASH FLOWS
                         NINE MONTHS ENDED JUNE 30, 1998

Cash flows from operating activities:
  Net loss..................................................   $(4,222,349)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................       124,818
     Provision for bad debts................................       259,499
     Stock-based compensation expense.......................     3,640,000
     Changes in operating assets and liabilities:
       Trade and other accounts receivable..................    (1,118,363)
       Prepaid expenses and other...........................       (20,523)
       Accounts payable.....................................       434,822
       Accrued liabilities..................................       209,994
       Deferred revenue.....................................     1,469,194
       Other assets, net....................................       (21,231)
                                                               -----------
          Net cash provided by operating activities.........       755,861
                                                               -----------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements.........      (419,386)
  Restricted cash...........................................      (461,841)
                                                               -----------
          Net cash used by investing activities.............      (881,227)
                                                               -----------
Cash flows from financing activities -- contributions from
  members...................................................        73,709
                                                               -----------
          Net decrease in cash..............................       (51,657)
Cash at the beginning of period.............................       143,030
                                                               -----------
Cash at end of period.......................................   $    91,373
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     NTX, Inc. d/b/a TABNet (the Company), was incorporated as a subchapter S Corporation in the State of California on November 24, 1997. Prior to incorporation as a subchapter S Corporation, the Company was operating as NTX, L.L.C., a limited liability corporation. All assets and liabilities of the L.L.C. were contributed to the Company upon incorporation and recorded at historical cost. The Company provides web hosting and domain name registration services to customers primarily in the United States.

     Effective July 7, 1998, Verio Inc. acquired 100% of the outstanding common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

RESTRICTED CASH

     Restricted cash represents the retained portion of customer payments by the Company's credit card merchant bank processors and is restricted for a period of approximately six months after each payment transaction.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are recorded at cost, less accumulated depreciation. Depreciation is recorded over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Costs for normal repairs and maintenance are expensed as incurred.

LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recognized on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

REVENUE RECOGNITION

     Web hosting and domain name registration revenue is recognized as the services are provided. Set-up fees are recognized when installation is completed. The Company records deferred revenue for accounts billed and/or collected in advance.

INCOME TAXES

     No provision for income taxes has been included in the accompanying financial statements for the nine months ended June 30, 1998 due to the Company's status as a limited liability corporation and subchapter S Corporation. Accordingly, net losses for the period were included in the respective individual tax returns of the members and stockholders.

                                   NTX, INC.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based employee compensation using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has no options outstanding at June 30, 1998, and no formal stock option plan in place. The Company will provide the pro forma disclosures of net loss as if the fair value based method of accounting for the stock-based compensation, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied, in the future as applicable.

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of June 30, 1998 approximate their carrying amounts based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consisted of the following at June 30, 1998:

Internet and computer equipment.............................   $ 668,307
Furniture and leasehold improvements........................      52,396
                                                               ---------
                                                                 720,703
  Less accumulated depreciation.............................    (194,761)
                                                               ---------
                                                               $ 525,942
                                                               =========

(3) STOCKHOLDERS' DEFICIT

     During the nine months ended June 30, 1998, the Company granted rights to acquire a specific percentage ownership in the Company to four employees as compensation. The Company recorded stock-based compensation expense of $3,640,000 which, in the opinion of the Company's Board of Directors, represented fair value at the date of grant based on the per share price paid by Verio Inc. in the acquisition of the Company's common stock.

(4) COMMITMENTS

     The Company leases its facilities under long-term operating leases expiring at various dates through 2003. Future minimum lease payments consist of the following at June 30, 1998:

                    YEAR ENDING JUNE 30:
                    --------------------
  1999......................................................   $120,148
  2000......................................................     70,188
  2001......................................................     23,610
  2002......................................................     22,920
  2003......................................................     19,100
                                                               --------
          Total minimum lease payments......................   $255,966
                                                               ========

     Rent expense totaled $78,688 for the nine months ended June 30, 1998.

                                   NTX, INC.

     The Company has entered into marketing agreements for internet search engines and an agreement which provides for internet access. Future payments under these noncancelable agreements as of June 30, 1998 are as follows:

                    YEAR ENDING JUNE 30:
                    --------------------
  1999......................................................   $4,672,300
  2000......................................................    1,438,500

                               APPENDICES TO THE
                           PROXY STATEMENT/PROSPECTUS

APPENDIX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

APPENDIX B  FORM OF PROXY OF HIWAY

APPENDIX C  OPINION OF BT ALEX. BROWN INCORPORATED

APPENDIX D  CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  VERIO INC.,

                            PURPLE ACQUISITION, INC.

                                      AND

                       BEST INTERNET COMMUNICATIONS, INC.

                               NOVEMBER 17, 1998

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE 1  THE MERGER................................................
  1.1    The Merger..................................................
  1.2    Effective Time of the Merger................................
ARTICLE 2  THE SURVIVING CORPORATION.................................
  2.1    Articles of Incorporation...................................
  2.2    Bylaws......................................................
  2.3    Directors and Officers of Surviving Corporation.............
ARTICLE 3  CONVERSION OF SHARES......................................
  3.1    Conversion of Shares........................................
  3.2    Options and Warrants........................................
  3.3    Exchange of Shares..........................................
  3.4    Dividends; Transfer Taxes...................................
  3.5    No Fractional Shares........................................
  3.6    Closing of Company Transfer Books...........................
  3.7    Closing.....................................................
  3.8    Supplementary Action........................................
  3.9    Dissenting Shares...........................................
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............
  4.1    Due Organization; Good Standing; Authority; Binding Nature
         of Agreements...............................................
  4.2    Articles of Incorporation and Bylaws; Records...............
  4.3    Capitalization; Ownership of Stock; Solvency, Etc. .........
  4.4    Financial Statements........................................
  4.5    Absence of Changes..........................................
  4.6    Title to Assets; Equipment; Real Property, Leases;
         Inventory...................................................
  4.7    Receivables; Major Customers................................
  4.8    Accounts Payable; Major Suppliers...........................
  4.9    Proprietary Assets..........................................
  4.10   Contracts...................................................
  4.11   Compliance With Legal Requirements..........................
  4.12   Governmental Authorizations.................................
  4.13   Tax Matters.................................................
  4.14   Employee and Labor Matters..................................
  4.15   Benefit Plans; ERISA........................................
  4.16   Environmental Matters.......................................
  4.17   Sale of Products; Performance of Services...................
  4.18   Insurance...................................................
  4.19   Proceedings; Orders.........................................
  4.20   Non-Contravention; Consents.................................
  4.21   Brokers.....................................................
  4.22   Full Disclosure.............................................
  4.23   Powers of Attorney..........................................
  4.24   Securities Law Compliance...................................
  4.25   Takeover Statutes...........................................
  4.26   Voting Arrangements.........................................
  4.27   Financial Projections.......................................
  4.28   Ownership of Shares of Verio Common Stock...................

                                                                       PAGE
                                                                       ----
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF VERIO AND MERGER SUB....
  5.1    Due Organization; Good Standing; Authority; Binding Nature
         of Agreements...............................................
  5.2    Proceedings; Orders.........................................
  5.3    Non-Contravention; Consents.................................
  5.4    Brokers.....................................................
  5.5    Financial Capacity..........................................
  5.6    Full Disclosure; SEC Reports................................
ARTICLE 6  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY...............
  6.1    Access and Investigation. The Company shall ensure that, at all times during the Pre-Closing Period:....................
  6.2    Operation of Business.......................................
  6.3    Filings and Consents; Cooperation...........................
  6.4    Notification; Updates to Disclosure Schedule................
  6.5    Payment of Indebtedness by Related Parties..................
  6.6    No Negotiation or Solicitation..............................
  6.7    Best Efforts................................................
  6.8    Confidentiality; Publicity..................................
  6.9    FIRPTA Certification........................................
  6.10   Proprietary Information and Inventions Agreements...........
  6.11   Letters of the Company's Auditors...........................
  6.12   Reports of Company Transaction Expenses.....................
  6.13   Affiliates..................................................
  6.14   Takeover Statutes...........................................
  6.15   Bank Accounts...............................................
  6.16   Supplier Information........................................
  6.17   Employee Information........................................
  6.18   Insurance Information.......................................
  6.19   Company Accruals and Reserves...............................
  6.20   Termination of Employment Agreements........................
  6.21   Subsidiary and other Equity Interests.......................
ARTICLE 7  PRE-CLOSING PERIOD COVENANTS OF VERIO.....................
  7.1    Notification................................................
  7.2    Best Efforts................................................
  7.3    Confidentiality; Publicity..................................
ARTICLE 8  ADDITIONAL AGREEMENTS.....................................
  8.1    Proxy Statement/Prospectus..................................
  8.2    Company Shareholder Approval................................
  8.3    Reserved....................................................
  8.4    Nasdaq National Market......................................
  8.5    Antitrust Laws..............................................
  8.6    Certain Employee Benefit Plans Matters......................
  8.7    Integration Matters.........................................
  8.8    Stock Options and Warrants..................................
  8.9    Expenses....................................................
  8.10   Additional Agreements.......................................

                                                                       PAGE
                                                                       ----
ARTICLE 9  CONDITIONS TO CONSUMMATION OF THE MERGER..................
  9.1    Conditions to Each Party's Obligation to Effect the
         Merger......................................................
  9.2    Additional Conditions to Verio's and Merger Sub's Obligation
         to Consummate the Merger....................................
  9.3    Additional Conditions to the Company's Obligation to
         Consummate the Merger.......................................
ARTICLE 10  TERMINATION..............................................
  10.1   Termination.................................................
  10.2   Termination Procedures......................................
  10.3   Effect of Termination.......................................
  10.4   Exclusivity of Termination Rights...........................
ARTICLE 11  MISCELLANEOUS PROVISIONS.................................
  11.1   Further Assurances..........................................
  11.2   Fees and Expenses...........................................
  11.3   Attorneys' Fees.............................................
  11.4   Notices.....................................................
  11.5   Time of the Essence.........................................
  11.6   Headings....................................................
  11.7   Counterparts................................................
  11.8   Governing Law; Venue........................................
  11.9   Successors and Assigns......................................
  11.10  Remedies Cumulative; Specific Performance...................
  11.11  Waiver......................................................
  11.12  Amendments..................................................
  11.13  Severability................................................
  11.14  Parties in Interest.........................................
  11.15  Entire Agreement............................................
  11.16  No Survival.................................................
  11.17  Investigation...............................................
  11.18  Original Merger Agreement Superseded........................
  11.19  Construction................................................

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 17, 1998, by and among VERIO INC. ("Verio"), a Delaware corporation, PURPLE ACQUISITION, INC. ("Merger Sub"), a California corporation, and BEST INTERNET COMMUNICATIONS, INC. (the "Company"), a California corporation. Certain capitalized terms used in this Agreement are defined in Exhibit A.

     WHEREAS, the Boards of Directors of Verio, Merger Sub and the Company each have determined that the acquisition of the Company by Verio is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

     WHEREAS, Verio, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of July 28, 1998 (the "Original Merger Agreement"), providing for the merger of the Company with and into Merger Sub;

     WHEREAS, Verio, Merger Sub and the Company desire to amend and restate the Original Merger Agreement as provided herein; and

     WHEREAS, concurrently herewith Verio has entered into voting agreements ("Voting Agreements") with certain holders of capital stock of the Company pursuant to which such holders have, among other things, agreed to vote their shares of Company capital stock in favor of the merger contemplated herein and have granted Verio irrevocable proxies to vote such shares in such manner;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in the applicable provisions of the California General Corporation Law ( the "CGCL"). Without limiting the generality of the foregoing, at and after the Effective Time the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the constituent corporations in the Merger.

     1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL, is duly filed with the Secretary of State of the State California, which filing shall be made in connection with the closing of the Transactions in accordance with Section 3.7 upon satisfaction or waiver of the conditions set forth in Article 9. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     2.1 Articles of Incorporation. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, provided, that effective as of the Effective Time the Articles of

Incorporation of the Company shall be amended in their entirety to conform to the Articles of Incorporation of Merger Sub (other than with respect to the name of the Surviving Corporation), and shall continue as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the CGCL.

     2.2 Bylaws. The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, provided, that effective as of the Effective Time the Bylaws of the Company shall be amended in their entirety to conform to the Bylaws of Merger Sub, and shall continue as the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the CGCL.

     2.3  Directors and Officers of Surviving Corporation.

     (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE 3

                              CONVERSION OF SHARES

     3.1  Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Common Stock, no par value per share, of the Company ("Company Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate (the "Certificate") formerly representing such share of Company Common Stock, (i) that number of shares of the Common Stock, $0.001 par value per share, of Verio ("Verio Common Stock") as equals the Common Stock Exchange Ratio and (ii) that amount of cash as equals the Per Share Cash Amount; provided, however, that each share of Company Common Stock that is held in the treasury of the Company, by any subsidiary of the Company, by Verio or by any subsidiary of Verio immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

     (b) As used herein, the following terms shall be defined as follows.

          (i) "Aggregate Transaction Value" shall be equal to Two Hundred Forty One Million Five Hundred Thirty Eight Thousand Three Hundred Fifteen dollars ($241,538,315) less all Excess Company Transaction Expenses.

          (ii) "Common Stock Exchange Ratio" shall be equal to the quotient of the Per Share Stock Amount divided by $16.00.

          (iii) "Company Capitalization Number" shall be equal to the number of shares of Company Common Stock issued and outstanding on the Closing Date, on a fully-diluted, as-converted-to-common basis, including without limitation (i) all shares of Company Common Stock then issued and outstanding, and (ii) all shares of Company Common Stock issuable upon the exercise of any options, warrants or other rights to purchase Company Common Stock then issued and outstanding (in each case whether or not vested).

          (iv) "Company Transaction Expenses" shall be all expenses that are incurred or paid by the Company, or which the Company may be legally obligated to pay or reimburse, in connection with or related to the Merger and the Transactions or the Company's proposed initial public offering, in each case whether before or after Closing (other than amounts actually paid prior to June 30, 1998), including, without limitation, (i) all legal, printing, investment banking and accounting fees, (ii) all payments that may be made in respect of noncompetition covenants or agreements (other than performance bonuses earned prior to the date hereof), and (iii) all payments that may be made in respect of the termination of the employment agreements between the Company and each of the Company Specified Officers as required by Section 6.20 or that would constitute "parachute payments" within the meaning of Section 280G of the Code made to such Company Specified Officers.

          (v) "Excess Company Transaction Expenses" shall be equal to the sum of all Company Transaction Expenses in excess of $9.338 million.

          (vi) "Outstanding Shares Number" shall be equal to the number of shares of Company Common Stock issued and outstanding on the Closing Date.

          (vii) "Per Share Cash Amount" shall be equal to the quotient of $176 million divided by the Outstanding Shares Number.

          (viii) "Per Share Price" shall be equal to the quotient obtained when
     (i) the Aggregate Transaction Value plus proceeds that would be receivable upon exercise of Company Stock Options and warrants outstanding at July 28, 1998 or issued subsequent to such date and prior to the Closing Date, and in any such case which remain outstanding on, or are exercised prior to, the Closing Date, is divided by (ii) the Company Capitalization Number.

          (ix) "Per Share Stock Amount" shall be equal to the Per Share Price minus the Per Share Cash Amount.

     (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the Common Stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the Common Stock of the Surviving Corporation.

     3.2 Options and Warrants. At the Effective Time, all stock options, warrants and convertible securities to purchase Company Common Stock then outstanding shall be assumed by Verio in accordance with Section 8.8.

     3.3  Exchange of Shares.

     (a) Prior to the Effective Time, Verio shall select, and enter into an agreement (in form and substance reasonably satisfactory to the Company) with, a bank or trust company to act as exchange agent hereunder (the "Exchange Agent"). On the Closing Date, Verio shall deposit by wire transfer or other transfer of immediately available funds with the Exchange Agent the cash and shares of Verio Common Stock required to be delivered hereunder in connection with the conversion of Company Common Stock at the Effective Time. After the Effective Time, each holder of shares of Company Common Stock (other than Dissenting Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more Certificates and a duly executed letter of transmittal as described below, certificates representing the number of whole shares of Verio Common Stock and cash into which such shares of Company Common Stock are converted in the Merger. The shares of Verio Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Verio may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Verio Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Verio Common Stock and
(ii) a check representing the amount
of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article 3.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of Verio Common Stock and cash into which the shares of Company Common Stock represented by the Certificate are converted in the Merger in accordance with this Article 3. When authorizing such issuance in exchange therefor, Verio and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Verio and/or the Exchange Agent a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Verio or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.4  Dividends; Transfer Taxes.

     (a) No dividends that are declared on shares of Verio Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of Verio Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Verio Common Stock shall be issued any dividends which shall have become payable with respect to such shares of Verio Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

     (b) If any certificates for any shares of Verio Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Verio Common Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Verio Common Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.5 No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Verio Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Verio Common Stock, cash will be paid in respect of any fractional share of Verio Common Stock that would otherwise be issuable. The amount of such cash shall be the product of (i) such fraction of a share of Verio Common Stock (after aggregating all the shares of Verio Common Stock to be issued to a holder) multiplied by
(ii) $16.00.

     3.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Verio Common Stock and cash in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Company Common Stock to be exchanged for shares of Verio Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Company, except for the right to surrender such Certificates in exchange for shares of Verio Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105 at 9:00 a.m., local time, on the date (the "Closing Date") that is the later of (i) January 1, 1999, or as soon thereafter as is reasonably practical, and (ii) the first business day following the date on which the Company's shareholders have given any requisite approvals of this Agreement and the Transactions in accordance with
                                       A-4
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Legal Requirements; provided, however, that if all of the other conditions set forth in Article 9 hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Verio, Merger Sub and the Company shall agree.

     3.8 Supplementary Action. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.9  Dissenting Shares.

     (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

     (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 3.1 upon surrender of the applicable Certificate(s) as provided herein.

     (c) The Company shall give Verio (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of Verio, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands. It is the opinion of the Company's Board of Directors that, subject to receipt of a favorable fairness opinion from the financial advisor to the Company, the fair market value of a share of Company Common Stock as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, in no event exceeds $6.30. Following approval of the Merger by the shareholders of the Company, the Company shall promptly mail to its shareholders a notice of such approval in accordance with the provisions of the CGCL relating to dissenters' rights, provided, that the Company shall not issue any such notice of approval or make any other offer to purchase shares of Company Common Stock without Verio's prior consent.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth in the disclosure schedule provided by the Company simultaneously herewith (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to Verio and Merger Sub as follows:

     4.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority:

          (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to the Closing;

          (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to the Closing;

          (iii) to perform its obligations under all Company Contracts; and

          (iv) to enter into and perform all of its obligations under the Transactional Agreements.

     (b) The Company has never conducted directly or through any subsidiary any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than "Best Internet Communications, Inc.," "Hiway Technologies, Inc.," and "RapidSite, Inc."

     (c) The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification. Section 4.1(c) of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

     (d) Section 4.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's Board of Directors, and (ii) the names and titles of the Company's officers. The Company has no committee of the Company's Board of Directors.

     (e) Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

     (f) Except as indicated in Section 4.1(f) of the Disclosure Schedule, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. Each subsidiary of the Company, and each other Entity in which the Company owns equity interests, indicated on Section 4.1(f) of the Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The shares of capital stock owned by the Company in its subsidiaries or in other Entities as indicated in Section 4.1(f) of the Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable.

     (g) The execution, delivery and performance of the Transactional Agreements have been duly authorized by all necessary action on the part of Company, its officers, and its Board of Directors, subject to the approval of the shareholders of the Company.

     (h) The Transactional Agreements each constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the approval of the shareholders of the Company.

     4.2  Articles of Incorporation and Bylaws; Records.

     (a) The Company has delivered to Verio accurate and complete copies of:

          (i) the Company's Articles of Incorporation and Bylaws, including all amendments thereto;

          (ii) the stock records of the Company; and

          (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Board of Directors of the Company.

There have been no meetings or other proceedings of the shareholders of the Company or the Board of Directors of the Company that are not reflected in such minutes or other records.

     (b) There has not been any violation of any of the provisions of the Company's Articles of Incorporation or Bylaws or of any resolution adopted by the Company's shareholders or the Company's Board of Directors, and to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

     (c) The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct control of the Company.

     4.3  Capitalization; Ownership of Stock; Solvency, Etc.

     (a) The authorized capital stock of the Company consists of (i) ten million (10,000,000) shares of Preferred Stock, no par value per share, of which five hundred thousand (500,000) are designated Series A Preferred Stock and four million (4,000,000) are designated Series B Preferred Stock, and (ii) sixty million (60,000,000) shares of Company Common Stock, no par value per share. As of November 13, 1998: (i) thirty five million eight hundred eighty seven thousand nine hundred thirteen (35,887,913) shares of Company Common Stock, (ii) no shares of Preferred Stock, (iii) options to purchase one million three hundred ninety nine thousand two hundred five (1,399,205) shares of Company Common Stock, and (iv) warrants to purchase three million one hundred fifteen thousand one hundred twenty-three (3,115,123) shares of Company Common Stock have been issued and are outstanding. All of such Company Common Stock, warrants and options are owned of record by the shareholders, warrantholders and optionholders specified in Section 4.3 of the Disclosure Schedule, in each case free and clear of any Encumbrances. The aggregate proceeds receivable by the Company upon exercise of all options and warrants outstanding as of November 13, 1998 was $13,182,800. On the Closing Date, the Company shall deliver to Verio a true and correct update of the information in this Section 4.3(a) as of the Closing Date.

     (b) All of the shares of Company Common Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Company has delivered to Verio accurate and complete copies of the stock certificates evidencing the currently outstanding shares of Company Common Stock.

     (c) Other than as set forth in Section 4.3(a) above or on Section 4.3(a) of the Disclosure Schedule, there is no:

          (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

          (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;

          (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

          (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (d) The Company has neither repurchased, redeemed or otherwise reacquired (and, except as contemplated by this Agreement, has not agreed, committed or offered (in writing or otherwise) to reacquire) any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

     4.4  Financial Statements.

     (a) The Company has delivered to Verio the following financial statements and notes (collectively, the "Financial Statements"), which are attached hereto as Exhibit B:

          (i) the audited balance sheet of the Company as of December 31, 1997, and the related statements of operations, changes in shareholders' equity and fund balance and cash flows of the Company as of December 31, 1997, together with the notes thereto; and

          (ii) the unaudited balance sheets of the Company as of September 30, 1998 (the "Unaudited Interim Balance Sheet") and related unaudited statements of operations, for the 9 months then ended.

     (b) All of the Financial Statements are accurate and complete in all respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, with respect to the unaudited Financial Statements, changes in shareholders' equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in shareholders' equity.

     (c) At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP consistently applied to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) the Company had no material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet and (iii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate for the purposes for which they were established.

     (d) As of the date of this Agreement, the Company has no Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, except for:

          (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet;

          (ii) accounts payable and Liabilities (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and

          (iii) the Company Transaction Expenses, the Company's good faith estimate of which is included in Section 4.4(d) of the Disclosure Schedule.

     4.5  Absence of Changes. Since the date of the Unaudited Balance Sheet:

     (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or results of operations, and no event has occurred that likely would have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or results of operations;

     (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

     (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to existing agreements with Company employees at the original purchase price upon termination of such employee's employment with the Company;

     (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities, other than upon exercise of options or warrants outstanding at the date hereof or pursuant to the exercise of options granted after the date hereof to new employees as permitted pursuant to Section 6.2(f);

     (e) the Company has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any transaction relating to an Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

     (g) the Company has not leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

     (h) the Company has not made any capital expenditures outside the Ordinary Course of Business, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $2 million or were consented to by Verio in writing;

     (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person, except for products sold by the Company from its inventory in the Ordinary Course of Business;

     (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

     (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business;

     (l) the Company has not made any loan or advance to any other Person, including without limitation, any shareholder of the Company;

     (m) the Company has not (i) established or adopted any Employee Benefit Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as required under agreements existing on the date hereof as disclosed in Section 4.5(m) of the Disclosure Schedule;

     (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

     (o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, other than in the Ordinary Course of Business;

     (p) there has been no borrowing or agreement to borrow by the Company (other than borrowings in the Ordinary Course of Business under the Company's line of credit with Silicon Valley Bank, up to a maximum of $2 million in the aggregate) or change in any guaranty, endorsement, indemnity, warranty or other obligation of the Company in respect of the obligations of others, or grant of a mortgage or security interest in any property of the Company, and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than accounts payable (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company in the Ordinary Course of Business;

     (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

     (s) the Company has not changed any of its methods of accounting or accounting practices in any respect;

     (t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

     (u) the Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses (c) through (t) above.

     4.6  Title to Assets; Equipment; Real Property, Leases; Inventory.

     (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including:

          (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by the Company since the date thereof in the Ordinary Course of Business);

          (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet (except for inventory sold by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business);

          (iii) all assets referred to in Sections 4.6(b), 4.7 and 4.9 of the Disclosure Schedule, except leased assets identified in Section 4.6(b) of the Disclosure Schedule, and all of the Company's rights under Company Contracts; and

          (iv) all other assets reflected in the Company's books and records as being owned by the Company.

All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent.

     (b) Section 4.6(b) of the Disclosure Schedule identifies all computers, routers, networking equipment, telecommunications equipment and other tangible and intangible assets owned by or leased to the Company and used by the Company in its web hosting and Internet access businesses, other than ordinary office furniture and office supplies.

     (c) To the Knowledge of the Company, each asset identified in Section 4.6(b) of the Disclosure Schedule:

          (i) is in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted);

          (ii) complies in all respects and is being operated and otherwise used in full compliance with all applicable Legal Requirements; and

          (iii) is adequate for the uses to which it is being put.

     (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Disclosure Schedule (the "Leased Premises").
Section 4.6(d) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Verio complete copies of all such leases. The Surviving Corporation will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet and (ii) liens for current taxes not yet due and payable.

     (e) Section 4.6(e) of the Disclosure Schedule identifies all personal property assets that are being leased or licensed to the Company.

     (f) All leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

     (g) The Company's Leased Premises are in a condition adequate for the conduct of the business in the Ordinary Course of Business, and the Company owns, or has a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.

     4.7  Receivables; Major Customers.

     (a) Section 4.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of the aggregate accounts and notes receivable and a list of all other receivables of the Company as of September 30, 1998, categorized by period of aging (30, 60, 90 or 120 or more days), and a detail of the aging of the accounts receivables of each customer of the Company accounting for revenues in 1997 or annualized for 1998 in excess of $10,000.

     (b) All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected):

          (i) represent valid obligations of ongoing customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

          (ii) are current and in the aggregate, will be collected in full (without any counterclaim or setoff), net of reserves, on or before the later of 90 days from the date of invoice or 60 days from the Closing Date.

     (c) The Company has not received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of the Company's revenues may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

     (d) The Company has provided to Verio a copy of each of the Company's two standard forms of customer contract. Customers covered by contracts in forms other than such standard forms or with material deviations from such standard forms do not constitute a material portion of the Company's revenues. The Company has no oral contracts or agreements to provide services.

     4.8  Accounts Payable; Major Suppliers.

     (a) Section 4.8 of the Disclosure Schedule:

          (i) provides an accurate and complete breakdown and aging of the Company's aggregate accounts payable as of September 30, 1998; and

          (ii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement.

     4.9  Proprietary Assets.

     (a) Section 4.9 of the Disclosure Schedule sets forth each registered or material Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with Company's business.

     (b) The Company has taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Section 4.9 of the Disclosure Schedule.

     (c) All current and former consultants of the Company involved in the development of Proprietary Assets have executed an employee or consultant proprietary information and inventions agreement substantially in one of the forms attached as Exhibit C hereto. To the Knowledge of the Company, no such consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of owned by any Company employee, except for inventions, trade secrets or proprietary information identified in Schedule 4.9(c) of the Disclosure Schedule.

     (d) The Company has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company.

     (e) There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

     (f) The Proprietary Assets identified in Section 4.9 of the Disclosure Schedule constitute all of the material Proprietary Assets necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, and the Company owns, or has the right to use, and to license others to use all such Proprietary Assets. Such ownership or right to use, and to license others to use, are, or with respect to patents to the Company's Knowledge are, free and clear of, and without liability under, all claims and right of third parties.

     4.10  Contracts.

     (a) Section 4.10 of the Disclosure Schedule lists each material Company Contract. All material Company Contracts are in writing. The Company has delivered to Verio accurate and complete copies of all material Company Contracts, including all amendments thereto.

     (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms. Neither any Company Contract with any customer of the Company nor any material Company Contract contains any material term or provision that is extraordinary or that is not customarily found in Contracts entered into by comparable Entities.

     (c) The Company is not in default under any Company Contract, and to the Company's Knowledge: (i) no Person acting for the Company has violated or breached, or declared or committed any material default under, any Company Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Company Contract,
(B) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) the Company has not waived any of its rights under any Company Contract.

     (d) The Company has not received any notice that any Person against which the Company has or may acquire any rights under any Company Contract is not solvent and is not able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company.

     (e) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

     (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

     (g) No Person is materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to the Company under any material Company Contract or any other material term or provision of any material Company Contract.

     (h) Schedule 4.10(h) of the Disclosure Schedule identifies and provides an accurate and brief description, as of the date of this Agreement, of each proposed material Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to provide services and is outstanding.

     (i) No party to any material Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any material Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

     (j) The Company has all material Contracts necessary to conduct its business in the manner in which it is being conducted or is proposed to be conducted prior to the Closing.

     4.11  Compliance With Legal Requirements.

     (a) To the Knowledge of the Company, the Company is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

     (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement.

     (c) The Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     4.12  Governmental Authorizations.

     (a) Section 4.12 of the Disclosure Schedule identifies:

          (i) each material Governmental Authorization that is held by the Company, if any; and

          (ii) each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company's employees and is used in connection with the Company's business.

The Company has delivered to Verio accurate and complete copies of all Governmental Authorizations identified in Section 4.12 of the Disclosure Schedule (if any), including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in
Section 4.12 of the Disclosure Schedule (if any) is valid and in full force and effect.

     (b) The Company has all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted or is proposed to be conducted prior to the Closing, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     4.13  Tax Matters.

     (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, or the Company has established adequate reserves therefor (identified as such) in the Financial Statements. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

     (b) Section 4.13(b) of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Company Returns"). All Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to Verio accurate and complete copies of Company Returns filed by the Company.

     (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements, and the Company's liability for unpaid Taxes for all periods or partial periods through the Closing Date will not exceed such accruals, adjusted for operations in the Ordinary Course of Business after the date of the Unaudited Interim Balance Sheet.

     (d) Section 4.13(d) of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Verio accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 28OG or Section 162(m) of the Code.

     (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (h) The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     (i) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

     4.14  Employee and Labor Matters.

     (a) The organization chart included in the Disclosure Schedule is complete and accurate as of the date of this Agreement.

     (b) Schedule 4.14(b) of the Disclosure Schedule contains a list of individuals who are currently performing services for the Company in connection with the development of Proprietary Assets and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

     (c) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company; and Section 4.14(c) of the Disclosure Schedule accurately describes any such benefits.

     (d) The Company is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract. The Company has terminated all employment agreements to which it has been a party or by which it or any of its subsidiaries was bound, and has no obligation to make any additional payments with respect to such terminations, and is not otherwise obligated in any way with respect to such terminations. The Company has delivered to Verio copies of all written agreements relating to such terminations.

     (e) The employment of each of the Company's employees is terminable by the Company at will. The Company has delivered to Verio accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current and former employees of the Company.

     (f) The Company has not received any notice that any key employee of the Company intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any employee.

     (g) To the Knowledge of the Company (but with no investigation), no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) the Company's business or operations.

     (h) To the Company's Knowledge, the Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     4.15  Benefit Plans; ERISA.

     (a) Section 4.15 of the Disclosure Schedule provides a true and complete list of each Current Benefit Plan maintained by the Company and each Past Benefit Plan maintained by the Company. The Company has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to, and does not maintain, sponsor, contribute to or participate in, any Employee Benefit Plan, except for the Company Plans identified in Section 4.15 of the Disclosure Schedule; and the Company has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, whether or not the value of such benefit is includable in the recipient's gross income, as determined in accordance with Section 132 of the Code or other applicable sections, or other material benefit of any nature to any of its employees, except as set forth in Section 4.15 of the Disclosure Schedule.

     (b) No Company Plan:

          (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

          (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA;

          (iii) is or was subject to the minimum funding standards of Section 412 of the Code, Section 4001(a)(3) of ERISA, or Section 302 of ERISA; or

          (iv) is or was a "Multi-employer Plan" as defined in Section 3(37)(A) of ERISA. There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

     (c) The Company has delivered or made available to Verio, with respect to each Current Benefit Plan and, to the extent specifically requested by Verio, each Past Benefit Plan, a current, accurate and complete copy of such Company Plan and all other documents with respect to which the administrator of such plan would be required to provide copies pursuant to Section 104(b)(4) of ERISA including without limitation, to the extent applicable, copies of the most recent (i) IRS determination letter and any outstanding request for a determination letter, (ii) Form 5500 series Annual Return/Report that may have been prepared, in draft or final form, with respect to the Plan Year Ending December 31, 1997, whether or not such form was actually filed with the Internal Revenue Service, (iii) with respect to any pension benefit plan, a comprehensive financial statement of plan assets held in the accompanying trust and statements of financial activity in the individual participant accounts for the Plan Year Ending December 31, 1997, including the fair market value of assets as of December 31, 1997, (iv) attorney's response to auditor's request for information; (v) collective bargaining agreements or other supplemental agreements relating thereto; (vi) letter ruling and any outstanding request for a letter ruling with regard to any aspect of a Company Plan; and (vii) general notification to employees of their rights under Section 4980B(f)(6) of the Code and form of letter(s) distributed upon the occurrence of a qualifying event described in Section 4980B(f)(3) of the Code, in the case of a Company Plan that is a "group health plan" as defined in Section 4980B(g)(2) of the Code.

     (d) Each Current Benefit Plan maintained by the Company is being operated and administered in compliance with the provisions thereof, and each Company Plan maintained by the Company has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan maintained by the Company has been duly accrued and made on a timely basis, including, without limitation, any contribution that is required to satisfy the requirements of Section 401(a) et seq., as well as Sections 401(k) and 401(m) of the Code.

     (e) With respect to each Current Benefit Plan which is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under Section 401(a) of the Code, the Company has received a favorable determination letter as to its qualification under the Code and, to the Company's Knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

     (f) The Company's financial statement(s) reflect all of the Company's employee benefit liabilities in a manner satisfying the requirements set forth in FASB Statement Nos. 87, 106 and 112.

     (g) Each Current Benefit Plan maintained by the Company complies and is being operated and administered in compliance with, and each Company Plan maintained by the Company has at all times complied and been operated and administered in compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Company has never incurred any Liability to the Internal Revenue Service nor any other Governmental Body with respect to any Company Plan maintained by the Company; and no event has occurred, and, to the Company's Knowledge, no condition or circumstance exists, that likely would (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. To the Company's Knowledge, neither the Company nor any Person that is or was an administrator or fiduciary of any Company Plan maintained by the Company, has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or likely would subject the Company to any Liability for breach of any fiduciary duty or any other duty. There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending with respect to any Company Plan, or to the Knowledge of the Company, threatened, and the Company has no Knowledge of any facts which would give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

     (h) Since December 31, 1997, no Company Plan maintained by the Company has been or will be (i) terminated by Company, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder, or (iii) amended in any manner which would materially increase the cost to the Company or Verio or any Person of maintaining such Company Plan.

     (i) With respect to any Company Plan maintained by the Company which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a "Welfare Benefit Plan"): (i) each such Welfare Benefit Plan which is intended to meet the requirement for tax favored treatment under Subchapter B of Chapter 1 of the Code meets all such requirements; (ii) there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code); (iii) each and every Welfare Benefit Plan which is a group health plan (as such term is defined in Section 4980B(g)(2)) complies with, and in each and every case has complied with, the applicable requirements of Code Section 4980B; and (iv) each such Welfare Benefit Plan (including any plan covering former employees of Company) may be amended or terminated by the Company or Verio on or at any time after the Closing Date.

     4.16 Environmental Matters. The Company is and, to the Knowledge of the Company, has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the Closing Date, other than common household and office products in de minimis quantities. To the Knowledge of the Company: (a) there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, (b) there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law, and (c) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.

     4.17  Sale of Products; Performance of Services.

     (a) The Company will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company on or at any time prior to the Closing Date, other than normal warranty claims.

     (b) No customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any services performed by the Company, other than normal warranty claims in the Ordinary Course of Business, the costs of which in the aggregate are not material. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     (c) The Company believes that its quality control program is adequate.

     4.18  Insurance.

     (a) The Company believes that it maintains insurance that it is adequate and customary for like companies. The Company currently has in force the insurances indicated on the insurance certificate attached to Section 4.18 of the Disclosure Schedule.

     (b) Each of the insurance policies carried by the Company is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the Company's business, assets, operations, key employees, services and potential liabilities and comply with all insurance coverage requirements of Company Contracts.

     (c) There is no pending claim under or based upon any of the Company's insurance policies, and to the Company's Knowledge no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     (d) The Company has not received:

          (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the Company's insurance policies or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

          (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the Company's insurance policies; or

          (iii) any indication that the issuer of any of the Company's insurance policies may be unwilling or unable to perform any of its obligations thereunder.

     4.19  Proceedings; Orders.

     (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding:

          (i) that involves the Company or that otherwise relates to or likely would affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

     (b) The Company has delivered to Verio accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.19 of the Disclosure Schedule.

     (c) There is no Order expressly applicable to the Company or any of the assets owned or used by the Company.

     (d) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     (e) There is no Order or, to the Knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the Internet connectivity industry) that, if issued or otherwise put into effect,
(i) likely would have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

     4.20 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's Board of Directors or any committee of the Company's Board of Directors;

     (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject (assuming approval by the shareholders of the Company);

     (c) cause the Company to become subject to, or to become liable for the payment of, any Tax;

     (d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

     (e) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

     (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Company Contracts;

     (g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

     (h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions.

     (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

The Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the date hereof, all such filings, notices and Consents have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the Closing, all of which shall be made, given or obtained within the time required therefor.

     4.21 Brokers. The Company has not agreed or become obligated to pay, or taken any action that likely would result in any Person, other than Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions. Copies of the engagement letters for Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated have been provided to Verio.

     4.22  Full Disclosure.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company or any of the Shareholders not misleading. To the extent any representation or warranty permits omission of items otherwise required to be discussed because they are not material or do not or would not have a material adverse effect on the Company, such omissions in the aggregate will not and do not have a material adverse effect on the Company.

     (b) The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") in connection with its proposed initial public offering (collectively, the "Company S-1"), and has previously furnished or made available to Verio true and complete copies of the Company S-1 (including any exhibits thereto) and will promptly deliver to Verio any other filings by the Company with the SEC filed between the date hereof and the Effective Time (collectively with the Company S-1, the "Company SEC Filings"), and any comments or requests received from the SEC in connection therewith. None of such Company SEC Filings, as of their respective dates (as amended through the date hereof), contained or, with respect to the Company SEC Filings filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the Company SEC Filings filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If applicable, each of the balance sheets (including the related notes) included in the Company SEC Filings fairly presents the consolidated financial position of the Company and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of the Company and its subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved.

     (c) The information relating to the Company and its subsidiaries and the Shareholders to be contained in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.23 Powers of Attorney. The Company has not given a power of attorney to any Person.

     4.24 Securities Law Compliance. The Company has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company prior to the date of this Agreement. The Company has not heretofore granted any other purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

     4.25 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute is applicable to the Company in connection with the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

     4.26 Voting Arrangements. There are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings to which the Company is a party or, to the Knowledge of the Company, to which any other Person is a party, relating to the voting of any shares of the capital stock of the Company, other than the Voting Agreements.

     4.27 Financial Projections. The Company's projections as heretofore provided to Verio have been prepared by the Company based on the Company's good faith estimates (based on reasonable investigation) of the projected financial performance of the Company following the Closing (without reference to any changes to the Company's operating plan, expense structure or sales and marketing that may be instituted by Verio after the Closing) and based on these and other assumptions set forth therein, which assumptions the Company believes are reasonable. The Company has concluded after reasonable investigation that the assumptions and conclusions of the Company's projections constitute reasonable estimates of the Company's performance, but such estimates are no guarantee of actual performance.

     4.28 Ownership of Shares of Verio Common Stock. As of the date hereof, neither Company nor, to its Knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Verio Common Stock, except for shares of Verio Common Stock in the aggregate representing less than 1% of the outstanding shares of Verio Common Stock.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF VERIO AND MERGER SUB

     Except as set forth in the disclosure letter delivered to the Company at or prior to the execution of this Agreement ("Verio Disclosure Schedule"), Verio and Merger Sub represent and warrant to the Company as follows:

     5.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) Verio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party.

     (b) The execution, delivery and performance of each of the Transactional Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of each of Verio and Merger Sub and their respective Boards of Directors.

     (c) Each of the Transactional Agreements to which it is or is to be a party constitutes the legal, valid and binding obligation of Verio and Merger Sub, as the case may be, enforceable against Verio and Merger Sub, as the case may be, in accordance with its terms.

     5.2 Proceedings; Orders. There is no pending Proceeding, and to Verio's Knowledge no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Order that likely would, or, to the Knowledge of Verio, proposed Order that if issued or otherwise put into effect likely would, have an adverse effect on Verio's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Verio or Merger Sub to comply with or perform any covenant or obligation under this Agreement, or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements to which Verio or Merger Sub, as the case may be, is or is to be a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of Verio's or Merger Sub's Certificate or Articles of Incorporation or Bylaws, or (ii) any resolution adopted by Verio's or Merger Sub's stockholders, Verio's or Merger Sub's Board of Directors or any committee of Verio's or Merger Sub's Board of Directors;

     (b) to Verio's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Verio or Merger Sub, or any of the assets owned or used by Verio or Merger Sub, is subject; or

     (c) contravene, conflict with or result in a violation or breach of, or result in a material default under, any of Verio's material agreements for borrowed money, including bond indentures.

     With the exception of the filing of the Agreement of Merger in the State of California and any necessary filings pursuant to federal and state securities and antitrust laws, Verio and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.4 Brokers. Verio has not agreed or become obligated to pay, and has not taken any action that likely would result in any Person, other than Lazard Freres & Co. LLC, claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions. Verio shall be responsible for the payment of such amounts to Lazard Freres & Co. LLC.

     5.5 Financial Capacity. Verio has the capacity and financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements, on the terms and subject to the conditions of this Agreement.

     5.6  Full Disclosure; SEC Reports.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of Verio and Merger Sub not misleading with respect to Verio or Merger Sub. The Registration Statement and the Proxy Statement/Prospectus (to the extent information is provided by Verio) and any amendment thereto do not contain, and will not contain, any untrue statement of a material fact and do not omit, and will not omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (b) As of the date of this Agreement, Verio has provided the Company and the Company's Representatives with full and complete access to all of Verio's records and other documents and data requested by them.

     (c) Verio has filed all reports required to be filed with the SEC pursuant to the Exchange Act since May 12, 1998 (all such reports and amendments thereto, collectively, the "Verio SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all Verio SEC Reports filed with respect to periods beginning after May 12, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Verio SEC Reports filed between the date hereof and the Effective Time. None of such Verio SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Verio SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Verio SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Verio SEC Reports fairly presents the consolidated financial position of Verio and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of Verio and its subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (i) normal year end adjustments which would not in the aggregate be material in amount or effect and
(ii) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

                                   ARTICLE 6

                  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY

     6.1 Access and Investigation. The Company shall ensure that, at all times during the Pre-Closing Period:

     (a) The Company and its Representatives provide Verio and its Representatives with free and complete access, at reasonable times and with reasonable notice from Verio to the Company, to all of the Company's premises and assets, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and to responsible officers and employees of the Company, and the Company and its Representatives provide Verio and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Verio may request in good faith;

     (b) The Company and its Representatives compile and provide Verio and its Representatives with such additional financial, operating and other data and information regarding the Company as Verio may request in good faith; and

     (c) The Company and its Representatives confer regularly (not less than semi-monthly and as Verio may otherwise request) with Verio concerning operational matters and otherwise report regularly (not less than semi-monthly and as Verio may otherwise request) to Verio and discuss with Verio and its Representatives concerning the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects, and promptly notify Verio of any material change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, or any event reasonably likely to lead to any such change.

     6.2 Operation of Business. The Company shall ensure that, during the Pre-Closing Period:

     (a) The Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

     (b) The Company uses its Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

     (c) The Company keeps in full force all insurance policies identified in
Section 4.18 of the Disclosure Schedule;

     (d) The Company immediately notifies Verio in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal;

     (e) The Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except with respect to the repurchase of shares of Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

     (f) The Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Company Common Stock pursuant to option grants to employees made in the ordinary course of business;

     (g) The Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (h) The Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

     (i) The Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

     (j) The Company does not change any of its methods of accounting or accounting practices in any respect;

     (k) The Company does not make any Tax election;

     (l) The Company does not commence any Proceeding;

     (m) The Company does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Liability or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

     (n) The Company pays all debts and Taxes, and pays or performs all other obligations, when due;

     (o) The Company does not transfer to any Person any Proprietary Asset, other than in the Ordinary Course of Business;

     (p) The Company does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

     (q) The Company does not pay, discharge or satisfy, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or which Verio has consented to in writing;

     (r) The Company does not hire any new director level or officer-level employee;

     (s) The Company gives all notices and other information (including any notices and information required based on any instructions of Verio related to post-Closing operations) required prior to the Closing to be given to the employees of the Company and any applicable Governmental Body under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Transactions;

     (t) The Company does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

     (u) Except as otherwise contemplated hereunder, the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

     (v) The Company does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or in any of the other Transactional Agreements.

     6.3  Filings and Consents; Cooperation. The Company shall ensure that:

     (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

     (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Section 4.20 of the Disclosure Schedule), is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

     (c) The Company promptly delivers to Verio a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

     (d) During the Pre-Closing Period, the Company and its Representatives cooperate with Verio and Verio's Representatives, and prepare and make available such documents and take such other actions as Verio may request in good faith, in connection with any filing, notice or Consent that Verio is required or elects to make, give or obtain.

     6.4  Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify Verio in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or any of the other Transactional Agreements;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Verio) and that would cause or constitute a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or any of the other Transactional Agreements if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

          (iii) any Breach of any covenant or obligation of the Company; and

          (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or
     Section 9.2 impossible or unlikely.

     (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.4(a) requires any material change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company shall promptly deliver to Verio an update to the Disclosure Schedule specifying such change (a "Disclosure Schedule Update"); provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Shareholders in this Agreement or any of the other Transactional Agreements, or (ii) determining whether any of the conditions set forth in Article 9 has been satisfied, unless the specific updated information has been consented to by Verio in writing as a waiver of such inaccuracy or determination.

     (c) The Company will promptly update any relevant and material information provided to Verio after the date hereof pursuant to the terms of this Agreement.

     6.5 Payment of Indebtedness by Related Parties. Except as otherwise provided in Section 6.5 of the Disclosure Schedule, the Company shall cause all indebtedness and other Liabilities of each Related Party to the Company to be discharged and paid in full at or prior to the Closing (which may include payment from net cash proceeds received by a Related Party with respect to the conversion of shares of Company Common Stock in the Merger).

     6.6 No Negotiation or Solicitation. The Company shall ensure that neither the Company nor any of the Company's Representatives directly or indirectly, from the date hereof until the earlier of termination of this Agreement or consummation of the Merger, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) consider the merits or engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their Representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) any securities of the Company, or any rights to acquire, or other instruments convertible into, securities of the Company, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) the Company or any subsidiary, or
(x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). The Company will notify Verio orally (within one business day) and in writing (as promptly as practicable) if any such

Acquisition Proposals (including the identity of the persons making such proposals and the terms of such proposals) are received and furnish to Verio a copy of any written proposal relating thereto.

     6.7 Best Efforts. During the Pre-Closing Period, the Company shall use its commercially reasonable Best Efforts to cause the conditions set forth in
Section 9.1 and Section 9.2 to be satisfied on a timely basis and so that the Closing can take place on January 1, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 3.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company or the Shareholders set forth in this Agreement or any of the other Transactional Agreements becoming untrue, or in any of the conditions of Closing set forth in Section 9.1 or Section 9.2 not being satisfied.

     6.8 Confidentiality; Publicity. The Company shall use its commercially reasonable Best Efforts to ensure that, during the Pre-Closing Period:

     (a) the Company and its Representatives keep strictly confidential the existence and terms of this Agreement and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the letter agreement by and between Verio and the Company, dated as of July 15, 1998 (the "Nondisclosure Agreement"); and

     (b) neither the Company nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions;

except in each case to the extent that the Company is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if the Company is required by law to make any such disclosure, the Company advises Verio, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     6.9 FIRPTA Certification. The Company shall furnish to Verio on or within thirty days prior to the Closing Date certification in the form required by Treasury Regulation ss. 1.1445-2(c)(3) that the stock of the Company is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, the Company shall have provided Verio, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Verio to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

     6.10 Proprietary Information and Inventions Agreements. On or prior to Closing, the Company shall enter into Proprietary Information and Inventions Agreements, substantially in the form attached as Exhibit C-1 or C-2 hereto or in such other form as Verio may approve, with all of the Company's employees and consultants, except for such employees and consultants as shall have previously entered into a form of such agreement reasonably acceptable to Verio.

     6.11 Letters of the Company's Auditors. The Company shall use its Best Efforts to cause to be delivered to Verio at or prior to the date two business days prior to the Closing a letter of PricewaterhouseCoopers LLP (the "Company Auditors"), the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Verio, in form and substance reasonably satisfactory to Verio, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "Accounting Comfort Letter"). The Company shall use its Best Efforts to cause to be delivered to Verio an update, dated the Closing Date, of the letter of the Company Auditors described in the preceding sentence.

     6.12 Reports of Company Transaction Expenses. At or prior the date two business days prior to the Closing, the Company shall provide Verio with: (i) final invoices from every law firm, investment banking firm and accounting firm that has provided services to or on behalf of the Company in connection with the Merger or any of the other Transactions, and including the Company's proposed initial public offering; (ii) final statements for any other expenses related to the Merger and the other Transactions, and including the Company's proposed initial public offering, that are includable in Company Transaction Expenses; and (iii) a written representation on behalf of the Company by the Chief Executive Officer of the Company that the foregoing invoices and statements constitute all of the expenses includable in Company Transaction Expenses, which representation shall be included in the Company Closing Certificate. Such sums will be paid by the Company at the Closing.

     6.13  Affiliates.

     (a) The Company shall deliver to Verio a list identifying all Persons ("Affiliates"), if any, who at the time the Merger is submitted for approval to the shareholders of the Company, may be deemed "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its Best Efforts to cause each Affiliate to deliver to Verio, on or prior to December 15, 1998, a written agreement ("Affiliate Agreement"), in the form of Exhibit D hereto.

     (b) The Company shall promptly advise Verio if any Person becomes or ceases to be an Affiliate.

     6.14 Takeover Statutes. If any Takeover Statute shall become applicable to any of the Transactions, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other Transactions may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the Transaction.

     6.15 Bank Accounts. Promptly after the date hereof, the Company will deliver to Verio a written statement which accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

     (a) the name and location of the institution at which such account is maintained;

     (b) the name in which such account is maintained and the account number of such account;

     (c) a description of such account and the purpose for which such account is used;

     (d) the then current balance in such account;

     (e) the rate of interest then being earned on the funds in such account;
and

     (f) the names of all individuals authorized to draw on or make withdrawals from such account.

     6.16 Supplier Information. Promptly following the date hereof, the Company shall provide Verio with a written statement that accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $500,000 from the Company in the fiscal year ended December 31, 1997 or the period from January 1, 1998 to September 30, 1998 (on an annualized basis), other than amounts paid to employees or consultants and described in Section 4.14 of the Disclosure Schedule.

     6.17  Employee Information.

     (a) Promptly following the date hereof, the Company will deliver to Verio a written statement showing, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

          (i) the name of such employee and the date as of which such employee was originally hired by the Company;

          (ii) such employee's title;

          (iii) such employee's annualized compensation as of the date of this Agreement;

          (iv) each Current Benefit Plan in which such employee participates or is eligible to participate; and

          (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

     6.18  Insurance Information.

     (a) Promptly following the Closing, the Company will deliver to Verio a written statement stating, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

          (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

          (ii) whether such policy is a "claims made" or an "occurrences" policy;

          (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

          (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

          (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Such statement shall also identify (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company also shall deliver to Verio accurate and complete copies of all of its insurance policies (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

     6.19 Company Accruals and Reserves. Prior to the Closing Date, the Company shall review and, to the extent determined necessary or advisable and requested in writing by Verio, consistent with GAAP, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of Verio. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 6.19. The parties further agree that no such modifications or changes made at the written request of Verio shall constitute a Breach of any obligation or representation or warranty or covenant of the Company hereunder by virtue of the Company's compliance with such Verio request or by virtue of the Company's making such changes.

     6.20 Termination of Employment Agreements. Prior to or on the Closing Date, the Company shall cause the termination of each of the employment agreements between the Company and each of the Company Specified Officers, in each case in such a manner that the Company will not be required to make any payments or otherwise bear any liability, before or after the Closing, with respect to "excess parachute payments" within the meaning of Section 280G of the Code.

     6.21 Subsidiary and other Equity Interests. During the Pre-Closing Period, the Company shall use its Best Efforts to obtain definitive evidence, consistent with applicable local custom and Legal Requirements, with respect to its ownership interests in the Entities in which the Company holds equity interests, as disclosed in Section 4.1(f) of the Disclosure Schedule.

                                   ARTICLE 7

                     PRE-CLOSING PERIOD COVENANTS OF VERIO

     7.1 Notification. During the Pre-Closing Period, Verio shall promptly notify the Company in writing of:

     (a) the discovery by Verio of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Verio in this Agreement or any of the other Transactional Agreements;

     (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Company) and that would cause or constitute a Breach of any representation or warranty made by Verio or Merger Sub in this Agreement or any of the other Transactional Agreements if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

     (c) any Breach of any covenant or obligation of Verio or Merger Sub; and

     (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or Section 9.3 impossible or unlikely.

     7.2 Best Efforts. During the Pre-Closing Period, Verio shall use its commercially reasonable Best Efforts to cause the conditions set forth in
Section 9.1 and 9.3 to be satisfied on a timely basis and so that the Closing can take place on January 1, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 3.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Verio set forth in this Agreement or in any other Transactional Agreement becoming untrue or in any of the conditions of closing set forth in Section 9.1 or Section 9.3 not being satisfied.

     7.3 Confidentiality; Publicity. Verio shall use its commercially reasonable Best Efforts to ensure that, during the Pre-Closing Period:

     (a) Verio and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Transactions and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the Nondisclosure Agreement; and

     (b) neither Verio nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions;

except, in each case, to the extent that Verio is required by law to make any such disclosure regarding the Transactions or as otherwise agreed by the parties; provided, however, that if Verio is required by law to make any disclosure regarding the Transactions, Verio advises the Company in writing, at least five business days before making such disclosure, if reasonably practical, of the nature and content of the intended disclosure.

     Notwithstanding the foregoing, Verio and the Company shall cooperate to make a joint announcement and issue a press release with respect to the execution of this Agreement at or promptly following the execution hereof.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  Proxy Statement/Prospectus.

     (a) Verio has prepared a document (the "Proxy Statement/Prospectus") to be used as a Proxy Statement with respect to the solicitation by the Company Board of Directors of the vote of the outstanding shares of Company Common Stock and by Verio as part of a Registration Statement on Form S-4 under the Securities Act and as a prospectus with respect to the shares of Verio Common Stock to be issued in connection with the Closing pursuant to Section 3.1. Verio has filed the Proxy Statement/Prospectus with the SEC, and will respond to any comments of the SEC with respect thereto as promptly as reasonably practical. Such document, as filed by Verio under the Securities Act in connection with the registration of the shares of Verio Common Stock to be issued in the Merger, is referred to herein as the "Registration Statement."

     (b) The Company shall cooperate fully, and shall cause the Shareholders to cooperate fully, with Verio in the preparation of the Proxy Statement/Prospectus. In furtherance of the foregoing, the Company shall provide Verio with all information concerning the Company and the holders of its capital stock and shall take such other action as Verio may reasonably request in connection with such document and the issuance of shares of Verio Common Stock.

     (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC such amendment or supplement.

     8.2  Company Shareholder Approval.

     (a) The Company, acting through its Board of Directors, shall, in accordance with the requirements of applicable law and the Company's Articles of Incorporation and Bylaws:

          (i) cause the Proxy Statement/Prospectus to be mailed to the Company shareholders promptly upon the effectiveness thereof and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its shareholders for the purpose of voting to approve and adopt this Agreement and the other Transactional Agreements, to the extent required in accordance with Legal Requirements, and use its Best Efforts to obtain such shareholders' approval; and

          (ii) recommend approval and adoption of this Agreement and the other Transactional Agreements by the shareholders of the Company, to the extent required in accordance with Legal Requirements, which recommendation shall be included in the Proxy Statement/Prospectus.

     (b) If requested by Verio, the Company shall, in addition to calling a meeting of the Company shareholders as provided above, seek the approval and adoption of this Agreement and the other Transactional Agreements by written consent promptly following the effectiveness of the Proxy Statement/Prospectus.

     (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform Verio and will mail to the Company's shareholders such amendment or supplement.

     8.3  Reserved.

     8.4 Nasdaq National Market. Verio shall notify the Nasdaq National Market of the listing of the shares of Verio Common Stock to be issued pursuant to the Merger.

     8.5 Antitrust Laws. Each of the Company and Verio has made all filings and submissions required to be made by it under the HSR Act in connection with the Transactions. Subject to Sections 6.8 and 7.3 hereof, the Company will furnish to Verio, and Verio will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Sections 6.8 and 7.3 hereof, the Company will provide Verio, and Verio will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions, except to the extent that Verio or the Company is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     8.6 Certain Employee Benefit Plans Matters. The Company shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     8.7 Integration Matters. The Company and Verio will work cooperate in good faith to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, including matters relating to acceptable positions with Verio for key management personnel of the Company, and the retention of other Company employees who will remain after the Merger. The Company and Verio will work together to facilitate the development of a plan for the transition to common network and back office systems, to the extent consistent with antitrust laws.

     8.8  Stock Options and Warrants.

     (a) The Company hereby confirms to Verio that:

          (i) all the Company Stock Options under all the Company stock option plans shall carry over and become options to acquire Verio Common Stock; and

          (ii) the Company's Board of Directors shall not cause such options vesting or exercisability to be accelerated unless and except to the extent that such acceleration is automatic under the terms of the applicable agreement.

     (b) As of the Effective Time, all options ("Company Stock Options") and warrants to purchase Company Common Stock, and all securities convertible into Company Common Stock, which are outstanding and not expired as of the Effective Time, shall be assumed by Verio and converted into options or warrants to purchase, or securities convertible into, such shares of Verio Common Stock as the holder thereof would have received in the Merger had such option, warrant or security been exercised or converted prior to the Effective Time (and had the entire Per Share Price for the Company Common Stock resulting from such exercise or conversion been paid in the form of Verio Common Stock based upon a Verio Common Stock price of $16.00), at an aggregate purchase price equal to the aggregate purchase price applicable prior to such conversion; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code to the effect that the number of shares shall be rounded down to the nearest whole share and the exercise price shall be rounded up to the nearest penny. Except as provided above, the converted stock options, warrants or convertible securities, as the case may be, shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the stock options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time.

     (c) No such option, warrant or convertible security shall be converted into a stock option, warrant or convertible security to purchase a partial share of Verio Common Stock.

     (d) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options, warrants or convertible securities.

     (e) Verio agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to the Registration Statement, in order to register the shares of Verio Common Stock issuable upon exercise of the aforesaid converted Company Stock Options.

     8.9 Expenses. Except for adjustments to the Aggregate Transaction Value as provided in Section 3.1 with respect to Excess Company Transaction Expenses, all costs and expenses incurred in connection with this

Agreement and the Transactional Agreements and the transactions contemplated hereby and thereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except as otherwise provided herein or in the Transactional Agreements.

     8.10  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings and to obtain from each natural person who owns of record any shares of the capital stock of any subsidiary of the Company a power of attorney, in form acceptable to Verio and its counsel, appointing one or more representatives of Verio as attorney in fact for such Person, effective as of the Effective Time, for purposes of executing any reports and taking any other actions required to transfer record ownership of such shares to such Entity as Verio shall determine. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Verio and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.

     (b) Verio and the Company each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     (c) For a period of 3 years after the Closing, Verio shall maintain, with respect to claims arising from facts or events which occurred before the Closing, officers' and directors' liability insurance covering the directors and officers of the Company who are currently covered (in their capacities as officers and directors of the Company or any of its subsidiaries) by the Company's existing officers' and directors' liability insurance policy (a copy of which has been provided to Verio), on terms substantially no less advantageous to such officers and directors than such existing insurance; provided, however, that Verio shall not be required to expend an amount per annum to maintain such coverage in excess of 150% of the current annual policy premiums payable by the Company with respect to its directors' and officers' liability insurance coverage. Subject to, and to the extent required by, the preceding sentence, Verio shall continue the Company's current officers' and directors' liability insurance or shall provide such substantially similar insurance as the Company may reasonably agree.

     (d) Verio's Board of Directors shall take all action necessary to cause one person specified by the Company and reasonably acceptable to Verio to be designated to serve on the Board of Directors of Verio effective at the Effective Time. Such designation by the Company shall be made prior to the date of the mailing of the Proxy Statement/Prospectus to the shareholders of the Company. Such designee may be appointed to serve on the Board of Directors of Verio either by means of a stockholder vote or by means of appointment by the Board of Directors to fill any vacancy that may exist in Verio's Board of Directors.

                                   ARTICLE 9

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by both the Company and Verio, in whole or in part):

     (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

     (c) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of the Verio Common Stock to be issued to Company shareholders in connection with the Merger shall have been received.

     (d) The shares of Verio Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

     (e) This Agreement and the Transactions shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of the Company entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

     (f) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

     (g) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Verio or its subsidiaries or the Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Merger.

     9.2 Additional Conditions to Verio's and Merger Sub's Obligation to Consummate the Merger. Verio's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Verio and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Verio, in whole or in part):

     (a) All of the representations and warranties made by the Company and each of the Shareholders in this Agreement and the other Transactional Agreements (considered collectively) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the

Closing Time (without giving effect to any Disclosure Schedule Update) (other than any such inaccuracies resulting from actions taken at the written request of or with the written consent of Verio).

     (b) The Company or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by the Company or any of the Shareholders, as the case may be, pursuant to Section 4.22 and Article 6, except as Verio has otherwise consented in writing.

     (c) Each of the members of the Company's management listed on Schedule 1 shall have executed and delivered to Verio a lock-up letter in the form of Exhibit E hereto.

     (d) Each of the employees of the Company specified on Schedule 2 shall have executed and delivered to Verio a Noncompetition and Nonsolicitation Agreement in the form of Exhibit F hereto, with such changes to Section 3 thereof as may be agreed between each such employee and Verio.

     (e) All of the other covenants and obligations that the Company or any Shareholder is required to comply with or to perform pursuant to this Agreement or any other Transactional Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     (f) Each individual that has executed a Voting Agreement shall have entered into a Registration Rights Agreement with Verio.

     (g) Each of the Consents identified or required to have been identified in
Section 4.20 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company.

     (h) There shall not have been any material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

     (i) In addition to the documents required to be received under this Section 9.2, Verio shall also have received the following documents:

          (i) the opinion letter from Fenwick & West LLP, counsel to the Company, dated the Closing Date, in the form attached as Exhibit H;

          (ii) a certificate (the "Company Closing Certificate"), dated the Closing Date, duly executed by the Company, (1) certifying that (A) each of the representations and warranties made by the Company or any Shareholder in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Company or any Shareholder is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.2 has been satisfied in all respects, and (2) providing the information required by
     Section 6.12;

          (iii) duly executed Affiliate Agreements from each Affiliate of the Company;

          (iv) copies of resolutions of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions;

          (v) good standing certificate for the States of California and Florida;

          (vi) the updated capitalization information for the Company required by Section 4.3(a), certified as true and correct by an executive officer of the Company; and

          (vii) such other documents as Verio may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company or any Shareholder, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in
     Section 9.1 or this Section 9.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     (j) Since the date of this Agreement, there shall not have been commenced or threatened against Verio, or against any Person affiliated with Verio, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or any of the Transactional Agreements or having a material adverse effect on the Company.

     (k) No Person shall have made or threatened any claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with the Merger pursuant to Section 3.1.

     (l) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Verio or any Person affiliated with Verio to suffer any material adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     (m) Each Person (other than Verio and Merger Sub) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     (n) Verio shall have received from the Company the reports of Company Transaction Expenses required to be delivered pursuant to Section 6.12.

     (o) The holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, dissenters' rights.

     (p) Each of the Company's employees and consultants shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit C-1 or C-2 hereto or such other form as shall have been provided to and approved by Verio.

     (q) Each of the employment agreements between the Company and the Company Specified Officers shall have been terminated as required by Section 6.20, and Verio shall be satisfied in its reasonable discretion that there are no Company employee benefit plans, arrangements, agreements or understandings that would, whether upon the closing of the Merger or otherwise in connection with the Merger (including after the passage of time and the taking of any action such as the termination of an employee), constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     (r) Verio, since the date of this Agreement, shall have raised such additional financing, on terms and conditions satisfactory to Verio in its sole discretion, to allow it to fulfill its obligations under this Agreement with respect to the conversion of shares of Company Common Stock as provided in
Section 3.1.

     9.3 Additional Conditions to the Company's Obligation to Consummate the Merger. The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     (a) All of the representations and warranties made by Verio and Merger Sub in this Agreement (considered collectively) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Time.

     (b) The Company shall have received the following documents:

          (i) a certificate (the "Verio Closing Certificate"), dated the Closing Date, duly executed by Verio, certifying that (A) each of the representations and warranties made by Verio and the Merger Sub in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Verio or the Merger Sub is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.3 has been satisfied in all respects; and

          (ii) such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Verio and Merger Sub, (B) evidencing the compliance by Verio and Merger Sub with, or the performance by Verio and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in this Article 9, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

     (c) All of the covenants and obligations that either Verio or Merger Sub is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     (d) Verio shall have executed an delivered a Registration Rights Agreement to each individual that has executed and delivered to Verio a Voting Agreement.

     (e) Subject to the terms and conditions of this Agreement, Verio and Merger Sub shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     (f) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Shareholders to suffer any material adverse consequences under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     (g) There shall not have been any material adverse change in Verio's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement; provided, however, that a decrease in the trading price of Verio Common Stock shall not of itself be considered a material adverse change.

     (h) The person designated by the Company as a member of the Verio Board of Directors pursuant to Section 8.10(d) shall have been appointed to the Verio Board of Directors (if so designated), effective at the Effective Time.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

     (a) by mutual written consent of Verio and the Company;

     (b) by Verio if (i) there is a material Breach of any covenant or obligation of the Company or any of the Shareholders, or (ii) Verio reasonably determines that the timely satisfaction of any condition set forth in Section
9.1 or 9.2 has become impossible or impractical (other than as a result of any failure on the part of Verio to comply with or perform its covenants and obligations under this Agreement);

     (c) by the Company if (i) there is a material Breach of any covenant or obligation of Verio or Merger Sub, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9.1 or 9.3 has become impossible or impractical (other than as a result of any failure on the part of the Company or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

     (d) by Verio if the Closing has not taken place on or before February 28, 1999 (other than as a result of any failure on the part of Verio or Merger Sub to comply with or perform its covenants and obligations under this Agreement);

     (e) by the Company if the Closing has not taken place on or before February 28, 1999 (other than as a result of the failure on the part of the Company or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

     (f) by either Verio or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling; or

     (g) by Verio, upon written notice to the Company, if any approval of the shareholders of the Company required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

     10.2 Termination Procedures. If Verio wishes to terminate this Agreement pursuant to Section 10.1, Verio shall deliver to the Company a written notice stating that Verio is terminating this Agreement and setting forth a brief description of the basis on which Verio is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to Verio a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

     (a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Article 11;

     (b) the Company shall, in all events, remain bound by and continue to be subject to Section 6.8;

     (c) Verio shall, in all events, remain bound by and continue to be subject to Section 7.3; and

     (d) the parties shall, in all events, remain bound by the terms and provisions of the Nondisclosure Agreement.

Notwithstanding the above, both Verio and the Company shall be entitled to announce the termination of this Agreement.

     10.4 Exclusivity of Termination Rights. Except as provided in Section 11.12, the termination rights and obligations provided in this Article 10 shall be deemed to be exclusive. The parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     11.2  Fees and Expenses.

     (a) Subject to the provisions of Article 3, the Company shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of the Company.

     (b) Subject to the provisions of Article 3, Verio shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of Verio.

     11.3 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:

        Best Internet Communications, Inc.
        5050 Blue Lake Drive, Suite 100
        Boca Raton, FL 33431
        Attention: Scott Adams
        Telecopier: (561) 912-2401

     with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention: Jacqueline A. Daunt, Esq.
        Telecopier: (650) 494-1417

     if to Verio or Merger Sub:

        Verio Inc.
        8005 South Chester
        Suite 200
        Englewood, CA 80112
        Attention: Carla Hamre Donelson, Esq.
        Telecopier: (303) 792-3879
     with a copy to:

        Morrison & Foerster LLP
        425 Market Street
        San Francisco, California 94105
        Attention: Gavin Grover, Esq.
        Telecopier: 415-268-7522

     11.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

     11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.8  Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado. Each party to this Agreement:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Denver, Colorado (including each appellate court located in the State of Colorado) in connection with any such legal proceeding;

          (ii) agrees that each state and federal court located in the County of Denver, Colorado shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) The parties agree that if any Proceeding is commenced against the Company, Verio or Merger Sub or any of their respective Representatives by any Person in or before any court or other tribunal anywhere in the world, then such party may proceed against the applicable party in such court or tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any matters alleged therein or any of the circumstances giving rise thereto.

     (d) Nothing contained in Section 11.8(b) or (c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

     (e) Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     11.9 Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Company, the Shareholders, Merger Sub, Verio, and the respective successors and assigns (if any) of the foregoing. Verio and Merger Sub may freely assign any or all of their respective rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     11.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, and not in limitation of any remedies available under applicable law, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

     (a) in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party or parties shall be entitled (in addition to any other remedy that may be available to it under the Agreement) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

     (b) neither Verio, on the one hand, nor the Shareholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     11.11  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Verio and the Company.

     11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.15 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     11.16 No Survival. The representations and warranties contained herein shall terminate and be of no further force and effect from and after the Closing. Notwithstanding anything herein to the contrary, the agreements contained in Article 2, Article 3, Sections 8.8, 8.10(a), 8.10(c), and 8.10(d) and Article 11 shall survive the Effective Time.

     11.17 Investigation. The respective representations and warranties of the parties hereto contained herein or in the certificates or other reports delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     11.18 Original Merger Agreement Superseded. Pursuant to Section 11.12 of the Original Merger Agreement, the parties hereto hereby amend and restate the Original Merger Agreement to read in its entirety as set forth in this Agreement, such that as of the date hereof the Original Merger Agreement is entirely replaced and superseded by this Agreement.

     11.19  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     IN WITNESS WHEREOF, each of Verio, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            VERIO INC.

                                            By:  /s/ CARLA HAMRE DONELSON
                                              ----------------------------------
                                              Name: Carla Hamre Donelson
                                              Title:  Vice President and General
                                                Counsel

                                            PURPLE ACQUISITION, INC.

                                            By:  /s/ CARLA HAMRE DONELSON
                                              ----------------------------------
                                              Name: Carla Hamre Donelson
                                              Title:  President

                                            BEST INTERNET COMMUNICATIONS, INC.

                                            By:    /s/ ARTHUR L. CAHOON
                                              ----------------------------------
                                              Name: Arthur L. Cahoon
                                              Title:  Chief Executive Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACCOUNTING COMFORT LETTER. "Accounting Comfort Letter" shall have the meaning specified in Section 6.11 of the Agreement.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall have the meaning specified in Section 6.6 of the Agreement.

     AFFILIATE. "Affiliate" shall have the meaning specified in Section 6.13(a) of the Agreement.

     AFFILIATE AGREEMENT. "Affiliate Agreement" shall have the meaning specified in Section 6.13(a) of the Agreement.

     AGGREGATE TRANSACTION VALUE. "Aggregate Transaction Value" shall have the meaning specified in Section 3.1(b) of the Agreement.

     AGREEMENT. "Agreement" shall mean the Amended and Restated Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all Exhibits), as it may be amended from time to time.

     AGREEMENT OF MERGER. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person under the agreement or arrangement in question or under this Agreement, the other Transactional Agreements and the Transactions.

     BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERTIFICATES. "Certificates" shall have the meaning specified in Section 3.1(a) of the Agreement.

     CGCL. "CGCL" shall have the meaning specified in Section 1.1 of the Agreement.

     CLOSING. "Closing" shall have the meaning specified in Section 3.7 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.7 of the Agreement.

     CODE. "Code" shall have the meaning specified in the Recitals of the Agreement.

     COMMON STOCK EXCHANGE RATIO. "Common Stock Exchange Ratio" shall have the meaning specified in Section 3.1(b) of the Agreement.

     COMPANY. The "Company" shall have the meaning specified in the first paragraph of the Agreement and shall include, unless the context clearly indicates otherwise, all subsidiaries of the Company.

     COMPANY AUDITORS. "Company Auditors" shall have the meaning specified in
Section 6.11 of the Agreement.

     COMPANY CAPITALIZATION NUMBER. "Company Capitalization Number" shall have the meaning specified in Section 3.1(b) of the Agreement.

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 9.2 of the Agreement.

     COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract:

          (a) to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     COMPANY PLAN. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 4.13(b) of the Agreement.

     COMPANY S-1. "Company S-1" shall have the meaning specified in Section 4.22(b) of the Agreement.

     COMPANY SEC FILINGS. "Company SEC Filings" shall have the meaning specified in Section 4.22(b) of the Agreement.

     COMPANY SPECIFIED OFFICERS. "Company Specified Officers" shall mean the Company's executive officers as indicated in the Company S-1 filed prior to the date hereof.

     COMPANY STOCK OPTIONS. "Company Stock Options" shall have the meaning specified in Section 8.8 of the Agreement.

     COMPANY TRANSACTION EXPENSES. "Company Transaction Expenses" shall have the meaning specified in Section 3.1 of the Agreement.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

          (b) in which the Company participates;

          (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

     DAMAGES. "Damages" shall mean the amount of any loss, damage, injury, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Section 4 of the Agreement.

     DISCLOSURE SCHEDULE UPDATE. "Disclosure Schedule Update" shall have the meaning specified in Section 6.4(b) of the Agreement.

     DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in
Section 3.9 of the Agreement.

     EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     EXCESS COMPANY TRANSACTION EXPENSES. "Excess Company Transaction Expenses" shall have the meaning specified in Section 3.1(b) of the Agreement.

     EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT. "Exchange Agent" shall have the meaning specified in
Section 3.3(a) of the Agreement.

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multinational organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sec.sec..sec.sec. 2011 et seq.

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     LEASED PREMISES. "Leased Premises" shall have the meaning specified in
Section 4.6(d) of the Agreement.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MERGER. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

     MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     NONCOMPETE AGREEMENT. "Noncompete Agreement" shall mean a Noncompetition and Solicitation Agreement substantially in the form of Exhibit F to the Agreement.

     NONDISCLOSURE AGREEMENT. "Nondisclosure Agreement" shall have the meaning specified in Section 6.8(a) of the Agreement.

     ORDER. "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

          (b) such action is taken in accordance with such party's customary business practices;

          (c) such action is not required to be authorized by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company's business.

     ORIGINAL MERGER AGREEMENT. "Original Merger Agreement" shall have the meaning specified in the Recitals to the Agreement.

     OUTSTANDING SHARES NUMBER. "Outstanding Shares Number" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PAST BENEFIT PLAN. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

          (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

          (b) in which the Company or any ERISA Affiliate has ever participated;

          (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

     PER SHARE CASH AMOUNT. "Per Share Cash Amount" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PER SHARE PRICE. "Per Share Price" shall have the meaning specified in
Section 3.1(b) of the Agreement.

     PER SHARE STOCK AMOUNT. "Per Share Stock Amount" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall mean an agreement substantially in the form of Exhibit C to the Agreement.

     PROXY STATEMENT/PROSPECTUS. "Proxy Statement/Prospectus" shall have the meaning specified in Section 8.1(a) of the Agreement.

     REGISTRATION RIGHTS AGREEMENT. "Registration Rights Agreement" shall mean a Registration Rights Agreement in the form of Exhibit G to the Agreement.

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 8.1 of the Agreement.

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

          (a) each individual who is, or who has at any time been, an officer of the Company;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above;

          (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

     REQUISITE REGULATORY APPROVALS. "Requisite Regulatory Approvals" shall have the meaning specified in Section 9.1 of the Agreement.

     SEC. "SEC" shall have the meaning specified in Section 4.22(b) of the Agreement.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHAREHOLDER. "Shareholder" shall mean a holder of shares of the Company's capital stock.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     TAKEOVER STATUTE. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

          (a) the Agreement;

          (b) the Company Closing Certificate;

          (c) the Proprietary Information and Inventions Agreements between the Company and its employees and consultants;

          (d) the Noncompete Agreements;

          (e) the Voting Agreements;

          (f) the Affiliate Agreements;

          (g) the Registration Rights Agreement;

          (h) the Lock-Up Letters; and

          (i) the Agreement of Merger.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Verio, the Shareholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.

     VERIO. "Verio" shall have the meaning specified in the first paragraph of the Agreement.

     VERIO COMMON STOCK. "Verio Common Stock" shall have the meaning specified in Section 3.1 of the Agreement.

     VERIO SEC REPORTS. "Verio SEC Reports" shall have the meaning specified in
Section 5.6 of the Agreement.

     VOTING AGREEMENTS. "Voting Agreements" shall have the meaning specified in the Recitals to the Agreement.

     WELFARE BENEFIT PLAN. "Welfare Benefit Plan" shall have the meaning specified in Section 4.15(i) of the Agreement.

                                                                      APPENDIX B

                      THIS PROXY IS SOLICITED ON BEHALF OF
          THE BOARD OF DIRECTORS OF BEST INTERNET COMMUNICATIONS, INC.
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 29, 1998



     The undersigned shareholder of Best Internet Communications, Inc., a California corporation (the "Company"), hereby (i) acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus ("Proxy Statement/Prospectus"), each dated December 16, 1998, and (ii) appoints David S. Buzby and James R. Zarley, or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company to be held on December 29, 1998 at 11 A.M. Pacific Time, at its corporate offices located at 401 Third Street, San Francisco, California 94107, and at any adjournment or adjournments thereof, and to vote all shares (the "Shares") of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL SET FORTH BELOW, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.


     Proposal: To approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of November 17, 1998, by and among Verio Inc., a Delaware corporation ("Verio"), Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Verio ("Merger Sub"), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving company.


------ FOR ------ AGAINST ------ ABSTAIN

     This proxy also grants to the proxies the authority to vote the Shares in their discretion on any other matters as may properly come before the Special Meeting.

                                            DATED: , 1998

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature

                                            This Proxy should be marked, dated
                                            and signed by the shareholder(s)
                                            exactly as his or her name appears
                                            hereon, and returned promptly in the
                                            enclosed envelope. Persons signing
                                            in a fiduciary capacity should so
                                            indicate. If shares are held by
                                            joint tenants or as community
                                            property, both should sign.

                                                                      APPENDIX C

                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]
November 20, 1998

Board of Directors
Best Internet Communications, Inc.
345 East Middlefield Road
Mountain View, CA 94043

Dear Sirs:

     Best Internet Communications, Inc., a California corporation ("BIC"), Verio Inc., a Delaware corporation ("Verio") and Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Verio (the "Merger Sub"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of November 17, 1998 (the "Agreement"). Pursuant to the Agreement, the Merger Sub would be merged with and into BIC (the "Merger"), and each share of common stock of BIC issued and outstanding immediately prior to the effective time of the proposed Merger (the "Effective Time") will be converted into the right to receive (i) that number of shares of common stock of Verio as equals the Common Stock Exchange Ratio (as such term is defined in the Agreement) and
(ii) that amount of cash as equals the Per Share Cash Amount (as such term is defined in the Agreement, the right to receive the applicable number of shares of common stock of Verio and cash into which each share of common stock of BIC is to be converted being the "Merger Consideration"). We have assumed, with your consent, that the Merger will qualify for purchase accounting treatment and will be treated as a sale of common stock of BIC by BIC shareholders to Verio in exchange for the Merger Consideration. You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of common stock of BIC. The terms and conditions of the proposed Merger are set out more fully in the Agreement.

     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of BIC in connection with the transaction described above and will receive a fee for our services. In addition, BT Alex. Brown has also served as the lead-managing underwriter in BIC's proposed initial public offering that constituted an alternative to the Merger. BT Alex. Brown regularly publishes research reports regarding the internet service provider industry and the businesses and securities of publicly owned companies in the internet service provider industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of Verio for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Verio.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning BIC and certain internal analyses and other information furnished to us by BIC. We have also held discussions with the members of the senior management of BIC regarding the business and prospects of BIC. In addition, we have (i) compared certain financial information for BIC with similar information for companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations, (iii) reviewed a draft of the Agreement dated November 17, 1998 and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of BIC, we have assumed that such information reflects the best currently available judgements and estimates of the management of BIC as to the likely future financial performance of BIC. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of BIC or Verio, nor have we been furnished with any such evaluations or appraisals. We have assumed with your consent for purposes of our analysis that the value of the common stock of Verio to be received in the proposed Merger is equal to the closing trading price of the common stock of Verio as of November 19, 1998, and we express no opinion or view on the value of the common stock of Verio. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter and on the information noted above available to us as of the date hereof. We do not express any opinion as to the price at which the shares of common stock of Verio that are to be issued pursuant to the proposed Merger will be traded in the future. In addition, we express no opinion as to the fair market value of common stock of BIC as of any particular date. It should be understood that, although subsequent developments may affect this opinion, we assume no obligation to update, revise or reaffirm this opinion. In rendering this opinion, we have assumed that the proposed Merger will be consummated substantially on the terms described in the Agreement, without any waiver of any material terms or conditions by any party thereto. We have also assumed that the proposed Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have assumed with your consent that Excess Company Transaction Expenses (as defined in the Agreement) are $175,212.

     We have been retained by the Board of Directors of BIC as financial advisor in connection with the Merger and for the purpose of rendering this opinion. A portion of our fee is due and payable upon delivery of this opinion and the remaining portion of our fee is due and payable upon the consummation of the proposed Merger.

     Our advisory services and the opinion expressed herein were prepared solely for the use of the Board of Directors of BIC and this opinion is not intended to be and does not constitute a recommendation to any stockholder of BIC as to how such stockholder should vote on the proposed Merger. This opinion does not address the relative merits of the proposed Merger and any other transactions or business strategies discussed by the Board of Directors of BIC as alternatives to the proposed Merger, or the underlying business decision of the Board of Directors of BIC to proceed with the proposed Merger. We are not requested to, and did not, solicit offers or indications of interest from third parties to acquire BIC. This opinion may not be published or otherwise used or referred to, nor shall any public reference to BT Alex. Brown be made, without our prior written consent. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed to the shareholders of BIC in connection with the approval of the proposed Merger and to any description of, or reference to, this opinion therein in a form and substance acceptable to us and our legal counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration to be received by the holders of common stock of BIC pursuant to the Agreement is fair, from a financial point of view, to the holders of common stock of BIC.

                                            Very truly yours,

                                            /s/ BT ALEX. BROWN INCORPORATED

                                                                      APPENDIX D

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

     SECTION 1300. SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE; "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e)or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     SECTION 1301. NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL; DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     SECTION 1302. STAMPING OR ENDORSING DISSENTING SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     SECTION 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST THEREON; WHEN PRICE TO BE PAID

     (d) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (e) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     SECTION 1304. ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (f) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (g) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (h) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     SECTION 1305. DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT; DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

     (i) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (j) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (k) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (l) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (m) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     SECTION 1306. PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR MARKET VALUE; EFFECT

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     SECTION 1307. DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     SECTION 1308. RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     SECTION 1309. WHEN DISSENTING SHARES LOSE THEIR STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (n) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (o) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (p) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (q) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     SECTION 1310. SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     SECTION 1311. SHARES TO WHICH CHAPTER INAPPLICABLE

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     SECTION 1312. ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS OF SHAREHOLDERS; BURDEN OF PROOF

     (r) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (s) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (t) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Eight of the Certificate of Incorporation of the Registrant eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Registrant to the fullest extent permitted by the DGCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

     See also the undertakings set out in response to Item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        2.1++            -- Amended and Restated Agreement and Plan of Merger, dated as of November 17, 1998 (the "Merger Agreement"), by and
                            among the Registrant, Purple Acquisition, Inc., and Best
                            Internet Communications, Inc.
                         The schedules and exhibits to the Merger Agreement include
                         (i) the Disclosure Schedules, which contain exceptions to
                         representations and warranties made by Best in the Merger
                         Agreement and certain other information, and (ii) other
                         forms of agreements that are referred to in the Merger
                         Agreement. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission
                         upon request.
        3.1**            -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
        3.2**            -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
        3.3**            -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
        3.4**            -- Bylaws of the Registrant
        4.1***           -- Form of Old 1997 Note.
        4.2***           -- Form of New 1997 Note.
        4.3***           -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
        4.4**            -- 1997 Indenture (See Exhibit 10.1).
        4.5**            -- 1997 Notes Registration Rights Agreement (See Exhibit
                            10.4).
        4.6***           -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial 1997 Notes Purchasers"), and
                            the Registrant.
        4.7***           -- Form of Old March 1998 Note.
        4.8***           -- Form of New March 1998 Note.
        4.9**            -- March 1998 Indenture (See Exhibit 10.23).
        4.10**           -- March 1998 Notes Registration Rights Agreement (See
                            Exhibit 10.24).
        4.11***          -- Purchase Agreement, dated as of March 19, 1998, by and
                            among Salomon Brothers Inc., Lazard Freres & Co. LLC,
                            Chase Securities, Inc., and BancBoston Securities Inc.
                            (collectively, the "Initial March 1998 Notes
                            Purchasers"), and the Registrant.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        4.12++           -- Purchase Agreement, dated as of November 20, 1998, by and among Salomon Smith Barney Inc., Credit Suisse First
                            Boston Corporation, Donaldson, Lufkin & Jenrette
                            Securities Corporation and First Union Capital Markets
                            (collectively, the "Initial November 1998 Notes
                            Purchasers"), and the Registrant.
        4.13++           -- November 1998 Indenture (See Exhibit 10.34).
        4.14++           -- November 1998 Notes Registration Rights Agreement (See
                            Exhibit 10.35).
        5.1++            -- Opinion of Morrison & Foerster LLP together with consent.
       10.1**            -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
       10.2**            -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
       10.3**            -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial 1997 Notes
                            Purchasers.
       10.4**            -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial 1997 Notes
                            Purchasers.
       10.5**            -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
       10.6**            -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.
       10.7**            -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
       10.8**            -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
       10.9**            -- The Registrant's 1996 Stock Option Plan, as amended.
       10.10**           -- The Registrant's 1997 California Stock Option Plan, as
                            amended.
       10.11**           -- The Registration's 1998 Employee Stock Purchase Plan, as
                            amended.
       10.12**           -- The Registrant's 1998 Stock Incentive Plan, as amended.
       10.13**           -- Form of Compensation Protection Agreement between the
                            Registrant and each of its officers.
       10.14**           -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
       10.15**           -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
       10.16**           -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.
       10.17**           -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
       10.18**           -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
       10.19**+          -- Lateral Exchange Networks Interconnection Agreement,
                            dated as of February 3, 1997, by and between the
                            Registrant and Sprint Communications Company L.P.
                            ("Sprint").
       10.20**+          -- Cover Agreement, dated September 30, 1996, by and between the Registrant and Sprint.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.21**+          -- Amendment One to Cover Agreement, dated November 7, 1996, by and between the Registrant and Sprint.
       10.22**+          -- Amendment Two to Cover Agreement, dated March 2, 1998, by and between the Registrant and Sprint.
       10.23**           -- Indenture, dated as of March 25, 1998, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
       10.24**           -- Registration Rights Agreement, dated as of March 25,
                            1998, by and among the Registrant, and the Initial March
                            1998 Notes Purchasers.
       10.25**+          -- Capacity and Services Agreement, dated as of March 31,
                            1998, by and among the Registrant and Qwest
                            Communications Corporation.
       10.26**           -- Credit Agreement, dated as of April 6, 1998, by and among the Registrant, The Chase Manhattan Bank (as
                            administrative agent) and Fleet National Bank (as
                            documentation agent).
       10.27**           -- Stock Purchase and Master Strategic Relationship
                            Agreement, dated as of April 7, 1998, by and among the
                            Registrant and Nippon Telegraph and Telephone Corporation
                            ("NTT"), a Japanese corporation.
       10.28**+          -- Investment Agreement, dated as of April 7, 1998, by and among the Registrant and NTT.
       10.29**+          -- Outside Service Provider Agreement, dated as of April 7,
                            1998, by and among the Registrant and NTT America, Inc.
       10.30**+          -- Master Services Agreement, dated as of June 13, 1997, by and between the Registrant and MCI Telecommunications
                            Corporation ("MCI").
       10.31**+          -- MCI Domestic (US) Public Interconnection Agreement dated as of June 12, 1997, by and between the Registrant and
                            MCI, as amended.
       10.32**           -- The Registrant's 1998 Non-Employee Director Stock
                            Incentive Plan.
       10.33*+           -- Interconnection Agreement, effective as of April 1, 1998 by and between the Registrant and UUNET Technologies,
                            Inc.
       10.34++           -- Indenture, dated as of November 25, 1998, by and among
                            the Registrant and U.S. Bank Trust National Association
                            (as trustee).
       10.35++           -- Registration Rights Agreement, dated as of November 25,
                            1998, by and among the Registrant and the Initial
                            November 1998 Notes Purchasers.
       11.1              -- Not applicable.
       21.1**            -- List of Subsidiaries of the Registrant.
       23.1              -- Consent of KPMG Peat Marwick LLP (Denver).
       23.2              -- Consent of KPMG Peat Marwick LLP (Seattle).
       23.3              -- Consent of PricewaterhouseCoopers LLP.
       23.4              -- Consent of DeMeo, Young, McGrath & Company, P.A.
       23.5++            -- Consent of Morrison & Foerster LLP (contained in Exhibit
                            5.1)
       24.1++            -- Power of Attorney.
       25.1***           -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
       27.1****          -- Financial Data Schedule.
       99.1++            -- Consent of Person to Become a Director
       99.2++            -- Consent of BT Alex. Brown Incorporated.


---------------

* Incorporated by reference from the Registrant's quarterly report on Form 10-Q filed with the Commission on August 13, 1998.

** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1198, as amended.

*** Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration Statement No. 333-47497) filed with the Commission on March 6, 1998, as amended.

**** Incorporated by reference from the Registrant's quarterly report on Form
     10-Q filed with the Commission on November 16, 1998.

  + Document for which confidential treatment has been requested.

 ++ Previously filed.

FINANCIAL STATEMENTS AND SCHEDULE:

  Financial Statements:

     Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

  Financial Statement Schedules:

             SCHEDULE NO.                           DESCRIPTION
             ------------                           -----------
                  II                     Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (e) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (f) The undersigned Registrant hereby undertakes:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado, on December 16, 1998.


                                            VERIO INC.

                                            By:  /s/ CARLA HAMRE DONELSON
                                              ----------------------------------
                                                     Carla Hamre Donelson
                                               Vice President, General Counsel
                                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                                              TITLE                         DATE
---------                                                              -----                         ----

               /s/ STEVEN C. HALSTEDT*                 Chairman of the Board                   December 16, 1998
-----------------------------------------------------
                 Steven C. Halstedt

               /s/ JUSTIN L. JASCHKE*                  Chief Executive Officer and Director    December 16, 1998
-----------------------------------------------------
                  Justin L. Jaschke

               /s/ HERBERT R. HRIBAR*                  President and Chief Operating Officer   December 16, 1998
-----------------------------------------------------
                  Herbert R. Hribar

                 /s/ JAMES C. ALLEN*                   Director                                December 16, 1998
-----------------------------------------------------
                   James C. Allen

                /s/ TRYGVE E. MYHREN*                  Director                                December 16, 1998
-----------------------------------------------------
                  Trygve E. Myhren

                 /s/ PAUL J. SALEM*                    Director                                December 16, 1998
-----------------------------------------------------
                    Paul J. Salem

               /s/ STEVEN W. SCHOVEE*                  Director                                December 16, 1998
-----------------------------------------------------
                  Steven W. Schovee

              /s/ GEORGE J. STILL, JR.*                Director                                December 16, 1998
-----------------------------------------------------
                George J. Still, Jr.

                  /s/ YUKIMASA ITO*                    Director                                December 16, 1998
-----------------------------------------------------
                    Yukimasa Ito

              /s/ PETER B. FRITZINGER*                 Chief Financial Officer                 December 16, 1998
-----------------------------------------------------  (Principal Accounting Officer)
                 Peter B. Fritzinger

            *By: /s/ CARLA HAMRE DONELSON
  -------------------------------------------------
                Carla Hamre Donelson
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        2.1++            -- Amended and Restated Agreement and Plan of Merger, dated as of November 17, 1998 (the "Merger Agreement"), by and
                            among the Registrant, Purple Acquisition, Inc., and Best
                            Internet Communications, Inc.
                         The schedules and exhibits to the Merger Agreement include
                         (i) the Disclosure Schedules, which contain exceptions to
                         representations and warranties made by Best in the Merger
                         Agreement and certain other information, and (ii) other
                         forms of agreements that are referred to in the Merger
                         Agreement. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission
                         upon request.
        3.1**            -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
        3.2**            -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
        3.3**            -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
        3.4**            -- Bylaws of the Registrant
        4.1***           -- Form of Old 1997 Note.
        4.2***           -- Form of New 1997 Note.
        4.3***           -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
        4.4**            -- 1997 Indenture (See Exhibit 10.1).
        4.5**            -- 1997 Notes Registration Rights Agreement (See Exhibit
                            10.4).
        4.6***           -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial 1997 Notes Purchasers"), and
                            the Registrant.
        4.7***           -- Form of Old March 1998 Note.
        4.8***           -- Form of New March 1998 Note.
        4.9**            -- March 1998 Indenture (See Exhibit 10.23).
        4.10**           -- March 1998 Notes Registration Rights Agreement (See
                            Exhibit 10.24).
        4.11***          -- Purchase Agreement, dated as of March 19, 1998, by and
                            among Salomon Brothers Inc., Lazard Freres & Co. LLC,
                            Chase Securities, Inc., and BancBoston Securities Inc.
                            (collectively, the "Initial March 1998 Notes
                            Purchasers"), and the Registrant.
        4.12++           -- Purchase Agreement, dated as of November 20, 1998, by and among Salomon Smith Barney Inc., Credit Suisse First
                            Boston Corporation, Donaldson, Lufkin & Jenrette
                            Securities Corporation and First Union Capital Markets
                            (collectively, the "Initial November 1998 Notes
                            Purchasers"), and the Registrant.
        4.13++           -- November 1998 Indenture (See Exhibit 10.34).
        4.14++           -- November 1998 Notes Registration Rights Agreement (See
                            Exhibit 10.35).
        5.1++            -- Opinion of Morrison & Foerster LLP together with consent.
       10.1**            -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
       10.2**            -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
       10.3**            -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial 1997 Notes
                            Purchasers.
       10.4**            -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial 1997 Notes
                            Purchasers.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.5**            -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
       10.6**            -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.
       10.7**            -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
       10.8**            -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
       10.9**            -- The Registrant's 1996 Stock Option Plan, as amended.
       10.10**           -- The Registrant's 1997 California Stock Option Plan, as
                            amended.
       10.11**           -- The Registration's 1998 Employee Stock Purchase Plan, as
                            amended.
       10.12**           -- The Registrant's 1998 Stock Incentive Plan, as amended.
       10.13**           -- Form of Compensation Protection Agreement between the
                            Registrant and each of its officers.
       10.14**           -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
       10.15**           -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
       10.16**           -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.
       10.17**           -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
       10.18**           -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
       10.19**+          -- Lateral Exchange Networks Interconnection Agreement,
                            dated as of February 3, 1997, by and between the
                            Registrant and Sprint Communications Company L.P.
                            ("Sprint").
       10.20**+          -- Cover Agreement, dated September 30, 1996, by and between the Registrant and Sprint.
       10.21**+          -- Amendment One to Cover Agreement, dated November 7, 1996, by and between the Registrant and Sprint.
       10.22**+          -- Amendment Two to Cover Agreement, dated March 2, 1998, by and between the Registrant and Sprint.
       10.23**           -- Indenture, dated as of March 25, 1998, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
       10.24**           -- Registration Rights Agreement, dated as of March 25,
                            1998, by and among the Registrant, and the Initial March
                            1998 Notes Purchasers.
       10.25**+          -- Capacity and Services Agreement, dated as of March 31,
                            1998, by and among the Registrant and Qwest
                            Communications Corporation.
       10.26**           -- Credit Agreement, dated as of April 6, 1998, by and among the Registrant, The Chase Manhattan Bank (as
                            administrative agent) and Fleet National Bank (as
                            documentation agent).
       10.27**           -- Stock Purchase and Master Strategic Relationship
                            Agreement, dated as of April 7, 1998, by and among the
                            Registrant and Nippon Telegraph and Telephone Corporation
                            ("NTT"), a Japanese corporation.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
       10.28**+          -- Investment Agreement, dated as of April 7, 1998, by and among the Registrant and NTT.
       10.29**+          -- Outside Service Provider Agreement, dated as of April 7,
                            1998, by and among the Registrant and NTT America, Inc.
       10.30**+          -- Master Services Agreement, dated as of June 13, 1997, by and between the Registrant and MCI Telecommunications
                            Corporation ("MCI").
       10.31**+          -- MCI Domestic (US) Public Interconnection Agreement dated as of June 12, 1997, by and between the Registrant and
                            MCI, as amended.
       10.32**           -- The Registrant's 1998 Non-Employee Director Stock
                            Incentive Plan.
       10.33*+           -- Interconnection Agreement, effective as of April 1, 1998 by and between the Registrant and UUNET Technologies,
                            Inc.
       10.34++           -- Indenture, dated as of November 25, 1998, by and among
                            the Registrant and U.S. Bank Trust National Association
                            (as trustee).
       10.35++           -- Registration Rights Agreement, dated as of November 25,
                            1998, by and among the Registrant and the Initial
                            November 1998 Notes Purchasers.
       11.1              -- Not applicable.
       21.1**            -- List of Subsidiaries of the Registrant.
       23.1              -- Consent of KPMG Peat Marwick LLP (Denver).
       23.2              -- Consent of KPMG Peat Marwick LLP (Seattle).
       23.3              -- Consent of PricewaterhouseCoopers LLP.
       23.4              -- Consent of DeMeo, Young, McGrath & Company, P.A.
       23.5++            -- Consent of Morrison & Foerster LLP (contained in Exhibit
                            5.1)
       24.1++            -- Power of Attorney.
       25.1***           -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
       27.1****          -- Financial Data Schedule.
       99.1++            -- Consent of Person to Become a Director
       99.2++            -- Consent of BT Alex. Brown Incorporated.


---------------

* Incorporated by reference from the Registrant's quarterly report on Form 10-Q filed with the Commission on August 13, 1998.

** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1198, as amended.

*** Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration Statement No. 333-47497) filed with the Commission on March 6, 1998, as amended.

**** Incorporated by reference from the Registrant's quarterly report on Form
     10-Q filed with the Commission on November 16, 1998.

  + Document for which confidential treatment has been requested.

 ++ Previously filed.